                                                       Rule 424(b)(3) Prospectus
                                                       File No. 333-05365


                            UTAH FEDERAL SAVINGS BANK

                                November 13, 1996

Dear Shareholder:

         You are cordially invited to attend a special meeting of shareholders of Utah Federal Savings Bank ("Utah Federal") to be held on November 26, 1996 at 10:00 a.m., local time, at the corporate headquarters of Utah Federal located at 2279 Washington Boulevard, Ogden, Utah.

         At this meeting you will be asked to consider and vote upon the following proposal:

                  To approve the Agreement for Merger (the "Merger Agreement") dated as of February 29, 1996, as amended as of September 10, 1996, among Washington Mutual, Inc. ("Washington Mutual"), Washington Mutual Bank fsb ("WMBfsb") and Utah Federal, pursuant to which Utah Federal will merge with and into WMBfsb (the "Merger").

         As a result of the Merger, Utah Federal shareholders will receive $107.04 per share, subject to adjustment as described in the accompanying Proxy Statement/Prospectus, such consideration to be paid in newly issued shares of Washington Mutual common stock.

         As we notified you on July 23, 1996, the Utah Federal shareholder meeting originally scheduled for July 31, 1996 was delayed because of Washington Mutual's announcement of the execution of an agreement to merge with Keystone Holdings, Inc. ("Keystone Holdings"), the parent corporation of American Savings Bank, F.A. American Savings Bank, F.A. is a California-based savings bank with over $20 billion in assets at June 30, 1996. In connection with the merger with Keystone Holdings, and certain related transactions, Washington Mutual will issue approximately 48,000,000 shares of Washington Mutual common stock. Because of the magnitude of the Keystone Holdings transaction, the enclosed Proxy Statement/Prospectus has been revised to include information regarding Keystone Holdings and the terms of the Keystone Holdings transaction.

         As of the date of this Proxy Statement/Prospectus, one shareholder of Utah Federal beneficially owns 134,609 shares of Utah Federal common stock, representing approximately 94.8 percent of the outstanding shares of Utah Federal common stock, and has indicated that he will vote in favor of the Merger.

         THE UTAH FEDERAL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT PURSUANT TO WHICH THE MERGER WILL OCCUR.

         Details of the proposed Merger and other important information concerning Utah Federal, Washington Mutual and Keystone Holdings appear in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

         Whether or not you plan to attend this special meeting, please complete, sign and date the accompanying green proxy and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the special meeting. If you attend the special meeting, you may vote in person even if you have previously returned your proxy. Your prompt attention will be greatly appreciated.

Sincerely,


Ernest J. Miller                         Michael R. Garrett
Chairman of the Board                    President and Chief Executive Officer

                            UTAH FEDERAL SAVINGS BANK


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 26, 1996

TO THE SHAREHOLDERS OF UTAH FEDERAL SAVINGS BANK:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Utah Federal Savings Bank, a federal savings bank ("Utah Federal"), will be held on November 26, 1996 at 10:00 a.m., local time, at the corporate headquarters of Utah Federal located at 2279 Washington Boulevard, Ogden, Utah, for the following purpose:

         To approve the Agreement for Merger (the "Merger Agreement") dated as of February 29, 1996, as amended as of September 10, 1996, among Washington Mutual, Inc. ("Washington Mutual"), Washington Mutual Bank fsb ("WMBfsb") and Utah Federal, pursuant to which Utah Federal will merge with and into WMBfsb (the "Merger").

         The Merger Agreement is attached to and described in the enclosed Proxy Statement/Prospectus.

         Only shareholders of record at the close of business on October 28, 1996 are entitled to notice of and to vote at the special meeting. If there are not sufficient votes to approve the foregoing proposal at the time of the special meeting, the special meeting may be adjourned or postponed.
         All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed green proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the special meeting. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy.

               SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                               WITH THEIR PROXIES.



                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         Georgia S. Goodell, Secretary

Ogden, Utah
November 13, 1996

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF UTAH FEDERAL COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED, AND IN ORDER TO ENSURE A QUORUM, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY.

          PROXY STATEMENT                                    PROSPECTUS
                 OF                                              OF
     UTAH FEDERAL SAVINGS BANK                         WASHINGTON MUTUAL, INC.

  SPECIAL MEETING OF SHAREHOLDERS                           COMMON STOCK
  TO BE HELD ON NOVEMBER 26, 1996                          (NO PAR VALUE)

     This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $10.00 per share ("Utah Federal Common Stock"), of Utah Federal Savings Bank, a federal savings bank ("Utah Federal"), in connection with the solicitation of proxies by the Board of Directors of Utah Federal for use at a special meeting of shareholders to be held on November 26, 1996, at 10:00 a.m., local time, at the corporate headquarters of Utah
Federal located at 2279 Washington Blvd., Ogden, Utah, and at any adjournments or postponements thereof (the "Special Meeting").

     At the Special Meeting, the holders of Utah Federal Common Stock will consider and vote upon a proposal to approve the Agreement for Merger (the "Merger Agreement") dated as of February 29, 1996, and amended as of September 10, 1996, by and among Washington Mutual, Inc., a Washington corporation ("Washington Mutual"), Washington Mutual Bank fsb, a federal savings bank and a wholly-owned subsidiary of Washington Mutual ("WMBfsb"), and Utah Federal, pursuant to which Utah Federal will merge with and into WMBfsb (the "Merger"). A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A. As more fully described herein, pursuant to the Merger Agreement, Utah Federal will merge with and into WMBfsb and all of the outstanding shares of Utah Federal Common Stock held by each holder thereof immediately before the effective time of the Merger will be converted into the right to receive $107.04 per share, subject to adjustment as described herein ("Merger Consideration"), to be paid in newly issued shares of common stock, no par value per share, of Washington Mutual ("Washington Mutual Common Stock"). Utah Federal currently anticipates that, pursuant to the Merger Agreement, the Merger Consideration may be decreased by up to $0.35 per share. If Utah Federal's transaction fees in connection with the Merger are higher than currently anticipated, the Merger Consideration will be subject to further downward adjustment and, if the reduction exceeds the anticipated maximum, Utah Federal will resolicit its shareholders with respect to approval of the Merger Agreement. The Merger Consideration may be subject to further adjustment in other circumstances. See "THE MERGER -- General" and "THE MERGER AGREEMENT -- Expenses."

     As described in further detail elsewhere herein, Washington Mutual has entered in to an Agreement for Merger ("Keystone Merger Agreement") dated July 21, 1996, among Washington Mutual, Keystone Holdings Partners, L.P. ("KHP"), Keystone Holdings, Inc. ("Keystone Holdings"), American Savings Bank, F.A. ("ASB") and other affiliates of Keystone Holdings. Pursuant to the Keystone Merger Agreement and certain other related agreements (collectively, the "Keystone Transaction"), Washington Mutual will merge with Keystone Holdings and the direct and indirect subsidiaries of Keystone Holdings, including ASB, will become wholly-owned subsidiaries of Washington Mutual. Integral components of the Keystone Transaction are certain agreements, which provide for (i) Washington Mutual's acquisition of certain warrants representing the right to purchase shares of the parent company of ASB (the "Warrants"); and (ii) granting certain registration rights to recipients of Washington Mutual Common Stock in the Keystone Transaction. In connection with the Keystone Transaction, Washington Mutual will issue 47,883,333 shares of Washington Mutual Common Stock as follows: 25,883,333 shares to KHP, the sole shareholder of Keystone Holdings, for immediate distribution to its general and limited partners (the "Investors"); 14,000,000 shares to the FSLIC Resolution Fund (the "FRF"), the holder of the Warrants; and 8,000,000 shares to an escrow for the benefit of KHP and the FRF.

     Consummation of the Keystone Transaction is conditioned on the approval of the holders of Washington Mutual Common Stock, regulatory approvals and other conditions customary in a transaction of this nature. There can be no assurance that the Keystone Transaction will be consummated.

        On September 9, 1996, Washington Mutual continued its expansion into the Utah market by announcing its agreement to acquire United Western Financial Group, Inc. of Salt Lake City ("United Western") and its United Savings Bank, Uniwest Service Corporation and Western Mortgage Loan subsidiaries for $80.3 million in cash. The acquisition is subject to regulatory and shareholder approvals and certain other conditions. There can be no assurances when or if the United Western acquisition will be consummated.

     As of the date of this Proxy Statement/Prospectus, Ernest J. Miller, a Director and Chairman of the Board of Utah Federal, beneficially owns 134,609 shares of Utah Federal Common Stock, representing approximately 94.8 percent of the outstanding shares of Utah Federal Common Stock, and has indicated that he will vote in favor of the Merger.

         This Proxy Statement/Prospectus also constitutes a Prospectus of Washington Mutual with respect to the shares of Washington Mutual Common Stock to be issued in the Merger. The outstanding shares of Washington Mutual Common Stock are quoted on the National Market tier of The Nasdaq Stock Market. The last reported sale price of Washington Mutual Common Stock on The Nasdaq Stock Market on October 31, 1996, was $42.25 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Utah Federal on or about November 13, 1996.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER 13, 1996.

                              AVAILABLE INFORMATION

         Washington Mutual is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Washington Mutual with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center (13th Floor), New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. In addition, material filed by Washington Mutual can be inspected at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street, N.W., Washington, D.C. 20006.

         Utah Federal was subject to the informational requirements of the Exchange Act from September 23, 1992 to June 30, 1995, and in accordance therewith filed reports, proxy statements and other information with the Office of Thrift Supervision ("OTS"). The reports, proxy statements and other information filed by Utah Federal with the OTS can be inspected at the Office of Thrift Supervision, Information Services Division, 1700 G Street, N.W., Washington, D.C. 20552.

         Washington Mutual has filed a Registration Statement on Form S-4 (together with any exhibits, amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Washington Mutual Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


         No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Utah Federal, Washington Mutual or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to or from whom it is not lawful to make any such offer or solicitation in such jurisdiction.

         Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Utah Federal or Washington Mutual since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

         All information contained in this Proxy Statement/Prospectus relating to Washington Mutual and Keystone Holdings has been supplied by Washington Mutual and all information herein relating to Utah Federal has been supplied by Utah Federal.

                           PROXY STATEMENT/PROSPECTUS
                                TABLE OF CONTENTS

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                                                                                                  ----

AVAILABLE INFORMATION..............................................................................  2

SUMMARY ...........................................................................................  6
        The Participants...........................................................................  6
        The Special Meeting........................................................................  7
        The Merger.................................................................................  7
        The Merger Agreement....................................................................... 10
        Comparative Rights of Shareholders......................................................... 10
        Management and Operations of Washington Mutual and WMBfsb After the Merger................. 11
        Resales of Washington Mutual Common Stock.................................................. 11

MARKET PRICES AND DIVIDENDS........................................................................ 13

SELECTED HISTORICAL FINANCIAL DATA................................................................. 14
        Summary Consolidated Financial Data of Washington Mutual................................... 14
        Summary Consolidated Financial Data of Keystone Holdings................................... 17
        Summary Consolidated Financial Data of Utah Federal........................................ 19
        Summary Historical and Pro Forma Combined Financial Data for Washington Mutual and
               Keystone Holdings................................................................... 21

COMPARATIVE PER SHARE DATA......................................................................... 24

THE SPECIAL MEETING................................................................................ 26
        General.................................................................................... 26
        Matters To Be Considered at the Special Meeting............................................ 26
        Record Date and Voting..................................................................... 26
        Quorum; Votes Required..................................................................... 26
        Voting and Revocation of Proxies........................................................... 26
        Solicitation of Proxies.................................................................... 27

THE MERGER......................................................................................... 27
        General.................................................................................... 27
        Background of the Merger................................................................... 28
        Reasons for the Merger; Recommendation of the Utah Federal Board........................... 30
        Opinion of Financial Advisor............................................................... 31
        Risk Factors Related to the Keystone Transaction and Keystone Holdings..................... 33
        Significant Shareholders................................................................... 34
        Interests of Certain Persons in the Merger................................................. 35
        Affiliate Letters.......................................................................... 36
        Regulatory Approvals....................................................................... 36
        Federal Income Tax Consequences............................................................ 36
        Accounting Treatment....................................................................... 42
        Dissenters' Rights......................................................................... 38
        Resales of Washington Mutual Common Stock by Utah Federal Shareholders..................... 39

THE MERGER AGREEMENT............................................................................... 39
        Effective Date and Time of the Merger...................................................... 39
        Conditions to the Merger................................................................... 39
        Business of Utah Federal Pending the Merger................................................ 40


                                      3

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
        Waiver and Amendment....................................................................... 41
        Termination................................................................................ 41
        Break-Up Fees.............................................................................. 42
        Stock Option Agreement..................................................................... 43
        Exchange of Stock Certificates............................................................. 43
        Effect on Employee Benefit Plans and Stock Plans........................................... 44
        Expenses................................................................................... 45
        Post-Merger Dividend Policy................................................................ 45

COMPARATIVE RIGHTS OF SHAREHOLDERS................................................................. 46
        Authorized Capital......................................................................... 46
        Voting Rights.............................................................................. 46
        Liquidation Rights......................................................................... 47
        Dividend Rights............................................................................ 47
        Board of Directors......................................................................... 47
        Amendments of Articles and Bylaws.......................................................... 48
        Anti-Takeover Provisions................................................................... 48
        Limitation of Directors' Liability; Indemnification........................................ 50
        Washington Mutual Shareholder Rights Plan.................................................. 51

CERTAIN DIFFERENCES BETWEEN WASHINGTON CORPORATE LAW AND OTS
        REGULATIONS................................................................................ 51
        Right to Call Special Meetings of Shareholders............................................. 51
        Provisions Affecting Control Share Acquisitions and Business Combinations.................. 52
        Transactions With Officers or Directors.................................................... 52
        Dissenters' Rights......................................................................... 52

INFORMATION CONCERNING UTAH FEDERAL................................................................ 53
        Business................................................................................... 53
        Supervision and Regulation................................................................. 59
        Management's Discussion and Analysis of Financial Condition and Results of Operations...... 63
        Beneficial Ownership of Utah Federal Common Stock.......................................... 68

INFORMATION CONCERNING WASHINGTON MUTUAL........................................................... 69
        General.................................................................................... 69
        The Reorganization......................................................................... 70
        Washington Mutual's Operating Subsidiaries................................................. 70
        Lending Activities......................................................................... 71
        Asset Quality.............................................................................. 74
        Provision for Loan Losses and Reserve for Loan Losses...................................... 75
        Other Investments.......................................................................... 76
        Sources of Funds........................................................................... 77
        Asset and Liability Management............................................................. 79
        Business Combinations...................................................................... 79
        Employees.................................................................................. 80
        Taxation................................................................................... 80
        Environmental Regulation................................................................... 81
        Regulation and Supervision................................................................. 81
        Competitive Environment.................................................................... 87

MARKET FOR WASHINGTON MUTUAL'S COMMON STOCK AND RELATED SECURITY
        HOLDER MATTERS............................................................................. 88
        Description of Washington Mutual Capital Stock............................................. 88
        Market Prices and Dividends................................................................ 89
        Principal Holders of Preferred Stock....................................................... 90


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
        Security Ownership of Directors and Executive Officers.....................................   91
        Dividend Policy............................................................................   92

SELECTED FINANCIAL DATA OF WASHINGTON MUTUAL.......................................................   94

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF
        OPERATIONS OF WASHINGTON MUTUAL FOR THE YEAR ENDED DECEMBER 31,
        1995.......................................................................................   95

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
        OF OPERATIONS OF WASHINGTON MUTUAL FOR THE SIX MONTHS ENDED JUNE 30,
        1996.......................................................................................  116

MANAGEMENT OF WASHINGTON MUTUAL....................................................................  124
        Principal Officers.........................................................................  124
        Directors..................................................................................  125
        Information Regarding the Board of Directors and Its Committees............................  126
        Compensation of Directors..................................................................  127
        Summary Compensation Table.................................................................  127
        Grants of Stock Options in 1995............................................................  129
        Aggregated Option Exercises in 1995 and Year-End Option Values.............................  130
        Cash Balance Pension Plan..................................................................  130
        Related Party Transactions.................................................................  130
        Employment, Termination and Change of Control Agreements...................................  131

LEGAL MATTERS......................................................................................  131

INDEPENDENT AUDITORS...............................................................................  131

OTHER MATTERS......................................................................................  131

AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995
RESTATED TO GIVE CONSIDERATION TO WASHINGTON MUTUAL'S MERGER TRANSACTION
WITH WESTERN BANK..................................................................................  133
        Independent Auditors' Report...............................................................  134
        Consolidated Statements of Income..........................................................  135
        Consolidated Statements of Financial Position..............................................  136
        Consolidated Statements of Stockholders' Equity............................................  137
        Consolidated Statements of Cash Flows......................................................  138
        Supplemental Disclosures Related to the Consolidated Statements of Cash Flows..............  139
        Notes to Financial Statements..............................................................  140

UNAUDITED FINANCIAL STATEMENTS OF WASHINGTON MUTUAL FOR THE SIX MONTHS
        ENDED JUNE 30, 1996........................................................................  182
        Consolidated Statements of Income (unaudited)..............................................  183
        Consolidated Statements of Financial Position (unaudited)..................................  184
        Consolidated Statements of Stockholders' Equity (unaudited)................................  185
        Consolidated Statements of Cash Flow (unaudited)...........................................  186
        Supplemental Disclosures Related to the Consolidated Statements of Cash Flows (unaudited)..  187
        Notes to Consolidated Financial Statements.................................................  188
APPENDIX A:         Agreement for Merger (including Plan of Merger)................................  A-1
APPENDIX B:         Opinion of Columbia Financial Advisors.........................................  B-1
APPENDIX C:         Stock Option Agreement.........................................................  C-1
APPENDIX D:         OTS Dissenter and Appraisal Rights Regulation (12 CFRSection 552.14)...........  D-1
APPENDIX E:         Financial Statements of Utah Federal Savings Bank..............................  E-1
APPENDIX F:         Information Concerning the Keystone Transaction and Keystone Holdings..........  F-1

                                     SUMMARY


         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the Appendices hereto. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the Appendices hereto. Shareholders are urged to read this Proxy
Statement/Prospectus and the Appendices hereto in their entirety.


THE PARTICIPANTS

         WASHINGTON MUTUAL. Washington Mutual is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal subsidiaries of Washington Mutual include its banking subsidiaries, WMBfsb and Washington Mutual Bank ("WMB"), and its insurance subsidiary, WM Life Insurance Co. ("WM Life"). Financial services of Washington Mutual include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans (primarily multi-family residential property loans) and, more recently, certain commercial banking activities. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

         As of June 30, 1996, Washington Mutual operated a total of 297 financial centers and 23 loan centers in Washington, Oregon, Idaho, Utah and Montana. At June 30, 1996, Washington Mutual had total consolidated assets of $22.3 billion, total deposits of $11.0 billion and stockholders' equity of $1.6 billion. The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington 98101, and its telephone number is (206) 461-2000.


         WMBFSB. WMBfsb, a wholly-owned subsidiary of Washington Mutual, is a federal savings bank, formed in 1994 to participate in a supervisory acquisition of certain branches of a federal savings bank from the Resolution Trust Corporation. WMBfsb's principal business includes the traditional savings association activity of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. At June 30, 1996, WMBfsb had assets of $811.5 million and operated 25 financial centers, of which 16 are in Utah, six are in Idaho, two are in Montana and one is in Oregon, and operated one loan center in Idaho and one in Utah. WMBfsb's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The principal executive office of WMBfsb is located in the Washington Mutual Tower, 1201 Third Avenue, Seattle, Washington.

         For additional information concerning Washington Mutual and WMBfsb, see "INFORMATION CONCERNING WASHINGTON MUTUAL" and "AVAILABLE INFORMATION."


         KEYSTONE HOLDINGS. Keystone Holdings, a Texas corporation, is a holding company whose principal operating subsidiary is ASB, a California-based federally chartered savings bank. As of June 30, 1996, Keystone Holdings had consolidated assets of $20.5 billion, deposits of $12.7 billion and stockholder's equity of $550.4 million. The principal business of ASB consists of attracting funds in the form of retail deposits through its branches and obtaining funds through borrowings, and investing those funds in single-family mortgage loans. ASB is one of the largest originators of single-family adjustable-rate mortgages ("ARMs") in California. ASB also originates a smaller volume of multi-family residential loans (the majority of which are secured by properties with 36 or fewer units) and loans secured by mobile home parks, which are classified as commercial mortgage loans. In addition, ASB owns subsidiary service corporations that engage in securities and insurance brokerage.

         On July 22, 1996, Washington Mutual announced the signing of the Keystone Merger Agreement. See "APPENDIX F: INFORMATION CONCERNING THE KEYSTONE TRANSACTION AND KEYSTONE HOLDINGS" for further detailed information regarding the Keystone Transaction and Keystone Holdings.

         UTAH FEDERAL. Utah Federal was formed as a federal savings bank in 1937. Utah Federal provides the traditional savings association activities of accepting deposits from the public, and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Utah Federal operates five branches in Utah, two of which are located in Ogden, and one branch in each of Brigham City, Logan and Roy, and two loan production offices in Utah, located in Layton and St. George. At June 30, 1996, Utah Federal had total assets of $122.3 million, total deposits of $108.7 million and shareholders' equity of $11.4 million. The principal executive office of Utah Federal is located at 2279 Washington Blvd., Ogden, Utah and its telephone number is (801) 621-0100.

         For additional information concerning Utah Federal, see "INFORMATION CONCERNING UTAH FEDERAL" and "APPENDIX E: FINANCIAL STATEMENTS OF UTAH FEDERAL."

THE SPECIAL MEETING

         TIME, DATE AND PLACE. The Special Meeting will be held at 10:00 a.m., local time, on November 26, 1996, at the corporate headquarters of Utah Federal located at 2279 Washington Blvd., Ogden, Utah.

         MATTERS TO BE CONSIDERED. At the Special Meeting, shareholders of Utah Federal will be asked to consider and vote upon a proposal to approve the Merger Agreement and to transact such other business as may properly come before the Special Meeting. See "THE SPECIAL MEETING -- Matters to be Considered at the Special Meeting."

     RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM. The Board of Directors of Utah Federal (the "Utah Federal Board") has fixed the close of business on October 28, 1996 as the record date (the "Record Date") for the determination of the holders of Utah Federal Common Stock ("Utah Federal Shareholders") entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, 142,000 shares of Utah Federal Common Stock were outstanding and eligible to be voted at the Special Meeting. Each share of Utah Federal Common Stock will be entitled to one vote on each matter to be acted upon or that may properly come before the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Utah Federal Common Stock is required for a quorum. See "THE SPECIAL MEETING -- Record Date and Voting" and "-- Quorum; Votes Required."

         VOTES REQUIRED. The affirmative vote of the holders of two-thirds of the shares of Utah Federal Common Stock outstanding on the Record Date is required to approve the Merger Agreement. Accordingly, a failure to submit a proxy (or to vote in person at the Special Meeting) or an abstention by a Utah Federal Shareholder or a broker non-vote, which is an indication by a broker that it does not have discretionary authority to vote on a particular matter, will have the same effect as a "NO" vote with respect to the vote on the Merger. As of the date of this Proxy Statement/Prospectus, Mr. Miller, a Director and Chairman of the Board of Utah Federal, beneficially owns 134,609 shares of Utah Federal Common Stock, representing approximately 94.8 percent of the outstanding shares of Utah Federal Common Stock, and has indicated that he will vote in favor of the Merger. See "THE SPECIAL MEETING -- Record Date and Voting" and "-- Quorum; Votes Required."

THE MERGER

         GENERAL. The Merger Agreement provides for the merger of Utah Federal with and into WMBfsb, with WMBfsb as the surviving entity. The separate existence of Utah Federal will cease upon the effectiveness of the Merger. The Articles of Incorporation and Bylaws of WMBfsb will continue to be the Articles of Incorporation and Bylaws of the surviving entity after the completion of the Merger and the WMBfsb Board of Directors will continue to be the Board of Directors of the surviving entity after the completion of the Merger. Upon consummation of the Merger, all shares of Utah Federal Common Stock will automatically be canceled and retired and will cease to exist. Each holder of a certificate representing any shares of Utah Federal Common Stock will cease to have any rights with respect thereto, except the right to receive shares of Washington Mutual Common Stock to be issued upon the surrender of such certificate, without interest, as described below, or the right of dissenting Utah Federal Shareholders to receive fair value for their shares of Utah Federal Common Stock, under certain circumstances. See "THE MERGER -- Dissenters' Rights."

         At the effective date of the Merger (the "Effective Date"), each outstanding share of Utah Federal Common Stock will be converted into the right to receive $107.04 per share, subject to adjustments as described herein, to be paid in newly issued shares of Washington Mutual Common Stock, as described in "THE MERGER -- General." Pursuant to the Merger Agreement, if the amount of all costs and expenses of third parties paid or owed by Utah Federal in connection with the Merger Agreement and the consummation of the Merger exceed $200,000, then the Merger Consideration will be reduced by the amount of such excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Date. Utah Federal currently expects that its transaction fees will not exceed $200,000 but under certain circumstances may be as high as $250,000, which would result in a downward adjustment to the Merger Consideration of up to $0.35 per share. If the actual transaction fees are higher than $250,000 resulting in further downward adjustment to the Merger Consideration, Utah Federal will resolicit its shareholders with respect to approval of the Merger Agreement. The Merger Consideration may be subject to further adjustment in other circumstances. See "THE MERGER -- General" and "THE MERGER AGREEMENT -- Expenses."

         The per share value of Washington Mutual Common Stock for purposes of determining the number of shares of Washington Mutual Common Stock to be received in the Merger will be based upon the arithmetic average of the closing prices of Washington Mutual Common Stock on The Nasdaq Stock Market for the ten trading days immediately preceding the third trading day before the Effective Date (the "Average Price"). The exchange ratio for determining the number of shares of Washington Mutual Common Stock to be issued for each share of Utah Federal Common Stock (the "Exchange Ratio") will be the Merger Consideration divided by the Average Price.

         No certificates for fractional shares of Washington Mutual Common Stock will be issued as a result of the Merger. Instead, each Utah Federal Shareholder otherwise entitled to a fractional share will receive cash in lieu of such fractional share in an amount equal to the fraction multiplied by the Average Price.

         RECOMMENDATION OF THE UTAH FEDERAL BOARD; REASONS FOR THE MERGER. The Utah Federal Board has carefully considered the terms of the Merger Agreement, has approved it as being in the best interests of Utah Federal and the Utah Federal Shareholders, and unanimously recommends that Utah Federal Shareholders vote FOR the proposal to approve the Merger Agreement.

         The recommendation of the Utah Federal Board is based upon a number of factors, including the terms of the Merger Agreement, the benefits expected to result from the combination of Utah Federal and WMBfsb, information concerning the financial condition, results of operations and prospects of WMBfsb and Utah Federal on a stand-alone and combined basis, the Utah Federal Board's view of the relative merits of other opportunities presented to the Utah Federal Board or that the Utah Federal Board believed would be available, including the possibility of remaining independent, the ability of Utah Federal Shareholders to convert their Utah Federal Common Stock into publicly traded shares of Washington Mutual Common Stock and the fairness opinion of Columbia Financial Advisors ("CFA") as financial advisor to Utah Federal. See "THE MERGER -- Background of and Reasons for the Merger" and "-- Opinion of Financial Advisor."

         The Utah Federal Board believes that the Merger would provide Utah Federal Shareholders with the opportunity to receive a premium over the price per share of Utah Federal Common Stock at which individual trades have occurred in the recent past and to participate as Washington Mutual shareholders, on a tax-deferred basis, in the expanded opportunities made possible by the Merger. The Utah Federal Board also believes that the Merger would result in a combined entity that is capable of competing more effectively with larger financial institutions that have exerted increasing competitive pressure on Utah Federal.

         OPINION OF FINANCIAL ADVISOR. CFA has served as financial advisor to the Utah Federal Board, and has delivered its written opinions, dated as of February 21, 1996, July 1, 1996 and updated as of the date of this Proxy Statement/Prospectus (the "CFA Opinion"), to the Utah Federal Board that the Merger Consideration to be received by Utah Federal Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. Utah Federal has agreed to pay CFA a fee for its services. See "THE MERGER -- Opinion of Financial Advisor." The full text of the CFA Opinion, which sets forth the assumptions made, matters considered and limits on its review, is attached hereto as Appendix B. Utah Federal Shareholders are urged to read the CFA Opinion in its entirety.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of Utah Federal's management and the Utah Federal Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Utah Federal generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, severance payments, employee benefit plans, and certain other benefits, including the agreement of Mr. Garrett to accept an offer of employment with WMBfsb as a mortgage production manager and vice president upon consummation of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Effect on Employee Benefit Plans and Stock Plans."

         AFFILIATE LETTERS. As of the Record Date, Utah Federal directors and executive officers beneficially owned an aggregate of 137,919 shares of Utah Federal Common Stock or approximately 97.13 percent of the shares of Utah Federal Common Stock outstanding on such date. All of such Utah Federal directors and executive officers have entered into letter agreements with Washington Mutual and WMBfsb (the "Affiliate Letters") pursuant to which, among other things, each such person agreed to vote all shares of Utah Federal Common Stock held by them in favor of the Merger. Accordingly, holders of approximately
97.13 percent of the shares of Utah Federal Common Stock outstanding on the Record Date have committed to voting in favor of the proposal to approve the Merger Agreement. The Affiliate Letters are intended to preserve treatment of the Merger as a pooling-of-interests for accounting purposes and to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may discourage competing offers to acquire Utah Federal. See "THE MERGER -- Affiliate Letters."

         REGULATORY APPROVALS. The Merger is subject to the prior approval of the OTS, which approval was granted on July 18, 1996. See "THE MERGER -- Regulatory Approvals."

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by Utah Federal Shareholders who receive Washington Mutual Common Stock in exchange for their Utah Federal Common Stock. Cash received by Utah Federal Shareholders in the Merger will be wholly or partially taxed. Consummation of the Merger is conditioned upon receipt by Washington Mutual and Utah Federal of an opinion of counsel to Washington Mutual to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. For a further discussion of the federal income tax consequences of the Merger, see "THE MERGER -- Federal Income Tax Consequences."

         Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each Utah Federal Shareholder and other factors, each holder of Utah Federal Common Stock is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Merger (including the effect of state and local income and other tax laws).

         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling-of-interests of Washington Mutual and Utah Federal under generally accepted accounting principles. It is Washington Mutual's intention not to restate financial statements and other financial information for periods prior to the Merger to include the assets and liabilities and results of operations of Utah Federal if the Merger is consummated because the transaction will not be material to Washington Mutual. See "THE MERGER -- Accounting Treatment" and "-- General."

         DISSENTERS' RIGHTS. Pursuant to the provisions of regulations promulgated by the OTS set forth at 12 C.F.R. Section 552.14 (the "Dissenter and Appraisal Rights Regulation"), holders of the Utah Federal Common Stock entitled to vote on approval of the Merger and the Merger Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive the fair value of such holders' shares of Utah Federal Common Stock in cash. SEE "THE MERGER -- Dissenters' Rights" and the text of the Dissenter and Appraisal Rights Regulation attached to this Proxy Statement/Prospectus as Appendix D.

THE MERGER AGREEMENT

         EFFECTIVE DATE AND TIME OF THE MERGER. The Merger will become effective at the time (the "Effective Time") of the occurrence of the endorsement of the articles of combination by the OTS, or at such later time after such endorsement as is specified by the OTS on the endorsement of articles of combination. See "THE MERGER AGREEMENT -- Effective Date and Time of the Merger."

         CONDITIONS TO THE MERGER. The respective obligations of Utah Federal and Washington Mutual to consummate the Merger are subject to certain conditions, including the receipt of regulatory approval, approval of the Merger Agreement by the Utah Federal Shareholders, the receipt of a tax opinion and certain other conditions customary in a transaction of this nature. See "THE MERGER AGREEMENT -- Conditions to the Merger" and "THE MERGER -- Regulatory Approvals."

         BREAK-UP FEES. To compensate Utah Federal for certain costs incurred in anticipation of the Merger and to induce Utah Federal to forego initiating discussions with other potential acquirors, Washington Mutual has agreed to pay to Utah Federal $200,000 if Washington Mutual terminates the Merger Agreement under certain circumstances. To compensate Washington Mutual for certain costs incurred in anticipation of the Merger and to induce it to forego initiating discussions regarding other potential acquisitions, Utah Federal has agreed to pay to Washington Mutual $200,000 if Utah Federal terminates the Merger Agreement under certain circumstances. See "THE MERGER AGREEMENT -- Break-Up Fees."

         TERMINATION. The Merger Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time, either before or after its approval by the Utah Federal Shareholders, by either party if, among other reasons, the Merger has not become effective by December 31, 1996, unless the failure of such occurrence is due to the failure of the party seeking termination to perform its respective covenants and agreements under the Merger Agreement. See "THE MERGER AGREEMENT -- Termination."

         STOCK OPTION AGREEMENT. As a condition to Washington Mutual entering into the Merger Agreement, Utah Federal and Washington Mutual also entered into a stock option agreement (the "Stock Option Agreement"), pursuant to which Utah Federal granted Washington Mutual an option (the "Option") to purchase up to 35,278 authorized and unissued shares of Utah Federal Common Stock (which if issued would represent approximately 19.9 percent of the total issued and outstanding shares of Utah Federal Common Stock) at an exercise price of $75.61 per share, which was the per share book value of the Utah Federal
Common Stock as of December 31, 1995. The Option is exercisable only upon the occurrence of certain events (none of which has occurred as of the date hereof), including without limitation Utah Federal pursuing an acquisition with an entity other than Washington Mutual. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement and may discourage offers by other parties to acquire Utah Federal. A copy of the Stock Option Agreement is attached to this Proxy Statement/Prospectus as Appendix C. See "THE MERGER AGREEMENT -- Stock Option Agreement."

         EXCHANGE OF STOCK CERTIFICATES. Promptly after consummation of the Merger, an agreed-upon escrow agent (the "Exchange Agent") will mail instructions to each Utah Federal Shareholder concerning the proper method of surrendering certificates formerly representing Utah Federal Common Stock in exchange for the Merger Consideration. UTAH FEDERAL SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME. See "THE MERGER AGREEMENT -- Exchange of Stock Certificates."

COMPARATIVE RIGHTS OF SHAREHOLDERS

         Washington Mutual is a Washington corporation organized under the Washington Business Corporations Act, RCW Chapter 23B ("WBCA"). Utah Federal is a federal savings bank operating under OTS regulations. The rights of Utah Federal Shareholders are governed by federal law, OTS regulations and Utah Federal's Stock Charter and Bylaws. As a federally chartered institution, Utah Federal is not generally regulated or supervised by the state of Utah. Upon consummation of the Merger, Utah Federal Shareholders will become shareholders of Washington Mutual and their rights as shareholders of Washington Mutual will be governed by the WBCA and the Articles of Incorporation and Bylaws of Washington Mutual. Certain differences arise from this change of governing law, as well as the distinctions between Utah Federal's Stock Charter and Bylaws and the Articles of Incorporation and Bylaws of Washington Mutual. Among other things, Washington Mutual's Articles of Incorporation include provisions that generally prohibit certain business combinations with shareholders owning five percent or more of the voting stock of Washington Mutual except under specified circumstances. In addition, Washington Mutual has adopted a shareholders' rights plan that under certain circumstances allows holders of such rights to purchase an additional share of Washington Mutual Common Stock for each right held. For a summary of certain differences between the rights of holders of Washington Mutual Common Stock and holders of Utah Federal Common Stock and an explanation of certain possible anti-takeover effects of certain provisions in Washington Mutual's Articles of Incorporation and Bylaws, see "COMPARATIVE RIGHTS OF SHAREHOLDERS" and "CERTAIN DIFFERENCES BETWEEN WASHINGTON CORPORATE LAW AND OTS REGULATIONS."

MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL AND WMBFSB AFTER THE MERGER


         Following the Merger, it is expected that the Washington Mutual Board of Directors (the "Washington Mutual Board") will not change and will continue as constituted immediately prior to the Merger. From time to time prior to consummation of the Merger, decisions may be made with respect to the management and operations of Washington Mutual after the Merger. See "INFORMATION CONCERNING WASHINGTON MUTUAL" and "MANAGEMENT OF WASHINGTON MUTUAL."


         Upon consummation of the Keystone Transaction, two representatives mutually agreeable to Robert M. Bass, one of the principal Investors in KHP ("Mr. Bass"), and Washington Mutual will be appointed to fill then-vacant seats in two different classes of the Washington Mutual Board. Pursuant to the Keystone Merger Agreement, Washington Mutual has agreed to renominate such mutually agreeable representatives if Mr. Bass and certain of his affiliates beneficially own a specified number of shares of Washington Mutual Common Stock. See "APPENDIX F - THE KEYSTONE TRANSACTION - MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION - Board of Directors."

         The Merger Agreement provides for the merger of Utah Federal with and into WMBfsb, with WMBfsb as the surviving entity. The separate existence of Utah Federal will cease upon completion of the Merger. The Articles of Incorporation and Bylaws of WMBfsb will be the Articles of Incorporation and Bylaws of the surviving entity after the completion of the Merger and the WMBfsb Board of Directors will be the Board of Directors of the surviving entity after the completion of the Merger.

RESALES OF WASHINGTON MUTUAL COMMON STOCK

         The shares of Washington Mutual Common Stock to be issued to Utah Federal Shareholders in connection with the Merger have been registered under the Securities Act. All Washington Mutual Common Stock received by holders of Utah Federal Common Stock upon consummation of the Merger will be freely transferable by those shareholders of Utah Federal not deemed to be "affiliates" of Utah Federal. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Utah Federal at the time of the Special Meeting (generally, executive officers, directors and certain beneficial owners). See "THE MERGER -- Resales of Washington Mutual Common Stock by Utah Federal Shareholders" for a discussion of the limitations on transfer of Washington Mutual Common Stock held by affiliates of Utah Federal.

THE KEYSTONE TRANSACTION


         Subject to the terms and conditions of the Keystone Merger Agreement, on the effective date of such merger (the "Keystone Merger"), Keystone Holdings will merge with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings will cease upon the effectiveness of the Keystone Merger and the direct and indirect subsidiaries of Keystone Holdings, including ASB, will become wholly-owned subsidiaries of Washington Mutual. Additionally, and as a condition to the consummation of the Keystone Merger, the FDIC, as manager of the Federal Savings and Loan Insurance Corporation ("FSLIC") Resolution Fund (the "FRF") (the FDIC in its capacity as manager of the FRF is referred to herein as the "FDIC-Manager"), has agreed, pursuant to the Warrant Exchange Agreement, dated as of July 21, 1996 by and among the parties to the Keystone Merger Agreement and the FDIC-Manager (the "Warrant Exchange Agreement"), to effect the exchange of the Warrants for shares of Washington Mutual Common Stock to be issued in the Keystone Transaction (the "Warrant Exchange"). See "THE MERGER - Risk Factors Related to the Keystone Transaction and Keystone Holdings" and "APPENDIX F:
INFORMATION CONCERNING THE KEYSTONE TRANSACTION AND KEYSTONE HOLDINGS."


         In the Keystone Transaction, Washington Mutual will issue 47,883,333 shares of Washington Mutual Common Stock, as follows: 25,883,333 shares to KHP (the "Keystone Initial Shares"), 14,000,000 shares to the FRF to effect the Warrant Exchange (the "FRF Initial Shares") and 8,000,000 shares (the "Litigation Escrow Shares") to a litigation escrow for the benefit of KHP and the FRF (the "Litigation Escrow"). The Keystone Initial Shares and the FRF Initial Shares are referred to collectively as the "Initial Shares." The Keystone Initial Shares and the contingent right to receive the portion of the Litigation Escrow Shares attributable to KHP will be distributed to the Investors immediately following consummation of the Keystone Transaction, based upon their pro rata interest in KHP. After the Keystone Transaction and assuming all of the Litigation Escrow Shares are released, the Investors will own approximately 31,100,000 shares of Washington Mutual Common Stock, or approximately 25.9% of the Washington Mutual Common Stock then outstanding (based on the number of shares outstanding on the record date for the special meeting plus the Initial Shares and Litigation Escrow Shares). In addition, to the extent that the FRF Initial Shares are not sold in an underwriting as soon as practicable after the effective date of the Keystone Transaction, the FRF will own approximately 14.0% of the Washington Mutual Common Stock then outstanding (based on the number of shares outstanding on such record date plus the Initial Shares and the Litigation Escrow Shares).

         KHP, Keystone Holdings and certain of its subsidiaries are plaintiffs in a lawsuit against the United States (the "Case"), alleging, among other things, that they entered into a contract with the FSLIC and the Federal Home Loan Bank Board ("FHLBB"), and that the U.S. government breached that contract, causing damage to the plaintiffs. See "APPENDIX F - THE KEYSTONE TRANSACTION - The Litigation Escrow." Pursuant to the Keystone Merger Agreement, upon consummation of the Keystone Transaction, Washington Mutual will succeed to the right to prosecute the Case and will receive any recovery in the Case. Prior to the effective date of the Keystone Transaction, Washington Mutual, KHP, the FDIC-Manager and a mutually agreeable escrow agent for the Litigation Escrow Shares ("Escrow Agent") will enter into an escrow agreement (the "Escrow Agreement"). Pursuant to the terms of the Escrow Agreement, the Escrow Agent will hold the Litigation Escrow Shares for six years, subject to extension in certain circumstances. See "APPENDIX F - THE KEYSTONE TRANSACTION - The Litigation Escrow."

         Upon Washington Mutual's receipt of net cash proceeds from a judgment or settlement of the Case, if any, reduced by certain tax and litigation-related costs and expenses ("Case Proceeds"), all or part of the Litigation Escrow Shares will be released, 64.9% to the Investors and 35.1% to the FRF. The number of Litigation Escrow Shares released will be equal to the Case Proceeds divided by the "Case Average Price." The "Case Average Price" means the arithmetic average of the closing prices of Washington Mutual Common Stock on The Nasdaq Stock Market for the 10 trading days immediately preceding the third trading day before the effective date of the Keystone Transaction. While Litigation Escrow Shares are held in the Litigation Escrow, the FDIC-Manager and the Investors will have the right to vote their respective percentage of the Litigation Escrow Shares. If not all of the Litigation Escrow Shares are distributed prior to the expiration of the Litigation Escrow, any remaining Litigation Escrow Shares will be returned to Washington Mutual for cancellation. See "APPENDIX F - THE KEYSTONE TRANSACTION - The Litigation Escrow."

         The ultimate outcome of the Case is uncertain, and there can be no assurance that any recovery in the Case will result in Case Proceeds that exceed the value of the Litigation Escrow Shares plus costs and expenses. Generally, Washington Mutual will not benefit financially from the Case unless Case Proceeds exceed such an amount and, in negotiating the Keystone Transaction, Washington Mutual ascribed no value to the possibility that the Case Proceeds would exceed such amount. As a result, it is uncertain what impact, if any, recovery in the Case would have on the financial position of Washington Mutual.

         In the Keystone Transaction, Washington Mutual, KHP and the FDIC-Manager have entered into the Registration Rights Agreement dated as of July 21, 1996 (the "Registration Rights Agreement"), pursuant to which Washington Mutual will be required, if the Keystone Transaction closes, to use its best efforts to register for resale to the public under the Securities Act the shares of Washington Mutual Common Stock issued in the Keystone Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual has agreed to file and use its best efforts to cause to become effective with the Commission as soon as practicable after the effective date of the Keystone Transaction, on a date mutually acceptable to Washington Mutual and the participants in such underwriting, a registration statement covering the sale of between 7.5 million and 20 million shares of Washington Mutual Common Stock (the "Initial Underwriting"). It is currently expected that the FDIC-Manager will sell the FRF Initial Shares in the Initial Underwriting, although there are no assurances that the FDIC-Manager will sell all or any of such shares. See "APPENDIX F - THE KEYSTONE TRANSACTION - Registration Rights and Resales of Washington Mutual Common Stock."

                           MARKET PRICES AND DIVIDENDS


         Washington Mutual Common Stock is traded on the National Market tier of The Nasdaq Stock Market under the symbol "WAMU." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Washington Mutual Common Stock as reported on The Nasdaq Stock Market, based on published financial sources, and the dividends declared on such stock. See "INFORMATION CONCERNING WASHINGTON MUTUAL" and "MARKET FOR WASHINGTON MUTUAL COMMON STOCK AND RELATED SECURITY HOLDER MATTERS."

                                                              WASHINGTON MUTUAL
                                                                COMMON STOCK
                                                  -----------------------------------------
                                                   High              Low          Dividends
                                                   ----              ---          ---------
1994        First Quarter...................      $25.00           $19.13           $0.16
            Second Quarter..................       21.50            18.25            0.17
            Third Quarter...................       21.63            19.63            0.18
            Fourth Quarter..................       20.63            15.75            0.19
1995        First Quarter...................       20.75            16.63            0.19
            Second Quarter .................       24.75            20.00            0.19
            Third Quarter ..................       26.75            22.50            0.19
            Fourth Quarter..................       29.50            24.75            0.20
1996        First Quarter ..................       32.25            27.63            0.21
            Second Quarter .................       30.38            26.13            0.22
            Third Quarter ..................       39.25            28.50            0.23
            Fourth Quarter (through
              October 31, 1996 .............       43.75            36.50            0.29


         On September 23, 1992, Utah Federal converted from a federally chartered mutual association to a federally chartered stock association through the issuance of 38,000 shares of preferred stock and 100,000 shares of Utah Federal Common Stock at the price of $21.00 per share. Since that date, there has been no established trading market for Utah Federal Common Stock and it has been subject to only limited trading. Utah Federal Common Stock is not listed or quoted on any exchange or automated quotation system and no institution makes a market in the stock. On May 1, 1993, Utah Federal issued 1,000 shares of Utah Federal Common Stock upon the exercise of stock options at an exercise price of $21.00 per share. In March 1995, Utah Federal repurchased 1,000 shares of Utah Federal Common Stock from the former Executive Vice President of Utah Federal at a price of $40.00 per share and resold all of such shares in November 1995 to Mr. Miller and Val J. Petersen, the treasurer and controller of Utah Federal, at a sale price of $40.00 per share. In addition, Utah Federal is aware of twelve other transactions that occurred between April 13, 1994 and November 30, 1995 which included sales by Mr. Miller to certain executive officers of Utah Federal and purchases by Mr. Miller of Utah Federal Common Stock from various other shareholders. Utah Federal believes that all of such transactions were effected at a sales price of $40.00 per share. On July 10, 1996, Utah Federal issued 3,000 shares of Utah Federal Common Stock upon exercise of outstanding stock options at an exercise price of $21.00 per share. To the best knowledge of Utah Federal's management, other than as described above, there have been no other transactions in Utah Federal Common Stock since September 1992. The above prices are based upon the best knowledge of Utah Federal's management and are not necessarily indicative of the fair market value of the stock at the time of the trade and may not reflect all trades or the prices of those trades. In January 1994, January 1995 and January 1996, Utah Federal paid dividends of $0.60, $0.60 and $0.80 per share, respectively, on the Utah Federal Common Stock. In addition, in each quarter for each of the past two fiscal years, Utah Federal paid a seven percent dividend (approximately $14,000 per quarter) on its preferred stock. In February 1996, all outstanding shares of preferred stock of Utah Federal were converted on a one-for-one basis into shares of Utah Federal Common Stock.

         The following table sets forth (i) the last reported sale price per share of Washington Mutual Common Stock on February 28, 1996, the last full trading day before the execution and delivery of the Merger Agreement and the public announcement thereof, and on October 31, 1996, the most recent date for which it was practicable to obtain market price data prior to the mailing of this Proxy Statement/Prospectus, (ii) the sales price per share of Utah Federal Common Stock on the last transaction reported on Utah Federal's stock transfer books prior to February 28, 1996, and prior to October 31, 1996,
(iii) the hypothetical Average Price of Washington Mutual Common Stock computed as if the Effective Date were each of such dates and (iv) the value of Merger Consideration received for a share of Utah Federal Common Stock, without making any adjustments to the Merger Consideration.

                                                                         Hypothetical
                                     WASHINGTON          Utah          Average Price of
                                       MUTUAL           Federal           Washington
                                       COMMON           Common              Mutual                Merger
                                        STOCK            Stock           Common Stock         Consideration
                                        -----            -----           ------------         -------------
Market Value Per Share at:
        February 28, 1996              $30.75           $40.00              $31.35               $107.04
        October 31, 1996               $42.25           $40.00              $39.03               $107.04


         No assurance can be given as to what the Average Price will be or as to what the market price of Washington Mutual Common Stock will be at the time the Merger is consummated. Utah Federal Shareholders are encouraged to obtain current market quotations for shares of Washington Mutual Common Stock. In addition, Utah Federal currently anticipates that, pursuant to the Merger Agreement, the Merger Consideration may be decreased by up to $0.35 per share if Utah Federal's transaction fees incurred in connection with the Merger exceed $200,000. If the actual transaction fees are higher than currently anticipated resulting in further downward adjustment to the Merger Consideration, Utah Federal will resolicit its shareholders with respect to approval of the Merger Agreement. The downward adjustment could be greater if Utah Federal's transaction fees are higher than currently anticipated. See "THE MERGER -- General" and "THE MERGER AGREEMENT -- Expenses."

         On October 31, 1996, there were approximately 15,900 shareholders of record of Washington Mutual Common Stock and the last reported sales price per share on such date was $42.25. As of the Record Date, there were approximately 47 shareholders of record of Utah Federal Common Stock. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Authorized Capital."

                       SELECTED HISTORICAL FINANCIAL DATA

Summary Consolidated Financial Data of Washington Mutual



         The following table presents certain summary historical consolidated financial data for Washington Mutual. This table is based upon and should be read in conjunction with the Consolidated Financial Statements of Washington Mutual and the notes thereto (as restated), which are included herein in Appendix G. See "AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 RESTATED TO GIVE CONSIDERATION TO WASHINGTON MUTUAL'S MERGER TRANSACTION WITH WESTERN BANK." Additionally, all per common share information has been adjusted for two 50 percent stock dividends paid on February 14, 1992, and August 13, 1993, each of which had the effect of a three-for-two stock split. Because of the significant increase in Washington Mutual's size as a result of the acquisition of Pacific First Bank (which was accounted for by the purchase method) early in 1993, the financial results for the years ended and as of December 31, 1993, 1994, and 1995, are not generally comparable to prior periods or dates. The information as of June 30, 1996 and for the six month periods ended June 30, 1995 and 1996 is unaudited and reflects all adjustments that are, in the opinion of Washington Mutual management, necessary for a fair statement of the results for the periods presented and is not necessarily indicative of the operating results for the entire year, and is not necessarily indicative of the operating results for the entire year.


                                          For the Six Months
                                            Ended June 30,                     For the Year Ended December 31,
                                          ------------------       ---------------------------------------------------------
                                           1996         1995        1995        1994         1993         1992        1991
                                           -----        -----       -----       -----        -----        -----       ----
SUMMARIZED STATEMENTS OF INCOME:                      (dollars in thousands, except for per share amounts)
Interest income ..................       $ 834,171   $ 757,463   $1,578,960   $1,258,550   $1,081,309   $ 813,893   $ 777,812
Interest Expense .................         485,032     458,959      960,724      651,871      520,750     456,876     520,021
Net interest income ..............         349,139     298,504      618,236      606,679      560,559     357,017     257,791
Provision for loan losses ........           5,825       5,650       11,150       20,400       35,225      14,887      22,407
Other income .....................          73,514      58,409      117,874      118,502      152,575      97,748     101,317
Other expense ....................         224,779     209,413      417,655      415,300      394,874     253,024     204,130
Income taxes .....................          71,161      48,827      107,504      108,159       98,864      64,459      45,920
Extraordinary items, net of FIT
  effect(1) ......................              --          --          --           --      (8,953)     (4,638)          --
Cumulative effect of change in tax
  accounting method ..............              --          --          --           --       13,365          --          --
                                      --------------------------------------------------------------------------------------
Net income .......................       $ 120,888   $  93,023   $ 199,801    $ 181,322    $ 188,583   $ 117,757    $ 86,651
                                      ======================================================================================
Net income attributable to common
  stock ..........................       $ 111,678   $  83,731   $ 181,217    $ 162,738    $ 175,025   $ 112,882    $ 81,776
                                      ======================================================================================
Net income per share:
  Primary ........................           $1.55       $1.22       $2.59        $2.45        $2.70       $1.95       $1.61
  Fully diluted ..................            1.50        1.18        2.51         2.38         2.57        1.85        1.52
Average number of shares:
  Primary ........................      71,982,173  68,784,703  70,061,144   66,361,794  64,808,073  57,823,509  50,662,063
  Fully diluted ..................      77,401,033  74,203,950  75,480,391   71,781,041  70,870,441  63,612,956  56,952,721
Dividends declared and paid:
  Common .........................         $31,002     $25,229     $52,410      $45,335     $30,936     $21,231     $13,979
  Preferred ......................           9,210       9,292      18,584       18,584      13,559       4,875       4,875

------------------
(1) Extraordinary items include the call of subordinated capital notes, resulting in pretax losses of $2.2 million and $3.1 million during 1993 and 1992, respectively, and penalties for prepayment of FHLB advances, resulting in pretax losses of $10.8 million and $3.6 million during 1993 and 1992, respectively.

OTHER FINANCIAL DATA:


                                             As of June 30,                              As of December 31,
                                         ----------------------   ----------------------------------------------------------------
                                            1996         1995         1995          1994         1993         1992         1991
                                        -----------  -----------  -----------   -----------  -----------  -----------  -----------
                                                                         (dollars in thousands)
SUMMARIZED STATEMENTS
  OF FINANCIAL POSITION:
Total assets ........................   $22,323,472  $21,042,692  $22,420,379   $19,175,991  $16,513,432  $10,531,744  $ 8,529,135
Loans ...............................    13,800,209   13,209,882   13,035,250    12,845,203   11,267,713    7,035,586    5,526,541
Trading, investment and
  mortgage-backed securities ........     7,405,545    6,714,713    7,941,139     5,348,565    4,210,173    2,810,983    2,368,001
Deposits ............................    11,026,719   10,826,482   11,306,436    10,432,888    9,976,961    6,624,584    5,910,396
Borrowings (includes annuities) .....     9,468,550    8,417,216    9,186,975     7,212,037    5,050,645    2,735,696    1,806,986
Stockholders' equity ................     1,647,073    1,520,379    1,660,084     1,364,258    1,252,888    1,045,289      694,134


OTHER FINANCIAL DATA:

                                          For the Six Months
                                             Ended June 30,                       For the Year Ended December 31,
                                          ------------------        ---------------------------------------------------------
                                          1996         1995         1995          1994         1993         1992         1991
                                          -----        -----        -----         -----        -----        -----        ----
Yield on earning assets .............      7.88%        8.00%        8.03%         7.58%        8.00%        9.20%       10.06%
Cost of deposits and borrowings .....      4.78         5.09         5.06          4.10         4.00         5.41         6.97
Net interest spread .................      3.10         2.91         2.97          3.48         4.00         3.79         3.09
Net interest margin .................      3.31         3.12         3.14          3.65         4.15         4.04         3.34
Operating efficiency ratio ..........     53.18        58.67        56.74         57.27        55.37        55.64        56.84
Return on average assets ............      1.09         0.94         0.97          1.03         1.31         1.24         1.05
Return on average stockholders'
equity .............................      14.73        13.21        13.31         13.77        16.89        15.26        14.33
Dividend payout ratio ...............     25.65        26.74        25.74         24.50        15.98        15.43        13.06
Ratios of combined earnings to
  fixed charges:
  Excluding interest on deposits ....      1.78x        1.64x        1.66x         2.03x        2.70x        2.41x        1.86x
  Including interest on deposits ....      1.40x        1.31x        1.32x         1.44x        1.54x        1.41x        1.25x

                                            As of June 30,                              As of December 31,
                                         -------------------       ----------------------------------------------------------
                                          1996         1995         1995          1994         1993         1992         1991
                                         ------       ------       ------        ------       ------        -----        ----
Nonperforming assets as a
  percentage of total assets ........      0.46%        0.40%        0.42%         0.42%        0.68%        1.27%        1.58%
Loan loss reserves/total loans ......      1.05         1.06         1.10          1.03         1.06         0.83         1.01
Loan loss reserves/nonperforming
  assets ............................    139.75       167.09       151.23        164.08       105.89        43.46        41.39

SUMMARY CONSOLIDATED FINANCIAL DATA OF KEYSTONE HOLDINGS

         The following table sets forth certain summary historical consolidated financial data of Keystone Holdings and is based upon and should be read in conjunction with the Consolidated Financial Statements of Keystone Holdings, including the respective notes thereto as set forth in Appendix F hereto, and the other information in this Proxy Statement/Prospectus regarding Keystone Holdings. The information as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 is unaudited and reflects all adjustments that are, in the opinion of Keystone Holdings' management, necessary for a fair statement of results for the periods presented and is not necessarily indicative of the operating results for the entire year. See "APPENDIX F: INFORMATION CONCERNING THE KEYSTONE TRANSACTION AND KEYSTONE HOLDINGS."

                                        For the Six-Month
                                      Period Ended June 30,                     For the Year Ended December 31,
                                      ---------------------     -------------------------------------------------------------
                                        1996         1995         1995          1994         1993         1992         1991
                                      --------     --------     --------      --------     --------     --------     --------
OPERATING DATA:                                                        (dollars in thousands)
Interest income .................     $706,720     $636,301     $1,337,126    $1,036,863   $1,117,269   $1,357,076   $1,629,827
Interest expense ................      469,096      470,602        962,712       683,487      691,146      845,613    1,125,609
Net interest income .............      237,624      165,699        374,414       353,376      426,123      511,463      504,218
Provision for losses on loans ...       35,180       34,533         63,837       101,609      123,503      143,650       63,400
Other income ....................       34,624       39,757         72,433        88,902       81,050       66,552       74,489
Other expenses ..................      134,870      136,130        264,827       266,827      279,694      298,599      312,218
Federal and state income taxes ..       27,685       (5,439)        12,289           897       11,245       31,983       85,221
Cumulative effect of change in
  accounting principal ..........           --           --             --            --           --       60,045           --
Minority interest in earnings of
  consolidated subsidiaries .....      (20,896)     (14,708)       (21,092)      (22,621)     (10,474)        (883)        (874)
                                      -----------------------------------------------------------------------------------------
Net earnings                          $ 53,617     $ 25,524     $   84,802    $   50,324   $   82,257   $  162,945   $  116,994
                                      =========================================================================================

Common dividends declared             $ 60,000     $  5,500     $    5,587    $   22,500   $   18,000   $   97,300   $   49,000
Common dividends paid ...........       35,000        5,500          5,587        32,500       29,000       76,300       49,000



                                       As of June 30,                              As of December 31,
                                   ------------------------  ----------------------------------------------------------------
                                       1996         1995         1995          1994         1993         1992         1991
                                   -----------  -----------  -----------   -----------  -----------  -----------  -----------
                                                                                 (dollars in thousands)
SUMMARIZED BALANCE SHEET
  DATA:
Total assets ................      $20,480,706  $19,213,564  $19,703,656   $18,402,403  $17,214,076  $17,262,741  $17,001,906
Loans .......................       12,854,633   14,339,180   11,175,031    12,643,590    9,808,060    9,601,942    8,364,912
Trading, investment and
  mortgage-backed securities.        6,720,966    3,159,220    7,394,103     3,373,497    3,194,395    1,940,993    1,711,163
Deposits ....................       12,728,966   13,303,300   13,005,029    12,815,489   13,367,640   13,988,968   13,973,699
Borrowings ..................        6,494,532    4,934,988    5,391,857     4,733,678    2,880,979    2,377,784    2,263,486
Stockholder's equity ........          550,398      593,810      668,559       534,124      578,235      497,438      444,946

OTHER FINANCIAL DATA(1):

The following tables set forth certain other financial data of Keystone Holdings for the periods indicated:

                                           For the Six Months
                                              Ended June 30,                    For the Year Ended December 31,
                                           ------------------       ------------------------------------------------------
                                            1996        1995        1995        1994         1993         1992        1991
                                            -----       -----       -----       -----        -----       -----       -----
Yield on earning assets ...........          7.45%       6.91%       7.23%       6.22%        6.73%       8.00%       9.86%
Cost of deposits and borrowings ...          5.05        5.17        5.28        4.18         4.26        5.10        6.96
Net interest spread ...............          2.40        1.74        1.95        2.04         2.47        2.90        2.91
Net interest margin ...............          2.51        1.80        2.02        2.12         2.57        3.01        3.05
Operating efficiency ratio ........         49.54       66.26       59.27       60.33        55.15       51.66       53.95
Return on average assets ..........          0.54        0.27        0.44        0.29         0.48        0.92        0.68
Return on average equity ..........         17.09        9.17       15.15        9.04        15.30       32.37       26.35
Dividend payout ratio .............        111.90       21.55        6.59       44.71        21.88       59.71       41.88
Equity to assets ratio ............          3.16        2.90        2.90        3.21         3.12        2.85        2.58



                                              As of June 30,                           As of December 31,
                                            -----------------       ------------------------------------------------------
                                            1996        1995        1995        1994         1993        1992        1991
                                            -----       -----       -----       -----        -----       -----       -----
Nonperforming assets as a percentage
  of total assets ......................     1.07%       1.55%       1.24%       1.84%        2.38%       2.48%       1.73%
Allowance for credit losses/gross
  receivables and recourse obligations..     0.48        0.67        0.55        0.80         1.10        1.08        0.75

Allowance for credit losses/nonaccrual
  receivables and recourse obligations..    61.48       58.88       61.17       51.30        48.55       42.88       30.36

SUMMARY CONSOLIDATED FINANCIAL DATA OF UTAH FEDERAL

         The following table sets forth certain condensed historical financial data of Utah Federal and is based upon and should be read in conjunction with the Consolidated Financial Statements of Utah Federal, including the respective notes thereto, and the information herein regarding Utah Federal's recent performance. The information as of June 30, 1996 and for the nine-month periods ended June 30, 1995 and 1996 is unaudited and reflects all adjustments that are, in the opinion of Utah Federal management, necessary for a fair statement of results for the periods presented and is not necessarily indicative of the operating results for the entire year. See "INFORMATION CONCERNING UTAH FEDERAL" and "APPENDIX E: FINANCIAL STATEMENTS OF UTAH
FEDERAL BANK."

                                     For the Nine Months
                                       Ended June 30,                         For the Year Ended September 30,
                                    --------------------         ----------------------------------------------------------
                                      1996        1995             1995         1994        1993         1992         1991
                                    --------------------         ----------------------------------------------------------
                                                                        (in thousands, except for share amounts)
STATEMENTS OF OPERATIONS:
Interest income ...............     $  8,203    $  7,120         $ 10,002     $  8,672    $ 10,055     $ 11,240    $ 12,760
Interest expense ..............        4,200       3,709            5,110        4,896       5,685        7,424       9,693
                                    --------    --------         --------     --------    --------     --------    --------
Net interest income ...........        4,003       3,411            4,892        3,776       4,370        3,816       3,066
Provision for losses on
  loans .......................           --          --               --           --          --          361         927
Net interest income after
  provision for loan losses ...        4,003       3,411            4,892        3,776       4,370        3,455       2,139
Other income ..................          829         780              917        1,103       1,060          962         778
Other expenses ................        2,966       3,043            4,066        3,576       3,475        3,413       3,147
Provision for losses on REO ...           --          --               --           --         127          569       1,128
                                    --------    --------         --------     --------    --------     --------    --------
Income before
  federal income taxes ........        1,866       1,148            1,743        1,302       1,828          435      (1,358)
Federal income taxes ..........          556         428              373          167         762          348         (97)
                                    --------    --------         --------     --------    --------     --------    --------
Net income ....................     $  1,310    $    720         $  1,370     $  1,135    $  1,066     $     87    $ (1,261)
                                    ========    ========         ========     ========    ========     ========    ========

Cash dividends declared,
  including preferred .........     $     95    $    102         $    116     $    116    $     56     $      1    $    --

PER SHARE DATA:
Net income per common share:
  Primary .....................     $  12.97    $   7.20         $  13.56     $  11.35    $  10.66     $   0.97    $    --
  Fully diluted ...............         9.42        5.22             9.86         8.22        7.72         0.70         --
Cash dividends declared
  per common share (1) ........         0.68        0.74             0.83         0.84        0.41           --         --
Book value per
  common share (2) ............        81.99       69.17            73.24        64.54       57.26        49.85         --
Average common shares
  and common stock
  equivalents outstanding (2)..      139,000     138,000          139,000      138,000     138,000      138,000         --


--------------
(1) Includes dividends paid on outstanding shares of preferred stock of Utah Federal, which shares of preferred stock were converted on a one-for-one basis into shares of Utah Federal Common Stock in February 1995.

(2) Includes outstanding shares of preferred stock of Utah Federal converted on a one-for-one basis into shares of Utah Federal Common Stock in February 1996.

STATEMENT OF FINANCIAL
CONDITION DATA:

                                            As of June 30,                           As of September 30,
                                          -------------------    ---------------------------------------------------------
                                           1996         1995       1995        1994         1993         1992        1991
                                          -------     -------    --------    --------     --------    --------    --------
Assets .............................      122,332     119,178    $123,935    $119,464     $127,392    $126,593    $132,565
Loans receivable, net ..............       83,811      78,545      86,769      68,515       75,753      94,420     104,651
Investment securities ..............       17,731      26,126      24,229      29,660       21,706       7,594      10,088
Cash and interest bearing funds ....       12,308       6,291       5,301      14,904       23,167      15,835       5,288
Total deposits .....................      108,232     106,763     108,990     106,765      112,609     111,224     114,976
Borrowings .........................           27          30       2,389       1,100        3,183       5,322       9,894
Shareholders' equity ...............       11,396       9,545      10,180       8,906        7,902       6,879       4,137


OTHER FINANCIAL DATA:

                                          For the Nine Months
                                             Ended June 30,                       For the Year Ended September 30,
                                           ------------------       ------------------------------------------------------
                                            1996        1995         1995        1994         1993        1992       1991
                                           ------      ------       -----       -----        -----       -----      ------
Yield on earning assets ............         8.52        7.88        8.03%       7.03%        8.36%       9.19%       9.95%
Cost of deposits and borrowings ....         5.15        4.60        4.71        4.43         5.00        6.17        7.48
Net interest spread ................         3.37        3.28        3.32        2.60         3.36        3.02        2.47
Return on average assets ...........         1.42        0.80        1.13        0.92         0.84        0.07       (0.95)
Return on average stockholders'
  equity ...........................        16.19       10.40       14.35       13.50        14.42        1.59      (26.45)

                                              As of June 30,                           As of September 30,
                                           ------------------      -------------------------------------------------------
                                            1996        1995        1995         1994        1993         1992        1991
                                           ------      ------      ------       -----        -----       -----       -----
Nonperforming assets as a percentage
   of total assets .................         0.56%       0.90%       0.69%       1.86%        2.52%       3.82%       8.18%
Loan loss reserve to total loans ...         1.92        2.06        1.95        2.38         2.24        1.59        1.38
Loan loss reserve to nonperforming
assets .............................       224.52      155.36      193.71       75.37        52.35       31.51       13.46
Total risk-based capital ratio .....        17.07       16.16       16.35       17.19        14.06       10.66        5.96

SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA FOR WASHINGTON MUTUAL AND KEYSTONE HOLDINGS

    The following tables set forth (i) consolidated historical summary financial data for the periods and as of the dates indicated for Washington Mutual and for Keystone Holdings and (ii) summary pro forma combined financial data for the periods and as of the dates indicated, giving effect to the Keystone Transaction as if it had been consummated on January 1, 1993, for income statement information and on June 30, 1996, for balance sheet information. Pro forma adjustments made to arrive at the pro forma combined amounts are based on the pooling of interests method of accounting. The financial data for Utah Federal and United Western, a recently announced acquisition of Washington Mutual (see "INFORMATION CONCERNING WASHINGTON MUTUAL - Washington Mutual"), have not been included because they are not material to Washington Mutual.


    The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Washington Mutual included in this Proxy Statement/Prospectus in "AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 RESTATED TO GIVE CONSIDERATION TO WASHINGTON MUTUAL'S MERGER TRANSACTION WITH WESTERN BANK," the consolidated financial statements and accompanying notes of Keystone Holdings included in this Proxy Statement/Prospectus in "APPENDIX F - KEYSTONE HOLDINGS - CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS" and "- UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS AS OF JUNE 30, 1996," and the pro forma combined financial statements and accompanying discussion and notes set forth under "APPENDIX F - THE KEYSTONE TRANSACTION - COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION." The Summary Historical and Pro Forma Combined Financial Data is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the Keystone Transaction been in effect as of the date or for the periods presented.



                                                    Six Months Ended
                                                        June 30,                  Year ended December 31,
                                                 ----------------------    -----------------------------------
                                                   1996         1995         1995         1994         1993
                                                 ---------    ---------    ---------    ---------    ---------
                                                                      (in thousands)
WASHINGTON MUTUAL:
  Net interest income .......................    $ 349,139    $ 298,504    $ 618,236    $ 606,679    $ 560,559
  Provision for loan losses .................        5,825        5,650       11,150       20,400       35,225
  Other income (expense), net ...............     (151,265)    (151,004)    (299,781)    (296,798)    (242,299)
  Federal income taxes ......................       71,161       48,827      107,504      108,159       98,864
                                                 -------------------------------------------------------------
  Net income from continuing operations .....      120,888       93,023      199,801      181,322      184,171
  Extraordinary items, net of federal
    income taxes ............................           --           --           --           --      (8,953)
  Cumulative effect in change of
    tax method ..............................           --           --           --           --       13,365
                                                 -------------------------------------------------------------
  Net income ................................    $ 120,888    $  93,023    $ 199,801    $ 181,322    $ 188,583
                                                 =============================================================
  Net income attributable to
    common stock ............................    $ 111,678    $  83,731    $ 181,217    $ 162,738    $ 175,025
                                                 =============================================================

KEYSTONE HOLDINGS:
  Net interest income .......................    $ 237,624    $ 165,699    $ 374,414    $ 353,376    $ 426,123
  Provision for loan losses .................       35,180       34,533       63,837      101,609      123,503
  Other income (expense), net ...............     (100,246)     (96,373)    (192,394)    (177,925)    (198,644)
  Federal and state income taxes ............       27,685       (5,439)      12,289          897       11,245
                                                 -------------------------------------------------------------
  Earnings from continuing operations .......       74,513       40,232      105,894       72,945       92,731
  Minority interest in earnings of
    consolidated subsidiaries ...............      (20,896)     (14,708)     (21,092)     (22,621)     (10,474)
                                                 -------------------------------------------------------------
  Net earnings ..............................    $  53,617    $  25,524    $  84,802    $  50,324    $  82,257
                                                 =============================================================
  Net earnings attributable to common stock..    $  53,617    $  25,524    $  84,802    $  50,324    $  82,257
                                                 =============================================================

                                                    Six Months Ended
                                                        June 30,                  Year ended December 31,
                                                 ----------------------    -----------------------------------
                                                   1996         1995         1995         1994         1993
                                                 ---------    ---------    ---------    ---------    ---------
                                                                      (in thousands)
PRO FORMA INCLUDING KEYSTONE HOLDINGS:(1)
  Net interest income........................    $ 586,763    $ 464,203    $ 992,650    $ 960,055    $ 986,682
  Provision for loan losses..................       41,005       40,183       74,987      122,009      158,728
  Other income (expense), net................     (251,511)    (247,377)    (492,175)    (474,723)    (440,943)
  Federal and state income taxes.............       98,846       43,388      119,793      109,056      110,109
                                                 -------------------------------------------------------------
  Net earnings from continuing operations....      195,401      133,255      305,695      254,267      276,902
  Extraordinary items, net of federal income
    taxes....................................           --           --           --           --       (8,953)
  Cumulative effect of accounting change.....           --           --           --           --       13,365
  Minority interest in earnings of
    consolidated subsidiaries(2).............       (6,978)      (6,938)     (15,793)     (13,992)     (13,991)
                                                 -------------------------------------------------------------
  Net earnings...............................    $ 188,423    $ 126,317    $ 289,902    $ 240,275    $ 267,323
                                                 =============================================================
  Net earnings attributable to common stock..    $ 179,213    $ 117,025    $ 271,318    $ 221,691    $ 253,765
                                                 =============================================================

----------------

(1) Keystone Transaction-related Expenses. Nonrecurring Transaction-related expenses anticipated to be recorded are not included in Keystone Holdings statement of income for the six months ended June 30, 1996. See "APPENDIX F - THE KEYSTONE TRANSACTION - MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION - Operations After the Keystone Transaction--Keystone Transaction Expense and Addition to Loan Loss Reserve" and "Notes to Pro Forma Combined Consolidated Statements of Income." Nonrecurring Transaction-related expenses expected to be recorded by Washington Mutual are summarized in the following table (dollars in thousands):


       Additional loan loss reserves(a) .....................        $ 125,000
       Severance and management payments ....................           46,000
       Holding company debt call premiums ...................           15,000
       FRF tax settlement ...................................           10,500
       Other charges ........................................           47,000
         Total charges ......................................          243,500
       Tax benefit ..........................................         (86,200)
       Negative adjustment to ASB's deferred tax asset ......           50,000
                                                                     ---------
         Net charges ........................................        $ 207,300
                                                                     =========

(a) See "APPENDIX F--THE KEYSTONE TRANSACTION--MANAGEMENT AND OPERATIONS" OF WASHINGTON MUTUAL AFTER THE KEYSTONE TRANSACTION--Operations After the Keystone Transaction--Keystone Transaction Expenses and Addition to Loan Loss Reserve" for a discussion of the differences in philosophy between Washington Mutual and ASB regarding provisions for loan loss and reasons for the increase in the loan loss provision.

(2) The Keystone Transaction is intended to be accounted for as a pooling-of-interests. The pro forma adjustments in the unaudited Pro Forma Including Keystone Holdings statements of income for the three years ended December 31, 1995 and the six months ended June 30, 1996 and 1995 reflect dividends paid to the holders of $80.0 million in New Capital's cumulative redeemable preferred stock.

                                                                         June 30, 1996
                                                      ------------------------------------------------------
                                                                                              Pro Forma
                                                      Washington           Keystone       Including Keystone
                                                        Mutual             Holdings          Holdings(1)
                                                      -----------         -----------     ------------------
                                                                      (dollars in thousands)
Loans ........................................        $13,800,209         $12,854,633         $26,529,842
Assets .......................................         22,323,472          20,480,706          42,560,678
Borrowings (including annuities) .............          9,468,550           6,494,532          15,963,082
Stockholders' equity .........................          1,647,073             550,398           2,217,150
Nonperforming assets as a percentage of
  total assets ...............................               0.46%               1.07%               0.76%
Loan loss reserves/total loans ...............               1.05                0.70                0.88
Loan loss reserves/nonperforming assets ......             139.75               40.92               72.48

--------------
(1) The Pro Forma Including Keystone Holdings stockholder's equity has been adjusted to reflect the issuance of 14,000,000 shares of the Washington Mutual Common Stock to effect the Warrant Exchange. The Warrants are included in Keystone Holdings' balance sheet as minority interest.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth for Washington Mutual Common Stock and Utah Federal Common Stock certain historical, unaudited pro forma and unaudited pro forma equivalent per share financial information for the years ended December 31, 1993, 1994, and 1995 and for the six months ended June 30, 1996. The unaudited pro forma and pro forma equivalent per share financial information presents information for both Washington Mutual and Washington Mutual on the pro forma combined basis with Keystone Holdings. The information presented herein should be read in conjunction with the financial information of Washington Mutual, Utah Federal and Keystone Holdings appearing elsewhere in this Proxy Statement/Prospectus. See "SELECTED HISTORICAL FINANCIAL DATA," "INFORMATION CONCERNING WASHINGTON MUTUAL," "INFORMATION CONCERNING UTAH FEDERAL," "APPENDIX
E: FINANCIAL STATEMENTS OF UTAH FEDERAL" and "APPENDIX F - THE KEYSTONE TRANSACTION - COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS." The pro forma and pro forma equivalent per share data in the following table are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Merger been consummated during the period or as of the date for which this pro forma table is presented.

    The pro forma and pro forma equivalent per share data reflect the combined results of Washington Mutual and Utah Federal, after giving effect to the Merger under the pooling-of-interests accounting method and assumes an Exchange Ratio of 2.963. The pro forma and pro forma equivalent per share data for each of the three years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 would not be materially different if the Merger were treated as a purchase for accounting purposes.

                                                            For the Six Months
                                                              Ended June 30,           For the Year Ended December 31,
                                                            ------------------        -------------------------------
                                                                  1996                 1995        1994         1993
                                                            ------------------        ------      ------       ------
                                                               (unaudited)                        (unaudited)
WASHINGTON MUTUAL
COMMON STOCK (1)

    Net income per fully diluted share:
      Historical .....................................           $ 1.50               $ 2.51      $ 2.38       $ 2.57
      Pro forma including Utah Federal ...............             1.50                 2.51        2.38         2.57
      Pro forma including Utah Federal and
        Keystone Holdings ............................             1.56                 2.42        2.06         2.36
Dividends per share:
    Historical .......................................             0.43                 0.77        0.70         0.50
    Pro forma including Utah Federal .................             0.43                 0.77        0.70         0.50
    Pro forma including Utah Federal and
      Keystone Holdings ..............................             0.43                 0.77        0.70         0.50
Book value per share at period-end:
    Historical .......................................            19.73                19.97       16.98        15.87
    Pro forma including Utah Federal .................            19.73                19.97       16.98        15.87
    Pro forma including Utah Federal and
      Keystone Holdings ..............................            17.88                20.70       15.33        14.52

UTAH FEDERAL COMMON STOCK

  Net income per fully diluted share:
    Historical .......................................             6.40                 8.82        8.52         7.55
    Pro forma equivalent including Washington
      Mutual (2) .....................................             4.44                 7.44        7.06         7.63
    Pro forma equivalent including Washington
      Mutual and Keystone Holdings (2) ...............             4.62                 7.17        6.10         6.99
  Dividends per share:
    Historical .......................................             0.68                 0.60        0.60           --
    Pro forma equivalent including Washington
      Mutual (2) .....................................             1.27                 2.28        2.07         1.48
    Pro forma equivalent including Washington
      Mutual and Keystone Holdings (2) ...............             1.27                 2.28        2.07         1.48
  Book value per share at period-end:
    Historical .......................................            81.99                75.58       65.91        58.26
    Pro forma equivalent including Washington
      Mutual (2) .....................................            58.46                59.17       50.31        47.02
    Pro forma equivalent including Washington
      Mutual and Keystone Holdings (2) ...............            58.22                61.34       45.43        43.03


---------

(1) Washington Mutual's acquisition of Summit Bancorp, Inc. on November 14, 1994, Olympus Capital Corporation on April 28, 1995, Enterprise Bank on August 31, 1995, and Western Bank on January 31, 1996, were each accounted for as a pooling-of-interests. Washington Mutual has restated the financial statements and other financial information presented in this Proxy Statement/Prospectus and Form 10-Q for periods prior to the date of the Western Bank acquisition.

(2) The Utah Federal pro forma equivalent per share amounts are calculated by multiplying the Washington Mutual pro forma per share amounts by an exchange ratio of 2.963. This exchange ratio is based on a Washington Mutual Common Stock price of $36.125 per share, the closing price on September 10, 1996.

                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished to Utah Federal Shareholders in connection with the solicitation of proxies by the Utah Federal Board for use at the Special Meeting to be held at 10:00 a.m. local time on November 26, 1996, at the corporate headquarters of Utah Federal located at 2279 Washington Blvd., Ogden, Utah, and at any adjournments or postponements thereof for the purposes set forth herein.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         As more fully described in this Proxy Statement/Prospectus, the purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Utah Federal will be merged with and into WMBfsb with WMBfsb as the surviving entity. See "THE MERGER".

RECORD DATE AND VOTING

         The Utah Federal Board has fixed the close of business on October 28, 1996 as the Record Date for the determination of holders of Utah Federal Common Stock entitled to receive notice of and to vote at the Special Meeting. On the Record Date, 142,000 shares of Utah Federal Common Stock were outstanding and entitled to vote, which were held by approximately 47 holders of record. Utah Federal Shareholders will be entitled to one vote, exercisable in person or by properly executed proxy, for each share of Utah Federal Common Stock held of record at the close of business on the Record Date on the proposal described herein and on any other matter that may be presented for consideration and action by the Utah Federal Shareholders at the Special Meeting.
QUORUM; VOTES REQUIRED

         The presence, in person or by proxy, of holders of at least a majority of the shares of Utah Federal Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum. The approval of the Merger will require the affirmative vote of the holders of two-thirds of the outstanding shares of Utah Federal Common Stock entitled to vote thereon. Accordingly, a failure to submit a proxy (or to vote in person at the Special Meeting) or an abstention by a Utah Federal Shareholder, or a broker non-vote will have the same effect as a "NO" vote with respect to the vote on the Merger.

         As of the Record Date, Utah Federal directors and executive officers beneficially owned an aggregate of 137,919 shares of Utah Federal Common Stock or approximately 97.13 percent of the shares of Utah Federal Common Stock outstanding on such date. Mr. Miller, a Director and Chairman of the Board of Utah Federal, individually beneficially owns 134,609 shares of Utah Federal Common Stock, representing approximately 94.8 percent of the outstanding shares of Utah Federal Common Stock. All of such Utah Federal directors and executive officers have entered into letter agreements with Washington Mutual and WMBfsb pursuant to which, among other things, each such person agreed to vote all shares of Utah Federal Common Stock held by such person in favor of the Merger. See "THE MERGER -- Affiliate Letters."

VOTING AND REVOCATION OF PROXIES

         Shares of Utah Federal Common Stock represented by a proxy properly returned, completed, dated and signed will be voted at the Special Meeting in accordance with the instructions thereon. If a Utah Federal Shareholder returns a signed proxy without indicating any voting instructions, the shares represented by the proxy will be voted FOR approval of the Merger. Any Utah Federal Shareholder who signs and returns a proxy may revoke such proxy at any time before the proxy is voted by: (i) filing with the Secretary of Utah Federal a written instrument revoking the proxy, (ii) submitting to the Secretary of Utah Federal a new proxy bearing a later date, or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written instruments of revocation and other communications with respect to revocation of proxies should be addressed as follows: Utah Federal Savings Bank, 2279 Washington Blvd., Ogden, Utah 84402,
Attention: Georgia S. Goodell.

         As of the date of this Proxy Statement/Prospectus, the Utah Federal Board is not aware of any business to be acted on at the Special Meeting other than as described herein. If, however, any other matters properly come before the Special Meeting, including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the proxy also confers discretionary authority on the persons named as proxies to vote upon such matters.

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers, and employees of Utah Federal (who will not be specially compensated for such services) may solicit proxies, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Utah Federal will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "THE MERGER AGREEMENT -- Expenses."

         UTAH FEDERAL SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO UTAH FEDERAL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                  UTAH FEDERAL SHAREHOLDERS SHOULD NOT SEND ANY
                      STOCK CERTIFICATES WITH THEIR PROXIES

                                   THE MERGER

         The following information, insofar as it relates to matters contained in the Merger Agreement or the Stock Option Agreement, is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement, which are attached hereto as Appendix A and Appendix C, respectively. UTAH FEDERAL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, THE CFA OPINION, THE STOCK OPTION AGREEMENT AND THE OTHER APPENDICES IN THEIR ENTIRETY.

GENERAL

         The Merger Agreement provides for the merger of Utah Federal with and into WMBfsb, with WMBfsb as the surviving entity. The separate existence of Utah Federal will cease upon completion of the Merger. The Articles of Incorporation and Bylaws of WMBfsb will continue to be the Articles of Incorporation and Bylaws of the surviving entity after the completion of the Merger and the WMBfsb Board of Directors will continue to be the Board of Directors of the surviving entity after the completion of the Merger.

         Upon consummation of the Merger, all shares of Utah Federal Common Stock will automatically be canceled and retired and will cease to exist. Each holder of a certificate representing any shares of Utah Federal Common Stock will cease to have any rights with respect thereto, except the right to receive shares of Washington Mutual Common Stock to be issued upon the surrender of such certificate, or the right of dissenting Utah Federal Shareholders to receive fair value for their shares of Utah Federal Common Stock, under certain circumstances. See "THE MERGER -- Dissenters' Rights."

         At the Effective Time, each outstanding share of Utah Federal Common Stock will be converted into the right to receive $107.04 per share, subject to adjustment as described herein, in newly issued shares of Washington Mutual Common Stock. Pursuant to the Merger Agreement, if the amount of all costs and expenses of third parties paid or owed by Utah Federal in connection with the Merger Agreement and the consummation of the Merger exceed $200,000, then the Merger Consideration will be reduced by the amount of such excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Date. Utah Federal currently expects that its transaction fees for the Merger will not exceed $200,000, but under certain circumstances may be as high as $250,000, which would result in a downward adjustment to the Merger Consideration of up to $0.35 per share. If the actual transaction fees are higher than $250,000 resulting in further downward adjustment to the Merger Consideration, Utah Federal will resolicit its shareholders with respect to approval of the Merger Agreement. The per share value of Washington Mutual Common Stock for purposes of determining the number of shares of Washington Mutual Common Stock to be received in the Merger is based upon the arithmetic average of the closing prices of Washington Mutual Common Stock on The Nasdaq Stock Market for the ten trading days immediately preceding the third trading day before the Effective Date. The Exchange Ratio for determining the number of shares of Washington Mutual Common Stock to be issued for each share of Utah Federal Common Stock will be the Merger Consideration divided by the Average Price.

         The number of shares of Washington Mutual Common Stock to be received upon conversion of the shares of Utah Federal Common Stock in the Merger will be subject to further adjustment in certain circumstances, as follows: (i) if prior to the third trading day before the Effective Time the shares of Washington Mutual Common Stock are changed into a different number of shares by reason of any recapitalization, split-up, combination or exchange of shares, or if a stock dividend on such shares is declared with a record date within such period, then the Average Price will be adjusted accordingly; or (ii) if immediately prior to the Effective Time any options to acquire Utah Federal Common Stock or related SARs remain in effect and unexercised, then the per share Merger Consideration will be increased by an amount equal to (A) the product of the (w) Merger Consideration and (x) the number of unexercised options or related share appreciation rights in effect and unexercised immediately prior to the Effective Time, divided by (B) the difference between (y) 142,000 and (z) the number of unexercised options or related stock appreciation rights in effect and unexercised immediately prior to the Effective Time.

         No certificates for fractional shares of Washington Mutual Common Stock will be issued as a result of the Merger. Instead, each Utah Federal Shareholder otherwise entitled to a fractional share will receive the cash value of such fractional share in an amount equal to the fraction multiplied by the Average Price.

BACKGROUND OF THE MERGER

         The Utah Federal Board has been cognizant of increasing levels of competition in the financial services business and the significant consolidation that has been occurring among the providers of banking services in Utah Federal's banking market and throughout the United States, in general. Utah Federal is and has been aware that larger entities that result from such consolidations may acquire substantial competitive advantages, including greater diversity in their loan portfolios, improved access to capital and funding and the ability to spread costs of new products, services and research and development over a wider customer base.

         In October 1995, Stephen M. Klein, an attorney in Seattle, Washington who had represented Utah Federal in various matters, contacted L. Brent Hoggan, Utah Federal's Executive Vice President, and inquired as to whether Utah Federal would be interested in being acquired. Mr. Klein indicated to Mr. Hoggan that Washington Mutual had recently acquired various banking institutions, including a Utah-based savings bank and advised Mr. Hoggan that Washington Mutual might be interested in expanding its presence in the Northern Utah banking market. Following that conversation, Mr. Klein sent Mr. Hoggan a package of publicly-available information on Washington Mutual for his review and consideration. Prior to Mr. Klein's contact with Mr. Hoggan, Mr. Klein had a general conversation with Washington Mutual concerning its interest in expanding its presence in Utah, but no specific reference to Utah Federal was made during that conversation.

         Mr. Hoggan conveyed Mr. Klein's inquiry and the information package to Ernest J. Miller, the Chairman of the Board of Utah Federal and its principal shareholder. After considering the possibility of a merger of Utah Federal with Washington Mutual, doing some independent investigation of Washington Mutual and consulting with his personal financial advisors, Mr. Miller directed Mr. Hoggan to indicate to Mr. Klein an interest in an acquisition at a price for Utah Federal of not less than $15 million, provided that the acquisition could be structured as a tax-free exchange of Utah Federal Common Stock for Washington Mutual Common Stock. Mr. Klein then contacted Craig E. Tall, an Executive Vice President of Washington Mutual, to convey Utah Federal's interest in a possible acquisition by Washington Mutual.

         On December 15, 1995, Messrs. Klein and Hoggan, and John E. Clay and Steven Thunell, members of Utah Federal's Board, met with Mr. Tall in Salt Lake City, Utah, to discuss the terms and timing of a possible merger transaction. At this meeting, certain terms of the transaction, including a price of $15 million, were discussed and it was agreed that the matters discussed would be presented to the Washington Mutual and Utah Federal Boards of Directors for their consideration.

         After the December 15, 1995 meeting, through further correspondence and conversations between Mr. Tall and Mr. Klein, certain other terms of the potential transaction were discussed.

         The Utah Federal Board met in Ogden, Utah for a special meeting on January 4, 1996 to consider whether the proposed merger would be in the best interest of Utah Federal and its shareholders. At the special meeting, the Utah Federal Board considered the financial strength of Washington Mutual, the fact that it was a publicly traded company, and the fact that Washington Mutual would provide a broader range of financial services to Utah Federal's customers than presently offered. The Utah Federal Board also considered the fact that Utah Federal's shareholders could not readily sell their shares and that the exchange of Utah Federal shares for shares in Washington Mutual would result in the shareholders obtaining a liquid stock in a more diversified and growing financial services company. At the conclusion of the January 4, 1996 special meeting, the Utah Federal Board unanimously adopted a resolution to permit Washington Mutual to conduct a due diligence review of Utah Federal and its operations. In that resolution, the Utah Federal Board further authorized Messrs. Hoggan, Clay and Thunell (in the event that after its due diligence review, Washington Mutual desired to proceed with the merger) to seek a qualified financial advisor to provide a fairness opinion on the proposed transaction and to assist in negotiating a definitive agreement with Washington Mutual for presentation to and consideration by the Utah Federal Board. Pursuant to such resolution, it was determined by Messrs. Clay, Thunell and Hoggan that CFA, an investment banking company qualified to provide a fairness opinion on the proposed transaction, would be retained for this purpose.

         Washington Mutual conducted a due diligence review of Utah Federal during January 1996. Simultaneously, the parties negotiated the terms of the Merger Agreement and related documents. On February 1, 1996, Michael R. Garrett, Utah Federal's President, and Messrs. Miller, Hoggan, Clay and legal counsel for Utah Federal met with representatives of and legal counsel for Washington Mutual. At this meeting, held in Seattle, the draft Merger Agreement was discussed at length and various points were negotiated.

         Following the meeting of February 1, 1996, revised drafts of the Merger Agreement were circulated. A substantially final draft was presented to the Utah Federal Board in its meeting on February 21, 1996. Members of the Utah Federal Board were informed that Washington Mutual conditioned its offer to acquire Utah Federal on, among other things, (i) receipt of an irrevocable option for Washington Mutual to acquire from Utah Federal shares representing 19.9 percent of the then outstanding Utah Federal Common Stock, exercisable under certain circumstances, (ii) receipt of a mutual break-up fee of $200,000 upon termination of the transaction under certain circumstances, and (iii) the agreement of the directors, executive officers and certain shareholders of Utah Federal to vote in favor of the transaction and take certain actions intended to preserve the desired accounting treatment of the Merger. Utah Federal's legal counsel conducted a detailed review of the transaction documents and related issues. At this meeting, a representative of CFA made an oral presentation and delivered a written opinion to the Utah Federal Board that the terms of the Merger Agreement were fair from a financial point of view to Utah Federal's shareholders.

         After discussing the terms of the Merger Agreement, considering the advise of its legal counsel and receiving the oral and written fairness opinion of CFA, the Utah Federal Board concluded that the Merger would be in the best interests of Utah Federal and its shareholders and unanimously adopted a resolution approving the Merger Agreement and related documents. The Utah Federal Board also authorized execution of the Merger Agreement and, directed that Utah Federal proceed in conjunction with Washington Mutual's representatives to seek necessary regulatory approval of the proposed transaction and further, that the Merger Agreement be submitted to the shareholders of Utah Federal for their approval, subject to a final fairness opinion from CFA.

         On February 21, 1996, and as updated on the date of this Proxy Statement/Prospectus, CFA delivered a written opinion that the Merger Consideration to be received by holders of Utah Federal Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to Utah Federal's shareholders. A copy of the CFA Opinion is included as Appendix A hereto.

     On July 22, 1996, Washington Mutual announced the signing of the Keystone Merger Agreement and on July 23, 1996, Utah Federal postponed the Special Meeting and notified its shareholders in writing of such postponement. Because of the resulting delay in consummating the Merger, by amendment to the Merger Agreement dated September 10, 1996, Washington Mutual and Utah Federal agreed to increase the Merger Consideration from $105.63 to $107.04 per share and to increase from $150,000 to $200,000 the allowable amount of Utah Federal's transaction fees incurred in connection with the Merger, beyond which the Merger Consideration would be reduced by the amount of any excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Date. See "THE MERGER AGREEMENT - Expenses."

         The Merger Agreement is the result of arm's length negotiations between Utah Federal and Washington Mutual. There is no affiliation between any of the directors and officers of the respective entities.

REASONS FOR THE MERGER; RECOMMENDATION OF THE UTAH FEDERAL BOARD

         The Utah Federal Board has carefully considered the terms of the Merger Agreement, unanimously approved it as being in the best interests of Utah Federal and its shareholders, and recommends that Utah Federal Shareholders vote FOR the proposal to approve the Merger Agreement.

         At its meeting on February 21, 1996, the Utah Federal Board unanimously determined that the Merger was fair to, and in the best interests of, Utah Federal's shareholders and recommended that the Merger Agreement be submitted to the Utah Federal Shareholders for their approval. In making this determination, the Utah Federal Board considered a variety of factors, including (i) the value of the Washington Mutual Common Stock that Utah Federal's shareholders would receive in exchange for their shares of Utah Federal Common Stock and other terms of the Merger Agreement; (ii) the benefits expected to result from the Merger based on a consideration of the financial condition, results of operation and prospects of Washington Mutual and Utah Federal, both on a stand-alone and on a combined basis; (iii) the Utah Federal Board's view of the relative merits of other opportunities presented to it or that it believed would be available (including the possibility of remaining independent); (iv) the liquidity that Utah Federal's shareholders would enjoy upon converting their Utah Federal Common Stock into publicly traded shares of Washington Mutual Common Stock; (v) Utah Federal's ability to continue to provide competitive and comprehensive services in the markets in which it operates; (vi) the parties' shared belief in community banking, which emphasizes responsiveness to local markets and the delivery of personalized services to customers, and (vii) the fairness opinion of CFA.

         In the course of reaching its determination to approve the Merger Agreement, the Utah Federal Board consulted with legal counsel with respect to the legal duties of the Utah Federal Board, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational and due diligence matters. In addition to the overall objectives, discussed above, of enhancing shareholder value and providing high-quality community banking services, the Utah Federal Board considered a number of other specific factors, including the following:

         - Utah Federal's shareholders would receive a premium over the price per share of Utah Federal Common Stock at which individual trades have occurred in the recent past;

         - Washington Mutual Common Stock is a publicly-traded stock, thus the Merger would create liquidity for Utah Federal Shareholders;

         - The Merger would permit Utah Federal's shareholders, on a tax-free basis, to invest in a larger, more diversified banking organization;

         - The combined entity would have a stronger financial condition, businesses and prospects and an enhanced ability to compete in the markets it serves;

         - The Merger would allow customers to receive certain additional services that are currently not provided; and

         - The combined organization would enable customers to have access to larger loans due to higher legal lending limits.

The Utah Federal Board did not ascribe relative or specific weights to any factor in its evaluation of the Merger.

         In considering the recommendation of the Utah Federal Board, Utah Federal Shareholders should be aware that certain directors and executive officers of Utah Federal may be deemed to have interests in the Merger in addition to their interests, if any, as Utah Federal Shareholders. As of the Record Date, directors and executive officers of Utah Federal beneficially owned, in the aggregate, 137,919 shares of Utah Federal Common Stock prior to the Merger (approximately 97.13 percent of the outstanding shares of Utah Federal Common Stock), or less than one percent of the outstanding shares of Washington Mutual Common Stock after the Merger. One of the directors of Utah Federal individually beneficially owned 134,609 shares of Utah Federal Common Stock, representing 94.8 percent of the outstanding shares of Utah Federal Common Stock. Additionally, Washington Mutual has agreed to indemnify the current and former directors, officers and employees of Utah Federal for acts or omissions occurring prior to the Effective Date. In addition, Mr. Garrett has accepted an offer of employment with WMBfsb as a mortgage production manager and vice president upon consummation of the Merger. See "THE MERGER -- Interest of Certain Persons in the Merger" and "THE MERGER AGREEMENT -- Effect on Employee Benefit Plans and Stock Plans."

OPINION OF FINANCIAL ADVISOR

         CFA has delivered written opinions to the Utah Federal Board to the effect that, as of February 21, 1996, July 1, 1996 and updated as of the date of this Proxy Statement/Prospectus, the consideration to be received by Utah Federal Shareholders pursuant to the terms of the Merger Agreement is fair to such shareholders from a financial point of view. The Merger Consideration was determined by Utah Federal and Washington Mutual through negotiations. The CFA Opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by Utah Federal Shareholders and does not constitute a recommendation to any Utah Federal Shareholder as to how such shareholder should vote at the Special Meeting.

         Utah Federal retained CFA as its exclusive financial advisor pursuant to an engagement letter dated February 21, 1996 (the "Engagement Letter") in connection with the Merger. CFA is a regionally recognized investment banking firm that is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions. The Utah Federal Board selected CFA to act as Utah Federal's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

         CFA issued its opinions to the Utah Federal Board on February 21, 1996, July 1, 1996 and as updated as of the date of this Proxy Statement/Prospectus that, in its opinion as investment bankers, the Merger Consideration to be received by Utah Federal Shareholders pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to Utah Federal and its shareholders. THE FULL TEXT OF THE CFA OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX B. THE SUMMARY OF THE CFA OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. UTAH FEDERAL SHAREHOLDERS ARE URGED TO READ THE ENTIRE CFA OPINION.

         In rendering its opinion to Utah Federal, CFA reviewed, among other things, historical financial data of Utah Federal, certain internal financial data and assumptions of Utah Federal prepared for financial planning and budgeting purposes furnished by the management of Utah Federal and, to the extent publicly available, the financial terms of certain change of control transactions involving community banks in the Western U.S. CFA discussed with Utah Federal's management the financial condition, current operating results, and business outlook for Utah Federal. CFA also reviewed certain publicly available information concerning Washington Mutual and certain financial and securities data of Washington Mutual and companies deemed similar to Washington Mutual. CFA discussed with Washington Mutual's management the financial condition, current operating results, and business outlook for Washington Mutual and Washington Mutual's plans relating to Utah Federal. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Utah Federal or Washington Mutual nor was it furnished any such appraisals. Utah Federal did not impose any limitations on the scope of the CFA investigation in arriving at its opinion.

         CFA analyzed the total purchase price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16 percent to 18 percent.

         "Net Asset Value" is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Utah Federal's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFA to the net asset value approach to valuation.

         "Market Value" is generally defined as the price, established on a "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. Market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighing than the net asset value approach and similar weight as the investment value approach as discussed below.

         CFA maintains a substantial data base concerning prices paid for banking institutions in the Western U.S., particularly thrift institutions, from 1988 through 1996. This data base provides comparable pricing and financial performance data for thrift institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Utah Federal, CFA has considered the market approach and has evaluated price to shareholders equity and price to earnings multiples and the price to total assets percentage for transactions involving thrift and banking organizations with total assets less than $1 billion located in the Western United States that sold for 100 percent common stock from January 1988 to January 1996.

         COMPARABLE SALES MULTIPLES. CFA calculated an "Adjusted Book Value" for the Merger for Utah Federal's December 31, 1995 shareholders equity and the estimated June 30, 1996 shareholders equity adjusted for the price to stockholders equity ratios for a sample of Western thrift and banking institutions with assets above $100 million which sold between January 1988 through January 1996 and a sample of Western U.S. thrift and banking institutions with total assets above $100 million which sold between March 1990 and October 1995. The calculations were $107.54 and $97.50 per share, respectively.

         TRANSACTION VALUE AS A PERCENTAGE OF TOTAL ASSETS. CFA calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $105.63 per share results in a transaction value as a percentage of total assets of 12.10 percent. The median price as a percentage of total assets for a sample of Western U.S. banking institutions with assets below $1 billion which sold between January 1988 through January 1996 and a sample of Western U.S. banking institutions with total assets between $100 million and $1 billion which sold between March 1990 and October 1995 were 11 percent and 12 percent, respectively.

         "Investment Value" is sometimes referred to as the income or earnings value. One investment value method frequently used estimates the present value of a institution's future earnings or cash flow which is discussed below.

         NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is a estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Utah Federal's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of the banking industry, Utah Federal's earnings estimates for the years 1996 through 2000, historical levels of growth and earnings, and the competitive situation in Utah Federal's market area. Using discount rates of 16 percent and 18 percent, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a rage of $86.88 to $117.54 per share.

         When the Net Asset Value, Market Value and Investment Value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view.

         Pursuant to the terms of the Engagement Letter, Utah Federal has agreed to pay CFA a fee of $21,000. In addition, Utah Federal has agreed to reimburse CFA for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFA against certain liabilities.

RISK FACTORS RELATED TO THE KEYSTONE TRANSACTION AND KEYSTONE HOLDINGS

     In addition to the other information set forth in this Proxy
Statement/Prospectus, Utah Federal Shareholders should consider the following matters related to the Keystone Transaction and Keystone Holdings before voting on the proposal herein.

    FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE. When used in this Proxy Statement/Prospectus, the words "anticipate," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on Washington Mutual's ability to attain its goals are discussed below.

     EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED. Washington Mutual anticipates that substantial benefits will occur as a result of the Keystone Transaction as described under "APPENDIX F - THE KEYSTONE TRANSACTION - Reasons for the Transaction; Recommendation of the Washington Mutual Board" and "APPENDIX F - THE KEYSTONE TRANSACTION - MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION." Whether the anticipated benefits of the Keystone Transaction are ultimately achieved, however, will depend on a number of factors, including the ability of Washington Mutual and Keystone Holdings as a combined company ("combined companies") to achieve administrative cost savings at projected levels within projected time frames, and general economies of scale and, generally, the ability of the combined companies to capitalize on their combined asset base and strategic position. There can be no assurance that the expected benefits of the Keystone Transaction relative to the combined business will be achieved.

     ECONOMIC CONDITIONS AND REAL ESTATE RISK. Washington Mutual's lending operations are concentrated primarily in Washington and Oregon, with additional operations in Idaho, Utah and Montana, and ASB's lending operations are concentrated in California. Both Washington Mutual and ASB have the bulk of their assets invested in loans and securities secured by residential real estate in those states. As a result, the financial condition and results of operations of the combined company will be subject to general economic conditions and, particularly, the conditions in the single-family or multi-family residential real estate markets prevailing in Washington, Oregon and California. In addition, in an economic downturn, there tends to be a run-off in deposits, which could increase overall funding costs. If economic conditions in any one of those states worsens or if the market for residential real estate in particular declines, the combined company may suffer decreased net income or losses associated with higher default rates and decreased collateral values on its existing portfolio, and may not be able to originate the volume of high quality single-family or multi-family residential mortgage loans or achieve the level of deposits and mutual fund assets currently projected.

     In contrast to Washington Mutual's historical situation, approximately one-half of the combined companies' pro forma loan assets at June 30, 1996 were secured by properties in California. The California economy and certain of its real estate submarkets showed signs of recovery in 1994 and 1995 from the recessionary levels of the early 1990's, and consequently ASB's delinquencies, non-performing assets and the ratio of loss provisions to nonperforming assets improved from earlier periods. Other California real estate submarkets continued to decline in 1996. If the California economy or real estate values in California were to significantly decline, future financial performance of the combined companies could be negatively affected.

     INTEREST RATE RISK. Each of Washington Mutual and ASB realizes its income principally from the differential between the interest earned on loans, investments and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the repricing characteristics of interest-earning assets and deposits and other liabilities. Loan volumes and yields, as well as the volume of, and rates on, investments, deposits and borrowings, are affected by market interest rates. Generally, Washington Mutual will experience increased interest rate spreads during periods of downward interest rate movement and decreased interest rate spreads during periods of upward interest rate movement. This is also the case with ASB, although to a somewhat lesser extent. Although ASB's loan portfolio consists primarily of ARMs, the adjustments in the interest rates on the ARMs inherently lag changes in ASB's cost of funds. To the extent that interest rates generally are increasing, the combined company's actual interest rate spread, and thus net income, will in most cases be negatively affected.

     OPERATIONAL ISSUES; MANAGEMENT. ASB's assets and deposits are of comparable size to Washington Mutual's, and ASB operates primarily in California, where Washington Mutual has limited operating experience. The combination of two companies of nearly equal size and the integration of their management teams in different geographic areas may pose difficulties that could adversely affect the results of operations of the combined company. In addition, Washington Mutual anticipates certain cost savings from the consolidation of operations, which may not materialize or may be delayed as a result of difficulties in consolidating operations.

     The ability of the combined company to operate efficiently, at least in the short term, will be enhanced by its ability to retain existing management personnel. If Washington Mutual is not able to retain a substantial number of key management personnel of ASB, the consolidation of the two companies may be more time-consuming, difficult and expensive, which may negatively affect the predicted cost savings. See
"APPENDIX F--THE KEYSTONE TRANSACTION--MANAGEMENT AND OPERATIONS OF
WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION."

     ABILITY TO REFINANCE DEBT. Washington Mutual currently intends to refinance certain outstanding debt and preferred equity of certain subsidiaries of Keystone Holdings following the Keystone Transaction. To the extent that the interest rates on such refinancing are higher than anticipated, or that some of such indebtedness is not repaid as contemplated, actual interest and dividend costs may be higher than anticipated by Washington Mutual. Holders of certain of such debt have the right to demand payment in the event of a change in control, such as the Keystone Transaction. If such holders demand payment after the Keystone Transaction, Washington Mutual will be required to promptly repay such debt and may not be able to arrange for alternative financing at the anticipated rates. See "APPENDIX F - THE KEYSTONE TRANSACTION - MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION."

     COMPETITION. Washington Mutual and ASB both face significant competition in their respective markets. Washington Mutual has limited operating experience in California. California has a much larger population with more large financial institution competitors than the states in which Washington Mutual currently operates. Many of these large competitors have more significant financial resources, larger market share and greater name recognition in California than the combined company will have. The existence of such competitors may make it difficult for Washington Mutual to achieve its financial goals following the Keystone Transaction.

     SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICE OF STOCK. Sales of substantial amounts of Washington Mutual Common Stock in the public market could adversely affect the market price of such stock. As described elsewhere in this Proxy Statement/Prospectus, it is anticipated that the FDIC-Manager will sell the FRF Initial Shares in the Initial Underwriting. Additionally, Washington Mutual has agreed to provide the FRF and the Investors and their assigns with certain registration rights that will facilitate future sales of shares of Washington Mutual Common Stock issued in connection with the Keystone Transaction. If the market price of Washington Mutual Common Stock were adversely affected by such sales, Washington Mutual's access to equity capital markets could be adversely affected, and issuances of stock by Washington Mutual in connection with future acquisitions, or otherwise, could dilute earnings per share. See "APPENDIX F - THE KEYSTONE TRANSACTION - Registration Rights and Resales of Washington Mutual Common Stock."

     SIGNIFICANT SHAREHOLDERS . Upon consummation of the Keystone Transaction, the Initial Shares will be issued to the FRF and KHP. The FDIC-Manager is expected to sell the FRF Initial Shares in the Initial Underwriting, although there is no assurance that the FDIC-Manager will sell all or any of such shares. See "APPENDIX F - THE KEYSTONE TRANSACTION - Registration Rights and Resales of Washington Mutual Common Stock." If the FDIC-Manager does not sell any of the FRF Initial Shares in the Initial Underwriting, at the Effective Time the FRF will own approximately 14.0% of the Washington Mutual Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares), assuming all of the Litigation Escrow Shares are released.

     The Keystone Initial Shares and the contingent right to receive the Litigation Escrow Shares attributable to KHP will be distributed to the Investors immediately after the consummation of the Keystone Transaction. After the Keystone Transaction, the Investors will own an aggregate of 31,075,333 shares of Washington Mutual Common Stock, representing approximately 25.9% of the Washington Mutual Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares), assuming all of the Litigation Escrow Shares are released.

     Immediately after the Keystone Transaction, Mr. Bass will beneficially own approximately 9.5% of the Washington Mutual Common Stock then outstanding (based on the number of shares outstanding on the Record Date plus the Initial Shares and Litigation Escrow Shares), assuming all of the Litigation Escrow Shares are released.

     The Investors and the FDIC-Manager are restricted in their right to sell shares of Washington Mutual Common Stock received in the Keystone Transaction by state and federal securities and bank regulatory laws. In addition, certain Investors are also subject to restrictions on sales of their shares of Washington Mutual Common Stock by the terms of the Keystone Affiliate Letters ("Keystone Affiliate Letters"). Other than such restrictions, Washington Mutual has no agreements with any Investor, including Mr. Bass, that restrict an Investor's rights to buy, sell or vote the Washington Mutual Common Stock. As holders of a significant percentage of the outstanding Washington Mutual Common Stock, after the Keystone Transaction certain Investors, particularly Mr. Bass, and the FDIC-Manager, to the extent that the FDIC-Manager does not sell the FRF Initial Shares in the Initial Underwriting, will be able to affect voting on matters put before the shareholders of Washington Mutual.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Utah Federal Board, Utah Federal Shareholders should be aware that certain directors and executive officers of Utah Federal may be deemed to have interests in the Merger in addition to their interests, if any, as Utah Federal Shareholders.

         OWNERSHIP OF UTAH FEDERAL COMMON STOCK. As of the Record Date, directors and executive officers of Utah Federal, beneficially owned an aggregate of 137,919 shares of Utah Federal Common Stock (or approximately 97.13 percent of the then outstanding shares of Utah Federal Common Stock). See "INFORMATION CONCERNING UTAH FEDERAL -- Beneficial Ownership of Utah Federal Common Stock."

         INDEMNIFICATION AND INSURANCE. Washington Mutual has agreed, from and after the Effective Time, to indemnify the current and former directors, officers and employees of Utah Federal as though they had been directors, officers and/or employees of Washington Mutual or WMBfsb, for acts and omissions occurring prior to and including the Effective Time. Washington Mutual and WMBfsb have also agreed to use all reasonable efforts, in cooperation with Utah Federal, to arrange for insurance coverage for officers and directors of Utah Federal following the Effective Time with at least as much dollar coverage as such officers and directors have under their current policy.

         EMPLOYMENT ARRANGEMENT WITH GARRETT. Subsequent to the date of the Merger Agreement, WMBfsb offered Mr. Garrett a position with WMBfsb as a mortgage production manager and vice president of WMBfsb upon consummation of the Merger and Mr. Garrett accepted the offer. Mr. Garrett's employment will be at will and may be terminated at any time by WMBfsb or Mr. Garrett with or without cause or advance notice. WMBfsb has guaranteed Mr. Garrett an annual salary of $95,000 for his first year of employment. Thereafter, Mr. Garrett's compensation will be based on Washington Mutual's standard incentive compensation model. At any time during Mr. Garrett's first year of employment, Mr. Garrett may choose to base his salary on the standard incentive model and forego the guaranteed salary.

         SEVERANCE PAYMENTS. The Merger Agreement provides that Washington Mutual will make severance payments in certain circumstances (in an amount equal to one-half month's salary for each year of service with Utah Federal up to a maximum of six months' total pay) to any officer of Utah Federal whose employment is terminated without "cause" within one year after the Effective Date. These severance payments are not available to Mr. Garrett, the President and Chief Executive Officer of Utah Federal, in the event he receives payment pursuant to his employment agreement with Utah Federal. In addition to the above described severance payments, Mr. Petersen, the treasurer and controller of Utah Federal, and Georgia S. Goodell, the corporate secretary and director of human resources of Utah Federal, will each be paid an amount equal to three times his or her current monthly salary if such person remains with Utah Federal until the Effective Date. L. Brent Hoggan, the Executive Vice President and Legal Counsel, will receive $1,000 per month for three months after closing pursuant to his agreement to provide certain transition services.

         RETENTION BONUS FOR UTAH FEDERAL EMPLOYEES. Subsequent to the date of the Merger Agreement, WMBfsb made an offer to all Utah Federal officers and employees, other than Utah Federal's President and Executive Vice President, that, as a condition of and as an incentive to each such employee remaining an employee of Utah Federal until the Effective Date and an employee of WMBfsb (with such employee continuing in his or her former duties and position as with Utah Federal) after the Effective Date until the successful conversion to Washington Mutual systems, WMBfsb will pay such employee a retention bonus of one months' salary plus one weeks' salary for each calendar month or partial calendar month from the Effective Time to such employee's job-end date. In lieu of the above-described retention bonus, Mr. Petersen and Ms. Goodell will each receive a retention bonus of one weeks' salary for each calendar month or partial calendar month from the Effective Time to such employee's job-end date. A retention bonus will not be paid to any employee terminated for cause or for other performance-related reasons or to any employee voluntarily leaving prior to the job-end date. The retention bonus is independent of and in addition to any other payments any such employee might be entitled to under the Merger Agreement.

AFFILIATE LETTERS

         As a condition to the execution of the Merger Agreement, each director and executive officer of Utah Federal (collectively, the "Affiliates"), beneficially owning in the aggregate 137,919 shares of Utah Federal Common Stock approximately 97.13 percent of the shares of Utah Federal Common Stock outstanding as of the Record Date) has delivered to Washington Mutual an Affiliate Letter, pursuant to which, among other things, the Affiliates agreed to vote the shares of Utah Federal Common Stock held by them in favor of approval of the Merger Agreement. In addition, pursuant to the Affiliate Letters, each Affiliate agreed, with certain limited exceptions, not to (i) sell or otherwise dispose of any shares of Utah Federal Common Stock or Washington Mutual Common Stock during the period from 30 days preceding the Effective Date until such time as consolidated financial results covering at least 30 days of post-Merger combined operations of Washington Mutual and Utah Federal have been published, or (ii) sell or transfer any shares of Utah Federal Common Stock except in transactions in which the ultimate beneficial owner will acquire fewer than 1,000 shares. The Affiliate Letters do not restrict any director or officer of Utah Federal from voting on any matter, or otherwise from acting, in his or her capacity as a director or officer with respect to any matters, including but not limited to, the general management or overall operation of Utah Federal or any other exercise of fiduciary responsibilities.

         The Affiliate Letters are intended to preserve treatment of the Merger as a pooling-of-interests for accounting purposes and to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may discourage competing acquisition offers for Utah Federal.

REGULATORY APPROVALS

         The Merger is subject to the approval of the OTS under the Home Owners' Loan Act. The Community Reinvestment Act of 1978 ("CRA") also requires that the OTS, in deciding whether to approve the Merger, assess the record of performance of Utah Federal and the bank subsidiaries of Washington Mutual in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods.

         Washington Mutual has submitted an application seeking OTS approval of the Merger. On July 18, 1996, the OTS approved the Merger. Pursuant to the OTS approval, the Merger must be consummated on or before the 120th day after date of the approval. If the Merger is not consummated within such period, Washington Mutual will request an extension from OTS. While there can be no assurance that such request will be granted, Washington Mutual believes that the OTS will respond positively to a request for an extension.

         Washington Mutual and Utah Federal are not aware of any other governmental approvals that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval would be sought. There can be no assurance whether or when any such approval, if required, could be obtained.

FEDERAL INCOME TAX CONSEQUENCES

         The Merger is expected to constitute a "reorganization" under the Code. The following discussion summarizes the material federal income tax consequences relating to the Merger, assuming the Merger is so treated. No ruling from the Internal Revenue Service (the "IRS") will be applied for with respect to the federal income tax consequences of the Merger. THERE CAN BE NO ASSURANCE THAT THE IRS WILL AGREE WITH THE CONCLUSIONS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS.

         Consummation of the Merger is conditioned upon, among other things, receipt by Utah Federal and Washington Mutual of an opinion from Foster Pepper & Shefelman, counsel to Washington Mutual, dated as of the Effective Date, substantially to the effect that the Merger will qualify as a "reorganization" for federal income tax purposes and that the attendant tax consequences will be as discussed below. Such opinion is conditioned upon the continued accuracy of certain factual representations made by Washington Mutual, Utah Federal and Ernest J. Miller. The opinion will not, however, be binding upon the IRS or the courts.

         Gain or loss will not be recognized by Utah Federal Shareholders on the exchange of their shares of Utah Federal Common Stock solely for Washington Mutual Common Stock in the Merger.

         Each Utah Federal Shareholder who receives cash in lieu of a fractional share of Washington Mutual Common Stock and each Utah Federal Shareholder who receives cash in connection with the perfection of dissenters' rights will be treated as receiving a distribution in redemption of such share interest. In general, such distribution in redemption will be treated as a payment in exchange for such share interest, subject to the provisions and limitations of Code Section 302 (which in certain circumstances could result in the receipt of cash being treated as a dividend). If treated as a payment in exchange for such share interest, gain or loss will be measured by the difference between the tax basis allocable to the fractional share, or of the dissenters' shares tendered, as the case may be, and the amount of cash received therefor. Such gain or loss will be a capital gain or loss if the Utah Federal Common Stock was held as a capital asset as of the Effective Date.

         The gain or loss will be treated as a long-term capital gain or loss if the Utah Federal Common Stock that resulted in the receipt of such cash was held by the shareholder for more than one year, and otherwise will be short-term capital gain or loss.

         The aggregate tax basis of the Washington Mutual Common Stock received by each Utah Federal Shareholder in the Merger will equal the aggregate tax basis of such shareholder's Utah Federal Common Stock exchanged therefore, reduced by the basis of the Utah Federal Common Stock allocable to any fractional share of Washington Mutual Common Stock in lieu of which cash is received. The holding period for the Washington Mutual Common Stock received by each shareholder in the Merger will include the period the shareholder held the Utah Federal Common Stock exchanged therefore, provided such shares of Utah Federal Common Stock were held as capital assets at the Effective Time.

         The cash payments, if any, due holders of Utah Federal Common Stock (other than certain exempt entities and persons) pursuant to the Merger will be subject to a 31 percent backup withholding tax by the Exchange Agent under federal income tax law unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if (i) the shareholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct, (ii) the IRS notifies the Exchange Agent that the shareholder has failed to report interest, dividends or original issue discount in the past, or
(iii) there has been a failure by the shareholder to certify under penalty of perjury that such shareholder is not subject to the 31 percent backup withholding tax. Any amounts withheld by the Exchange Agent in collection of the 31 percent backup withholding tax will generally be treated as a credit against the federal income tax liability of the shareholder from whom such tax was withheld. The TIN of an individual shareholder is the shareholder's Social Security Number.

         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO UTAH FEDERAL SHAREHOLDERS UNDER CURRENTLY EXISTING FEDERAL INCOME TAX LAWS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S SITUATION. EACH UTAH FEDERAL SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO SUCH SHAREHOLDER'S OWN SITUATION, INCLUDING ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF WASHINGTON MUTUAL COMMON STOCK RECEIVED IN THE MERGER.

ACCOUNTING TREATMENT

         The Merger, if completed as proposed, will be treated as a pooling-of-interests for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Utah Federal will be recorded on the books of Washington Mutual at their values on the books of Utah Federal at the time of consummation of the Merger. No goodwill is created in a merger that is accounted for as a pooling-of-interests.

DISSENTERS' RIGHTS

         If the Merger is consummated pursuant to regulations promulgated by the OTS, any Utah Federal Shareholder who (i) objects to the Merger, (ii) does not vote any of such holders' shares in favor of the Merger, and (iii) fully complies with all of the provisions of 12 C.F.R. Section 552.14, the Dissenter and Appraisal Rights Regulation, will be entitled to demand and receive payment in an amount equal to the fair or appraised value of such holders' shares of Utah Federal Common Stock. For the purpose of determining the amount to be received in connection with the exercise of dissenters' rights pursuant to OTS regulations, the fair value of a dissenting shareholder's Utah Federal Common Stock equals the fair market value of such shares as of the Effective Date, without considering any value arising from the accomplishment or expectation of the Merger.

         Any Utah Federal Shareholder desiring to receive payment of the fair or appraised value of such holders' Utah Federal Common Stock under the Dissenter and Appraisal Rights Regulation must (i) deliver to Utah Federal, prior to voting on the Merger, a writing identifying such holder and stating such holder's intention to demand appraisal of and payment for such holder's shares and (ii) not vote such holder's shares of Utah Federal Common Stock in favor of the Merger. Any written notice of intent to demand appraisal of and payment for shares of Utah Federal Common Stock must be sent to: Utah Federal Savings Bank, a federal savings bank, 2279 Washington Blvd., Ogden, Utah 84401, Attention: L. Brent Hoggan, Executive Vice President. A vote against the Merger alone will not satisfy the requirements for the separate written notice referred to in condition (i) above. Rather, such written notice must be prior and in addition to and separate from any proxy or vote against the Merger by the dissenting shareholder.

         Within 10 days after the Effective Date, WMBfsb must give written notice of the Effective Date by mail to any Utah Federal Shareholder who complied with the provisions of the Dissenter and Appraisal Rights Regulation described above and make a written offer to each such Utah Federal Shareholder to pay for such holder's shares at a price Washington Mutual estimates to be the fair value of the shares. It is the current intention of Washington Mutual to use the per share book value of Utah Federal as of June 30, 1996 as its estimate of the per share fair market value of the Utah Federal shares, which per share value was $81.99. Such notice and offer must be accompanied by Utah Federal's balance sheet and statement of income for a fiscal year ending not more than 16 months before the date of notice and offer, together with the latest available interim financial statements and a statement of the procedures that must be followed if the shareholder elects to demand appraisal and payment of a different amount than that offered.

         If within 60 days of the Effective Date the dissenting shareholder accepts Washington Mutual's offer of the fair value for such holder's shares, or the fair value as otherwise agreed upon between Washington Mutual's and the dissenting shareholder, Washington Mutual must make payment for the dissenting shareholder's shares within 90 days of the Effective Date. At any time within 60 days of the Effective Date, a dissenting shareholder may withdraw a demand for appraisal and accept the terms of the Merger, and such shares of Utah Federal Common

Stock will become shares of Washington Mutual Common Stock in accordance with the terms of the Merger Agreement.

         If the dissenting shareholder and Washington Mutual do not agree as to the fair value of the dissenting shareholder's shares within 60 days of the Effective Date, the dissenting shareholder may file a petition with the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, with a copy by registered or certified mail to Washington Mutual, demanding a determination of the fair market value of the shares of all such shareholders. Each shareholder demanding appraisal of and payment for such holder's shares of Utah Federal Common Stock in compliance with the Dissenter and Appraisal Rights Regulation must deliver such holder's shares of Utah Federal Common Stock to the Exchange Agent, for notation thereon that an appraisal proceeding is pending. If a dissenting shareholder fails to file a petition with the OTS demanding a determination of fair value within 60 days of the Effective Date or fails to deliver such holder's shares of Utah Federal Common Stock to the Exchange Agent within 60 days of the Effective Date, such dissenting shareholder will be deemed to have accepted the terms of the Merger, and such shareholder's shares of Utah Federal Common Stock will become shares of Washington Mutual Common Stock in accordance with the terms of the Merger Agreement.

         The director of the OTS (the "Director") will appoint either appropriate OTS staff or one or more independent persons to determine the appraised value of the shares of a dissenting shareholder who has complied fully with the Dissenter and Appraisal Rights Regulation. Appraisals prepared by independent persons will be subject to review by OTS staff. If the Director concurs with the appraisal, the Director will direct payment of the appraised value of the shares upon surrender of the certificates representing such shares, together with interest from the Effective Date at a rate the Director deems equitable. The Director, in his or her discretion, may apportion or assess the cost of the appraisal proceeding against some or all of the parties to the proceeding. Dissenting shareholders who have given written notice of their intent to dissent are not entitled to receive dividends or to exercise voting rights with respect to either Utah Federal Common Stock or Washington Mutual Common Stock unless and until such shareholders accept or are deemed to have accepted the terms of the Merger Agreement.

         The foregoing does not purport to be a complete statement of the provisions of the Dissenter and Appraisal Rights Regulation and is qualified in its entirety by the full text of the Dissenter and Appraisal Rights Regulation which is reproduced in Appendix D to this Proxy Statement/Prospectus.

RESALES OF WASHINGTON MUTUAL COMMON STOCK BY UTAH FEDERAL SHAREHOLDERS

         The shares of Washington Mutual Common Stock issuable to shareholders of Utah Federal upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Utah Federal or Washington Mutual as that term is defined in the rules and regulations under the Securities Act. These rules and regulations generally define "affiliates" as persons who control, are controlled by, or are under common control with, Utah Federal at the time of the Special Meeting (generally, executive officers, directors and certain beneficial owners). Such persons may not sell their Washington Mutual Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an affiliate (together with certain related persons) would be entitled to sell Washington Mutual Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of one percent of the outstanding shares of Washington Mutual Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to affiliates, however, only if Washington Mutual remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an affiliate would be able to sell such Washington Mutual Common Stock without such manner of sale or volume limitations provided that Washington Mutual was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Washington Mutual. Three years after the Effective Time, an affiliate would be able to sell such Washington Mutual Common Stock without any restrictions so long as such affiliate had not been an affiliate of Washington Mutual for at least three months prior thereto.

                              THE MERGER AGREEMENT

EFFECTIVE DATE AND TIME OF THE MERGER

         The Merger will become effective at the time of the endorsement of the articles of combination by the OTS or at such later time after such endorsement as is specified by the OTS on the endorsement of articles of combination. As used herein, the term "Effective Date" means the day on which the Effective Time occurs. The parties are unable to predict when or if the Effective Time will occur.

CONDITIONS TO THE MERGER

         The obligations of Utah Federal and Washington Mutual to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) the approval of the Merger and the Merger Agreement by the requisite vote of Utah Federal Shareholders; (ii) the receipt of all applicable regulatory and governmental approvals and consents and the expiration of all statutory and regulatory waiting periods; (iii) the absence of any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger; (iv) receipt of an opinion of counsel to Washington Mutual to the effect that the Merger will qualify as a "reorganization" as defined by the Code and that Utah Federal Shareholders will not recognize any gain or loss for federal income tax purposes (with the exception of cash paid for fractional shares or cash paid as a result of any Utah Federal Shareholder perfecting dissenters' rights) as a result of the Merger; (v) compliance with applicable pre-merger notification provisions of
Section 7A of the Clayton Act and the absence of pending or threatened proceedings under any applicable antitrust law of the states of Utah and Washington; and (vi) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof or any proceedings for that purpose initiated by the Commission.

         The obligation of Washington Mutual to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the continued accuracy of representations and warranties of Utah Federal and the performance by Utah Federal of its covenants and agreements made in the Merger Agreement, except where the failure of such representations and warranties to be accurate or the failure to perform such covenants or agreements will not, in the aggregate, have a negative economic effect of $250,000 or more on Utah Federal or, when adjusted to present value, have such an effect on Washington Mutual; (ii) the receipt of all regulatory and governmental consents, waivers, clearances, approvals and authorizations required in connection with the transactions contemplated by the Merger Agreement without the imposition of any condition that (a) has not normally been imposed in such transactions and would have a material adverse effect on Utah Federal or Washington Mutual or (b) would require Washington Mutual to contribute additional capital to WMBfsb other than to raise its leverage capital ratio to a level no higher than five percent (as adjusted to account for the Merger); (iii) the receipt of an opinion, dated the date of the closing, from Graham & Dunn, counsel to Utah Federal; (iv) the absence of any material adverse change in the overall financial condition, businesses or results of operations of Utah Federal; (v) the receipt of resignations of the directors of Utah Federal; (vi) the receipt of an indemnification agreement from Ernest J. Miller, the Chairman of the Board, Director, and majority shareholder of Utah Federal; (vii) evidence that dissenters' rights have not been preserved with respect to more than five percent of the outstanding shares of Utah Federal Common Stock and that each person who executed an Affiliate Letter has voted in favor of the Merger; (viii) the receipt of statements from Utah Federal setting forth all costs and expenses paid or owed to third parties by Utah Federal in connection with the consummation of the Merger; and (ix) the receipt of a certificate of officers of Utah Federal and such other documents necessary to evidence fulfillment of the conditions precedent to the closing of the Merger.

         The obligation of Utah Federal to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the continued accuracy of the representations and warranties of Washington Mutual and WMBfsb, except where the failure to be accurate would not have a material adverse effect on Washington Mutual, and the performance by Washington Mutual and WMBfsb of their covenants and agreements made in the Merger Agreement; (ii) the receipt of an opinion, dated the date of closing, from Foster Pepper & Shefelman, counsel to Washington Mutual; (iii) the absence of any material adverse change in the overall financial condition, businesses or results of operations of Washington Mutual; (iv) the receipt of a certificate of officers of Washington Mutual and such other documents necessary to evidence fulfillment of the conditions precedent to the closing of the Merger; (v) the receipt of a fairness opinion from CFA, dated the date of this Proxy Statement/Prospectus; and (vi) the receipt by Washington Mutual's transfer agent at least two days prior to closing of instructions with respect to the issuance of Washington Mutual Common Stock to the Utah Federal Shareholders.

BUSINESS OF UTAH FEDERAL PENDING THE MERGER

         Under the Merger Agreement, until the Effective Time, Utah Federal is generally obligated to conduct its business in the ordinary course and consistent with past practice and prudent banking practice. In addition, Utah Federal has agreed to use its best efforts to preserve its business organizations, keep available the present services of its employees and preserve the goodwill of its customers and other business relationships. The Merger Agreement also provides that, prior to the Effective Time, except as otherwise consented to by Washington Mutual, as permitted by the Merger Agreement or as required by law, Utah Federal will not: (i) change any provisions of its articles of incorporation or bylaws; (ii) change the number of shares of its authorized or issued capital stock, except upon the exercise of certain existing stock options; (iii) issue, grant or amend any options, warrants or other rights to purchase capital stock; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividends or other distributions on its capital stock; (vi) redeem or otherwise acquire any shares of its capital stock; (viii) grant any severance or termination pay to or enter into or amend any employment agreement with or increase the amount of payments or fees to its employees, officers or directors; (ix) make capital expenditures in excess of $40,000 per project or $200,000 in the aggregate; (x) open, close or relocate any branches or make application to do so; (xi) change in any material manner its lending, pricing, approval, investment or asset/liability management policies or any other material banking policies; (xii) make loans or issue loan commitments other than in the ordinary course of business consistent with past practice at rates not less than prevailing market rates; (xiii) issue letters of credit or otherwise guarantee the obligations of any other person except in the ordinary course of business consistent with past practice; (xiv) acquire, sell, transfer, assign, encumber or otherwise dispose of assets other than in the ordinary course of business; (xv) enter into, amend or terminate certain contracts having a term of one year or more or calling for the payment of $25,000 or more; (xvi) engage or participate in any material transaction or incur or sustain any material obligation except as one in the ordinary course of business consistent with past practice; (xvii) make any contributions to any benefit plans except in amounts consistent with past practice; (xviii) increase the number of Utah Federal's full-time employees above 84; (xix) foreclose upon or otherwise acquire any real property (other than 1-to-4 family residential properties in the ordinary course of business); or (xx) agree to do any of the foregoing.

WAIVER AND AMENDMENT

         At any time prior to the consummation of the Merger, the parties to the Merger Agreement may (i) amend the Merger Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained therein; provided, however, that after any approval of the Merger by the Utah Federal Shareholders, there may not be, without further approval of such shareholders, any amendment or waiver of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration to be delivered to the Utah Federal Shareholders.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Utah Federal Shareholders:

         (a)      by mutual written consent of all the parties to the Merger
Agreement;

         (b) by any party to the Merger Agreement (i) if the Effective Time has not occurred on or prior to December 31, 1996 unless the failure of such occurrence is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements and conditions set forth in the Merger Agreement; or (ii) 31 days after the date on which any application for regulatory approval prerequisite to the consummation of the Merger has been denied or withdrawn at the request of the applicable regulatory authority; provided, that, if prior to the expiration of such 31-day period Washington Mutual is engaged in litigation or an appeal procedure relating to an attempt to obtain such approval, Utah Federal may not terminate the Merger Agreement until the earlier of (A) December 31, 1996 and (B) 31 days after the completion of such litigation and appeal procedures, and of any further regulatory or judicial action pursuant thereto, including any further action by a government agency as a result of any judicial remand, order or directive or otherwise; or (iii) 10 days after written certification of the vote of the Utah Federal Shareholders is delivered to Washington Mutual indicating that the Utah Federal Shareholders failed to approve the Merger at the Special Meeting (or any adjournment thereof);

         (c) by Washington Mutual if (i) at the time of such termination there has been a material adverse change in the consolidated financial condition of Utah Federal from that set forth in Utah Federal's financial statements for the three-month period ended December 31, 1995 (except for changes resulting from market and economic conditions that generally affect the savings bank industry as a whole, including changes in regulation); (ii) there has been any material breach of any covenant of Utah Federal under the Merger Agreement and such breach has not been remedied within 45 days after receipt by Utah Federal of notice in writing from Washington Mutual specifying the nature of such breach and requesting that it be remedied; (iii) Utah Federal or the Utah Federal Board enters into an agreement or recommends to the Utah Federal Shareholders an agreement (other than the Merger Agreement) pursuant to which any person or group would (A) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Utah Federal or (B) acquire 10 percent or more of the voting shares of Utah Federal (unless the person or group acquires less than 25 percent of the voting shares of Utah Federal, and the transaction does not result in and is not presumed to constitute "control" by the OTS); (iv) any person or group (other than Washington Mutual, WMBfsb or any other person owning 10 percent of Utah Federal as of February 29, 1996) acquires the beneficial ownership of securities which, when aggregated with other securities, represents 10 percent or more of the voting shares of Utah Federal; (v) the Utah Federal Board withdraws its recommendation that Utah Federal Shareholders vote for approval of the Merger; or (vi) the Utah Federal Shareholders fail to approve the Merger after any person or group announces publicly or communicates, in writing, to Utah Federal a proposal to (A) acquire Utah Federal (by merger, consolidation or purchase of 51 percent of its assets), (B) purchase or otherwise acquire securities representing 25 percent of the voting shares of Utah Federal or (C) change the composition of the Utah Federal Board; or

         (d) by Utah Federal if (i) at the time of such termination there has been a material adverse change in the consolidated financial condition of Washington Mutual from that set forth in Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995 (except for changes resulting from market and economic conditions that generally affect the savings bank industry as a whole); (ii) there has been any material breach of any covenant of Washington Mutual or WMBfsb under the Merger Agreement and such breach has not been remedied within 45 days after receipt by Washington Mutual of notice in writing from Utah Federal specifying the nature of such breach and requesting that it be remedied; or (iii) the directors of Utah Federal, after receiving advice of counsel, determine in their good faith judgment, in order to discharge their fiduciary duties, to withdraw or modify or resolve to withdraw or modify their recommendation that Utah Federal Shareholders vote in favor of the Merger.

BREAK-UP FEES

         As part of the Merger Agreement, Washington Mutual and Utah Federal agreed to pay liquidated damages to each other under certain circumstances. To compensate Utah Federal for certain costs incurred in connection with the Merger and to induce Utah Federal to forego initiating discussions with other potential acquirors Washington Mutual will pay to Utah Federal $200,000 on demand if: (i) Washington Mutual terminates the Merger Agreement for any reason other than the mutual consent of the parties, expiration of the term for the occurrence of the Effective Time for the Merger Agreement, any material change in the financial condition of Utah Federal, or any material breach of any covenant by Utah Federal that is not remedied within 45 days after receipt by Utah Federal of written notice from Washington Mutual of such breach; (ii) the Merger Agreement terminates because Washington Mutual or WMBfsb did not use all reasonable efforts to consummate the Merger; or (iii) Utah Federal terminates the Merger Agreement because of a material breach of any covenant by Washington Mutual that is not remedied within 45 days after receipt by Washington Mutual of written notice from Utah Federal of such breach.

         To compensate Washington Mutual for certain costs incurred in connection with the Merger and to induce it to forego initiating discussions regarding other potential acquisitions Utah Federal will pay to Washington Mutual $200,000 on demand, and in addition Washington Mutual will be entitled to receive any benefits under the Stock Option Agreement if: (i) Utah Federal terminates the Merger Agreement for any reason other than the mutual consent of the parties, expiration of the term for the occurrence of the Effective Time for the Merger Agreement, or any material change in the financial condition of Washington Mutual; (ii) if the Merger Agreement terminates because Utah Federal did not use all reasonable efforts to consummate the Merger; (iii) Utah Federal or the Utah Federal Board enters into an agreement or recommends to the Utah Federal Shareholders an agreement (other than the Merger Agreement) pursuant to which any person or group would (A) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Utah Federal or (B) acquire 10 percent or more of the voting shares of Utah Federal (unless the person or group acquires less than 25 percent of the voting shares of Utah Federal, and the transaction does not result in and is not presumed to constitute "control" by the OTS); (iv) any person or group (other than Washington Mutual, WMBfsb or any other person owning 10 percent of Utah Federal as of February 29, 1996) acquires the beneficial ownership of securities which, when aggregated with other securities, represents 10 percent or more of the voting shares of Utah Federal; (v) the Utah Federal Board withdraws its recommendation that Utah Federal Shareholders vote for approval of the Merger; or (vi) the Utah Federal Shareholders fail to approve the Merger after any person or group announces publicly or communicates, in writing, to Utah Federal a proposal to (A) acquire Utah Federal (by merger, consolidation or purchase of 51 percent of its assets), (B) purchase or otherwise acquire securities representing 25 percent of the voting shares of Utah Federal or (C) change the composition of the Utah Federal Board; or (vii) Washington Mutual terminates the Merger Agreement because of a material breach of any covenant of Utah Federal and such breach is not remedied within 45 days after receipt by Utah Federal of notice in writing from Washington Mutual specifying the nature of such breach and requesting that it be remedied; See "THE MERGER AGREEMENT -- Stock Option Agreement."

         The liquidated damages described above could increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement.

STOCK OPTION AGREEMENT

         As a condition to Washington Mutual entering into the Merger Agreement, Utah Federal and Washington Mutual have entered into the Stock Option Agreement, pursuant to which Utah Federal has granted to Washington Mutual the Option to purchase an aggregate of 35,278 authorized and unissued shares of Utah Federal Common Stock (which if issued would represent approximately 19.9 percent of the total issued and outstanding shares of Utah Federal Common Stock) at a per share price of $75.61, which was the per share book value of the Utah Federal Common Stock at December 31, 1995. The Option will become exercisable under any of the following circumstances: (i) Utah Federal or the Utah Federal Board enters into an agreement or recommends to Utah Federal Shareholders an agreement (other than the Merger Agreement) pursuant to which any person or group would (A) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Utah Federal or (B) acquire 10 percent or more of the voting shares of Utah Federal; (ii) any person or group (other than Washington Mutual, WMBfsb or any other person owning 10 percent of Utah Federal as of February 29, 1996) acquires the beneficial ownership of securities which when aggregated with other securities represent 10 percent or more of the voting shares of Utah Federal (unless the person or group acquires less than 25 percent of the voting shares of Utah Federal, and the transaction does not result in and is not presumed to constitute "control" by the OTS); (iii) the Utah Federal Board withdraws its recommendation that Utah Federal Shareholders vote for approval of the Merger; or (iv) the Utah Federal Shareholders fail to approve the Merger after any person or group announces publicly or communicates, in writing, to Utah Federal a proposal to (A) acquire Utah Federal (by merger, consolidation or purchase of 51 percent of its assets), (B) purchase or otherwise acquire securities representing 25 percent of the voting shares of Utah Federal or (C) change the composition of the Utah Federal Board.

         The Stock Option Agreement and the Option will terminate upon the earliest of (i) December 31, 1996; (ii) the mutual agreement of Utah Federal and Washington Mutual; (iii) 31 days after the date on which any application for regulatory approval for the Merger has been denied (provided, however, that if prior to the expiration of such 31-day period, Utah Federal, Washington Mutual or WMBfsb is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, the Stock Option Agreement will not terminate until the earlier of (a) December 31, 1996 or (b) 31 days after the completion of such litigation and appeal procedure); (iv) the thirtieth day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by Washington Mutual or WMBfsb with respect to its obligations thereunder; or (v) the date of termination of the Merger Agreement if such termination is due to a material noncompliance or default by Washington Mutual or WMBfsb with respect to its obligations thereunder.


         The foregoing summary of the terms of the Stock Option Agreement is not intended to be complete and is subject to, and qualified in its entirety by reference to, the copy of the Stock Option Agreement, which is attached as Appendix C to this Proxy Statement/Prospectus.


         The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement, and may discourage persons from proposing a competing offer to acquire Utah Federal. The existence of the Stock Option Agreement could significantly increase the cost to a potential acquiror of acquiring Utah Federal, compared to its cost had Utah Federal not entered into the Stock Option Agreement.

EXCHANGE OF STOCK CERTIFICATES

         Promptly after the Effective Date, the Exchange Agent will mail written transmittal materials concerning the exchange of stock certificates to each record holder of shares of Utah Federal Common Stock outstanding at the Effective Date. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates that immediately prior to the Effective Date represented shares of Utah Federal Common Stock in exchange for the Merger Consideration. UTAH FEDERAL SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME.

         Upon surrender to the Exchange Agent of certificates formerly representing shares of Utah Federal Common Stock for cancellation, together with properly completed transmittal material, an Utah Federal Shareholder will be entitled to receive the number of shares of Washington Mutual Common Stock (and cash in lieu of any fractional shares of Washington Mutual Common Stock) to which such holder is entitled as Merger Consideration. Utah Federal Shareholders will not be entitled to receive interest on any cash payment received in the Merger.

         Until surrendered, each certificate that, prior to the Effective Date, represented Utah Federal Common Stock (other than shares delivered to Washington Mutual after the Effective Date pursuant to the exercise of dissenters' rights) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Washington Mutual Common Stock into which the shares of Utah Federal Common Stock formerly represented thereby were converted. All certificates so surrendered will be cancelled. However, until surrendered, no dividend payable to holders of record of Washington Mutual Common Stock will be paid to any holder of such unsurrendered certificates. Upon surrender and exchange of such outstanding certificates, the holder thereof will be paid, without interest, the amount of any dividend or other distributions with a record date occurring on or after the Effective Date, theretofore paid with respect to whole shares of Washington Mutual Common Stock, but withheld with respect to such shares. After the Effective Date, there will be no further registration or transfers on the records of Utah Federal of outstanding certificates formerly representing shares of Utah Federal Common Stock.

         If any new certificate for Washington Mutual Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, the new certificate will not be issued unless the certificate surrendered in exchange is properly endorsed and otherwise in proper form for transfer. In addition, the person requesting such transfer must pay any transfer or other taxes required by the issuance of a new certificate for shares of Washington Mutual Common Stock to a person other than the registered holder of the certificate surrendered, or must establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         Fractional shares of Washington Mutual Common Stock will not be issued in the Merger. Instead, each Utah Federal Shareholder who would otherwise be entitled to a fractional share will receive cash in lieu thereof.

EFFECT ON EMPLOYEE BENEFIT PLANS AND STOCK PLANS

         Following the Merger, all employees of Utah Federal will continue as at-will employees of WMBfsb. Pursuant to the Merger Agreement, Washington Mutual will make severance payments under the Washington Mutual Severance Plan in certain circumstances to any employee who is terminated "without cause" by Washington Mutual, WMBfsb or any other subsidiary of Washington Mutual within one year after the Effective Date, as follows: (i) non-officer employees will receive one-half month's salary for each year of service, up to a maximum of three months' total pay; (ii) officers will receive one-half month's salary for each year of service, up to a maximum of six months' total pay; and (iii) regular part-time employees will receive the same severance payments as non-officer employees, computed at a per month compensation based on the average number of hours worked per month with Utah Federal in 1995. Severance payments will be made in a lump sum payment on the first regular pay date following the date that termination is effective. Utah Federal employees who are terminated "for cause" will not receive any severance payments.

         These severance payments will not be available to Mr. Garrett, the President and Chief Executive Officer of Utah Federal, in the event he receives payment pursuant to his employment agreement with Utah Federal. In addition to the severance benefits described above, Mr. Petersen, the treasurer and controller of Utah Federal, and Ms. Goodell, the corporate secretary and director of human resources of Utah Federal, will each be paid an amount equal to three times his or her current monthly salary if such person remains with Utah Federal until the Effective Date.

         All officers and other employees of Utah Federal are entitled to receive immediately prior to the Effective Time a bonus incentive payment for the portion of the current year up to the Effective Time. Bonus incentive payments will be paid to eligible officers and employees under either Utah Federal's bonus incentive plan or a contract with Utah Federal (but not under both) in amounts and otherwise in accordance with past practice. Eligibility to receive such bonus payments will make such participant ineligible to participate in any Washington Mutual or WMBfsb cash bonus or cash incentive plan for the portion of 1996 up to the Effective Time.

         All employees of Utah Federal who continue as employees of Washington Mutual or WMBfsb after the Effective Date will generally receive service credit for employment at Utah Federal under the Washington Mutual benefit plans (however, under the Washington Mutual retirement plans this service credit is limited to certain eligibility and vesting credit). Washington Mutual intends that Utah Federal employees will become participants in all Washington Mutual benefit plans as soon as reasonably practical after the Effective Date. Employees of Utah Federal will be entitled to payment for all accrued but unused vacation time. All sick pay and short-term disability accrued and not used by Utah Federal employees before the Effective Time will be maintained by Washington Mutual.

EXPENSES

         All legal and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such costs and expenses unless otherwise specified in the Merger Agreement. In addition, pursuant to the Merger Agreement, if the transaction fees incurred by Utah Federal in connection with the Merger exceed $200,000, the Merger Consideration will be reduced by the amount of such excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Time. Utah Federal currently expects that its costs and expenses for the Merger will not exceed $200,000, but under certain circumstances may be as high as $250,000, which would result in a downward adjustment to the Merger Consideration of up to $0.35 per share. If the actual transaction fees are higher than $250,000 resulting in further downward adjustment to the Merger Consideration, Utah Federal will resolicit its shareholders with respect to approval of the Merger Agreement. See "THE MERGER -- General."

POST-MERGER DIVIDEND POLICY

         Dividends may be paid on the Washington Mutual Common Stock as and when declared by the Washington Mutual Board out of funds legally available for the payment of dividends. Each quarter, the Washington Mutual

Board considers the payment of dividends. The factors affecting this determination include Washington Mutual's long-term interests, current and projected earnings, adequacy of capitalization, expected asset and deposit growth as well as other financial conditions, legal, regulatory and contractual restrictions, and tax considerations.

         According to Washington law, Washington Mutual dividends may be paid only if, after giving effect to the dividend, Washington Mutual will be able to pay its debts as they become due in the ordinary course of business and Washington Mutual's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Washington Mutual were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend. Washington Mutual's ability to pay dividends is also dependent on the ability of WMBfsb, WMB and other subsidiary operations to pay dividends to Washington Mutual. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Dividend Rights."

         The three series of outstanding Washington Mutual preferred stock ("Washington Mutual Preferred Stock") rank prior to the Washington Mutual Common Stock and to all other classes and series of equity securities of Washington Mutual, other than any classes or series of equity securities of Washington Mutual ranking on a parity with the Washington Mutual Preferred Stock.

         The right of holders of Washington Mutual Preferred Stock to receive dividends is noncumulative. Accordingly, if the Washington Mutual Board fails to declare a dividend on any dividend payment date, the holders of Washington Mutual Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date and Washington Mutual will have no obligation to pay the dividend accrued for such period, whether or not dividends are declared payable on any future dividend payment dates.

         Full dividends on Washington Mutual Preferred Stock must be declared and paid or set apart for payment for the most recent dividend period ended before (i) any dividend (other than in Washington Mutual Common Stock) on stock junior to the Washington Mutual Preferred Stock ("Junior Stock") may be declared or paid or set aside for payment or other distribution made upon the Washington Mutual Common Stock or on any other Junior Stock or (ii) Junior Stock is redeemed (or any moneys are paid to or made available for a sinking fund for the redemption of any share of any such stock) or any Junior Stock or stock on a parity with Washington Mutual Preferred Stock ("Parity Stock") is purchased or otherwise acquired by Washington Mutual for any consideration except by conversion into or exchange for Junior Stock.

         The Washington Mutual Board may issue Washington Mutual Preferred Stock that is entitled to such dividend rights as the Washington Mutual Board may determine, including priority over Washington Mutual Common Stock in the payment of dividends.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         If the Merger is consummated, Utah Federal shareholders receiving Washington Mutual Common Stock in the Merger will become shareholders of Washington Mutual. The rights of holders of Utah Federal Common Stock are governed by federal law, OTS Regulations and Utah Federal's Stock Charter and Bylaws. As a federally chartered institution, Utah Federal is not generally regulated or supervised by the state of Utah. The rights of holders of Washington Mutual Common Stock are governed by the WBCA and the Articles of Incorporation and Bylaws of Washington Mutual. Certain provisions of the Washington Mutual Articles could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of Washington Mutual. The following is a summary of the material differences between the rights of holders of Utah Federal Common Stock and the rights of holders of Washington Mutual Common Stock. This summary does not purport to be a complete discussion of and is qualified in its entirety by reference to the United States Code, OTS Regulations, the WBCA, Washington Mutual's Articles of Incorporation and Bylaws and Utah Federal's Stock Charter and Bylaws.

AUTHORIZED CAPITAL

         WASHINGTON MUTUAL. Washington Mutual is authorized to issue 100,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of Preferred Stock. As of October 31, 1996, Washington Mutual had

72,318,926 shares of Washington Mutual Common Stock issued and outstanding and 2,752,500 shares of 9.12% Noncumulative Perpetual Preferred Stock, Series C ("Series C Preferred Stock"), 1,399,000 shares of $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D ("Series D Preferred Stock") and 1,970,000 shares of 7.60% Noncumulative Perpetual Preferred Stock, Series E ("Series E Preferred Stock") issued and outstanding. At October 31, 1996, options to purchase 1,475,918 shares of Washington Mutual Common Stock under Washington Mutual's stock option plans had been granted, but not exercised or terminated and 3,132,500 shares were available for future grants under such plans. In connection with the Keystone Transaction, Washington Mutual will hold a special meeting of its shareholders for the purpose of asking its shareholders to approve the Keystone Transaction and to approve an amendment to Washington Mutual's Restated Articles of Incorporation increasing the number of authorized shares of Washington Mutual Common Stock from 100,000,000 shares to 350,000,000 shares. Consummation of the Keystone Transaction is contingent on approval of the amendment to Washington Mutual's Restated Articles of Incorporation.
         UTAH FEDERAL. Utah Federal is authorized to issue 500,000 shares of Utah Federal Common Stock, $10.00 par value per share and 50,000 shares of its $21 noncumulative convertible-preferred stock, $10.00 par value per share. As of the Record Date, there were 139,000 shares of Common Stock outstanding, held by 47 holders of record, and no shares of Preferred Stock outstanding. As of the Record Date, options to purchase 3,000 shares of Utah Federal Common Stock under the Option Plan had been granted but not exercised or terminated.

         Pursuant to federal law and Utah Federal's Charter, the Utah Federal Board may authorize the issuance of additional authorized shares of Utah Federal capital stock without further action by Utah Federal's shareholders. Utah Federal's Charter does not provide to the shareholders of Utah Federal preemptive rights to purchase or subscribe to any unissued authorized shares of Utah Federal capital stock or any option or warrant for the purchase thereof.

         Under Utah Federal's Charter, no shares of capital stock may be issued to officers, directors or controlling persons of Utah Federal other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which such shares would be issued is approved by a majority of the outstanding shares of Utah Federal.

VOTING RIGHTS

         WASHINGTON MUTUAL. Each holder of Washington Mutual Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders. Washington Mutual shareholders are not permitted to cumulate their votes in the election of directors. The Washington Mutual Board is authorized to determine the voting rights of any Washington Mutual Preferred Stock. None of the Series C, D or E Preferred Stock has general voting rights. The holders of Series C, D and E Preferred Stock have the right to elect two directors for newly created directorships if dividends are not paid for six quarterly dividend periods, whether or not consecutive.

         UTAH FEDERAL. Pursuant to Utah Federal's Charter, each Utah Federal shareholder is entitled to one vote for each share held on all matters voted upon by shareholders. Utah Federal's Charter and Bylaws do not provide for Utah Federal shareholders to cumulate their votes in the election of directors.

LIQUIDATION RIGHTS

         WASHINGTON MUTUAL. In the event of the liquidation of Washington Mutual, holders of Washington Mutual capital stock will be entitled to receive any remaining assets of Washington Mutual, in cash or in kind, after payment of all liabilities. In the event of liquidation, the Washington Mutual Series C, D and E Preferred Stock ranks prior to the Washington Mutual Common Stock, and to all other classes and series of equity securities of Washington Mutual other than any classes or series of equities securities of Washington Mutual ranking on a parity with the Washington Mutual Preferred Stock. The Washington Mutual Preferred Stock is also subject to creation of additional Parity Stock and Junior Stock to the extent not expressly prohibited by the Washington Mutual Articles of Incorporation. The rights of the holders of Washington Mutual Preferred Stock are subordinate to the rights of Washington Mutual's general creditors, and there is no sinking fund with respect to Washington Mutual Preferred Stock. The Washington Mutual Board is authorized to determine the liquidation rights of any Washington Mutual Preferred Stock that may be issued in the future, including priority over the liquidation rights of holders of Washington Mutual Common Stock.
                                       38

         UTAH FEDERAL. In the event of the liquidation of Utah Federal, Utah Federal shareholders will be entitled to receive, any remaining assets of Utah Federal, in cash or in kind, after payment of all liabilities, and any interest in the liquidation account, to the extent it is still in existence.

DIVIDEND RIGHTS

         WASHINGTON MUTUAL. Washington Mutual's ability to pay dividends to shareholders is dependent on the ability of its subsidiaries to pay dividends to Washington Mutual. Washington Mutual's most significant subsidiary, WMB, is precluded by Washington law from paying dividends to Washington Mutual if to do so would cause (i) the regulatory capital levels of WMB to be reduced below the regulatory capital requirements or (ii) its net worth to be reduced below the amount required for its liquidation accounts or any limits imposed by the Director. In addition, WMBfsb is precluded from paying dividends that would cause it to fail to meet OTS capital requirements. Washington law also provides that dividends may be paid only if, after giving effect to the dividend, Washington Mutual will be able to pay its debts as they become due in the ordinary course of business and Washington Mutual's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Washington Mutual were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend. Assuming the Keystone Transaction is consummated, ASB, as a subsidiary of Washington Mutual, will be subject to the same restrictions on paying dividends as WMBfsb.

         UTAH FEDERAL. OTS regulations permit Utah Federal to pay dividends on its capital stock only from net income, earned surplus, or undivided profits and do not permit Utah Federal to pay dividends if its capital would thereby be reduced below specified levels, including the amount established by Utah Federal for a liquidation account in connection with its conversion from mutual to stock form and the capital requirements imposed on Utah Federal. In addition, the OTS may prohibit any capital distribution that would otherwise be permitted under the regulations, if the OTS determines that such a capital distribution would constitute an unsafe or unsound practice.

BOARD OF DIRECTORS

         WASHINGTON MUTUAL. Washington Mutual's Articles of Incorporation provide that the Washington Mutual Board will consist of not less than five members, with the exact number to be set by Washington Mutual's Bylaws. The Washington Mutual Board currently consists of 13 members, divided into three classes. Members of each class serve for three-year "staggered terms" pursuant to which approximately one-third of the Washington Mutual Board is elected annually. Vacancies on the Washington Mutual Board may be filled by the affirmative vote of four-fifths of the remaining directors and any director so appointed is to serve until the next annual meeting of shareholders. Washington Mutual's Articles of Incorporation provide that a director may be removed by the Washington Mutual shareholders only with good cause. The Washington Mutual
Board will be increased to 15 members prior to the consummation of the Keystone Transaction, assuming no vacancies are created on the Washington Mutual Board prior to such time. Pursuant to the Keystone Merger Agreement, two additional members will be appointed to the Washington Mutual Board who will be mutually agreeable to Mr. Bass and Washington Mutual. See "APPENDIX F - THE KEYSTONE TRANSACTION - MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL AFTER THE KEYSTONE TRANSACTION - Board of Directors."

         UTAH FEDERAL. Utah Federal's Charter provides that the Utah Federal Board will consist of not less than five nor more than 15 members with the exact number to be set by Utah Federal's Bylaws. Utah Federal's Board consists of six members. Under Utah Federal's Bylaws, Utah Federal's Board is divided into three classes, with each class as nearly equal in number as possible. Members of each class serve for a three-year term and one class is elected by ballot annually. Vacancies on the Utah Federal Board may be filled by the affirmative vote of a majority of the remaining directors and any director so elected is to serve until the next annual meeting of shareholders. Pursuant to OTS regulations and Utah Federal's Bylaws, any director may be removed for cause by a vote of the holders of the majority of the shares then entitled to vote in an election of directors at a meeting of shareholders called expressly for that purpose.

AMENDMENTS OF ARTICLES AND BYLAWS

         WASHINGTON MUTUAL. Washington Mutual's Articles of Incorporation may be amended by a vote of its shareholders representing two-thirds of its issued capital stock; provided, however, that Article XI, relating to business combinations, may not be repealed or amended unless such action is approved by holders of at least 95 percent of the outstanding stock or other securities entitled to vote upon any action to be taken in connection with any business combination or entitled to vote generally in the election of directors, including stock convertible into such stock, ("Voting Stock") beneficially owned by shareholders other than a Major Stockholder. The term "Major Stockholder" means generally any individual, corporation, partnership or other person, group or entity, together with its affiliates and associates and persons acting in concert with it, that is the beneficial owner of five percent or more of the Voting Stock of Washington Mutual. The Washington Mutual Board also may amend the Articles of Incorporation for the purpose of determining the rights, preferences, voting powers, privileges and other rights of each new series of authorized Washington Mutual Preferred Stock that may be issued. The Washington Mutual Board has the power to amend or repeal Washington Mutual's Bylaws, subject to the concurrent power of the Washington Mutual shareholders, by at least two-thirds affirmative vote of the shares of Washington Mutual entitled to vote thereon.

         UTAH FEDERAL. Under OTS regulations and Utah Federal's Charter, subject to certain exceptions, no amendment or repeal thereof may be made unless first proposed by the Board and then preliminarily approved by the OTS, which preliminary approval may be granted by the OTS pursuant to regulations specifying pre-approved Charter amendments. Under Utah Federal's Charter, any amendment or repeal of the Utah Federal Charter must be approved by Utah Federal shareholders by a majority of the total votes eligible to be cast at a legal meeting. Utah Federal's Bylaws provide that they may be amended at any time by a majority vote of the full Board or by a majority of the votes cast by Utah Federal shareholders at any legal meeting. Certain amendments to Utah Federal's Bylaws also must be approved by the OTS.

ANTI-TAKEOVER PROVISIONS

         WASHINGTON MUTUAL.

         Classified Board of Directors. Article IV of Washington Mutual's Articles of Incorporation provides that the Washington Mutual Board is to be divided into three classes as nearly equal in number as possible. A classified Board of Directors could make it more difficult for Washington Mutual shareholders, including those holding a majority of the outstanding Washington Mutual Common Stock, to force an immediate change in the composition of the majority of the Washington Mutual Board, since the terms of only one-third of the incumbent directors expire each year. A staggered board of directors makes it more difficult for Washington Mutual shareholders to change the majority of directors even when the reason for the change is their performance.

         No Restriction on Maximum Number of Directors. Article VI of Washington Mutual's Articles of Incorporation provides that the number of directors of Washington Mutual will not be less than five, as provided from time to time in accordance with Washington Mutual's Bylaws. Additionally, the power to determine the number of directors above the minimum and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the Washington Mutual Board. Because the existing Board has the power to increase the number of directors and to fill the newly created vacancies, such provisions may make it more difficult for a person or entity to acquire control of Washington Mutual through election of his, her or its nominees.

         Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Shareholders. Article 3.13 of Washington Mutual's Bylaws generally provides that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of Washington Mutual shareholders must submit written notice not less than 90 days in advance of the anniversary date of the mailing of the proxy statement in connection with the previous year's annual meeting. This advance notice requirement could make it more difficult to oppose management's nominees or proposals, even if Washington Mutual shareholders believe such nominees or proposals are not in Washington Mutual's best interests.

         Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution. Article IX of Washington Mutual's Articles of Incorporation provides that if pursuant to the WBCA, Washington Mutual's shareholders are required to approve a merger, and if two-thirds of the Washington Mutual Board vote to recommend the merger to the Washington Mutual shareholders, then the merger may be approved by a vote of the Washington Mutual shareholders holding a majority of the outstanding voting shares. See "CERTAIN DIFFERENCES BETWEEN WASHINGTON CORPORATE AND BANKING LAWS -- Provisions Affecting Control Share Acquisitions and Business Combinations."

         The Articles of Incorporation of Washington Mutual contain provisions that, except under specified circumstances discussed below, generally prohibit Washington Mutual (or any subsidiary of Washington Mutual) from becoming a party to (i) any merger or consolidation with a Major Stockholder, (ii) any sale, lease, exchange, distribution to stockholders or other disposition to or with a Major Stockholder of more than five percent of the assets or business of Washington Mutual and its subsidiaries; (iii) the purchase, exchange, lease or other acquisition by Washington Mutual or any subsidiary of assets or business of a Major Stockholder having a value of more than five percent of the value of the assets of Washington Mutual and its subsidiaries; (iv) the issuance to a Major Shareholder of any securities of or rights to acquire securities of Washington Mutual, or a subsidiary, or the acquisition by Washington Mutual, or a subsidiary, of any securities of or rights to acquire securities of a Major Stockholder, or (v) any transaction that has the effect of increasing the proportionate amount of Voting Stock of Washington Mutual or any subsidiary beneficially owned by a Major Stockholder, or any partial or complete liquidation, spin off, split off or split up of Washington Mutual or any subsidiary (except that any transaction specified in this subparagraph (v) will not be prohibited if approved by a majority of Washington Mutual's "continuing directors"). The term "continuing director" means (x) a member of the Washington Mutual Board immediately prior to the time that any then-existing Major Stockholder became a Major Stockholder or (y) a member of such board designated, before becoming a director, as a continuing director by a majority of the then-continuing directors.

         The above prohibition does not apply if the specific transaction is approved by: (A) a majority of the Washington Mutual Board prior to the Major Stockholder involved in the transaction becoming such; (B) a majority of the continuing directors if the Major Stockholder involved obtained prior unanimous approval of the board to become such; (C) 80 percent of the continuing directors; or (D) 95 percent of Washington Mutual's outstanding Voting Stock and a majority of such shares beneficially owned by stockholders other than any Major Stockholder. The above prohibitions also do not apply if the specific transaction is approved by a majority of the outstanding Voting Stock and of such shares beneficially owned other than by any Major Stockholder provided that holders of Washington Mutual Common Stock receive at least the higher of (a) the highest price paid by the involved Major Stockholder in acquiring any of the Washington Mutual Common Stock and (b) an amount that bears the same percentage relationship to the market price of the Washington Mutual Common Stock immediately prior to the announcement of the transaction as the highest per share price paid by the involved Major Stockholder in acquiring any of the Washington Mutual Common Stock bears to the market price of the Washington Mutual Common Stock immediately prior to the commencement of acquisition of the Washington Mutual Common Stock by such Major Stockholder (but in no event in excess of two times the highest per share price determined in (a) above), and provided certain other conditions are met. The Articles of Incorporation also provide that during the time a Major Stockholder exists, Washington Mutual may voluntarily dissolve only upon the unanimous consent of its stockholders or an affirmative vote of at least two-thirds of its directors and the holders of at least two-thirds of both the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any. Amendments to these provisions of the Articles of Incorporation require the affirmative vote of 95 percent of Washington Mutual shareholders holding Voting Stock beneficially owned by stockholders other than any Major Stockholder. This provision is designed to inhibit hostile takeovers and encourage potential acquirors to negotiate with the Washington Mutual Board.

         UTAH FEDERAL.

         Restrictions on Maximum Number of Directors. Section 7 of Utah Federal's Charter provides that the number of directors of Utah Federal will not be less than five nor greater than 15, as provided in accordance with Utah Federal's Bylaws.

         Classified Board of Directors. Article III of Utah Federal's Bylaws provides that the Utah Federal Board is to be divided into three classes as nearly equal in number as possible. A classified Board of Directors could make it more difficult for Utah Federal Shareholders, including those holding a majority of the outstanding Utah Federal Common Stock, to force an immediate change in the composition of the majority of the Utah Federal Board, since the terms of only one-third of the incumbent directors expire each year. A staggered board of directors makes it more difficult for Utah Federal Shareholders to change the majority of directors even when the reason for the change is their performance.

         Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Shareholders. Nominations of Directors shall be made by the Board not later than 20 days prior to the annual meeting and may be made by any shareholder entitled to vote in an election of Directors by written notice delivered to Utah Federal at least five days prior to the annual meeting date. No other nominations may be made and voted upon at the annual meeting, unless the Board shall have failed to act at least 20 days prior to such meeting, in which case nominations may be made at the annual meeting by any shareholder entitled to vote, and such nomination shall be voted on. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of Utah Federal at least five days before the date of the annual meeting in order for such business to be considered at the annual meeting.

         Approval of Mergers and Consolidation. OTS regulations provide that most mergers to which Utah Federal is a party require the approval of the holders of two-thirds of the outstanding shares of Utah Federal, except that the affirmative vote of a majority of Utah Federal shareholders is required to approve a merger with an interim thrift for the purpose of forming a thrift holding company.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

         WASHINGTON MUTUAL. Under Article XIII of Washington Mutual's Articles of Incorporation, a Washington Mutual director is not personally liable to Washington Mutual or its shareholders for monetary damages for conduct as a director ("Protected Conduct") to the fullest extent permitted under then current Washington law. Protected Conduct, however, excludes (i) acts or omissions that involve intentional misconduct or knowing violation of laws by the director, and (ii) any transaction resulting in the receipt of money, property or services to which the director is not legally entitled. Pursuant to
Article X of Washington Mutual's Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any liability arising from or in connection with service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not obligated to indemnify a director from acts of such director that are finally adjudged to be intentional misconduct or a knowing violation of the law or if such director received an economic benefit from a transaction to which he or she was not entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Washington Mutual pursuant to the provisions described above, Washington Mutual has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         UTAH FEDERAL. OTS regulations and Utah Federal's Charter or Bylaws do not provide any limitations on a director's liability.

         OTS regulations provide that Utah Federal will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of Utah Federal for: (i) any amount for which that person becomes liable under a judgment in such action and (ii) reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing such person's right to indemnification if such person attains a favorable judgment in such enforcement action; provided, however, that any such person will be indemnified only if: (a) a final judgment on the merits is rendered in such person's favor or (b) in case of (1) a settlement, (2) a final judgment against such person, or (3) a final judgement in such person's favor, other than on the merits, if a majority of the disinterested directors of Utah Federal determines that such person was acting in good faith within the scope of such person's employment or authority as such person reasonably could have perceived it under the circumstances and for a purpose which such person reasonably could have believed under the circumstances was in the best interest of Utah Federal or its shareholders; and provided, further, that no such indemnification will be made by Utah Federal unless Utah Federal gives the OTS at least 60 days' prior notice and the OTS does not object in writing to such indemnification.

         In addition, under OTS regulations, if a majority of the directors of Utah Federal concludes that, in connection with any action, any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. The directors of Utah Federal may impose such conditions on a payment of expenses as they deem warranted and in the interest of Utah Federal. Before making any advance payment of expenses, however, Utah Federal must obtain an agreement that it will be repaid if the person on whose behalf the payment is made is later determined not to be entitled to such indemnification.

WASHINGTON MUTUAL SHAREHOLDER RIGHTS PLAN

         In October 1990, Washington Mutual's predecessor's Board of Directors adopted a shareholders rights plan and declared a dividend of one right for each outstanding share of its common stock to shareholders of record on October 31, 1990. In connection with the Reorganization, Washington Mutual assumed the shareholder rights plan. The rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all stockholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire Washington Mutual on terms not approved by the Washington Mutual Board, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of Washington Mutual.

         The rights are not exercisable until the tenth day after a party acquires beneficial ownership of 20 percent or more of the outstanding Washington Mutual Common Stock or commences or publicly announces a tender offer to do so. Each right entitles the holder to purchase one share of Washington Mutual Common Stock for an exercise price that is currently $26.67 per share. In the event that an acquiring party thereafter gains control of 30 percent or more of the Washington Mutual Common Stock, any rights held by that party will be void and, for the next 60 days, all other holders of rights can receive that number of shares of Washington Mutual Common Stock having a market value of two times the exercise price of the right. The rights, which expire on October 16, 2000, may be redeemed by Washington Mutual for $0.0044 per right prior to being exercisable. Until a right is exercised, the holder of that right will have no rights as a Washington Mutual shareholder, including, without limitation, the right to vote or to receive dividends.

CERTAIN DIFFERENCES BETWEEN WASHINGTON CORPORATE LAW AND OTS REGULATIONS

         The WBCA governs the rights of Washington Mutual shareholders and will govern the rights of Utah Federal Shareholders who become shareholders of Washington Mutual pursuant to the Merger. The WBCA and the OTS regulations differ in many respects. Certain of the significant differences between the provisions of the WBCA and the OTS regulations that could materially affect the rights of Utah Federal shareholders are discussed below.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

         The WBCA provides that a special meeting of shareholders of the corporation may be called by its board of directors, by holders of at least 10 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the company. However, the WBCA allows the right of shareholders to call a special meeting to be limited or denied to the extent provided in the articles of incorporation. The Washington Mutual Articles of Incorporation provide that the written request of holders of at least 25 percent of the outstanding Washington Mutual Common Stock entitled to vote at the meeting is required to call a special meeting.

         Under OTS regulations and Utah Federal's Bylaws, special meetings of the shareholders of Utah Federal may be called at any time by the Chairman of the Board, the President, or a majority of the Board and must be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than one-tenth of the outstanding capital stock of Utah Federal.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

         The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. First, subject to certain exceptions, pursuant to the fair price provision, a merger, share exchange, sale of substantially all the corporation's assets, other than in the regular course of business, or dissolution of a corporation involving a shareholder that beneficially owns more than 20 percent of the corporation's outstanding voting stock ("Interested Shareholder") must be approved by the holders of two-thirds of the corporation's outstanding securities entitled to vote on the transaction, other than those of the Interested Shareholder. This restriction does not apply if a majority of disinterested directors determines that the fair market value of the consideration to be received by shareholders other than the Interested Shareholder as a result of the transaction is not less than the highest fair market value of the consideration paid by any Interested Shareholder for the shares of the same class of the corporation's stock during the preceding 24 months or if the transaction is approved by a majority of disinterested directors. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision; Washington Mutual has not done so.

         Second, the WBCA prohibits a corporation, with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who acquire 10 percent or more of the voting securities of a target corporation (an "acquiring person") without the prior approval of the corporation's board of directions for a period of five years after the acquisition of such securities. Significant business transactions include, among others, merger or consolidation with, disposition of assets to or with or issuance or redemption of stock to or from, the acquiring person, termination of five percent or more of the employees of the target corporation employed in Washington State as a result of the acquiring person's acquisition of 10 percent or more of the shares or allowing the acquiring person to receive any disproportionate benefit as a shareholder.

         Federal law and regulations applicable to Utah Federal do not have provisions comparable to the WBCA statutes regarding control share acquisitions and business combinations. All depository institutions, including Utah Federal, WM Bank and WMBfsb, are subject to the Change in Bank Control Act, which generally provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of a depository institution unless its primary Federal regulator has been given 60 days' prior written notice.

TRANSACTIONS WITH OFFICERS OR DIRECTORS

         The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if it: (i) is approved by a majority of qualified directors (but no fewer than two) or by the majority of qualified shares after full disclosure regarding the transaction; or (ii) is fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have either: (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who has a conflicting interest respecting the transaction, which relationship would reasonably be expected to influence the first director's judgment when voting on the transaction. "Qualified Shares" are defined generally as shares other than those beneficially owned or controlled by a director (or an affiliate of the director) who has a conflicting interest respecting the transaction.

         OTS regulations and policy statement, provide that each director, officer, or other affiliated person of a savings association has a fundamental duty to avoid placing himself or herself in a position that creates, or could lead to, a conflict of interest or appearance of a conflict of interest between the accomplishment of the purposes of the Home Owners' Loan Act.

DISSENTERS' RIGHTS

         Under the WBCA, a shareholder is entitled to dissent from, and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights.

         The Dissenter and Appraisal Right Regulation promulgated by the OTS provides that dissenting shareholders of a federally chartered savings bank such as Utah Federal have appraisal rights with respect to mergers and certain exchanges of shares with acquiring bank holding companies. The applicable OTS regulation is reproduced in its entirety as Appendix D.

                       INFORMATION CONCERNING UTAH FEDERAL

BUSINESS

         GENERAL. Ogden First Federal Savings and Loan Association (the "Association") initially commenced operations in 1937 as a federally chartered savings and loan association. In 1992, the Association was converted to a federally chartered stock association and its name was changed from "Ogden First Federal Savings and Loan Association" to "Utah Federal Savings Bank."

         Utah Federal is principally engaged in the business of receiving deposits and making loans for the construction, acquisition or refinance of residential properties, primarily in Weber, Davis, Box Elder, Cache and Washington counties in Utah. Deposit services include personal checking accounts, savings accounts, certificates of deposit, money market accounts and individual retirement accounts. Lending services include land development loans, residential construction and long-term loans and consumer loans.

         COMPETITION. The financial services industry in the geographic area served by Utah Federal is highly competitive with respect to both deposits and loans. Utah Federal's primary competitors for deposits have been commercial banks, savings banks and credit unions located in its primary market area. Utah Federal's competition for loans comes primarily from commercial banks, savings banks, credit unions and mortgage companies. Utah Federal's primary lending area is dominated by three large commercial banks, a number of smaller commercial banks, a number of highly competitive credit unions and numerous mortgage companies. Because of their size and number and their favored tax treatment, credit unions are able to offer a range of products and services at a cost that is often difficult for savings banks such as Utah Federal to match. Utah Federal attempts to compete for loans and deposits in this environment by providing a high level of individualized customer service and, more recently, by increasing its originations of residential construction loans.

         LENDING. The principal lending activities of Utah Federal are the origination of residential (one to four family dwellings) and, to a lesser extent, consumer credit loans. Utah Federal lends primarily in its local market areas. Beginning in 1992, Utah Federal made a conscious effort to modify its traditional loan portfolio mix and undertook to increase its levels of residential construction, home equity and consumer lending, while maintaining its traditional long-term residential mortgage lending. Construction and home equity lending generally pay higher rates of interest, but also entail additional risk as compared with long-term residential mortgage lending. Construction loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. Home equity lending involves loans secured by second mortgages.

         During the past three years Utah Federal has sought to attract and retain many builders in the Utah Federal's market area and in fiscal 1994, Utah Federal's management hired personnel to start up a consumer loan/home equity department. During this three-year period, construction lending increased from $2.4 million at the end of fiscal 1994 to $19.1 million at June 30, 1996. Home equity loans increased from $1.9 million to $7.0 million during the same period.

         Consumer installment loans include home equity loans, auto loans and savings account and certificate loans. While some consumer loans are secured by personal property, the bulk of the collateral taken by Utah Federal to secure its consumer loans is real estate.

         In addition to interest earned on loans, Utah Federal receives fees for originating loans, for providing loan commitments, and in selling residential real estate loans into the secondary market with a service release premium. Fees for originating loans and for providing loan commitments, net of the cost of originating loans, are deferred and amortized into the income of Utah Federal over the life of the loan. When loans are sold into the secondary market, all unamortized fees are taken into income at the time of the sale. Loans are originated principally as a result of the effort of loan officers hired by Utah Federal, through referrals from existing customers and through brokers.

         Utah Federal's loan underwriting policies focus on each borrower's ability to service and repay the debt and the availability of collateral that can be used to secure the loan. Utah Federal's policy is that loans up to $250,000 can be approved by its President. Loans between $250,000 and $500,000 are approved by Utah Federal's President and one other member of Utah Federal's loan committee. Loans in excess of $500,000 must be approved by Utah Federal's major loan committee consisting of the President and at least two other members of the Utah Federal Board. Under Utah Federal's policy, combined loans to one borrower cannot exceed 90 percent of 15 percent of Utah Federal's total unimpaired capital and surplus.

         Utah Federal also makes brokered loans for the construction, purchase or refinance of residential real estate and serviced a loan portfolio of $141,991,064 as of June 30, 1996. The majority of long-term loans made by Utah Federal are sold into the secondary market, service released. Utah Federal is not contractually obligated to sell any such loans. Utah Federal contracts with institutional investors to purchase loans at the time they are originated by Utah Federal. It is Utah Federal's policy not to issue a commitment on a brokered construction loan until it has obtained a commitment from an investor to purchase a long-term mortgage loan secured by that particular property. In connection with each brokered loan, Utah Federal receives a net brokerage fee before commissions in the amount of one percent to two percent of the principal amount of the loan.

         Utah Federal's gross fees for originating loans for the fiscal year ending September 30, 1994 and September 30, 1995 were $351,141 and $684,625, respectively. Gross fees for originating loans during the six months ending June 30, 1995 and June 30, 1996 were $294,876 and $525,521 respectively. Gross income from servicing loans for the fiscal year ending September 30, 1994 and September 30, 1995 were $247,341 and $259,774 respectively. Gross fees from servicing loans during the six months ending June 30, 1995 and June 30, 1996 were $131,200 and $138,120 respectively. In general, commissions paid to Utah Federal's loan officers are 0.65 of the principal loan amount.

         The following table sets forth the composition of Utah Federal's loan portfolio as of the dates indicated:

                                               June 30, 1996            September 30, 1995         September 30, 1994
                                           ---------------------       --------------------       ---------------------
                                           Amount        Percent       Amount       Percent       Amount        Percent
                                           ------        -------       ------       -------       ------        -------
Conventional mortgage loans...........    $52,296,375     60.76%      $62,754,809    70.35%      $59,681,478      84.16%
Insured mortgage loans................      4,746,415      5.52         7,052,519     7.91         5,643,596       7.96
Real estate construction..............     19,108,850     22.20        11,173,596    12.52         2,444,738       3.45
Home equity loans.....................      6,941,594      8.06         5,758,399     6.46         1,855,058       2.62
Consumer & other loans................      2,980,636      3.46         2,464,845     2.76         1,288,052       1.81
                                          -----------    ------       -----------   ------       -----------     ------
   Total loans........................    $86,073,870    100.00%      $89,204,168   100.00%      $70,912,922     100.00%
Less:
Deferred loan fees....................       (612,406)                   (773,205)                  (720,182)
Reserve for loan losses...............     (1,650,196)                 (1,661,841)                (1,677,806)
                                          -----------                 -----------                -----------
   Total loans, net...................    $83,811,268                 $86,769,122                $68,514,934
                                          ===========                 ===========                ===========


         The following table sets forth certain information at June 30, 1996, regarding the dollar amount of assets maturing in Utah Federal's portfolio based on their contractual terms to maturity but does not include undisbursed proceeds, potential prepayments, or unearned income.


                                                         Within One Year     One Year to 3 Years     Due After 3 Years
                                                         ---------------     -------------------     -----------------
Mortgage-backed securities and investments.........        $         0           $         0            $17,730,000
Other investments..................................         14,792,000               174,000                      0
Mortgage loans.....................................         30,562,000             6,289,000            $20,192,000
Construction loans.................................         19,109,000                     0                      0
Consumer & other loans.............................          3,370,000             2,692,000              3,860,000
                                                           -----------           -----------            -----------
    Total earning assets...........................        $67,833,000           $ 9,155,000            $41,782,000
                                                           ===========           ===========            ===========

     The following table sets forth the dollar amount of all loans and investments due one year or more after June 30, 1996, which have fixed interest rates and have floating or adjustable interest rates.

          Asset/rate type                                    Dollar Amount
          ---------------                                    -------------
          Fixed-rate loans.................................  $ 39,672,000
          Variable-rate loans..............................    46,401,000
          Fixed-rate investments...........................     4,678,000
          Variable-rate investments........................    28,019,000
                                                             ------------
             Total.........................................  $118,770,000

         ASSET QUALITY AND LOAN LOSSES. The following tables set forth (i) the dollar amount of delinquent loans over 30 days past due as of June 30, 1996 (includes both in-house and investor owned loans and loans on non-accrual status); (ii) reserves for loan losses and charge-offs during 1995; and (iii) calculation of reserve adequacy. Management attributes the low level of delinquencies and charge-offs to the loan approval process, stringent underwriting and timely collection procedures. Accrual of interest is discontinued and prior interest is reversed on a loan that management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Management normally discontinues interest accrual when any loan reaches 91 days or more past due.

         The allowance for loan losses has been established through a provision for loan losses charged to expenses. The allowance is an amount Utah Federal believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of factors such as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and economic conditions existing at the time the financial statements are prepared that may affect the borrowers' ability to pay. Loans are charged off against the loan loss allowance when management believes that the collection of the principal is unlikely. Total reserves for loan losses on June 30, 1996, of $1,650,196 is calculated to be in excess of adequate reserves by $370,100. The reserve for loan losses as a percentage of total loans was 1.92 percent, 1.87 percent and 2.41 percent at June 30, 1996, September 30, 1995, and September 30, 1994, respectively. Only three loans totaling $9,188 were charged off against the loan loss allowance from January 1, 1995 through June 30, 1996.

         The following table sets forth loans delinquent more than 30 days and non-accrual loans as of June 30, 1996:

                                      Past Due 31-60 Days    Past Due 61-90 Days   Past Due 91 Days & Over
                                     ---------------------   -------------------   -----------------------
                                        Amount     Percent    Amount     Percent    Amount         Percent
                                     ----------    -------   --------    -------   --------        -------
Mortgage loans ...............       $  323,500     0.57%    $      0     0.00%    $263,600          0.46%
Consumer loans ...............          104,600     4.69       10,400     0.47            0          0.00
Real estate construction .....          682,800     3.57      441,400     2.31      512,100          2.68
Home equity loans ............           18,500     0.27       19,800     0.33            0          0.00
NOW line of credit loans .....            1,000     1.03            0     0.00            0          0.00
                                     ----------     ----     --------     ----     --------          ----
         Total loans .........       $1,130,400     1.31%    $471,600     0.55%    $775,700          0.90%
                                     ==========     ====     ========     ====     ========          ====



Non Accrual Loans                                Amount       Number
-----------------                                --------     ------
Mortgage loans............................       $293,164       4
Construction loans........................        382,287       4
All other loans...........................                      0
                                                 --------      --
        Total non-accrual loans...........       $675,451       8

         Total loans past due 31 days or more on June 30, 1996 were $2,377,700 or 2.76 percent of total loans. The total non accrual loans totalling $675,451 represents 0.78 percent of total loans.

         The following table sets forth reserves for losses as of June 30, 1996 with activity from January 1, 1995 through June 30, 1996. Also a calculation of reserve adequacy is presented.

Reserve balances at January 1, 1995 ..............................   $ 1,658,784
    Total charge offs against reserves ...........................         9,188
    Total recoveries to reserves .................................           600
                                                                     -----------
Reserve balances at June 30, 1996 ...............................    $ 1,650,196

Calculation of reserve adequacy:
--------------------------------
Specific reserves ................................................   $  (125,500)
General reserves for "passing assets" at June 30, 1996 ..........       (945,200)
General reserves for "special mention assets" at June 30, 1996 ..        (51,000)
General reserves for "substandard assets" as of June 30, 1996 ...       (151,800)
General reserves for "doubtful assets" as of June 30, 1996 ......          6,500
General reserves for "loss assets" as of June 30, 1996 ..........              0
                                                                     -----------
Excess/(deficiency) in reserves for losses .......................   $   357,100

         The following table presents the allocation of the reserve for loan losses:

                                           June 30, 1996              September 30, 1995            September 30, 1994
                                      ------------------------      ------------------------      ------------------------
                                        Amount         Percent        Amount         Percent        Amount         Percent
                                      ----------       -------      ----------       -------      ----------       -------
Cash and investments.............     $    8,300         0.50%      $    5,600         0.34%      $    9,200         0.46%
Mortgage residential loans.......        158,000         9.57          200,200        12.05          215,800        10.74
Non residential mortgage loans...        411,000        24.96          232,500        13.99          282,300        14.04
Real estate construction.........        436,800        26.42          247,300        14.88           84,600         4.21
Consumer & home equity...........        120,800         7.33           88,900         5.35           30,400         1.51
Commercial/LOC/land and lot......        194,300        11.77          237,200        14.27          120,600         6.00
Real estate owned (REO)..........              0         0.00            3,800         0.23          386,700        19.24
Unallocated......................        321,000        19.45          646,300        38.89          880,600        43.80
                                      ----------       ------       ----------       ------       ----------       ------
  Total allowance................     $1,650,200       100.00%      $1,661,800       100.00%      $2,010,200       100.00%
                                      ==========       ======       ==========       ======       ==========       ======

         ASSET AND LIABILITY MANAGEMENT. Utah Federal's results of operations depend substantially on the net interest margin. The net interest margin is affected by general economic conditions, competition in the marketplace, market interest rates, and the mix, repricing, and maturity characteristics of Utah Federal's assets and liabilities. An effort during the past two years to restructure the loan mix more heavily into residential construction lending has had a significant positive impact on earnings. For example, since September 30, 1994 total construction loans outstanding totalling $2,444,738 have risen to over $19,108,850 at June 30, 1996. This $16.7 million increase reflects an average increase in yields of construction loans compared to long-term mortgage loans of 2.75 percent, which equates to an annual increase in income of approximately $351,000.
         Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (primarily loans and investment securities) and liabilities (primarily deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities is referred to as the interest sensitivity "GAP" for any given period of time.

         As a general rule, in periods of falling interest rates, banks with positive interest sensitivity GAPs are susceptible to a decline in net interest income. In periods of rising interest rates, savings associations with negative interest sensitivity GAPs are likely to experience declines in net interest income. The actual effect that rising and falling interest rates have on Utah Federal's net interest income depends, however, not only on the interest sensitivity GAP, but also the relative changes in interest rates that occur when assets and liabilities are repriced, unscheduled repayments of loans, early withdrawals of deposits and other factors.

         Traditionally, thrift institutions have had a negative interest sensitivity one-year GAP. As of June 30, 1996, Utah Federal had a positive interest sensitivity one-year GAP of $10,936,000, or 87 percent, from a marketed position of 100 percent and thus is most vulnerable to falling interest rates. Utah Federal's positive GAP is primarily due to its variable rate investments, particularly $17,730,000 in variable rate mortgage backed securities, and its short term and variable rate lending programs, particularly $19.1 million in construction loans which are variable rate loans tied to the prime rate. Utah Federal's management attempts to limit exposure to interest rate risk by maintaining a balance sheet posture such that net interest income is not significantly affected by market fluctuations in interest rates. Utah Federal utilizes interest rate sensitivity GAP reports in conjunction with modeling to measure the effects of varying interest rate scenarios and balance sheet strategies on net interest income.

         Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The following table sets forth the dollar amount of interest sensitive assets and interest sensitive liabilities at June 30, 1996, and the differences between them for the maturity or repricing periods indicated.

                                              Variable                  Fixed Rate     Fixed Rate   Fixed Rate   Fixed Rate
                                GL Balance      Rate       Non Rate       0-6 Mo.        6-12 Mo.    12-36 Mo.   Over 36 Mo.
                                --------------------------------------------------------------------------------------------
                                                                        (in thousands)
Investments ................     $ 14,966     $ 10,198     $    523       $ 4,071      $       0     $    174    $       0
Mortgage-backed securities..       17,731       17,298            0             0              0            0          433
Mortgage loans .............       76,152       45,799          602         1,680          1,590        6,289       20,192
Other loans ................        9,922          302            0         2,287            781        2,692        3,860
   Less reserves ...........      (1,650)            0      (1,650)             0              0            0            0
Other assets/REO ...........        5,822            0        5,822             0              0            0            0
                                 --------      -------      -------       -------        -------      -------      -------
   Total assets ............     $122,943      $73,597      $ 5,297       $ 8,038        $ 2,371      $ 9,155      $24,484
                                 ========      =======      =======       =======        =======      =======      =======
Savings deposits ...........       17,342       17,342            0             0              0            0            0
Checking/NOW deposits ......       10,869            0        3,711             0              0            0        7,158
Certificates deposits ......       80,514          848            0        35,075         19,803       13,998       10,790
Borrowed funds .............           27            0            0             1              1            4           21
Other liabilities ..........        2,795            0        2,795             0              0            0            0
Equity accounts ............       11,396            0       11,396             0              0            0            0
                                 --------      -------      -------       -------        -------      -------      -------
    Total liabilities and
       equity ..............     $122,943      $18,190      $17,902       $35,075        $19,804      $14,002      $17,969
                                 ========      =======      =======       =======        =======      =======      =======
Net difference .............            0       55,407      (12,605)      (27,037)       (17,433)      (4,847)       6,515
GAP position by window .....                     404.6%       (29.6)%        22.9 %         12.0 %        65.4%      136.3%


Twelve month rate sensitive GAP = asset sensitive $10,936,000 or 86.98 percent


         INVESTMENT ACTIVITIES. Utah Federal has adopted, as required, Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement requires investment securities to be segregated as trading securities, held to maturity, or available-for-sale based upon managements intent as to the ultimate disposition of each investment acquired. Utah Federal's current policy does not allow for the acquisition of trading securities. Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the intent and ability to hold such securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity.

     As of June 30, 1996, Utah Federal's investment portfolio included $12,832,400 of held-to-maturity investments (with a fair market value of $13,156,600), $4,903,800 of available-for-sale investments and no trading account securities. SFAS No. 115 has not had any material effect on Utah Federal's financial statements or its federal tax liability.

         The investment policy of Utah Federal is reviewed by the investment committee and reviewed and approved annually by the Utah Federal Board. The most recent review and approval was at March 20, 1996. It has been the policy of Utah Federal to maintain relatively high levels of liquidity to meet construction loan funding needs during peak lending periods. At June 30, 1996, Utah Federal had unfunded loan commitments of $25,934,400.

         The following table sets forth the investment securities portfolio of Utah Federal at carrying book value and market value at the dates indicated. The carrying value and market value of the available for sale securities is the same.

                                           June 30, 1996           September 30, 1995         September 30, 1994
                                    -------------------------  -------------------------  -------------------------
                                      Carrying    Est. Market    Carrying    Est. Market   Carrying     Est. Market
                                       Value         Value         Value        Value        Value         Value
                                    -----------   -----------  -----------   -----------  -----------   -----------
Available for Sale:
FHLMC & FNMA mortgage-
  backed securities .............   $ 4,729,720   $ 4,729,720  $   120,964   $   120,964  $   124,486   $   124,486

Held to Maturity:
Government Agencies (SBA) .......       598,469       612,677      770,630       797,531      926,944       940,146
FHLMC & FNMA mortgage-
  backed securities .............     11,969,785    12,083,766  22,845,801    23,031,255   28,020,820    27,566,872
GNMA mortgage-backed
  securities ....................       432,810       460,081      492,407       524,735      586,729       609,962
                                    -----------   -----------  -----------   -----------  -----------   -----------
Total investment securities .....   $17,730,784   $17,886,244  $24,229,803   $24,474,485  $29,658,979   $29,241,466
                                    ===========   ===========  ===========   ===========  ===========   ===========

         The following table sets forth the maturities of the investment securities portfolio of Utah Federal at carrying book value, the average repricing period, and weighted average yield at June 30, 1996.

                                       Less than 20 Years         More than 20 Years
                                    -------------------------  ------------------------
                                     Carrying      Weighted     Carrying      Weighted     Average Repricing
                                      Value       Avg. Yield      Value      Avg. Yield     Period in Months
                                    -----------   -----------  -----------   -----------   -----------------

Available for Sale:
FHLMC & FNMA mortgage-
   backed securities .............      $0          0.00%      $ 4,729,720       7.225%         5.8 months

Held to Maturity:
Government Agencies (SBA) ........       0          0.00           598,469       6.733          6.9 months
FHLMC & FNMA mortgage-
   backed securities .............       0          0.00        11,969,785       7.249          5.3 months
GNMA mortgage-backed
   securities ....................       0          0.00           432,810       9.322        274.5 months
                                        --          ----       -----------       -----        -----
   Total investment securities ...      $0          0.00%      $17,730,784       7.288%        10.2 months
                                        ==          ====       ===========       =====        =====

         SOURCES OF FUNDS. Utah Federal derives funds principally from customer deposits, payments on loans and mortgage backed securities, and net income. A credit line is also available at the Federal Home Loan Bank of Seattle ("FHLB").

         Utah Federal offers various types of deposit accounts, including business checking, personal NOW checking, money market investment accounts, statement savings and a variety of IRA and regular certificate accounts. Deposit accounts vary as to terms, with the principal differences being minimum balance required, the time period the funds must remain on deposit and the interest rate paid. Utah Federal does not utilize "brokered deposits," but relies upon its own origination of deposits through a strategy that employs superior personalized customer service, referrals and occasional advertising promotions. From 1994 through March 31, 1996, total deposits modestly, but consistently increased, with the growth primarily occurring in the certificates of deposits and the non-interest bearing accounts. Between March 31, 1996 and June 30, 1996, total deposits decreased by 1.4%.

         The following tables set forth the average amount of certain types of deposit accounts by Utah Federal at the dates indicated.

                                          June 30, 1996            September 30, 1995         September 30, 1994
                                    ------------------------    -----------------------    ------------------------
                                       Amount        Percent       Amount       Percent       Amount       Percent
                                    ------------     -------    ------------    -------    ------------    --------
Interest-bearing demand .......     $  7,158,700        6.58%   $  6,269,027      5.75%    $  7,746,787       7.26%
Savings & money market ........       17,342,400       15.95      17,385,501     15.95       18,932,968      17.73
Certificates of deposit .......       80,514,300       74.05      82,238,342     75.46       79,377,150      74.35
Non-interest-bearing demand ...        3,710,600        3.42       3,096,950      2.84          708,384       0.66
                                    ------------      ------    ------------    ------     ------------     ------
   Total deposits .............     $108,726,000      100.00%   $108,989,820    100.00%    $106,765,289     100.00%
                                    ============      ======    ============    ======     ============     ======

         The following table sets forth the amount of Utah Federal's certificates of deposit by time remaining and until the average rate paid on maturity as of June 30, 1996.


Maturity Period                                 Amount         Percent    Avg. Rate
---------------                              -----------       -------    ---------
Three months or less ..................      $17,878,600        22.2%       5.65%
Over three through six months .........       17,598,600        21.8        5.59
Over six through 12 months ............       19,887,900        24.7        5.63
Over twelve through 24 months .........       10,433,900        13.0        5.87
Over twenty four months ...............       14,715,300        18.3        6.34
                                             -----------                    ----
Total certificates ....................      $80,514,300         100%       5.79%
                                             ===========                    ====

         BORROWINGS. Utah Federal has a credit line with the FHLB that is available to supplement its supply of lendable funds and to meet liquidity requirements. Advances from the FHLB are secured by Utah Federal's stock in the FHLB and by certain mortgage backed securities and loans. The rates on these advances vary from time to time in response to general economic conditions. At June 30, 1996, Utah Federal had no borrowings against its FHLB credit line. Utah Federal's current available line of credit with the FHLB is 15 percent of assets, or $18,350,000 at June 30, 1996. Utah Federal has no unsecured federal funds credit lines with other banks as of June 30, 1996.

SUPERVISION AND REGULATION

         GENERAL. Utah Federal, as a federally-chartered savings association, is subject to examination and supervision by the OTS, which is also its primary regulator. Utah Federal is further subject to (1) regulation and examination by the FDIC, which insures the deposits of Utah Federal through the SAIF to the maximum extent permitted by law, and (2) certain requirements established by the Federal Reserve Board. In addition, Utah Federal is subject to regulation incidental to its membership in the FHLB. The lending, investment, and other business activities of Utah Federal must comply with various federal laws and regulatory requirements, including requirements governing such matters as capital standards, reserves against deposits, timing of the availability of deposited funds, nature and amount of and collateral for loans, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. The laws and regulations governing Utah Federal generally have been promulgated to protect depositors and the SAIF and not for the purpose of protecting stockholders of such institutions or their holding companies.

         The description of statutes and regulations applicable to savings associations set forth in this Proxy Statement/Prospectus does not purport to be a complete description of the statutes and regulations mentioned or of all such statutes and regulations.

         OTS ENFORCEMENT AUTHORITY. The OTS has extensive enforcement authority over all savings associations. This authority includes, without limitation, the ability to (1) assess civil money penalties, (2) issue cease-and-desist or removal orders, and (3) initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Except under certain circumstances, Federal law requires public disclosure of final enforcement actions by the OTS.

         Grounds for appointment of a conservator or receiver for a savings association on the basis of an institution's financial condition include: (1) insolvency, meaning that the assets of the association are less than its liabilities to depositors and others; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) likelihood that the association will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (5) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all capital with no reasonable prospect of replenishment of capital without federal assistance.

         LOANS-TO-ONE BORROWER. Utah Federal is subject to limitations on the aggregate amount of loans that it can make to any one borrower. For purposes of these rules, the term "borrower" includes (1) the person named as borrower or debtor on the loan and (2) all other persons, including drawers, endorsers or guarantors, (a) deemed to directly benefit from the loan proceeds or (b) when a common enterprise is deemed to exist between the named debtor and such person. Applicable regulations generally do not permit loans-to-one borrower to exceed 15 percent of unimpaired capital and surplus; however, loans in an amount equal to an additional 10 percent of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. In certain circumstances, as set forth in OTS regulations, loans to more than one borrower must be combined for purposes these limitations. The OTS by regulation has amended the loans-to-one borrower rules applicable to savings associations, such as Utah Federal, to permit savings associations meeting certain requirements, including fully phased-in capital requirements, to extend loans-to-one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. As of June 30, 1996, Utah Federal was in compliance with applicable loans-to-one-borrower requirements.

         REGULATION OF MANAGEMENT. Federal law (1) provides for the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency, (2) places restraints on lending by an institution to its executive officers, directors, or principal shareholders, and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

         INSURANCE OF ACCOUNTS. The FDIC administers two separate deposit insurance funds: the BIF, which insures commercial bank deposits and some savings bank deposits, and the SAIF, which insures most savings association deposits. The deposits of Utah Federal are insured up to $100,000 per insured member (as defined by law and regulation) by the SAIF and are backed by the full faith and credit of the United States Government. Utah Federal pays deposit insurance premiums to the FDIC based on an assessment rate schedule established by the FDIC.

         As required by the Federal Deposit Insurance Improvement Act of 1991 ("FDICIA"), the FDIC, adopted a risk-based deposit insurance system. Under this risk-related insurance assessment system, an institution with deposits insured by the SAIF, such as Utah Federal, is currently required to pay an assessment ranging from $0.23 to $0.31 per $100 of deposits based on the institution's risk classification. The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially sound institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase risk to the deposit insurance fund), and Group "C' (for those institutions with a substantial probability of loss to the fund absent effective corrective action).

         Depository institutions with BIF-insured deposits, currently pay an assessment to the BIF ranging from $0.0 to $0.27 per $100 of deposits based on the institution's risk classification. Banks at the zero assessment rate pay only the statutory minimum of $2,000 for deposit insurance. It is estimated that over 90 percent of BIF insured institutions will pay only the statutory minimum for their deposit insurance. This new assessment range does not apply to institutions whose deposits are insured by the SAIF, such as Utah Federal. Utah Federal will continue to pay assessments based on the $0.23 to $0.31 assessment range on its deposits, and will be at competitive disadvantage with respect to BIF-insured institutions.

         REGULATORY CAPITAL REQUIREMENTS. Federally insured savings associations, such as Utah Federal, are required to maintain minimum levels of regulatory capital.

         Savings associations must satisfy three different OTS capital requirements. Under these standards, savings associations must maintain: (1) "tangible" capital equal to at least 1.5 percent of adjusted total assets, (2) "core" capital equal to at least 3.0 percent of adjusted total assets (although most savings associations must generally have core capital equal to at least 4.0 percent of adjusted total assets); and (3) "total" capital equal to 8.0 percent of "risk- weighted" assets. For purposes of the regulation, "core capital" is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain non-withdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of a savings association's intangible assets, although limited exceptions to the deduction of intangible assets are provided for purchase mortgage servicing rights and certain other intangibles. Tangible capital is core capital less all intangible assets, with a limited exception for purchased mortgage servicing rights.

         Both core and tangible capital are also reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible for national banks (with certain exceptions such as when the subsidiaries are engaged in activities undertaken as agent for customers or in mortgage banking activities).

         A savings association is allowed to include both core capital and supplementary capital in the calculation of its total capital for purposes of the risk-based capital requirements, as long as the amount of supplementary capital included does not exceed the savings association's core capital. Supplementary capital consists of (1) certain capital instruments that do not qualify as core capital and (2) general valuation loan and lease loss allowances up to a maximum of 1.25 percent of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risk inherent in the type of assets. The risk weights range from 0.0 percent to 100 percent.

         Off-balance sheet items also are adjusted to take into account certain risk characteristics. Under the risk- based capital standard, savings associations are required to maintain a ratio of total capital to risk-weighted assets of at least 8.0 percent.

         The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations. Implementation of the regulation has been delayed.

         Utah Federal is currently in compliance with each of the OTS's capital requirement. As of June 30, 1996, Utah Federal has tangible capital equal to
9.29 percent of adjusted total assets, core capital equal to 9.29 percent of adjusted capital assets and total capital equal to 17.07 percent of risk-weighted assets.

         PROMPT CORRECTIVE ACTION. Under FDICIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. In September 1992, the federal banking agencies adopted substantially similar regulations, which became effective on December 19, 1992, intended to implement this prompt corrective action system. Under the regulations, an institution is (1) "well capitalized" if it has a total risk-based capital ratio of 10.0 percent or more, a Tier I risk-based capital ratio of 6.0 percent or more, a Tier I leverage capital ratio of 5.0 percent or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (2) "adequately capitalized" if it has a total risk-based capital ratio of 8.0 percent or more, a Tier I risk-based capital ratio of 4.0 percent or more, a Tier I leverage capital ratio of 4.0 percent or more (3.0 percent under certain circumstances) and does not meet the definition of "well capitalized;"

(3) "undercapitalized" if it has a total risk-based capital ratio of under 8.0 percent, a Tier I risk-based capital ratio of under 4.0 percent and a Tier I leverage capital ratio of under 4.0 percent (3.0 percent under certain circumstances); (4) "significantly undercapitalized" if it has a total risk-based capital ratio of under 6.0 percent, a Tier I risk-based capital ratio of under 3.0 percent, a Tier I leverage capital ratio of under 3.0 percent; and
(5) "critically undercapitalized" if it has a ratio of tangible equity to total assets of 2.0 percent or less.

         Undercapitalized institutions are subject to certain prompt corrective requirements, regulatory controls and restrictions which become more extensive as the institution becomes more severely undercapitalized.

         LIQUIDITY REQUIREMENTS. Federal law and regulations currently require all savings associations such as Utah Federal to maintain, for each calendar month, an average daily balance of liquid assets equal to five percent of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less.

         Liquid assets for purposes of this ratio include specified short-term assets (e.g., cash, certain time deposits, certain banker's acceptances and short-term United States Government obligations), and long-term assets (e.g., United States Government obligations of more than one and less than five years and state agency obligations with a minimum term of 18 months). Short-term liquid assets currently must constitute at least 1.0 percent of an association's average daily balance of net withdrawable deposit accounts and current borrowings. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

         Utah Federal is currently in compliance with the foregoing requirements.

         QUALIFIED THRIFT LENDER TEST. In order to avoid certain restrictions on their operations, all savings associations, such as Utah Federal, are required to meet a qualified thrift lender ("QTL") test. Generally, in order to meet the test, an association must have at least 65 percent of specified assets in qualified thrift investments. Qualified thrift investments are specified investments generally related to domestic residential real estate. Any savings association that fails to meet the QTL test must convert to a bank charter or be subject to bank-like restrictions on its activities, unless it requalifies as a QTL within certain time limits.

         At June 30, 1996, approximately 84 percent of Utah Federal's assets were invested in qualified thrift investments, which was in excess of the percentage required to qualify Utah Federal under the QTL test in effect at that time.

         RESTRICTIONS ON CAPITAL DISTRIBUTIONS. OTS regulations limit the ability of savings associations such as Utah Federal to pay dividends and make other capital distributions according to the institution's level of capital and income, with the greatest flexibility afforded to institutions that meet or exceed their OTS capital requirements. Under current OTS regulations, a savings association that exceeds its OTS regulatory capital requirements both before and after a proposed dividend (or other distribution of capital) and has not been advised by the OTS that it is in need of more than normal supervision may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100 percent of its income during the calendar year plus the amount that would reduced by one-half its "surplus capital ratio" (the institution's excess capital over its capital requirements) at the beginning of the calendar year or (ii) 75 percent of its net income over the most recent four-quarter period. In addition, such institution may make capital distributions in excess of the foregoing limits if the OTS does not object within a 30-day period following notice by the institution.

         FEDERAL HOME LOAN BANK SYSTEM. Utah Federal is a member of the FHLB of Seattle, which is one of the 13 regional FHLBs that administer the home financing credit functions of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At June 30, 1996, Utah Federal had no advances from the FHLB of Seattle.

         As a member, Utah Federal is required to purchase and maintain stock in the FHLB of Seattle in an amount equal to at least 1.0 percent of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At June 30, 1996, Utah Federal had approximately $4 million in FHLB stock, which was sufficient to remain in compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment in low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. Dividends paid by the FHLB of Seattle to Utah Federal for the years ended September 30, 1995, and September 30, 1994, totalled $234,500 and $306,800, respectively.

         FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts). Currently, reserves of 3.0 percent must be maintained against total transaction accounts of $52.0 million or less, plus 10.0 percent on amounts in excess of such amount. Institutions may designate and exempt $4.3 million of certain reservable liabilities. These amounts and percentages are subject to adjustment by the Federal Reserve Board.

         Numerous other regulations promulgated by the Federal Reserve Board affect Utah Federal's business operations. These include regulations relating to equal credit opportunity, electronic fund transfers, collection of checks, truth in lending, truth in savings and availability of funds.

         The Community Reinvestment Act ("CRA") requires financial institutions regulated by the federal financial supervisory agencies to ascertain and help meet the credit needs of their delineated communities, including low-income and moderate-income neighborhoods within those communities, while maintaining safe and sound banking practices. The agencies evaluate an institution's CRA performance based on a four-tiered descriptive rating system and are required to make public an institution's rating and written evaluation. The four possible ratings of meeting community credit needs are outstanding, satisfactory, needs to improve, and substantial noncompliance.

         Many factors play a role in assessing a financial institution's CRA performance. The institution's regulator must consider its financial capacity and size, legal impediments, local economic conditions and demographics, including the competitive environment in which it operates. The evaluation does not rely on absolute standards and the institutions are not required to perform specific activities or to provide specific amounts or types of credit.

         On June 26, 1995, Utah Federal received a "satisfactory" rating from the OTS.

         RECENT AND PROPOSED FEDERAL LEGISLATION.

         Federal legislation was enacted in 1994 which will repeal, effective June 1, 1997, certain restrictions on the establishment of interstate branches by national banks and state-chartered banks. In addition, banks holding companies are now generally permitted to buy banks in any state. The effect of this legislation is generally to increase competition in the financial institution industry, since it increases the ability of large banks to expand the geographic scope of their business.

         Various proposals have been introduced in Congress which would attempt to eliminate or reduce the current disparity between BIF deposit insurance assessment rates and SAIF deposit insurance assessment rates. Among other things, it has been proposed that a one-time special assessment be imposed on SAIF-insured institutions such as Utah Federal in order to recapitalize the SAIF. No assurance can be given as to whether, when or in what form legislation relating to the SAIF will be enacted. See "THE MERGER -- Certain Considerations Relating to the Keystone Transaction and Keystone Holdings."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included as "APPENDIX E:
FINANCIAL STATEMENTS OF UTAH FEDERAL SAVINGS BANK" hereto and with reference to the discussion of the operations and other financial information presented elsewhere in this Proxy Statement/Prospectus.

         GENERAL. Utah Federal's business consists primarily of attracting deposits from the public and originating residential, real estate and construction loans. Beginning in 1992, Utah Federal made a conscious effort to modify its traditional loan portfolio mix and undertook to increase its levels of residential construction, home equity and consumer lending, while maintaining its traditional long-term residential mortgage lending. Construction and home equity lending generally pay higher rates of interest but also entail additional risk as compared with long-term residential mortgage lending. Construction loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, home equity lending involves loans secured by second mortgages incurred by consumers borrowing against the equity in their homes.

         Utah Federal's net income is derived principally from net interest income. Utah Federal exceeded all of its regulatory capital requirements at June 30, 1996.

         NET INTEREST INCOME. The primary component of Utah Federal's net income is net interest income, which is the difference between interest and fees earned on earning assets and interest paid on interest-bearing deposits and borrowed funds. Net interest income, when expressed as a percentage of total average earning assets, is referred to as the net interest margin. Net interest income is affected by changes in the amount of earning assets and interest-bearing liabilities; these are referred to as volume changes. It is also affected by changes in yields earned on earning assets and rates paid on interest-bearing deposits and other borrowed funds; these are referred to as rate changes.

         ANALYSIS OF INTEREST CHANGES DUE TO VOLUME AND RATES. The following table sets forth changes in interest income and interest expense for each major category of earning assets and interest-bearing liabilities and the amount of change attributed to volume and rate changes for the periods indicated. Changes not due entirely to changes in volume or rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                        Nine Months Ended June 30, 1996
                                                         Compared to Nine Months Ended
                                                                June 30, 1995
                                                    ---------------------------------------
                                                     Volume          Rate             Total
                                                    -------         -----            ------
                                                                (in thousands)
Interest income:
  Loans receivable .............................     $ 810          $ 209            $1,019
  Mortgage-backed securities ...................      (310)            86              (224)
  Investment securities ........................        17             73                90
  Other interest-bearing assets ................       (61)           (51)             (112)
                                                     -----          -----            ------
Total change in interest income ................       456            317               773
Interest expense:
  Interest-bearing deposits ....................        71            445               516
  Borrowed money ...............................       (27)            (1)              (26)
                                                     -----          -----            ------
Total change in interest expense ...............        44            446               490
                                                     -----          -----            ------
Increase (decrease) in net interest income .....     $ 412          $(129)           $  283
                                                     =====          =====            ======

                                                    Year Ended September 30, 1995
                                                       Compared to Year Ended
                                                         September 30, 1994
                                                  ---------------------------------
                                                  Volume         Rate        Total
                                                  -------      -------      -------
                                                            (in thousands)
Interest income:
  Loans receivable ..........................     $   850      $   169      $ 1,019
  Mortgage-backed securities ................         (43)         463          420
  Investment securities .....................         (40)         (58)         (98)
  Other interest-bearing assets .............        (332)         (94)        (238)
                                                  -------      -------      -------
    Total change in interest income .........        (435)         668        1,103
                                                  -------      -------      -------
Interest expense:
  Interest-bearing deposits .................         (40)         343          303
  Borrowed money ............................         (88)          (1)         (89)
                                                  -------      -------      -------
    Total change in interest expense ........        (128)         342          214
                                                  -------      -------      -------
Increase (decrease) in net interest income ..     $   563      $   326      $   889
                                                  =======      =======      =======

         ANALYSIS OF AVERAGE BALANCES AND NET INTEREST MARGIN. The following tables set forth information regarding average balances of assets and liabilities, as well as the dollar amounts of shareholders' equity, interest income and interest expense, average yields and rates and net interest margin for the nine months ended June 30, 1996, and 1995, and the years ended September 30, 1995, and 1994.

                                                                  Nine Months Ended June 30,
                                           ---------------------------------------------------------------------------
                                                            1996                                 1995
                                           ------------------------------------   ------------------------------------
                                             Average                               Average
                                             Balance    Interest     Yield/Cost    Balance    Interest      Yield/Cost
                                           ---------    --------     -----------  --------    --------      ----------
                                                                     (IN THOUSANDS)
Interest-earning assets:
  Loans receivable .................        $ 87,252     $6,083          9.30%    $ 75,629      $5,064          8.93%
  Mortgage-backed securities .......          20,980      1,028          6.53       27,893       1,252          5.98
  Investment securities ............           3,961        258          8.68        3,700         168          6.05
  Other interest-earning assets ....           7,122        251          4.70        8,573         363          5.65
                                            --------     ------                   --------      ------
  Total interest-earning assets ....        $119,315     $7,620          8.52     $115,795      $6,847          7.88
                                            ========     ======                   ========      ======
Interest-bearing liabilities:
  Interest-bearing deposits ........        $108,711      4,193          5.14      106,858       3,677          4.59
  Borrowed money ...................              97          6          8.25          569          32          7.50
                                            --------     ------                   --------      ------
                                            $108,808      4,199          5.15     $107,427       3,709          4.60
                                            ========                              ========
Net interest income ................                     $3,421                                 $3,138
                                                         ======                                 ======
Interest rate spread ...............                                     3.37                                   3.28
                                                                       ======                                 ======
Net yield on average
  interest-earning assets ..........                                     3.82                                   3.61
                                                                       ======                                 ======
Interest-earning assets to
  interest-bearing liabilities .....                                   108.74%                                107.79%
                                                                       ======                                 ======

                                                                        Fiscal Year Ended September 30
                                               -------------------------------------------------------------------------------------
                                                              1995                                          1994
                                               ---------------------------------------      ----------------------------------------
                                               Average                                       Average
                                               Balance        Interest      Yield/Cost       Balance        Interest      Yield/Cost
                                               --------       --------      ----------      --------        --------      ----------
Interest-earning assets:

  Loans receivable......................       $ 79,311        $7,198          9.08%        $ 69,949         $6,179           8.83%
  Mortgage-backed securities............         26,945         1,666          6.18           27,910          1,246           4.46
  Investment securities.................          3,733           235          6.30            4,237            333           7.86
  Other interest-earning assets.........          8,311           402          4.84           17,288            640           3.70
                                               --------        ------        ------         --------         ------
  Total interest-earning assets.........       $118,300        $9,501          8.03         $119,384         $8,398           7.03
                                               ========        ======                       ========         ======
Interest-bearing liabilities:

  Interest-bearing deposits.............       $107,878         5,073          4.70          108,801          4,770           4.38
  Borrowed money........................            487            37          7.60            1,608            126           7.84
                                               --------        ------                       --------         ------
                                               $108,365         5,110          4.71         $110,409          4,896           4.43
                                               ========                                     ========
Net interest income.....................                       $4,391                                        $3,502
                                                               ======                                        ======
Interest rate spread....................                                       3.32                                           2.60
                                                                             ======                                         ======
Net yield on average
  interest-earning assets...............                                       3.71                                           2.93
                                                                             ======                                         ======
Interest-earning assets to
  interest-bearing liabilities..........                                     109.17%                                        108.13%
                                                                             ======                                         ======

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED JUNE 30, 1996, AND
1995

         GENERAL. Net income for the nine months ended June 30, 1996, was $1,309,779, or $9.42 per share, an increase of $590,000 or 82 percent, as compared to $719,687 or $7.13 per share, for the same period in 1995. Return on average assets for the nine months ended June 30, 1996 was 1.42 percent as compared to 0.80 percent for the same period in 1995. Return on average equity also increased to 16.19 percent for the nine months ended June 30, 1996, as compared to 10.40 percent for the same period in 1995. The increases in net income, return on average assets and return on average equity were principally due to higher market interest rates that prevailed throughout 1995, a substantial increase in the volume of mortgage and construction loans closed, the majority of which were sold into the secondary market and the significant shift to higher rate construction and home equity loans in the loan portfolio mix. Additionally, the lag effect from the downward repricing of deposit liabilities during the previous several quarters lowered the cost of funds and increased the net interest margin and net income.

         NET INTEREST INCOME. Total interest income for the nine months ended June 30, 1996, was $7,620,000, an increase of $773,000 or 11.29 percent, from
$6,647,000 for the same period in 1995. Asset yields increased 64 basis points to 8.52 percent in the nine months ended June 30, 1996, from 7.88 percent in the same period of 1995. This is a result of an increase in market interest rates, changes in the loan mix and repricing of liabilities as described in the preceding paragraph.

         Total interest expense for the nine months ended June 30, 1996, was $4,199,000, an increase of $490,000 or 13.21 percent from $3,709,000 for the same period in 1995. The increase in interest expense resulted from the higher rates paid on all deposits as market interest rates increased. Rates paid on total interest-bearing liabilities rose 55 basis points to 5.15 percent for the nine months ended June 30, 1996, from 4.60 percent for the same period in 1995. For further discussion of Utah Federal's interest sensitivity see "INFORMATION CONCERNING UTAH FEDERAL -- Business -- Asset and Liability Management."

         Overall net interest income (not including fees on loans) increased $283,000, and the net interest margin increased to 3.37 percent in the nine months ended June 30, 1996, from 3.28 percent in the same period of 1995. Utah Federal's interest sensitive assets exceed interest sensitive liabilities, which in the higher interest rate environment of the nine months ended June 30, 1995, contributed to a greater increase in interest income than the increase in interest expense.

         PROVISION FOR LOAN LOSSES. For the nine months ended June 30, 1996, and 1995, there was no addition to the allowance for loan losses. Utah Federal's allowance for loan losses was $1,650,000 (1.96 percent of total loans) at June 30, 1996, compared to $1,666,000 (2.06 percent of total loans) at June 30, 1995. This small change is due to charge-offs of $16,000. No additional provisions for loan losses have been expensed during the nine month period ended June 30, 1996.

         OTHER INCOME. Other operating income for the nine months ended June 30, 1996, was $774,000, a decrease of $21,000 or 2.64 percent from $795,000 for the same period in 1995. The decrease was due to a decrease of $175,000, primarily resulting from the recognition of a prior period tax settlement, which decrease was partially offset by an increase of $154,000 from gains on the sale of loans into the secondary market.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense decreased by $133,000 to $2,956,000 for the nine months ended June 30, 1996, compared to $3,089,403 for the same period in 1995. The increase was primarily caused by an increase in salaries and employee benefits of $76,113 and an increase in occupancy expense of $70,000. Such increases were partially offset by a decrease of $98,000 in other expenses, primarily resulting from tighter expense controls and decreases in real estate holdings and their resultant costs.

         PROVISION FOR INCOME TAXES. The provision for income taxes was $458,000 for the six months ended March 31, 1996, compared to $248,000 for the same period in 1995.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1995, AND 1994

         GENERAL. Utah Federal's net income for the year ended September 30, 1995, was $1,370,000, or $13.65 per share. This represented an increase of $235,000, or 20.70 percent, as compared to $1,135,000, or $11.35 per share, for fiscal 1994. Return on average assets was 1.13 percent in fiscal 1995 compared with 0.92 percent in fiscal 1994. Return on average equity was 14.35 percent in 1995 compared to 13.50 percent for 1994. The increases in net income, return on average assets and return on average equity were principally due to higher market interest rates that prevailed throughout fiscal 1995 and, to a lesser degree, an increase in interest-earning assets. Offsetting a portion of the greater net interest income was an increase in general and administrative expenses, primarily salaries and employee benefits.

         NET INTEREST INCOME. Total interest income for the year ended September 30, 1995, was $10,002,000, an increase of $1,330,000, or 15.34 percent, from
$8,672,000 for fiscal 1994. This increase was principally due to an increase of $9,362,000 in average loans receivable and higher yields on most interest-earning assets. Asset yields increased 100 basis points to 8.03 percent for 1995 from 7.03 percent in fiscal 1994 as interest rates increased and as a result of the change in Utah Federal's loan portfolio mix to include the higher risk and higher margin construction and home equity lending.

         Total interest expense for the year ended September 30, 1995, was $5,110,000, an increase of $214,000 or 4.37 percent from $4,896,000 for 1994.
The increase in interest expense resulted from the higher rates paid on all deposits as market interest rates increased. Rates paid on total interest-bearing liabilities rose 28 basis points to 4.71 percent for 1995 from
4.43 percent for 1994.

         Overall net interest income increased $1,116,000 and the net interest margin increased to 3.32 percent for 1995 from 2.60 percent in 1994. Utah Federal's interest sensitive assets exceed interest sensitive liabilities, which in the higher interest rate environment of 1995 contributed a greater increase in interest income than the increase in interest expense. Additionally, the increase in yields on earning assets exceeded the increase in rates paid on interest-bearing liabilities.

         PROVISION FOR LOAN LOSSES. For the year ended September 30, 1995, and 1994, there was no provision for loan losses. Utah Federal's allowance for loan losses was $1,661,841 (1.86 percent of total loans) at September 30, 1995, compared to $1,677,000 (2.37 percent of total loans) at September 30, 1994. This small change is due to net charge-offs of $15,000.

         OTHER INCOME. Other income decreased by $186,000 from $1,103,000 in fiscal 1994 to $917,000 in fiscal 1995. This decrease was primarily due to the recognition in 1994 of a prior period tax settlement.

         GENERAL AND ADMINISTRATIVE EXPENSE. Total general and administrative expense increased by $490,000 to $4,066,000, or 13.05 percent, for the year ended September 30, 1995, compared to $3,576,000 for the same period in 1994. The increase was primarily due to an increase in salaries and employee benefits by $473,000, which was largely a result of changing to a commission structure for compensating mortgage loan officers. The increase was partially offset by a decrease in real estate holding costs, resulting from the elimination in 1995 of the large volumes of real estate owned, and a decrease in FDIC assessments by $25,000 due to a decreased assessment rate. Data processing expenses also increased $23,000 due to a change in service bureau.

         PROVISION FOR INCOME TAXES. the provision for income taxes was $374,000 for the year ended September 30, 1995, compared to $167,000 for the same period in 1994.

LIQUIDITY AND CAPITAL REQUIREMENTS

         At June 30, 1995, Utah Federal's shareholders' equity was $11,396,463 as compared to $10,180,000 at September 30, 1995, and $8,906,000 at September 30, 1994. Net income of $1,309,779 for the nine months ended June 30, 1996, and $1,370,000 for the year ended September 30, 1995, provided Utah Federal's capital accumulation for these periods. During the nine months ended June 30, 1996, a dividend of $0.80 per share, or $80,800, was paid on Utah Federal Common Stock. During each of the years ended September 30, 1995 and September 30, 1994, a dividend of $0.60 per share, or $60,000, was paid on the Utah Federal Common Stock.

During each of the years ended September 30, 1995 and September 30, 1994, and during the first quarter of fiscal 1996, a seven percent dividend (approximately $14,000 per quarter) was paid on the Utah Federal preferred stock. In February 1996, the preferred stock was converted on a one-for-one basis into shares of Utah Federal Common Stock.

         Utah Federal is subject to capital adequacy guidelines promulgated by FIRREA. Under the guidelines savings banks must maintain certain minimum levels of tangible capital, core capital and risk-based capital as defined by the Act. Utah Federal was in compliance with all regulatory capital requirements at June 30, 1996, and all previous periods. The FIRREA requirement for tangible, core and risk-based capital is 1.5 percent, 3.0 percent and 8.0 percent of these respective capital amounts as calculated in accordance with the Act. Utah Federal's tangible, core and risk-based capital as of June 30, 1996, was 9.3 percent, 9.3 percent and 17.0 percent, respectively.

         Utah Federal's primary source of funds are from customer deposits, net income and principal and interest payments on loans. In addition, Utah Federal has a $18,485,000 credit line with the FHLB that is available to meet liquidity requirements. At June 30, 1996, there was no borrowing under such credit line. Utah Federal is required to maintain a five percent minimum level of liquid assets. As of June 30, 1996, such minimum liquidity level was $5,436,000. Utah Federal's liquid assets totaled $12,233,000 at that date, giving Utah Federal $6,797,000 of excess liquidity.

         At June 30, 1996, Utah Federal had commitments to fund loans totaling $26,055,800. These commitments are expected to be funded from Utah Federal's usual funding sources.

BENEFICIAL OWNERSHIP OF UTAH FEDERAL COMMON STOCK

         The following table sets forth information as of October 31, 1996, with respect to shares of Utah Federal Common Stock beneficially owned (i) by each director of Utah Federal, (ii) by all directors and executive officers of Utah Federal as a group and (iii) by all persons believed by management to own beneficially more than five percent of the Utah Federal Common Stock:

                                                              Percent of
                                                             Total Shares
                        Name                     Shares (1)  Outstanding
                        ----                     ----------  -----------
Ernest J. Miller...........................       134,609         94.8%
  P.O. Box 305
  Hyrum, UT  84319

Michael R. Garrett.........................         3,100(2)      2.18

John E. Clay...............................           100          *

Morris H. Kulmer...........................         2,000         1.4

Richard E. Myers...........................           100          *

Steven J. Thunell..........................           220          *

L. Brent Hoggan............................           400          *

Val J. Petersen............................           390          *

All directors and executive officers
  as a group (8 persons)...................       137,919        97.13

---------------
*        Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Utah Federal Common Stock subject to options currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding in computing the percentage of the person holding such option and the percentage of directors and executive officers as a group, but are not considered to be outstanding in computing the percentage of any other person.

(2) Includes 3,000 shares of Utah Federal Common Stock held of record by Mr. Garrett, which shares are held in a voting trust over which Mr. Miller, as the voting trustee, exercises sole voting power. Pursuant to the terms of the nonstatutory stock option voting trust agreement between Mr. Garrett and Mr. Miller, such 3,000 shares of Utah Federal Common Stock are subject to the voting trust for a term of 10 years to be voted by the voting trustee.

                    INFORMATION CONCERNING WASHINGTON MUTUAL

The following is a discussion of certain matters related to Washington Mutual.

GENERAL

     Washington Mutual is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal assets of Washington Mutual are its principal subsidiaries, including its bank subsidiaries, WMB and WMBfsb, and its insurance subsidiary, WM Life. Financial services of the Company include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans (primarily multi-family) and, more recently, certain commercial banking activities as discussed below. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

     On July 22, 1996, Washington Mutual announced the signing of the Keystone Merger Agreement. See "APPENDIX F" for further detailed information regarding the Keystone Transaction and Keystone Holdings.


     Thrift institutions such as Washington Mutual traditionally have funded loans to homeowners with short-term savings deposits and borrowings. During any given time period, a large volume of savings deposits and borrowings reprice, but only a comparatively smaller volume of loans mature or reprice. As a consequence, the loans still outstanding must be financed with new or repriced liabilities bearing interest rates, which, depending on market conditions, may be considerably higher than the original rate. This mismatch between asset and liability maturities benefits a thrift institution when market interest rates fall, but adversely affects profitability when interest rates rise. (For a discussion of the impact of interest rates on the Company's financial performance, see "Management's Discussion and Analysis of Financial Position and Results of Operations - Results of Operations and Interest Rate Risk Management.")


     On September 9, 1996, Washington Mutual continued its expansion in the Utah market by announcing its agreement to acquire United Western and its United Savings Bank, Uniwest Service Corporation and Western Mortgage Loan subsidiaries for $80.3 million in cash. The acquisition is subject to approval by banking regulators and by the shareholders of United Western and other conditions customary in a transaction of this nature.


     On August 31, 1995, Washington Mutual diversified its business mix through a merger of Enterprise Bank ("Enterprise") with and into WMB. Enterprise was a Seattle-area commercial bank that focused on small- to mid-size commercial business clients. On January 31, 1996, Western Bank ("Western") of Coos Bay, Oregon merged with and into WMB. With 42 offices in 35 communities, Western was Oregon's largest community-based commercial bank. These two mergers provide the Company with access to the higher growth business segment of commercial banking.


     Because the Western merger was not completed until January 31, 1996, Western's results of operations and analysis of financial position are not included in the financial information contained in Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995. This information has been restated to include Western in Washington Mutual's Current Report on Form 8-K dated October 18, 1996, as amended.



     During the first half of 1993, Washington Mutual merged with Pioneer Savings Bank ("Pioneer") and acquired Pacific First Bank ("Pacific First"). As a result of these business combinations, the Company became substantially larger, with significant operations in Oregon as well as Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions in Washington and Utah. See "Business Combinations."

     At June 30, 1996, Washington Mutual, through its subsidiaries, operated a total of 297 financial centers and 23 loan centers. At June 30, 1996, Washington Mutual had total consolidated assets of $22.3 billion, total deposits of $11.0 billion and stockholders' equity of $1.6 billion.


     The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington, 98101, and its telephone number is (206) 461-2000.

THE REORGANIZATION

     Washington Mutual was formed in August 1994 by the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure (the "Reorganization"). The Reorganization was completed in November 1994 through the merger of WMSB into WMB, the Company's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. As a result of the Reorganization, Washington Mutual became the parent company of the companies of which WMSB was, prior to the Reorganization, the parent company. Because Washington Mutual owns WMB and WMBfsb, Washington Mutual is a savings and loan holding company under federal law and, as such, is subject to regulation by the Office of Thrift Supervision ("OTS").

     As a result of the Reorganization, all shareholders of WMSB became shareholders of Washington Mutual. Each outstanding share of WMSB common stock was converted into one share of Washington Mutual Common Stock, no par value per share, and each outstanding share of WMSB 9.12% Noncumulative Perpetual Preferred Stock, Series C; $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D; and 7.60% Noncumulative Perpetual Preferred Stock, Series E, was converted on a share-for-share basis into Washington Mutual 9.12% Noncumulative Perpetual Preferred Stock, Series C; $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D; and 7.60% Noncumulative Perpetual Preferred Stock, Series E, with substantially the same relative rights, privileges and preferences.

     Except where otherwise indicated, references hereinafter to "Washington Mutual" or the "Company" refer to both (i) Washington Mutual Inc. and its consolidated subsidiaries after the consummation of the Reorganization and
(ii) WMSB and its consolidated subsidiaries prior to the consummation of the Reorganization. Hereinafter, "WMB" is used to refer both to WMB and its predecessor, WMSB.

WASHINGTON MUTUAL'S OPERATING SUBSIDIARIES

Washington Mutual Bank

     WMB's principal business is providing a broad range of financial services, primarily to consumers. These services include the traditional savings bank activities of accepting deposits from the general public and making residential mortgage loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Beginning in the latter half of 1995, WMB, through its merger with Enterprise, diversified its traditional activities into commercial lending.

     On December 1, 1995, Washington Mutual, a Federal Savings Bank ("FSB"), a federally chartered savings bank subsidiary of WMB with operations in Washington and Oregon and total assets of $8,566.8 million at September 30, 1995, merged with and into WMB, with WMB as the surviving entity. At December 31, 1995, WMB had total assets of $19,928.8 million and operated 225 financial centers, of which 154 are in Washington and 71 are in Oregon, and 21 loan centers, of which 14 are in Washington and seven are in Oregon.

     WMB operates under Title 32 (Mutual Savings Banks) of the Revised Code of Washington. Its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF").

Washington Mutual Bank fsb

     WMBfsb is a federal savings bank formed in 1994 to participate in a supervisory acquisition of certain branches of a federal savings bank from the Resolution Trust Corporation. WMBfsb's principal business includes the traditional savings association activity of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. At December 31, 1995, WMBfsb had assets of $654.3 million and operated 23 financial centers, of which 16 are in Utah, four are in Idaho, two are in Montana and one is in Oregon, and operated one loan center in Idaho and one in Utah. WMBfsb's deposits are insured by the FDIC through the SAIF.

WM Life Insurance Company

     WM Life is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

Murphey Favre, Inc.

     Murphey Favre, Inc. ("Murphey Favre") is a registered broker-dealer that offers a broad range of securities brokerage services, including distribution of mutual funds. Murphey Favre has seven free-standing offices, and Murphey Favre representatives are available for consultation regularly or by appointment in many of the Company's financial centers.

Composite Research & Management Co.

     Composite Research & Management Co. ("Composite Research") is a registered investment advisor. Composite Research is the investment advisor of eight mutual funds and offers separate investment management for large accounts. As of December 31, 1995, Composite Research had a total of $1,268.5 million in funds under management in the eight mutual funds.

LENDING ACTIVITIES

General

     The Company's lending activities are carried on through its banking subsidiaries, WMB and WMBfsb. As of December 31, 1995, the Company's total loan portfolio (carried at historical cost) of $12,673.8 million (exclusive of reserve for loan losses) included $7,749.0 million in mortgage loans secured by first liens on 1-4 family residential properties; $578.6 million in residential construction loans; $1,690.9 million in mortgage loans secured by commercial properties such as apartment buildings, office buildings, warehouses, shopping centers and medical office buildings; $2,597.3 million in consumer loans; and $58.0 million in commercial loans. (For a discussion of the fair value of the loan portfolio, see "Financial Statements and Supplementary Data -- Note 27:
Fair Value of Financial Instruments.")

     Washington state law gives state-chartered savings banks such as WMB broad lending powers, subject to certain statutory restrictions on total investment in different types of loans. WMB may make loans secured by residential and commercial real estate, secured and unsecured consumer loans, and secured and unsecured commercial loans. WMBfsb has narrower lending authority, but can make loans secured by residential and commercial real estate, certain secured and unsecured consumer loans, and a limited amount of secured and unsecured commercial loans.

     In originating loans, the Company must compete directly with other savings banks, savings and loan associations, commercial banks, mortgage companies and life insurance companies (primarily in the commercial real estate area) and indirectly with government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). In addition, the Company's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels as well as by competitive factors such as the lower cost structure of less regulated originators and the influence of government-sponsored agencies in establishing rates. The condition of the construction industry and the demand for housing also directly affect residential lending volumes.

     During 1995, Washington Mutual took steps to diversify its operations by acquiring two commercial banks through mergers with and into WMB. In August, WMB merged with Enterprise, a Bellevue, Washington-based commercial bank specializing in lending to small- and mid-size businesses. In October, Washington Mutual signed an agreement to merge WMB with Western, a commercial bank with branch operations throughout Oregon. The Western merger was completed on January 31, 1996.

Residential Real Estate Loans

     The Company makes available to borrowers in its primary consumer market area a full range of residential loans, including FHA-insured and VA-guaranteed loans, conventional fixed-rate loans for terms of five, 15 or 30 years, and adjustable-rate mortgage loans ("ARMs"). ARMs are advantageous to the Company because adjustable-rate loans better match its natural liability base. However, Washington Mutual's ability to originate ARMs in lieu of fixed-rate loans has varied in response to changes in market interest rates. Between 1992 and 1993, ARMs constituted less than 25 percent of residential loan originations, reflecting continuing lower market interest rates. When interest rates rose in 1994, ARMs totaled 62 percent of residential loan originations. However, interest rates declined mid-1995 and, as a result, ARMs totaled 32 percent of residential loan originations during 1995.

     Under the Company's current ARM programs, the borrower may choose among loans that have the initial interest rate fixed for one, three or five years before the adjustments begin. Currently ARMs are indexed to the one-year Treasury Securities Index and have annual caps of two percent. Under most options, the borrower may elect, between the sixth and the sixtieth months, to convert to a fixed-rate loan payable over the remainder of the original term. There is no conversion fee, and the fixed interest rate is indexed to the then-current required net yield for loans sold to FNMA.

     Originations in 1993 and early 1994 included significant refinancing activity that was generated by low market interest rates. Higher interest rates in 1994 curtailed refinancing activity for the year. Consequently, total lending volumes in 1994 were below those in 1993. Refinancings increased again during the second half of 1995 as market interest rates declined.

     All of the Company's residential mortgage lending is subject to nondiscriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential loans are originated using standard FNMA and FHLMC applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of Company personnel, depending on the size of the loan. Residential loan applications come in through various channels, primarily the Company's loan centers and financial centers.

     Mortgage insurance currently is required on all residential real estate loans originated at a loan-to-value ratio of 90 percent and above. Any exceptions must be reported to the board of the subsidiary bank issuing the credit. As of December 31, 1995, 8 percent of the residential real estate loan portfolio had loan-to-value ratios of 90 percent or above at origination and were without mortgage insurance.

     The Company from time to time, depending upon its asset and liability management strategy, converts a portion of its 15-year and 30-year, fixed-rate mortgage production into either FHLMC participation certificates, Government National Mortgage Association ("GNMA") mortgage-backed securities or FNMA conventional mortgage-backed securities, primarily for sale in the secondary market. This securitization of its loans provides the Company with increased liquidity both because the mortgage securities are more readily marketable than the underlying loans and because they can be used as collateral for borrowing.

     In addition to interest earned on loans, the Company receives fees for originating loans and for providing loan commitments. The Company also charges fees for loan modifications, late payments, changes of property ownership and other miscellaneous services. Fees received in connection with loan originations are deferred and amortized into interest income over the life of the loan. The Company also receives fees for servicing loans for others.

     Primarily as a result of recent business combinations, the size of the Company's residential loan portfolio has increased dramatically. While there has been some shifting in the geographic dispersement of the portfolio toward California and other states, the bulk of the Company's residential loan portfolio remains focused in Washington and Oregon (90 percent of the portfolio at December 31, 1995). Although the residential loans made by banks acquired by Washington Mutual were not underwritten according to the specific guidelines of the Company, they generally were underwritten to conform to FNMA and FHLMC standards.

     Residential real estate loans totaled $7,749.0 million or 61 percent of the loan portfolio at December 31, 1995, compared with $8,004.3 million or 64 percent a year earlier.

Residential Construction Loans

     Washington Mutual provides financing for two different categories of residential construction loans. A custom construction loan is made to the intended occupant of a house to finance its construction. Speculative construction loans are made to borrowers who are in the business of building homes for resale. Speculative construction loans are made either on a house-by-house basis or, in certain circumstances, through a collateralized, limited line of credit. Speculative construction lending involves somewhat more risk than custom construction loans and involves different underwriting considerations. All construction loans require approval by various levels of Company personnel, depending on the size of the loan. Construction loans for nonconforming residential properties (properties other than single-family detached houses) are subject to more stringent approval requirements.

     Residential construction loans totaled $578.6 million or 5 percent of the loan portfolio at December 31, 1995, compared with $516.5 million or 4 percent a year earlier. At year-end 1995, 57 percent of the portfolio were custom construction loans and 43 percent were speculative construction loans.

Commercial Real Estate Loans

     The Boards of Directors of both WMB and WMBfsb have adopted lending policies that generally limit future commercial real estate loan originations to Washington, Oregon, Idaho, Utah, Montana and contiguous states. The Company's existing commercial real estate loan portfolio is principally concentrated in Washington, Oregon and California.

     In all commercial real estate lending, the Company considers the location, marketability and overall attractiveness of the project. Washington Mutual's current underwriting guidelines for commercial real estate loans require an economic analysis of each property with regard to the annual revenue and expenses, debt service coverage and fair value to determine the maximum loan amount. Commercial real estate loans require approval at various levels of Company personnel, depending on the size of the loan.

     Commercial real estate lending generally entails greater risks than residential mortgage lending. Commercial real estate loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties usually depends on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. In recent years, commercial real estate values in many areas of the country have substantially declined, particularly in California, as a result of excess supply and weak economies.

     During the past few years, Washington Mutual has shifted its commercial real estate lending to focus on small- to medium-size apartment lending ($2.5 million or less). During 1995, originations of apartment loans totaled $96.6 million, up from $92.1 million during 1994. Other commercial real estate lending totaled $22.9 million versus $23.0 million for the same time periods. The shift to apartment lending will be somewhat moderated by the Company's diversification into commercial banking; both the Enterprise and Western commercial real estate portfolios contain predominately nonresidential commercial real estate.

     In order to monitor its commercial real estate loan portfolio, the Company periodically (i) inspects real estate collateral based on the loan risk classification, the loan size and the location of the collateral; (ii) analyzes the economic condition of markets in which the Company has a geographic concentration; and (iii) reviews operating statements and rent rolls, updated financial and tax statements of borrowers, evidence of insurance coverage and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property and to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the Company's underwriting policies. It is the intention of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the Company classifies loans that fall below underwriting standards into various risk or watch categories.

     In 1993, the acquisition of Pacific First added approximately $966.1 million to the Company's commercial real estate loan portfolio. The acquisition of Pacific First increased the commercial real estate portfolio in California by approximately one-third or $90.0 million. The Company's Special Credits department closely monitors this portfolio and regularly revises risk assessments. The Company believes that, although they do not conform to its guidelines, the commercial real estate loans acquired from Pacific First were generally underwritten according to standards and procedures that are acceptable to management.

     As of December 31, 1995, loans within Washington and Oregon accounted for 77 percent of the commercial real estate loan portfolio and loans on multi-family projects comprised 56 percent of the portfolio.

     At December 31, 1995, loans on apartment buildings totaled $938.5 million and loans on other commercial real estate totaled $752.4 million. Commercial real estate loans totaled $1,690.9 million or 13 percent of the total loan portfolio at December 31, 1995, compared with $1,675.4 million or 13 percent a year earlier.

Manufactured Housing, Second Mortgage and Other Consumer Loans

     The Company offers consumer loan programs in Washington, Oregon, Utah, Montana and Idaho that include: (i) manufactured housing loans; (ii) second mortgage loans for a variety of purposes including purchase, renovation, or remodeling of property, and for uses unrelated to the security; (iii) loans for the purchase of automobiles, pleasure boats and recreational vehicles; (iv) student loans; and (v) loans for general household purposes, including loans made under Washington Mutual's secured line of credit programs. Consumer loans, in addition to being an important part of the Company's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. The size of the consumer loan portfolio has grown rapidly in recent years. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

     Consumer loans generally are secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Secured consumer loan amounts typically do not exceed 80 percent of the value of the collateral, less the outstanding balance of any first-mortgage loan. Manufactured housing loans do not exceed 90 percent of the value of the collateral plus taxes and other costs. Additional limitations may be based on the customer's income, credit history and other factors showing creditworthiness, and lines of credit are subject to periodic review, revision and, when deemed appropriate by the Company, cancellation as a result of changes in the borrower's financial circumstances.

     As a result of the acquisition of Pacific First, the amount of loans in the Company's portfolio that were originated for the purchase of recreational vehicles, pleasure boats and automobiles increased. While Washington Mutual is authorized to make these loans, they have not been a significant part of the Company's consumer loan business in recent years. As of December 31, 1995, the Company's portfolio included $85.5 million of recreational vehicle loans, $53.1 million of boat loans and $58.5 million of automobile loans. Some of the Pacific First recreational vehicle and boat loans were for amounts greater than $100,000; the additional risk inherent in these loans was considered in determining the level of the reserve for loan losses acquired from Pacific First. The other acquisitions completed from 1993 through 1995 did not have a material effect on the Company's consumer loan portfolio.

     Consumer loans totaled $2,597.3 million or 20 percent of the loan portfolio at December 31, 1995, compared with $2,336.0 million or 19 percent a year earlier.

Commercial Business

     The Company's commercial loans are mainly business loans secured by a variety of business or personal assets. At December 31, 1995, the majority of commercial loans were business loans resulting from the Enterprise merger.

     Commercial business loans totaled $58.0 million or less than 0.5 percent of Washington Mutual's loan portfolio at December 31, 1995, up from $2.4 million a year earlier. Management expects the merger with Western to increase the commercial business loan portfolio to approximately 3 percent of the loan portfolio.

ASSET QUALITY

     Washington Mutual reviews its assets for weakness on a regular basis. Adequate reserves are maintained for assets classified as substandard or doubtful. Any portion of an asset classified as loss is immediately written off. Washington Mutual's comprehensive process for identifying impaired assets, classifying assets and asset review are performed on a quarterly basis. The objective of the review process is to identify any trends and determine the levels of loss exposure to evaluate the need for an adjustment to the reserve accounts. Classified assets consist of nonaccrual loans, loans under foreclosure, real estate owned ("REO") and performing loans (including substandard trouble debt restructurings) and securities that exhibit credit quality weaknesses.

     The principal measures of asset problems are the levels of nonaccruing loans, loans under foreclosure and REO, the size of the provision for loan losses, loan charge-offs and the size of the write-downs in the value of REO.

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. In addition, when circumstances indicate concern as to the future collectibility of the principal of a commercial real estate loan, management stops accruing interest on the loan, whether or not it has reached the 90-day delinquency point. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

     Nonperforming loans include loans on which payment is 90 days or more delinquent and loans that are under foreclosure (a category that includes properties for which decrees of foreclosure have been granted but that are held under sheriffs' certificates pending expiration of the borrowers' redemption rights).

     On January 1, 1995, Washington Mutual adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at the lower of cost or fair value, leases, and debt securities (as defined by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities). It applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider.

     A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. While an impaired loan will always be a classified asset, it may or may not be nonperforming. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

     Real estate that served as security for a defaulted loan and becomes REO is recorded on the Company's books at the lower of the outstanding loan balance (net of any reserves charged off) or fair value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair value at the time a property becomes REO is less than the loan balance, the loan is written down at that time by a charge to the reserve for loan losses.

     The REO reserve provides for losses that may result from unforeseen market changes in the REO portfolio and declines in fair values of properties subsequent to their initial transfer to REO.

     REO properties are analyzed periodically to determine the adequacy of the REO reserve. Any adjustment in the reserve that results from such evaluations is charged to the results of REO operations in the period in which it is identified. Personal property that has been repossessed is recorded at the lower of the outstanding loan balance (net of any charge-offs) or fair value at the time the property was repossessed.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Asset Quality" for further discussion.)

PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES

     Loan loss reserves are based upon management's continuing analysis of pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, historical loan loss experience, industry-wide loss experience, current and anticipated economic conditions and detailed analysis of individual loans and credits for which full collectibility may not be assured.

     As part of the process of determining the adequacy of the reserve for loan losses, the Company reviews its loan portfolio for specific weaknesses. This detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared, although there can be no assurance that the reserve level is in fact adequate. A portion of the reserve is then allocated to reflect the potential loss exposure of those specific weaknesses. When available information confirms that specific loans or portions thereof are uncollectible, those amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss or impairment has incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; or the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

     Residential real estate and consumer loans are not individually analyzed for loss exposure because of the significant number of loans, their relatively small balances and historically low level of losses.

     It is possible that the provision for loan losses may, in the future, change as a percentage of total loans. The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Provision for Loan Losses and Reserve for Loan Losses.")

OTHER INVESTMENTS

General

     Washington Mutual has authority under state law to make any investment, but may be subject to certain restrictions imposed by the Home Owners' Loan Act ("HOLA"). Under Washington state law, WMB has authority to make any investment deemed prudent by its Board of Directors, and may invest in commercial paper, corporate bonds, mutual fund shares, debt and equity securities issued by creditworthy entities and interests in real estate located inside or outside of Washington state. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), however, prohibits a state bank (such as WMB) from making or retaining equity investments that are not permissible for a national bank, subject to certain exceptions. (See "Regulation and Supervision.") WMBfsb has authority to make investments specified by HOLA and applicable regulations, including governmental obligations, investment-grade commercial paper, and investment-grade corporate debt securities. Under the laws of the states of Arizona and Washington, respectively, WM Life and Empire have broad authority to make investments in debt and equity securities subject to applicable reserve requirements and risk-based capital requirements. (See "Regulation and Supervision -- Regulation of Nonbanking Affiliates.")

     The Company's investments are in the form of mortgage-backed securities or corporate debt or equity securities. At December 31, 1995, mortgage-backed securities purchased from third parties or from securitizing the Company's fixed-rate loan portfolio accounted for 87 percent of the total investment portfolio. Investments in corporate debt and equity securities have different risks than investments in real estate loans. The risk of loss upon default of the borrower is generally greater for corporate debt securities than for real estate loans. In addition, investments by the Company in debt or equity securities of an issuer are generally much larger than investments in any particular real estate loan, resulting in a greater impact on the Company in the event of default or decline in market value. The Company regularly analyzes these securities for impairment of value and makes adjustments in their carrying value or yield as appropriate.

     Effective January 1, 1994, Washington Mutual adopted, as required, SFAS No.
115. This statement required investment and equity securities to be segregated into trading, held-to-maturity and available-for-sale categories.

     Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

     Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. These circumstances include a significant deterioration of the issuer's creditworthiness; changes in tax law that reduce the tax-exempt status of interest on the debt security; major business combinations that require a significant disposition of assets to maintain the enterprise's existing interest rate risk or credit risk policy; and certain changes in statutory or regulatory investment authority or capital requirements. Any security that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand or general liquidity needs, or similar factors should not be classified as held-to-maturity. Because a company has the ability and intent to hold these securities to maturity, unrealized gains or losses are not recognized in the financial statements and will not be recognized unless, for some unforeseen reason, a portion of the portfolio is liquidated.

     Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity (net of tax) until realized. (Under regulations adopted by the FDIC and OTS during fourth quarter 1994, this component is not included in regulatory capital calculations.)

     During 1995, the Financial Accounting Standards Board ("FASB") issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Washington Mutual elected to take advantage of this opportunity and reclassified $3,471.0 million of its held-to-maturity securities into the available-for-sale category on December 1, 1995. Of the securities transferred, approximately 80 percent were fixed-rate securities. It is anticipated that these fixed-rate securities will be replaced with adjustable-rate agency securities, adjustable- and fixed-rate private-issue (nonagency) mortgage-backed securities ("private-issue securities"), collateralized mortgage obligations, and purchased loan pools as the fixed-rate securities pay down or are sold as market conditions permit. This portfolio restructuring strategy is intended to reduce the Company's interest rate sensitivity while simultaneously protecting its yield.

     The available-for-sale portfolio is now much larger as a result of the transfer on December 1, 1995. Therefore, the Company redesignated $1,567.0 million of interest rate exchange agreements and interest rate cap agreements from short-term borrowings and deposits to the available-for-sale portfolio. While this is not expected to fully offset the impact of further changes in interest rates on the portfolio, it will help to reduce the impact of future changes. As of December 31, 1994, a net unrealized loss (on an after-tax basis) of $29.0 million associated with the available-for-sale securities was included as a separate component of stockholders' equity. But as a result of interest rate declines during 1995 and the reclassification of securities into the available-for-sale portfolio, the valuation reserve for the available-for-sale portfolio increased to a net unrealized gain (on an after-tax basis) of $78.4 million as of December 31, 1995.

     As of December 31, 1995, the Company's investment portfolio included $171.4 million of held-to-maturity securities (with a fair value of $185.1 million), $7,689.0 million of available-for-sale securities and $238,000 of trading account securities.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Investment Activities" for further discussion.)

SOURCES OF FUNDS

Deposits

     Washington Mutual competes with other financial institutions in attracting savings deposits. WMB accepts deposits at 225 financial centers in Washington state and Oregon. WMBfsb accepts deposits at 23 financial centers in Utah, Idaho, Montana and Oregon. Competition from commercial banks has been particularly strong due to their extensive branch systems. In addition, there is strong competition for customer dollars from credit unions, mutual funds and nonbank corporations, such as securities brokerage companies and other diversified companies, some of which have nationwide networks of offices.

     In recent years, deposit growth has resulted almost exclusively from business combinations. At December 31, 1995, the Company's deposits totaled $10,596.7 million. During 1993, the acquisition of Pacific First and the merger with Pioneer added $3,831.7 million and $659.5 million in deposits. Additional business combinations during 1994 and 1995 added $211.5 million and $417.1 million in deposits. Excluding the balance of combined deposits at their combination date and interest credited, the Company's deposits decreased $1,097.3 million from December 31, 1992 to December 31, 1995.

     The Company offers traditional passbook and statement savings accounts as well as checking accounts. In addition, the Company offers money market deposit accounts ("MMDAs") with higher minimum balances that offer higher yields. At December 31, 1995, there were $820.3 million in savings accounts, $1,195.8 million in checking accounts and $2,795.1 million in MMDAs.

     Washington Mutual offers a broad range of retail time deposits and at December 31, 1995 had a total of $5,271.2 million in retail time deposits, of which $2,417.0 million had original maturities longer than one year. The most popular time deposit is Investor's Choice, which is a retail time deposit with maturities available from one to 120 months in any one of three deposit size categories. Interest rates on Investor's Choice time deposits generally increase with increased maturity and amount. At December 31, 1995, Investor's Choice time deposits totaled $5,115.9 million.

     Wholesale deposits -- primarily time deposits -- are sold to political subdivisions and public agencies. The Company considers wholesale deposits to be a borrowing source rather than a customer relationship. At December 31, 1995, there was a total of $514.3 million in wholesale time deposits.

Annuities

     WM Life and Empire issue fixed annuity contracts through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are issued primarily in Washington and Oregon. At December 31, 1995, the policy value of such contracts was $809.1 million. WM Life also issues variable annuity contracts. At December 31, 1995, the policy value of such contracts was $46.4 million. All annuity contracts impose a contractual surrender charge in the event of a customer's withdrawal of funds within a certain number of years (in the case of most of WM Life's fixed annuity contracts, five years) after the date the annuity contract was issued.

Borrowings

     In addition to accepting deposits, the Company borrows funds. Borrowings include the sale of securities subject to repurchase agreements, the purchase of federal funds, the issuance of mortgage-backed bonds or notes, capital notes and other types of debt securities, and funds obtained as advances from the Federal Home Loan Bank of Seattle ("FHLB"). The Company also has access to the Federal Reserve Bank's discount window. Under Washington state law, WMB may borrow up to 30 percent of total assets, but sales of securities subject to agreements to repurchase are not deemed borrowings under such law, and borrowings from federal, state or municipal governments, agencies or instrumentalities thereof also are not subject to the 30 percent limit.

     The Company actively engages in repurchase agreements with authorized broker-dealers and major customers selling U.S. government and corporate securities and mortgage-backed securities under agreements to repurchase them at a future date. As of December 31, 1995, the Company had $3,962.4 million of such borrowings.

     WMB, WMBfsb and WM Life are members of the FHLB. As members, each company maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At year-end 1995, WMB, WM Life and WMBfsb had credit lines of 17 percent, 19 percent and 45 percent of total regulatory assets. At December 31, 1995, advances under these credit lines totaled $3,711.4 million and are secured in aggregate by grants of security interests in all FHLB stock owned, deposits with the FHLB, and certain mortgage loans and deeds of trust and securities of the U.S. government and agencies thereof.

     In August 1995, the Company filed a shelf registration statement with the Securities and Exchange Commission ("SEC") for the offering, on a delayed or continuous basis, of up to $250 million of debt securities or the Company's common stock. The debt securities will be unsecured and will either rank prior to all subordinated indebtedness of the Company or be subordinated in right of payment to other debt obligations and may be issued in one or more series of debentures, notes or other unsecured obligations of the Company, any of which may be convertible into common stock of the Company. During 1995, the Company issued $150.0 million of 7.25% senior notes due in 2005 under this registration. The senior notes are not redeemable prior to maturity and are not subject to retirement through a sinking fund.

     In addition to the borrowings discussed above, at December 31, 1995, the Company was in a position to obtain an additional $5,424.1 million, primarily through the use of collateralized borrowings and deposits of public funds using unpledged mortgage-backed securities and other wholesale borrowing sources. (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity.")

ASSET AND LIABILITY MANAGEMENT

     The long-run profitability of the Company depends not only on the success of the services it offers to its customers and the quality of its loans and investments, but also the extent to which its earnings are unaffected by changes in interest rates. Historically, the Company has had a mismatch between the maturities of its assets and liabilities because its customers have traditionally preferred short-term deposits and long-term fixed-rate loans. This mismatch generally is not a problem when interest rates are stable or declining. When interest rates increase, however, the interest paid to depositors and on borrowings tends to increase much more quickly than the interest earned on loans and investments, reducing the Company's net interest spread and impacting its net interest income. The Company's asset and liability management strategy attempts to reduce the risk of a significant decrease in net interest income caused by interest rate changes without unduly penalizing current earnings.

     One means of reducing the effect of interest rate volatility on net interest income is to shorten asset durations. In recent years, the Company has attempted to do this by emphasizing ARMs and short-term consumer loan programs. During periods of moderate to high market interest rates, originations of ARMs have been well received by customers. But during periods of low market interest rates, customers have preferred fixed-rate mortgage loans. At year-end 1995, the portion of the Company's loans and mortgage-backed securities that was adjustable-rate was approximately 40 percent, reflecting the low interest rate environment throughout much of the year.

     The $3,471.0 million of securities reclassified from Washington Mutual's held-to-maturity category to its available-for-sale category in 1995 (discussed above in "Other Investments") were primarily fixed-rate mortgage-backed securities. The reclassification will give the Company the flexibility to dispose of a portion of such securities over time and replace them with adjustable-rate assets as part of its interest rate risk management program. Also, the Company anticipates, as a part of its program to reduce interest rate risk, it may securitize and sell a portion of its fixed-rate loan production and purchase adjustable-rate securities and loans.

     Another way to reduce the effect of the volatility of interest rates is to lengthen liability durations, which is difficult because of depositors' preferences for liquidity. This was apparent from the fact that at December 31, 1995, the Company's MMDAs accounted for $2,795.1 million or 28 percent of total retail deposits and retail time deposits with maturities less than one year totaled $2,854.2 million or 29 percent of total retail deposits.

     In addition to managing the terms of its actual assets and liabilities, from time to time, the Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to manage interest rate risk.

     As of December 31, 1995, interest-sensitive assets of $9,174.3 million and interest-sensitive liabilities of $12,296.2 million were scheduled to mature or reprice within one year. A conventional measure of interest rate sensitivity for thrift institutions is to divide the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets -- "one-year gap". At December 31, 1995, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $1,165.0 million and $2,550.0 million. Without these instruments, the Company's one-year gap at December 31, 1995, would have been a negative 22.9 percent as opposed to a negative 14.4 percent. (See "Management's Discussion and Analysis of Financial Position and Results of
Operations -- Interest Rate Risk Management" and "Financial Statements and Supplementary Data -- Note 15: Interest Rate Risk Management" for a discussion of the use of derivative instruments.)

BUSINESS COMBINATIONS

     Most of the Company's growth since 1988 has occurred as a result of banking business combinations. These institutions were generally combined with the Company's federally chartered banking subsidiaries, the FSB and WMBfsb, primarily for regulatory reasons.

     The following table summarizes Washington Mutual's business combinations since April 1988:

                                                                                                Number of
              Acquisition Name                 Date Acquired      Loans   Deposits     Assets    Branches
---------------------------------------------------------------------------------------------------------
                                                                   (dollars in millions)
Columbia Federal Savings Bank and
  Shoreline Savings Bank                      April 29, 1988   $  551.0   $  555.0   $  752.6          26
Old Stone Bank(1)                             June 1, 1990        229.5      292.6      294.0           7
Frontier Federal Savings Association(2)       June 30, 1990          --       95.6         --           6
Williamsburg Federal Savings Bank(2)          Sept. 14, 1990         --       44.3         --           3
Vancouver Federal Savings Bank                July 31, 1991       200.1      253.4      260.7           7
CrossLand Savings, FSB(2)                     Nov. 8, 1991           --      185.4         --          15
Sound Savings and Loan Association            Jan. 1, 1992         16.8       20.5       23.5           1
World Savings and Loan Association(2)         March 6, 1992          --       37.8         --           2
Great Northwest Bank                          April 1, 1992       603.2      586.4      710.4          17
Pioneer Savings Bank                          March 1, 1993       624.5      659.5      926.5          17
Pacific First Bank                            April 9, 1993     3,770.7    3,831.7    5,861.3         129
Far West Federal Savings Bank(2)              April 15, 1994         --       42.2         --           3
Summit Savings Bank                           Nov. 14, 1994       127.5      169.3      188.1           4
Olympus Bank, a Federal Savings Bank          April 28, 1995      237.8      278.6      391.4          11
Enterprise Bank                               Aug. 31, 1995        92.8      138.5      153.8           1
Western Bank                                  Jan. 31, 1996       500.8      696.4      776.3          42

-------------
(1) This was an acquisition of selected assets and liabilities.
(2) The acquisition was of branches and deposits only. The only assets acquired were branch facilities or loans collateralized by acquired savings deposits.




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

     (See "Financial Statements and Supplementary Data -- Note 25: Business Combinations" for a discussion of the accounting treatment of the acquisition of Pacific First and the merger with Pioneer.)

     On December 1, 1995, the FSB, a federally chartered savings bank subsidiary of WMB with operations in Washington and Oregon and total assets of $8,566.8 million at September 30, 1995, merged with and into WMB, with WMB as the surviving entity.

EMPLOYEES

     The number of full-time equivalent employees at the Company decreased from 4,371 at December 31, 1994 to 4,364 at December 31, 1995. (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Nonbanking Subsidiary Operations.") The Company believes that it has been successful in attracting quality employees and believes its employee relations are excellent.

TAXATION

     For federal income tax purposes, the Company reports its income and expenses using the accrual method of tax accounting and uses the calendar year as its tax year. Except for the bad debt reserve deduction and interest expense rules pertaining to certain tax exempt income applicable to banks, the Company is subject to federal income tax, under existing provisions of the Code, in generally the same manner as other corporations. Legislation has been introduced in Congress that would do away with the thrift bad debt deduction and require thrifts to calculate a bad debt deduction based on actual losses. If enacted, such legislation would require the Company to recapture its post-1987 thrift bad debt reserves over a six-year period. As of December 31, 1995, the post-1987 reserve totaled $67.4 million. Such legislation would not require the Company to recapture $220.6 million of pre-1988 thrift bad debt reserve. The post-1987 reserve has been fully provided for in the deferred tax liability and, thus, enactment of the legislation as currently proposed would have no adverse effect on the Company's results of operations or financial condition. (See "Financial Statements and Supplementary Data -- Note 17: Income Taxes and Note 19:
Stockholders' Equity" for further discussion.)

     The state of Washington does not currently have a corporate income tax. A business and occupation tax based on a percentage of gross receipts is assessed on businesses. Currently, interest received on loans secured by first mortgages or deeds of trust on residential properties is not subject to such tax. However, it is possible that legislation will be introduced that would repeal or limit this exemption.

     The states of Oregon, Utah, Idaho and Montana have corporate income taxes, which are imposed on companies doing business in those states. As the Company's operations increase in these states, the corporate income taxes have an increasing effect on the Company's results of operations or financial condition.

     If and to the extent the Company carries on activities in other states, it may in certain circumstances be subject to such states' tax laws.

ENVIRONMENTAL REGULATION

     The business of the Company is affected from time to time by federal and state laws and regulations relating to hazardous substances. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), owners and operators of properties containing hazardous substances may be liable for the costs of cleaning up the substances. CERCLA and similar state laws can affect the Company both as an owner of branches and other properties used in its business and as a lender holding a security interest in property that is found to contain hazardous substances. While CERCLA contains an exemption for holders of security interests, the exemption is not available if the holder participates in the management of a property, and some courts have broadly defined what constitutes participation in management of a property. Moreover, CERCLA and similar state statutes can affect the Company's decision of whether or not to foreclose on a property. Before foreclosing on commercial real estate, it is the Company's general policy to obtain an environmental report, thereby increasing the costs of foreclosure. In addition, the existence of hazardous substances on a property securing a troubled loan may cause the Company to elect not to foreclose on the property, thereby reducing the Company's flexibility in handling the loan.

REGULATION AND SUPERVISION

General

     Washington Mutual, in its capacity as a savings and loan holding company, is subject to regulation by the OTS. WMB is subject to regulation and supervision by the Director of Financial Institutions of the State of Washington ("State Director"). Its deposit accounts are insured by the FDIC through both the BIF and SAIF. The FDIC undertakes examination and regulation of WMB and other state-chartered banks that are not members of the Federal Reserve system ("FDIC-regulated banks"). Federal and state laws and regulations govern, among other things, investment powers, deposit activities, borrowings, maintenance of guaranty funds and retained earnings. WMBfsb is subject to extensive regulation and examination by the OTS, which is its primary federal regulator. Its deposit accounts are insured through the SAIF by the FDIC, which also has some authority to regulate WMBfsb.

     The description of statutory provisions and regulations applicable to depository institutions, insurance companies, securities companies and their holding companies set forth in this annual report does not purport to be a complete description of the statutes and regulations mentioned herein, nor of all such statutes and regulations.

Holding Company Regulation

     Washington Mutual is a multiple savings and loan holding company, as defined by federal law, because it owns two savings associations -- WMB and WMBfsb. WMB has elected to be treated as a savings association for purposes of the federal savings and loan holding company law. Washington Mutual is treated as a unitary savings and loan holding company and is not subject to certain federal statutory restrictions on activities and investments (the "MHC Restrictions") as are some multiple savings and loan holding companies, because WMBfsb was acquired in a supervisory transaction. Washington Mutual will become subject to the MHC Restrictions, however, if either WMB or WMBfsb fails to be a qualified thrift lender ("QTL"), meaning generally that at least 65 percent of a specified asset base must consist of certain assets related to domestic residential real estate. Failure to remain a QTL also would impose conditions on WMB's ability to obtain advances from the FHLB, and would restrict WMBfsb's ability, among other things, to branch, to pay dividends and to obtain such advances. WMB and WMBfsb are currently in compliance with QTL standards.

     HOLA and OTS regulations require Washington Mutual, as a savings and loan holding company, to file periodic reports with the OTS. In addition, it must observe such recordkeeping requirements as the OTS may prescribe and is subject to holding company examination by the OTS. The OTS may take enforcement action if the activities of a savings and loan holding company constitute a serious risk to the financial safety, soundness or stability of a subsidiary savings association. WMB and WMBfsb, as holding company subsidiaries that are depository institutions, are subject to both qualitative and quantitative limitations on the transactions they conduct with Washington Mutual and its other subsidiaries.

     The FDIC has authority to require FDIC-insured banks and savings associations to reimburse the FDIC for losses incurred by the FDIC in connection with the default of a commonly controlled depository institution or with the FDIC's provision of assistance to such an institution. Institutions are commonly controlled if they are controlled by the same holding company or if one depository institution controls another depository institution (as Washington Mutual controls WMB and WMBfsb).

State Regulation and Supervision

     Savings banks in Washington, such as WMB, are empowered by state statute to take deposits and pay interest thereon and, subject to various conditions and limitations, to make loans on or invest in residential and other real estate, to make consumer loans, to make commercial loans, to invest in corporate obligations, government debt securities, and other securities, and to offer various trust and banking services to their customers. (See "General" and "Washington Mutual's Operating Subsidiaries.") Under state law, savings banks in Washington also generally have all of the powers that federal mutual savings banks have under federal laws and regulations.

FDIC Insurance

     Deposits in WMB and WMBfsb are separately insured by the FDIC to the applicable maximum limits in each institution. The FDIC administers two separate deposit insurance funds. The BIF is a deposit insurance fund for commercial banks and some state-chartered banks, including WMB. A portion of WMB's deposits are also insured through SAIF. The SAIF is a deposit insurance fund for most savings associations, such as WMBfsb. At December 31, 1995, approximately 59 percent of the combined deposits of WMB and WMBfsb were insured through SAIF.

     The FDIC has developed a deposit insurance system under which the assessment rate for an insured depository institution varies according to the level of risk it poses to the BIF or SAIF. The risk-based system went into effect on January 1, 1994. This system bases an institution's risk category partly upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. (See "Regulation and Supervision -- Capital Requirements.") Each insured depository institution is also assigned to one of three supervisory subgroups based on reviews by the institution's primary federal or state regulator, statistical analyses of financial statements, and other information relevant to gauging the risk posed by the institution. Based on its capital and supervisory subgroups, each institution is assigned an annual FDIC assessment rate. Both banking subsidiaries qualify for the lowest rate. Regardless of the potential risk to the insurance fund, FDICIA prohibits assessment rates from falling below the current assessment rate of 23 cents per $100 of eligible deposits if the insurance fund has outstanding borrowings from the U.S. Treasury Department or until the insurance fund's ratio of reserves to insured deposits is recapitalized to 1.25 percent.

     On November 14, 1995, the FDIC adopted a new assessment rate schedule of between 0 percent and 0.27 percent per annum of total adjusted deposits for all deposits insured through the BIF, to be effective in January 1996. The assessment rate schedule applicable to deposits insured through the SAIF is between 0.23 percent and 0.31 percent per annum of total adjusted SAIF deposits. The assessment rates are calculated to keep the respective insurance funds capitalized at 1.25 percent of estimated insured deposits. Since the BIF has reached the required reserve ratio, under the new assessment rate schedule, over 90 percent of institutions will be assessed the statutory annual minimum of $2,000 for their BIF deposits. In contrast, because the SAIF is still undercapitalized, the assessment rate for SAIF deposits is expected to continue at between 0.23 percent and 0.31 percent per annum. The resulting premium differential will have adverse consequences on those institutions with SAIF deposits, including a competitive disadvantage with respect to pricing of loans and deposits and with respect to the ability to control costs.

     Several alternatives to mitigate the effect of the premium disparity between BIF and SAIF have been suggested. The federal budget reconciliation bill contained a provision designed to recapitalize the SAIF by means of a one-time assessment, estimated at 0.78 percent of SAIF deposits. Such a proposal would lead to elimination of the ongoing differential. However, such budget bill was vetoed by the President on December 6, 1995 and no prediction as to the likelihood of such a one-time assessment can be made at this time. Such an assessment on Washington Mutual's SAIF deposits would not cause the Company's banking subsidiaries to cease to be well capitalized.

Capital Requirements

     Washington Mutual is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to FDIC capital requirements, while WMBfsb is subject to OTS capital requirements. WM Life is subject to National Association of Insurance Commissioners ("NAIC") capital requirements.

     WMB. FDIC regulations recognize two types or tiers of capital: core ("Tier 1") capital and supplementary ("Tier 2") capital. Tier 1 capital generally includes common stockholders' equity and noncumulative perpetual preferred stock, less most intangible assets. Tier 2 capital, which is limited to 100 percent of Tier 1 capital, includes such items as qualifying general loan loss reserves, cumulative perpetual preferred stock, mandatory convertible debt, term subordinated debt and limited life preferred stock; however, the amount of term subordinated debt and intermediate term preferred stock (original maturity of at least five years but less than 20 years) that may be included in Tier 2 capital is limited to 50 percent of Tier 1 capital.

     The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC's minimum leverage capital requirement specifies a minimum ratio of Tier 1 capital to total assets. Most banks are required to maintain a minimum leverage ratio of at least 4.00 percent to 5.00 percent. The FDIC retains the right to require a particular institution to maintain a higher capital level based on an institution's particular risk profile. WMB has calculated its leverage ratio to be 5.60 percent as of December 31, 1995.

     FDIC regulations also establish a measure of capital adequacy based on ratios of qualifying capital to risk-weighted assets. Assets are placed in one of four categories and given a percentage weight -- zero percent, 20 percent, 50 percent or 100 percent -- based on the relative risk of that category. For example, U.S. Treasury Bills and GNMA securities are placed in the zero percent risk category, FNMA and FHLMC securities are placed in the 20 percent risk category, loans secured by one-to-four family residential properties and certain privately issued mortgage-backed securities are generally placed in the 50 percent risk category, and commercial real estate and consumer loans are generally placed in the 100 percent risk category. In addition, certain off-balance sheet items are converted to balance sheet credit equivalent amounts, and each amount is then assigned to one of the four categories. Under the guidelines, the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.00 percent, and the ratio of Tier 1 capital to risk-weighted assets must be at least 4.00 percent. WMB has calculated its total risk-based ratio to be 11.46 percent as of December 31, 1995, and its Tier 1 risk-based capital ratio to be 10.59 percent. In evaluating the adequacy of a bank's capital, the FDIC may also consider other factors that may affect a bank's financial condition. Such factors may include interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, concentration of credit risk, risks arising from nontraditional activities, loan and investment quality, the effectiveness of loan and investment policies, and management's ability to monitor and control financial operating risks.

     WMBfsb. The OTS requires savings associations, such as WMBfsb, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital (which may include, for a limited time, certain amounts of qualifying supervisory goodwill) of at least 3.00 percent of assets and tangible capital (excluding all goodwill) of at least 1.50 percent of assets. As of December 31, 1995, WMBfsb's core capital and tangible capital ratios were each 6.76 percent. Most savings institutions are required to maintain a minimum leverage ratio of at least 4.00 percent. As of December 31, 1995, the leverage capital ratio of WMBfsb was 6.76 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent. As of December 31, 1995, WMBfsb had core risk-based and total risk-based capital ratios of 11.39 percent and 12.64 percent.

     FDICIA Requirements. FDICIA created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB and WMBfsb, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure, and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations that implement this statutory framework. Under these regulations, an institution is treated as well capitalized if its ratio of total capital to risk-weighted assets is 10.00 percent or more, its ratio of core capital to risk-weighted assets is 6.00 percent or more, its ratio of core capital to adjusted total assets is 5.00 percent or more and it is not subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized.

     Undercapitalized institutions are subject to certain prompt corrective action requirements, regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. Failure by WMB or WMBfsb to comply with applicable capital requirements would, if unremedied, result in restrictions on their activities and lead to enforcement actions against WMB by the FDIC or against WMBfsb by the OTS, including, but not limited to, the issuance of a capital directive to ensure the maintenance of required capital levels. FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. Additionally, FDIC or OTS approval of any regulatory application filed for their review may be dependent on compliance with capital requirements.

     FDICIA required the federal banking agencies (including the FDIC and the OTS) to revise their risk-based capital guidelines to take into account interest rate risk, concentration of credit risk, risks associated with nontraditional activities, and the actual performance and expected risk of loss of multi-family mortgages. In 1994, the federal banking agencies jointly revised their capital standards to specify that concentration of credit and nontraditional activities are among the factors that the agencies will consider in evaluating capital adequacy. In that year, the OTS and FDIC amended their risk-based capital standards with respect to the risk weighting of loans made to finance the purchase or construction of multi-family residences.

     The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations (such as WMBfsb), although implementation of the regulation has been delayed. Management believes that the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause WMBfsb to cease to be well capitalized. In August 1995, the FDIC revised its capital standards to state explicitly that it will consider the risk of declines in the economic value of capital due to changes in interest rates. The FDIC stated that in the future, after gaining more experience with the risk measurement process, it will issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk. The ultimate effect of such risk-based capital requirements cannot be determined until final regulations are adopted.

     WM Life. WM Life is subject to risk-based capital requirements developed by the NAIC. The NAIC measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's actual capital was 672 percent of its required regulatory risk-based level.

Legal Restrictions on Dividends of Depository Institutions

     A depository institution such as WMB or WMBfsb may not make a capital distribution if, following such distribution, the institution will be undercapitalized under the FDICIA provisions described above. In addition, Washington state law prohibits WMB from declaring or paying a dividend greater than its retained earnings or if doing so would cause its net worth to be reduced below (i) the amount required for the protection of preconversion depositors or (ii) the net worth requirements, if any, imposed by the State Director.

     OTS regulations limit the ability of savings associations such as WMBfsb to pay dividends and make other capital distributions according to the institution's level of capital and income, with the greatest flexibility afforded to institutions that meet or exceed their OTS capital requirements. Under current OTS regulations, a savings association that exceeds its OTS regulatory capital requirements both before and after a proposed dividend (or other distribution of capital) and has not been advised by the OTS that it is in need of more than normal supervision may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100 percent of its income during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the institution's excess capital over its capital requirements) at the beginning of the calendar year or (ii) 75 percent of its net income over the most recent four-quarter period. In addition, such an institution may make capital distributions in excess of the foregoing limits if the OTS does not object within a 30-day period following notice by the institution.

     A savings association that would not meet OTS capital requirements following payment of a dividend is subject to additional restrictions. It is not anticipated that WMBfsb will pay any dividend that would cause them to fail to meet OTS capital requirements.

FDIC and OTS Regulation and Examination

     The FDIC has adopted regulations to protect the deposit insurance funds and depositors, including regulations governing the deposit insurance of various forms of accounts. The FDIC has also adopted numerous regulations to protect the safety and soundness of FDIC-regulated banks. These regulations cover a wide range of subjects including financial reporting, change in bank control, affiliations with securities firms and capital requirements. In certain instances, these regulations restrict the exercise of powers granted by state law.

     An FDIC regulation and a joint FDIC/OTS policy statement place a number of restrictions on the activities of WMB's securities and insurance affiliates, and on such affiliates' transactions with WMB and WMBfsb. These restrictions include requirements that such affiliates follow practices and procedures to distinguish them from WMB and WMBfsb and that such affiliates give customers notice from time to time of this distinction and of the distinction between insured deposits and uninsured nondeposit products.

     FDICIA also prohibits banks such as WMB and their subsidiaries from exercising certain powers that were granted by state law to make investments or carry on activities as principal (i.e. for their own account) unless either (i) national banks have power under federal law to make such investments or carry on such activities, or (ii) the bank and such investments or activities meet certain requirements established by FDICIA and the FDIC.

     FDICIA imposed new supervisory standards requiring annual examinations, independent audits, uniform accounting and management standards, and prompt corrective action for problem institutions. As a result of FDICIA, depository institutions and their affiliates are subject to federal standards governing asset growth, interest rate exposure, executive compensation, and many other areas of depository institution operations. FDICIA contains numerous other provisions, including reporting requirements and revised regulatory standards for, among other things, real estate lending.

     The FDIC may sanction any FDIC-regulated bank that does not operate in accordance with FDIC regulations, policies and directives. Proceedings may be instituted against any FDIC-regulated bank, or any institution-affiliated party, such as a trustee, director, officer, employee, agent, or controlling person of the bank, who engages in unsafe and unsound practices, including violations of applicable laws and regulations. The FDIC may revalue assets of an institution, based upon appraisals, and may require the establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets. The State Director has similar authority under Washington state law and the OTS has similar authority under HOLA. The FDIC has additional authority to terminate insurance of accounts, after notice and hearing, upon a finding that the insured institution is or has engaged in any unsafe or unsound practice that has not been corrected, or is operating in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, or order of or condition imposed by the FDIC.

     Federal savings institutions, such as WMBfsb, are subject to regulatory oversight and examination by the OTS and the FDIC. HOLA and OTS regulations delimit such institutions' investment and lending powers. Federal savings institutions may not invest in noninvestment-grade debt securities, nor may they generally make equity investments, other than investments in service corporations.

     Federal law and regulations requires WMBfsb to maintain, for each calendar month, an average daily balance of liquid assets equal to not less than 5 percent of its average daily balance of total savings accounts and borrowings payable in one year or less, subject to certain adjustments for deposit outflows. This liquidity requirement may be changed from time to time.

     Federal regulation of depository institutions is intended for the protection of depositors (and the BIF and SAIF), and not for the protection of stockholders or other creditors. In addition, a provision in the Omnibus Budget Reconciliation Act of 1993 ("Budget Act") requires that in any liquidation or other resolution of any FDIC-insured depository institution, claims for administrative expenses of the receiver and for deposits in U.S. branches (including claims of the FDIC as subrogee of the insured institution) shall have priority over the claims of general unsecured creditors.

Federal Reserve Regulation

     Under Federal Reserve Board regulations, WMB and WMBfsb are each required to maintain reserves against their transaction accounts (primarily checking and NOW accounts). Because reserves must generally be maintained in cash or in noninterest-bearing accounts, the effect of the reserve requirements is to increase an institution's cost of funds. These regulations generally require that WMB and WMBfsb each maintain reserves against net transaction accounts in the amount of 3 percent on amounts of $52.0 million or less, plus 10 percent on amounts in excess of $52.0 million. Institutions may designate and exempt $4.3 million of certain reservable liabilities from these reserve requirements. These amounts and percentages are subject to adjustment by the Federal Reserve Board. A savings bank, like other depository institutions maintaining reservable accounts, may borrow from the Federal Reserve Bank discount window, but the Federal Reserve Board's regulations require the savings bank to exhaust other reasonable alternative sources before borrowing from the Federal Reserve Bank.

     Numerous other regulations promulgated by the Federal Reserve Board affect the business operations of the Company's banking subsidiaries. These include regulations relating to equal credit opportunity, electronic fund transfers, collection of checks, truth in lending, truth in savings and availability of funds.

Community Reinvestment Act

     The Community Reinvestment Act ("CRA") requires financial institutions regulated by the federal financial supervisory agencies to ascertain and help meet the credit needs of their delineated communities, including low-income and moderate-income neighborhoods within those communities, while maintaining safe and sound banking practices. The agencies evaluate an institution's CRA performance based on a four-tiered descriptive rating system and are required to make public an institution's rating and written evaluation. The four possible ratings of meeting community credit needs are outstanding, satisfactory, needs to improve, and substantial noncompliance.

     Many factors play a role in assessing a financial institution's CRA performance. The institution's regulator must consider its financial capacity and size, legal impediments, local economic conditions and demographics, including the competitive environment in which it operates. The evaluation does not rely on absolute standards and the institutions are not required to perform specific activities or to provide specific amounts or types of credit.

     In January 1995, WMB received an outstanding rating from the FDIC. This rating reflects Washington Mutual's commitment to meeting the credit needs of the communities it serves. The Company maintains a CRA statement for public viewing, as well as an annual CRA highlights document. These documents describe Washington Mutual's credit programs and services, community outreach activities, public comments and other efforts to meet community credit needs. WMBfsb has not been rated separately.

Recent and Proposed Federal Legislation

     Federal legislation was enacted in 1994 which will repeal, effective June 1, 1997, certain restrictions on the establishment of interstate branches by national banks and state-chartered banks. In addition, bank holding companies are now generally permitted to buy banks in any state. WMBfsb already has authority to establish interstate branches under current federal law and regulations, so management expects that such legislation will primarily benefit competitors of the Company.

     Various legislative proposals relating to depository institutions have been or are expected to be introduced in the current session of Congress. These include proposals to restrict or further regulate the sales of mutual funds and annuities by depository institutions or their affiliates, to restrict affiliations between the Company and nonbanking corporations including life insurance companies, and effectively to require federal savings institutions such as WMBfsb to convert to banks. The outcome of these legislative proposals cannot be forecast reliably.

Regulation of Nonbanking Affiliates

     As insurance companies, WM Life and Empire are subject to comprehensive regulation and supervision by the states in which they are domiciled (WM Life is domiciled in the state of Arizona and Empire is domiciled in the state of Washington) as well as the states in which they transact business. The laws of the various states establish supervisory agencies with broad administrative and supervisory powers. Such agencies set standards related to granting and revoking licenses to transact business, regulation of trade practices and market conduct, licensing of agents, approval of policy forms, regulating of certain premium rates, setting of insurance liability and investment reserve requirements, determining the form and content of required financial statements, determining the reasonableness and adequacy of capital and surplus, and prescribing the types and amounts of permitted investments. Insurance companies are subject to periodic examinations by such supervisory agencies. State insurance laws and regulations also impose limits on the extent to which the insurance company subsidiaries may pay dividends or lend or otherwise supply funds to the Company.

     As a broker-dealer registered with the Securities and Exchange Commission and as a member of the National Association of Securities Dealers ("NASD"), Murphey Favre is subject to various regulations and restrictions imposed by those entities, as well as by various state authorities. As a registered investment advisor, Composite Research is subject to various federal and state securities regulations and restrictions.

     On December 28, 1995, the NASD adopted and forwarded to the SEC for approval rules concerning NASD member operations conducted in branches of depository institutions. Although many of the NASD's proposed requirements are substantially similar to the joint FDIC/OTS policy statement governing the activities of WMB's securities affiliates, the NASD proposal, if approved by the SEC, could impose additional restrictions on these affiliates.

COMPETITIVE ENVIRONMENT

     Financial institutions operate in a competitive environment. Washington Mutual competes with commercial banks, other savings banks and associations, finance companies, money market funds, credit unions and other financial institutions, some of which have substantially greater financial resources than the Company. Additionally, the consolidation of the financial institutions industry in the Northwest in recent years has increased the level of competition.

     Although consolidation has decreased the number of institutions competing in the Company's market, both thrifts and commercial banks have reemphasized their focus on the consumer, making competition for retail deposits and loans extremely fierce. While the increased competitive pressures make the banking environment more difficult, the Company remains a strong market force. For 1995, the Company's originations of residential mortgage loans ranked first in both Washington state and Oregon and at September 30, 1995 the Company had 16 percent of total deposits held by commercial banks, thrifts and credit unions in Washington and 7 percent of such deposits in Oregon.

                         MARKET FOR WASHINGTON MUTUAL'S
                COMMON STOCK AND RELATED SECURITY HOLDER MATTERS


DESCRIPTION OF WASHINGTON MUTUAL CAPITAL STOCK

         Washington Mutual is authorized by its Articles of Incorporation to issue up to 100,000,000 shares of Washington Mutual Common Stock and up to 10,000,000 shares of Preferred Stock, no par value per share. As of October 31, 1996, there were issued and outstanding 72,318,926 shares of Washington Mutual Common Stock, 2,752,500 shares of Series C Preferred Stock, 1,399,900 shares of Series D Preferred Stock and 1,970,000 shares of Series E Preferred Stock.

         In order to effect the Keystone Transaction, Washington Mutual will hold a special meeting of its shareholders at which it will ask its shareholders to approve a proposal to increase the number of shares of authorized Washington Mutual Common Stock from 100,000,000 shares to 350,000,000 shares and to approve the Keystone Transaction. See "APPENDIX F."

         COMMON STOCK. Each holder of Washington Mutual Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate their votes for the election of directors.

         In the unlikely event of liquidation of Washington Mutual, holders of Washington Mutual Common Stock will be entitled to receive any remaining assets of Washington Mutual, in cash or in kind, after payment of all liabilities and amounts owed with respect to Washington Mutual Preferred Stock.

         Holders of Washington Mutual Common Stock are not entitled to preemptive rights with respect to any additional shares that may be issued.

         The authorized but unissued and unreserved shares of Washington Mutual Common Stock will be available for general corporate purposes, including but not limited to possible issuance in exchange for capital notes, as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment plan, for employee benefit plans, or in a future underwritten or other public offering. Except as described above or as otherwise required to approve the transactions in which the additional authorized shares of Washington Mutual Common Stock would be issued, no shareholder approval will be required for the issuance of these shares.

         At October 31, 1996, options to purchase 1,475,918 shares of Washington Mutual Common Stock under Washington Mutual's stock option plans had been granted, but not exercised or terminated, leaving 3,132,500 shares available for further grants under such plans.

         PREFERRED STOCK. The Preferred Stock is prior to Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series C Preferred Stock has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series C Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $2.28 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series C Preferred Stock. The Series C Preferred Stock is prior to the Washington Mutual Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series D Preferred Stock has a liquidation preference of $100.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is convertible into shares of Washington Mutual Common Stock. Dividends on the Series D Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $6.00 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series D Preferred Stock. The Series D Preferred Stock is prior to the Washington Mutual Common Stock as to dividends and liquidation, but does not confer general voting rights.

         The Series E Preferred Stock has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then-current dividend period, and is not convertible into any other Washington Mutual securities. Dividends on the Series E Preferred Stock, if and when declared by the Washington Mutual Board, are at an annual rate of $1.90 per share, are noncumulative and payable quarterly. Washington Mutual may at its option redeem the Series E Preferred Stock. The Series E Preferred Stock is prior to the Washington Mutual Common Stock as dividends and liquidation, but does not confer general voting rights.


MARKET PRICES AND DIVIDENDS

         Washington Mutual Common Stock is traded on The Nasdaq Stock Market under the symbol "WAMU." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Washington Mutual Common Stock as reported on The Nasdaq Stock Market, based on published financial sources, and the dividends declared on such stock.

                                                                       Washington Mutual
                                                                         Common Stock
                                                    -----------------------------------------------------
                                                      High                 Low                 Dividends
                                                      ----                 ---                 ---------
1994         First Quarter ..................        $25.00              $19.13                 $0.16
             Second Quarter..................         21.50               18.25                  0.17
             Third Quarter...................         21.63               19.63                  0.18
             Fourth Quarter..................         20.63               15.75                  0.19
1995         First Quarter ..................         20.75               16.63                  0.19
             Second Quarter..................         24.75               20.00                  0.19
             Third Quarter...................         26.75               22.50                  0.19
             Fourth Quarter..................         29.50               24.75                  0.20
1996         First Quarter...................         32.25               27.63                  0.21
             Second Quarter..................         30.38               26.13                  0.22
             Third Quarter...................         39.25               28.50                  0.23
             Fourth Quarter (through
                October 31, 1996)............         43.75               36.50                  0.24

         As of October 31, 1996, there were approximately 15,948 shareholders of record of Washington Mutual Common Stock and the last reported sales price per share on such date was $42.25.


PRINCIPAL HOLDERS OF COMMON STOCK

         The following table sets forth information regarding beneficial ownership of Common Stock by each person known to the Company to have owned more than five percent of the outstanding shares of the Common Stock on October 31, 1996. The following is based solely on statements filed with the Commission or other reliable information. Each of the named shareholders has sole voting and investment power with respect to the shares shown, except as noted below.

Name and Address                                               Shares of Common Stock
of Beneficial Owner                                               Beneficially Owned              Percent of Class
-------------------                                               ------------------              ----------------
Fidelity Management & Research Co........................                 4,573,950(1)                      6.34%
82 Devonshire Street
Boston, MA  02109

The Capital Group Companies, Inc.........................                 3,945,730(2)                      5.46%
333 South Hope Street
Los Angeles, CA  90071

---------------

(1) Fidelity Management & Research Co. has sole investment power over 4,573,950 shares and sole voting power over 390,950 shares.

(2) The information presented is based on a Schedule 13G filed for the year ended December 29, 1995. As of December 29, 1995, certain operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion over various institutional accounts which held in the aggregate 3,945,730 shares of Washington Mutual Common Stock. Capital Guardian Trust Company, a bank and one of such operating companies, exercised investment discretion over 2,155,600 of such shares. Capital Research and Management Company and Capital International, Inc., each a registered investment adviser, and Capital International, S.A., another operating subsidiary, had investment discretion with respect to 1,750,130, 7,690 and 32,300 of such shares, respectively. The number of shares beneficially owned by The Capital Group Companies, Inc. includes approximately 737,580 shares of Common Stock which are issuable to the shareholder upon the conversion at any time of shares of Series D Preferred held in institutional accounts over which one or more affiliates exercises investment discretion.

PRINCIPAL HOLDERS OF PREFERRED STOCK

         The following table sets forth information regarding beneficial ownership of Series D Preferred by each person known to the Company to own more than five percent of the outstanding shares of the Series D Preferred as of October 31, 1996. Each of the named shareholders has sole voting and investment power with respect to the shares shown, except as noted below. The Company knows of no person who owns more than five percent of the outstanding shares of either the Series C Preferred or the Series E Preferred as of October 31, 1996.

Name and Address of                                           Shares of Series D Preferred
Beneficial Owner                                                   Beneficially Owned              Percent of Class
----------------                                                   ------------------              ----------------
The Capital Group Companies, Inc.........................                      153,500                   11.0%
333 South Hope Street
Los Angeles, CA  90071

Safeco Asset Management..................................                      112,000                    8.0
Safeco Plaza
Seattle, WA  98185

Oppenheimer Management Corp..............................                       96,800                    6.9
3410 South Galena Street
Denver, CO  80231

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table and accompanying footnotes provides a summary of the beneficial ownership of Washington Mutual Common Stock, Series C Preferred, Series D Preferred and Series E Preferred as of October 31, 1996, by (i) directors, (ii) the Company's Chief Executive Officer, (iii) the other executive officers named in the executive compensation table set forth in Washington Mutual's proxy statement for the 1996 Annual Meeting of Shareholders, and (iv) the directors and executive officers as a group. As of October 31, 1996, none of the persons noted below beneficially owned any shares of Series D Preferred. The following summary is based on information furnished by the respective directors and officers. Each of the named directors and officers has sole voting and investment power with respect to the shares shown, except as noted below.

                                                             COMMON STOCK(1)
Name                                            Number of Shares(2)    Percent of Class
----                                            -------------------    ----------------

Douglas P. Beighle .........................          13,520(3)                *
Herbert M. Bridge ..........................          20,456(4)                *
Roger H. Eigsti ............................           7,000                   *
John W. Ellis ..............................          27,775(5)                *
Daniel J. Evans ............................          14,750(6)                *
Anne V. Farrell ............................           3,000                   *
William P. Gerberding ......................           4,835                   *
Kerry K. Killinger .........................         923,881(7)             1.28%
Lee D. Lannoye .............................          71,758(8)                *
Samuel B. McKinney .........................           4,250                   *
Michael K. Murphy ..........................           5,750(9)                *
Deanna W. Oppenheimer ......................          56,302(10)               *
Louis H. Pepper ............................         253,829                   *
William G. Reed, Jr ........................          26,375(11)               *
James H. Stever ............................           8,000(12)               *
Craig E. Tall ..............................         227,982(13)               *
S. Liane Wilson ............................         138,859(14)               *

All directors and executive officers
         as a group (18 persons)............         2,101,001(15)          2.90%

---------------
* Less than 1%

(1) Other than as set forth below, none of the above named officers and directors owned any shares of Series C Preferred or Series E Preferred as of October 31, 1996:

         Series C Preferred                                                      Number of Shares Percent of Class
         ------------------                                                      --------------------------------
                  Herbert M. Bridge....................................       200 shares       less than 1%
                  James H. Stever......................................       500 shares       less than 1%
                  All directors and executive officers as a group .....       700 shares       less than 1%


         Series E Preferred                                                      Number of Shares Percent of Class
         ------------------                                                      --------------------------------
                  Herbert M. Bridge ..................................        984 shares       less than 1%
                  Louis H. Pepper......................................     1,525 shares       less than 1%
                  All directors and executive officers as a group .....     2,509 shares       less than 1%

(2) Includes 2,000 shares issuable pursuant to stock options exercisable within 60 days of October 31, 1996 by each of Messrs. Beighle, Eigsti, Ellis, Evans, Gerberding, Murphy, Pepper, Reed and Stever and 1,000 shares issuable pursuant to stock options exercisable within 60 days of October 31, 1996 by each of Mrs. Farrell and Dr. McKinney.

(3) Includes 1,350 shares held in a Keogh Plan, 795 shares held in an Individual Retirement Account and 9,375 shares held jointly with the estate of Gwendolen A. Beighle, for which Mr. Beighle is the personal representative.

(4)      All shares are held jointly with Mr. Bridge's spouse.

(5)      Includes 24,275 shares held in a Keogh plan.

(6) Includes 5,175 shares held jointly with Mr. Evans' spouse and 7,575 shares held in a Keogh Plan, which is part of the Evans Family Revocable Trust, of which Mr. Evans and his spouse serve as co-trustees.

(7) Includes 388,917 shares issuable pursuant to stock options exercisable within 60 days of October 31, 1996.

(8) Includes 22,252 shares issuable pursuant to stock options exercisable within 60 days of October 31, 1996.

(9)      Includes 1,500 shares held jointly with Mr. Murphy's spouse.

(10) Includes 16,333 shares issuable pursuant to stock options exercisable within 60 days of October 31, 1996.

(11)     All shares are held jointly with Mr. Reed's spouse.

(12)     4,500 shares are held jointly with Mr. Stever's spouse.

(13) Includes 74,667 shares issuable pursuant to stock options exercisable within 60 days of October 31, 1996.

(14) Includes 64,166 shares issuable pursuant to stock options exercisable within 60 days of October 31, 1996.

(15) Includes, in the aggregate, 604,918 shares issuable pursuant to stock options exercisable within 60 days of October 31, 1996.

DIVIDEND POLICY

         Dividends may be paid on the Common Stock as and when declared by the Washington Mutual Board out of funds legally available for the payment of dividends. Each quarter, the Washington Mutual Board considers the payment of dividends. The factors affecting this determination include Washington Mutual's long-term interests, current and projected earnings, adequacy of capitalization, expected asset and deposit growth as well as other financial conditions, legal, regulatory and contractual restrictions, and tax considerations.

         According to Washington law, Washington Mutual dividends may be paid only if, after giving effect to the dividend, Washington Mutual will be able to pay its debts as they become due in the ordinary course of business and Washington Mutual's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Washington Mutual were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend. Washington Mutual's ability to pay dividends is also dependent on the ability of WMBfsb, WMB and other subsidiary operations to pay dividends to Washington Mutual.

         The three series of outstanding Preferred Stock rank prior to the Common Stock and to all other classes and series of equity securities of Washington Mutual, other than any classes or series of equity securities of Washington Mutual ranking on a parity with the Preferred Stock.

         The rights of holders of Preferred Stock to receive dividends is noncumulative. Accordingly, if the Washington Mutual Board fails to declare a dividend on any dividend payment date, the holders of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date and Washington Mutual will have no obligation to pay the dividend accrued for such period, whether or not dividends are declared payable on any future dividend payment dates.

         Full dividends on Preferred Stock must be declared and paid or set apart for payment for the most recent dividend period ended before (i) any dividend (other than in Common Stock) on stock junior to the Preferred Stock ("Junior Stock") may be declared or paid or set aside for payment or other distribution made upon the Common Stock or on any other Junior Stock or (ii) Junior Stock is redeemed (or any moneys are paid to or made available for a sinking fund for the redemption of any share of any such stock) or any Junior Stock or stock on a parity with Preferred Stock ("Parity Stock") is purchased or otherwise acquired by Washington Mutual for any consideration except by conversion into or exchange for Junior Stock.

         The Washington Mutual Board may issue Preferred Stock that is entitled to such dividend rights as the Washington Mutual Board may determine, including priority over Common Stock in the payment of dividends.

                            SELECTED FINANCIAL DATA

   The following table sets forth certain selected consolidated financial data of the Company at and for the years ended December 31:


(dollars in thousands, except for per              1995            1994            1993            1992           1991
share amounts)
------------------------------------------------------------------------------------------------------------------------
Interest Income                                $ 1,578,960     $ 1,258,550     $ 1,081,309    $   813,893     $  777,812
Interest Expense                                   960,724         651,871         520,750        456,876        520,021
------------------------------------------------------------------------------------------------------------------------
Net interest income                                618,236         606,679         560,559        357,017        257,791
Provision for loan losses                           11,150          20,400          35,225         14,887         22,407
Other income                                       117,874         118,502         152,575         97,748        101,317
Other expense                                      417,655         415,300         394,874        253,024        204,130
------------------------------------------------------------------------------------------------------------------------
Income before income taxes,
  extraordinary items and
  cumulative effect of change
  in tax accounting method                         307,305         289,481         283,035        186,854        132,571
Income taxes                                       107,504         108,159          98,864         64,459         45,920
Extraordinary items, net of
  federal income tax effect                              -               -          (8,953)        (4,638)             -

Cumulative effect of change in
  tax accounting method                                  -               -          13,365              -              -
------------------------------------------------------------------------------------------------------------------------
Net income                                     $   199,801     $   181,322     $   188,583    $   117,757     $   86,651
========================================================================================================================
Net income attributable to
  common stock                                 $   181,217     $   162,738     $   175,025    $   112,882     $   81,776
========================================================================================================================
Net income per common share(1):
  Primary                                      $      2.59     $      2.45     $      2.70    $      1.95     $     1.61
  Fully diluted                                       2.51            2.38            2.57           1.85           1.52

Cash dividend declared per share (2):
  Preferred stock (Series A, C, D and E
    cumulative)                                $     10.18     $     10.18     $      7.56    $      3.75          $3.75
  Common stock(1)                                     0.77            0.70            0.50           0.33           0.24
Common stock dividend payout ratio                   25.74%          24.50%          15.98%         15.43%         13.06%
Return on average assets                              0.97            1.03            1.31           1.24           1.05
Return on average stockholders'
  equity                                             13.31           13.77           16.89          15.26          14.33
Return on average common
  stockholders' equity                               13.73           14.30           18.31          15.26          14.33
Assets                                         $22,420,379     $19,175,991     $16,513,432    $10,531,744     $8,529,135
Available for sale securities                    7,768,115       2,701,799         138,342              0              0
Held to maturity securities                        172,786       2,646,194       4,070,733      2,809,057      2,342,998
Loans:
  Residential                                    7,861,990       8,100,930       6,764,373      4,416,454      3,241,043
  Residential construction                         615,814         549,271         430,215        366,808        326,508
  Commercial real estate                         1,867,347       1,805,951       1,922,120      1,055,312        901,098
  Manufactured housing, second
    mortgage and other consumer                  2,653,850       2,392,502       2,138,852      1,136,370        940,252
  Commercial                                       179,568         129,048         131,468        118,717        112,312
  Reserve for loan losses                         (143,319)       (132,499)       (119,315)       (58,075)       (55,900)
------------------------------------------------------------------------------------------------------------------------
    Total loans                                 13,035,250      12,845,203      11,267,713      7,035,586      5,465,313
========================================================================================================================
Deposits                                        11,306,436      10,432,888       9,976,961      6,624,584      5,910,396
Annuities                                          855,503         799,178         713,383        571,428        433,767
Borrowings                                       8,332,275       6,413,711       4,337,262      2,164,268      1,355,669
Preferred stock                                    250,168         252,034         252,053        266,633         63,152
Stockholders' equity                             1,660,084       1,364,258       1,252,888      1,045,289        694,134
Stockholders' equity ratio                            7.40%           7.11%           7.59%          9.93%          8.14%
Leverage capital ratio                                5.72            6.01            6.10           9.27           7.52
Book value per common share(1)                 $     19.97     $     16.98     $     15.87    $     13.89     $    11.42
Number of common shares
  outstanding(1)                                71,804,527      67,837,553      65,958,489     59,637,406     54,383,960
Number of preferred shares
   outstanding                                   6,122,500       6,200,000       6,200,000      5,494,150      1,300,000

-----------
(1) Net income per common share, cash dividends declared per common share, book value per common share and number of common shares outstanding for 1992 and 1991 have been adjusted for the third quarter 1993 and first quarter 1992 50 percent stock dividends, each of which had the effect of a three-for-two stock split.
(2) Dividends include only amounts paid to Washington Mutual, Inc. shareholders.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND
           RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995

          The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto, and with reference to the discussion of the operations and other financial information presented elsewhere in this report.

          During the first half of 1993, Washington Mutual merged with Pioneer and acquired Pacific First. As a result of the acquisition of Pacific First, the Company became substantially larger, with significant operations in Oregon as well as Washington. In 1994 and 1995, Washington Mutual continued to expand its operations through business combinations with other financial institutions with locations in Washington, Utah and Montana.

          During 1995, Washington Mutual took steps to diversify its operations into commercial banking. In August, the Company acquired Enterprise through a merger of Enterprise with and into WMB. Enterprise, a Bellevue, Washington-based commercial bank specializes in lending to small- and mid-size businesses. In October, Washington Mutual signed an agreement to merge WMB with Western, a commercial bank with branch operations throughout Oregon. The Western transaction was completed on January 31, 1996.

          During 1994, there was an increase in short-term interest rates, which had an adverse effect not only on the results of operations but also on the market value of the Company's net financial assets. Although short-term interest rates did not generally increase further in 1995 and actually declined somewhat in the latter half of the year, the 1994 interest rate increase continued to affect the Company's financial performance during much of 1995. Except for available-for-sale securities, financial assets and liabilities were reported at historical cost and accordingly the financial statements do not reflect changes in market value. (See "Financial Statements and Supplementary Data--Note 27:
Fair Value of Financial Instruments.")

RESULTS OF OPERATIONS

          Washington Mutual's net income of $199.8 million for 1995 exceeded earnings of $181.3 million in 1994 and $188.6 million in 1993. Fully diluted earnings per share were $2.51 in 1995, compared with $2.38 in 1994 and $2.57 in 1993. Washington Mutual's return on average assets ("ROA") for 1995 equaled 0.97 percent, down from 1.03 percent in 1994 and 1.31 percent in 1993. Its return on average common stockholders' equity ("ROCE") of 13.73 percent for 1995 was also down from the previous two years--14.30 percent in 1994 and 18.31 percent in 1993. During 1993, Washington Mutual operated in a highly favorable interest rate environment. However, an increase of approximately 250 basis points in short-term interest rates in 1994 led to a compression of the net interest margin (net interest income divided by average interest-earning assets) and a corresponding pressure on net interest income in 1994 and 1995. Certain short-term interest rates were lowered 25 basis points in mid-1995 and again in December, resulting in an improved operating environment for the Company. This favorable change in interest rates helped the Company earn an ROA and ROCE of
1.02 percent and 14.17 percent for 4th quarter 1995.

Net Interest Income

          Net interest income of $618.2 million for 1995 was up slightly from $606.7 million in 1994, which in turn was 8 percent higher than the $ 560.6 million earned during 1993. Most of the growth in net interest income was due to the increase in average interest-earning assets. Although average interest-earning assets were up 18 percent during 1995, a decline in the net interest margin limited the increase in net interest income.

          The increase in market interest rates during 1994 had a negative impact on the net interest margin throughout 1995. The net interest margin for 1995 of 3.14 percent declined from 3.65 percent in 1994 and 4.15 percent in 1993. During the last three months of 1995 the net interest margin rose to 3.19 percent, aided by a decrease in short-term interest rates beginning in mid-1995. However, an increase in market interest rates during 1996 could place pressure on the net interest margin and, unless offset by growth of interest-earning assets, a corresponding pressure on net interest income. (See "Financial Statements and Supplementary Data--Note 15: Interest Rate Risk Management.")

          The low level of interest rates during 1993 resulted in a significant portion of the Company's loans being refinanced and mortgage-backed securities being prepaid, as borrowers sought to lower their interest rates. The result was a decline in the yield on interest-earning assets to 8.00 percent in 1993 and
7.57 percent in 1994. The lower interest rate levels also resulted in a lower cost of funds during 1993. The average rate paid on deposits and borrowings fell to 3.98 percent in 1993. However, an increase in short-term rates during 1994 caused the cost of funds to increase to 4.06 percent. The full effect of this rise in short-term rates was felt in 1995 (mitigated somewhat by a subsequent lowering of short-term rates mid-year) pushing the cost of funds up to 5.05 percent for the year. The yield on earning assets during 1995 increased to only
8.02 percent because longer-term interest rates did not increase as much as short-term rates. Also, the Company, because most of its earning assets were fixed rate, was not in a position to take full advantage of the increase. The net interest spread (the difference between the yield on interest-earning assets and the cost of funds) declined to 2.97 percent for 1995 from 3.51 percent earned during 1994 and 4.02 percent in 1993.

          Average consolidated statements of financial position and analysis of net interest spread were as follows:

                                                                      Year Ended December 31, 1995
                                                                                                  Interest
                                                                Average                            Income
(dollars in thousands)                                         Balance(1)           Rate         or Expense
-----------------------------------------------------------------------------------------------------------
ASSETS
  Investments                                                 $ 6,634,030          7.30%         $  484,422
  Loans(3)                                                     13,042,573          8.39           1,094,538
-----------------------------------------------------------------------------------------------------------
    Total interest-earning assets                              19,676,603          8.02           1,578,960
  Other assets                                                    913,921            --                  --
-----------------------------------------------------------------------------------------------------------
                                                              $20,590,524            --                  --
===========================================================================================================
LIABILITIES
Deposits:
  Checking accounts                                           $ 1,480,410          1.38          $   20,363
  Savings and money market accounts                             3,560,764          4.02             143,255
  Time deposits                                                 5,915,419          5.66             334,885
-----------------------------------------------------------------------------------------------------------
                                                               10,956,593          4.55             498,503
Borrowings:
  Annuities                                                       801,129          5.58              44,716
  Federal funds purchased                                         299,495          5.16              15,460
  Securities sold under agreements to repurchase                3,785,118          5.86             221,735
  Advances from the FHLB                                        2,970,831          5.77             171,564
  Other interest-bearing liabilities                              194,879          4.49               8,746
-----------------------------------------------------------------------------------------------------------
                                                                8,051,452          5.74             462,221
-----------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                             19,008,045          5.05             960,724
Other liabilities                                                  81,639            --                  --
-----------------------------------------------------------------------------------------------------------
                                                               19,089,684            --                  --
Stockholders' equity                                            1,500,840            --                  --
-----------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    $20,590,524            --                  --
===========================================================================================================
Net interest spread and income                                                     2.97%         $  618,236
===========================================================================================================
Net interest margin                                                                3.14%

 (1)  Average balances were calculated on a monthly basis.
 (2)  Average balances were calculated on a daily basis.
 (3) Nonaccruing loans were included in the daily average loan amounts outstanding.

                       Year Ended December 31, 1994                   Year Ended December 31, 1993
----------------------------------------------------------------------------------------------------------
                                                Interest                                          Interest
                    Average                       Income            Average                         Income
                 Balance(2)       Rate        or Expense         Balance(2)           Rate      or Expense
----------------------------------------------------------------------------------------------------------
                $ 4,656,366       6.63%       $  308,773        $ 3,672,777           7.04%      $ 258,435
                 11,956,873       7.94           949,777          9,848,555           8.36         822,874
----------------------------------------------------------------------------------------------------------
                 16,613,239       7.57         1,258,550         13,521,332           8.00       1,081,309
                    951,995         --                --            882,559             --              --
----------------------------------------------------------------------------------------------------------
                $17,565,234         --                --        $14,403,891             --              --
==========================================================================================================

                $ 1,460,393       1.34            19,629        $ 1,324,899           1.61        $ 21,292
                  3,243,281       3.16           102,352          2,865,964           3.30          94,701
                  5,315,137       4.68           248,891          5,112,073           4.67         238,750
----------------------------------------------------------------------------------------------------------
                 10,018,811       3.70           370,872          9,302,936           3.81         354,743

                    734,969       4.51            33,143            629,636           5.92          37,258
                         --         --                --                 --             --              --
                  2,206,363       4.47            98,568          1,526,208           3.84          58,614
                  3,002,174       4.80           144,163          1,573,678           4.19          65,890
                     81,951       6.25             5,125             68,504           6.20           4,245
----------------------------------------------------------------------------------------------------------
                  6,025,457       4.66           280,999          3,798,026           4.37         166,007
----------------------------------------------------------------------------------------------------------
                 16,044,268       4.06           651,871         13,100,962           3.98         520,750
                    204,124         --                --            186,412             --              --
----------------------------------------------------------------------------------------------------------
                 16,248,392         --                --         13,287,374             --              --
                  1,316,842         --                --          1,116,517             --              --
----------------------------------------------------------------------------------------------------------
                $17,565,234         --                --        $14,403,891             --              --
==========================================================================================================
                                  3.51%        $ 606,679                             4.02%        $560,559
==========================================================================================================
                                  3.65%                                              4.15%

         An analysis of the change in net interest income was as follows:

                                                        1995 vs. 1994                                1994 vs. 1993
--------------------------------------------------------------------------------------------------------------------------------
                                        Increase (Decrease) Due To        Total       Increase (Decrease) Due To         Total
(dollars in thousands)                   Volume(1)           Rate          Change        Volume(2)          Rate          Change
--------------------------------------------------------------------------------------------------------------------------------
Interest income
  Investments                            $133,015        $ 42,634        $175,649        $ 69,506       $(19,168)       $ 50,338
  Loans(3)                                 86,599          58,162         144,761         176,474        (49,571)        126,903
--------------------------------------------------------------------------------------------------------------------------------
                                          219,614         100,796         320,410         245,980        (68,739)        177,241
Interest expense
  Deposits:
    Checking accounts                         234             500             734           2,056         (3,719)         (1,663)
    Savings and money
      market accounts                      10,048          30,855          40,903          12,005         (4,354)          7,651
    Time deposits                          28,100          57,894          85,994           9,662            479          10,141
--------------------------------------------------------------------------------------------------------------------------------
                                           38,382          89,249         127,631          23,723         (7,594)         16,129
Borrowings:
  Annuities                                 2,988           8,585          11,573           6,252        (10,367)         (4,115)
  Federal funds purchased                  15,460              --          15,460              --             --              --
  Securities sold under
    agreements to repurchase               70,603          52,564         123,167          26,234         13,720          39,954
  Advances from the FHLB                   (1,563)         28,964          27,401          59,901         18,372          78,273
  Other                                     7,007          (3,386)          3,621             821             59             880
--------------------------------------------------------------------------------------------------------------------------------
                                           94,495          86,727         181,222          93,208         21,784         114,992
--------------------------------------------------------------------------------------------------------------------------------
                                          132,877         175,976         308,853         116,931         14,190         131,121
--------------------------------------------------------------------------------------------------------------------------------
          Net interest income            $ 86,737        $(75,180)       $ 11,557        $129,049       $(82,929)       $ 46,120
================================================================================================================================


(1)      Average balances were calculated on a monthly basis.
(2)      Average balances were calculated on a daily basis.
(3) Nonaccruing loans were included in the daily average loan amounts outstanding.

Other Income

          Other income was $117.9 million in 1995, down from $118.5 million in 1994 and $152.6 million in 1993. Other income in 1993 included $42.3 million in gains on the sale of loans and other assets. The significant level of asset gains during 1993 resulted from asset restructuring to accommodate the acquisition of Pacific First. In addition, loans were sold during 1993 to take advantage of record loan origination volume fueled by home loan refinancing and a declining interest rate environment which enabled the Company to sell these loans at a gain.

          Depositor fees of $57.5 million in 1995 were far in excess of the prior year's $28.5 million and $22.3 million in 1993. The increase in depositor fees reflected substantial account and household growth coupled with a revised fee structure for certain deposit services. The primary component of this growth was noninterest-bearing checking accounts, considered the core accounts of consumer banking. Checking accounts are an attractive means of providing low-cost deposits, producing added fee income and generating demand for the Company's other products and services.

          Loan servicing fees were $10.6 million in 1995, up from $9.2 million in 1994. During 1995, the Company securitized $2,373.2 million in residential loans, increasing the portfolio of loans serviced for others to $5,216.4 million at December 31, 1995 from $4,015.4 million at the end of 1994. Loan servicing fees were $13.4 million in 1993. The 1993 level was the result of an expanded loan servicing portfolio stemming from the acquisition of Pacific First. The decision to retain loans originated in the latter half of 1993 and into 1994, coupled with the significant refinancing activity of 1993, resulted in a shrinkage of the portfolio of loans serviced for others to $4,015.4 million at December 31, 1994, from $4,794.8 million one year earlier.

          The principal component of other service fees is service fees generated by the Company's nonbanking subsidiaries. Nonbanking service fees totaled $24.8 million in 1995, down from $37.9 million in 1994 and $43.1 million in 1993. (See "Management's Discussion and Analysis of Financial Position and Results of Operations - Nonbanking Subsidiary Operations.") Due to the drop in nonbanking service fees, other service fees in 1995 totaled $8.0 million, compared with $12.2 million in 1994 and $10.6 million in 1993.

          The gain on sale of loans, inclusive of write-downs totaled $1.7 million in 1995, compared with $802,000 in 1994 and $15.5 million in 1993. Sales activity in 1995 and 1994 was minimal as Washington Mutual retained or securitized most of its loan production. However, during 1993, gains of $21.6 million were earned on a sales volume of $981.3 million, but prepayment activity required a write-down of mortgage servicing rights of $6.1 million.

          During 1995, the net loss of $2.4 million on the sale of other assets, inclusive of write-downs was the result of $8.4 million in write-downs taken due to credit quality deterioration on certain securities offset by $6.0 million in gains generated through the disposition of primarily fixed-rate mortgage-backed securities. Gains on the sale of other assets in 1994 were $4.7 million, down from $26.8 million in 1993. The gains generated in 1995 and 1994 were from the available-for-sale portfolio. Adjustments to Washington Mutual's balance sheet to accommodate the acquisition of Pacific First were primarily responsible for the large gains on the sale of other assets during 1993. During this restructuring, Washington Mutual primarily sold mortgage-backed securities to reduce the pre-acquisition size of its balance sheet.

Other Expense

          Total other expense of $417.7 million in 1995 compared favorably with $415.3 million in 1994 and $394.9 million in 1993. The increases generally reflected the growth in total assets, particularly the increased number of financial centers. One commonly accepted measure of a bank's operating efficiency is the ratio of its operating expenses to revenues (net interest income and other income). The Company has established a long-term operating efficiency goal of 50 percent. Washington Mutual's operating efficiency ratios were 56.7 percent for 1995 versus 57.3 percent for 1994 and 55.4 percent for 1993.

          At year-end 1995, staffing for the organization of 4,924 full-time equivalent employees was virtually unchanged from 4,887 at the end of 1994, but down from 5,186 at the end of 1993. The decline in the number of full-time equivalent employees during 1994 was the result of reducing staffing levels to match lower lending volumes. These declines helped to alleviate the upward pressure on salaries and employee benefits. The expense for salaries and employee benefits totaled $190.2 million, $189.3 million and $176.4 million in 1995, 1994, and 1993.

          The increase in occupancy and equipment expense to $73.0 million in 1995 from $67.6 million in 1994 and $60.1 million in 1993 was primarily due to the growth in the number of financial centers, an expansion of head office facilities and technology upgrades to accommodate the Company's reengineering efforts.

          Regulatory assessments totaled $21.5 million in 1995, compared with $22.4 million in 1994 and $20.4 million in 1993. Although total deposits outstanding increased in 1995, the expected increase in deposit premiums paid to the FDIC was offset by a reduction in the premium rate. (See "Regulation and Supervision -- FDIC Insurance.") The expense increase in 1994 was solely the result of the increase in total deposits outstanding.

          On September 30, 1996, President Clinton signed legislation intended to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums, among other things. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to
6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amounting to
1.3 cents per $100 per year.

          Washington Mutual's special assessment will result in an estimated pretax charge of about $35.7 million. Even though the one-time charge, to be taken in the quarter ended September 30, 1996, will reduce that quarter's earnings by approximately one-third, management believes the legislation to be in the best interests of the Company. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual pretax savings of approximately $10.0 million. Neither the one-time charge, nor the annual savings thereafter should have a material impact on the Company's financial position, capital level or liquidity.

          Other operating expenses increased to $102.6 million in 1995 from $98.8 million (inclusive of a $5.0 million one-time expense of a legal settlement, see "Nonbanking Subsidiary Operations") in 1994 and $98.1 million in 1993. Other operating expenses tend to rise with the increased size of the Company.

          Goodwill and other intangible assets have resulted from business combinations accounted for as purchase transactions. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which originally ranged from three to 10 years. The acquisition of Pacific First in the second quarter of 1993 was the most significant of such business combinations and resulted in the creation of $178.2 million in goodwill and other intangible assets to be amortized over 10 years. The amortization of goodwill and other intangible assets was $28.3 million in 1995, compared with $29.1 million in 1994 and $24.7 million in 1993.

          During 1995, REO operations, inclusive of write-downs generated $7.4 million of income, compared with net expense of $12,000 in 1994 and $6.3 million in 1993. During 1995, net gains on the disposition of properties totaled $5.0 million. There were no gains or losses in 1994 and only $340,000 of net gains in 1993. During 1994 and 1993, write-downs of $100,000 and $7.3 million were taken to increase the REO reserve for losses. (See "Financial Statements and Supplementary Data -- Note 7: REO" for further discussion of REO operations.)

Extraordinary Items

          In 1993, Washington Mutual redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. Also, during 1993, Washington Mutual prepaid advances from the FHLB totaling $432.6 million.

Taxation

          Income taxes include federal income taxes and applicable state income taxes. (See "Business--Taxation.")


          As a result of the Budget Act, which was signed into law on August 10, 1993, the corporate tax rate increased to 35 percent effective January 1, 1993. Washington Mutual was also required under the Budget Act to report certain securities and other assets at fair market value effective January 1, 1993. This rule, however, has not had a material impact on the income tax provision of the Company.

          In February 1992, FASB issued SFAS No. 109, Accounting for Income Taxes, that changed the accounting principle governing accounting for income taxes. The statement requires the use of the liability method in accounting for income taxes and eliminates on a prospective basis the former exception from the provision of deferred income taxes on thrift bad debt reserves. Washington Mutual implemented the change in first quarter 1993, as required by FASB. The change resulted in a cumulative positive adjustment to earnings of $13.4 million, on an after-tax basis.

Nonbanking Subsidiary Operations

          Nonbanking subsidiary operations generally constitute 5 percent of the Company's total pretax operating income. Pretax operating income (net income before amortization of goodwill and intangible assets and elimination of intercompany transactions) was $17.2 million in 1995, compared with $14.2 million in 1994 and $18.1 million in 1993. The securities and insurance operations typically account for more than 90 percent of nonbanking pretax operating income.

          WM Life improved its operating performance, posting pretax operating income of $14.3 million in 1995, up from $12.5 million in 1994 and $9.9 million in 1993. Contributing to the improvement in earnings were strong sales of annuities. However, annuities outstanding at year-end 1995 were up only 7 percent to $855.5 million, from $799.2 million at the end of 1994 due to a high level of surrenders of annuity contracts. Annuities outstanding at the end of 1994 were up 12 percent from $713.4 million at the end of 1993.

          Lower than anticipated sales reduced pretax operating income for Murphey Favre to $437,000 in 1995. The pretax net loss of $2.2 million in 1994 resulted primarily from the $5.0 million one-time expense of a legal settlement related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California. Murphey Favre earned $4.3 million on a pretax basis during 1993.

          Composite Research's financial performance has remained steady during the past three years, rising slightly to $3.0 million in 1995 from $2.9 million in 1994 and $2.5 million in 1993.

          The 1994 pretax operating income of Mutual Travel was $1.2 million, compared with $1.3 million in 1993. In March 1995, as part of the Company's decision to refocus on its core business, WMI sold Mutual Travel to a company whose principal shareholders were Mutual Travel's management team. The sale price is contingent upon the operating performance of Mutual Travel over the next three years, and is expected to result in a minimum pretax gain of approximately $4.0 million. The gain will be recognized when a substantial portion of the applicable provisions of the sale agreement are met, which is anticipated to be in early 1996.

          Nonbanking subsidiary results of operations were as follows:

                                                                             Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
                                                                       1995           1994            1993
--------------------------------------------------------------------------------------------------------------
Securities:
  Murphey Favre, Inc.                                               $   437        $(2,249)        $ 4,334
  Composite Research & Management Co.                                 2,967          2,854           2,539
--------------------------------------------------------------------------------------------------------------
                                                                      3,404            605           6,873
WM Life Insurance Co.                                                14,292         12,482           9,900
Mutual Travel, Inc.                                                     229          1,178           1,266
WM Financial, Inc. and other                                           (691)           (23)             40
--------------------------------------------------------------------------------------------------------------
Net income before amortization of goodwill and other
  intangible assets, elimination of intercompany
  transactions, and federal income taxes                             17,234         14,242          18,079
Amortization of goodwill and other intangible assets                    932          1,501           1,874
--------------------------------------------------------------------------------------------------------------
Net income before elimination of intercompany transactions
  and federal income taxes                                          $16,302        $12,741         $16,205
==============================================================================================================

REVIEW OF FINANCIAL POSITION

Assets

          Assets grew substantially in 1995, as they did in 1994. During 1995, total assets grew $3,244.4 million to end the year at $22,420.4 million. At December 31, 1994, total assets were $19,176.0 million, an increase of $2,725.2 million from December 31, 1993. Most of the growth over the past two years has come from retaining originated loans (either as part of the loan portfolio or as securitized mortgage-backed securities) and acquiring investment-grade securities.

Investment Activities

          The Company's investment portfolio increased 48 percent to $7,941.1 million at December 31, 1995 from $5,348.6 million a year earlier. Contributing to the growth in 1995 was the securitization and retention of $2,373.2 million of loans. Also in 1995, as in 1994, Washington Mutual leveraged its capital and increased its investment portfolio. This increase was funded mostly through borrowings. By leveraging the balance sheet through the use of these wholesale activities, Washington Mutual generated additional net interest income.

          As of December 31, 1995, the Company's investment portfolio included $172.8 million held-to-maturity securities (with a fair value of $186.5 million), $7,768.1 million available-for-sale securities and $238,000 trading account securities. During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Washington Mutual elected to take advantage of this opportunity and reclassified $3,501.2 million of its held-to-maturity securities into the available-for-sale category on December 1, 1995. Of the securities transferred, approximately 80 percent were fixed-rate securities.

          It is anticipated that these fixed-rate securities will be replaced with adjustable-rate agency securities, adjustable- and fixed-rate private-issue securities, collateralized mortgage obligations, and purchased loan pools as the fixed-rate securities pay down or are sold as market conditions permit. This portfolio restructuring strategy is intended to reduce the Company's interest rate sensitivity while simultaneously protecting its yield. As the Company substitutes adjustable-rate assets for fixed-rate securities, its sensitivity to future changes in interest rates decreases. This is because, unlike fixed-rate securities, adjustable-rate assets' interest rates change, within certain periodic and lifetime cap restraints, with corresponding changes in market rates. But, substituting adjustable-rate assets for fixed-rate securities can have two disadvantages. First of all, adjustable-rate assets, when compared with similar fixed-rate assets, carry additional credit risk in an increasing interest rate environment. As these assets reprice upward, the underlying borrower's creditworthiness may become impaired. Secondly, the holding of adjustable-rate assets will decrease the overall portfolio yield in a stable or declining interest rate environment. Accordingly, the Company plans to replace some of its fixed-rate securities with private-issue securities, collateralized mortgage obligations, and purchased loan pools to minimize the decline in portfolio yield.

          Historically, the yield on private-issue securities, collateralized mortgage obligations, and purchased loan pools has exceeded agency securities because they expose the Company to certain risks that are not inherent in agency securities, such as credit risk and liquidity risk. These assets are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these assets often does not meet set industry standards. Consequently, there is a higher potential of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and in fact could incur a loss. Additionally, the Company may not be able to sell such assets in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. An example of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated tranches, certain collateralized mortgage obligations that have been resecuritized, and certain securities that contain a significant number of jumbo, nonconforming loans.

          In an effort to reduce these risks, the Company now performs a credit review on each individual security or loan pool prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information will be monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.


          As of December 31, 1995, the Company held $744.6 million of private-issue securities. Of that amount, 14 percent were the highest investment grade (AAA), 66 percent were rated investment grade (AA or A), 13 percent were rated lowest investment grade (BBB) and 7 percent were rated below investment grade (BB or below). During 1995, the Company realized $8.4 million of losses on certain securities in the below investment grade portfolio due to credit quality deterioration.

          The available-for-sale portfolio is now much larger as a result of the transfer on December 1, 1995. Therefore, the Company redesignated $1,567.0 million of interest rate exchange agreements and interest rate cap agreements from short-term borrowings and deposits to the available-for-sale portfolio. While this is not expected to fully offset the impact of further changes in interest rates on the portfolio, it will help to reduce the impact of future changes. As of December 31, 1994, a net unrealized loss (on an after-tax basis) of $32.1 million associated with the available-for-sale securities was included as a separate component of stockholders' equity. But as a result of interest rate declines during 1995 and the reclassification of securities into the available-for-sale portfolio, the valuation reserve for the available-for-sale portfolio increased to a net unrealized gain (on an after-tax basis) of $78.4 million as of December 31, 1995.

          Available-for-sale securities reported in the financial statements at fair value consisted of the following:

(dollars in thousands)                              1995              1994         1993
---------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations      $  153,846        $  420,884     $138,342
  Corporate debt obligations                     437,985           135,060           --
  Equity securities                              365,204           265,010           --
---------------------------------------------------------------------------------------
                                                 957,035           820,954      138,342
Mortgage-backed securities:
  U.S. government agency                       6,068,903         1,471,070           --
  Corporate                                      744,609           349,431           --
---------------------------------------------------------------------------------------
                                               6,813,512         1,820,501
Derivative instruments:
  Interest rate exchange agreements              (11,847)           18,654           --
  Interest rate cap agreements                     9,415            41,690           --
---------------------------------------------------------------------------------------
                                                  (2,432)           60,344           --
---------------------------------------------------------------------------------------
                                              $7,768,115        $2,701,799     $138,342
=======================================================================================

          The stated maturities of the Company's available-for-sale securities were as follows:

                                                                December 31, 1995
------------------------------------------------------------------------------------------------------------------------------
                                                     Due after one     After five                           No
                                        Due within      but within     but within           After       stated
(dollars in thousands)                    one year      five years       10 years       10 years      maturity          Total
------------------------------------------------------------------------------------------------------------------------------
Investment securities:
U.S. government and agency
  obligations                              $65,056        $ 19,955       $  9,671      $   59,164     $     --    $   153,846
Corporate debt obligations                   1,512         143,734        188,456         104,283           --        437,985
Equity securities                               --              --             --              --      365,204        365,204
------------------------------------------------------------------------------------------------------------------------------
                                            66,568         163,689        198,127         163,447      365,204        957,035
Mortgage-backed securities:
U.S. government agency                           5          13,849          9,446       6,045,603           --      6,068,903
Corporate                                       --              --         19,257         725,352           --        744,609
------------------------------------------------------------------------------------------------------------------------------
                                                 5          13,849         28,703       6,770,955           --      6,813,512
Derivative instruments:
Interest rate exchange agreements               --         (11,847)            --              --           --        (11,847)
Interest rate cap agreements                    --           9,415             --              --           --          9,415
------------------------------------------------------------------------------------------------------------------------------
                                                --          (2,432)            --              --           --         (2,432)
-----------------------------------------------------------------------------------------------------------------------------
                                           $66,573        $175,106       $226,830      $6,934,402     $365,204     $7,768,115
==============================================================================================================================
Weighted average yield at
  end of year                                 4.80%           8.23%         7.01%           7.01%        7.00%          7.02%

          The available-for-sale portfolio is maintained as a source of investment income as well as potential liquidity should it be necessary for the Company to raise cash or reduce its asset size. Because the available-for-sale portfolio is required to be carried at fair value, its carrying value fluctuates with changes in market factors, primarily interest rates. This portfolio is substantially composed of mortgage-backed securities of which approximately 40 percent have adjustable rates and the remainder fixed rates. In an attempt to modify the interest flows on these securities as well as protect against market value changes, certain interest rate exchange agreements and interest rate cap agreements have been designated to the available-for-sale portfolio. The effect of such agreements in a rising interest rate environment is to shorten the effective repricing period of the underlying assets. Specifically, as short-term interest rates increase, the overall yield of the portfolio rises. However, the yield is constrained by periodic and lifetime interest rate adjustment limits or caps on the underlying adjustable-rate assets and also by the very nature of the fixed-rate assets in the portfolio. The Company, therefore, seeks to shorten the repricing period by entering into interest rate cap agreements that are intended to provide an additional layer of interest rate protection against the effect of the periodic and lifetime interest rate adjustment limits or caps and fixed-rate securities in the portfolio. Through the use of specific interest rate cap agreement provisions, management attempts to reduce the repricing ceiling of the portfolio and to effectively shorten the repricing period. Thus, the Company has a degree of interest rate protection when interest rates increase because the interest rate cap agreements provide a mechanism for repricing the investment portfolio generally on pace with current market rates. In a similar way, interest rate exchange agreements are utilized to provide protection in an increasing rate environment, but also result in sensitivity in a downward market. There can be no assurance that interest rate exchange agreements and interest rate cap agreements will provide the Company with protection in all scenarios or to the full extent of the Company's exposure.

          The following table presents the effect interest rate exchange agreements and interest rate cap agreements have on the repricing period of securities in the available-for-sale portfolio currently (as of December 31, 1995) or in an increasing interest rate environment (up 200 basis points):

                                                                               December 31, 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     After one
                                                               Reprice within       but within            After
(dollars in millions)                                               one year        two years        two years            Total
--------------------------------------------------------------------------------------------------------------------------------

Principal amount of securities                                         $3,690            $ 392          $ 3,550           $7,632
Effect of derivative instruments                                        3,715             (174)          (3,541)              --
--------------------------------------------------------------------------------------------------------------------------------
  Principal amount of securities after effect
    of derivative instruments                                          $7,405            $ 218          $     9           $7,632
================================================================================================================================

          The following table presents the effect interest rate exchange agreements and interest rate cap agreements have on the repricing period of securities in the available-for-sale portfolio in a decreasing interest rate environment (down 200 basis points):

                                                                               December 31, 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     After one
                                                                  Reprice within     but within         After
(dollars in millions)                                                one year        two years        two years            Total
--------------------------------------------------------------------------------------------------------------------------------
Principal amount of securities                                         $3,690             $392          $ 3,550           $7,632
Effect of derivative instruments                                        1,165               --           (1,165)              --
--------------------------------------------------------------------------------------------------------------------------------
Principal amount of securities after effect
  of derivative instruments                                            $4,855             $392          $ 2,385           $7,632
================================================================================================================================

          The held-to-maturity portfolio by investment type consisted of the following:

                                                                                                   December 31,
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                    1995             1994             1993
--------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations                                              $  6,592       $   32,720       $  292,532
  Corporate debt obligations                                                            72,855          370,374          486,970
  Municipal obligations                                                                 92,321           80,762           73,360
  Equity securities                                                                         --               --          240,637
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       171,768          483,856        1,093,499
Mortgage-backed securities:
  U.S. government agency                                                                 1,018        2,044,220        2,323,175
  Corporate                                                                                 --          118,118          654,059
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         1,018        2,162,338        2,977,234
--------------------------------------------------------------------------------------------------------------------------------
                                                                                      $172,786       $2,646,194       $4,070,733
================================================================================================================================

          The stated maturities of the Company's held-to-maturity securities were as follows:

                                                                        December 31, 1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                    After one       After five
                                                  Due within       but within       but within            After
(dollars in millions)                               one year       five years        10 years          10 years            Total
--------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency
    obligations                                       $   --          $    --          $ 6,592          $    --         $  6,592
  Corporate debt obligations                           2,034           31,123           22,536           17,162           72,855
  Municipal obligations                                1,090            1,658           36,202           53,371           92,321
--------------------------------------------------------------------------------------------------------------------------------
                                                       3,124           32,781           65,330           70,533          171,768
Mortgage-backed securities:
  U.S. government agency                                  --               --               --            1,018            1,018
--------------------------------------------------------------------------------------------------------------------------------
                                                          --               --               --            1,018            1,018
--------------------------------------------------------------------------------------------------------------------------------
                                                      $3,124          $32,781          $65,330          $71,551         $172,786
================================================================================================================================
Weighted average yield at end of year                   5.47%            8.61%            7.52%            7.03%            7.52%

          Due to the transfer of predominantly fixed-rate mortgage-backed securities from the held-to-maturity portfolio to the available-for-sale portfolio in 1995, the held-to-maturity portfolio now consists almost entirely of long-term fixed-rate debt securities that the Company intends to hold until maturity. This portfolio had a market value appreciation of 8 percent or $13.7 million on a pretax basis at year-end 1995, compared with a 8 percent or $202.6 million market value depreciation on a pretax basis at December 31, 1994. The decline in value at December 31, 1994 was due to the significant increase in interest rates during 1994.

          During 1994, there were no transfers between the available-for-sale and held-to-maturity portfolios, nor were there any sales from the held-to-maturity portfolio.

Loans

          Loans grew modestly during 1995 to end the year at $13,025.6 million. At December 31, 1994, total loans outstanding equaled $12,841.6 million. Over half of the 1995 loan production was securitized and retained in the Company's investment portfolio.

          The total amount of loans originated in 1995 was $4,429.8 million compared with $4,338.6 million in 1994. While a year-to-year comparison of total lending volume doesn't show much change, the mix between fixed- and adjustable-rate loan originations has substantially altered. With the easing of interest rates during the second half of 1995, loan production switched predominantly to fixed-rate lending compared with a preference towards adjustable-rate loans during 1994.

          Residential loan originations of $2,279.2 million in 1995 were up slightly from the 1994 level of $2,064.4 million. For the year, originations of loans to purchase homes were $1,437.4 million compared with $1,211.3 million last year, and refinancing activity in 1995 accounted for $841.8 million of the residential lending volume compared with $853.1 million in 1994. At year-end 1995, 1-4 family residential loans comprised 60 percent of total loans outstanding. However, with the more favorable interest rate environment in the latter half of 1995, residential loan originations during the fourth quarter were up 116 percent from the same period a year ago.

          Residential construction originations of $929.8 million for 1995 were down from $1,034.2 million in 1994. Custom built homes for the final purchaser were responsible for over 60 percent of these originations during both years. The remainder were to builders for resale. At year-end 1995, total residential construction loans outstanding for custom homes were $367.4 million and builder loans totaled $248.4 million, or collectively 5 percent of total loans. Because of its short-term nature and relatively high profit margins, residential construction lending is very profitable. Residential construction loans also contain a higher degree of risk than other residential loans. For this reason, Washington Mutual has strict lending and monitoring policies to limit credit exposure. At year-end 1995, less than 2 percent of residential construction loans were nonperforming, and loan charge-offs were minimal during the year.

          Consumer loan originations of $940.7 million for all of 1995 were slightly below the prior year's level of $977.8 million. The majority of consumer lending was for second mortgage and manufactured housing loans. Both of these loan areas are natural extensions of shelter-based lending and have higher yields and generally shorter terms than traditional first mortgages.
At year-end 1995, consumer loans accounted for 20 percent of total loans.

          At December 31, 1995, commercial real estate lending constituted 14 percent of total loans, of which 50 percent were for multi-family housing.

          Commercial business lending accounted for 1 percent of total loans at year-end 1995, but is expected to gain in importance with the recent commercial bank mergers.

          Loans originated consisted of the following:

                                                                            Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                  1995             1994             1993             1992             1991
-----------------------------------------------------------------------------------------------------------------------------------
Residential (1-4 family units):
  Fixed-rate                                      $1,557,106      $   792,202       $3,012,935       $2,159,027       $1,241,085
  Adjustable-rate                                    722,136        1,272,187          824,743          682,559          131,710
  Residential construction                           929,827        1,034,176          847,217          652,952          459,029
-----------------------------------------------------------------------------------------------------------------------------------
                                                   3,209,069        3,098,565        4,684,895        3,494,538        1,831,824
Consumer:
  Second mortgage and other
    consumer                                         686,268          748,826          751,433          465,018          328,376
  Manufactured housing                               254,394          229,011          190,555          172,827          146,131
-----------------------------------------------------------------------------------------------------------------------------------
                                                     940,662          977,837          941,988          637,845          474,507
Commercial real estate:
  Apartment buildings                                 96,639           92,135           71,771           59,959           31,177
  Other                                               71,870           71,508          135,214           63,003           52,851
-----------------------------------------------------------------------------------------------------------------------------------
                                                     168,509          163,643          206,985          122,962           84,028

Commercial business                                  111,597           98,539           83,722           58,984           46,230
-----------------------------------------------------------------------------------------------------------------------------------
                                                  $4,429,837       $4,338,584       $5,917,590       $4,314,329       $2,436,589
===================================================================================================================================

Deposits

          Total deposits increased to $11,306.4 million at December 31, 1995, from $10,432.9 million at December 31, 1994. The majority of deposits are retail in nature. Wholesale activities -- primarily time deposits from political subdivisions and public agencies -- are an alternative to other borrowings and their levels are determined by management's decisions as to the most economic funding sources.

          The following table sets forth information relating to deposit flows, total deposits and the weighted average interest rate on deposit accounts for the periods indicated:

                                                                                              Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                    1995             1994             1993
-----------------------------------------------------------------------------------------------------------------------------------
Decrease due to deposit outflow                                                       $(42,033)       $(126,482)      $ (834,066)
Increase due to acquired deposits                                                      417,078          211,537        3,831,700
Increase due to interest credited                                                      498,503          370,872          354,743
-----------------------------------------------------------------------------------------------------------------------------------
  Increase in total deposits                                                        $  873,548        $ 455,927       $3,352,377
===================================================================================================================================
Total deposits at end of year                                                      $11,306,436      $10,432,888       $9,976,961
Weighted average rate for the year                                                        4.69%            3.97%            3.71%

          The Company utilizes interest rate exchange agreements and interest rate cap agreements to reduce its exposure to rising interest rates. (See "Financial Statements and Supplementary Data--Note 16: Interest Rate Risk Management.")

Nondeposit Products

          Through its nonbanking subsidiaries, Washington Mutual offers to its customers alternative retail investment products. Annuities underwritten by WM Life increased $56.3 million to $855.5 million. Assets of the Composite Group of mutual funds, managed by Composite Research ended the year at $1,268.5 million, up from $1,095.5 million at December 31, 1994. The improvement was due primarily to an increase in market valuation.

Borrowings

          Washington Mutual's borrowings primarily take the form of securities sold under agreements to repurchase and advances from the FHLB. These two borrowing sources totaled $3,965.8 million and $3,711.4 million at year-end 1995 compared with $2,596.2 million and $3,737.6 million at December 31, 1994. The exact mix at any given time is dependent upon the market pricing of the two borrowing sources. The increase in the level of borrowing was used to fund the Company's asset growth.

          The Company utilizes interest rate exchange agreements and interest rate cap agreements to reduce its exposure to rising interest rates. (See "Financial Statements and Supplementary Data -- Note 15: Interest Rate Risk Management.")

ASSET QUALITY

Classified Assets

          Classified assets, which consist of nonaccrual loans, loans under foreclosure, REO and performing loans (including substandard troubled debt restructurings) and securities that exhibit credit quality weaknesses, were as follows:

                                                                                                            December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                                     1995             1994
-----------------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans and loans under foreclosure                                                           $ 69,707         $ 61,633
REO                                                                                                      25,064           19,122
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                                                               94,771           80,755
Troubled debt restructurings (classified as substandard)                                                 13,094           10,289
Other classified loans                                                                                   97,946          156,384
Classified securities                                                                                    37,645           12,865
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       $243,456         $260,293
===================================================================================================================================


          Classified assets of $243.5 million were down 6 percent from year-end 1994 due to both the improved credit quality of certain commercial real estate and residential construction loans and to loan repayments.

          Nonperforming assets increased to $94.8 million at the end of the 1995 from $80.8 million at December 31, 1994. The majority of the increase stemmed from a rise in the level of nonperforming residential real estate loans. However, nonperforming assets as a percentage of total assets remained steady at
0.42 percent at year-end 1995, compared with year-end 1994.

          Even though nonperforming commercial real estate assets declined to $32.9 million at December 31, 1995, from $35.6 million a year ago, four large loans (properties valued at $1.0 million or more) were placed on nonaccrual--a California loan for $2.7 million and three Washington loans totaling $6.3 million. Also, during 1995, a REO property valued at $4.8 million was sold and another loan with a basis of $1.8 million was returned to current status. At the end of 1995, troubled assets in California totaled less than 12 percent of total nonperforming assets.

          Nonperforming assets and troubled debt restructurings consisted of the following:

                                                                           December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Nonaccruing                             Total             As a         Troubled
                                                     Loans &                              Non-       Percentage             Debt
                                                 Loans Under                        performing               of         Restruc-
(dollars in thousands)                         Foreclosure(1)             REO           Assets     Total Assets       turings(2)
-----------------------------------------------------------------------------------------------------------------------------------

Residential                                          $38,449          $ 7,965          $46,414             0.21%        $     --
Residential construction                               9,550              695           10,245             0.05               --
Apartment buildings                                    3,934               --            3,934             0.02            2,605
Other commercial real estate                           7,889           21,048           28,937             0.13           15,629
Second mortgage and other consumer                     7,138              445            7,583             0.03               --
Manufactured housing                                   1,923            1,286            3,209             0.01               --
Commercial business                                      824               --              824               --               --
Reserve for REO losses                                    --           (6,375)          (6,375)           (0.03)              --
-----------------------------------------------------------------------------------------------------------------------------------
                                                     $69,707          $25,064          $94,771             0.42%         $18,234
===================================================================================================================================

                                                                           December 31, 1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Nonaccruing                             Total             As a         Troubled
                                                     Loans &                              Non-       Percentage             Debt
                                                 Loans Under                        performing               of         Restruc-
(dollars in thousands)                           Foreclosure              REO           Assets     Total Assets          turings
-----------------------------------------------------------------------------------------------------------------------------------

Residential                                          $27,954         $  6,807          $34,761             0.18%              --
Residential construction                               4,640            1,691            6,331             0.03               --
Apartment buildings                                    9,106              729            9,835             0.05            1,680
Other commercial real estate                          10,828           14,972           25,800             0.13            8,609
Second mortgage and other consumer                     6,444              692            7,136             0.04               --
Manufactured housing                                   1,643              736            2,379             0.01               --
Commercial business                                    1,018               --            1,018             0.01               --
Reserve for REO losses                                    --           (6,505)          (6,505)           (0.03)              --
-----------------------------------------------------------------------------------------------------------------------------------
                                                     $61,633          $19,122          $80,755             0.42%         $10,289
===================================================================================================================================
December 31, 1993                                    $77,928          $34,624         $112,552             0.68%          $8,265
December 31, 1992                                     45,604           88,033          133,637             1.27            9,631
December 31, 1991                                     41,165           93,885          135,050             1.58            8,431

(1) Includes $22.2 million of loans designated as impaired.
(2) Includes $8.8 million of loans designated as impaired.
(See "Management's Discussion and Analysis of Financial Position and Results of Operations - Asset Quality - Impaired Loans.")

          Nonperforming commercial real estate and troubled debt restructurings by geographic distribution and property type consisted of the following:

                                                                          December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            As a
                                     Nonaccruing                           Total                      Percentage          Troubled
                                         Loans &                            Non-            Total       of Total              Debt
                                     Loans Under                      performing            Loans          Loans          Restruc-
(dollars in thousands)               Foreclosure             REO          Assets            & REO          & REO           turings
-----------------------------------------------------------------------------------------------------------------------------------

Washington                              $  5,193         $16,059         $21,252       $1,033,063           2.06%         $ 1,014
California                                 5,745           4,989          10,734          210,125           5.11           13,466
Other states                                 885              --             885          645,207           0.14            3,754
-----------------------------------------------------------------------------------------------------------------------------------
                                         $11,823         $21,048         $32,871       $1,888,395           1.74%         $18,234
===================================================================================================================================
Apartment buildings                     $  3,934         $    --        $  3,934      $   938,533           0.42%         $ 2,605
Office buildings                           2,931          11,655          14,586          164,103           8.89               --
Shopping centers                              --           1,357           1,357          114,158           1.19               --
Medical/dental buildings                     586           4,364           4,950           50,349           9.83               --
Other                                      4,372           3,672           8,044          621,252           1.29           15,629
-----------------------------------------------------------------------------------------------------------------------------------
                                         $11,823         $21,048         $32,871       $1,888,395           1.74%         $18,234
===================================================================================================================================


Impaired Loans

          On January 1, 1995, Washington Mutual adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans collectively evaluated for impairment include residential real estate and consumer loans because of the significant number of loans, their relatively small balances and historically low level of losses. All residential construction, commercial real estate and commercial business loans, regardless of loan amount, are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider. At December 31, 1995, the Company had $18.2 million of restructured loans of which $8.8 million, though performing, were considered to be impaired. Troubled debt restructurings which were not considered to be impaired were restructured prior to 1995 and have been performing according to the terms of the restructure.

          A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. SFAS No. 114 requires that impairment of loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Washington Mutual bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment of the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off.

          At December 31, 1995, loans totaling $99.7 million were impaired, of which $67.0 million had allocated reserves of $10.9 million. The remaining $32.7 million were either nonperforming or previously written down, and have no reserves allocated to them at this time. Of the $99.7 million of impaired loans, $12.1 million were on nonaccrual status, $10.1 million were under foreclosure, and $77.5 million (including $8.8 million of troubled debt restructurings) were performing but judged to be impaired. (See "Management's Discussion and Analysis of Financial Position and Results of Operations - Asset Quality - Classified Assets" and "Financial Statements and Supplementary Data -- Note 6: Loans.")

          Impaired loans and the related allocated reserve for loan losses were as follows:

                                                                               December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   Gross Loan           Amount         Net Loan        Allocated
(dollars in thousands)                                                 Amount      Charged-off           Amount         Reserves
-----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
  With allocated reserves                                              $6,511           $1,224           $5,287           $1,370
  Without allocated reserves                                            7,616              793            6,823               --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       14,127            2,017           12,110            1,370
Loans under foreclosure:
  With allocated reserves                                               2,214               --            2,214              664
  Without allocated reserves                                            8,193              320            7,873               --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       10,407              320           10,087              664
Troubled debt restructurings:
  With allocated reserves                                               3,446               --            3,446              359
  Without allocated reserves                                            5,854              516            5,338               --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        9,300              516            8,784              359
Other impaired loans:
  With allocated reserves                                              56,096               33           56,063            8,535
  Without allocated reserves                                           19,246            6,600           12,646               --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       75,342            6,633           68,709            8,535
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $109,176           $9,486          $99,690          $10,928
===================================================================================================================================

PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES

          The provision for loan losses during 1995 was $11.2 million compared with $20.4 million in 1994 and $35.2 million in 1993. The 1995 and 1994 provision reflected the Company's strong level of reserves and continued improvement in asset quality. Given the significant decline in nonperforming assets and continued growth of the reserve for loan losses during 1994, management further reduced the provision for loan losses in 1995. The growth in the provision during 1993 was determined necessary by management because of the increase in the size of the loan portfolio and uncertainty about the economic conditions in some lending markets as well as caution about the quality of the loans acquired from Pacific First.

          The Company's primary focus of residential, residential construction, and consumer lending continued to demonstrate extremely high credit quality during 1992, resulting in a low level of provision for loan losses. At year-end 1992, commercial credits, which consist primarily of high-yield bonds, declined to $14.0 million from $22.2 million at the end of the previous year. This decline was primarily the result of $6.6 million in sales during the year. However, by the end of 1992 nonperforming assets in this portfolio had increased to $8.5 million from $360,000 one year earlier. This increase in nonperforming credits was anticipated by management and was considered in the 1991 analysis of the reserve for loan losses. The provision for 1991 also included amounts to provide for the growing potential exposure to loss in the California commercial real estate market.

          In determining the adequacy of the reserve for loan losses and the related level of provision, management reviews the amount and type of loan charge-offs. Loan charge-offs, net of recoveries for 1995 totaled $5.7 million. This was less than the level of net charge-offs of $8.1 million in 1994 and $20.0 million in 1993. During 1993, net charge-offs of commercial real estate loans accounted for $12.9 million of total net charge-offs. However, with the improved performance of the commercial real estate portfolio, recoveries exceeded charge-offs by $427,000 in 1995 and net

          Changes in the reserve for loan losses were as follows:

                                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       1995            1994            1993           1992            1991
-----------------------------------------------------------------------------------------------------------------------------------

Balance, beginning of year                               $132,499        $119,315       $  58,075       $ 55,900        $ 55,946
Provision for loan losses                                  11,150          20,400          35,225         14,887          22,407
Reserves added through business
  combinations                                              5,372             921          46,000          5,320             571
Reserves charged-off:
  Residential                                              (1,214)         (1,604)         (1,612)        (1,138)           (379)
  Residential construction                                   (125)           (190)           (297)          (937)           (139)
  Commercial real estate                                   (1,260)         (2,353)        (13,832)       (15,011)         (5,308)
  Manufactured housing, second
    mortgage and other consumer                            (5,378)         (5,460)         (2,993)        (1,423)         (1,610)
  Commercial business                                        (813)         (2,065)         (3,065)        (1,321)        (18,544)
-----------------------------------------------------------------------------------------------------------------------------------
                                                           (8,790)        (11,672)        (21,799)       (19,830)        (25,980)
Reserves recovered:
  Residential                                                 171              17              45             17              36
  Residential construction                                     47              --              --             --             314
  Commercial real estate                                    1,687           1,958             889            571             598
  Manufactured housing, second
    mortgage and other consumer                               701           1,117             768            313             315
  Commercial business                                         482             443             112            897           1,693
-----------------------------------------------------------------------------------------------------------------------------------
                                                            3,088           3,535           1,814          1,798           2,956
-----------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                     $143,319        $132,499        $119,315       $ 58,075        $ 55,900
===================================================================================================================================
Ratio of net charge-offs during the period to
 average loans outstanding during the period                 0.07%          0.10%            0.22%          0.32%           0.48%

          As part of the process of determining the adequacy of the reserve for loan losses, management reviews the loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the loss exposure. Residential real estate and consumer loans are not individually analyzed for impairment and loss exposure because of the significant number of loans, their relatively small balances and historically low level of losses. Residential construction, commercial real estate and commercial business loans were evaluated individually for impairment, which resulted in an allocation of $10.9 million of the reserve for loan loss at year-end 1995, compared with a high of $28.6 million in 1992. Contributing to the decline was a reduction in the level of allocated reserves related to commercial real estate in California. While the quality of the California commercial real estate portfolio appears to have improved over the past four years, reserves allocated to this portfolio still comprised 60 percent of total allocated reserves at December 31, 1995. With the reduction of commercial credits, reserves were last allocated to this portfolio in 1993.

          Unallocated reserves are established for loss exposure that may exist in the remainder of the loan portfolio but has yet to be identified. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, actual historical loan loss experience, and current and anticipated economic conditions. Further analysis of the reserve for loan losses during 1996 will determine if the current level of provision for loan loss will be sustainable throughout 1996 and beyond. The high level of unallocated reserves established during 1993 was due to the Company's acquisition of Pacific First. The acquisition brought a significant increase in total loans outstanding, a change in the mix of loans in the portfolio, some uncertainty as to the long-term credit quality of acquired loan portfolios as well as caution over future economic conditions. During 1991, primarily because of a growing concern over the declining commercial real estate market in California, the Company increased its level of unallocated reserves. During 1992, the losses in the California loan portfolio were identified and reserves were allocated appropriately. This allocation is primarily responsible for the decline in unallocated reserves at year-end 1992 to $29.5 million from $38.2 million at the end of the prior year.

          An analysis of the reserve for loan losses was as follows:

                                                                                     December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       1995            1994            1993           1992            1991
-----------------------------------------------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                                $  10,770       $  15,594       $  19,354        $21,746        $  5,736
  Residential construction                                    158           1,327           1,503          1,219           1,901
  Commercial business/credits                                  --              --           1,718          5,597          10,064
-----------------------------------------------------------------------------------------------------------------------------------
                                                           10,928          16,921          22,575         28,562          17,701
Unallocated reserves                                      132,391         115,578          96,740         29,513          38,199
-----------------------------------------------------------------------------------------------------------------------------------
                                                         $143,319        $132,499        $119,315        $58,075         $55,900
===================================================================================================================================
Total reserve for loan losses as a percentage of:
  Total loans                                                1.10%           1.03%           1.06%           0.83%          1.01%
  Nonperforming loans                                      205.62          214.98          152.87          127.35         135.79

INTEREST RATE RISK MANAGEMENT

          Washington Mutual's banking subsidiaries traditionally have had a mismatch between the maturities of their assets and liabilities because customers generally prefer short-term deposits and long-term fixed-rate loans. This mismatch is not a problem when interest rates are stable or declining. However, with a rise in short-term interest rates, as was experienced throughout most of 1994, the interest paid on deposits and other short-term borrowings increases much more quickly than the interest earned on loans and investments. The result for Washington Mutual was a reduction in its net interest spread and the corresponding pressure on net interest income in both 1994 and 1995. Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. The implementation of strategies to reduce interest rate risk, however, generally has the negative effect of lowering current period earnings. Management tries to balance these two factors in administering its interest rate risk program. The Company monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates; nevertheless, rising interest rates or a flat yield curve adversely affects the Company's operations.

          As part of this program, management actively manages the actual asset and liability maturities and at various times uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to reduce the negative effect that rising rates could have on net interest income. Derivative instruments have received a lot of attention lately because of the financial exposure they may cause if not used appropriately. Management, in conjunction with the Company's Board of Directors, has established strict policies and guidelines for their use. Moreover, Washington Mutual has used these instruments for many years solely to mitigate interest rate risk. Under no circumstances are these instruments used as techniques to generate earnings by speculating on the movements of interest rates, nor does the Company act as a dealer of these instruments. (See "Financial Statements and Supplementary Data--Note 15: Interest Rate Risk Management.")

          Another strategy management has used to reduce the Company's sensitivity to rising interest rates is to securitize and then sell its fixed-rate loan production. Toward the end of 1995, the Company sold $1,255.3 million of predominately fixed-rate mortgage-backed securities. Essentially, these securities were replaced with the purchase of adjustable-rate securities. Depending on market conditions at the time, management may pursue this strategy more vigorously in 1996.

          At the end of 1995, Washington Mutual's one-year gap was a negative
13.3 percent, relatively unchanged from a negative 13.7 percent at the end of 1994. The one-year gap is a conventional measure of interest sensitivity for thrift institutions.

          Interest sensitivity analysis by maturity or repricing period was as follows:

                                                                          December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           After one    After two  After five
                                                                  4-12    but within   but within  but within      After
(dollars in millions)                         0-3 Months         Months    two years   five years  10 years     10 years      Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest-sensitive assets:
Cash, cash equivalents, and
  trading account
  securities(1)                                   $    564    $      --    $      --    $      --      $   --     $   --   $   564
Available-for-sale securities(2)(5)                  1,233        2,457          392        1,053       1,234      1,263     7,632
Held-to-maturity securities                              1            2            1           32          66         71       173
Loans(3):
Real estate loans                                    1,531        2,571        1,149        2,133       1,417      1,316    10,117
Manufactured housing, second mortgage
  and other consumer                                   425          634          495          736         332         80     2,702
Commercial credits                                     204           60           29           54          34         12       393
-----------------------------------------------------------------------------------------------------------------------------------
                                                     2,160        3,265        1,673        2,923       1,783      1,408    13,212
-----------------------------------------------------------------------------------------------------------------------------------
                                                     3,958        5,724        2,066        4,008       3,083      2,742    21,581
Interest-sensitive liabilities:
Deposits(4)                                          2,569        4,993        2,261        1,231          87        158    11,299
Borrowings and other liabilities                     6,147          784        1,150          950         150          7     9,188
-----------------------------------------------------------------------------------------------------------------------------------
                                                     8,716        5,777        3,411        2,181         237        165    20,487
Derivative instruments affecting
  interest rate sensitivity:
Interest rate exchange agreements:
Designated against available-for-
  sale securities(5)                                  (775)          75          200          500         --         --        --
Interest rate cap agreements:
Designated against available-for-
  sale securities(5)                                (1,975)         850          875          250          --         --        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                    (2,750)         925        1,075          750          --         --        --
-----------------------------------------------------------------------------------------------------------------------------------
Net (liability) asset sensitivity                  $(2,008)     $  (978)     $(2,420)      $1,077      $2,846     $2,577   $ 1,094
===================================================================================================================================
Net (liability) asset sensitivity as a
  percentage of total assets                         (8.96)%      (4.36)%     (10.79)%       4.80%      12.69%     11.50%     4.88%


(1) Includes accrued interest on interest-earning assets.
(2) Excludes mark-to-market adjustment.
(3) Excludes deferred loan fees, reserve for loan losses and premium and discount on purchased loans.
(4) Excludes premium on purchased deposits. Deposits without stated maturity are included in the category "Due within one year."
(5) See "Investment Activities" regarding the effect of derivative instruments on the repricing period of available-for-sale securities against which the derivative instruments are designated.

          While the one-year gap helps provide some information about a financial institution's interest sensitivity, it does not predict the trend of future earnings. For this reason, Washington Mutual uses financial modeling to forecast earnings under different interest rate projections. Although this modeling is very helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

LIQUIDITY

          Liquidity management focuses on the need to meet both short-term funding requirements and long-term growth objectives. The long-term growth objectives of the Company are to attract and retain stable consumer deposit relationships and to maintain stable sources of wholesale funds. Because the low interest rate environment of recent years inhibited consumer deposits, Washington Mutual has supported its growth through business combinations with other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, its ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

          Washington Mutual actively manages its ability to meet short-term cash requirements under both normal (operating) and extreme (contingent) circumstances using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The contingent liquidity ratio measures the ability to raise cash by liquidating assets in the event of a very adverse business environment. At December 31, 1995, the Company had excess liquidity compared to its established guidelines.

          To meet its immediate needs for funds as well as long-term lending demands, Washington Mutual maintains various sources of liquid assets and borrowing capabilities. At December 31, 1995, the Company was able to borrow an additional $5,424.1 million through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources.

           During 1995, the Company increased its balance of cash and cash equivalents by $336.0 million. Washington Mutual's major sources of funds are generated from the collection of loan principal and interest payments, attracting deposits, and the use of borrowing instruments, such as securities sold under agreements to repurchase and FHLB advances. In addition, Washington Mutual is able to generate funds through the sale of loans and investment securities available for sale. The Company uses these funds primarily to originate loans and maintain its investment portfolio. (See "Consolidated Statements of Cash Flows.")

CAPITAL REQUIREMENTS

          Washington Mutual's banking subsidiaries exceeded all current regulatory capital requirements to be classified as well-capitalized institutions, the highest regulatory standard. In order to be categorized as a well-capitalized institution, the FDIC requires banks it regulates to maintain a leverage ratio, defined as Tier 1 capital divided by total regulatory assets, of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and Tier 1 (or core) capital of at least 6.00 percent of risk-weighted assets. At December 31, 1995, WMB's consolidated ratio of leverage capital to assets was 5.72 percent, the ratio of total capital to risk-weighted assets was
11.58 percent, and the ratio of core capital to risk-weighted assets was 10.70 percent.

          Washington Mutual's federal savings bank subsidiary is required by the OTS to maintain certain capital levels. In order to be classified as a well-capitalized institution, the OTS requires banks it regulates to maintain a leverage ratio of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and core capital of at least 6.00 percent of risk-weighted assets. At December 31, 1995, the federal banking subsidiary was in compliance with all well-capitalized requirements.

          WM Life is subject to risk-based capital requirements developed by the NAIC. This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

          (See "Financial Statements and Supplementary Data--Note 22: Regulatory Capital Requirements.")

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR SIX MONTHS ENDED JUNE 30, 1996


         Net income for second quarter 1996 was $61.4 million, up 28 percent from earnings of $47.8 million during second quarter 1995. Fully diluted earnings per share were 76 cents for second quarter 1996 compared with 60 cents in 1995. For the six months ended June 30, 1996, net income was $120.9 million or $1.50 per fully diluted share compared with $93.0 million or $1.18 per fully diluted share for the first six months of 1995. For the quarter and six months ended June 30, 1996, the Company's return on assets was 1.10 percent and 1.09 percent, respectively, compared with 0.94 percent for both periods a year earlier.

         On January 31, 1996, Washington Mutual completed the merger of Western Bank ("Western"), a commercial bank in Oregon. At December 31, 1995, Western had assets of $787.1 million, deposits of $709.7 million and stockholders' equity of $68.6 million. Results from 1995 have been restated to reflect the merger with Western, which was accounted for as a pooling-of-interests.

         Lower market interest rates during second quarter 1996 helped increase loan production for the second quarter of 1996 to $2,058.2 million compared with $1,047.7 million for the same quarter in 1995, an increase of 96 percent. Loan production during the quarter just ended included $457.2 million of refinancing activity compared with $97.0 million in second quarter 1995. If a recent upward trend in mortgage rates continues, it could make sustaining such strong growth in loan production difficult during the last half of 1996.

         During the first quarter of 1996, the Company announced the signing of an agreement to acquire Utah Federal Savings Bank ("Utah FSB"). Utah FSB is an Ogden-based savings bank operating five branches and three loan production centers in Utah. At March 31, 1996, Utah FSB had assets of $124.1 million, deposits of $110.5 million and stockholder's equity of $10.8 million. The merger has received regulatory approval and is scheduled to be completed during the fourth quarter of 1996, subject to the receipt of Utah FSB shareholder approval.

         On July 22, 1996, the Company announced the signing of an agreement to acquire through a stock merger Keystone Holdings, Inc. ("Keystone") and its subsidiary, American Savings Bank ("American"). American is based in Irvine, California and has 158 branches and 61 loan offices throughout California and one loan office in Arizona. At June 30, 1996, Keystone had assets of $20,480.7 million and deposits of $12,729.0 million. Under the terms of the merger agreement, Washington Mutual will issue 48 million shares of its common stock. Of the 48 million shares, 26 million will be issued to the investors in a partnership that owns Keystone and 14 million shares will be issued to the Federal Deposit Insurance Corporation ("FDIC") as manager of the FSLIC Resolution Fund under a separate agreement in exchange for the interest the FDIC has maintained in a Keystone subsidiary that has owned American since its recapitalization in 1988. The remaining 8 million shares will be issued and placed in escrow and distributed 65 percent to the investors and 35 percent to the FDIC, if the Company receives cash proceeds from certain litigation filed by Keystone against the federal government, which is being assumed by Washington Mutual in the merger. The Company expects the merger to be completed during the fourth quarter of 1996, pending the receipt of regulatory and Washington Mutual shareholder approval. On July 22, 1996, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K describing the terms of the merger in greater detail.

RESULTS OF OPERATIONS

         NET INTEREST INCOME. The Company's net interest income was $178.1 million for the quarter and $349.1 million for the six months ended June 30, 1996 compared with $149.4 million and $298.5 million for the same periods a year earlier. Net interest income was up 19 percent from the second quarter and 17 percent from the first six months of 1995. The 1996 increases reflected growth in interest-earning assets and the continuing effect of low short-term interest rates on the Company's net interest margin which was 3.35 percent for the quarter just ended compared with 3.05 percent in second quarter 1995. (The net interest margin measures the Company's annualized net interest income as a percentage of interest-earning assets.)

         The Company's combined yield on loans and investments decreased to 7.85 percent and 7.88 percent for the quarter and six months ended June 30, 1996 compared with 8.02 percent and 8.00 percent for the same periods in 1995, reflecting lower interest rates than a year ago. However, because market short-term interest rates decreased even more, the Company's cost of funds dropped to 4.70 percent and 4.78 percent for the quarter and six months ended June 30, 1996, from 5.17 percent and 5.09 percent for the same periods a year ago. The net interest spread was 3.15 percent in the second quarter compared with 2.85 percent for the same period in 1995 and it rose to 3.10 percent for the first six months of 1996 from 2.91 percent a year earlier. (The net interest spread is the difference between the Company's yield on assets and its cost of funds.)

         If short-term interest rates rise during the second half of 1996, it will be difficult to maintain the current levels for the net interest margin, net interest spread and net interest income.

         OTHER INCOME. Other income was $36.8 million and $73.5 million for the quarter and six months ended June 30, 1996 compared with $29.6 million and $58.4 million for the same periods in 1995.

         Depositor fees for the quarter just ended were $18.9 million, an increase of 37 percent from $13.8 million in second quarter 1995 while depositor fees year-to-date increased to $35.7 million from $25.5 million last year. A revised fee structure on non-sufficient funds ("nsf") and overdraft fees combined with an aggressive marketing campaign of checking accounts resulted in a 40 percent increase in depositor fees for the six months ended June 30, 1996 compared with the same period last year.

         Loan servicing fees were $4.8 million and $8.7 million for the quarter and six months just ended, up 52 percent and 57 percent from the same periods a year ago. Loans serviced for others increased to $7,155.6 million at June 30, 1996 from $4,683.4 million one year earlier due to substantial securitizations of loans throughout 1995.

         Other service fees were $8.6 million and $16.6 million for the quarter and six months ended June 30, 1996 compared with $6.8 million and $16.8 million for the same periods last year. In 1996, fees related to security sales by the Company's securities subsidiary were up substantially. Offseting this increase was the loss of $3.6 million of fee income as a result of the sale of the Company's travel agency subsidiary in March 1995.

         Other operating income increased to $5.3 million for second quarter 1996 from $4.6 million a year ago but decreased 2 percent to $9.1 million for the first six months this year. In first quarter 1995, the Company recorded $1.0 million of interest income on a tax refund.

         Gains on the sale of loans were $3.0 million and $5.8 million for second quarter and the first six months of 1996 compared with $934,000 and $1.1 million for the same periods in 1995. The higher level of gains in the periods just ended reflected the continued sale of fixed-rate loans as the Company restructures its asset base with the objective of reducing the effect of future movements in interest rates. The Company offsets reductions in the value of mortgage servicing rights against its gains on the sale of loans. No write-downs of mortgage servicing rights were made during the first six months in either 1996 or 1995.

         On January 1, 1996, the Company adopted Statement of Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights. The statement eliminates the distinctions between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to record the servicing rights on loans as separate assets, no matter how acquired. Banks that sell or securitize loans and retain the servicing rights will be required to allocate the total cost of the loans between servicing rights and principal balance.

         During the first half of 1996, the Company capitalized $16.9 million of mortgage servicing rights as a result of SFAS No. 122. Gains on the sale of loans as a result of capitalizing mortgage servicing rights under the provisions of this statement were $4.0 million and $4.9 million more for the quarter and six months just ended than would have been recognized under prior accounting policies. At June 30, 1996, the Company's balance sheet included unamortized mortgage servicing rights valued at $16.1 million as a result of this statement.

         Losses on the sale of other assets were $3.8 million and $2.3 million for the quarter and six months ending June 30, 1996 compared with gains of $242,000 and $66,000 for the same periods in 1995. Most of the second quarter 1996 loss resulted from securities transaction losses of $3.9 million. The year-to-date 1996 loss consisted of a $4.1 million gain on the sale of Mutual Travel, securities transaction losses of $6.6 million and net gains of $230,000 on the sale of other bank assets. In 1995, most of the second quarter gain of $242,000 resulted from the sale of bank property.

         OTHER EXPENSE. For the quarter, operating expenses totaled $114.7 million, an 8 percent increase from $106.3 million in the second quarter of 1995. Operating expenses for the six months ending June 30, 1996 totaled $224.8 million compared with $209.4 million during the same period in 1995.

         Salaries and employee benefits were $52.6 million and $103.5 million for the quarter and six months just ended compared with $47.0 million and $93.2 million a year ago due primarily to increases in staffing levels in commercial banking, financial centers, lending support, and telephone banking services. The staffing level of full-time equivalent employees was 4,932 at June 30, 1996, up from 4,742 a year earlier. The increase in full-time equivalent employees was moderated by the sale of the Company's item processing operation which resulted in a decrease of 98 employees and significant outsourcing in the information systems and property management departments.

         Occupancy and equipment expense increased 14 percent to $21.6 million and 8 percent to $39.9 million for the quarter and six months just ended compared with $19.0 million and $37.0 million a year earlier as a result of expenses to upgrade voice and data communications and desk top technology.

         Regulatory assessments were $4.2 million and $7.6 million, decreases of 34 percent and 41 percent, respectively, from last year totals of $6.4 million and $12.7 million due to a reduction in the assessment rate on the Company's deposits insured by the Bank Insurance Fund ("BIF"). (See Item 5, Other Information on page 9 for a discussion of deposit assessments.)

         Other operating expense for the quarter was $29.7 million, up 7 percent from $27.6 million in second quarter 1995. For the six months ended June 30, 1996, other operating expense increased 11 percent to $60.8 million compared with $55.0 million for the same period last year. Increases for both the quarter and first half of 1996 were due in part to higher telecommunications expenses, other professional fees associated with reengineering projects and acquisition-related charges.

         Amortization of goodwill and intangible assets was $7.0 million and $13.9 million for the quarter and half year ended June 30, 1996 compared with $7.1 million and $14.4 million from the same periods in 1995.

         Real estate owned ("REO") operations, inclusive of write-downs resulted in income of $415,000 and $905,000 for the quarter and six months ended June 30, 1996 compared with $779,000 and $2.9 million for the same periods last year. REO operations in first quarter 1995 included a recovery on one large commercial property.

         OPERATING EFFICIENCY RATIO. The Company's operating efficiency ratio - other expense as a percentage of net interest income plus other income - was
53.4 percent and 53.2 percent for the second quarter and six months ended June 30, 1996, respectively, compared with 59.4 percent and 58.7 percent for the same periods in 1995. The effect of increases in other expenses during 1996 was offset by substantial increases in net interest income and other income during the quarter and six months just ended.

         NONBANKING SUBSIDIARY OPERATIONS. Pretax operating income (net income before amortization of goodwill and intangible assets and elimination of intercompany transactions) for the quarter and six months ended June 30, 1996 was $5.8 million and $15.5 million, respectively, compared with $4.9 million and $8.6 million for the same periods in 1995. The Company's insurance subsidiaries reported pretax operating income of $3.7 million and $7.8 million for the quarter and six months just ended compared with $3.9 million and $7.7 million a year earlier. The securities subsidiaries had pretax operating income of $1.8 million and $3.4 million for the quarter and six months just ended compared with $1.1 million and $1.3 million in the same periods a year ago. The increase in operating income resulted from an increase in securities sales during 1996 and from the fact that operating income in 1995 was reduced by a legal settlement of $687,500. The results of operations during the first half of 1996 for other nonbanking subsidiaries included the recognition of a deferred gain of $4.1 million on the sale of Mutual Travel in 1995. Results of operations for nonbanking subsidiaries were as follows:


                                                                              Quarter Ended        Six Months Ended
                                                                                 June 30,               June 30,
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
                                                                             1996       1995        1996       1995
                                                                         ----------------------------------------------
Securities:
    Murphey Favre, Inc.                                                    $   933     $   415    $  1,675   $    15
    Composite Research & Management Co.                                        853         680       1,682     1,329
-----------------------------------------------------------------------------------------------------------------------
      Total securities                                                       1,786       1,095       3,357     1,344

WM Life Insurance Co.                                                        3,692       3,882       7,751     7,710

Other                                                                          304         (69)      4,422      (452)

-----------------------------------------------------------------------------------------------------------------------
Net income before taxes, amortization of goodwill and other

    intangible assets, and elimination of intercompany transactions          5,782       4,908      15,530     8,602
Amortization of goodwill and other intangible assets                             1         185         104       565

-----------------------------------------------------------------------------------------------------------------------
Net income before taxes and elimination of intercompany transactions        $5,781      $4,723     $15,426    $8,037

=======================================================================================================================


FINANCIAL POSITION

         ASSETS. At June 30, 1996, the Company's assets were $22,323.5 million down slightly from $22,420.4 million at year-end 1995.

         INVESTMENT ACTIVITIES. Washington Mutual's investment portfolio at June 30, 1996 was carried at $7,401.8 million, a 7 percent decrease from the year-end 1995 balance of $7,940.9 million. During the six months just ended, the Company continued the restructuring of its investment portfolio by selling fixed-rate securities and replacing them with adjustable-rate securities This portfolio restructuring is intended to reduce Washington Mutual's sensitivity to future changes in market interest rates.

         At June 30, 1996, the Company's investment portfolio included $7,221.2 million in available-for-sale securities and $180.6 million in held-to-maturity securities. Mortgage-backed securities constituted $6,343.7 million or 86 percent of the total investment portfolio at quarter end.

         LOAN ORIGINATIONS. For the first six months of 1996, total lending was $3,731.8 million compared with $1,744.2 million a year earlier. Lower market interest rates compared to 1995 levels helped generate increases in lending volumes in all loan categories. The Company remained the leading residential first-mortgage lender in Washington and Oregon with residential loan originations of $2,152.5 million during the six months just ended, more than triple the 1995 total of $691.2 million. Originations of residential loans to purchase homes were $1,088.6 million compared with $554.8 million a year ago, while home loan refinancings were $1,063.9 million compared with $136.4 million in the first six months of 1995.

         Year-to-date originations of residential construction loans were $606.8 million, an increase of 43 percent from $423.3 million for the first six months of 1995. Consumer loan originations, primarily home equity and manufactured home loans, increased to $585.1 million for the first six months of 1996 from $466.1 million a year ago. Commercial real estate lending increased to $221.2 million for the six months just ended from $94.2 million for the same period in 1995. Commercial business lending for the first half of 1996 was $166.2 million, an increase of 139 percent from $69.4 million for the first six months of 1995. The growth in commercial business lending resulted from new loan production offices in Washington and Oregon, an emphasis on small business lending and the implementation of an aggressive marketing strategy.

         Though loan volumes in the first six months of 1996 were greater than 1995 levels in all categories and second quarter 1996 production was 23 percent above first quarter 1996, the rise in mortgage interest rates during the second quarter of 1996 could slow loan originations during the second half of 1996.

         DEPOSITS. Total deposits decreased to $11,026.7 million at June 30, 1996 from $11,306.4 million at December 31, 1995. Retail deposits were down $184.8 million to $10,414.6 million. Wholesale activities predominantly time deposits greater than $100,000 - decreased $94.9 million, ending the quarter at $612.1 million. The Company considers wholesale deposits to be an alternative borrowing source rather than a customer relationship and, as such, their levels are determined by management's decisions as to the most economic funding sources.

         BORROWINGS. Washington Mutual's borrowings primarily take the form of securities sold under agreements to repurchase and advances from the Federal Home Loan Bank of Seattle. These two borrowing sources totaled $4,645.7 million and $2,962.2 million at June 30, 1996 compared with $3,965.8 million and $3,711.4 million at year-end 1995. The exact mix at any given time is dependent upon the market pricing of the two borrowing sources.

         INTEREST RATE RISK MANAGEMENT. Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. One of the Company's strategies to reduce the effect of future movements in interest rates is to increase the percentage of adjustable-rate assets in its portfolio. A conventional measure of interest rate sensitivity for thrift institutions is the one-year gap, which is calculated by dividing the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets.

         The Company's assets and liabilities that mature or reprice within one year were as follows:

                                                                      June 30,      Dec. 31,
(dollars in millions)                                                  1996          1995
--------------------------------------------------------------------------------------------------
Interest-sensitive assets                                            $10,868       $ 9,885
Interest-sensitive liabilities                                        15,615        14,679
Derivative instruments                                                (1,950)       (1,825)
--------------------------------------------------------------------------------------------------
Net liability sensitivity                                            $(2,797)      $(2,969)
==================================================================================================
Net liability sensitivity as a percentage of total assets              (12.5)%       (13.3)%


         During the first half of 1996, the Company continued its efforts to replace fixed-rate mortgages and mortgage-backed securities with adjustable-rate instruments to moderate its interest rate risk profile. Through June 30, 1996, the Company purchased $1.2 billion of adjustable-rate assets while selling $1.8 billion of fixed-rate assets.


ASSET QUALITY

         Classified assets, which consist of nonaccrual loans, loans under foreclosure, REO and performing loans (including substandard troubled debt restructurings) and securities that exhibit credit quality weaknesses, were as follows:

                                                                                             June 30,              Dec. 31,
(dollars in thousands)                                                                         1996                  1995
-----------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans and loans under foreclosure                                                $  76,136             $  69,707
REO                                                                                            27,072                25,064
-----------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                                                    103,208                94,771
Troubled debt restructurings (classified as substandard)                                       14,082                13,094
Other classified assets                                                                        85,139                97,946
Classified securities                                                                          27,884                37,645
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             $230,313              $243,456
=============================================================================================================================


         Nonperforming assets increased to 0.46 percent of total assets at June 30, 1996 or $103.2 million compared with $94.8 million or 0.42 percent of total assets at December 31, 1995.

         The level of nonperforming commercial real estate loans increased to $36.7 million at June 30, 1996 compared with $32.9 million at year-end 1995. During the period, a medical office building in California at $4.4 million was sold and an apartment building in Washington at $1.5 million returned to performing status while four commercial properties - including three retail/office properties in California totaling $8.7 million - became nonperforming. Nonperforming assets consisted of the following:

                                                                                       June 30, 1996     Dec. 31, 1995
(dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------
Nonperforming assets (loans and REO) by collateral type:
     Residential real estate                                                             $  50,968           $46,414
     Residential construction                                                                8,161            10,245
     Apartment buildings                                                                     2,988             3,934
     Other commercial real estate                                                           33,702            28,937
     Consumer and manufactured housing                                                      11,621            10,792
     Commercial business                                                                       719               824
     Reserve for REO losses                                                                 (4,951)           (6,375)
-------------------------------------------------------------------------------------------------------------------------
     Total                                                                                $103,208           $94,771
=========================================================================================================================
Nonperforming assets as a percentage of total loans                                           0.75%            0.73%

Nonperforming assets as a percentage of total assets                                          0.46             0.42


         On January 1, 1995, Washington Mutual adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except: large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment; loans measured at fair value or at the lower of cost or fair value; leases; and debt securities (as defined by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities). It applies to all loans that are restructured in a troubled debt restructuring as defined by SFAS 15. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider. At June 30, 1996, the Company had $19.6 million of restructured loans of which $14.1 million, though performing, were classified substandard.

         A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. At June 30, 1996, loans totaling $87.4 million were impaired of which $72.8 million had allocated reserves of $10.6 million. The remaining $14.6 million were previously written down and have no reserves allocated to them. Of the $87.4 million of impaired loans, $10.9 million were on nonaccrual status and $4.6 million were under foreclosure. The average balance of impaired loans during the quarter was $88.0 million and the Company recognized $1.7 million of related interest income. Interest income is normally recognized on an accrual basis, however, if the impaired loan is nonperforming, interest income is then recorded on the receipt of cash.

         PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN AND REO LOSSES. The provision for loan losses for the quarter and six months ending June 30, 1996 was $2.9 million and $5.8 million, respectively, compared with $2.9 million and $5.7 million for the same periods in 1995, and continued to reflect the Company's high level of reserves and asset quality. The reserve for loan losses increased slightly to $144.2 million at June 30, 1996 from $143.3 million at December 31, 1995. Reserves charged off, net of recoveries, totaled $4.9 million for the first six months of 1996 compared with $2.2 million for the same period in 1995. At June 30, 1996, the reserve for loan losses represented 1.05 percent of outstanding loans and 189.45 percent of nonperforming loans, compared with
1.10 percent and 205.60 percent six months earlier.

         As part of the process of determining the adequacy of the reserve for loan losses, management reviews its loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the loss exposure. The June 30, 1996 analysis of residential construction and commercial real estate resulted in an allocation for impaired loans of $10.6 million of the reserve for loan loss exposure. At December 31, 1995, the Company had allocated reserves of $10.9 million. The remaining reserve of $133.6 million at June 30, 1996 was unallocated and available for potential losses from any of the Company's loans.

         A reserve for REO losses is maintained for any subsequent decline in the value of foreclosed property. The reserve for REO losses was $5.0 million at June 30, 1996, compared with $6.4 million at December 31, 1995. The level is based upon a routine review of the REO portfolio and the strength of national and local economies.

LIQUIDITY AND CAPITAL REQUIREMENTS

         LIQUIDITY. Washington Mutual monitors its ability to meet short-term cash requirements under both normal (operating) and extreme (contingent) circumstances using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The contingent liquidity ratio measures the ability to raise cash by liquidating assets in the event of a very adverse business environment. At June 30, 1996, the Company had substantial liquidity compared with its established guidelines. It is anticipated that upon the closing of the merger with Keystone the Company may need to obtain additional short-term financing. The Company has a variety of sources from which it could obtain such financing, including the issuance of additional senior notes, loans, letters of credit or other borrowings.

         The FDIC uses two ratios to monitor the liquidity position of Washington Mutual Bank ("WMB"), a subsidiary of the Company. The liquidity ratio measures WMB's ability to use liquid assets to meet unusual cash demands. The dependency ratio measures WMB's reliance upon potentially volatile liabilities to fund long-term assets. WMB manages both ratios to remain within the acceptable ranges and, at June 30, 1996, met the established FDIC guidelines.

         To meet its immediate needs for funds as well as long-term lending demands, Washington Mutual maintains various sources of liquid assets and borrowing capabilities. At June 30, 1996, the Company's banking subsidiaries were able to borrow an additional $7,648.8 million through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources. The ability of the Company's banking subsidiaries to make dividends to the Company is influenced by legal, regulatory and economic restrictions.

         Because the low interest rate environment of recent years and competition from non-regulated activities (such as mutual funds) has inhibited consumer deposits, Washington Mutual has supported its growth through business combinations with other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, its ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

         CAPITAL REQUIREMENTS. At June 30, 1996, Washington Mutual's banking subsidiaries exceeded all current regulatory capital requirements and were classified as well capitalized institutions, the highest regulatory standard. In order to be categorized as a well capitalized institution, the FDIC requires banks it regulates to maintain a leverage ratio, defined as Tier 1 capital divided by total regulatory assets, of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and Tier 1 (or core) capital of at least 6.00 percent of risk-weighted assets. At June 30, 1996, WMB's (consolidated with its subsidiaries) ratio of leverage capital to assets was
5.65 percent, its ratio of total capital to risk-weighted assets was 11.06 percent, and the ratio of core capital (Tier I) to risk-weighted assets was
10.27 percent.

         Washington Mutual's federal savings bank subsidiary is required by the Office of Thrift Supervision ("OTS") to maintain certain capital levels. In order to be classified as a well capitalized institution, the OTS requires banks it regulates to maintain a leverage ratio of at least 5.00 percent, total capital of a least 10.00 percent of risk-weighted assets, and core capital of at least 6.00 percent of risk-weighted assets. At June 30, 1996, the subsidiary was in compliance with all well capitalized requirements.

                                 MANAGEMENT OF
                               WASHINGTON MUTUAL

PRINCIPAL OFFICERS

     The following table sets forth certain information regarding the principal officers of Washington Mutual and its operating subsidiaries:

                                                                                             Employee of
                                                                                                 Company
Principal Officers         Age     Capacity in Which Served                                        Since
--------------------------------------------------------------------------------------------------------
Kerry K. Killinger         46      Chairman of the Board of Directors, President and
                                   Chief Executive Officer                                          1983
William Longbrake          53      Senior Executive Vice President and Chief Financial Officer      1982
Lee D. Lannoye             58      Executive Vice President                                         1988
Deanna W. Oppenheimer      37      Executive Vice President                                         1985
Craig E. Tall              50      Executive Vice President                                         1985
S. Liane Wilson            53      Executive Vice President                                         1985
Norman H. Swick            46      Senior Vice President and General Auditor                        1980
Douglas G. Wisdorf         41      Senior Vice President and Controller                             1976

     Mr. Killinger has been Chairman, President and Chief Executive Officer of WMI since its organization. He has been Chairman of the Board of Directors of WMB since 1991 and Chief Executive Officer since 1990. Mr. Killinger became an Executive Vice President of WMB in 1983, a Senior Executive Vice President of WMB in 1986 and the President and a director of WMB in 1988.

     Mr. Lannoye has been an Executive Vice President of WMI since its organization. He has been an Executive Vice President of WMB since 1988 and a member of WMB's Executive Committee since its formation in 1990. In his capacity as Executive Vice President, Mr. Lannoye is responsible for corporate administration and credit.

     Mr. Longbrake has been Senior Executive Vice President and Chief Financial Officer of WMI from October 1996 to the present and also served in that capacity from 1982 to 1995. From March 1995 through September 1996, Mr. Longbrake served as Chief Financial Officer and Deputy to the Chairman for Financial Policy for the FDIC. He was the Chief Financial Officer of WMB from 1988 to 1995 and a member of the WMB Executive Committee from 1990 to 1995. Mr. Longbrake became an Executive Vice President and Treasurer of WMB in 1982 and a Senior Executive Vice President of WMB in 1986.

     Ms. Oppenheimer has been an Executive Vice President of WMI since its organization. She has been an Executive Vice President of WMB since 1993 and a member of the Executive Committee since its formation in 1990. In this capacity, Ms. Oppenheimer is responsible for corporate marketing and consumer bank distribution. She has been an officer of WMB since 1985. She became an Assistant Vice President of WMB in 1986, a Vice President in 1987 and a Senior Vice President in 1989.

     Mr. Tall has been an Executive Vice President of WMI since its organization. He had been an Executive Vice President of WMB since 1987 and a member of WMB's Executive Committee since its formation in 1990. In his capacity as Executive Vice President, Mr. Tall is responsible for corporate development and commercial banking.

     Ms. Wilson has been an Executive Vice President of WMI since its organization. She has been an Executive Vice President of WMB since 1988 and a member of WMB's Executive Committee since its formation in 1990. In her capacity as Executive Vice President, Ms. Wilson is responsible for corporate operations.

     Mr. Swick has been Senior Vice President and General Auditor of WMI since its organization. He has been an officer of WMB since 1980. Mr. Swick became a Vice President in 1984, Senior Vice President in 1988, and General Auditor of WMB in 1989. In this capacity, he monitors WMI's internal controls and compliance with all laws and regulations.

     Mr. Wisdorf has been Senior Vice President and Controller of WMI since its organization. Mr. Wisdorf has been Senior Vice President and Controller of WMB since 1991. In this capacity he serves as principal accounting officer of WMI. He joined WMB in 1976 and has been an officer since 1978. Since 1986, he has served as Vice President and Controller.

DIRECTORS

         The following table sets forth information regarding each director of Washington Mutual. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.



                                               Company        Expiration of
NAME                             Age       Director Since    Term as Director

Douglas P. Beighle............    63            1989               1997

Herbert M. Bridge.............    71            1977               1998

Roger H. Eigsti...............    53            1992               1996

John W. Ellis.................    67            1970               1996

Daniel J. Evans...............    70            1989               1998

Anne V. Farrell...............    60            1994               1998

William P. Gerberding.........    66            1979               1998

Kerry K. Killinger............    46            1988               1997

Samuel B. McKinney............    69            1977               1998

Michael K. Murphy.............    59            1985               1997

Louis H. Pepper...............    71            1969               1997

William G. Reed, Jr...........    57            1970               1996

James H. Stever...............    52            1991               1996


---------------

         Mr. Beighle is a Senior Vice President of The Boeing Company. Mr. Beighle also serves on the board of Puget Sound Power & Light Company.

         Mr. Bridge is the Co-Chairman and Co-Owner of Ben Bridge Jeweler, Inc., a retail jewelry company.

         Mr. Eigsti has served as the Chairman, President and Chief Executive Officer of SAFECO Corporation since May 1993. Previously, he served at SAFECO Corporation as Executive Vice President and Chief Financial Officer from February 1985 to May 1989, President and Chief Operating Officer from May 1989 to January 1992 and President and Chief Executive Officer from January 1992 to May 1993.

         Mr. Ellis has served as the Chairman and Chief Executive Officer of Baseball Club of Seattle, Inc. since 1992. Previously, Mr. Ellis served Puget Sound Power & Light Company as Chairman from 1988 until 1993 and as Chief Executive Officer from 1970 until 1993. Mr. Ellis also serves on the boards of Associated Electric & Gas Insurance Service Ltd., SAFECO Corporation and UTILX Corporation.

         Mr. Evans is the Chairman of Daniel J. Evans Associates, consultants on environmental issues. Mr. Evans also serves on the boards of Attachmate Inc., Burlington Northern Railroad Company, Flow International and The TERA Computer Co. and is a member of the Board of Regents of the University of Washington. Mr. Evans previously served on Washington Mutual's Board of Directors from 1977 to 1983.

         Mrs. Farrell has served as the President and Chief Executive Officer of The Seattle Foundation, a charitable and educational corporate foundation, since 1984. Mrs. Farrell is a member of the board of directors of Blue Cross of Washington and Alaska.

         Mr. Gerberding serves on the board of directors of SAFECO Corporation and is a member of the board of directors of the Seattle Opera. Mr. Gerberding served as President of the University of Washington from 1979 through 1995.

         Mr. Killinger has been Chairman, President and Chief Executive Officer of Washington Mutual, Inc. since its organization. He has been Chairman of the Board of Directors of WMSB and its successor, WMB, since 1991 and Chief Executive Officer since 1990. Mr. Killinger became an Executive Vice President of WMSB in 1983, a Senior Executive Vice President of WMSB in 1986 and the President and a director of WMSB in 1988.

         Dr. McKinney is the Senior Pastor of Mount Zion Baptist Church in Seattle, Washington.

         Mr. Murphy is the Chairman, President and Chief Executive Officer of CPM Development Corporation, the parent company of Central Pre-Mix Concrete Company and Inland Asphalt Company.

         Mr. Pepper is the retired Chairman, President and Chief Executive Officer of WMSB. Mr. Pepper retired as Chairman of the Board of Directors of WMSB on December 31, 1990, having been in that position since 1980. From 1982 until 1990, he served as President and Chief Executive Officer of WMSB. In addition, Mr. Pepper has served as a member of the Board of Regents for Washington State University since June 1986.

         Mr. Reed is the Chairman of Simpson Investment Company, the holding company for Simpson Paper Company and Simpson Timber Company, forest products companies. Mr. Reed also serves on the boards of Microsoft Corporation, SAFECO Corporation and The Seattle Times.

         Mr. Stever has been the Executive Vice President-Public Policy of US West, Inc. since January 1996. He has been the Executive Vice President--Public Policy and Human Resources of US West, Inc. since November 1994 and was the Executive Vice President--Public Policy from 1993 until 1994. He was President--Public Policy of US WEST Communications, Inc. from 1990 until 1993 and was President--Business Division from 1988 until 1990.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors of Washington Mutual has an Audit Committee, a Compensation and Stock Option Committee, a Loan and Investment Committee and a Planning and Nominating Committee.

         The Audit Committee's function is to meet with management, the internal auditors and the independent auditors to review and evaluate the Company's audited financial statements, internal accounting controls and regulatory examinations and to monitor the Company's compliance with laws, regulations and corporate policy. The Committee currently consists of Messrs. Beighle (Chairman), Evans, Eigsti and Reed. The Audit Committee met five times in 1995.

         The Compensation and Stock Option Committee reviews and approves compensation policies for all employees and approves the salaries, bonuses and equity compensation of all executive and senior officers of Washington Mutual and its subsidiaries, reviews compensation programs and practices for the Chief Executive Officer and has overall administration of Washington Mutual's compensation, stock option and other equity incentive plans, pension and retirement plans and its other benefit plans and programs. The Committee currently consists of Messrs. Ellis (Chairman), Beighle, Murphy and Stever. The Committee met four times in 1995.

         The Loan and Investment Committee has supervisory control over all investments in and dispositions of securities and loans, all purchases of real estate and dispositions of property of Washington Mutual. The Committee currently consists of Messrs. Murphy (Chairman), Beighle, Eigsti, McKinney, Pepper, Reed and Stever. The Loan and Investment Committee met eight times in 1995.

         The Planning and Nominating Committee monitors Washington Mutual's operating and financial condition, reviews and approves Washington Mutual's strategic and operational plans and programs and assists the Board of Directors in policy making functions. The Committee also recommends persons to fill vacancies on the Board of Directors and reviews the structure and operation of the Board of Directors. Pursuant to the Company's bylaws, the Committee considers shareholder-recommended nominees for the Board of Directors, provided that such shareholder nominations must be submitted to the Company's Secretary not less than 90 days in advance of the mailing of the Proxy Statement as based on the prior year's mailing date. The Committee currently consists of Messrs. Reed (Chairman), Bridge, Ellis, Evans, Gerberding and Pepper. The Committee met two times in 1995.

         During 1995, the Company's Board of Directors met ten times. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees he or she was eligible to attend.

COMPENSATION OF DIRECTORS

         Nonemployee directors are compensated for their services on the Board of Directors and any committees on which they serve. Each nonemployee director is paid an annual retainer fee of $20,000, plus $1,000 for each board meeting and $500 for each committee meeting he or she attends, plus travel expenses. The Chairman of the Audit Committee receives an additional annual fee of $3,000; the Chairmen of the Compensation and Stock Option Committee and the Loan and Investment Committee each receive an additional annual fee of $1,500; and the Director Liaison to the Washington Mutual Foundation (Mrs. Farrell) receives an additional annual fee of $2,000. In addition, each of Messrs. Beighle, Ellis and Pepper have been designated by the Board of Directors to review on a case by case basis with Washington Mutual's management all potential acquisitions presented to it, and each of such directors will receive an additional fee of $4,000 for such special assignment in 1996. Each nonemployee director also receives an automatic annual grant of an option to purchase 1,000 shares of Common Stock. The exercise price of the option is the fair market price of the underlying Common Stock on the date of grant.

         In addition, WMB pays Mr. Pepper $25,000 in consulting fees and $20,000 in office support pursuant to the terms of an employment and a consulting agreement.

SUMMARY COMPENSATION TABLE

         The following table and related notes set forth all compensation received from the Company for the three fiscal years ended December 31, 1995, by the Company's Chief Executive Officer and the four most highly paid executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of 1995 (collectively, the "Named Executive Officers").

                                                                                     Long-Term
                                              Annual Compensation                     Compensation
                                       ------------------------------------   ----------------------------
                                                                                              Securities
                                                                Other        Restricted       Underlying
Name and                                                        Annual         Stock          Options            All Other
Principal Position               Year     Salary    Bonus     Compensation    Award($)(1)      Granted (#)      Compensation(2)
--------------------             -----   --------  -------    -------------  -----------     -------------    -----------------
Kerry K. Killinger.............  1995    $509,545  $288,000   $      0        $100,000          80,000         $49,201
   Chairman, President and       1994     468,789   225,400          0         100,000          45,000          51,172
   Chief Executive Officer       1993     430,000   230,000          0               0          48,000          45,349

Craig E. Tall..................  1995     235,008   108,000        277          30,000          20,000          20,213
   Executive Vice                1994     220,000    75,800          0          25,000          12,000          20,740
   President                     1993     207,000    63,100     29,848(3)            0          15,000          15,922

S. Liane Wilson................  1995     205,008   108,000        277          20,000          15,000          16,925
   Executive Vice                1994     193,626    58,200          0          20,000          10,000          17,915
   President                     1993     175,000    56,600          0               0          15,000          16,613

Deanna W. Oppenheimer..........  1995     170,004    57,500        209          15,000          10,000          12,617
   Executive Vice                1994     132,000    31,400          0          15,000           6,000          10,158
   President                     1993     120,000    29,300          0               0           9,000           8,560

Lee D. Lannoye.................  1995     155,004    42,200          0          12,500          10,000          11,649
   Executive Vice                1994     150,000    38,900          0          10,000           6,000          12,840
   President                     1993     145,296    36,400          0               0           9,000          11,056


--------------

(1) The stock awards reflected in this column were granted pursuant to Washington Mutual's Restricted Stock Plan. Pursuant to applicable securities regulations, the dollar value of each restricted stock award set forth in the table is based on the fair market value of the Common Stock on the date of grant. The restricted stock awards set forth in this column were granted (i) on February 15, 1994, in the amounts of 4,360 shares, 1,090 shares, 436 shares, 872 shares and 654 shares and
         (ii) on February 20, 1995, in the amounts of 4,938 shares, 1,482 shares, 617 shares, 988 shares and 741 shares, to Messrs. Killinger, Tall and Lannoye and Ms. Wilson and Ms. Oppenheimer, respectively. All such shares of restricted stock vest at a rate of 20% per year from the date of grant. Dividends will be paid on the restricted stock during the restricted period.

         The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers, excluding shares that have vested and including shares acquired through the reinvestment of dividends paid on the restricted stock initially awarded, based on the value of the Common Stock as of the close of trading on December 31, 1995, is set forth in the table below:

                                             Number            Value at
       Name                                 of Shares      December 31, 1995
       ----                                 ---------      -----------------
       Kerry K. Killinger................     8,780             $252,432
       Craig E. Tall.....................     9,662              277,777
       S. Liane Wilson...................     7,166              206,023
       Deanna W. Oppenheimer.............     4,923              141,548
       Lee D. Lannoye....................     6,415              184,419


(2)      The amounts shown in this column include the following:

         (a) Profit sharing and Company matching contributions under the Company's Retirement Savings and Investment Plan during fiscal 1995 of $9,000 for each of Messrs. Killinger, Lannoye and Tall and Ms. Oppenheimer and Ms. Wilson.

         (b) Allocations under the Company's Supplemental Employee Retirement Plan (the "SERP") during fiscal 1995 of $40,201, $2,649, $11,213, $3,617 and $7,925 to the account of Messrs.
                  Killinger, Lannoye and Tall and Ms. Oppenheimer and Ms. Wilson, respectively. The SERP is a nonqualified plan of deferred compensation to provide benefits that exceed certain limits imposed by federal tax laws on benefit accruals under the Company's Cash Balance Pension Plan and Retirement Savings and Investment Plan.

(3) In connection with Mr. Tall's brokerage account, Murphy Favre, Inc., the Company's broker-dealer subsidiary ("Murphy Favre"), agreed to provide Mr. Tall with a specified interest rate on his margin loans, which rate is lower than that required by the third-party lender. This arrangement resulted in interest payments by Murphy Favre of $22,728 to the third-party lender.


GRANTS OF STOCK OPTIONS IN 1995

         The following table sets forth information on stock option grants during fiscal 1995 to the Named Executive Officers.

                                                                                            Potential Realizable Value at
                                Number of    Percent of                                     Assumed Annual Rates of
                                Securities   Total Options                                  Stock Price Appreciation for
                                Underlying   Granted to                                     Ten Year Option Term(2)
                                Options      Employees in     Exercise Price   Expiration   -------------------------------
Name                            Granted (1)  Fiscal Year      ($/Share)        Date            5% ($)           10% ($)
----                            -----------  -------------    --------------   ----------   -------------     -------------
Kerry K. Killinger..............  80,000             31%          $20.188       2/21/2005      $1,015,690       $2,573,958
Craig E. Tall...................  20,000                           20.188       2/21/2005         253,922          643,489
S. Liane Wilson.................  15,000                           20.188       2/21/2005         190,442          482,617

Deanna W. Oppenheimer...........  10,000       4         20.188      2/21/2005         126,961        321,745
Lee D. Lannoye..................  10,000       4         20.188      2/21/2005         126,961        321,745


---------------

(1) Each of the options reflected in this table was granted to the respective Named Executive Officer pursuant to Washington Mutual's 1994 Stock Option Plan. The exercise price of each option is equal to the fair market value of Washington Mutual Common Stock on the date of grant. The options have a 10-year term and vest over three years. The exercise price may be paid in cash or in previously owned shares of Washington Mutual Common Stock.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the SEC and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.


AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

         The following table sets forth information on the exercise of stock options during fiscal 1995 by each of the Named Executive Officers and the value of unexercised options at December 31, 1995.

                                                                    Number of Securities
                                       Shares                      Underlying Unexercised        Value of Unexercised
                                      Acquired       Value                Options               In-the-Money Options
                                    on Exercise    Realized       at Fiscal Year End (#)       at Fiscal Year End ($)
                                                               -----------------------------  ---------------------------
Name                                     (#)          ($)        Exercisable   Unexercisable  Exercisable   Unexercisable
----                               ------------  ------------- -------------- --------------  ------------ --------------
Kerry K. Killinger................       0             0            331,250        126,000      $5,997,545      $984,710
Craig E. Tall.....................       0             0             59,000         33,000         952,433       255,865
S. Liane Wilson...................       0             0             50,833         26,667         788,237       204,265
Deanna W. Oppenheimer.............       0             0             27,225         17,000         428,326       131,245
Lee D. Lannoye....................       0             0             26,000         17,000         374,545       131,245


CASH BALANCE PENSION PLAN

         Pursuant to the terms of the Cash Balance Pension Plan (the "Pension Plan"), participants annually receive benefit credits based upon eligible compensation and interest credits on current and prior benefit accruals. Through December 31, 1994, the Pension Plan annually credited each participant with 3% of total eligible cash compensation. Beginning January 1, 1995, the crediting rate is based on years of service with Washington Mutual. For service up to four years, the benefit credit is 2.5%; for service from five to nine years, the benefit credit is 3%; for 10 or more years, the benefit credit is 4%. Eligible compensation includes base salary, incentive payments, bonuses and overtime. Effective October 1, 1995, the Pension Plan annually credits interest on all benefit accruals at the same rate paid on 30-year Treasury Constant Maturities at the beginning of each Plan year. The interest credit rate for October 1, 1995 through December 31, 1995 was 7.87%. Participants may elect to receive at the time of termination a lump sum distribution of their vested balances or an annuitized payment from the Pension Plan's Trust Fund. The Pension Plan complies with ERISA. In general, all employees become eligible to participate in the Pension Plan beginning with the quarter following completion of one year of service with Washington Mutual during which they work a minimum of 1,000 hours. An employee's balance in the Pension Plan becomes vested at a graduated rate after two years of service, with full vesting after five years of active service. There are no employee contributions to the Pension Plan.

         The following is an estimate of annual benefits payable upon retirement at normal retirement age to each of the Named Executive Officers under the Pension Plan. These projections are based on an average interest crediting rate of 6.5%.

                                                     Estimated Annual
           Name                                   Benefits at 65 yrs of age
           ----                                   -------------------------
           Kerry K. Killinger                              $47,116
           Craig E. Tall                                    32,771
           S. Liane Wilson                                  23,899
           Deanna W. Oppenheimer                            65,381
           Lee D. Lannoye                                    9,731


RELATED PARTY TRANSACTIONS

         Murphy Favre has contracted with a third party to make margin accounts available to its customers. In this contract, Murphy Favre indemnifies the third party against any loss arising out of such margin account. Each of Messrs. Killinger, Tall and Lannoye and Ms. Wilson has a margin account pursuant to this arrangement.


EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

         Washington Mutual has entered into an employment agreement with Mr. Killinger for a term of one year, which term is automatically extended for one year on January 1 of each year unless the agreement is terminated. Mr. Killinger's agreement provides for a 1996 annual salary of $550,000. Upon termination other than for cause or upon resignation for good cause following a change of control, the agreement provides for a payment of three times Mr. Killinger's total compensation for the preceding year and acceleration of all outstanding, unvested options. In addition, Mr. Killinger entered into a deferred bonus arrangement with Washington Mutual pursuant to which certain deferred bonus amounts and accrued interest thereon are payable to Mr. Killinger upon death, resignation or retirement. As of December 31, 1995, the accrued benefits under the arrangement totaled $103,807.

         Messrs. Tall and Lannoye and Ms. Oppenheimer and Ms. Wilson have at-will employment agreements with Washington Mutual that provide for 1996 salaries in the amounts of $260,000, $175,000, $215,000 and $240,000, respectively. In addition, upon termination or resignation for good cause within two years of a change of control, the agreements require payment in an amount equal to two times the respective executive's total compensation for the preceding year and acceleration of all outstanding, unvested options.



                                  LEGAL MATTERS

         The validity of the shares of Washington Mutual Common Stock to be issued in connection with the Merger will be passed upon by Foster Pepper & Shefelman, counsel to Washington Mutual. As of October 28, 1996, individual members of Foster Pepper & Shefelman owned an aggregate of 42,380.5 shares of Washington Mutual Common Stock, 160 shares of Series C Preferred Stock and 100 shares of Series D Preferred Stock.

                              INDEPENDENT AUDITORS

         The consolidated statements of financial position of Washington Mutual and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, included in Appendix G attached to this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report with respect thereto and included in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated balance sheets of Keystone Holdings and its subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, as set forth in their report appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated statements of financial position of Utah Federal and its subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995, have been audited by Jones, Jensen & Company, independent auditors, as set forth in their report with respect thereto and are included in reliance upon the authority of said firm as experts in accounting and auditing.

         It is expected that representatives of Jones, Jensen & Company will be present at the Special Meeting to respond to appropriate questions of Utah Federal Shareholders and to make a statement if they desire.

                                  OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the Utah Federal Board knows of no matters to be brought before the Special Meeting other than those specifically listed in the Notice of Special Meeting of Utah Federal Shareholders. However, if any other matters should properly come before the Special Meeting, the proxy holders will vote the proxies on such matters in accordance with the determination of the Utah Federal Board. The Utah Federal Board urges each Utah Federal Shareholder, whether or not he or she intends to be present at the Special Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

                                       BY ORDER OF THE BOARD OF DIRECTORS
                                       OF UTAH FEDERAL BANK

                                       Michael R. Garrett, Chief Executive
                                       Officer and President

Ogden, Utah
November 13, 1996

    AUDITED FINANCIAL STATEMENTS AND MANAGEMENT DISCUSSION AND ANALYSIS AS OF
     DECEMBER 31, 1995 RESTATED TO GIVE CONSIDERATION TO WASHINGTON MUTUAL'S
                      MERGER TRANSACTION WITH WESTERN BANK

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Washington Mutual, Inc.:

We have audited the accompanying restated consolidated statements of financial position of Washington Mutual, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related restated consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these restated financial statements based on our audits. The restated consolidated financial statements give retroactive effect to the merger of Washington Mutual, Inc. and Western Bank, which has been accounted for as a pooling of interests as described in Note 2 to the restated consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the restated consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Mutual, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994.



Deloitte & Touche LLP

Seattle, Washington
October 15, 1996

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                           As restated - See note 2
                                                                           Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)               1995              1994              1993
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                          $ 1,094,538        $  949,777       $   822,874
Available-for-sale securities                                      294,286           151,561             1,371
Held-to-maturity securities                                        185,388           156,043           253,945
Cash equivalents                                                     4,748             1,169             3,119
--------------------------------------------------------------------------------------------------------------
  Total interest income                                          1,578,960         1,258,550         1,081,309
INTEREST EXPENSE
Deposits                                                           498,503           370,872           354,743
Borrowings                                                         462,221           280,999           166,007
--------------------------------------------------------------------------------------------------------------
  Total interest expense                                           960,724           651,871           520,750
--------------------------------------------------------------------------------------------------------------
     Net interest income                                           618,236           606,679           560,559
Provision for loan losses                                           11,150            20,400            35,225
--------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses           607,086           586,279           525,334
OTHER INCOME
Depositor fees                                                      57,491            28,474            22,317
Loan servicing fees                                                 10,619             9,209            13,381
Other service fees                                                  32,789            50,098            53,683
Other operating income                                              17,649            25,186            20,918
Gain on sale of loans, inclusive of write-downs                      1,683               802            15,490
Gain on sale of other assets, inclusive of write-downs              (2,357)            4,733            26,786
--------------------------------------------------------------------------------------------------------------
  Total other income                                               117,874           118,502           152,575
OTHER EXPENSE
Salaries and employee benefits                                     190,183           189,281           176,384
Occupancy and equipment                                             72,990            67,602            60,106
Regulatory assessment fees                                          21,542            22,404            20,425
Data processing expense                                              9,419             8,085             8,859
Other operating expense                                            102,565            98,840            98,115
Amortization of goodwill and other intangible assets                28,306            29,076            24,690
Real estate owned ("REO") operations, inclusive of
  write-downs                                                       (7,350)               12             6,295
--------------------------------------------------------------------------------------------------------------
  Total other expense                                              417,655           415,300           394,874
--------------------------------------------------------------------------------------------------------------
     Income before income taxes, extraordinary items and
       cumulative effect of change in tax accounting
       method                                                      307,305           289,481           283,035
Income Taxes                                                       107,504           108,159            98,864
--------------------------------------------------------------------------------------------------------------
     Income before extraordinary items and cumulative
       effect of change in tax accounting method                   199,801           181,322           184,171
Extraordinary items, net of federal income tax effect                   --                --            (8,953)
Cumulative effect of change in tax accounting method                    --                --            13,365
--------------------------------------------------------------------------------------------------------------
Net Income                                                     $   199,801        $  181,322       $   188,583
==============================================================================================================
Net Income Attributable to Common Stock                        $   181,217        $  162,738       $   175,025
==============================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative
     effect of change in tax accounting method                 $      2.59        $     2.45       $      2.63
  Extraordinary items, net of federal income tax effect                                                  (0.14)
  Cumulative effect of change in tax accounting method                                                    0.21
--------------------------------------------------------------------------------------------------------------
     Net Income                                                $      2.59        $     2.45       $      2.70
==============================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative
     effect of change in tax accounting method                 $      2.51        $     2.38       $      2.51
  Extraordinary items, net of federal income tax effect                                                  (0.13)
  Cumulative effect of change in tax accounting method                                                    0.19
--------------------------------------------------------------------------------------------------------------
     Net Income                                                $      2.51        $     2.38       $      2.57
==============================================================================================================

See Notes to Restated Consolidated Financial Statements

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                                                  As restated - See note 2
                                                                                        December 31,
-------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                            1995               1994
-------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                      $   598,272       $    262,256
Trading account securities                                                             238                572
Available-for-sale securities, amortized cost $7,642,766 and $2,752,630          7,768,115          2,701,799
Held-to-maturity securities, fair value $186,521 and $2,443,557                    172,786          2,646,194
Loans                                                                           13,025,567         12,841,639
Loans held for sale                                                                  9,683              3,564
REO                                                                                 25,064             19,122
Premises and equipment                                                             219,056            198,576
Goodwill and other intangible assets                                               161,127            190,998
Other assets                                                                       440,471            311,271
-------------------------------------------------------------------------------------------------------------
    Total assets                                                               $22,420,379       $ 19,175,991
=============================================================================================================

LIABILITIES
Deposits:
  Checking accounts                                                            $ 1,351,086       $  1,256,381
  Savings and money market accounts                                              3,968,521          3,619,364
  Time certificates                                                              5,986,829          5,557,143
-------------------------------------------------------------------------------------------------------------
    Total deposits                                                              11,306,436         10,432,888
Annuities                                                                          855,503            799,178
Federal funds purchased                                                            430,000                 --
Securities sold under agreements to repurchase                                   3,965,820          2,596,209
Advances from the Federal Home Loan Bank ("FHLB")                                3,711,402          3,737,611
Other borrowings                                                                   225,053             79,891
Other liabilities                                                                  266,081            165,956
-------------------------------------------------------------------------------------------------------------
    Total liabilities                                                           20,760,295         17,811,733
Contingencies (Note 25)
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares authorized -- 6,122,500                --                 --
     and 6,200,000 shares issued and outstanding
Common stock, no par value:  100,000,000 shares authorized -- 71,804,527                --                 --
     and 67,837,553 shares issued and outstanding
Capital surplus                                                                    722,986            692,924
Valuation reserve for available-for-sale securities                                 78,348            (32,088)
Retained earnings                                                                  858,750            703,422
-------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                   1,660,084          1,364,258
-------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                 $22,420,379       $ 19,175,991
=============================================================================================================

See Notes to Restated Consolidated Financial Statements

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            As restated - See note 2




                                              Number of Shares                                           Total
                                          -----------------------                       Valuation      Reserve for
                                          Preferred       Common         Capital        Retained          AFS          Stockholders'
(in thousands)                              Stock         Stock          Surplus        Earnings       Securities         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993                  5,494         58,896        $594,316        $450,973        $               $1,045,289
Net income                                     --             --              --         188,583              --           188,583
Miscellaneous stock transactions               --            375           7,523          (7,546)             --               (23)
Cash dividends declared on preferred
stock                                          --             --              --         (13,559)             --           (13,559)
Cash dividends declared on common
stock                                          --             --              --         (30,936)             --           (30,936)
Preferred stock issued                      2,000             --          48,182              --              --            48,182
Common stock issued through stock
options and employee stock plans               --          1,151          15,508              18              --            15,526
Conversion of preferred stock to
common stock                               (1,294)         5,152              --            (445)             --              (445)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                6,200         65,574         665,529         587,088              --         1,252,617
Establishment of valuation reserve
for available-for-sale securities              --             --              --              --          13,836            13,836
Net income                                     --             --              --         181,322              --           181,322
Miscellaneous stock transactions               --            383           7,762          (7,774)             --               (12)
Cash dividends declared on preferred
stock                                          --             --              --         (18,584)             --           (18,584)
Cash dividends declared on common
stock                                          --             --              --         (45,335)             --           (45,335)
Adjustment in valuation reserve for
available-for-sale securities                  --             --              --              --         (45,924)          (45,924)
Common stock issued through stock
options and employee stock plans               --            426          10,038              --              --            10,038
Immaterial pooling                             --          1,454           9,595           6,705              --            16,300
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                6,200         67,837         692,924         703,422         (32,088)        1,364,258
Net income                                     --             --              --         199,801              --           199,801
Miscellaneous stock transactions               --             (1)            (13)             --              --               (13)
Cash dividends declared on preferred
stock                                          --             --              --         (18,584)             --           (18,584)
Cash dividends declared on common
stock                                          --             --              --         (52,410)             --           (52,410)
Adjustment in valuation reserve for
available-for-sale securities                  --             --              --              --         110,436           110,436
Common stock issued through stock
options and employee stock plans               --            539           8,379              --              --             8,379
Immaterial pooling                             --          3,429          23,562          26,645              --            50,207
Repurchase of preferred stock                 (78)            --          (1,866)           (124)             --            (1,990)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                6,122         71,804        $722,986        $858,750        $ 78,348        $1,660,084
====================================================================================================================================

See Notes to Restated Consolidated Financial Statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               As restated - See note 2
                                                                                               Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                1995               1994               1993
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                        $   199,801        $   181,322        $   188,583
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                         11,150             20,400             35,225
     Cumulative effect of change in tax accounting method                                  --                 --            (13,365)
     (Gain) on sale of loans                                                           (1,683)              (802)           (15,490)
     Loss (gain) on sale of other assets                                                2,357             (4,733)           (26,786)
     REO operations, inclusive of write-downs                                          (7,350)                12              6,295
     Extraordinary loss                                                                    --                 --             13,028
     Depreciation and amortization                                                     27,312             36,978             38,238
     FHLB stock dividend                                                              (15,967)           (16,753)           (22,943)
     Decrease in trading account securities                                               742                691              1,574
     Origination of loans, held for sale                                              (39,442)           (39,835)           (67,527)
     Proceeds on sale of loans, held for sale                                          33,322             40,386             81,657
     (Increase) in interest receivable                                                (24,841)           (14,249)           (32,096)
     Increase (decrease) in interest payable                                           10,475             11,761            (24,815)
     Increase in income taxes payable                                                  37,376             40,500             13,190
     (Increase) decrease in other assets                                              (46,437)            19,714                357
     (Decrease) in other liabilities                                                   (8,389)           (57,745)           (21,267)
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                      178,426            217,647            153,858
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                                         (1,662,380)        (1,113,344)                --
Principal payments and maturities of available-for-sale securities                    370,745            357,348                 --
Sales of available-for-sale securities                                              1,219,979            335,132                 --
Purchases of held-to-maturity securities                                              (88,249)          (783,930)        (1,815,544)
Principal payments and maturities of held-to-maturity securities                      180,624            219,817          1,259,730
Sales of held-to-maturity securities                                                       --                 --            838,358
Sales of loans                                                                         84,197             54,754            919,768
Principal payments on loans                                                         2,319,047          2,476,028          3,673,747
Origination and purchases of loans                                                 (4,622,696)        (4,174,737)        (5,849,538)
Sales of REO                                                                           22,867             34,233             52,822
Other REO operations                                                                    1,774             (1,236)            (8,573)
Expenditures for premises and equipment                                               (37,708)           (38,408)           (42,242)
Cash acquired through acquisitions                                                     68,358             40,679            387,688
------------------------------------------------------------------------------------------------------------------------------------
       Net cash (used) by investing activities                                     (2,143,442)        (2,593,664)          (583,784)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits                                                       461,654            259,160           (478,942)
Increase in annuities                                                                  56,325             85,795            141,955
Increase in federal funds purchased                                                   430,000                 --                 --
(Decrease) increase in securities sold under short-term agreements to
repurchase                                                                            (44,765)           394,547            530,393
Proceeds of securities sold under long-term agreements to
repurchase                                                                          2,275,000            288,682            914,156
Repayment of securities sold under long-term agreements to
repurchase                                                                           (933,000)          (260,713)          (332,188)
Net increase (decrease) in FHLB advances                                            3,616,601          5,703,996          3,946,509
Payments for FHLB advances                                                         (3,642,575)        (4,045,800)        (4,241,356)
Call of subordinated capital notes                                                         --                 --            (41,600)
Proceeds of other borrowings                                                          147,867                 --                 --
Payments of other borrowings                                                           (1,470)            (3,488)            (5,536)
Issuance of preferred stock                                                                --                 --             48,182
Issuance of common stock through stock options and employee
stock plans                                                                             8,379             10,038             15,526
Other capital transactions, net                                                        (1,990)                --               (445)
Cash dividends paid                                                                   (70,994)           (63,919)           (44,495)
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                    2,301,032          2,368,298            452,159
------------------------------------------------------------------------------------------------------------------------------------
       Increase in cash and cash equivalents                                          336,016             (7,719)            22,233
       Cash and cash equivalents at beginning of year                                 262,256            269,975            247,742
------------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                                   $   598,272        $   262,256        $   269,975
====================================================================================================================================
SUPPLEMENTAL DISCLOSURES RELATED TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

NONCASH INVESTING ACTIVITIES
Loans exchanged for mortgage-backed securities                                    $ 2,373,213        $   174,572        $   816,859
Implementation of new accounting standard -
reclass to available-for-sale portfolio                                                    --          2,127,890                 --
Transfer of securities to the available-for-sale portfolio                          3,501,268                 --                 --
Real estate acquired through foreclosure                                               23,190             15,773             32,870

CASH PAID DURING THE YEAR FOR
Interest on deposits                                                                  496,608            369,712            378,430
Interest on borrowings                                                                451,490            269,414            167,301
Federal Income Taxes                                                                   71,836             90,172             65,930

See Notes to Restated Consolidated Financial Statements

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


          The consolidated financial statements (as restated) include the accounts of Washington Mutual, Inc. ("WMI" and together with its subsidiaries "Washington Mutual" or the "Company"). WMI was formed in August 1994 by the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure. The reorganization was completed in November 1994 through the merger of WMSB into WMB, the Company's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. WMB continued as a wholly owned subsidiary of WMI. The par value of preferred and common stock and capital surplus of the Company have been restated to reflect the new par value of the holding company, effective November 1994.

          Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation. All significant intercompany transactions and balances have been eliminated. Results of operations of companies acquired and accounted for as purchases are included from the dates of acquisition. When Washington Mutual acquires a company through a material pooling-of-interests, current and prior period financial statements are restated to include the accounts of acquired companies.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements.

LINES OF BUSINESS

          WMI is a Washington corporation that provides a broad range of financial services to individuals and small businesses in Washington, Oregon, Utah, Montana and Idaho through its subsidiary operations. The principal assets of WMI are its principal subsidiaries, including its bank subsidiaries, WMB and Washington Mutual Bank fsb ("WMBfsb"), and its insurance subsidiary, WM Life Insurance Co. ("WM Life"). Financial services of the Company include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Washington Mutual, through other subsidiaries, also issues and markets annuity contracts and is the investment advisor to and distributor of mutual funds.

          On August 31, 1995, Washington Mutual diversified its business mix by merging WMB with Enterprise Bank ("Enterprise"), a Seattle-area commercial bank that focuses on small- to mid-size commercial business clients. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

          On January 31, 1996, WMB merged with Western Bank ("Western") of Coos Bay, Oregon. With 42 offices in 35 communities, Western is Oregon's largest community-based commercial bank. The merger was treated as a pooling-of-interests and, accordingly, the Company's historical financial statements have been restated for all periods prior to the acquisition to include the accounts and results of operations of Western.

          The mergers with Enterprise and Western provide the Company with access to the higher growth business segment of commercial banking.

DERIVATIVE INSTRUMENTS

          The Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements to reduce its exposure to interest rate risk. Interest rate exchange agreements and interest rate cap agreements are used only if they have the effect of changing the interest rate characteristics of the assets or liabilities to which they are designated. Such effect is measured through ongoing correlation tests.

          Interest rate exchange agreements and interest rate cap agreements are designated either against the available-for-sale portfolio or against short-term borrowings and deposits. Agreements designated against available-for-sale securities are included at their fair value in the available-for-sale portfolio. Any mark-to-market adjustments are reported as a separate component of stockholders' equity, net of tax. The fair value of interest rate exchange agreements and interest rate cap agreements designated against short-term borrowings and deposits are not reported on the balance sheet.

          The interest differential paid or received on interest rate exchange agreements is recorded as an adjustment to interest income or interest expense and classified with the interest income or interest expense of the related asset or liability. The purchase premium of interest rate cap agreements is capitalized and amortized on a straight-line basis and included as a component of interest income or interest expense over the original term of the interest rate cap agreement. No purchase premium is paid at the time an interest rate exchange agreement is entered into.

          From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost effectively meet policy objectives. Often such instruments are within one year of maturity. Gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are recognized, consistent with the gain or loss on the asset or liability designated against the agreement. When the asset or liability is not sold or paid off, the gains or losses are deferred and amortized on a straight-line basis as additional interest income or interest expense over the original terms of the agreements or the remaining life of the designated asset or liability, whichever is less. When the asset or liability is sold or paid off, the gains or losses are recognized in the current period as an adjustment to the gain or loss recognized on the corresponding asset or liability.

          From time to time, the Company redesignates interest rate exchange agreements and interest rate cap agreements between available-for-sale securities and short term deposits and borrowings. Such redesignations are treated as a sale out of the one portfolio and as a purchase by the other portfolio and recorded at the fair value at the time of transfer.

          The Company may also buy put or call options on mortgage instruments. The purpose and criteria for the purchase of options are to manage the interest rate risk inherent in secondary marketing activities. The cost of such options are capitalized and amortized on a straight-line basis as a reduction of other income over the original terms of the options. All such options are carried at fair value with the corresponding gain or loss recognized in other income.

          Additionally, the Company may write covered call options on its available-for-sale portfolio to enhance fee income. If the option is exercised, the option fee is an adjustment to the gain or loss on the sale of the security. If the option is not exercised, it is recognized as fee income. Covered call options are carried at cost.

          In the event that any of the derivative instruments fail to meet the above established criteria, they would be marked to market with the corresponding gain or loss recognized in income.

INVESTMENT SECURITIES

          Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement requires investment and equity securities to be segregated into the following three categories: trading, held-to-maturity and available-for-sale.

Trading Securities

          Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

Held-To-Maturity Securities

          Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the debt portfolio if any market valuation differences are deemed to be other than temporary.

Available-For-Sale Securities

          Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of stockholders' equity until realized.

          The available-for-sale portfolio contains adjustable- and fixed-rate private-issue (nonagency) mortgage-backed securities ("private-issue securities") and collateralized mortgage obligations that expose the Company to certain risks that are not inherent in agency securities, primarily credit risk and liquidity risk. Because of this added risk, private-issue securities have historically paid a greater rate of interest than agency securities, enhancing the overall yield of the portfolio. Such securities are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these securities often does not meet set industry standards. Consequently, there is the possibility of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and, in fact, could incur a loss. Additionally, the Company may not be able to sell such securities in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated traunches, certain collateralized mortgage obligations that have been "resecuritized," and certain securities that contain a significant number of jumbo, nonconforming loans. In an effort to reduce the aforementioned risks, the Company now performs a credit review on each individual security prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information will be monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

LOANS

          Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and any discounts or premiums on purchased loans. The deferred fees, discounts and premiums are amortized using the interest method over the estimated life of the loan. The Company sells residential fixed-rate loans in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held-for-sale and carried at the lower of net cost or fair value on an aggregate basis.

          Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

          On January 1, 1995, Washington Mutual adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans that are collectively evaluated for impairment by Washington Mutual include residential real estate and consumer loans because of the significant number of loans, their relatively small balances and historically low level of losses. All residential construction, commercial real estate and commercial business loans, regardless of the loan amount, are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring, subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider.

          A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. SFAS No. 114 requires that the impairment of loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Washington Mutual bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment of the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off. The adoption of SFAS No. 114 had no material impact on the results of operations or financial condition of the Company.

          In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, Accounting for Mortgage Servicing Rights. The statement eliminates the distinctions between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to recognize the servicing rights on loans as separate assets, no matter how acquired. Banks who sell loans and retain the servicing rights will be required to allocate the total cost of the loans between servicing rights and loans based on their relative fair values if their values can be estimated. Effective January 1, 1996, the Company adopted SFAS No. 122. The adoption did not have a material impact on the results of operations or financial condition of the Company.

RESERVE FOR LOAN LOSSES

          The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The reserve is based on management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared.

          When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

          Commercial real estate loans are considered by the Company to have somewhat greater risk of uncollectibility than residential real estate loans due to the dependency on income production or future development of the real estate.

          The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

REO

          REO includes properties acquired through foreclosure that are transferred to REO at the lower of cost or fair value, which represents the new recorded basis of the property. Subsequently, properties are evaluated and any additional declines in value are provided for in the REO reserve for losses. The amount the Company will ultimately recover from REO may differ substantially from the amount used in arriving at the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for sale or development of the property.

          Commercial REO that is managed and operated by the Company is depreciated using the straight-line method over the property's estimated useful life.

PREMISES AND EQUIPMENT

          Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives on the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms.

ANNUITY AND INSURANCE ACCOUNTING

          WM Life is an Arizona-domiciled life insurance company. WM Life is authorized under state law to issue annuities in seven states. In addition, WM Life owns Empire Life Insurance Co. ("Empire"), which is currently licensed under state law to issue annuities in 28 states. WM Life currently issues fixed and variable flexible premium deferred annuities, single premium fixed deferred annuities and single premium immediate annuities. Empire currently issues fixed flexible premium deferred annuities and single premium immediate annuities. Both companies conduct business through licensed independent agents. The majority of such agents are employees of affiliates of the Company and operate in the Company's financial centers. Currently, annuities are primarily issued in Washington and Oregon.

          The Company defers certain costs, such as commissions and the expenses of underwriting and issuing policies, that are involved in acquiring new annuity and life insurance business. These costs, which are included in other assets in the accompanying Consolidated Statements of Financial Position, are amortized over the lives of the policies in relation to the estimated gross profit. Annuities equal the policy value as defined in the policy contract as of the balance sheet date.

FEDERAL INCOME TAXES

          Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Company's income tax returns. The deferred tax provision for the year is equal to the change in the deferred tax liability from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return that includes all of its subsidiaries.

NOTE 2:  BUSINESS COMBINATIONS

          On March 1, 1993, the Company merged with Pioneer Savings Bank ("Pioneer") of Lynnwood, Washington. Pioneer operated 17 branches and one mortgage lending center. At February 28, 1993, Pioneer had assets of $926.5 million, deposits of $659.5 million and stockholders' equity of $114.4 million. The Company issued 8,779,581 shares of common stock (after adjustment for the third quarter 1993 50 percent stock dividend) to complete the merger with Pioneer. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Pioneer into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pioneer were recorded on the books of the resulting institution at their values as reported on the books of Pioneer immediately prior to the consummation of the merger with Pioneer. No goodwill was created in the merger with Pioneer. This presentation required the restatement of prior periods as if the companies had been combined.

          The following pro forma information represents the results of operations of the Company and Pioneer for 1993, on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The pro forma results of operations were as follows:

                                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                      1993
----------------------------------------------------------------------------------------------
Washington Mutual:
Net interest income                                                                $   522,816
Income before extraordinary items and cumulative effect of change in tax
  accounting method                                                                    173,428
Extraordinary items, net of federal income tax effect                                   (8,953)
Cumulative effect of change in tax accounting method                                    13,365
----------------------------------------------------------------------------------------------
Net income                                                                         $   177,840
==============================================================================================
Net income attributable to common stock                                            $   164,282
==============================================================================================
Per share amounts--primary
    Income before extraordinary items and cumulative effect of change in tax
      accounting method                                                            $      2.78
    Extraordinary items, net of federal income tax effect                                (0.15)
    Cumulative effect of change in tax accounting method                                  0.23
----------------------------------------------------------------------------------------------
Net income                                                                         $      2.86
==============================================================================================
Per share amounts--fully diluted
    Income before extraordinary items and cumulative effect of change in tax
      accounting method                                                            $      2.63
    Extraordinary items, net of federal income tax effect                                (0.14)
    Cumulative effect of change in tax accounting method                                  0.21
----------------------------------------------------------------------------------------------
  Net income                                                                       $      2.70
==============================================================================================

                                                              Year Ended December 31,
-------------------------------------------------------------------------------------
(dollars in thousands)                                                           1993
-------------------------------------------------------------------------------------
Pioneer:
Net interest income                                                            $6,615
Income before extraordinary items and cumulative effect of change in tax
  accounting method                                                             1,836
-------------------------------------------------------------------------------------
Net income                                                                     $1,836
=====================================================================================
Net income attributable to common stock                                        $1,836
=====================================================================================

--------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                        1993
--------------------------------------------------------------------------------
Washington Mutual and Pioneer combined:
Net interest income                                                  $   529,431
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                        175,264
Extraordinary items, net of federal income tax effect                     (8,953)
Cumulative effect of change in tax accounting method                 $    13,365
--------------------------------------------------------------------------------
Net income                                                           $   179,676
================================================================================
Net income attributable to common stock                              $   166,118
================================================================================
Per share amounts--primary
    Income before extraordinary items and cumulative effect of
      change in tax accounting method                                $      2.74
    Extraordinary items, net of federal income tax effect                  (0.15)
    Cumulative effect of change in tax accounting method             $      0.23
--------------------------------------------------------------------------------
  Net income                                                         $      2.82
================================================================================
Per share amounts--fully diluted
    Income before extraordinary items and cumulative effect of
      change in tax accounting method                                $      2.60
    Extraordinary items, net of federal income tax effect                  (0.14)
    Cumulative effect of change in tax accounting method             $      0.21
--------------------------------------------------------------------------------
  Net income                                                         $      2.67
================================================================================


          On April 9, 1993, the Company acquired Pacific First from RT Holdings, Inc. ("RTH"), a subsidiary of Royal Trustco Limited of Toronto, Canada. In April 1993, Pacific First operated 129 branches and 14 home loan centers in Washington and Oregon. At March 31, 1993, Pacific First had assets of $5,847.5 million and deposits of $3,825.7 million.

          As part of the acquisition of Pacific First, the Company negotiated several provisions designed to reduce the effect of any Pacific First asset quality problems on the resulting combined loan portfolio. As a result of the provisions, RTH purchased $656.2 million book value in assets from Pacific First prior to the sale to the Company.

          As part of the purchase agreement, the Company received indemnification from RTH for a variety of problems Pacific First had that could result in future losses to the Company. These indemnification provisions were secured by both specific funds held in escrow and by a guarantee from RTH's parent company. The largest individual component is a $10.0 million general indemnity escrow that can be drawn upon to pay a variety of claims, including any exposure arising from transactions or acts prior to the purchase date.

          The acquisition of Pacific First was treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pacific First have been recorded on the books of the Company at their respective fair market values at the time of the consummation of the acquisition of Pacific First. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities, including identified intangible assets, was recorded at $178.2 million. Amortization of goodwill over a 10-year period will result in a charge to earnings of approximately $17.8 million per year.

          The accompanying financial statements include the operations of the two institutions from April 1, 1993 to December 31, 1993. The following pro forma information presents the results of operations for 1993 as though the acquisition had occurred on January 1, 1993. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                      1993
----------------------------------------------------------------------------------------------
Net interest income                                                                $   571,220
Income before extraordinary items and cumulative effect of change
  in tax accounting method                                                             198,327
Extraordinary items, net of federal income tax effect                                   (8,953)
Cumulative effect of change in tax accounting method                                    13,365
----------------------------------------------------------------------------------------------
Net income                                                                         $   202,739
==============================================================================================
Net income attributable to common stock                                            $   189,181
==============================================================================================
Per share amounts--primary
    Income before extraordinary items and cumulative effect of change in
      tax accounting method                                                        $      3.13
    Extraordinary items, net of federal income tax effect                         ($      0.15)
    Cumulative effect of change in tax accounting method                                  0.23
----------------------------------------------------------------------------------------------
Net income                                                                         $      3.21
==============================================================================================
Per share amounts--fully diluted
    Income before extraordinary items and cumulative effect of change in tax
      accounting method                                                            $      2.95
    Extraordinary items, net of federal income tax effect                         ($      0.14)
    Cumulative effect of change in tax accounting method                                  0.21
----------------------------------------------------------------------------------------------
Net income                                                                         $      3.02
==============================================================================================


          On April 28, 1995, Washington Mutual merged with Olympus Capital Corporation, of Salt Lake City, Utah ("Olympus"), the holding company of Olympus Bank, a Federal Savings Bank ("Olympus Bank"). At the merger date, Olympus (on a consolidated basis) had assets of $391.4 million, deposits of $278.6 million and stockholders' equity of $37.2 million. Olympus Bank operated 11 branches in Utah and Montana. Under the terms of the transaction, Olympus Bank merged into WMBfsb. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

          On August 31, 1995, Washington Mutual acquired Enterprise through a merger of Enterprise with and into WMB. Enterprise, a Washington-based commercial bank specializing in lending to small- and mid-size businesses, had assets of $153.8 million, deposits of $138.5 million and stockholders' equity of $14.0 million on August 31, 1995. The merger was treated as a pooling-of-interests. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

          On January 31, 1996, WMB merged with Western Bank ("Western") of Coos Bay, Oregon. With 42 offices in 35 communities, Western is Oregon's largest community-based commercial bank. At January 31, 1996 Western had assets of $776.3 million, deposits of $696.4 million and stockholders' equity of $69.5 million. The Company issued 5,866,199 shares of common stock to complete the merger with Western. The merger was treated as a pooling-of-interests. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Western into the Company. Accordingly, under generally accepted accounting principals, the assets and liabilities of Western were recorded on the books of the resulting institution at their values as reported on the books of Western immediately prior to the consummation of the merger with Western. No goodwill was created in the merger with Western. This presentation required the restatement of prior periods as if the companies had been combined for all years presented.

          The following pro forma information represents the results of operations of the Company and Western for 1995, 1994 and 1993 on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The pro forma results of operations were as follows:

                                                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                       1995                1994                1993
-----------------------------------------------------------------------------------------------------------------------
Washington Mutual:
Total revenue                                                     $   1,625,451       $   1,315,651       $   1,177,313
    Income before extraordinary items and cumulative effect             190,624             172,304             175,264
      of change in tax accounting method
    Extraordinary items, net of federal income tax effect                    --                  --              (8,953)
    Cumulative effect of change in tax accounting method                     --                  --              13,365
-----------------------------------------------------------------------------------------------------------------------
Net income                                                        $     190,624       $     172,304       $     179,676
=======================================================================================================================

Per share amounts--primary
    Income before extraordinary items and cumulative
        effect of change in tax accounting method                 $        2.68       $        2.54       $        2.74
    Extraordinary items, net of federal income tax effect                    --                  --               (0.15)
    Cumulative effect of change in tax accounting method                     --                  --                0.23
-----------------------------------------------------------------------------------------------------------------------
Net income                                                        $        2.68       $        2.54       $        2.82
=======================================================================================================================
Per share amounts--fully diluted
    Income before extraordinary items and cumulative effect
        of change in tax accounting method                        $        2.59       $        2.46       $        2.60
    Extraordinary items, net of federal income tax effect                    --                  --               (0.14)
    Cumulative effect of change in tax accounting method                     --                  --                0.21
-----------------------------------------------------------------------------------------------------------------------
Net income                                                        $        2.59       $        2.46       $        2.67
=======================================================================================================================

                                                                       Year Ended December 31,
----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)          1995          1994          1993
----------------------------------------------------------------------------------------------
Western:
Total revenue                                              $71,383       $61,401       $56,571
----------------------------------------------------------------------------------------------
Net Income                                                 $ 9,177       $ 9,018       $ 8,907
==============================================================================================

                                                                                            Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                       1995              1994              1993
-------------------------------------------------------------------------------------------------------------------
Washington Mutual and Western:
Total revenue                                                     $   1,696,834        $1,377,052       $ 1,233,884
    Income before extraordinary items and cumulative effect
      of change in tax accounting method                                199,801           181,322           184,171
    Extraordinary items, net of federal income tax effect                    --                --            (8,953)
    Cumulative effect of change in tax accounting method                     --                --            13,365
-------------------------------------------------------------------------------------------------------------------
Net income                                                        $     199,801        $  181,322       $   188,583
===================================================================================================================

Per share amounts - primary
    Income before extraordinary items and cumulative effect       $        2.59        $     2.45       $      2.63
      of change in tax accounting method
    Extraordinary items, net of federal income tax effect                    --                --             (0.14)
    Cumulative effect of change in tax accounting method                     --                --              0.21
-------------------------------------------------------------------------------------------------------------------
  Net income                                                      $        2.59        $     2.45       $      2.70
===================================================================================================================
Per share amounts - fully diluted
    Income before extraordinary  items and cumulative effect
      of change in tax accounting method                          $        2.51        $     2.38       $      2.51
    Extraordinary items, net of federal income tax effect                    --                --             (0.13)
    Cumulative effect of change in tax accounting method                     --                --              0.19
-------------------------------------------------------------------------------------------------------------------
  Net income                                                      $        2.51        $     2.38       $      2.57
===================================================================================================================


NOTE 3:  CASH AND CASH EQUIVALENTS

          Cash and cash equivalents consisted of the following:

                                                            December 31,
--------------------------------------------------------------------------------
(dollars in thousands)                                  1995                1994
--------------------------------------------------------------------------------
Cash and demand deposits                            $303,697            $260,780
Cash Equivalents:
     Overnight Investments                           293,000                  --
     Time Deposits                                     1,575               1,476
--------------------------------------------------------------------------------
                                                     294,575               1,476
--------------------------------------------------------------------------------
                                                    $598,272            $262,256
================================================================================


          For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and time deposits. Generally, time deposits are short term.

          Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $53.6 million and $44.3 million at December 31, 1995 and 1994.

NOTE 4:  AVAILABLE-FOR-SALE SECURITIES

          Available-for-sale securities classified by type and contractual maturity date consisted of the following:

                                                                                December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                          Amortized         Unrealized        Unrealized         Fair Value            Yield
                                                  Cost              Gains             Losses                                  (1)
----------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
    Due within one year                        $    65,120        $      --        $       (64)       $    65,056            4.72 %
    Due after one but within five years             19,865              119                (29)            19,955            5.78
    After five but within 10 years                   9,755               41               (125)             9,671            7.23
    After 10 years                                  59,813              121               (770)            59,164            7.02
----------------------------------------------------------------------------------------------------------------------------------
                                                   154,553              281               (988)           153,846            5.90
  Corporate debt obligations:
    Due within one year                              1,502               10                 --              1,512            8.27
    Due after one but within five years            136,447            7,492               (205)           143,734            8.70
    After five but within 10 years                 181,038            8,237               (819)           188,456            7.02
    After 10 years                                  97,755            6,626                (98)           104,283            7.50
----------------------------------------------------------------------------------------------------------------------------------
                                                   416,742           22,365             (1,122)           437,985            7.69
  Equity Securities
    Preferred stock                                110,532            2,535             (2,311)           110,756            7.21
    FHLB stock                                     254,440               --                 --            254,440            6.91
    Other stock                                          5                3                 --                  8              --
----------------------------------------------------------------------------------------------------------------------------------
                                                   364,977            2,538             (2,311)           365,204            7.00
----------------------------------------------------------------------------------------------------------------------------------
                                                   936,272           25,184             (4,421)           957,035            7.14
Mortgage-backed securities
  U.S. government agency:
    Due within one year                                  5               --                 --                  5            9.23
    Due after one but within five years             13,979               --               (130)            13,849            5.47
    After five but within 10 years                   9,479               24                (57)             9,446            6.44
    After 10 years                               5,923,040          141,777            (19,214)         6,045,603            6.91
----------------------------------------------------------------------------------------------------------------------------------
                                                 5,946,503          141,801            (19,401)         6,068,903            6.91
  Corporate:
    Due after five but within 10 years              18,614              901               (258)            19,257            7.14
    After 10 years                                 730,279            7,482            (12,409)           725,352            7.74
----------------------------------------------------------------------------------------------------------------------------------
                                                   748,893            8,383            (12,667)           744,609            7.72
----------------------------------------------------------------------------------------------------------------------------------
                                                 6,695,396          150,184            (32,068)         6,813,512            7.00
Derivative instruments:
  Interest rate exchange agreements                   (848)           2,225            (13,224)           (11,847)             --
  Interest rate cap agreements                      11,946               --             (2,531)             9,415              --
----------------------------------------------------------------------------------------------------------------------------------
                                                    11,098            2,225            (15,755)            (2,432)             --
----------------------------------------------------------------------------------------------------------------------------------
                                               $ 7,642,766        $ 177,593        $   (52,244)       $ 7,768,115            7.02 %
==================================================================================================================================

                                                                               December 31, 1994
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                          Amortized         Unrealized        Unrealized        Fair Value           Yield
                                                  Cost              Gains             Losses                                (1)
--------------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
    Due within one year                        $    66,937        $      --        $      (887)       $   66,050           4.17 %
    Due after one but within five years            292,869                7            (15,281)          277,595           5.52
    After five but within 10 years                   9,469               --               (254)            9,215           6.08
    After 10 years                                  70,340               --             (2,316)           68,024           5.97
--------------------------------------------------------------------------------------------------------------------------------
                                                   439,615                7            (18,738)          420,884           5.39
  Corporate debt obligations:
    Due after one but within five years             83,255              231             (2,232)           81,254           6.71
    After five but within 10 years                  50,609              296             (2,980)           47,925           7.50
    After 10 years                                   6,502               23               (644)            5,881           7.65
--------------------------------------------------------------------------------------------------------------------------------
                                                   140,366              550             (5,856)          135,060           7.03
  Equity Securities
    Preferred stock                                 35,457               --             (1,790)           33,667           9.95
    FHLB stock                                     230,311               --                 --           230,311           6.00
    Other stock                                      1,032               --                 --             1,032             --
--------------------------------------------------------------------------------------------------------------------------------
                                                   266,800               --             (1,790)          265,010           6.48
--------------------------------------------------------------------------------------------------------------------------------
                                                   846,781              557            (26,384)          820,954           6.01
Mortgage-backed securities
  U.S. government agency:
    Due after one but within five years             52,036               --             (4,191)           47,845           5.18
    After five but within 10 years                   6,152                9                 (2)            6,159           7.78
    After 10 years                               1,475,882            1,272            (60,088)        1,417,066           6.51
--------------------------------------------------------------------------------------------------------------------------------
                                                 1,534,070            1,281            (64,281)        1,471,070           6.47
  Corporate:
    Due after five but within 10 years               9,716               --               (280)            9,436           5.46
    After 10 years                                 355,657              511            (16,173)          339,995           6.14
--------------------------------------------------------------------------------------------------------------------------------
                                                   365,373              511            (16,453)          349,431           6.12
--------------------------------------------------------------------------------------------------------------------------------
                                                 1,899,443            1,792            (80,734)        1,820,501           6.40
Derivative instruments:
  Interest rate exchange agreements                 (2,360)          21,014                 --            18,654             --
  Interest rate cap agreements                       8,766           32,924                 --            41,690             --
--------------------------------------------------------------------------------------------------------------------------------
                                                     6,406           53,938                 --            60,344             --
--------------------------------------------------------------------------------------------------------------------------------
                                               $ 2,752,630        $  56,287        $  (107,118)       $2,701,799           6.14 %
================================================================================================================================

(1)  Weighted average yield at end of year.

          Proceeds from sales of investment securities in the available-for-sale portfolio during 1995 and 1994 were $332.0 million and $73.4 million. The Company realized $2.6 million in gains and $2.1 million in losses on these sales during 1995. Similarly, the Company realized $770,000 in gains and $100,000 in losses on sales during 1994. Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1995 and 1994 were $888.0 million and $261.7 million. The Company realized $12.3 million in gains and $16.0 million in losses on these sales during 1995 and $3.6 million in gains and $469,000 in losses on these sales during 1994.

          Available-for-sale mortgage-backed securities with a book value of $4,545.0 million and $1,644.0 million and a market value of $4,642.0 million and $1,573.4 million at December 31, 1995 and 1994, were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

          There were no sales out of the held-to-maturity portfolio during 1995 and 1994. During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. On December 1, 1995, Washington Mutual elected to take advantage of this opportunity and reclassified held to maturity securities with a book value of $3,501.2 million and gross unrealized gains of $53.7 million and gross unrealized losses of $24.1 million. No transfers between the held-to-maturity and available-for-sale categories were made during 1994.

          At December 31, 1995, net unrealized gains on the available-for-sale portfolio were $138.8 million and unrealized losses on the derivative instruments designated against this portfolio were $13.5 million, resulting in a combined net unrealized gain included as a separate component of stockholders' equity (on an after-tax basis) of $78.3 million. At December 31, 1994, net unrealized losses on the available-for-sale portfolio were $104.7 million and unrealized gains on the derivative instruments designated against this portfolio were $53.9 million, resulting in a combined net unrealized loss included as a separate component of stockholders' equity (on an after-tax basis) of $32.1 million.

          On December 31, 1995, the Company held $744.6 million of private-issue securities. Of that amount, 14 percent were of the highest investment grade
(AAA), 66 percent were rated investment grade (AA or A), 13 percent were rated lowest investment grade (BBB) and 7 percent were rated below investment grade (BB or below). During 1995, the Company realized $8.4 million in losses on securities in the below investment grade portfolio.

          As of December 31, 1995, the Company had mortgage-backed securities in excess of 10% of stockholders' equity, with book value and market value of $168.0 million from a single issuer, the Resolution Trust Corporation.

NOTE 5:  HELD-TO-MATURITY SECURITIES

          Held-to-maturity securities classified by type and contractual maturity date consisted of the following:

                                                                          December 31, 1995
-----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         Amortized      Unrealized      Unrealized      Fair Value          Yield
                                                 Cost           Gains           Losses                             (1)
-----------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
    After five but within 10 years             $  6,592       $    906        $      --        $  7,498            8.09%
-----------------------------------------------------------------------------------------------------------------------
                                                  6,592            906               --           7,498            8.09
  Corporate debt obligations:
    Due within one year                           2,034             --               (7)          2,027            4.73
    Due after one but within five years          31,123          2,895               --          34,018            8.67
    After five but within 10 years               22,536          2,472               --          25,008            8.38
    After 10 years                               17,162          2,310               (9)         19,463            8.91
-----------------------------------------------------------------------------------------------------------------------
                                                 72,855          7,677              (16)         80,516            8.54
  Municipal Obligations:
    Due within one year                           1,090              1               --           1,091            6.85
    Due after one but within five years           1,658             89               --           1,747            7.44
    After five but within 10 years               36,202          2,083               --          38,285            6.88
    After 10 years                               53,371          2,908               --          56,279            6.37
-----------------------------------------------------------------------------------------------------------------------
                                                 92,321          5,081               --          97,402            6.59
-----------------------------------------------------------------------------------------------------------------------
                                                171,768         13,664              (16)        185,416            7.50
Mortgage-backed securities
  U.S. government agency:
    After 10 years                                1,018             87               --           1,105           10.25
-----------------------------------------------------------------------------------------------------------------------
                                                  1,018             87               --           1,105           10.25
-----------------------------------------------------------------------------------------------------------------------
                                               $172,786       $ 13,751        $     (16)       $186,521            7.52%
=======================================================================================================================


                                                                             December 31, 1994
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         Amortized        Unrealized        Unrealized        Fair Value          Yield
                                                 Cost             Gains             Losses                               (1)
-----------------------------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations
    Due within one year                        $      191       $      --        $        (2)       $      189          6.10 %
    Due after one but within five years            23,972               1               (478)           23,495          6.81
    After five but within 10 years                  8,557              --                (61)            8,496          7.75
-----------------------------------------------------------------------------------------------------------------------------
                                                   32,720               1               (541)           32,180          7.06
  Corporate debt obligations:
    Due within one year                             6,202              14                (75)            6,141          5.39
    Due after one but within five years            95,607           1,914             (3,644)           93,877          8.00
    After five but within 10 years                172,708             727            (13,781)          159,654          7.24
    After 10 years                                 95,857             493             (8,831)           87,519          7.80
-----------------------------------------------------------------------------------------------------------------------------
                                                  370,374           3,148            (26,331)          347,191          7.55
  Municipal Obligations:
    Due within one year                               806               3                 --               809          8.33
    Due after one but within five years             1,662               7                (14)            1,655          7.15
    After five but within 10 years                 26,968             812               (636)           27,144          6.51
    After 10 years                                 51,326           1,867               (753)           52,440          6.88
-----------------------------------------------------------------------------------------------------------------------------
                                                   80,762           2,689             (1,403)           82,048          6.78
-----------------------------------------------------------------------------------------------------------------------------
                                                  483,856           5,838            (28,275)          461,419          7.38
Mortgage-backed securities
  U.S. government agency:
    Due within one year                                 4              --                 --                 4          6.72
    After five but within 10 years                 12,296              --             (1,019)           11,277          6.13
    After 10 years                              2,031,920              38           (175,624)        1,856,334          7.15
-----------------------------------------------------------------------------------------------------------------------------
                                                2,044,220              38           (176,643)        1,867,615          7.14
Corporate:
    Due within one year                                15              --                 --                15          9.23
    Due after one but within five years                51               2                 (1)               52         10.44
    Due after five but within 10 years                548              13                 --               561         11.06
    After 10 years                                117,504             252             (3,861)          113,895          7.04
-----------------------------------------------------------------------------------------------------------------------------
                                                  118,118             267             (3,862)          114,523          7.06
-----------------------------------------------------------------------------------------------------------------------------
                                                2,162,338             305           (180,505)        1,982,138          7.14
-----------------------------------------------------------------------------------------------------------------------------
                                               $2,646,194          $6,143         $ (208,780)       $2,443,557          7.18%
=============================================================================================================================


(1)  Weighted average yield at end of year.

          No held-to-maturity securities were pledged as collateral as of December 31, 1995. Held-to-maturity mortgage-backed securities with a book value of $1,995.6 million and a market value of $1,828.0 million at December 31, 1994 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

NOTE 6:  LOANS

          Loans and loans held for sale consisted of the following:

                                                                     December 31,
------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995             1994
------------------------------------------------------------------------------------------------
Real Estate
  Residential                                                       $7,861,990       $8,100,930
  Residential construction                                             615,814          549,271
  Commercial real estate                                             1,867,347        1,805,951
------------------------------------------------------------------------------------------------
                                                                    10,345,151       10,456,152
Second mortgage and other consumer                                   1,886,133        1,745,897
Manufactured housing                                                   767,717          646,605
Commercial business                                                    179,568          129,048
Reserve for loan losses                                              (143,319)        (132,499)
------------------------------------------------------------------------------------------------
                                                                   $13,035,250      $12,845,203
================================================================================================


          Included in the table above are loans held-for-sale of $9.7 million and $3.6 million at December 31, 1995 and 1994.


          Nonaccrual loans totaled $44.8 million and $33.5 million at December 31, 1995 and 1994. If interest on these loans had been recognized, such income would have been $3.7 million and $2.8 million for 1995 and 1994. Loans under foreclosure were $24.9 million and $28.1 million at December 31, 1995 and 1994. In addition, at December 31, 1995 and 1994, the Company had troubled debt restructurings aggregating $18.2 million and $10.3 million. During 1995 and 1994, these troubled debt restructurings returned a net yield of 8.69 percent and 8.53 percent, thereby contributing $1.6 million and $878,000 to interest income. Had these loans not been restructured and interest accrued at their original rates, the additional interest income would have been $82,000 and $93,000 for 1995 and 1994.

          At December 31, 1995, loans totaling $99.7 million were impaired of which $67.0 million had allocated reserves of $10.9 million. The remaining $32.7 million were either nonperforming or previously written down, and had no reserves allocated to them. Of the $99.7 million of impaired loans, $12.1 million were on nonaccrual status, $10.1 million were under foreclosure and $77.5 million (including $8.8 million of troubled debt restructurings) were performing but judged to be impaired. The average balance of impaired loans during the year was $108.6 million and the Company recognized $7.7 million of related interest income. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days delinquent or under foreclosure in which case interest income is recorded on the cash basis. An immaterial amount of interest income was recorded on the cash basis during 1995.

          Loans and loans held-for-sale, exclusive of reserve for loan losses, by geographic concentration were as follows:

                                                                           December 31, 1995
---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                      Washington         Oregon    California          Utah   Other States           Total
---------------------------------------------------------------------------------------------------------------------------------

Real estate:
  Residential                               $5,668,638     $1,450,311      $296,816      $107,423       $338,802     $ 7,861,990
  Residential construction                     345,163        224,117             -        23,321         23,213         615,814
  Apartment buildings                          591,764        201,452        61,817        30,889         52,611         938,533
  Other commercial real estate                 425,240        264,235       143,319        37,595         58,425         928,814
---------------------------------------------------------------------------------------------------------------------------------

                                             7,030,805      2,140,115       501,952       199,228        473,051      10,345,151
Second mortgage and other consumer           1,519,796        344,708           229        10,749         10,651       1,886,133
Manufactured housing                           567,012        166,322             -         7,317         27,066         767,717
Commercial business                             57,882        121,519             -             -            167         179,568
---------------------------------------------------------------------------------------------------------------------------------
                                            $9,175,495      $2,772,664     $502,181      $217,294       $510,935     $13,178,569
=================================================================================================================================


          Loans and loans held-for-sale, exclusive of reserve for loan losses, deferred loan fees and premiums and discounts, by maturity or repricing date were as follows:


(dollars in thousands)                                       December 31, 1995
-------------------------------------------------------------------------------
Adjustable rate loans:
  Due within one year                                               $3,751,568
  After one but within five years                                    1,841,414
  After five but within 10 years                                        90,925
  After 10 years                                                        21,853
-------------------------------------------------------------------------------
                                                                     5,705,760
Fixed rate loans:
  Due within one year                                                  386,049
  After one but within five years                                    1,283,863
  After five but within 10 years                                     1,626,446
  After 10 years                                                     4,209,852
-------------------------------------------------------------------------------
                                                                     7,506,210
-------------------------------------------------------------------------------
                                                                   $13,211,970
===============================================================================


          In addition to loans the Company serviced for its own portfolio, it serviced loans of $5,216.4 million and $4,015.4 million at December 31, 1995 and 1994 for U.S. government agencies, institutions and private investors.

          Unamortized deferred loan fees, which are netted in the loan balances above, were $74.6 million and $94.4 million at December 31, 1995 and 1994.

          At December 31, 1995, the Company had $591.2 million in fixed-rate mortgage loan commitments, $369.2 million in adjustable-rate mortgage loan commitments, $72.0 million in commercial business loan commitments and $576.5 million in undisbursed lines of credit.

          It is the policy of Washington Mutual to not grant loans to employees who hold the position of Senior Vice President or above.

NOTE 7:  RESERVE FOR LOAN LOSSES

          Changes in the reserve for loan losses were as follows:

                                                                               Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                       1995         1994        1993
--------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                $    132,499    $119,315    $58,075
Provision for loan losses                                                       11,150      20,400     35,225
Reserves added through business combinations                                     5,372         921     46,000
Reserves charged off:
  Residential                                                                  (1,214)     (1,604)    (1,612)
  Residential construction                                                       (125)       (190)      (297)
  Commercial real estate                                                       (1,260)     (2,353)   (13,832)
  Manufactured housing, second mortgage and other consumer                     (5,378)     (5,460)    (2,993)
  Commercial business                                                            (813)     (2,065)    (3,065)
--------------------------------------------------------------------------------------------------------------
                                                                               (8,790)    (11,672)   (21,799)
Reserves recovered:
  Residential                                                                      171          17         45
  Residential construction                                                          47          --         --
  Commercial real estate                                                         1,687       1,958        889
  Manufactured housing, second mortgage and other consumer                         701       1,117        768
  Commercial business                                                              482         443        112
--------------------------------------------------------------------------------------------------------------
                                                                                 3,088       3,535      1,814
-------------------------------------------------------------------------------------------------------------
Balance, end of year                                                      $    143,319    $132,499   $119,315
==============================================================================================================

          As part of the ongoing process to determine the adequacy of the reserve for loan losses, the Company reviews the components of its loan portfolio for specific risk of principal loss. Reserves are then allocated for impaired loans. An analysis of the reserve for loan losses was as follows:

                                                                                    December 31,
------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                         1995             1994
------------------------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                                                         $ 10,770          $ 15,594
  Residential construction                                                            158             1,327
------------------------------------------------------------------------------------------------------------
                                                                                   10,928            16,921
Unallocated reserves                                                              132,391           115,578
------------------------------------------------------------------------------------------------------------
                                                                                 $143,319          $132,499
============================================================================================================
Total reserve for loan losses as a percentage of:
  Total loans                                                                       1.10%             1.03%
  Nonperforming loans                                                              205.62            214.98

NOTE 8:  REO

          REO consisted of the following:

                                                                                     December 31,
-----------------------------------------------------------------------------------------------------
(dollars in thousands)                                                             1995         1994
-----------------------------------------------------------------------------------------------------
Real estate acquired through forclosure                                         $30,421      $24,648
Other repossessed assets                                                          1,018          979
Reserve for losses                                                              (6,375)      (6,505)
-----------------------------------------------------------------------------------------------------
                                                                                $25,064      $19,122
=====================================================================================================

          Changes in the REO reserve for losses were as follows:

                                                    Year Ended December 31
-----------------------------------------------------------------------------
(dollars in thousands)                          1995         1994        1993
-----------------------------------------------------------------------------
Balance, beginning of year                    $6,505       $5,475    $ 11,239
Provision for REO losses                           -          100       7,300
Reserves charged-off, net of recoveries         (130)         930     (13,064)
-----------------------------------------------------------------------------
Balance, end of year                          $6,375       $6,505    $  5,475
=============================================================================


          REO operations, inclusive of write-downs were as follows:

                                                  Year Ended December 31
-----------------------------------------------------------------------------
(dollars in thousands)                          1995         1994        1993
-----------------------------------------------------------------------------
Income from operations                        $2,343        $  88    $    665
Gain on Sale of REO                            5,007            -         340
Provision for REO losses                           -         (100)     (7,300)
-----------------------------------------------------------------------------
                                              $7,350        $ (12)    $(6,295)
=============================================================================

NOTE 9:  PREMISES AND EQUIPMENT

          Premises and equipment consisted of the following:

                                                  December 31,
--------------------------------------------------------------------
(dollar in thousands)                         1995              1994
--------------------------------------------------------------------
Furniture and Equipment                  $ 143,910         $ 141,311
Buildings                                  116,934            89,978
Leasehold Improvements                      32,931            35,280
--------------------------------------------------------------------
                                           293,775           266,569
Accumulated Depreciation                  (112,594)         (105,355)
--------------------------------------------------------------------
                                           181,181           161,214
Land                                        37,875            37,362
--------------------------------------------------------------------
                                         $ 219,056         $ 198,576
====================================================================

          Depreciation expense for 1995, 1994 and 1993 was $24.0 million, $20.9 million and $15.2 million.

          The Company has noncancelable operating leases for financial centers, office facilities and equipment. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $27.5 million for 1995 and $25.9 million in both 1994 and 1993.

          Future minimum net rental commitments, including maintenance and other associated costs, for all noncancelable leases were as follows:

                                                December 31, 1995
-----------------------------------------------------------------------
(dollars in thousands)                         Land &       Furniture &
                                             Buildings       Equipment
-----------------------------------------------------------------------
Commitments:
    Due within one year                      $ 20,676           $3,882
    After one but within two years             19,796            2,822
    After two but within three years           18,453            1,630
    After three but within four years          17,476              652
    After four but within five years           16,671                -
    After five years                           61,896                -
-----------------------------------------------------------------------
                                             $154,968           $8,986
=======================================================================

          In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement establishes accounting standards for the impairment of long-lived assets that either will be held and used in operations or that will be disposed of. Effective January 1, 1996, the Company adopted SFAS No. 121. The adoption hass not had a material impact on the results of operations or financial condition of the Company.

NOTE 10:  GOODWILL AND OTHER INTANGIBLE ASSETS

          Goodwill and other intangible assets consisted of the following:

                                                                           December 31,
----------------------------------------------------------------------------------------------
(dollars in thousands)                                                       1995         1994
----------------------------------------------------------------------------------------------
Washington Mutual Bank, net of amortization of $98,654 and $71,366       $159,259     $186,547
Murphey Favre and Composite Research & Management Co., net of                   -            -
  amortization of $9,389 and $8,653                                         1,468        2,203
Mutual Travel, Inc., net of amortization of $3,136                              -        1,799
Other, net of amortization of $85 and $36                                     400          449
----------------------------------------------------------------------------------------------
                                                                         $161,127     $190,998
==============================================================================================


          Goodwill and other intangible assets result from business combinations accounted for as a purchase of assets and an assumption of liabilities. Other intangible assets primarily consist of core deposit intangibles and covenants-not-to-compete resulting from acquisitions of thrift branch systems. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which ranges from three to 10 years. The average remaining amortization period at December 31, 1995 was approximately six years. The Company periodically evaluates goodwill and other intangible assets for impairment. The level of goodwill and other intangible assets at December 31, 1995 was supported by the value attributed to the retail operations of acquired financial institutions.

          During 1993, the acquisition of Pacific First Bank ("Pacific First") was accounted for as a purchase of assets and assumption of liabilities and increased goodwill and other intangible assets by $178.2 million.

NOTE 11:  DEPOSITS

          Deposits consisted of the following:

                                                 December 31,
--------------------------------------------------------------------------
(dollars in thousands)                            1995                1994
--------------------------------------------------------------------------
Checking Accounts:
   Interest Bearing                        $   794,014         $   798,465
   Noninterest Bearing                         557,072             457,916
--------------------------------------------------------------------------
                                             1,351,086           1,256,381
Savings accounts                               962,399           1,179,447
Money market accounts                        3,006,122           2,439,917
Time deposit accounts
   Due within one year                       4,700,530           3,998,652
   After one but within two years              605,791             765,881
   After two but within three years            246,113             313,109
   After three but within four years           178,983             197,277
   After four but within five years            165,617             222,138
   After five years                             89,795              60,086
--------------------------------------------------------------------------
                                             5,986,829           5,557,143
--------------------------------------------------------------------------
                                           $11,306,436         $10,432,888
==========================================================================

          Time certificates of deposit in amounts of $100,000 or more totaled $1,321.7 million and $1,203.8 million at December 31, 1995 and 1994. At December 31, 1995, $484.9 million of these deposits mature within three months, $313.6 million mature in three months to six months, $269.3 million mature in six months to one year, and $253.9 million mature after one year.

          Financial data pertaining to the weighted average cost of deposits were as follows:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
                                                           1995    1994     1993
--------------------------------------------------------------------------------
Weighted daily average interest rate during the year      4.55%   3.76%    3.85%

NOTE 12:  FEDERAL FUNDS PURCHASED

          The Company purchased federal funds from a variety of counterparties during 1995. All federal funds purchased had maturities of thirty days or less, with the majority having maturities of one day. As of December 31, 1995, the balance of federal funds purchased was $430.0 million.

          Financial data pertaining to the weighted average cost, the level of federal funds purchased, and the related interest expense were as follows:

                                                                Year Ended December 31,
---------------------------------------------------------------------------------------
(dollars in thousands)                                           1995     1994     1993
---------------------------------------------------------------------------------------
Weighted average interest rate at end of year                   5.83%        -        -
Weighted daily average interest rate during the year             5.84        -        -
Daily average balance of federal funds purchased             $264,888        -        -
Maximum amount of federal funds purchased at any month end    998,000
Interest expense during the year                               15,460        -        -


NOTE 13:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

          Securities sold under agreements to repurchase consisted of the following:

                                             December 31,
--------------------------------------------------------------------
(dollars in thousands)                            1995          1994
--------------------------------------------------------------------
Reverse repurchase agreements               $3,579,820    $2,077,209
Dollar repurchase agreements                   386,000       519,000
--------------------------------------------------------------------
                                            $3,965,820    $2,596,209
====================================================================


          The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to broker-dealers and customers. The securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction or were held by a safekeeping agent for the Company's account. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations. The securities underlying the agreements with customers were held in a segregated account by a safekeeping agent for the Company.

          Scheduled maturities or repricing of securities sold under agreements to repurchase were as follows:

                                                          December 31,
-------------------------------------------------------------------------------
(dollars in thousands)                                      1995           1994
-------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Due within 30 days                                     $2,676,777  $1,707,251
  After 30 but within 90 days                               397,178           -
  After 90 but within 180 days                              392,361     394,123
  After 180 but within one year                                   -     244,360
  After one year                                            499,504     250,475
-------------------------------------------------------------------------------
                                                         $3,965,820  $2,596,209
===============================================================================


          Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase and the related interest expense were as follows:

                                                                   Year Ended December 31,
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1995            1994         1993
----------------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                            5.68%           5.64%         3.49%
Weighted daily average interest rate during the year                     5.91            4.47          3.84
Daily average of securities sold under agreements to
  repurchase                                                       $3,754,921      $2,206,363    $1,526,208
Maximum securities sold under agreements to repurchase
  at any month end                                                  4,545,140       2,676,447     2,173,693
Interest expense during the year
                                                                      221,735          98,568        58,614

NOTE 14:  ADVANCES FROM THE FHLB

          As members of the FHLB, WMB, WM Life and WMBfsb maintain credit lines that are percentages of their total regulatory assets, subject to collateralization requirements. At December 31, 1995, the credit lines were 17 percent, 19 percent and 45 percent of regulatory assets for WMB, WM Life and WMBfsb. Advances are collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB, by all FHLB stock owned, by deposits with the FHLB, and by certain mortgages or deeds of trust and securities of the U.S. government and agencies thereof.

          Scheduled maturities of advances from the FHLB were as follows:

                                                                    December 31,
-------------------------------------------------------------------------------------------------------
                                                     1995                           1994
-------------------------------------------------------------------------------------------------------
(dollars in thousands)                          Amount         Ranges of       Amount         Ranges of
                                                          Interest Rates                 Interest Rates
-------------------------------------------------------------------------------------------------------
FHLB advances:
  Due within one year                       $1,896,718     4.74%-8.35%      $1,456,133     3.95%- 7.89%
  After one but within two years             1,321,000     4.38 - 8.45       1,369,852     4.74 - 5.78
  After two but within three years             457,000     5.71 - 8.50         774,478     4.38 - 5.60
  After three but within four years              7,000     8.50 - 8.50          57,575     5.95 - 5.99
  After four but within five years               5,137     6.25 - 6.89          60,403     6.19 - 6.28
  After five years                              24,547     2.80 - 8.65          19,170     4.50 - 8.65
------------------------------------------------------------------------------------------------------
                                            $3,711,402                      $3,737,611
======================================================================================================


          Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense were as follows:

                                                               Year Ended December 31,
------------------------------------------------------------------------------------------------------
(dollars in thousands)                                         1995              1994             1993
------------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                  5.64%             5.66%            3.82%
Weighted daily average interest rate during the year           5.63%             4.80%            4.19%
Daily average of FHLB advances                           $3,046,722        $3,002,174       $1,573,678
Maximum FHLB advances at any month end                    3,711,402         3,737,611        2,079,934
Interest expense during the year                            171,564           144,163           65,890

NOTE 15:  OTHER BORROWINGS

          Other borrowings consisted of the following:

                                                         December 31,
------------------------------------------------------------------------------------------------------
                                             1995                                1994
------------------------------------------------------------------------------------------------------
(dollars in thousands)               Amount             Range of        Amount                Range of
                                                  Interest Rates                        Interest Rates
------------------------------------------------------------------------------------------------------
Senior Notes due 2005              $147,845                 7.46%            -                       -%
Notes Payable due 1998               76,405          6.13 - 8.00        79,039             6.13 - 8.75
Other Borrowings                        803                   10%          852                      10%
------------------------------------------------------------------------------------------------------
                                   $225,053                            $79,891
======================================================================================================


          In August 1995, the Company issued $150.0 million of senior notes bearing an interest rate of 7.25%. The notes are due August 15, 2005 and may not be redeemed prior to maturity. As part of the acquisition of Pacific First, the Company assumed a $75.0 million note payable to the City of Tampa. The City of Tampa issued capital improvement revenue bonds in 1988 and invested a portion of the receipts with Pacific First. The note matures in 1998 and is subject to periodic withdrawals.

          Financial data pertaining to the weighted average cost, the level of other borrowings and the related interest expense were as follows:

                                                            Year Ended December 31,
-------------------------------------------------------------------------------------------------
(dollars in thousands)                                        1995             1994          1993
-------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                 6.88%            6.13%         6.21%
Weighted daily average interest rate during the year          6.67             6.25          6.20
Daily average of other borrowings                         $131,169          $81,951       $68,504
Maximum other borrowings at any month end                  226,017           82,925        89,548
Interest expense during the year                             8,746            5,125         4,245

NOTE 16:  INTEREST RATE RISK MANAGEMENT

          From time to time, the following strategies may be used by the Company to reduce its exposure to interest rate risk: the origination and purchase of adjustable-rate mortgage loans and the purchase of adjustable-rate mortgage-backed securities; the sale of fixed-rate residential mortgage loan production or fixed-rate mortgage-backed securities; and the use of derivative instruments, such as interest rate exchange agreements and interest rate cap agreements.

          As of December 31, 1995, interest-sensitive assets of $9,682.1 million and interest-sensitive liabilities of $14,492.2 million were scheduled to mature or reprice within one year. At December 31, 1995, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $1,165.0 million and $2,550.0 million. Without these instruments the Company's one-year gap at December 31, 1995 would have been a negative 21.46 percent as opposed to a negative 13.32 percent.

          Interest rate exchange agreements and interest rate cap agreements expose the Company to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where the Company is in a favorable position. The Company controls the credit risk associated with its interest rate exchange agreements and interest rate cap agreements through counterparty credit review, counterparty exposure limits and monitoring procedures.

          The Company's use of derivative instruments reduces the negative effect that changing interest rates may have on net interest income. The Company uses such instruments to reduce the volatility of net interest income over an interest rate cycle. None of the Company's derivative instruments are what are termed leveraged derivative instruments. These types of instruments are riskier than the derivatives used by the Company in that they have significant embedded options that enhance the performance in certain circumstances but dramatically reduce the performance in other circumstances.

          From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost effectively meet policy objectives. Often such instruments are within one year of maturity. During 1995, the Company terminated an interest rate exchange agreement with a notional value of $75.0 million and recorded a deferred gain of $845,000. There were no other terminations of interest rate exchange agreements or interest rate cap agreements in 1995. During 1994, the Company terminated interest rate exchange agreements with a notional value of $370.0 million for deferred gains of $1.4 million and deferred losses of $4.8 million. In 1993, interest rate exchange agreements with a notional value of $90.0 million were terminated and deferred losses of $3.4 million were recorded. During 1994, the Company terminated interest rate cap agreements with a notional value of $375.0 million and deferred gains of $860,000 were recorded. No interest rate cap agreements were terminated in 1993.

          Scheduled maturities of interest rate exchange agreements were as follows:

                                                                             December 31, 1995
--------------------------------------------------------------------------------------------------------------------------
                                                    Notional       Short-Term         Long-Term       Carrying       Fair
(dollars in thousands)                              Amount         Receipt Rate(1)    Payment Rate       Value       Value
--------------------------------------------------------------------------------------------------------------------------
Designated against available-for-sale securities:
  Due within one year                               $  465,000         5.13%           5.92%         $  1,528     $  1,528
  After one but within two years                       200,000         6.83            5.88            (4,144)      (4,144)
  After two but within three years                     300,000         6.05            5.92            (5,244)      (5,244)
  After three years                                    200,000         6.88            5.88            (3,987)      (3,987)
--------------------------------------------------------------------------------------------------------------------------
                                                    $1,165,000         5.96%           5.89%         $(11,847)    $(11,847)
==========================================================================================================================

                                                                         December 31, 1994
----------------------------------------------------------------------------------------------------------------------
                                             Notional     Short-Term          Long-Term          Carrying       Fair
(dollars in thousands)                         Amount     Receipt Rate(1)     Payment Rate          Value       Value
----------------------------------------------------------------------------------------------------------------------
Designated against available-for-sale
   securities:
  Due within one year                        $150,000           6.38%                4.33%         $ 4,700     $ 4,700
  After one but within two years              350,000           5.69                 4.54           13,954      13,954
Designated against short term
  borrowings and deposits:
  Due within one year                          69,000           5.79                 7.46               --        (209)
  After one but within two years              190,000           5.80                 6.75               --       2,319
----------------------------------------------------------------------------------------------------------------------
                                             $759,000           5.86%                5.32%         $18,654     $20,764
======================================================================================================================

(1) The terms of each agreement have specific London Interbank Offering Rate reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

          Scheduled maturities of interest rate cap agreements were as follows:

                                                                            December 31, 1995
---------------------------------------------------------------------------------------------------------------------
                                                         Notional       Strike     Short-Term    Carrying     Fair
(dollars in thousands)                                     Amount         Rate     Receipt Rate    Value       Value
---------------------------------------------------------------------------------------------------------------------
Designated against available for sale securities:
  Due within one year(1)                                 $1,425,000       5.34%        5.90%       $4,484      $4,484
  After one but within two years(2)                         875,000       5.85         5.83         3,799       3,799
  After two but within three years(3)                       250,000       6.05         5.90         1,132       1,132
---------------------------------------------------------------------------------------------------------------------
                                                         $2,550,000       5.59%        5.87%       $9,415      $9,415
=====================================================================================================================


(1) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%

(2) Includes $600.0 million notional amount with a weighted average cap ceiling of 7.75%

(3) Includes $250.0 million notional amount with a weighted average cap ceiling of 7.65%

                                                                          December 31, 1994
----------------------------------------------------------------------------------------------------------------------
                                                        Notional       Strike       Short-Term    Carrying      Fair
(dollars in thousands)                                  Amount         Rate        Receipt Rate    Value       Value
----------------------------------------------------------------------------------------------------------------------
Designated against available for sale securities:
  Due after one but within two years                    $  600,000       5.13%         5.76%       $24,936     $24,936
  After two years                                          275,000       4.80          5.70         16,754      16,754
Designated against short term borrowings
  and deposits:
  Due after one but within two years(1)                    825,000       5.50          5.89             --      20,421
----------------------------------------------------------------------------------------------------------------------
                                                        $1,700,000       5.25%         5.81%       $41,690     $62,111
======================================================================================================================

(1) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%.

          Changes in interest rate exchange agreements and interest rate cap agreements were as follows:

                                                   Year Ended Dec. 31, 1995
------------------------------------------------------------------------------
                                                Interest Rate    Interest Rate
                                                  Exchange            Cap
(dollars in thousands)                           Agreements       Agreements
------------------------------------------------------------------------------
Notional balance, beginning of year                $759,000         $1,700,000
Purchases                                           700,000            850,000
Terminations and maturities                        (294,000)                --
------------------------------------------------------------------------------
Notional balance, end of year                    $1,165,000         $2,550,000
==============================================================================



          The unamortized balance of prepaid fees and deferred gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are scheduled to be amortized into interest expense as follows:

                                                                      December 31, 1995
-----------------------------------------------------------------------------------------------------------------
                                                Gain on        Gain on Short-      Loss on Short-           Net
                                             Available-For-    Term Borrowings     Term Borrowings         Gain
(dollars in thousands)                      Sale Securities     and Deposits        and Deposits          (Loss)
-----------------------------------------------------------------------------------------------------------------
1996                                             $1,152              $367              $(3,030)           $(1,511)
1997                                                 --                --                 (392)              (392)
1998                                                 --                --                  (81)               (81)
-----------------------------------------------------------------------------------------------------------------
Unamortized deferred gain (loss)                 $1,152              $367              $(3,503)           $(1,984)
=================================================================================================================

          Financial data pertaining to the weighted average net effective (benefit) cost, the level of interest rate exchange agreements and the related cost (benefit) were as follows:

                                                                            Year Ended December 31,
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                               1995           1994          1993
----------------------------------------------------------------------------------------------------------
Weighted average net effective (benefit) cost at end of year           (0.07)%        (0.54)%         2.92%
Weighted average net effective (benefit) cost during the year          (0.51)          1.73           4.25
Monthly average notional amount of interest rate exchange         $1,113,500     $  890,250       $670,767
agreements
Maximum notional amount of interest rate exchange
  agreements at any month end                                     1,382,000       1,125,000        855,000
Net cost included with interest expense on deposits                   3,887          15,289         24,268
  during the year
Net cost included with interest expense on borrowings                   902           1,426          4,210
   during the year
Net (benefit) included with interest income on available
  for securities during the year                                    (10,495)         (1,316)            --


          Financial data pertaining to the level of interest rate cap agreements and related net cost (benefit) were as follows:

                                                                                  Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                      1995          1994            1993
-----------------------------------------------------------------------------------------------------------------
Monthly average notional amount of interest rate cap                      $2,083,333    $1,064,583       $462,500
  agreements
Maximum notional amount of interest rate cap agreements
  at any month end                                                         2,550,000     1,700,000        675,000
Net cost (benefit) included with interest expense on deposits                  4,380          (301)           --
during the year
Net (benefit) cost included with interest income on available for sale
  securities during the year                                                  (5,340)        1,365            --

NOTE 17: GAIN (LOSS) ON SALE OF OTHER ASSETS, INCLUSIVE OF WRITE-DOWNS

          Gain (loss) on sale of other assets, inclusive of write-downs consisted of the following:

                                         Year Ended December 31,
-----------------------------------------------------------------------
(dollars in thousands)                    1995         1994        1993
-----------------------------------------------------------------------
Trading account securities            $   408        $  165     $    46
Available for sale securities          (3,342)        3,841       1,578
Held to maturity securities                 -             -      26,706
Premises and equipment                   (626)          140       1,397
Other                                   1,203           587      (3,641)
-----------------------------------------------------------------------
                                      $(2,357)       $4,733     $26,786
=======================================================================

NOTE 18: INCOME TAXES

          The provision for income taxes consisted of the following:

                                                 Year Ended December 31,
---------------------------------------------------------------------------
(dollars in thousands)                       1995         1994         1993
---------------------------------------------------------------------------
Current income tax expense               $ 87,913     $ 92,731      $77,390
Deferred income tax expense                19,591       15,428       17,399
---------------------------------------------------------------------------
                                         $107,504     $108,159      $94,789
===========================================================================

          In determining taxable income, savings banks are allowed bad debt deductions based on a percentage of taxable income or on actual experience. Each year, savings banks may select whichever method results in the most tax savings. The Company primarily used the percentage method in 1995 and 1994 and the experience method in 1993. Effective with the adoption of SFAS No. 109, this bad debt deduction is no longer treated as a permanent difference.

          The significant components of the Company's deferred tax liabilities and assets were as follows:

                                                      December 31,
------------------------------------------------------------------------
(dollars in thousands)                            1995              1994
------------------------------------------------------------------------
Deferred tax liabilities:
  Purchase accounting adjustments             $ 22,996          $ 37,331
  FHLB stock dividends                          42,100            35,783
  Deferred loan fees                            32,958            19,163
  Deferred gains                                50,947            11,655
  Other                                         51,593            32,194
------------------------------------------------------------------------
                                               200,594           136,126
Deferred tax assets:
  Book reserves                                 44,076            44,655
  Purchase accounting adjustments               12,318            16,167
  Deferred losses                                   --            12,166
  Other                                         19,411            18,436
------------------------------------------------------------------------
                                                75,805            91,424
------------------------------------------------------------------------
                                              $124,789          $ 44,702
========================================================================



          In April 1994, revenue procedures were issued allowing the Company to change its method of accounting for loan fees, effective for 1993. The change allowed the Company to defer the recognition of loan fees for income tax purposes.

          Under SFAS No. 115, the tax effect of net unrealized gains and losses on available-for-sale securities at December 31, 1995 and 1994 were included in the deferred tax liabilities and assets. The tax effect was made directly to stockholders' equity and was not included in the provision for income taxes.

          The change in the net deferred tax liability was as follows:

----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                        Year Ended December 31, 1995
----------------------------------------------------------------------------------------------------------
Deferred tax liability, beginning of year                                                        $  44,702
  Tax effect of valuation adjustment on available for sale securities                               57,044
  Deferred income tax expense                                                                       19,591
  Other adjustments                                                                                  3,452
----------------------------------------------------------------------------------------------------------
Deferred tax liability, end of year                                                               $124,789
==========================================================================================================


          Reconciliations between income taxes computed at statutory rates and income taxes included in the Consolidated Statements of Income were as follows:

                                                                              Year Ended December 31,
---------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                     1995         1994         1993
---------------------------------------------------------------------------------------------------------
Income taxes computed at statutory rates                               $107,556     $101,318     $100,028
  Tax effect of:                                                             --           --           --
    Amortization of goodwill and other intangible assets                  6,631        6,688        6,281
    Dividends received deduction                                           (987)        (506)        (441)
    Tax exempt income                                                    (1,973)      (1,680)      (1,924)
    Other                                                                (3,723)       2,339       (5,080)
---------------------------------------------------------------------------------------------------------
Income taxes before extraordinary items                                 107,504      108,159       98,864
  Tax effect of:
    Call of subordinated capital notes                                       --           --         (709)
    Penalty for prepayment of FHLB advances                                  --           --       (3,366)
---------------------------------------------------------------------------------------------------------
Income taxes included in the Consolidated Statements of Income         $107,504     $108,159     $ 94,789
=========================================================================================================

NOTE 19:  EXTRAORDINARY ITEMS

          Extraordinary items consisted of the following:

                                                 Year Ended December 31,
---------------------------------------------------------------------------
(dollars in thousands)                         1995         1994       1993
---------------------------------------------------------------------------
Call of subordinated capital notes               $-           $-   $ (2,266)
Penalty for prepayment of FHLB advances           -            -    (10,762)
---------------------------------------------------------------------------
                                                  -            -    (13,028)
Federal income tax benefits                       -            -      4,075
---------------------------------------------------------------------------
                                                 $-           $-   $ (8,953)
===========================================================================


          On September 15, 1993, the Company redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. The Company prepaid $432.6 million in advances from the FHLB during 1993.

NOTE 20:  STOCKHOLDERS' EQUITY

COMMON STOCK

          In the third quarter of 1993, Washington Mutual's Board of Directors declared a 50 percent stock dividend on its shares of common stock. The stock dividend had the effect of a three-for-two stock split. Cash dividends declared, as adjusted for the above mentioned stock dividend, were as follows:

                                    Year Ended December 31,
----------------------------------------------------------------
(dollars in thousands)           1995(1)      1994(1)     1993(1)
----------------------------------------------------------------
First quarter                     $0.19        $0.16       $0.10
Second quarter                     0.19         0.17        0.11
Third quarter                      0.19         0.18        0.14
Fourth quarter                     0.20         0.19        0.15

(1) cash dividends per common share represent historical dividends per share paid by Washington Mutual prior to business combinations.

          Not only is the dividend policy of Washington Mutual influenced by legal, regulatory and economic restrictions, but it is also predicated on the ability of its subsidiaries to declare and pay dividends to Washington Mutual. These subsidiaries are in turn subject to legal and regulatory restrictions on their ability to pay dividends.

          Retained earnings of the Company at December 31, 1995 included a pre-1988 thrift bad debt reserve for tax purposes of $220.6 million for which no federal income taxes had been provided. In the future, if this thrift bad debt reserve is used for any purpose other than to absorb bad debt losses, if any of the banking subsidiaries do not meet the 60 percent qualified assets test or if legislation is enacted requiring recapture of all thrift bad debt reserves, the Company will incur a federal income tax liability at the then prevailing corporate tax rate.

          On October 16, 1990, the Company's Board of Directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on October 31, 1990. The rights have certain anti-takeover effects. They are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all shareholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of the Company.

PREFERRED STOCK

          In August 1989, the Company issued 1,300,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series A, at $50 per share for net proceeds of $63.2 million. In January 1993, the Company issued a notice of redemption to all holders of its Preferred Stock, Series A. Virtually all holders of the Preferred Stock, Series A, converted their shares into common stock prior to the redemption date of February 12, 1993.

          In December 1992, the Company issued 2,800,000 shares of Noncumulative Perpetual Preferred Stock, Series C, at $25 per share for net proceeds of $67.4 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $2.28 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1997, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 47,500 shares of its stock.

          Also in December 1992, the Company issued 1,400,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series D, at $100 per share for net proceeds of $136.4 million. The stock has a liquidation preference of $100 per share plus dividends accrued and unpaid for the then current dividend period. The stock is convertible at a rate of 3.870891 shares of common stock per share of preferred stock (after adjustment for the third quarter 1993 50 percent stock dividend discussed below). Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $6.00 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after December 31, 1996 at an initial redemption price of $103.60 per share. The redemption price declines to $100 per share by the year 2003.

          In September 1993, the Company issued 2,000,000 shares of Noncumulative Perpetual Preferred Stock, Series E, at $25 per share for net proceeds of $48.2 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after September 15, 1998, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 30,000 shares of its stock.

          The Preferred Stocks, Series C, Series D and Series E, are senior to common stock as to dividends and liquidation, but they do not confer general voting rights.

NOTE 21: EARNINGS PER COMMON SHARE

          Primary earnings per common share have been calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of shares outstanding for the period. Fully diluted earnings per common share assume conversion of the outstanding convertible preferred stock.

          Information used to calculate earnings per share was as follows:

                                                                            Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1995              1994             1993
-----------------------------------------------------------------------------------------------------------------
Net income                                                         $    199,801      $   181,322      $   188,583
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                     (6,384)           (6,384)          (5,628)
  Noncumulative Perpetual, Series E                                     (3,800)           (3,800)            (538)
  Noncumulative Convertible Perpetual, Series D                         (8,400)           (8,400)          (7,392)
-----------------------------------------------------------------------------------------------------------------
Net income attributable to primary common stock                    $   181,217       $   162,738      $   175,025
=================================================================================================================
Net income                                                             199,801           181,322          188,583
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                     (6,384)           (6,384)          (5,628)
  Noncumulative Perpetual, Series E                                     (3,800)           (3,800)            (538)
-----------------------------------------------------------------------------------------------------------------
Net income attributable to fully diluted common stock              $   189,617       $   171,138      $   182,417
=================================================================================================================
Average number of common shares outstanding:

  Primary                                                           70,061,144        66,361,794       64,808,073
  Noncumulative Convertible Perpetual, Series A                             --                --          643,121
  Noncumulative Convertible Perpetual, Series D                      5,419,247         5,419,247        5,419,247
-----------------------------------------------------------------------------------------------------------------
  Fully diluted                                                     75,480,391        71,781,041       70,870,441
=================================================================================================================

NOTE 22: REGULATORY CAPITAL REQUIREMENTS

          WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to the Federal Deposit Insurance Corporation ("FDIC") capital requirements while WMBfsb is subject to the Office of Thrift Supervision ("OTS") capital requirements.

          The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC requires most banks it regulates to maintain a minimum leverage ratio, defined as core ("Tier 1") capital divided by total regulatory assets, of at least 4.00 percent to 5.00 percent. It also requires total capital of at least 8.00 percent of risk-weighted assets and Tier 1 capital of at least 4.00 percent of risk-weighted assets. The OTS requires savings associations, such as WMBfsb, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital of at least 3.00 percent of assets and tangible capital (excluding all goodwill) of at least 1.50 percent of assets. Most savings institutions are required to maintain a minimum leverage capital ratio of at least 4.00 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB and WMBfsb, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations which implement this statutory framework. Under these regulations, in order to be well capitalized a bank must have a ratio of total capital to risk-weighted assets of not less than 10.00 percent, a ratio of Tier 1 capital to risk-weighted assets of not less than 6.00 percent, and a leverage ratio of Tier 1 capital to total average assets of not less than 5.00 percent and must not be subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized. Undercapitalized institutions are subject to certain regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. At December 31, 1995, both WMB and WMBfsb were well capitalized.

          The OTS has adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations (such as WMBfsb), although implementation of the regulation has been delayed. Management believes that the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause WMBfsb to cease to be well capitalized. In August 1995, the FDIC revised its capital standards to state explicitly that it will consider the risk of declines in the economic value of capital due to changes in interest rates. The FDIC stated that in the future, after gaining more experience with the risk measurement process, it will issue a proposed rule that would establish an explicit minimum capital charge for interest rate risk. The ultimate effect of such risk-based capital requirements cannot be determined until final regulations are adopted.

          WM Life is subject to risk-based capital requirements developed by the National Association of Insurance Commissioners ("NAIC"). This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1995, WM Life's capital was 672 percent of its required regulatory risk-based level.

          Capital ratios for WMB (on a consolidated basis) and WMBfsb (on a consolidated basis) were as follows:

                                                        December 31, 1995
-------------------------------------------------------------------------
                                                        WMB       WMBfsb
-------------------------------------------------------------------------
Tangible capital ratio                                 n.a.%        6.76%
Leverage capital ratio                                  5.72         6.76
Total risk based capital ratio                         11.58        12.64
Tier 1 or core risk based capital ratio                10.70        11.39

          Reconciliation of WMB's and WMBfsb's consolidated stockholders' equity to regulatory capital was as follows:

(dollars in thousands)                                               December 31, 1995
--------------------------------------------------------------------------------------------
                                                                WMB                 WMBfsb
--------------------------------------------------------------------------------------------
Stockholders' equity                                            $1,418,271          $ 46,117
Reporting differences:
  Goodwill and other intangible assets                            (160,781)             (401)
  Valuation reserve for available for sale securities              (65,683)             (202)
  Investment in securities related subsidiaries                     (6,579)                -
  Purchased mortgage servicing rights                                 (542)             (818)
  Other nonqualifying assets                                          (542)                -
--------------------------------------------------------------------------------------------
     Total regulatory capital                                   $1,184,144           $44,696
============================================================================================

NOTE 23:  STOCK OPTION PLAN

          On March 8, 1984, the Company's stockholders approved the adoption of the 1983 incentive stock option plan, providing for the award of incentive stock options or nonqualified stock options and stock appreciation rights ("SARs") to certain officers of the Company at the discretion of the Board of Directors. On April 19, 1994, the Company's stockholders' approved the adoption of the 1994 stock option plan in which the right to purchase common stock of the Company may be granted to employees, directors, consultants and advisers of the Company. The 1994 plan is similar in some respects to the 1983 plan, which terminated according to its terms in 1993. Consistent with the Company's practice under the 1983 plan, it is anticipated that the majority of options available under the plan will be granted to the most senior management of the Company. The 1994 plan does not affect any options granted under the 1983 plan.

          Under the 1994 stock option plan, on the date of the grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The 1994 plan provides for the granting of options for a maximum of 4,000,000 common shares.

          A SAR represents the right to receive in cash an amount equal to the difference between the market value of one share of the Company's common stock on the date of exercise of the SAR and the market value of such a share on the date of the grant. The market value is the closing stock price on the date of the grant. The increased value of SARs during 1995 and 1993, which had been recorded as compensation expense, was $81,000 and $15,000. During 1994, due to the decline in the price of the Company's common stock, a credit of $49,000 was recorded against compensation expense.

          Stock options and SARs are exercisable on a phased-in schedule. At December 31, 1995, stock options of 900,528 and 6,750 SARs were fully exercisable.

          Stock options and SARs granted, exercised or terminated were as follows:

                                               Stock Options(1)                      SARs(1)
-----------------------------------------------------------------------------------------------------------
                                                Average Price          Number     Average Price      Number
-----------------------------------------------------------------------------------------------------------
Outstanding January 1, 1993                        $ 7.86            1,456,859       $5.86            6,750
Granted in 1993                                     22.25              202,500           -
Exercised in 1993                                    6.04             (519,019)          -
-----------------------------------------------------------------------------------------------------------
Outstanding December 31, 1993                       11.24            1,140,340         5.86           6,750
Granted in 1994                                     22.27              191,631            -
Exercised in 1994                                    7.96             (106,399)           -
-----------------------------------------------------------------------------------------------------------
Outstanding December 31, 1994                       13.25            1,225,572         5.86           6,750
Granted in 1995                                     17.47              416,618            -
Exercised in 1995                                    7.92             (290,981)           -
Terminated in 1995                                  22.07              (49,848)           -
-----------------------------------------------------------------------------------------------------------
Outstanding December 31, 1995                      $15.46            1,301,361        $5.86           6,750
===========================================================================================================



(1) Average price and number of stock options and SARs granted, exercised and terminated in 1993 have been adjusted for the third quarter 1993 50 percent stock dividend, which had the effect of a three-for-two stock split.

          In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. The statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board Opinion 25 ("APB 25"), but they will now be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No. 123. Effective January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB 25. The adoption of the disclosure requirements of SFAS No. 123 will have no material impact on the results of operations or financial condition of the Company.

NOTE 24:  EMPLOYEE BENEFITS PROGRAMS

          The Company maintains a noncontributory cash balance defined benefit pension plan ("Plan") for substantially all eligible employees. Benefits earned for each year of service are based primarily on the level of compensation in that year plus a stipulated rate of return on the benefit balance. It is the Company's policy to fund the Plan on a current basis to the extent deductible under federal income tax regulations. The net periodic pension cost for the Plan was $2.2 million, $1.3 million and $575,000 for 1995, 1994 and 1993. The weighted average discount rate was 7.25 percent, 8.00 percent and 7.25 percent for 1995, 1994 and 1993. The long-term rate of return on assets was 8.00 percent for 1995, 8.00 percent for 1994 and 9.00 percent for 1993. The assumed rate of increase in future compensation levels was 6.00 percent for all years presented. The Plan's assets consist primarily of listed common stocks, U. S. government obligations, corporate debt obligations and annuity contracts.

          The Plan's funded status and amounts recognized in the Company's financial statements were as follows:

                                                                                          December 31,
---------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                  1995         1994
---------------------------------------------------------------------------------------------------------
Benefit obligations:
  Vested benefits                                                                  $ (46,628)   $ (34,885)
  Nonvested benefits                                                                  (2,367)      (4,690)
---------------------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                                  (48,995)     (39,575)
Effect of future compensation increases                                               (1,598)      (1,429)
---------------------------------------------------------------------------------------------------------
     Projected benefit obligation                                                    (50,593)     (41,004)
Plan assets at fair value                                                             61,722       53,037
---------------------------------------------------------------------------------------------------------
     Plan assets in excess of projected benefit obligation                            11,129       12,033
Unrecognized (gain) loss due to past experience different from assumptions            (2,103)       1,710
---------------------------------------------------------------------------------------------------------
Unrecognized net asset at transition being recognized over 18.6 years                 (3,300)      (3,682)
---------------------------------------------------------------------------------------------------------
     Prepaid pension asset                                                             7,819       10,061
=========================================================================================================

     Net periodic pension expense included the following:

                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------
(dollars in thousands)                                       1995        1994        1993
-----------------------------------------------------------------------------------------
Service cost--benefits earned during the period          $  3,240     $ 2,952     $ 1,643
Interest cost on projected benefit obligation               3,336       2,695       1,904
Actual (gain) loss on Plan assets                         (11,935)        463      (5,637)
Amortization and deferral, net                              7,601      (4,779)      2,665
-----------------------------------------------------------------------------------------
                                                         $  2,242     $ 1,331     $   575
=========================================================================================



          During 1994, the defined benefit pension plan acquired in the acquisition of Pacific First was merged into the Company's defined benefit pension plan. The fair value of plan assets exceeded the projected benefit obligation and the accrued pension cost was reduced by $10.8 million.

          In addition, the Company currently provides eligible retired employees with access to medical coverage on the same basis as active employees and provides certain other health care insurance benefits to a limited number of retired employees. Postretirement benefits, such as retiree health benefits, are accrued during the years an employee provides services. The net periodic expense was $697,000, $689,000 and $621,000 for 1995, 1994 and 1993.

          The funded status of these benefits were as follows:

                                                                   December 31,
---------------------------------------------------------------------------------
(dollars in thousands)                                           1995        1994
---------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                 $(5,484)    $(4,488)
Unrecognized transition obligation                              2,503       2,650
Unrecognized (gain)                                               (36)       (189)
---------------------------------------------------------------------------------
     Prepaid postretirement liability                         $(3,017)    $(2,027)
=================================================================================


     Net periodic postretirement expense included the following:

                                                     Year Ended December 31,
-------------------------------------------------------------------------------
(dollars in thousands)                           1995         1994         1993
-------------------------------------------------------------------------------
Service cost                                     $206         $220         $154
Interest cost                                     344          322          320
Amortization of transition obligation             147          147          147
-------------------------------------------------------------------------------
                                                 $697         $689         $621
===============================================================================


          The weighted average discount rate was 7.25 percent, 8.00 percent and
7.25 percent for 1995, 1994 and 1993. The medical trend rate starts at 13.00 percent for 1993 and declines steadily to 6.00 percent by the year 2000. The effect of a 1.00 percent increase in the trend rates is not significant.

          The Company also maintains a savings plan for substantially all eligible employees that allows participants to make contributions by salary deduction equal to 15.00 percent or less of their salary pursuant to section 401(k) of the Internal Revenue Code. Western maintained a substantially similar plan. Employees' contributions vest immediately. The Company's partial matching contributions vest over five years. The Company's contributions to the savings plan in 1995, 1994 and 1993 were $5.8 million, $8.0 million and $4.5 million.

          In November 1992, the FASB issued SFAS No. 112, Employers' Accounting for Postemployment Benefits. This statement establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. Effective January 1, 1994, the Company adopted SFAS No. 112. There were no costs accrued under this pronouncement.

NOTE 25: CONTINGENCIES

          The Company has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management and legal counsel, none of these matters is likely to have a materially adverse effect on the Company's financial position.

          At periodic intervals, the FDIC and OTS regulators examine the Company's financial statements as part of their legally prescribed oversight. Based on these examinations, the regulators can direct that the Company's financial statements be adjusted in accordance with their findings. A future examination by the FDIC or the OTS could include a review of certain transactions or other amounts reported in the Company's 1995 financial statements. The regulators have not proposed significant adjustments to the Company's financial statements in prior years and management is not aware of any basis for any such adjustments for 1995. But, in view of the uncertain regulatory environment in which the Company operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 1995 financial statements cannot presently be determined.

NOTE 26:  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          The results of operations on a quarterly basis have been restated to give effect to the business combination with Western Bank. Results of operations on a quarterly basis were as follows:

                                                                     Year Ended December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands,                   First Quarter                    Second Quarter                    Third Quarter
except for per share amounts)  Washington   Western  Restated    Washington   Western  Restated    Washington   Western  Restated
                                  Mutual                           Mutual                            Mutual
---------------------------------------------------------------------------------------------------------------------------------
Interest income                  $353,378   $14,069   $367,447    $375,224    $14,792   $390,016    $390,114    $15,524   $405,638
Interest expense                  213,906     4,468    218,374     235,828      4,757    240,585     243,729      5,115    248,844
----------------------------------------------------------------------------------------------------------------------------------
Net interest income               139,472     9,601    149,073     139,396     10,035    149,431     146,385     10,409    156,794
Provision for loan losses           2,500       300      2,800       2,500        350      2,850       2,500        300      2,800
Other income                       26,585     2,270     28,855      26,828      2,726     29,554      25,620      2,660     28,280
Other expense                      95,171     7,910    103,081      98,135      8,197    106,332      94,466      8,064    102,530
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes         68,386     3,661     72,047      65,589      4,214     69,803      75,039      4,705     79,744
Income taxes                       25,381     1,416     26,797      20,398      1,632     22,030      26,233      1,823     28,056
----------------------------------------------------------------------------------------------------------------------------------
Net income                         43,005     2,245     45,250      45,191      2,582     47,773      48,806      2,882     51,688
==================================================================================================================================
Net income attributable to
common stock                     $ 38,359   $ 2,245   $ 40,604    $ 40,545     $2,582    $43,127     $44,160    $ 2,882   $ 47,042
==================================================================================================================================
Net income per common share
  Primary                        $   0.62             $   0.60    $   0.64               $  0.62     $  0.68              $   0.66
  Fully diluted                      0.60                 0.58        0.62                  0.60        0.66                  0.64

                                  Year Ended December 31, 1995
---------------------------------------------------------------
(dollars in thousands,                    Fourth Quarter
except for per share amounts)    Washington   Western  Restated
                                    Mutual
---------------------------------------------------------------
Interest income                    $399,997  $15,862   $415,859
Interest expense                    247,620    5,301    252,921
---------------------------------------------------------------
Net interest income                 152,377   10,561    162,938
Provision for loan losses             2,500      200      2,700
Other income                         27,705    3,480     31,185
Other expense                        94,543   11,169    105,712
---------------------------------------------------------------
Income before income taxes           83,039    2,672     85,711
Income taxes                         29,417    1,204     30,621
---------------------------------------------------------------
Net income                           53,622    1,468     55,090
===============================================================
Net income attributable to
common stock                       $ 48,976  $ 1,468   $ 50,444
===============================================================
Net income per common share
  Primary                          $   0.74            $   0.71
  Fully diluted                        0.72                0.69



                                              Year Ended December 31, 1994
-------------------------------------------------------------------------------------------------------
(dollars in thousands,                      First Quarter                       Second Quarter
except for per share amounts)       Washington  Western  Restated       Washington   Western   Restated
                                       Mutual                             Mutual
-------------------------------------------------------------------------------------------------------
Interest income                      $276,166   $11,415   $287,581       $287,784    $12,488   $300,272
Interest expense                      132,629     3,482    136,111        146,041      3,791    149,832
-------------------------------------------------------------------------------------------------------
Net interest income                   143,537     7,933    151,470        141,743      8,697    150,440
Provision for loan losses               5,000         0      5,000          5,000         50      5,050
Other income                           28,348     2,434     30,782         27,747      2,489     30,236
Other expense                         100,583     6,974    107,557         96,890      7,532    104,422
-------------------------------------------------------------------------------------------------------
Income before income taxes             66,302     3,393     69,695         67,600      3,604     71,204
Income taxes                           24,607     1,316     25,923         25,531      1,399     26,930
-------------------------------------------------------------------------------------------------------
Net income                             41,695     2,077     43,772         42,069      2,205     44,274
=======================================================================================================
Net income attributable to
common stock                         $ 37,049    $2,077   $ 39,126        $37,423     $2,205   $ 39,628
=======================================================================================================
Net income per common share
  Primary                            $   0.62             $   0.59        $  0.62              $   0.60
  Fully diluted                          0.60                 0.58           0.60                  0.58

                                              Year Ended December 31, 1994
-----------------------------------------------------------------------------------------------------
(dollars in thousands,                      Third Quarter                      Fourth Quarter
except for per share amounts)       Washington   Western   Restated    Washington  Western   Restated
                                      Mutual                              Mutual
-----------------------------------------------------------------------------------------------------
Interest income                      $308,427    $13,118   $321,545      $335,436  $13,716   $349,152
Interest expense                      164,887      3,869    168,756       193,031    4,141    197,172
-----------------------------------------------------------------------------------------------------
Net interest income                   143,540      9,249    152,789       142,405    9,575    151,980
Provision for loan losses               5,000        200      5,200         5,000      150      5,150
Other income                           25,782      2,607     28,389        25,961    3,134     29,095
Other expense                          93,722      7,742    101,464        93,117    8,740    101,857
-----------------------------------------------------------------------------------------------------
Income before income taxes             70,600      3,914     74,514        70,249    3,819     74,068
Income taxes                           26,517      1,518     28,035        25,792    1,479     27,271
-----------------------------------------------------------------------------------------------------
Net income                             44,083      2,396     46,479        44,457    2,340     46,797
=====================================================================================================
Net income attributable to
common stock                          $39,437     $2,396   $ 41,833       $39,811   $2,340    $42,151
=====================================================================================================
Net income per common share
  Primary                             $  0.65              $   0.63         $0.65               $0.63
  Fully diluted                          0.63                  0.61          0.63                0.61

NOTE 27: FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The fair value of financial instruments were as follows:

                                                                                December 31,
                                                               1995                               1994
---------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   Carrying             Fair         Carrying              Fair
                                                           Amount            Value           Amount             Value
---------------------------------------------------------------------------------------------------------------------
Financial assets:
     Cash and cash equivalents                        $   598,272      $   598,272      $   262,256       $   262,256
     Trading account securities                               238              238              572               572
     Available for sale securities                      7,768,115        7,768,115        2,701,799         2,701,799
     Held to maturity securities                          172,786          186,521        2,646,194         2,443,557
     Loans, exclusive of reserve for
      loan losses                                      13,178,569       13,271,625       12,977,702        12,522,219
---------------------------------------------------------------------------------------------------------------------
                                                       21,717,980       21,824,771       18,588,523        17,930,403
Financial liabilities:
     Deposits                                          11,306,436       11,336,233       10,432,888        10,424,731
     Annuities                                            855,503          855,503          799,178           799,178
     Federal funds purchased                              430,000          430,073                -                 -
     Securities sold under agreements                   3,965,820        3,965,462        2,596,209         2,595,360
     to repurchase
     Advances from the FHLB                             3,711,402        3,713,968        3,737,611         3,671,503
     Other borrowings                                     225,053          235,657           79,891            79,842
---------------------------------------------------------------------------------------------------------------------
                                                       20,494,214       20,536,896       17,645,777        17,570,614
Derivative instruments(1):
   Interest rate exchange agreements:
       Designated against available for
       sale securities                                    (11,847)         (11,847)          18,654            18,654
---------------------------------------------------------------------------------------------------------------------
       Designated against short term                                                                            2,110
       borrowings and deposits                                  -                -                -
   Interest rate cap agreements:
       Designated against available for
       sale securities                                      9,415            9,415           41,690            41,690
       Designated against short term                                                                           20,421
       borrowings and deposits                                  -                -                -
---------------------------------------------------------------------------------------------------------------------
                                                           (2,432)          (2,432)          60,344            82,875
Off balance sheet loan commitments                              -            4,476                -            (8,057)
---------------------------------------------------------------------------------------------------------------------
       Net financial instruments                      $ 1,221,334      $ 1,289,919      $ 1,003,090        $  434,607
=====================================================================================================================

(1) See "Note 16: Interest Rate Risk Management."

         The following methods and assumptions were used to estimate the fair value of each class of financial instrument as of December 31, 1995 and 1994:

         Cash and cash equivalents--The carrying amount represented fair value.

         Trading account securities--Fair values were based on quoted market prices.

         Available-for-sale securities--Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

         Held-to-maturity securities--Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

         Loans--Loans were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

         Deposits--The fair value of checking accounts, savings accounts and money market accounts was the amount payable on demand at the reporting date. For time deposit accounts, the fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

         Annuities--The carrying amount represented fair value.

         Federal funds purchased--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         Securities sold under agreements to repurchase--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         Advances from the FHLB--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         Other borrowings--These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

         Derivative instruments--The fair value for interest rate exchange agreements was determined using the discounted cash flow method. The market prices for similar instruments were used to value interest rate cap agreements.

         Off balance sheet loan commitments--Loan commitments are commitments the Company made to borrowers at locked-in rates. The fair value of loan commitments was estimated based on current levels of interest rates versus the committed interest rates. The balance shown represents the differential between committed value and fair value.

NOTE 28: FINANCIAL INFORMATION - WMI

          WMI was formed August 17, 1994. The following WMI (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements.

RESTATED STATEMENTS OF INCOME

                                                                           Year Ended    Period of August 17, 1994
(dollars in thousands)                                              December 31, 1995    (inception) to December 31, 1994
-------------------------------------------------------------------------------------------------------------------------
Interest Income
Available for sale securities                                              $  8,033                         $ 1,641
Cash equivalents                                                                471                              44
-------------------------------------------------------------------------------------------------------------------
  Total interest income                                                       8,504                           1,685
Interest Expense
Borrowings                                                                    9,072                             884
-------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                      9,072                             884
-------------------------------------------------------------------------------------------------------------------
    Net interest income                                                        (568)                            801
Other Income
Equity in net earnings of subsidiaries(1)                                   203,529                          13,103
Other operating income                                                            8                              --
Gain (loss) on sale of other assets, inclusive of write-downs                  (171)                             --
-------------------------------------------------------------------------------------------------------------------
  Total other income                                                        203,366                          13,103
Other Expense
Salaries and employee benefits                                                2,716                              --
Occupancy and equipment                                                           1                              --
Other operating expense                                                       3,289                             228
-------------------------------------------------------------------------------------------------------------------
  Total other expense                                                         6,006                             228
-------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                              196,792                          13,676
Income taxes                                                                   (865)                            201
-------------------------------------------------------------------------------------------------------------------
Net Income(1)                                                              $197,657                         $13,475
===================================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

RESTATED STATEMENTS OF FINANCIAL POSITION

                                                                                         December 31,
-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                        1995                     1994
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                    $   90,096                $    5,903
Available for sale securities                                                    99,932                   104,987
Loans                                                                           147,867                        --
Investment in subsidiaries(1)                                                 1,570,336                 1,344,399
Other assets                                                                        929                       654
-----------------------------------------------------------------------------------------------------------------
Total assets                                                                 $1,909,160                $1,455,943
=================================================================================================================
LIABILITIES
Securities sold under agreements to repurchase                               $   82,481                $   84,329
Other borrowings                                                                147,845                        --
Other liabilities                                                                 5,647                       (14)
-----------------------------------------------------------------------------------------------------------------
Total liabilities                                                               235,973                    84,315
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares  authorized --
  6,122,500 and 6,200,000 shares issued and outstanding                              --                        --
Common stock, no par value: 100,000,000 shares  authorized --
  71,804,527 and 67,837,553 shares issued and outstanding                            --                        --
Capital surplus(1)                                                              832,129                   801,077
Valuation reserve for available for sale securities                               2,390                    (2,511)
Valuation reserve for available for sale securities--subsidiaries                75,958                   (29,577)
Retained earnings(1)                                                            762,710                   602,639
-----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                    1,673,187                 1,371,628
-----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                   $1,909,160                $1,455,943
=================================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

RESTATED STATEMENTS OF CASH FLOWS

                                                                       Year Ended            Period of August 17, 1994
(dollars in thousands)                                          December 31, 1995     (inception) to December 31, 1994
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(1)                                                            $ 197,657                    $   13,475
Adjustments to reconcile net income to net
  cash provided by  operating activities:
  Decrease (increase) in interest receivable                                    80                          (693)
  Increase in interest payable                                               3,167                           884
  (Decrease) in income taxes payable                                          (865)                       (1,151)
  Equity in undistributed earnings of subsidiaries(1)                     (203,529)                      (13,103)
  Decrease in other assets                                                   9,910                            39
  Increase in other liabilities                                                720                           252
----------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                         7,140                          (297)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available for sale securities                                      --                      (111,984)
Principal repayments of available for sale securities                       12,594                         4,486
Originations and purchases of loans                                       (147,867)                           --
Tax sharing dividends received                                                  --                            --
Dividends received from subsidiaries                                       130,934                            --
Acquisition of wholly owned subsidiary(1)                                       --                       (82,877)
----------------------------------------------------------------------------------------------------------------
    Net cash (used) by investing activities                                 (4,339)                     (190,375)
CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in securities sold under
  agreements to repurchase                                                  (1,848)                       84,329
Proceeds of other borrowings                                               147,845                            --
Issuance of common stock through stock options
  and employee stock plans                                                   8,379                           994
Repurchase of preferred stock                                               (1,990)                           --
Cash dividends paid                                                        (70,994)                           --
Contribution from wholly owned subsidiaries(1)                                  --                       111,252
----------------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities                               81,392                       196,575
----------------------------------------------------------------------------------------------------------------
    Increase in cash and cash equivalents                                   84,193                         5,903
    Cash and cash equivalents at beginning of year                           5,903                            --
----------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                             $  90,096                     $   5,903
================================================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

        UNAUDITED FINANCIAL STATEMENTS FOR SIX MONTHS ENDED JUNE 30, 1996

                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                                      Quarter Ended          Six Months Ended
                                                                                         June 30,                June 30,
---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                                1996         1995        1996         1995
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (Unaudited)
Interest income
  Loans......................................................................     $284,595     $273,577    $563,495     $540,464
  Available-for-sale securities..............................................      130,393       62,443     262,662      115,361
  Held-to-maturity securities................................................        3,292       53,304       6,606      100,702
  Cash equivalents...........................................................          471          692       1,408          936
---------------------------------------------------------------------------------------------------------------------------------
    Total interest income....................................................      418,751      390,016     834,171      757,463
Interest expense
  Deposits...................................................................      116,454      124,689     239,374      239,016
  Borrowings.................................................................      124,153      115,896     245,658      219,943
---------------------------------------------------------------------------------------------------------------------------------
    Total interest expense...................................................      240,607      240,585     485,032      458,959
---------------------------------------------------------------------------------------------------------------------------------
      Net interest income....................................................      178,144      149,431     349,139      298,504
  Provision for loan losses..................................................        2,913        2,850       5,825        5,650
---------------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses....................      175,231      146,581     343,314      292,854

Other income
  Depositor fees.............................................................       18,913       13,823      35,663       25,516
  Loan servicing fees........................................................        4,784        3,139       8,654        5,528
  Other service fees.........................................................        8,624        6,848      16,629       16,812
  Other operating income.....................................................        5,250        4,568       9,148        9,354
  Gain on sale of loans......................................................        3,007          934       5,754        1,133
  Gain (loss) on sale of other assets........................................       (3,826)         242      (2,334)          66
---------------------------------------------------------------------------------------------------------------------------------
    Total other income.......................................................       36,752       29,554      73,514       58,409
Other expense
  Salaries and employee benefits.............................................       52,646       46,985     103,474       93,227
  Occupancy and equipment....................................................       21,607       19,029      39,937       37,001
  Regulatory assessments.....................................................        4,235        6,421       7,551       12,740
  Other operating expense....................................................       29,652       27,624      60,792       54,966
  Amortization of goodwill and other intangible assets.......................        6,962        7,052      13,930       14,369

  Real estate owned ("REO") operations, inclusive of write-downs.............         (415)        (779)       (905)      (2,890)
---------------------------------------------------------------------------------------------------------------------------------
    Total other expense......................................................      114,687      106,332     224,779      209,413
---------------------------------------------------------------------------------------------------------------------------------
     Income before income taxes..............................................       97,296       69,803     192,049      141,850
Income taxes.................................................................       35,937       22,030      71,161       48,827
---------------------------------------------------------------------------------------------------------------------------------
Net income...................................................................     $ 61,359     $ 47,773    $120,888     $ 93,023
=================================================================================================================================
Net income attributable to common stock......................................     $ 56,754     $ 43,127    $111,678     $ 83,731
=================================================================================================================================

Net income per common share:
  Primary....................................................................        $0.79        $0.62       $1.55        $1.22
  Fully Diluted..............................................................         0.76         0.60        1.50         1.18

Dividends declared per common share..........................................         0.22         0.19        0.43         0.38

See Notes to Consolidated Financial Statements

            CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)


                                                                                June 30,               Dec. 31,
(dollars in thousands)                                                            1996                   1995
----------------------------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)
ASSETS
  Cash and cash equivalents                                                  $     303,851            $   598,272
  Trading account securities                                                         3,715                    238
  Available-for-sale securities                                                  7,221,172              7,768,115
  Held-to-maturity securities                                                      180,658                172,786
  Loans                                                                         13,800,209             13,035,250
  REO                                                                               27,072                 25,064
  Bank premises and equipment                                                      222,830                219,056
  Goodwill and other intangible assets                                             147,251                161,127
  Other assets                                                                     416,714                440,471
----------------------------------------------------------------------------------------------------------------------
      Total assets                                                           $  22,323,472            $22,420,379
======================================================================================================================

LIABILITIES
  Deposits:
    Checking accounts                                                        $   1,450,821            $ 1,336,340
    Savings and money market accounts                                            4,160,068              3,983,267
    Time certificates                                                            5,415,830              5,986,829
----------------------------------------------------------------------------------------------------------------------
        Total deposits                                                          11,026,719             11,306,436
  Annuities                                                                        866,349                855,503
  Federal funds purchased                                                          770,000                430,000
  Securities sold under agreements to repurchase                                 4,645,682              3,965,820
  Advances from the Federal Home Loan Bank of Seattle                            2,962,205              3,711,402
  Other borrowings                                                                 224,314                224,250
  Other liabilities                                                                181,130                266,884
----------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                      $  20,676,399            $20,760,295

STOCKHOLDERS' EQUITY
  Preferred stock, no par value: 10,000,000 shares authorized -
       6,122,400 and 6,122,500 shares issued and outstanding                             -                      -
  Common stock, no par value: 100,000,000 shares authorized -
      72,086,750 and 71,804,527 shares issues and outstanding                            -                      -
  Capital surplus                                                                  728,914                722,986
  Valuation reserve for available-for-sale securities                               21,267)                78,348
  Retained earnings                                                                939,426                858,750
----------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                 1,647,073              1,660,084
----------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                             $  22,323,472            $22,420,379
======================================================================================================================


See Notes to Consolidated Financial Statements

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                                  Number of Shares
                                               ----------------------                              Valuation       Total
                                               Preferred      Common      Capital     Retained     Reserve for     Stockholders'
                                               Stock          Stock       Surplus     Earnings     Securities      Equity
                                               ---------      -------     -------     --------     -----------     -------------
                                                                      (Dollars in thousands) (Unaudited)
Balance at March 31, 1996                       6,123         72,007     $726,948     $898,549      $ 24,382      $1,649,879
Net income                                          -              -            -       61,359             -          61,359
Cash dividends on preferred stock                   -              -            -      (4,605)             -         (4,605)
Cash dividends on common stock                      -              -            -     (15,877)             -        (15,877)
Common stock issued through stock
 options and employee stock plans                   -             80        1,976            -             -           1,976
Adjustment in valuation reserve for
 available-for-sale securities                      -              -            -            -      (45,649)        (45,649)
Conversion of preferred stock to
 common stock                                     (1)              -         (10)            -             -            (10)
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                        6,122         72,087     $728,914     $939,426     $(21,267)      $1,647,073
================================================================================================================================

Balance at March 31, 1995                       6,200         68,014     $695,795     $731,454     $ (6,906)      $1,420,343
Net income                                          -              -            -       47,773             -          47,773
Cash dividends on preferred stock                   -              -            -      (4,646)             -         (4,646)
Cash dividends on common stock                      -              -            -     (12,657)             -        (12,657)
Common stock issued through stock
 options and employee stock plans                   -             76        1,326            -             -           1,326
Adjustment in valuation reserve for
 available-for-sale securities                      -              -            -            -        31,035          31,035
Immaterial business combination
 accounted for as a pooling-of-interest             -          2,395       10,550       26,654             -          37,204
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995                        6,200         70,485     $707,671     $788,578      $ 24,129      $1,520,378
================================================================================================================================
Balance at December 31, 1995                    6,123         71,805     $722,986     $858,750      $ 78,348      $1,660,084
Net income                                          -              -            -      120,888             -         120,888
Cash dividends on preferred stock                   -              -            -      (9,210)             -         (9,210)
Cash dividends on common stock                      -              -            -     (31,002)             -        (31,002)
Common stock issued through stock
 options and employee stock plans                   -            282        5,938            -             -           5,938
Adjustment in valuation reserve for
 available-for-sale securities                      -              -            -            -      (99,615)        (99,615)
Conversion of preferred stock to
 common stock                                     (1)              -         (10)            -             -            (10)
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1996                        6,122         72,087     $728,914     $939,426     $(21,267)      $1,647,073
================================================================================================================================

Balance at December 31, 1994                    6,200         67,837     $692,923     $703,422     $(32,088)      $1,364,257
Net income                                          -              -            -       93,023             -          93,023
Cash dividends on preferred stock                   -              -            -      (9,292)             -         (9,292)
Cash dividends on common stock                      -              -            -     (25,229)             -        (25,229)
Common stock issued through stock
 options and employee stock plans                   -            253        4,198            -             -           4,198
Adjustment in valuation reserve for
 available-for-sale securities                      -              -            -            -        56,217          56,217
Immaterial business combination
 accounted for as a pooling-of-interest             -          2,395       10,550       26,654             -          37,204
--------------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995                        6,200         70,485     $707,671     $788,578      $ 24,129      $1,520,378
================================================================================================================================


                 See Notes to Consolidated Financial Statements

                CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

                                                                    Quarter Ended              Six Months Ended
                                                                      June 30,                     June 30,
----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                          1966           1995           1996           1995
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES                                                       (Unaudited)
Net income                                                   $   61,359     $    47,773    $    120,888   $    93,023
Adjustments to reconcile net income to net cash provided
 by operating activities:
    Provision for loan losses                                     2,913           2,850           5,825         5,650
    (Gain) on sale of loans                                      (3,007)           (934)         (5,754)       (1,133)
    (Gain) loss on sale of other assets                           3,826            (242)          2,334            66
    REO operations, exclusive of write-downs                       (415)           (779)           (905)       (2,890)
    Depreciation and amortization                                 7,001           4,919          17,699         9,476
    FHLB stock dividend                                          (5,031)         (3,550)        (9,775)       (10,506)
    (Increase) decrease in trading account securities            (1,268)            395         (3,472)        (1,135)
    (Increase) in interest receivable                              (159)         (5,043)        (2,861)       (14,923)
    (Decrease) increase in interest payable                     (10,463)         (2,491)        (5,731)         5,745
    (Decrease) increase in federal income taxes payable         (14,808)        (25,264)        13,974          1,954
    Decrease (increase) in other assets                          58,351           1,137        102,712         (7,497)
    Increase (decrease) in other liabilities                      1,370         (27,041)       (27,205)        (6,067)
----------------------------------------------------------------------------------------------------------------------
      Net cash provided (used) by operating activities           99,669          (8,270)       207,729         71,763

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                     (676,593)       (376,701)    (1,192,368)      (760,428)
Maturities and principal payments on
 available-for-sale securities                                  300,819          52,469        589,614        120,252
Sales of available-for-sale securities                          937,671         151,333      1,787,942        151,333
Purchases of held-to-maturity securities                         (2,466)        (26,312)       (15,243)       (55,793)
Maturities, calls and principal payments on
 held-to-maturity securities                                      3,281          39,821          7,939         67,954
Sales of loans                                                  461,352           5,421        565,258         11,205
Principal payments on loans                                     830,784         582,635      1,589,359      1,060,066
Origination and purchases of loans                           (1,950,796)     (1,040,446)    (3,799,124)    (1,776,889)
Sales of REO                                                      4,571           4,106         13,282          7,448
Other REO operations                                                133             779            311          2,890
Expenditures for premises and equipment                          (9,790)         (9,174)       (15,984)       (17,994)
Acquisitions, net of cash acquired                                    -           9,798              -          9,798
----------------------------------------------------------------------------------------------------------------------
    Net cash (used) by investing activities                    (101,034)       (606,271)      (469,014)    (1,180,158)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in deposits                                (246,001)        (64,218)      (280,908)       112,186
Increase in annuities                                             6,410          17,669         10,846         36,985
Increase in federal funds purchased                              96,000               -        340,000              -
(Decrease) increase in securities sold under
 agreements to repurchase                                       (44,329)        945,327        679,862      1,383,387
Proceeds from FHLB advances                                     686,499         264,614      1,416,290        590,694
Payments for maturing and prepaid FHLB advances                (464,750)       (455,000)    (2,164,750)      (875,000)
Payments of other borrowings                                       (128)            (12)          (192)           (86)
Commons stock issued through stock options
 and employee stock plans                                         1,966           1,326          5,928          4,198
Cash dividends paid                                             (20,482)        (17,303)       (40,212)       (34,521)
----------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) by financing activities             15,185         692,403        (33,136)     1,217,843
----------------------------------------------------------------------------------------------------------------------
    Increase (decrease) in cash and cash equivalents             13,820          77,862       (294,421)       109,448
    Cash and cash equivalents at beginning of period            290,031         293,842        598,272        262,256
----------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of period               $  303,851     $   371,704    $   303,851    $   371,704
======================================================================================================================

              SUPPLEMENTAL DISCLOSURES RELATED TO THE CONSOLIDATED
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                    Quarter Ended              Six Months Ended
                                                                      June 30,                     June 30,
----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                          1966           1995           1996           1995
----------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)
NONCASH INVESTING ACTIVITIES
Loans exchanged for mortgaged-backed securities
  and held for investment                                       $422,999       $473,542       $884,314       $582,659
Real estate acquired through foreclosure                           4,527          7,555          9,973         15,788
CASH PAID DURING THE PERIOD FOR
Interest on deposits                                             116,454        125,680        233,763        232,631
Interest on borrowings                                           124,153        116,283        246,537        219,467
Income taxes                                                      61,000         48,128         61,000         48,128


         See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ACCOUNTING ADJUSTMENTS

         The information included in the consolidated statements of financial position as of June 30, 1996 and December 31, 1995 and the consolidated statements of income, stockholders' equity and cash flows of Washington Mutual, Inc. ("Washington Mutual" or the "Company") for the quarter and six months ending June 30, 1996 and 1995 reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the period presented.

2.       CONTINGENCIES

         On May 14, 1996, the Federal Deposit Insurance Corporation ("FDIC") approved a continuance of assessment rates of between 0 percent and 0.27 percent per annum of total adjusted deposits for all deposits insured through the Bank Insurance Fund ("BIF"), effective as of July 1, 1996. The FDIC also approved an assessment rate schedule applicable to deposits insured though the Savings Association Insurance Fund ("SAIF") of between 0.23 percent and 0.31 percent per annum of total adjusted SAIF deposits. The assessment rates are calculated to keep the respective insurance funds capitalized at 1.25 percent of estimated insured deposits. Since the BIF has reached the required reserve ratio, under the assessment rate schedule, most institutions are being assessed the statutory annual minimum of $2,000 for their BIF deposits. In contrast, because the SAIF is still undercapitalized, the assessment rate for SAIF deposits is expected to continue at between 0.23 percent and 0.31 percent per annum. The resulting premium differential will have adverse consequences on those institutions with SAIf deposits, including a competitive disadvantage with respect to pricing of loans and deposits and with respect to the ability to control costs.

         Several alternatives to mitigate the effect of the premium disparity between BIF and SAIF have been suggested. At one time, the federal budget reconciliation bill contained a provision designed to recapitalize the SAIF by means of a one-time assessment, now estimated at 0.68 percent of SAIf deposits. Such a proposal would lead to elimination of the ongoing differential. The budget bill signed by the President in April 1996 did not include such a one-time assessment, however, and it is not known when or if such a proposal will be adopted. Such an assessment on Washington Mutual's SAIF deposits at March 31, 1995 (the date currently established as the assessment date) would result in a charge to earnings of approximately $44.4 million or $28.4 million on an after-tax basis.

3.       MORTGAGE SERVICING RIGHTS

         In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 122, Accounting for Mortgage Servicing Rights. The statement eliminates the distinctions between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to recognize the servicing rights on loans as separate assets, no matter how acquired. Banks who sell loans and retain the servicing rights will be required to allocate the total cost of the loans between servicing rights and loans based on their relative fair values if their values can be estimated. Effective January 1, 1996, the Company adopted SFAS No. 122.

         During the first half of 1996, the Company capitalized $16.9 million of mortgage servicing rights as a result of this statement. Gains on the sale of loans as a result of capitalizing mortgage servicing rights under the provisions of SFAS 122 were $4.0 million and $4.9 million more for the quarter and six months just ended than would have been recognized under prior accounting policies. At June 30, 1996, the Company's balance sheet included $16.1 million of unamortized mortgage rights as a result of this statement.

                                   APPENDIX A


                              AGREEMENT FOR MERGER

         This Agreement for Merger (the "Agreement") is made and entered into as of the 29th day of February, 1996 by and among Washington Mutual, Inc., a Washington corporation ("WMI"), Washington Mutual Bank fsb, a federal savings bank ("WMBfsb"), and Utah Federal Savings Bank, a federal savings bank ("Utah Federal").

         WMBfsb is a wholly owned subsidiary of WMI. The parties desire that WMI and WMBfsb enter into a transaction with Utah Federal which will result in a merger (the "Merger") of Utah Federal with and into WMBfsb, which shall be the surviving institution.

         Therefore, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

         1. Merger. Subject to the terms and conditions of this Agreement, the Merger is to be accomplished in the manner described herein.

                 (a) Merger of Utah Federal and WMBfsb. At the Effective Time (as defined in Section 2), Utah Federal shall be merged with and into WMBfsb, with WMBfsb being the surviving institution, in accordance with the Plan of Merger by and among WMI, WMBfsb and Utah Federal substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Plan of Merger provides for the terms of the Merger and the manner of carrying it into effect. The terms and conditions of the Plan of Merger are incorporated herein and made a part hereof.

                 (b) Conversion of Utah Federal Common Stock. Subject to the provisions below and in the Plan of Merger, at the Effective Time, all of the outstanding shares of common stock, par value $10.00 per share, of Utah Federal ("Utah Federal Common Stock") shall be converted into the right to receive shares of common stock, no par value per share, of WMI ("WMI Common Stock"), as described below and in the Plan of Merger.

                      (i) Subject to the provisions below and the provisions of the Plan of Merger, each outstanding share of Utah Federal Common Stock will at the Effective Time be converted into the right to receive $105.63 (the "Merger Consideration"), such consideration to be paid in newly issued shares of WMI Common Stock, subject to the conditions set forth in this Agreement and in the Plan of Merger. The per share value of WMI Common Stock for the purpose of paying the Merger Consideration shall be the arithmetic average of The Nasdaq Stock Market Closing Price of WMI Common Stock for the ten trading days immediately preceding the third trading day before the Effective Date (the "Average Price"). The term "The Nasdaq Stock Market Closing Price" means the price per share of the last sale of WMI Common Stock reported on The Nasdaq Stock Market at the close of the trading day by the National Association of Securities Dealers, Inc. The exchange ratio for determining the number of shares of WMI Common Stock to be issued for each share of Utah Federal Common Stock (the "Exchange Ratio") shall be the Merger Consideration divided by the Average Price. Computations of the Average Price and of the Exchange Ratio shall be rounded to three decimals, rounding down if the fourth decimal is four or less or up if it is five or more. No fractional shares of WMI Common Stock shall be issued. In lieu of any fractional shares, any holder of Utah Federal Common Stock who would otherwise be entitled to a fractional share of WMI Common Stock will, upon surrender of his certificate or certificates representing Utah Federal Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average Price. For the purposes of determining any such fractional share interests, all shares of Utah Federal Common Stock owned by a Utah Federal stockholder shall be combined so as to calculate the maximum number of whole shares of WMI Common Stock issuable to such Utah Federal stockholder.

                      (ii) If between the date of this Agreement and the third Nasdaq Stock Market trading day prior to the Effective Time, the shares of WMI Common Stock shall be changed into a different number of shares by reason of any recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the Average Price specified in Section 1(b)(i) shall be adjusted accordingly.

                    (iii) If the Utah Federal Transaction Fees exceed $150,000, then the Merger Consideration shall be reduced by an amount equal to such excess divided by the number of shares of Utah Federal Common Stock outstanding at the Effective Time. As used herein, "Utah Federal Transaction Fees" means all costs and expenses of third parties paid or owed by Utah Federal in connection with the negotiation and execution of this Agreement and related documents, and the consummation of the transaction contemplated hereby, including without limitation the obtaining of all necessary approvals. Prior to the Closing, Utah Federal shall deliver to WMI a statement, in form reasonably satisfactory to WMI, from each such third party which sets forth the total costs and expenses owing to such third party in connection with the consummation of the transaction contemplated hereby.

                      (iv) In the event that immediately prior to the Effective Time any options or related share appreciation rights described in
Section 1(c) remain in effect and unexercised, then the per share Merger Consideration shall be increased by an amount equal to (A) the product of the
(w) Merger Consideration (as calculated under 1(a)(i)-(iii) above) and (x) the number of unexercised options or related share appreciation rights in effect and unexercised immediately prior to the Effective Time, divided by (B) the difference between (y) 142,000 and (z) the number of unexercised options or related stock appreciation rights in effect and unexercised immediately prior to the Effective Time.

                      (v) If no distribution date under WMI's stockholder rights plan or redemption of the rights thereunder shall have occurred prior to the Effective Time, then each share of WMI Common Stock issued in the Merger shall also evidence one right under such plan.

                 (c) Stock Options. Pursuant to the Nonstatutory Stock Option Agreement dated April 30, 1993 between Utah Federal and Michael R. Garrett (the "Utah Federal Option Agreement"), Michael R. Garrett currently holds options to purchase 3,000 shares of Utah Federal Common Stock, together with related stock appreciation rights. Pursuant to the terms of the Utah Federal Option Agreement, all options to acquire Utah Federal Common Stock and all stock appreciation rights unexercised as of the Effective Time will terminate at the Effective Time. It is understood that if Michael R. Garrett exercises his options or stock appreciation rights prior to the Effective Time, that exercise and any subsequent sale, transfer, pledge or other disposition of the shares shall be in compliance with any applicable requirements of Section 1(f) hereof and rules and releases of the Securities and Exchange Commission (the "SEC") relating to the requirements for a merger to qualify for pooling of interests accounting treatment.

                 (d) Utah Federal Stockholders' Meeting. Utah Federal shall, as soon as practicable, hold a meeting of its stockholders (the "Utah Federal Stockholders' Meeting") to submit for stockholder approval (the "Utah Federal Stockholder Approval") this Agreement and the Plan of Merger.

                 (e)      Proxy Statement/Prospectus.

                      (i) The parties hereto will cooperate in the preparation of an appropriate proxy statement/prospectus satisfying all applicable requirements of federal and state law (such proxy statement/prospectus in the form mailed by Utah Federal to Utah Federal stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus").

                      (ii) WMI will furnish such information concerning WMI and its subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 1(e)(i). WMI agrees promptly to advise Utah Federal if at any time prior to the Utah Federal Stockholders' Meeting any information provided by WMI for inclusion in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. WMI will continue to furnish Utah Federal with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus, insofar as it relates to WMI and its subsidiaries, to comply with Section 1(e)(i) after the mailing thereof to Utah Federal stockholders.

                    (iii) Utah Federal will furnish such information concerning itself as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Utah Federal, to comply with
Section 1(e)(i). Utah Federal agrees promptly to advise WMI if at any time prior to the Utah Federal Stockholders' Meeting any information provided by Utah Federal for inclusion in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Utah Federal will continue to furnish WMI with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus, insofar as it relates to Utah Federal, to comply with Section 1(e)(i) after the mailing thereof to Utah Federal stockholders.

                      (iv) WMI will prepare and file with the SEC a registration statement on Form S-4 (together with amendments thereto, the "Registration Statement") containing the Proxy Statement/Prospectus in connection with the registration under the Securities Act of 1933, as amended, of the WMI Common Stock to be issued in connection with the Merger, will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and will take any other action required to be taken under any applicable federal or state securities laws in connection with the issuance of WMI Common Stock in the Merger. WMI will advise Utah Federal promptly when the Proxy Statement/Prospectus has been approved for use in all necessary states. The parties shall cooperate with each other in taking any other appropriate actions that may be necessary to cause the WMI Common Stock to be issued in connection with the Merger to be registered under the Securities Act of 1933, as amended.

                 (f)      Accounting Treatment.

                      (i) The parties hereto intend for the Merger to be treated as a pooling of interests for accounting purposes. From and after the date of this Agreement and until the Effective Time, neither WMI, WMBfsb nor Utah Federal nor any of their respective subsidiaries or other affiliates
(i) shall knowingly take any action, or shall knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or (ii) shall enter into any contract, agreement, commitment or arrangement with respect to the foregoing; provided, however, that no action or omission by any party shall constitute a breach of this sentence if such action or omission is permitted by the terms of this Agreement or is made with the written consent of the other parties hereto. The persons specified on Exhibit B-1 hereto may be deemed to be "affiliates" of Utah Federal for purposes of the Securities and Exchange Commission's ASR 135 ("ASR 135") and other rules and releases related to pooling of interests accounting treatment. WMI has received from Ernest J. Miller a written agreement in the form of Exhibit B-2 hereof and from each other person so identified a written agreement in the form of Exhibit B-3 hereof. Prior to the Effective Time, Utah Federal shall use all reasonable efforts to cause any additional person who becomes or is identified as an "affiliate" to execute such an agreement.

                      (ii) WMI shall have the right to place a restrictive legend on all shares of WMI Common Stock to be received by an "affiliate" so as to preclude their transfer or disposition in violation of such letters, to instruct its transfer agent not to permit the transfer of any such shares and/or to take any other steps reasonably necessary to ensure compliance with ASR 135 and other rules and releases related to pooling of interests accounting treatment. Except as otherwise permitted in Exhibit B-2 or B-3, prior to 30 days before the Effective Time, stock certificates evidencing ownership of all Utah Federal Common Stock by Utah Federal "affiliates" shall be delivered to Utah Federal, and Utah Federal (prior to the Effective Time) and WMI (after the Effective Time) shall retain such certificates or certificates of WMI Common Stock into which they are exchanged until such time as financial results covering at least 30 days of combined operations of the merged party shall have been published, at which time such certificates shall be released.

                    (iii) Notwithstanding the above, WMI, in its sole discretion, may elect at any time not to proceed with qualifying the Merger to be treated as a pooling of interests for accounting purposes, in which case the restrictions in this Section 1(f) shall no longer be applicable except as otherwise provided in Exhibit B-2 or Exhibit B-3.

         2. Effective Time; Closing. The Merger shall become effective at the time of the occurrence of the endorsement of articles of combination by the Office of Thrift Supervision (the "OTS"), or at such later time after such endorsement as is specified by the OTS on the endorsement of articles of combination. As used herein, the term "Effective Time" shall mean the date and time when the Merger becomes effective. As used herein, the term "Effective Date" shall mean the day on which the Effective Time occurs. The parties intend that the Effective Time shall occur as soon as reasonably practicable following the satisfaction of the conditions set out in Section 7.1(a) and (b) below. A closing (the "Closing") shall take place prior to the Effective Time at the offices of Foster Pepper & Shefelman, 1111 Third Avenue, Suite 3400, Seattle, Washington, or at such other place as the parties hereto may mutually agree upon for the Closing to take place.

         3. Option to Purchase Certain Shares. As a condition of the execution of this Agreement, WMI has required the delivery by Utah Federal of an option (the "Option"), substantially in the form attached hereto as Exhibit C, entitling WMI to purchase shares of Utah Federal Common Stock at a price per share stated therein.

         4. Representations and Warranties of Utah Federal. The "Utah Federal Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which have been delivered to WMI and WMBfsb. Utah Federal hereby represents and warrants to WMI and WMBfsb as follows:

                 4.1      Organization, Power, Good Standing, Etc.

                 (a) Utah Federal is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. Its charter is in full force and effect, and no conservator or receiver has been appointed for Utah Federal. Utah Federal has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted.
Utah Federal is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Utah Federal. Utah Federal accounts are insured by the Savings Association Insurance Fund (the "SAIF") administered by the Federal Deposit Insurance Corporation (the "FDIC") in accordance with the Federal Deposit Insurance Act. Utah Federal is a member in good standing of the Federal Home Loan Bank of Seattle. Utah Federal is a qualified thrift lender pursuant to Section 10(m) of the Home Owners' Loan Act, as amended ("HOLA"). Utah Federal has heretofore delivered or made available to WMI true and correct copies of its Articles of Incorporation and Charter (together, the "Articles") and its bylaws as in effect on the date hereof. As used in this Agreement, the term "Material Adverse Effect" with respect to a party shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such party and such party's subsidiaries taken as a whole.

                 (b) Except for 2425 Service Corporation (the "Utah Federal Subsidiary"), there is no firm, corporation, partnership, joint venture or similar organization which is consolidated with Utah Federal for financial reporting purposes or any corporation a majority of the outstanding capital stock of which is owned by Utah Federal. All of the issued and outstanding capital stock of the Utah Federal Subsidiary is owned by Utah Federal. The Utah Federal Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. The Utah Federal Subsidiary has all requisite corporate power and authority to carry on its business as currently conducted. The Utah Federal Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would have a Material Adverse Effect on Utah Federal. Disclosure Schedule 4.1(b) correctly sets forth a list of each firm, corporation, partnership, joint venture or similar organization in which Utah Federal has a direct or indirect controlling, or 10 percent or greater, equity interest (an "Investment Entity").

                 (c) The minute books of Utah Federal contain materially complete and accurate records of all meetings held and other corporate action taken, since December 31, 1991, by its stockholders and Board of Directors.

                 (d) Except for the Utah Federal Subsidiary or as set forth on Disclosure Schedule 4.1(d), Utah Federal does not own (beneficially or otherwise) any capital stock or other equity interest in any corporation or other entity which is not an Investment Entity.

                 (e) Utah Federal has previously delivered to, or made available for inspection by, WMI or WMBfsb true and complete copies of all agreements to which it or the Utah Federal Subsidiary is a party or by which it or the Utah Federal Subsidiary or any of the assets of either may be bound, other than loans, credit facility agreements or accounts in the ordinary course, (i) which relate to any ownership interest by Utah Federal or the Utah Federal Subsidiary of an equity interest in any partnership, joint venture, or similar enterprise, (ii) pursuant to which either Utah Federal or the Utah Federal Subsidiary may be required to transfer funds in respect of an equity interest to, make an investment in, or guarantee or assume any debt, dividend or other obligation of, any person or entity, partnership, joint venture or similar enterprise, or (iii) pursuant to which Utah Federal or the Utah Federal Subsidiary is or may become an equity investor in a real estate project.

                 4.2 Capitalization. The authorized capital stock of Utah Federal consists of 500,000 shares of Utah Federal Common Stock and 50,000 shares of preferred stock, par value $10.00 per share ("Utah Federal Preferred Stock"). As of the date hereof, 139,000 shares of Utah Federal Common Stock and no shares of Utah Federal Preferred Stock were issued and outstanding. No shares of stock are held in Utah Federal's treasury, and, except for the repurchase of 1,000 shares of Utah Federal Common Stock described on Disclosure
Schedule 4.2, Utah Federal has not in the past two years repurchased or retired any shares of its capital stock. All of the issued and outstanding shares of Utah Federal Common Stock and Utah Federal Preferred Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are 3000 shares of Utah Federal Common Stock reserved for issuance upon the exercise of outstanding employee stock options but not for any other reason. Disclosure
Schedule 4.2 sets forth a list of all stockholders of record of Utah Federal and the number of shares owned by each and a list of all individuals who hold stock options, the number of shares for which options have been granted to such individuals and the exercise price for each option. Except as set forth in Disclosure Schedule 4.2, neither Utah Federal nor the Utah Federal Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which Utah Federal or the Utah Federal Subsidiary is a party with respect to voting any such shares.

                 4.3      Loan Portfolio.

                 (a) All evidences of indebtedness in current principal amount in excess of $150,000 reflected as assets in the Utah Federal December 31, 1995 Financial Statements (as hereinafter defined) were, as of December 31, 1995, in all respects binding obligations of the respective obligors named therein and no such indebtedness is subject to any defenses which have been asserted on or prior to the date hereof, or, to the best knowledge of Utah Federal, may be asserted, except as set forth on Disclosure Schedule 4.3(a), and except for defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. To the knowledge of Utah Federal, all such indebtedness in a current principal amount in excess of $25,000 that is primarily secured by an interest in personal or real property is secured by a valid and perfected lien.

                 (b) All loans with a balance in excess of $250,000 as of December 31, 1995 which either are unsecured or are secured by property other than 1-4 family residences are listed on Disclosure Schedule 4.3(b), which indicates, for each such loan, the loan number, the borrower's name and the unpaid balance as of December 31, 1995.

                 (c) Except as disclosed on Disclosure Schedule 4.3(c), no loan, all or any part of which is an asset of Utah Federal was, as of December 31, 1995, more than 30 days delinquent.

                 (d) The documentation for each loan (the "Loan File") is correct and complete to the extent that all Loan Files contain those documents necessary for Utah Federal to enforce the loans and realize upon the security, if any, therefor, including but not limited to properly executed notes or credit agreements and security documents. In addition, the Loan Files for all loans secured primarily by real property also contain evidence of property casualty insurance (or are covered by a mortgage protection policy) and, where required by the OTS or other governmental regulators, appraisals, policies of title insurance (or, in the case of loans closed within the past three months, commitments therefor) and policies of flood insurance.

                 (e) Each outstanding loan or commitment to extend credit was solicited and originated and is administered in accordance with the relevant loan documents and in material compliance with all requirements of federal, state and local laws and regulations applicable at the time the loan was originated or modified.

                 (f) Except as disclosed on Disclosure Schedule 4.3(f), none of the loans in which Utah Federal has sold participation interests has any buy-back or guarantee obligations. The percentage of interest retained by Utah Federal in any sold participation interest is not subordinated to the percentage of interest sold.

                 (g) There are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected on the note or the relevant credit agreement.

                 (h) Utah Federal's allowance for possible credit losses as of September 30, 1995, and December 31, 1995, was adequate to absorb reasonably anticipated losses in the credit portfolio of Utah Federal (including losses on loans, financing leases and other extensions of credit), in view of the size and character of such portfolio, current economic conditions, and other pertinent factors; and no facts have subsequently come to the attention of management of Utah Federal which would cause it to restate in any material way the level of such allowance.

                 (i) There are no loans, financing leases, or other extensions of credit or commitments to extend credit that, to Utah Federal's knowledge, should have been classified by Utah Federal as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss," or any comparable classification that are not so classified.

                 (j) Except as set forth on Schedule 4.3(j), Utah Federal has no loans secured by commercial real estate. These loans are described by borrower's name, loan number and unpaid principal loan balance on Schedule 4.3(j). Utah Federal makes no representations or warranties as to the environmental condition of the properties securing the loans shown on Schedule 4.3(j) and no Phase I environmental studies shall be required by WMI or WMBfsb on such properties in connection with the transaction contemplated by this Agreement.

                 (k) Except for residential loan commitments issued in the ordinary course of business and except as shown on Disclosure Schedule 4.3(k), as of December 31, 1995, Utah Federal has no outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend, in excess of $250,000.

                 4.4      Reports.

                 (a) Utah Federal has duly filed with the OTS in correct form in all material respects, the monthly, quarterly, semiannual and annual reports required to be filed by it under all applicable savings association and securities laws and regulations for all periods subsequent to December 31, 1992. Utah Federal has previously delivered or made available to WMI or WMBfsb accurate and complete copies of such reports.

                 (b) Utah Federal has previously delivered or made available to WMI or WMBfsb an accurate and complete copy of each (a) final proxy statement and report delivered by Utah Federal to its stockholders since June 30, 1992, and (b) other communications (other than general advertising materials) mailed by Utah Federal to its stockholders since June 30, 1992 and no such proxy statement, report or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 4.5 Authority. Utah Federal has requisite corporate power and authority to execute and deliver this Agreement, the Option and the Plan of Merger and, subject to the Utah Federal Stockholder Approval and applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Option and the Plan of Merger and the consummation of the





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transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Utah Federal. This Agreement and the Option have been duly and validly executed and delivered by Utah Federal. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement and the Option constitute the valid and binding obligation of Utah Federal, enforceable against it in accordance with their respective terms.

                 4.6 No Violation. Neither the execution and delivery of this Agreement, the Option or the Plan of Merger nor the consummation by Utah Federal of the transactions contemplated hereby and thereby, nor compliance by Utah Federal with any of the terms or provisions hereof or thereof, will (i) assuming Utah Federal Stockholder Approval, violate any provision of the Articles or bylaws of Utah Federal, (ii) assuming the consents and approvals referred to in Section 7.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Utah Federal or any of its respective properties or assets, or
(iii) except as set forth on Disclosure Schedule 4.6, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Utah Federal under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Utah Federal is a party, or by which it or any of its properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations and encumbrances which would not in the aggregate have a Material Adverse Effect on Utah Federal.

                 4.7 Consents and Approvals. Except for (i) consents and approvals of or filings, deliveries or registrations with the SEC, the OTS, the United States Department of Justice (the "Justice Department"), or other applicable governmental authorities, (ii) the approval of the stockholders of Utah Federal and (iii) the consents, approvals, filings or registrations set forth on Disclosure Schedule 4.7, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on Utah Federal, are necessary in connection with the execution and delivery by Utah Federal of this Agreement and the consummation of the transactions contemplated hereby.

                 4.8      Financial Statements.

                 (a) Utah Federal has previously delivered or made available to WMI or WMBfsb copies of (i) the statements of financial condition of Utah Federal as of September 30, in each of the three fiscal years 1993, 1994, and 1995, and the related consolidated statements of income, statements of stockholders' equity and statements of cash flows for each of the three year periods ending, respectively, on September 30, 1993, 1994 and 1995, in the case of 1993 accompanied by the Utah Federal audit reports of KPMG Peat Marwick LLP and in the case of 1994 and 1995 accompanied by the Utah Federal audit reports of Anderson, Peterson & Co., P.C. ("Anderson Peterson"), independent public accountants, with respect to Utah Federal (the "Utah Federal 1993, 1994 and 1995 Financial Statements," respectively), and (ii) the unaudited consolidated balance sheet of Utah Federal as of December 31, 1995 and the related unaudited consolidated statements of income for the three- month period then ended (the "Utah Federal December 1995 Financial Statements"). The consolidated statements of condition of Utah Federal referred to herein (including the related notes) fairly present the consolidated financial position of Utah Federal as of the respective dates set forth therein, and the other financial statements referred to herein (including the related notes) fairly present the results of the consolidated operations and changes in stockholders' equity and cash flows of Utah Federal for the respective fiscal periods or as of the respective dates set forth therein, except that interim unaudited financial statements are subject to normal year-end adjustments.

                 (b)      Each of the financial statements referred to in
Section 4.8(a) (including the related notes) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as indicated in the notes thereto). The books and records of Utah Federal have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.





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                 4.9      Brokerage.  Except for amounts owed to Columbia
Financial Advisors, Inc. in connection with a fairness opinion, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Utah Federal in connection with the transactions contemplated by this Agreement.

                 4.10 Absence of Certain Changes or Events. As of the date hereof, except as disclosed in Disclosure Schedule 4.10, there has not been any material adverse change in the business, operations, properties, assets or financial condition of Utah Federal from that described in Utah Federal 1995 Financial Statements or the Utah Federal December 1995 Financial Statements (except for changes resulting from market and economic conditions which generally affect the savings bank industry as a whole, including, without limitation changes in law or regulation, and changes in generally accepted accounting principles or interpretations thereof) and, to the best of Utah Federal's knowledge, no fact or condition existed as of the date hereof that Utah Federal had reason to believe would cause such a material adverse change after the date hereof.

                 4.11 Litigation, Etc. As of the date hereof, except as disclosed on Disclosure Schedule 4.11, there were no actions, suits, claims, inquiries, proceedings or, to the knowledge of Utah Federal, investigations before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of Utah Federal, threatened against Utah Federal which would reasonably be expected to result in any liabilities, including defense costs, in excess of $50,000 in the aggregate. Except as disclosed on Disclosure Schedule 4.11, Utah Federal is not subject to any order, judgment or decree and Utah Federal is not in default with respect to any such order, judgment or decree.

                 4.12     Taxes and Tax Returns.

                 (a) The amounts set up as provisions for taxes on the Utah Federal December 1995 Financial Statements are sufficient for all material accrued and unpaid federal, state, county and local taxes, interest and penalties of Utah Federal, whether or not disputed, for the period ended December 31, 1995 and for all fiscal periods prior thereto. Utah Federal has not entered into any agreements or understandings with the Internal Revenue Service or other applicable taxing authorities to extend or waive any statute of limitations or time for assessment. Complete and correct copies of the income tax returns of Utah Federal for the five fiscal years ending December 31, 1994, as filed with the Internal Revenue Service and all state, county and local taxing authorities, together with all related correspondence and notices, have previously been delivered or made available to WMI or WMBfsb.

                 (b) Utah Federal has timely and correctly filed all federal, state, county and local tax and other returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns), except to the extent that the failure to timely or correctly file such Returns does not result in aggregate penalties or assessments of more than $25,000, and has paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever shown by such Returns to be owed, or which are otherwise due and payable (hereinafter called "Taxes"), and to the extent any material liabilities for Taxes have not been fully discharged, full and complete reserves have been established on the Utah Federal 1995 Financial Statements. Utah Federal is not in default in the payment of any Taxes due or payable or any assessments received in respect thereof except for Taxes which are being contested in good faith. No additional assessments of Taxes are known to Utah Federal to be proposed, pending or threatened, other than Taxes for periods for which returns are not yet filed.

                 (c) Utah Federal has not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended.

                 4.13     Employees; Employee Benefit Plans.

                 (a) Except as set forth on Disclosure Schedule 4.13(a), as of the date hereof, Utah Federal is not a party to or bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any officers, employees or consultants and except as provided herein, and under those Benefit Plans (as defined below) set forth on Disclosure Schedule 4.13(a), consummation of the transactions





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contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Utah Federal to any officer or employee thereof. Utah Federal has previously delivered or made available to WMI or WMBfsb true and complete copies of all employment, consulting and deferred compensation agreements that are in writing, to which Utah Federal is a party.

                 (b) Except as set forth on Disclosure Schedule 4.13(b), as of the date hereof, no officer or employee of Utah Federal is receiving aggregate remuneration (bonus, salary and commissions) at a rate which, if annualized, would exceed $60,000 in 1996.

                 (c) Except as disclosed on Disclosure Schedule 4.13(c), as of the date hereof, there are not, and have not been at any time in the past three years, any actions, suits, claims or proceedings before any court (which have been served on Utah Federal), commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the best of Utah Federal's knowledge, threatened by any employees, former employees or other persons relating to the employment practices or activities of Utah Federal (except for threatened actions which have subsequently been resolved). Utah Federal is not a party to any collective bargaining agreement, and no union organization efforts are pending or, to the best of Utah Federal's knowledge, threatened nor have any occurred during the last three years.

                 (d) Utah Federal has made available to WMI or WMBfsb true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials.

                 (e) With respect to all employee benefit plans, Utah Federal represents and warrants as follows:

                      (i)         All employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which Utah Federal has any obligation or liability, or under which any employee or former employee has any rights to benefits or any "cafeteria plans," as described in Section 125 of the Internal Revenue Code of 1986, as amended (the "Code") (together, the "Benefit Plans") are set forth on Disclosure Schedule 4.13(e)(i). Except as set forth on Disclosure Schedule 4.13(e)(i), none of the Benefit Plans is subject to Title IV of ERISA, is a "multiemployer plan," as such term is defined in Section 3(37) and 4001(a)(3) of ERISA and Section 414(f) of the Code, or is subject to the funding requirements of Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA.

                      (ii)        All employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which Utah Federal has any obligation or liability, or under which any employee or former employee has any rights to benefits or any "cafeteria plans," as described in Section 125 of the Internal Revenue Code of 1986, as amended (the "Code") (together, the "Benefit Plans") are set forth on Disclosure Schedule 4.13(e)(i).

                    (iii) In all material respects, except as discussed on Disclosure Schedule 4.13(e)(ii), the terms of the Benefit Plans are, and the Benefit Plans have been administered, in accordance with the requirements of ERISA, the Code, applicable law and the respective plan documents. Except as disclosed on Disclosure Schedule 4.13(e)(ii), none of the Benefit Plans is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. Except as disclosed on Disclosure Schedule 4.13(e)(ii), all material reports and information required to be filed with, or provided to, the United States Department of Labor, Internal Revenue Service, the Pension Benefit Guaranty Corporation (the "PBGC") and plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided. With respect to each Benefit Plan for which an annual report has been filed, no material change has occurred with respect to the matters covered by the most recent annual report since the date thereof.





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                      (iv)        Utah Federal is not aware of any facts
regarding any Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") that would present a significant risk that any Employee Pension Benefit Plan would not be determined by the appropriate District Director of the Internal Revenue Service to be "qualified" within the meaning of Section 401(a) of the Code, or with respect to which any trust maintained pursuant thereto is not exempt from federal income taxation pursuant to Section 501 of the Code, or with respect to which a favorable determination letter could not be issued by the Internal Revenue Service with respect to each such Employee Pension Benefit Plan.

                      (v) Prior to the Closing, Utah Federal shall deliver or make available to WMI or WMBfsb complete and correct copies (if any) of (w) the most recent Internal Revenue Service determination letter relating to each Employee Pension Benefit Plan intended to be tax qualified under
Section 401(a) and 501(a) of the Code, (x) the most recent annual report (Form 5500 Series) and accompanying schedules of each Benefit Plan, filed with the Internal Revenue Service or an explanation of why such annual report is not required, (y) the most current summary plan description for each Benefit Plan, and (z) the most recent audited financial statements of each Benefit Plan.

                      (vi) With respect to each Benefit Plan, all contributions, premiums or other payments due or required to be made to such plans as of the Effective Time have been or will be made or accrued prior to the Effective Time.

                    (vii) To the best of Utah Federal's knowledge, there are not now, nor have there been, any "prohibited transactions", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Utah Federal, or any officer, director or employee of Utah Federal, with respect to the Benefit Plans that could subject Utah Federal or any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

                   (viii) As of the date hereof, no claim, lawsuit, arbitration or other action has been instituted, asserted (and no such lawsuit has been served on Utah Federal) or, to the best of Utah Federal's knowledge, threatened by or on behalf of such Benefit Plan or by any employee alleging a breach or breaches of fiduciary duty or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of Utah Federal or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and WMI or WMBfsb will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

                      (ix) Except as may be required by the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), no Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment nor does Utah Federal have any current or projected liability under any such plans.

                      (x) Utah Federal has not maintained or contributed to, and does not currently maintain or contribute to, any severance pay plan. All payments (other than regular wages and vacation pay) made to employees of Utah Federal coincident with or in connection with termination of employment since January 1, 1994 are disclosed on Disclosure Schedule 4.13(e)(ix).

                      (xi) No individual will accrue or receive any additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan, or otherwise obtain rights to any "parachute payment," as defined in Section 280G(b)(2) of the Code, as a result of the transactions contemplated by this Agreement.

                    (xii) Utah Federal has complied in all material respects with all of the requirements of COBRA.

                 4.14 Utah Federal Information. The information relating to Utah Federal to be contained in the Proxy Statement/Prospectus contemplated by Section 1(e) hereof will not, at the time it is filed with the





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
applicable governmental authorities, as of the date thereof, or at the date actions of Utah Federal stockholders are taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

                 4.15     Compliance With Applicable Law.

                 (a) Except as set forth on Disclosure Schedule 4.15(a), each of Utah Federal and the Utah Federal Subsidiary holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its respective businesses and such Permits are in full force and effect, and Utah Federal is in all respects complying therewith, except where the failure to possess or comply with such Permits would not have a Material Adverse Effect on Utah Federal.

                 (b) Except as set forth on Disclosure Schedule 4.15(b), each of Utah Federal and the Utah Federal Subsidiary is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have in the aggregate a Material Adverse Effect on Utah Federal.

                 4.16     Contracts and Agreements.

                 As of the date hereof, except as disclosed in Disclosure
Schedule 4.16, (i) except with respect to deposits or other borrowings in the ordinary course of business, Utah Federal is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Utah Federal of more than $25,000, (ii) Utah Federal is not a party to nor was it bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Utah Federal and (iii) no commitment, contract, agreement or other instrument other than Utah Federal's charter documents, to which Utah Federal is a party or by which it is bound, limits the freedom of Utah Federal to compete in any line of business or with any person.

                 4.17     Affiliate Transactions.

                 (a) Except as disclosed in Disclosure Schedule 4.17 or in Utah Federal's proxy statements relating to its annual meetings of stockholders, and except as specifically contemplated by this Agreement, since January 1, 1992, Utah Federal has not engaged in, or is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to Utah Federal of $60,000 or more during any consecutive 12 month period.

                 (b)      For purposes of this Section 4.17, "Affiliated
Person" means:

                      (i) a director, executive officer or Controlling Person (as defined below) of Utah Federal;

                      (ii) a spouse of a director, executive officer or Controlling Person of Utah Federal;

                    (iii) a member of the immediate family of a director, executive officer, or Controlling Person of Utah Federal who has the same home as such person;

                      (iv) any corporation or organization (other than Utah Federal) of which a director, executive officer or Controlling Person of Utah Federal (w) is a chief executive officer, chief financial officer, or a person performing similar functions; (x) is a general partner; (y) is a limited partner who, directly or indirectly, either alone or with his spouse and the members of his immediate family who are also Affiliated Persons, owns an interest of five percent or more in the partnership (based on the value of his contribution) or who, directly or indirectly through other directors, executive officers and Controlling Persons of Utah Federal and their spouses and their immediate family members who are also Affiliated Persons, owns an interest in 25 percent or more of the





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partnership; or (z) directly or indirectly either alone or with his spouse and the members of his immediate family who are also Affiliated Persons, owns or controls ten percent or more of any class of equity securities, or owns or controls, with other directors, executive officers, and Controlling Persons of Utah Federal and their spouses and their immediate family members who are also Affiliated Persons, 25 percent or more of any class of equity securities;

                      (v) any trust or estate in which a director, executive officer, or Controlling Person of Utah Federal or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity.

                 (c) For purposes of this Section 4.17 "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding Utah Federal Common Stock.

                 (d) For purposes of this Section 4.17, the term "director" means any director, trustee, or other person performing similar functions with respect to any organization whether incorporated or unincorporated.

                 (e) For purposes of this Section 4.17, the term "executive officer" means the president, any executive vice president, any senior vice president, the secretary, the treasurer, the comptroller, and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

                 4.18 Disclosure. To the knowledge of Utah Federal, no representation or warranty of Utah Federal contained in this Agreement, and no statement contained in the Disclosure Schedules delivered by Utah Federal hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it was made, not misleading.

                 4.19     Title to Property.

                 (a) Real Property. Disclosure Schedule 4.19(a) contains a true and correct description of all interests in real property (other than real property security interests received in the ordinary course of business), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Utah Federal has or claims an interest as of the date hereof and any guarantees of any such leases by Utah Federal. True and complete copies of such leases have previously been delivered or made available to WMI or WMBfsb, together with all amendments, modifications, agreements or other writings related thereto. Except as disclosed on Disclosure Schedule 4.19(a), each such lease is legal, valid and binding as between Utah Federal and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Except as disclosed on Disclosure Schedule 4.19(a), Utah Federal has good, valid and marketable title to all real property owned by it on the date hereof, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current Taxes not yet due and payable, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Utah Federal are in substantially good condition and repair.

                 (b) Environmental Matters. Except as set forth on Disclosure Schedule 4.19(b), to the knowledge of Utah Federal, the real property owned or leased by Utah Federal on the date hereof does not contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or, except for materials which are ordinarily used in office buildings and office equipment such as janitorial supplies and do not give rise to financial liability therefor under the hereafter defined Environmental Laws, releases of hazardous substances as such terms may be defined by all applicable federal, state or local environmental protection laws and regulations ("Environmental Laws"). As of the date hereof (i) no part of any such real property has been listed, or to the knowledge of Utah Federal, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on a registry or inventory of inactive hazardous waste sites maintained by any state, and, (ii) except as set forth on Disclosure





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
Schedule 4.19(b), no notices have been received alleging that Utah Federal was a potentially responsible person under CERCLA or any similar statute, rule or regulation. Utah Federal knows of no violation of law, regulation, ordinance (including, without limitation, laws, regulations and ordinances with respect to hazardous waste, zoning, environmental, city planning or other similar matters) relating to its respective properties, which violations could have in the aggregate a Materially Adverse Effect on Utah Federal.

                 (c) Personal Property. Disclosure Schedule 4.19(c) contains a true and correct list of (i) each item of machinery, equipment, or furniture, including without limitation computers and vehicles, of Utah Federal, included on the Utah Federal December 1995 Financial Statements at a carrying value of, or, if acquired after December 31, 1995, for a purchase price of, more than $25,000, (ii) each lease or other agreement under which any such item of personal property is leased, rented, held or operated where the current fair market value of such item is more than $25,000 and (iii) all trademarks, trade names or service marks currently used, owned, or registered for use by Utah Federal. Except as disclosed on Schedule 4.19(c), Utah Federal has good, valid and marketable title to all personal property owned by it, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever.

                 4.20 Insurance. Disclosure Schedule 4.20 contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Utah Federal (other than insurance policies under which Utah Federal is named as a loss payee or additional insured as a result of its position as a secured lender). Utah Federal is in compliance with all of the material provisions of its insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 4.20, Utah Federal is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid. Utah Federal has previously delivered to, or made available for inspection by, WMI or WMBfsb each insurance policy to which Utah Federal is a party (other than insurance policies under which Utah Federal is named as a loss payee or additional insured as a result of its position as a secured lender).

                 4.21 Powers of Attorney. Utah Federal has no powers of attorney outstanding other than those issued pursuant to the requirements of regulatory authority or in the ordinary course of business with respect to routine matters.

                 4.22 Benefit Plans Invested in Common Stock. Except for the Utah Federal Option Agreement, shares of Utah Federal Common Stock are not available to individuals, directly or indirectly, through any Benefit Plan, and no Benefit Plan is invested in Utah Federal Common Stock.

                 4.23 Community Reinvestment Act Compliance. Utah Federal is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA"). Utah Federal has not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Utah Federal to fail to be in substantial compliance with such provisions or to have its current rating lowered. Any change in the current rating which would prohibit the Merger from being consummated shall be a material adverse change in the business of Utah Federal.

                 4.24 Agreements with Bank Regulators. Utah Federal is not a party to or is subject to any written order, decree, agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is a recipient of any currently applicable extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. Utah Federal has not been advised within the last 18 months by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

         5. Representations and Warranties of WMI and WMBfsb. WMI and WMBfsb hereby represent and warrant to Utah Federal as follows:





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                 5.1      Corporate Organization.

                 (a) WMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. WMI has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is currently conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of business conducted by it makes such licensing or qualification necessary and where failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on WMI. WMI owns all of the outstanding capital stock of WMBfsb. WMI is a savings and loan holding company duly registered and in good standing with the OTS.

                 (b) WMBfsb is a federally-chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States. WMBfsb has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is currently conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on WMI. WMBfsb accounts are insured by the SAIF, administered by the FDIC, to the fullest extent permitted by law.

                 5.2      Authority.

                 (a) WMI has full corporate power and authority to execute and deliver this Agreement, the Plan of Merger and the Option, and, subject to applicable regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Plan of Merger and the Option and consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of WMI. This Agreement and the Option have been duly and validly executed and delivered by WMI and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute valid and binding obligations of WMI, enforceable against it in accordance with their respective terms.

                 (b) WMBfsb has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger, and, subject to applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and consummation of the transactions hereby have been duly and validly approved by the Board of Directors of WMBfsb and by the Board of Directors of the stockholder of WMBfsb. This Agreement has been duly and validly executed and delivered by WMBfsb and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute a valid and binding obligation of WMBfsb, enforceable against it in accordance with its respective terms.

                 5.3 No Violation. Neither the execution and delivery of this Agreement, the Option and the Plan of Merger by WMI and WMBfsb nor the consummation by WMI and WMBfsb of the transactions contemplated hereby and thereby, nor compliance by WMI and WMBfsb with any of the terms hereof or thereof, will (i) violate any provision of the Articles of Incorporation or charter or bylaws of WMI or WMBfsb, or (ii) assuming that the consents and approvals referred to in Section 7.1 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WMI or WMBfsb or any of their respective properties or assets, or
(iii) violate, conflict with, result in the breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of WMI or WMBfsb under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WMI or WMBfsb is a party, or by which they or any of their respective properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or encumbrances which in the aggregate will not prevent or delay the consummation of the transactions contemplated hereby.

                 5.4 Consents and Approvals. Except for consents and approvals of or filings or registrations with the SEC, the OTS, the Justice Department and other applicable governmental authorities, no consents or





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approvals of or filings or registrations with any third party or any public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on WMI, are necessary in connection with the execution and delivery by WMI and WMBfsb of this Agreement and the Plan of Merger.

                 5.5 WMI Information. The information relating to WMI and its subsidiaries supplied by WMI for inclusion in the Proxy Statement/Prospectus contemplated by Section 1(e) hereof will not, at the time the Proxy Statement/Prospectus is filed with the applicable governmental authorities, as of the date of such Proxy Statement/Prospectus or at the date stockholder action is taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading.

                 5.6 Sufficient Resources. WMI has and will have available at the Effective Time sufficient authorized but unissued shares of WMI Common Stock, to enable it lawfully to satisfy its payment obligations pursuant to this Agreement. WMI has and will have sufficient management and financial resources to obtain the required regulatory approvals for the Merger. On the date of this Agreement, there is no pending or, to the knowledge of WMI or WMBfsb, threatened legal or governmental proceeding against WMI or any subsidiary or affiliate thereof which would affect WMI's or WMBfsb's ability to obtain any of the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement. WMI will promptly notify Utah Federal if any of the representations contained in this Section 5.6 ceases to be true and correct.

                 5.7 Capitalization, Investments. The authorized capital stock of WMI as of February 20, 1996 consists of 100,000,000 shares of common stock, no par value per share, of which 65,939,292 shares (excluding shares held by a subsidiary of WMI) were, as of December 31, 1995, duly issued and outstanding, fully paid and nonassessable, and 10,000,000 shares of preferred stock, of which 6,122,500 shares were, as of December 31, 1995, issued and outstanding. As used herein, "WMI Subsidiaries" shall mean WMBfsb, Washington Mutual Bank, WM Financial, Inc., Murphey Favre, Inc., Composite Research & Management Co. and WM Life Insurance Co. Substantially all of the business of WMI and its subsidiaries is done through WMI and the WMI Subsidiaries. All of the WMI Subsidiaries' capital stock, which is issued and outstanding, is owned by WMI directly or indirectly through wholly-owned subsidiaries. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock from any of the WMI Subsidiaries, there is no commitment of any of the WMI Subsidiaries to issue any of the same. The common stock of WMI to be issued in the Merger will have been duly authorized and, when issued in accordance with the Plan of Merger, (i) will be validly authorized and issued and fully paid and nonassessable and no stockholder of WMI will have any preemptive rights thereto and (ii) will be registered under the Securities Act of 1933 and listed for trading on a national securities exchange or The Nasdaq Stock Market.

                 5.8 Financial Statements. WMI has made available to Utah Federal audited consolidated statements of financial condition for WMI and its subsidiaries as of the end of WMI's last three fiscal years, and audited consolidated statements of (i) operations, (ii) stockholders' equity, and (iii) cash flows for each of the last three fiscal years, including the notes to such audited consolidated financial statements, together with the reports of WMI's independent certified public accountants, pertaining to such audited consolidated financial statements. For purposes of this Agreement, the "WMI Statement" shall mean the audited consolidated statement of financial condition for WMI and its subsidiaries as of December 31, 1995 (including the notes thereto). The aforesaid audited consolidated statements of financial condition and the WMI Statement present fairly the financial condition of the companies indicated on a consolidated basis at the dates thereof, using generally accepted accounting principles consistently applied. Such audited consolidated statements of (i) operations, (ii) stockholders' equity, (iii) cash flows, and
(iv) financial position present fairly the results of the operations of the companies indicated on a consolidated basis for the periods or at the dates indicated, using generally accepted accounting principles consistently applied. Except as and to the extent reflected or reserved against in the WMI Statement, or as otherwise disclosed pursuant to this Agreement, neither WMI nor any of its subsidiaries had, at the date thereof, any material liabilities or obligations, or any other liabilities or obligations which in the aggregate would be material, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation,





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any tax liabilities, which should be reflected in the WMI Statement in accordance with generally accepted accounting principles consistently applied. The books and records of WMI and its subsidiaries are maintained in accordance with generally accepted accounting principles consistently applied.

                 5.9 Absence of Material Adverse Change. Since December 31, 1995, except as set forth on Disclosure Schedule 5.9 hereto, there has been
(i) no material adverse change in the financial condition, business or results of operations of WMI and its subsidiaries taken as a whole (except for changes resulting from market and economic conditions which generally affect the savings industry as a whole), (ii) no loss, destruction or damage to the properties of WMI or any of its subsidiaries, which loss, destruction, or damage is material to WMI and its subsidiaries taken as a whole and is not adequately covered by insurance; and (iii) no change in any of the accounting methods or practices or revaluation of any of the assets of WMI or its subsidiaries which is material to WMI and its subsidiaries taken as a whole. Since such date, WMI and its subsidiaries taken as a whole, have conducted their businesses, in all material respects, in compliance with applicable federal, state and local laws, statutes, ordinances and regulations.

                 5.10     Litigation.  Except as set forth on Disclosure
Schedule 5.10 hereto, no action, suit, counterclaim or other litigation, investigation or proceeding to which WMI or any of its subsidiaries is a party is pending, or is known by the executive officers of WMI or any of its subsidiaries to be threatened, against WMI or any of its subsidiaries before any court or governmental or administrative agency, domestic or foreign which would be reasonably expected to result in any liabilities which would, in the aggregate, have a Material Adverse Effect on WMI. Neither WMI nor any of its subsidiaries is subject to any order, judgment or decree nor is it a party to any supervisory agreement or arrangement, consensual or otherwise, with any regulatory authority. Neither WMI nor any of its subsidiaries is in default with respect to any such order, judgment, decree, agreement or arrangement.

                 5.11 Brokerage. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of WMI or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

                 5.12 Reports. WMI and WMBfsb (or their predecessors) have duly filed with the Washington Director of Financial Institutions (or his predecessor), the FDIC and the OTS, in correct form, the monthly, quarterly, semi-annual and annual reports required to be filed by them under applicable regulations for all periods subsequent to December 31, 1991. WMI and WMBfsb have previously delivered or made available to Utah Federal accurate and complete copies of such reports. WMI (or its predecessor) has timely filed all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and the rules and regulations promulgated thereunder. WMI has previously delivered or made available to Utah Federal an accurate and complete copy of each (i) offering circular, definitive proxy statement filed by it or its predecessor since June 30, 1992 with the FDIC or the SEC, and (ii) communication (other than general advertising materials) mailed by each of them to its stockholders since June 30, 1992 and no such offering circular, proxy statement or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 5.13 Disclosure. To the knowledge of WMI and WMBfsb, no representation or warranty of WMI or WMBfsb contained in this Agreement, and no statement contained in the Disclosure Schedules delivered by WMI or WMBfsb, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it was made, not misleading.

                 5.14 CRA Compliance. WMBfsb is in substantial compliance with the applicable provisions of CRA. WMBfsb has not been advised of the existence of any fact or circumstance or set of circumstances which, if true, would cause WMBfsb to fail to be in substantial compliance with such provisions.

                 5.15 Agreements With Bank Regulators. Neither WMI nor WMBfsb has been a party to or has been subject to any written order, decree, agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been a recipient of any extraordinary supervisory letter from,





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any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or the insurance of deposits therein which is outside the ordinary course of business or not generally applicable to entities engaged in the same business. Neither WMI nor WMBfsb has been advised by any such regulatory authority that such authority is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

                 5.16     Compliance With Applicable Law.

                 (a) WMI and each WMI Subsidiary holds all Permits necessary for the lawful conduct of their respective businesses and such Permits are in full force and effect, and WMI and each WMI Subsidiary are in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have a Material Adverse Effect on WMI.

                 (b) Except as set forth on Disclosure Schedule 5.16(b), WMI and each WMI Subsidiary is and since December 31, 1992 has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which has not and will not have in the aggregate a Material Adverse Effect on WMI.

         6.      Covenants of the Parties.

                 6.1 Conduct of the Business of Utah Federal. During the period from the date of this Agreement to the Effective Time, Utah Federal will conduct the business of Utah Federal and will engage in transactions only in the ordinary course and consistent with past practice and with prudent banking practice, except with the written consent of WMI (which will not be unreasonably withheld, delayed or conditioned). During such period, Utah Federal will use its best efforts to (x) preserve the business organizations of Utah Federal intact, (y) keep available to it and to WMI and WMBfsb the present services of the employees of Utah Federal, and (z) preserve for itself and for WMI and WMBfsb the goodwill of the customers of Utah Federal and others with whom business relationships exist. In addition, without limiting the generality of the foregoing, Utah Federal agrees that from the date hereof to the Effective Time, except as otherwise consented to or approved by WMI in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law (in which case Utah Federal shall notify WMI in writing), Utah Federal will not:

                 (a) change any provisions of its Articles or bylaws or any similar governing documents of Utah Federal;

                 (b) change the number of shares of its authorized or issued capital stock (other than issuance of stock as a result of the exercise of options issued as of the date hereof and described on Disclosure Schedule 4.2) or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Utah Federal, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Utah Federal, or redeem or otherwise acquire any shares of such capital stock;

                 (c) except as permitted pursuant to Section 6.13 hereof, grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees (other than those executing Employment Agreements) consistent with past increases;

                 (d) make any capital expenditures in excess of (i) $40,000 per project or related series of projects or (ii) $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

                 (e) make application for the opening of any, or open any, new branches;





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
                 (f) make application for the relocation or closing of any, or relocate or close any, branches;

                 (g) change in any material manner its lending or pricing policies or approval policies for making loans, its investment policies, its asset/liability management policies or any other material banking policies;

                 (h) make any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice at rates not less than prevailing market rates or issue or agree to issue any letters of credit or otherwise guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

                 (i) acquire assets other than those necessary in the conduct of its business in the ordinary course;

                 (j) sell, transfer, assign, encumber or otherwise dispose of assets other than has been customary in its ordinary course of business;

                 (k) enter into or amend or terminate any long-term (one-year or more) contracts (including real property leases) except for contracts of deposit at Utah Federal not otherwise restricted under this Agreement which are in the ordinary course of business consistent with past practice and not in excess of prevailing market rates and except for agreements for Utah Federal to lend money not otherwise restricted under this Agreement which are in the ordinary course of business consistent with past practice and provide for not less than prevailing market rates of interest);

                 (l) enter into or amend any contract (other than contracts for deposits at Utah Federal or agreements for Utah Federal to lend money not otherwise restricted under this Agreement) that calls for the payment by Utah Federal of $25,000 or more after the date of this Agreement (a "Material Contract") that cannot be terminated on not more than 30 days' notice without cause and without payment or loss of any material amount as a penalty, bonus, premium or other compensation for termination;

                 (m) engage or participate in any material transaction or incur or sustain any material obligation except for transactions otherwise permitted under this Section 6.1 which are in the ordinary course of business consistent with past practices and which are of similar kinds and involve similar amounts;

                 (n) make any contributions to any Benefit Plans except in such amounts and at such times as consistent with past practice;

                 (o) increase the number of full time equivalent employees of Utah Federal above 84;

                 (p) except after having followed reasonable procedures with respect to the investigation of potential environmental problems, which procedures have been approved in writing by WMI (which approval shall not be unreasonably withheld, delayed or conditioned), foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business); or

                 (q)      agree to do any of the foregoing.

         The parties agree that between the date hereof and Closing they shall reasonably cooperate with each other and work together in good faith to (i) ensure that commercial checking accounts opened by Utah Federal are done so in a manner consistent with past practice, (ii) ensure that loans made to persons or entities located in Nevada or secured by property located in Nevada are made in a manner consistent with past practice, and (iii) wind down by Closing any securities brokerage activities conducted by Utah Federal or the Utah Federal Subsidiary or in or adjacent to Utah Federal branches.

                 6.2 No Solicitation. Neither Utah Federal nor any of its directors, officers, representatives, agents or other persons controlled by any of them, shall, directly or indirectly encourage or solicit, or (except to





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the extent that the directors of Utah Federal in their good faith judgment after receipt of advice of counsel determine that such response is reasonably required in order to discharge their fiduciary duties) hold discussions or negotiations with, or provide any information to, any person, entity or group other than WMBfsb or WMI concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Utah Federal, or any division. Utah Federal will promptly communicate to WMI the terms of any proposal that it may receive in respect of any such transaction. Notwithstanding the foregoing two sentences, if the board of directors of Utah Federal receives an unsolicited offer or inquiry with respect to such a transaction, the board may respond to such offer if the board determines in its good faith judgment (after receiving advice of counsel) that such response is reasonably required in order to discharge its fiduciary duties.

                 6.3      Current Information.

                 (a) No later than ten days after the date of this Agreement, Utah Federal and WMI shall each designate an individual acceptable to the other party (a "Designated Representative" and, together, the "Designated Representatives") to be the primary point of contact between the parties. During the period from the date of their designation to the Effective Time, the Designated Representatives or their representatives shall confer on a regular basis so that WMBfsb and WMI are kept advised as to the general status of the ongoing operations of Utah Federal. Without limiting the foregoing, Utah Federal agrees to confer with the WMI Designated Representative regarding any proposed significant changes to Utah Federal's asset/liability management policies and objectives. Utah Federal agrees to provide access to members of WMI's and WMBfsb's acquisition team and to work with them in order to plan, prepare for and facilitate the coordination of the parties' data processing systems with each other as well as other matters arising from the Merger. Utah Federal will promptly notify the WMI Designated Representative or his or her representatives of any material change in the normal course of business or in the operation of the properties of Utah Federal or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any litigation involving Utah Federal, and have kept and will keep the WMI Designated Representative or his or her representatives fully informed of such events and the progress of any already existing litigation.

                 (b) WMI shall immediately notify the Utah Federal Designated Representative if it appears that there has occurred any change in its financial or other condition or any other event that will or may affect WMI's ability to complete the Merger or have a Material Adverse Effect on WMI.

                 6.4      Access to Properties and Records; Confidentiality.

                 (a) Utah Federal shall permit WMI and WMBfsb reasonable access to its properties, and shall disclose and make available to WMI and WMBfsb all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of Utah Federal, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which WMBfsb or WMI may have a reasonable interest, including, without limitation, all loan files in each case during normal business hours and upon reasonable notice. Utah Federal shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Utah Federal or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                 (b) All information furnished by Utah Federal to WMBfsb or WMI or the representatives or affiliates of either pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of Utah Federal until consummation of the Merger and, if the Merger shall not occur, WMBfsb, WMI and their affiliates, agents and advisers shall upon written request return to Utah Federal, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) WMBfsb or WMI can establish by convincing evidence was already in its possession (subject to no obligations of confidentiality) prior to the disclosure thereof by Utah





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
Federal; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by WMI or WMBfsb or by the directors, officers or employees or agents of either; or (z) was disclosed to WMI or WMBfsb, or to the directors, officers or employees of either, solely by a third party not bound by any obligation of confidentiality; (ii) disclosure in accordance with the federal securities laws, federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction; or (iii) disclosure permitted pursuant to the letter to WMI from Utah Federal dated December 14, 1995.

                 (c) All information furnished by WMI or its subsidiaries to Utah Federal or the representatives or affiliates of Utah Federal pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of WMI until consummation of the Merger and, if the Merger shall not occur, Utah Federal and its affiliates, agents and advisors shall upon written request return to WMI, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) Utah Federal can establish by convincing evidence was already in its possession (subject to no obligations or confidentiality) prior to the disclosure thereof by Utah Federal; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by Utah Federal or by the directors, officers or employees or agents of Utah Federal; or (z) was disclosed to Utah Federal, or to the directors, officers or employees of Utah Federal, solely by a third party not bound by any obligation of confidentiality; (ii) disclosure in accordance with the federal securities laws, federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction; or (iii) disclosure permitted pursuant to the letter to Utah Federal from WMI dated December 14, 1995.

                 6.5      Reports.

                 (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date hereof (other than the last quarter of any fiscal year), Utah Federal will deliver to WMBfsb or WMI its quarterly report filed with the OTS. As soon as reasonably available but in no event more than 120 days after the end of each fiscal year ending after the date hereof, Utah Federal will deliver to WMI its annual report as filed with the OTS.

                 (b) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date hereof (other than the last quarter of any fiscal year), WMI will deliver to Utah Federal its quarterly report on Form 10-Q, as filed under the Securities Exchange Act. As soon as reasonably available, but in no event more than 120 days after the end of each fiscal year ending after the date of this Agreement, WMI will deliver to Utah Federal its annual report on Form 10-K as filed under the Securities Exchange Act.

                 6.6      Regulatory Matters.

                 (a) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, the OTS, the Justice Department, other regulatory authorities, or the holders of Utah Federal Common Stock. WMI and Utah Federal shall each have the right to review reasonably in advance all information relating to WMI or Utah Federal, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement.

                 (b) WMI and Utah Federal shall furnish each other with all reasonable information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus, or any other statement or application made by or on behalf of WMI or Utah Federal, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

                 (c) WMI and Utah Federal will promptly furnish each other with copies of written communications received by WMI or Utah Federal or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

                 6.7 Approval of Utah Federal Stockholders. Utah Federal will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on this Agreement and the transactions contemplated hereby and with the consent of WMI (which consent shall not be unreasonably withheld, delayed or conditioned), for such other purposes as may be necessary or desirable, (b) include in the Proxy Statement/Prospectus the recommendation of Utah Federal's Board of Directors that the stockholders approve this Agreement and the other transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement, (c) cooperate and consult with WMI with respect to each of the foregoing matters, and (d) use all reasonable efforts to obtain, as promptly as practicable, the necessary approvals by Utah Federal stockholders of this Agreement and the transactions contemplated hereby, except, in each case, where the directors of Utah Federal determine in their good faith judgment (after receiving advice of counsel) that they are required to do otherwise in order to discharge their fiduciary duties.

                 6.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                 6.9      Disclosure Supplements.

                 (a) As soon as practicable after the end of each calendar quarter ending after the date hereof, at such other times as WMI may reasonably request and at least five business days prior to Closing, Utah Federal will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Notwithstanding this provision, no supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions hereinafter set forth in Section 7.2 or the compliance by Utah Federal with the covenants set forth in Section 6 hereof, nor shall the delivery of any such supplement or amendment in and of itself be deemed to constitute an admission by Utah Federal of any omission from, or any incorrectness or inaccuracy of, any information previously delivered pursuant hereto.

                 (b) As soon as practicable after the end of each calendar quarter ending after the date hereof, at such other times as Utah Federal may reasonably request and at least five business days prior to Closing, WMI and WMBfsb will promptly supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. Notwithstanding this provision, no supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions hereinafter set forth in Section 7.3 or the compliance by WMI or WMBfsb with the covenants set forth in Section 6 hereof.

                 6.10 Public Announcements. Neither party will issue or distribute any information to its shareholders or employees, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby without the consent of the other party, except as may be otherwise required by law.

                 6.11 Failure to Fulfill Conditions. In the event that WMI or Utah Federal determines that a condition to its obligation to consummate the transactions contemplated hereby cannot be, or is not likely to be, fulfilled on or prior to November 30, 1996, and that it will not waive that condition, it will promptly notify the other party.





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                 6.12     Assignment of Contract Rights.  Utah Federal shall
obtain any consents, waivers or revisions necessary to allow WMI or WMBfsb to accede to all of the rights of Utah Federal under any existing real property leases and all material personal property leases, licenses and other contracts, including without limitation loan servicing contracts, which WMI wishes to have continue in effect after the Effective Time, without incurring substantial costs in connection therewith. WMI will offer its reasonable cooperation with Utah Federal in obtaining such consents, waivers and revisions, it being understood that the obligation to obtain such consents, waivers and revisions shall nevertheless be the obligation of Utah Federal.

                 6.13     Employees; Employee Benefit Plans.

                 (a) Except as otherwise provided herein, all employees of Utah Federal as of the Effective Time will continue as at will employees of WMBfsb after the Effective Time.

                 (b) Employees of Utah Federal who are terminated without cause by WMI, WMBfsb or any other subsidiary of WMI within one year after the Effective Date shall be eligible for severance pay according to the terms of the Washington Mutual Severance Plan, as amended and restated effective November 30, 1994, provided that WMI shall amend that Severance Plan to incorporate the terms of this Section 6.13(b).

         All eligibility requirements in the Washington Mutual Severance Plan shall apply, except that during the one year period after the Effective Date, if a Utah Federal employee is terminated without cause it shall not be a condition of eligibility that the termination was done as part of a general reduction in the size of the work force or because the position was being eliminated.

         Severance payments shall be paid in a lump sum on the first regular pay date following the date that any termination is effective. During the one year period after the Effective Time, severance payments for Utah Federal employees shall be computed as follows:

                 Non-officer: 1/2 month per year of service; maximum three months total pay.

                 Officer (as set out on Disclosure Schedule 6.13(b)): 1/2 month per year of service; maximum six months total pay.

         It is understood and agreed that any employees terminated by Utah Federal prior to the Effective Time will not receive any severance described above but shall receive the severance payment, if any, to which they are entitled under the Utah Federal severance plan.

         As used above in this Section 6.13(b), the term "year of service" shall mean a full year of service, except that any person having at least six months of service shall be deemed to have one full year of service (it being understood, for example, that a person with 18 months shall be treated as only having one year). In computing such severance payments for regular part-time employees, their per month compensation shall be based on the average number of hours worked per month while employed by Utah Federal in 1995. Utah Federal employees who are terminated "for cause" shall receive no severance payments.

         In the case of each of Val J. Peterson and Georgia S. Goodell, each shall be paid an amount equal to three times his or her currently monthly salary if he or she remains with Utah Federal until closing and is not offered a position with WMBfsb after the Effective Time. Such payment shall be in addition to the severance payments described above to which such person may be entitled.

         In the case of Michael R. Garrett, in the event he receives the payment described in Section 7(b)(i) of the Employment Agreement dated April 28, 1993 between Michael R. Garrett and Utah Federal, then Michael R. Garrett shall not be eligible to receive any severance payments described above.

         As used in this Section 6.13(b), termination "for cause" shall mean termination because (i) the employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) the employee is convicted of a crime (other than a traffic violation), or (iii) WMI or WMBfsb determines in good faith that the employee has engaged in dishonesty, fraud, destruction or theft of WMI or WMBfsb property, physical attack to a fellow





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
employee, willful malfeasance or gross negligence in the performance of his or her duties, or misconduct materially injurious to WMI or WMBfsb.

                 (c) All employees of Utah Federal who continue as employees of WMI, WMBfsb or any other subsidiary of WMI shall receive service credit for employment with Utah Federal, but not with any other employer unless service credit is required under section 414(a) of the Code or sections 1.411(a)-5(b)(3)(iv)-(v) of the Treasury Regulations, for purposes of satisfying all eligibility and vesting requirements in the WMI Retirement Savings and Investment Plan, the WMI Cash Balance Pension Plan, and the WMI Supplemental Executive Retirement Plan and for purposes of eligibility and calculation of benefits in the WMI Employee Stock Purchase Program, the WMI Severance Plan, the WMI Service Award Plan, the WMI Long Term Disability Plan, and all other fringe benefit programs and payroll practices, including temporary disability and vacation pay.

                 (d) Utah Federal shall not establish any Benefit Plan and shall not amend or terminate any Benefit Plan without the consultation and approval of WMI; provided, however, that WMI has decided that it is in its business interests to have Utah Federal begin termination proceedings with respect to the Utah Federal Profit Sharing Plan prior to Closing and Utah Federal hereby agrees to begin such proceedings which may or may not be completed prior to Closing.

                 (e) Utah Federal shall not disseminate or make available any memoranda, notices, plan summaries, or other communications regarding employment or the Benefit Plans without the consultation and approval of WMI or the Plan Administration Committee of WMI.

                 (f) Effective as of the Effective Time, all employees of Utah Federal shall, at the option of WMI, either continue to participate in the Benefit Plans that are in effect immediately prior to the Effective Time or become participants in similar WMI employee benefit plans, practices and policies (the "WMI Benefit Plans") on the same terms and conditions as similarly situated employees of WMI or its subsidiaries. If any of the employees of Utah Federal shall become eligible to participate in any WMI Benefit Plans that provide medical, hospitalization or dental benefits, WMI and WMBfsb shall waive any pre-existing condition exclusions and actively at work requirements (but shall not waive general requirements of formal employment with WMI or WMBfsb).

                 (g) All employees of Utah Federal will be entitled to payment for all accrued but unused vacation days, up to the accrual limit allowed by Utah Federal; the cost of such payments shall be reserved for by Utah Federal prior to the Effective Time. All sick leave or short-term disability accrued and not used by employees of Utah Federal prior to the Effective Time shall be maintained by WMI or WMBfsb after the Effective Time up to the accrual limit allowed by Utah Federal. From and after the Effective Time, all vacation time, sick leave and short-term disability shall accrue at the same rate as for similarly situated WMBfsb employees up to the accrued limit for such WMBfsb employees.

                 (h) All officers and other employees of Utah Federal shall be entitled to receive immediately prior to the Effective Time a bonus incentive payment for the portion of the current year up to the Effective Time. Bonus incentive payments shall be paid to eligible officers and employees under either Utah Federal's bonus incentive plan or a contract with Utah Federal (but not under both). The amount of such payments shall be calculated in accordance with the plan and applicable contracts in a manner consistent with past practice. The calculations shall be made on a pro rata basis for the portion of the applicable year up to the Effective Time (so that, by way of example, if the Effective Time is July 31, 1996, then the amount of the payment under the plan shall be 7/12ths of what would be the payment for an entire year). Utah Federal represents that it is its customary practice to accrue the amount of such payments monthly, it has done so through January 1996, and it will continue to do so up to the Effective Time. Eligibility to receive the bonus payments described in this Section 6.13(h) shall be in lieu of eligibility to participate in any WMI or WMBfsb cash bonus or cash incentive plan for the portion of 1996 up to the Effective Time (it being understood that WMI may amend any such plans to incorporate the terms of this Section 6.13(h)).

                 6.14     Indemnification of Utah Federal Directors and
                   Officers.

                 (a) WMI and WMBfsb will use all reasonable efforts, in cooperation with Utah Federal, to arrange for insurance coverage (with at least as much dollar coverage as Utah Federal's directors and officers have





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
under their current policy) for prior acts for all current and former directors and officers of Utah Federal, provided that such coverage must be available from normal carriers at a reasonable cost in light of the cost of similar policies under similar circumstances. WMI and WMBfsb shall not cancel such prior acts coverage for three years after the Effective Date.

                 (b) From and after the Effective Time, WMBfsb will, to the extent permitted by then applicable law and to the extent they would have been indemnified by Utah Federal, indemnify current and former directors, officers and employees of Utah Federal (each an "Indemnified Party") as though they had been directors, officers and/or employees of WMBfsb, for acts or omissions occurring prior to, and including, the Effective Time. In no event shall WMBfsb or its affiliates have any liability to indemnify Ernest J. Miller for liabilities or costs incurred in connection with the matter described in item number 4 on Disclosure Schedule 4.2.

         Any Indemnified Party wishing to claim indemnification under this provision shall, upon learning of any claim, action, suit, proceeding or investigation (hereinafter a "Claim"), promptly notify WMBfsb thereof. WMBfsb shall have the right to assume the defense of any such Claim and upon so doing shall not thereafter be liable to such Indemnified Party for any expenses, of other counsel or otherwise, subsequently incurred by such Indemnified Party in connection with such Claim. If WMBfsb elects not to assume such defense, or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between WMBfsb and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party and WMBfsb will pay all reasonable fees and expenses of such counsel incurred in defending the Claim; provided, however, that (i) in the event that more than one Indemnified Party is involved in the same Claim, WMBfsb shall not be obligated to pay for more than one firm of counsel for all Indemnified Parties in any one jurisdiction (unless counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of the Claim, and (iii) WMBfsb shall not be liable for any settlement effected without its prior written consent. If, upon the conclusion of the proceedings in any Claim, it is determined by WMBfsb that the Indemnified Party was not entitled to such indemnification, such party shall be required to reimburse WMBfsb for all cost expended in defending such Indemnified Party.

                 (c) This Section 6.14 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on WMBfsb and its successors and assigns.

                 6.15 Post-Closing Financial Statements. WMI agrees to use all reasonable efforts to file an 8-K with the SEC within 20 calendar days after the end of the first full calendar month deemed by Deloitte & Touche LLP to satisfy the requirement of ASR 135 with respect to the time period required for post-Merger financial results following the Effective Time (except if such month is the last month of a calendar quarter), which 8-K shall include financial results covering at least 30 days of post-merger combined operations of WMI and Utah Federal in accordance with ASR 135.

                 6.16 Post-Merger Actions. Following the Merger, neither WMI nor any of its affiliates shall take any action which will adversely affect the federal income tax treatment of the transaction to the stockholders of Utah Federal including, without limitation failing to continue at least one significant historic business line of Utah Federal or to use at least a significant portion of Utah Federal's historic assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d). This Section 6.16 is intended to benefit the stockholders of Utah Federal.

                 6.17 Current Public Information. WMI shall continue to satisfy the current public information requirements of Rules 144 and 145 of the SEC with respect to the WMI Common Stock, and to provide affiliates of Utah Federal with such information as they may reasonably require and to otherwise cooperate with them to facilitate sales of WMI Common Stock in compliance with Rules 144 and 145 of the SEC.

         7.      Closing Conditions.

                 7.1 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Utah Federal.

                 (b) All necessary regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

                 (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

                 (d) Tax Opinion. An opinion shall be obtained from Foster Pepper & Shefelman in a form reasonably satisfactory to WMI and Utah Federal with respect to federal income tax laws substantially to the effect that:

                      (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code.

                      (ii) No gain or loss will be recognized by a stockholder of Utah Federal who, pursuant to the Agreement, exchanges shares of Utah Federal Common Stock solely for shares of WMI Common Stock.

                    (iii)         Subject to the provisions and limitations of
Section 302 of the Code, gain or loss will be recognized with respect to each stockholder of Utah Federal who holds shares of Utah Federal Common Stock and who, pursuant to the exercise of dissenter rights, exchanges such shares solely for cash.

                      (iv) The payment of cash to a Utah Federal stockholder in lieu of a fractional share of WMI Common Stock will be treated as a distribution in redemption of the fractional share interest, such stockholder will be taxed on the cash received in accordance with the provisions and limitations of Section 302 of the Code and, in general, such distribution in redemption will be treated as a payment in exchange for such fractional share interest.

                      (v) The aggregate basis of the WMI Common Stock received by a Utah Federal stockholder who exchanges Utah Federal Common Stock for WMI Common Stock will be the same as the aggregate basis of the Utah Federal Common stock surrendered in exchange therefor (reduced by the basis allocable to any fractional share for which cash is received).

                      (vi) The holding period of the WMI Common Stock received by a Utah Federal stockholder will include the period during which the Utah Federal Common Stock surrendered in exchange therefore was held (if such Utah Federal Common Stock was held by such Utah Federal stockholder as a capital asset at the Effective Time).

                    (vii) Gain or loss recognized in exchange for a fractional share or if Utah Federal Common Stock is converted into cash by exercise of dissenter rights generally will be capital gain or loss if the shares of Utah Federal Common Stock were held by the Utah Federal stockholder as a capital asset. For such stockholders, if the shares had been held for more than one year, the gain or loss will be long-term capital gain or loss. Whether or not the character of any taxable gain or loss is material to a Utah Federal Stockholder depends upon the particular circumstances of the stockholder.

         It is understood that in connection with the delivery of such opinion, Ernest J. Miller shall execute and deliver to Foster Pepper & Shefelman a certificate substantially in the form attached hereto as Exhibit D.

                 (e) Antitrust Law. Any applicable pre-merger notification provisions of Section 7A of the Clayton Act shall have been complied with by the parties hereto, and no other statutory or regulatory requirements with respect to the Clayton Act shall be applicable other than
Section 18(c) of the Federal Deposit Insurance Act and rules and regulations in connection therewith. There shall be no pending or threatened proceedings under any applicable antitrust law of the State of Washington and Utah.

                 (f) Securities Laws. The shares of WMI Common Stock to be issued to the stockholders of Utah Federal in exchange for their shares shall be exempt or shall have been qualified or registered for offering and sale under the federal securities law and the state securities or Blue Sky laws of each jurisdiction in which stockholders of Utah Federal reside, and no order suspending the sale of such shares of WMI Common Stock in any such jurisdiction shall have been issued prior to the Effective Time and no proceedings for that purpose shall have been instituted or shall be contemplated; provided, that WMI shall not have been obligated to execute or file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not qualified. As soon as reasonably practicable, Utah Federal shall advise WMI of each jurisdiction in which stockholders of Utah Federal reside.

                 7.2 Conditions to the Obligations of WMI Under This Agreement. The obligations of WMI under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of all of the following conditions, any one or more of which may be waived by WMI:

                 (a) Each of the obligations or covenants of Utah Federal required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and each of the representations and warranties of Utah Federal contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date, which shall be true and correct as of such earlier date), except where the failure of such representations to be true and correct or the failure of Utah Federal to have performed the obligations and covenants as required by Section 6 hereof, shall not in the aggregate have had a negative economic effect of $250,000 or more on Utah Federal or will, when adjusted to their present value, have such an effect on WMI; provided, however, that the representations and covenants contained in Sections 4.2, 6.1(a), 6.1(b) and 6.2 shall not be subject to the foregoing materiality exception and must be fully complied with; and provided further, that for purposes of this Section 7.2(a), the calculation of the effect of the failure of specific representations or warranties to be true and correct or the failure of Utah Federal to perform covenants or obligations shall be done without giving effect to any materiality standards contained in such representations, warranties or covenants.

                 (b) Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that (i) is a term or condition that has not heretofore been normally imposed in such transactions and which would have a Material Adverse Effect on Utah Federal or WMI, or (ii) would require WMI to contribute additional capital to WMBfsb other than to increase the leverage capital ratio of WMBfsb (as defined in 12 C.F.R. Part 567 as proposed or adopted by the OTS) to a level no higher than 5.0 percent (as adjusted to account for the Merger). It is hereby agreed that any term or condition contained in any previous approval granted to WMI, WMBfsb or Washington Mutual Bank, for a merger or acquisition transaction shall be deemed a "normal" condition for purposes of this Section 7.2(b). For purposes of
Section 8 hereof, any "approval" which contains any of the foregoing unacceptable terms or conditions shall be deemed to be a regulatory "denial."

                 (c) WMI shall have received an opinion, dated the date of the Closing, from Graham & Dunn, counsel to Utah Federal, substantially to the effect set forth in Exhibit E hereto.

                 (d) Since the date of this Agreement there shall have been no Material Adverse Effect with respect to Utah Federal (except for changes resulting from market and economic conditions which generally affect the savings banking industry as a whole including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof); provided, however, that the following expenses and adjustments shall be excluded in determining whether a material adverse change has occurred: (i) fees and expenses relating to the consummation of the transactions contemplated hereby, (ii) charges for severance and other payments to officers and employees made or expected to be made in connection with the transactions contemplated hereby, and (iii) costs and expenses related to any transactions of the type set forth in Section 6.1 undertaken by Utah Federal with the prior written consent of WMI or WMBfsb.

                 (e) Except as otherwise requested, the directors of Utah Federal shall have resigned effective on or prior to the Effective Time.

                 (f) WMI shall have received from Ernest J. Miller an agreement in substantially the form attached hereto as Exhibit F.

                 (g) Dissenters' rights shall not have been preserved by stockholders of Utah Federal with respect to more than 5 percent of the outstanding shares of Utah Federal Common Stock and each affiliate of Utah Federal shall have delivered to Utah Federal stock certificates evidencing all shares of Utah Federal Common Stock owned by such affiliate as provided in
Section 1(f) hereof and delivered to WMI assurance that such affiliate has voted for the Merger, together with any other assurances requested by WMI, that such affiliates will not have dissenters' rights.

                 (h)      WMI shall have received the statements referred to in
Section 1(a)(iii) hereof.

                 (i) Utah Federal shall have furnished WMI with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as WMBfsb may reasonably request.

                 7.3 Conditions to the Obligations of Utah Federal Under This Agreement. The obligations of Utah Federal under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of all of the following conditions, any one or more of which may be waived by Utah
Federal:

                 (a) Each of the obligations of WMI and WMBfsb required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

                 (b) Each of the representations and warranties of WMI and WMBfsb contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure to be true would not have a Material Adverse Effect on WMI.

                 (c) Utah Federal shall have received an opinion, dated the date of the Closing, from Foster Pepper & Shefelman, counsel to WMI, substantially to the effect set forth in Exhibit G hereto.

                 (d) Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to WMI (except for changes resulting from market and economic conditions which generally affect the savings bank industry as a whole including, without limitation, changes in law or regulation or changes in generally accepted accounting principles or interpretations thereof).

                 (e) WMI shall have furnished Utah Federal with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Utah Federal may reasonably request.

                 (f) Utah Federal shall have received an opinion reasonably satisfactory to it from Columbia Financial Advisors, Inc., a financial advisory firm, dated as of the date of the Proxy
Statement/Prospectus, as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Utah Federal pursuant to this Agreement.

                 (g) WMI shall have instructed its transfer agent with respect to the issuance of WMI Common Stock to the Utah Federal stockholders at least two days prior to Closing.

         8.      Termination, Amendment and Waiver.

                 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Utah Federal stockholders:

                 (a)      by mutual written consent of all the parties hereto;

                 (b) by any party hereto (i) if the Effective Time shall not have occurred on or prior to December 31, 1996 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Effective Time; or
(ii) 31 days after the date on which any application for regulatory approval prerequisite to the consummation of the transactions contemplated hereby shall have been denied or withdrawn at the request of the applicable regulatory authority; provided, that, if prior to the expiration of such 31-day period WMI is engaged in litigation or an appeal procedure relating to an attempt to obtain such approval, Utah Federal may not terminate this Agreement until the earlier of (A) December 31, 1996 and (B) 31 days after the completion of such litigation and appeal procedures, and of any further regulatory or judicial action pursuant thereto, including any further action by a government agency as a result of any judicial remand, order or directive or otherwise; or (iii) 10 days after written certification of the vote of the Utah Federal's stockholders is delivered to WMI indicating that such stockholders failed to adopt the resolution to approve this Agreement and the transactions contemplated hereby at the stockholders' meeting (or any adjournment thereof) contemplated by
Section 1(d) hereof;

                 (c) by WMI (i) if at the time of such termination there shall have been a material adverse change in the consolidated financial condition of Utah Federal from that set forth in Utah Federal's December 1995 Financial Statements for the three-month period ended December 31, 1995 (except for changes resulting from market and economic conditions which generally affect the savings bank industry as a whole, including changes in regulation), it being understood that any of the matters set forth in Utah Federal's Disclosure Schedules as of the date of this Agreement or any of the matters described in clauses (i), (ii) or (iii) of Section 7.2(d) are not deemed to be a material adverse change for purposes of this paragraph (c); (ii) if there shall have been any material breach of any covenant of Utah Federal hereunder and such breach shall not have been remedied within 45 days after receipt by Utah Federal of notice in writing from WMI specifying the nature of such breach and requesting that it be remedied; or (iii) any of the events or circumstances described in Section 2(a), 2(b), 2(c) or 2(d) of the Option occurs.

                 (d) by Utah Federal (i) if at the time of such termination there shall have been a material adverse change in the consolidated financial condition of WMI from that set forth in the WMI Statement (except for changes resulting from market and economic conditions which generally affect the savings bank industry as a whole), it being understood that any of the matters set forth in WMI's Disclosure Schedules as of the date of this Agreement are not deemed to be a material adverse change for purposes of this paragraph (d); or (ii) if there shall have been any material breach of any covenant of WMI or WMBfsb hereunder and such breach shall have not been remedied within 45 days after receipt by WMI of notice in writing from Utah Federal specifying the nature of such breach and requesting that it be remedied or (iii) if the directors of Utah Federal, after receiving advice of counsel, determine in their good faith judgment that they are required to do so in order to discharge their fiduciary duties, shall withdraw or modify or resolve to withdraw or modify its recommendation that stockholders vote in favor of the transactions contemplated hereby.

                 8.2      Break-Up Fee.

                 (a) The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transactions contemplated hereby, Utah Federal has incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs, costs of Utah Federal management and employee time and potential damage to Utah Federal's business and franchises as a result of the announcement of the pending Merger), will forego discussions with other potential merger candidates and will forego various business activities which it would have otherwise undertaken if it remained an independent institution. To compensate Utah Federal for such costs and to induce it to forego initiating discussions with other potential merger candidates, (i) if this Agreement terminates because WMI or WMBfsb does not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (unless a condition set forth in Section 7.3 is not satisfied and such nonsatisfaction has not been the result of the failure of WMI or WMBfsb to use all reasonable efforts to consummate this Agreement in accordance with the terms of this Agreement), (ii) if WMI terminates this Agreement for any reason other than the grounds for termination set out in Sections 8.1(a), 8.1(b) or 8.1(c) or (iii) if Utah Federal terminates this Agreement pursuant to Section 8.1(d)(ii), then WMI shall pay to Utah Federal on demand (and in no event more than three days after such demand) in immediately available funds, Two Hundred Thousand Dollars ($200,000.00).

                 (b) The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, WMI and WMBfsb have incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs and costs of WMI and WMBfsb employee and management time) and will forego discussions with respect to other potential mergers. To compensate WMI for such costs and to induce it to forego initiating such discussions, if (i) this Agreement terminates because Utah Federal does not use all reasonable efforts to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement (unless a condition set forth in Section 7.3 is not satisfied and such nonsatisfaction has not been the result of the failure of Utah Federal to use all reasonable efforts to consummate this Agreement in accordance with the terms of this Agreement) or any of the events or circumstances described in
Section 2(a), 2(b), 2(c) or 2(d) of the Option occurs; (ii) Utah Federal terminates this Agreement for any reason other than the grounds for termination set out in Sections 8.1(a), 8.1(b) or 8.1(d); or (iii) WMI terminates this Agreement pursuant to Section 8.1(c)(iv), then Utah Federal shall be obligated to pay WMI on demand (and in no event more than three days after such demand) in immediately available funds Two Hundred Thousand Dollars ($200,000.00), and in addition WMI shall be entitled to receive any benefits under the Option. It is understood and agreed that this Section 8.2(b) does not limit or restrict in any way the events or circumstances upon which WMI may exercise its options under the Option.

         If (a) each of the conditions set forth in Section 7.1 has been satisfied, (b) WMI has delivered to Utah Federal a written waiver of the conditions set forth in Section 7.2 hereof, and (c) Utah Federal has not yet published its financial statements for the year ended December 31, 1995, then, upon the written request of WMI, Utah Federal shall, to the extent (i) permissible under generally accepted accounting principles (in the judgment of Utah Federal's accountants) and (ii) permissible under applicable federal regulations and not objectionable to Utah Federal's regulators, reflect the following changes or adjustments on its income statement for the year ended December 31, 1995:

                      (i) costs and expenses incurred or expected to be incurred in connection with the transactions contemplated hereby; and

                      (ii) charges for severance and other payments to officers and employees made or expected to be made in connection with the transactions contemplated hereby.

                 8.3 Effect of Termination. In the event of termination of this Agreement by any party, this Agreement shall forthwith become void (other than Section 6.4(b) hereof, which shall remain in full force and effect) and, except as and to the extent provided in Section 8.2, there shall be no further liability on the part of any party or its officers or directors except for the liability of WMI and WMBfsb under Section 6.4(b), it being understood and agreed that termination of this Agreement shall not affect the rights of WMI under the Option except as and to the extent expressly provided in the Option.

                 8.4 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Utah Federal, the parties may (a) amend this Agreement (including the Plan of Merger incorporated herein), (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the Utah Federal stockholders, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement (or the Plan of Merger) that reduces the amount or changes the form of consideration to be delivered to the Utah Federal stockholders (it being understood and agreed that a change in the Exchange Ratio pursuant to Section 1(g) hereof shall not constitute an amendment or waiver requiring further stockholder approval). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.      Miscellaneous.

                 9.1 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses unless otherwise specified in this Agreement.

                 9.2 Survival. Except for the covenants of Sections 6.13, 6.14, 6.15, 6.16 and 6.17, the respective representations and warranties, covenants and agreements set forth in this Agreement and all Disclosure Schedules shall not survive the Effective Time.

                 9.3 Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by registered or certified mail (return receipt requested) or by cable, telecopier, or telex to the respective parties as follows:

                          (a)     If to WMI or WMBfsb, to:

                                  Washington Mutual, Inc.
                                  1201 Third Avenue, Suite 1500
                                  Seattle, Washington 98101
                                  Attn: Craig E. Tall, Executive
                                      Vice President

                                  With a copy to:

                                  Foster Pepper & Shefelman
                                  1111 Third Avenue, Suite 3400
                                  Seattle, Washington 98101
                                  Attn: Fay L. Chapman

                          (b)     If to Utah Federal, to:

                                  Utah Federal Savings Bank
                                  2279 Washington Boulevard
                                  Ogden, Utah  84401
                                  Attn: L. Brent Hoggan, Executive
                                      Vice President

                                  With a copy to:

                                  Graham & Dunn
                                  1420 Fifth Avenue, 33rd Floor
                                  Seattle, Washington  98101
                                  Attn: Stephen M. Klein

or such other address as shall be furnished in writing by any party to the others in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                 9.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement (except for Sections 1, 6.13, 6.14, 6.15, 6.16 and 6.17, which are intended to benefit third party beneficiaries).

                 9.5 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

                 9.6 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                 9.7 Governing Law. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of Washington as applicable to contracts executed and delivered in Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof. This Agreement is being delivered in Seattle, Washington.

                 9.8 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


                             WASHINGTON MUTUAL, INC.


                             By:    /s/ Craig E. Tall
                                    ---------------------------------
                             Its:   Executive Vice President
                                    ---------------------------------


                             WASHINGTON MUTUAL BANK fsb



                              By:    /s/ Craig E. Tall
                                     ---------------------------------
                              Its:   Executive Vice President
                                     ---------------------------------


                              UTAH FEDERAL SAVINGS BANK



                              By:   /s/ Michael R. Garrett
                                    ----------------------------------
                              Its:  President and Chief Executive Officer
                                    --------------------------------------

                                 PLAN OF MERGER


         This Plan of Merger is made by and among Utah Federal Savings Bank, a federally chartered stock savings bank ("Utah Federal"), Washington Mutual, Inc., a Washington corporation ("WMI"), and Washington Mutual Bank fsb, a federally chartered stock savings bank ("WMBfsb") in connection with the transactions described in an Agreement for Merger dated as of February 29, 1996 (the "Merger Agreement") among WMI, WMBfsb and Utah Federal. WMBfsb is a wholly-owned subsidiary of WMI. Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Merger Agreement. This Plan of Merger, including related documents, is intended to constitute a "plan of reorganization" as that term is used in section 354 of the Code. Further, this Merger is intended to constitute a "reorganization" as defined in section 368 of the Code by reason of section 368(a)(2)(D) of the Code.

         The boards of directors of Utah Federal, WMI and WMBfsb have approved this Plan of Merger (the "Plan of Merger") under which Utah Federal shall be merged with and into WMBfsb. The Plan of Merger has been approved by the shareholders of Utah Federal and the shareholder of WMBfsb.

         Utah Federal, WMI and WMBfsb hereby agree as follows:


         1. Merger. At and on the Effective Time of the Merger, Utah Federal shall be merged with and into WMBfsb in accordance with the terms hereof. WMBfsb shall be the surviving bank.

         2. Effective Time. The Merger shall not be effective unless and until approved by the Office of Thrift Supervision (the "OTS"). The effective time ("Effective Time") of this Merger shall be the time and date of the occurrence of the endorsement of articles of combination by the OTS, or at such later time or date after such endorsement as specified by the OTS on the endorsement of the articles of combination.

         3. Name. The name of the surviving bank shall continue to be "Washington Mutual Bank fsb."

         4. Directors and Principal Officers. The directors and the principal officers of WMBfsb immediately prior to the Effective Time shall continue to serve as directors and principal officers of the surviving bank after the Effective Time. WMBfsb, as the resulting bank, shall have [INSERT NUMBER AS OF CLOSING] directors. There shall be three classes of directors; members of each class shall have a three-year term. The name, residential address and term of each director are set forth on Schedule A attached hereto and incorporated herein by this reference.

         5. Offices. The location of the home office of the surviving bank shall be 111 S. State Street, Lake Oswego, Oregon and the surviving bank shall immediately after the Effective Time have the same branches and other offices as each of Utah Federal and WMBfsb had immediately prior to the Effective Time. A list of all the branches and other offices of the surviving bank is attached hereto as Schedule B, which is incorporated herein by this reference.

         6.       Terms and Conditions of Merger. At the Effective Time of the
Merger:

                  (a) Conversion of Utah Federal Common Stock. Subject to the provisions below, at the Effective Time, each of the outstanding shares of common stock, par value $10.00 per share, of Utah Federal ("Utah Federal Common Stock") shall be converted into the right to receive [INSERT EXCHANGE RATIO] shares of common stock, no par value per share, of WMI ("WMI Common Stock"). Each shareholder of record of Utah Federal Common Stock immediately prior to the Effective Time shall be entitled to receive (subject to the conditions set forth below) the number of shares of WMI Common Stock determined by multiplying [INSERT EXCHANGE RATIO] times the number of shares of Utah Federal Common Stock owned by such shareholder, provided that cash will be paid in lieu of fractional shares as provided in Section 6(c) below. [IF NECESSARY,

INSERT APPROPRIATE LANGUAGE TO ACCOUNT FOR ANY ADJUSTMENTS IN MERGER CONSIDERATION PURSUANT TO SECTION 1(b)(ii)-(iv) OF THE MERGER AGREEMENT].

                  (b) WMBfsb Common Stock. Each share of WMBfsb Common Stock issued and outstanding immediately prior to the Effective Time shall at the Effective Time remain outstanding and unchanged and shall continue to be owned by WMI. No new shares of WMBfsb capital stock shall be issued or otherwise used in the Merger.

         Upon the Effective Time, WMI shall remain the owner of all the issued and outstanding shares of the surviving bank.

                  (c) No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of WMI Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in exchange for any shares of Utah Federal Common Stock; no dividend or distribution with respect to WMI Common Stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of WMI. In lieu of such fractional share interests, any holder of Utah Federal Common Stock who would otherwise be entitled to a fractional share of WMI Common Stock will, upon surrender of his certificate or certificates representing Utah Federal Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by $[INSERT AVERAGE PRICE]. For the purposes of determining any such fractional share interests, all shares of Utah Federal Common Stock owned by a Utah Federal stockholder shall be combined so as to calculate the maximum number of whole shares of WMI Common Stock issuable to such Utah Federal stockholder.

         7. Method of Effectuation; Exchange of Certificates. Prior to the Effective Time, WMI shall designate a bank or trust company to act as an exchange agent (the "Exchange Agent") in connection with the Merger. Prior to or at the Effective Time, WMI shall deposit with the Exchange Agent certificates representing the shares of WMI Common Stock to be received by shareholders of Utah Federal, together with cash sufficient to pay fractional shares as provided in Section 6 hereof.

         As soon as practicable after the Effective Time, the Exchange Agent shall mail to each person who was, at the Effective Time, a holder of record of Utah Federal Common Stock a letter of transmittal (which shall specify that delivery of certificates which, immediately prior to the Effective Time, represented outstanding shares of Utah Federal Common Stock (the "Certificates") shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent) and instructions for effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of the Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably requested, the Exchange Agent shall promptly deliver to the person entitled thereto a certificate representing the number of shares of WMI Common Stock (and cash in lieu of any fractional shares of WMI Common Stock) such holder is entitled to receive pursuant to this Plan of Merger. All Certificates so surrendered shall be cancelled. Until so surrendered and exchanged, each Certificate shall, after the Effective Time, be deemed to evidence only the right to receive the number of shares of WMI Common Stock (and cash in lieu of any fractional shares of WMI Common Stock) to which such holder is entitled pursuant to Section 6 hereof.

         No dividends or other distributions declared with respect to shares of WMI Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate. Subject to the effect of any applicable escheat laws and unclaimed property laws, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the WMI Common Stock for which such Certificate was exchangeable.

         If delivery of shares of WMI Common Stock (and any cash in lieu of fractional shares) is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of such delivery that the Certificate so surrendered be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise be in proper form for transfer and that the person requesting such delivery shall have paid any transfer and other taxes required by reason of such delivery to a person other than the registered holder of the surrendered Certificate or shall have established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         At the Effective Time, the stock transfer books of Utah Federal shall be closed and there shall be no further registration of transfers of shares of Utah Federal Common Stock thereafter on the records of Utah Federal. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of Utah Federal Common Stock represented thereby immediately prior to the Effective Time except as provided herein.

         No interest shall be paid or accrue on or in respect of any portion of the WMI Common Stock, or the cash in lieu of fractional shares, to be delivered in exchange for the surrendered Certificates.

         The Exchange Agent shall return to WMI all shares of WMI Common Stock and cash not previously paid to Utah Federal shareholders 90 days following the Effective Time, and thereafter all former shareholders of Utah Federal shall only be entitled to receive shares of WMI Common Stock (and any cash in lieu of fractional shares) from WMI upon proper surrender of their Certificates. Notwithstanding anything to the contrary herein, neither the Exchange Agent nor WMI or WMBfsb shall be liable to a holder of Utah Federal Common Stock for any amount properly paid to a public official pursuant to any applicable unclaimed property, escheat or similar laws.

         Notwithstanding the foregoing, shares of Utah Federal Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted their shares in favor of the Merger and have complied with the provisions of Section 552.14 of Title 12 of the Code of Federal Regulations or any other applicable provision of federal law relating to dissenting shareholders, shall not be converted into the right to receive shares of WMI Common Stock as provided herein, unless and until such holder shall have effectively withdrawn or lost the right to payment under Section
552.14 or any other applicable provision of federal law, in which case each such share shall thereupon be deemed to have been converted at the Effective Time into the right to receive shares of WMI Common Stock as provided herein, without any interest thereon.

         8. Charter and Bylaws. At and after the Effective Time, the charter (the "Charter") and articles of incorporation and the bylaws of WMBfsb as in effect immediately prior to the Effective Time shall continue to be the charter and articles of incorporation and the bylaws of the surviving bank until amended in accordance with law.

         9. Rights and Duties of the Surviving Bank. At the Effective Time, Utah Federal shall be merged with and into WMBfsb, which shall be the surviving bank and which shall continue to be a federally chartered stock savings bank. The business of the surviving bank shall be that of a stock savings bank chartered under the laws of the United States and as provided for in the Charter of WMBfsb as now existing, the business of which shall be continued at its head office and at its legally established branches and other offices. All assets, rights, privileges, powers, franchises and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) of Utah Federal shall be automatically vested in WMBfsb as the surviving bank by virtue of the Merger without any deed or other document of transfer. The surviving bank, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interests and powers were held or enjoyed by WMBfsb and Utah Federal, respectively. The surviving bank shall be responsible for all the liabilities of every kind and description of both WMBfsb and Utah Federal immediately prior to the Effective Time, including liabilities for all debts, savings accounts, deposits, obligations and contracts of WMBfsb and Utah Federal, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either WMBfsb or Utah Federal. Without limiting the generality of the foregoing, WMBfsb as the surviving bank shall be liable for the obligations of Utah Federal with respect to the liquidation account for the benefit of any and all of its preconversion depositors. All rights of creditors and other obligees and all liens on property of either WMBfsb or Utah Federal shall be preserved and shall not be released or impaired.

         10. Execution. This Plan of Merger may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

         Dated as of _______________, 1996.


                             WASHINGTON MUTUAL, INC.


                             By _____________________________________________
                                   ____________, President

                              By
                                 _______________________________________________
                                    ____________, Secretary



WASHINGTON MUTUAL BANK fsb



                              By
                                 _______________________________________________
                                    ____________, President


                              By
                                 _______________________________________________
                                    ____________, Secretary



                              UTAH FEDERAL SAVINGS BANK



                              By
                                 _______________________________________________
                                    ____________, President


                              By
                                 _______________________________________________
                                    ____________, Secretary

                             WASHINGTON MUTUAL, INC.


September 10, 1996




Utah Federal Savings Bank
2279 Washington Boulevard
Ogden, UT  84401


Attention:  L. Brent Hoggan, Executive Vice President


Ladies and Gentlemen:

         Utah Federal Savings Bank ("Utah Federal"), Washington Mutual, Inc. ("WMI") and Washington Mutual Bank fsb ("WMBfsb") are parties to that certain Agreement for Merger dated February 29, 1996 (the "Merger Agreement") pursuant to which Utah Federal will merge with and into WMBfsb. In this letter, Utah Federal is sometimes referred to as "you" and WMI and WMBfsb are sometimes referred to as "we."

         You and we now desire to amend certain terms of the Merger Agreement. The purpose of this letter is to confirm certain discussions you and we have had regarding amendments to the Merger Agreement and to set forth our agreement with regard to certain amendments thereto.

         Accordingly, you and we hereby agree as follows:

         1. Section 1(b)(i) of the Merger Agreement is hereby amended by deleting "$105.63" in the first sentence thereof and substituting therefor "$107.04".

         2. Section 1(b)(iii) of the Merger Agreement is hereby amended by deleting "$150,000" in the first sentence thereof and substituting therefor "$200,000".

         3. The effective date of the amendments provided by this letter shall be September 10, 1996.

         4. Except as expressly amended hereby, the Merger Agreement remains in full force and effect.

         If this letter correctly sets forth our agreement with respect to amendments to the Merger Agreement, please so indicate by signing below and returning to us two of the four enclosed originals of this letter.

                                        Very truly yours,

                                        WASHINGTON MUTUAL, INC.


                                        By /s/ Craig E. Tall
                                          --------------------------------------
                                                Its Executive Vice President

                                        WASHINGTON MUTUAL, BANK FSB


                                        By /s/ Craig E. Tall
                                          --------------------------------------
                                                Its Executive Vice President


Agreed to this 12th day
of September, 1996

UTAH FEDERAL SAVINGS BANK


By /s/ L. Brent Hoggan
  ----------------------------------------------
       Its Executive Vice President

cc:    Fay L. Chapman
       Stephen M. Klein

                                   APPENDIX B

                     OPINION OF COLUMBIA FINANCIAL ADVISORS

November 13, 1996

Board of Directors
Utah Federal Savings Bank
2279 Washington Boulevard
Ogden, Utah 84401

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Utah Federal Savings Bank ("UFSB" or the "Company"), of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated March 1, 1996, (the "Agreement") between UFSB, Washington Mutual, Inc. ("WAMU") and Washington Mutual Bank fsb.

In connection with the proposed merger transaction (the "Merger") whereby UFSB will be merged into Washington Mutual Bank fsb, a wholly-owned subsidiary of WAMU, each issued and outstanding share of the Company common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by UFSB, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive $107.04 in WAMU common stock (the "Merger Consideration"), except for fractional shares which will receive a proportional amount of cash.

Columbia Financial Advisors, Inc. ("CFAI"), as a part of its investment banking services, is periodically engaged in the valuation of banks and thrifts and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. CFAI has performed investment banking services for WAMU in the past and may perform future services. For our services in rendering this opinion, UFSB has agreed to pay CFAI a fee which is not contingent upon the consummation of the Merger.

In connection with rendering this opinion, we have, among other things: (i) reviewed the Agreement; (ii) reviewed UFSB's financial and related audited financial information for the twelve months ended September 30, 1995 and for the interim three month period ending December 31, 1995; (iii) reviewed certain internal financial analyses and certain other forecasts for the Company prepared by and reviewed with the management of the Company; (iv) conducted interviews with senior management of the Company regarding the past and current business operations, results thereof, financial condition and future prospects of the Company; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed WAMU's audited financial information for the fiscal year ended December 31, 1995 including the Form 10-K filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for WAMU common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the Company. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of the Company. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have assumed, with your consent, the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of UFSB or WAMU. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with UFSB.

This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of WAMU Common Stock have traded or may trade at any future date.

This opinion is for the benefit of the Board of Directors of UFSB and will not be relied upon by others, and will not be published or otherwise used, nor will any public references to us be made, without our prior written consent, which consent will not be unreasonably withheld; provided that UFSB may use, reproduce, disseminate, quote and refer to the opinion (i) to its shareholders in conjunction with shareholder approval of the Merger, (ii) to its advisors and regulatory agencies in conjunction with regulatory approval of the Merger; and
(iii) in any court or regulatory proceeding arising out of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of UFSB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of UFSB.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                              Very truly yours,


                                              COLUMBIA FINANCIAL ADVISORS, INC.

                                   APPENDIX C


                             STOCK OPTION AGREEMENT

         This Stock Option Agreement (the "Agreement"), dated as of February 29, 1996, is made by and between Utah Federal Savings Bank, a federal savings bank ("Utah Federal"), and Washington Mutual, Inc., a Washington corporation ("WMI").

         Concurrently with the execution hereof, Utah Federal, WMI and Washington Mutual Bank fsb ("WMBfsb") have executed a certain Agreement for Merger (the "Merger Agreement") which would result in the merger of Utah Federal with and into WMBfsb (the "Merger").

         It is understood and acknowledged that by negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the transactions contemplated by the Merger Agreement, WMI and WMBfsb have incurred and will incur substantial direct and indirect costs (including without limitation the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

         THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. Grant of Option. Subject to the terms and conditions set forth herein, Utah Federal hereby irrevocably grants an option (the "Option") to WMI to purchase an aggregate of 35,278 authorized but unissued shares of Utah Federal's Common Stock, $10.00 par value (the "Common Stock") (which if issued, and assuming exercise of outstanding options to acquire the Common Stock, would represent 19.9% of total stock issued and outstanding), at a per share price of $75.61 (the "Option Price"), which was the per share book value of the Common Stock at December 31, 1995.

         2. Exercise of Option. Subject to the provisions of this Section 2 and of Section 13(a) of this Agreement, this Option may be exercised by WMI or any transferee as set forth in Section 5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

                 (a) Utah Federal or its board of directors enters into an agreement or recommends to Utah Federal shareholders an agreement (other than the Merger Agreement) pursuant to which any entity, person or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (any of the foregoing hereinafter in this Section 2, a "Person"), would: (i) merge or consolidate with, acquire 51 percent or more of the assets or liabilities of, or enter into any similar transaction with Utah Federal, or (ii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing ten percent or more of the voting shares of Utah Federal;

                 (b) any Person (other than WMI or any of its subsidiaries and other than any Person owning as of the date hereof ten percent or more of the voting shares of Utah Federal) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents ten percent or more of the voting shares of Utah Federal (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder); provided, however, notwithstanding the foregoing, the Option shall not be exercisable in the circumstances described above in this subsection (b) if (x) a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents ten percent or more but less than 25 percent of the voting shares of Utah Federal and either (y) the transaction does not result in, and is not presumed to constitute, "control" as defined under Section 7(j)(1) of the Federal Deposit Insurance Act or 12 CFR Part 574 or (z) the Office of Thrift Supervision determines pursuant to 12 CFR Part 574 that any presumption of control does not exist;

                 (c) failure of the board of directors of Utah Federal to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders; or

                 (d) failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than WMI or a subsidiary of WMI) announces publicly or communicates, in writing, to Utah Federal a proposal to (i) acquire Utah Federal (by merger, consolidation, the purchase of 51 percent or more of its assets or liabilities or any other similar transaction), (ii) purchase or otherwise acquire securities representing 25 percent or more of the voting shares of Utah Federal or (iii) change the composition of the board of directors of Utah Federal.

         It is understood and agreed that the Option shall become exercisable upon the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of Utah Federal complying with its fiduciary duties.

         Notwithstanding the foregoing, the Option may not be exercised if either (A) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (B) at the time of exercise WMI or WMBfsb is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement unless the reason for such failure is that Utah Federal is failing to perform or observe its covenants or conditions under the Merger Agreement.

         3. Notice, Time and Place of Exercise. Each time that WMI or any transferee wishes to exercise any portion of the Option, WMI or such transferee shall give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date shall be not later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during such ten-day period, the date for the closing of such exercise shall be within five days following the cessation of such restriction on consummation.

         4. Payment and Delivery of Certificate(s). At any closing for an exercise of the Option or any portion thereof, (a) WMI and Utah Federal will each deliver to the other certificates as to the accuracy, as of the closing date, of their respective representations and warranties hereunder, (b) WMI or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Utah Federal, and (c) Utah Federal will deliver to WMI or the transferees a certificate or certificates representing the shares so purchased.

         5. Transferability of the Option and Option Shares. Prior to the time the Option, or a portion thereof, becomes exercisable pursuant to the provisions of Section 2 of this Agreement, neither the Option nor any portion thereof shall be transferable. Upon the occurrence of any of the events or circumstances set forth in Sections 2(a) through (d) above, the Option or any portion thereof or any of the Option Shares may be freely transferred by WMI, subject to applicable federal and state securities laws.

         For purposes of this Agreement, a merger or consolidation of WMI (whether or not WMI is the surviving entity) or an acquisition of WMI shall not be deemed a transfer.

         6. Representations, Warranties and Covenants of Utah Federal. Utah Federal hereby represents, warrants, and covenants to WMI as follows:

                 (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Utah Federal, has been duly executed by a duly authorized officer of Utah Federal and constitutes a valid and binding obligation of Utah Federal. No shareholder approval by Utah Federal shareholders is required by applicable law or otherwise prior to the exercise of the Option in whole or in part.

                 (b) Option Shares. Utah Federal has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares hereunder terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion thereof, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance pursuant hereto shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Utah Federal.

                 (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Utah Federal or any agreement, instrument, judgment, decree, law, rule or order applicable to Utah Federal or any subsidiary of Utah Federal or to which Utah Federal or any such subsidiary is a party.

                 (d) Notification of Record Date. At any time from and after the date of this Agreement until such time as the Option is no longer exercisable, Utah Federal shall give WMI or any transferee thirty days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

         7. Representations, Warranties and Covenants of WMI. WMI hereby represents, warrants and covenants to Utah Federal as follows:

                 (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of WMI, has been duly executed by a duly authorized officer of WMI and constitutes a valid and binding obligation of WMI.

                 (b) Transfers of Common Stock. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

                 (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of WMI or any agreement, instrument, judgment, decree, law, rule or order applicable to WMI or any subsidiary of WMI or to which WMI or any such subsidiary is a party.

         8. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock shall be appropriately adjusted. If prior to the termination or exercise of the Option Utah Federal shall be acquired by another party, consolidate with or merge into another corporation or liquidate, WMI or any transferee shall thereafter receive upon exercise of the Option the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger or liquidation, and Utah Federal shall take such steps in connection with such acquisition, consolidation, merger or liquidation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

         9. Nonassignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors of each of the undersigned. This Agreement and any right hereunder shall not be assignable by either party except that WMI may transfer the Option, the Option Shares or any portion thereof in accordance with Section 5. A merger or consolidation of WMI (whether or not WMI is the surviving entity) or an acquisition of WMI shall not be deemed an assignment or transfer.

         10. Regulatory Restrictions. Utah Federal shall use its best efforts to obtain or to cooperate with WMI or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by WMI or any transferee.

         11. Remedies. Utah Federal agrees that if for any reason WMI or any transferee shall have exercised its rights under this Agreement and Utah Federal shall have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Utah Federal is bound, then WMI or any transferee shall be entitled to specific performance and injunctive and other equitable relief. WMI agrees that if it shall fail to perform any of its obligations under this Agreement, then Utah Federal shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Utah Federal or WMI or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

         12. No Rights as Stockholder. This Option, prior to the exercise thereof, shall not entitle the holder hereof to any rights as a stockholder of Utah Federal at law or in equity; specifically this Option shall not entitle the holder to vote on any matter presented to the stockholders of Utah Federal or, except as provided herein, to any notice of any meetings of stockholders or any other proceedings of Utah Federal.

         13.     Miscellaneous.

                 (a) Termination. This Agreement and the Option, to the extent not previously exercised, shall terminate upon the earliest of (i) December 31, 1996; (ii) the mutual agreement of the parties hereto; (iii) 31 days after the date on which any application for regulatory approval for the Merger shall have been denied; provided, however, that if prior to the expiration of such 31-day period, Utah Federal, WMI or WMBfsb is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the earlier of (a) December 31, 1996, or (b) 31 days after the completion of such litigation and appeal procedure; (iv) the thirtieth day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by WMI or WMBfsb with respect to its obligations thereunder; or (v) the date of termination of the Merger Agreement if such termination is due to a material noncompliance or default by WMI or WMBfsb with respect to its obligations thereunder; provided, however, that if the Option has been exercised, in whole or in part, prior to the termination of this Agreement, then such exercise shall close pursuant to Section 4 hereof even though such closing date is after the termination of this Agreement; and provided, further, that if the Option is sold prior to the termination of this Agreement, such Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise and/or the closing of such exercise occurs after the termination of this Agreement.

                 (b) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                 (c) Severability of Terms. Any provision of this Agreement that is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of WMI or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, WMI or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

                 (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telecopies, or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

                 If to Utah Federal, to:

                          Utah Federal Savings Bank
                          2279 Washington Boulevard
                          Ogden, Utah  84401
                          Attn: L. Brent Hoggan, Executive
                             Vice President

                          With a copy to:
                          Graham & Dunn
                          1420 Fifth Avenue, 33rd Floor
                          Seattle, Washington  98101
                          Attn:  Stephen M. Klein

                 If to WMI:

                          Washington Mutual, Inc.
                          1201 Third Avenue, Suite 1500
                          Seattle, Washington  98101
                          Attention:  Craig E. Tall

                 With copies to:

                          Foster Pepper & Shefelman
                          1111 Third Avenue, Suite 3400
                          Seattle, Washington  98101
                          Attention:  Fay L. Chapman

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                 (e) Governing Law. This Agreement and the Option, in all respects, including all matters of construction, validity and performance, are governed by the internal laws of the State of Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of law thereof. This Agreement is being delivered in Seattle, Washington.

                 (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 (g) Effects of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

         DATED as of the day first written above.

                         UTAH FEDERAL SAVINGS BANK


                         By:   /s/ Michael R. Garrett
                               -----------------------------------------
                         Its:   President and Chief Executive Officer
                               -----------------------------------------


                         WASHINGTON MUTUAL, INC.



                         By:   /s/ Craig E. Tall
                               --------------------------------
                         Its:  Executive Vice President
                               --------------------------------

                                   APPENDIX D


                           DISSENTERS RIGHTS STATUTE

12 CFR Section  552.14    DISSENTER AND APPRAISAL RIGHTS.

         (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

         (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

         (c)     Procedure.

                 (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

                 (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

                 (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

                          (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective day of the combination;

                          (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                          (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

                 (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

                 (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted he terms offered under the combination.

                 (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

                 (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

                 (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

                 (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section

                 (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any propose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

                 (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                   APPENDIX E

                            UTAH FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                        Consolidated Financial Statements
                                  and Schedules

                               September 30, 1995





                                                          TABLE OF CONTENTS
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    E-2
Consolidated Statement of Financial Position  . . . . . . . . . . . . . . . . . . . . .    E-3
Consolidated Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . .    E-5
Consolidated Statements of Stockholders' Equity . . . . . . . . . . . . . . . . . . . .    E-6
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . .    E-7
Notes to the Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . .    E-9
Consolidating Statement of Financial Condition (Schedule 1) . . . . . . . . . . . . . .   E-19
Consolidating Statements of Operations (Schedule 2) . . . . . . . . . . . . . . . . . .   E-20

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Utah Federal Savings Bank and Subsidiary
Salt Lake City, Utah

We have audited the accompanying consolidated statement of financial condition of Utah Federal Savings Bank and Subsidiary as of September 30, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 1995 and 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Utah Federal Savings Bank and Subsidiary as of September 30, 1995, and the results of their operations and their cash flows for the years ended September 30, 1995 and 1994, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information included in Schedules 1 and 2 is presented for the purpose of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Jones, Jensen & Company
May 12, 1996

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                  Consolidated Statement of Financial Condition



                                     ASSETS



                                                                                          June 30,         September 30,
                                                                                            1996               1995
                                                                                            ----               ----
                                                                                        (Unaudited)
Cash and cash equivalents

  Cash and amounts due from depository institutions .............................       $  1,936,254       $  1,953,116

  Interest-bearing deposits in other banks, including certificates of deposit
    of $886,000 in 1995 .........................................................         10,570,032          3,348,360
                                                                                        ------------       ------------

    Total cash and cash equivalents .............................................         12,506,286          5,301,476
                                                                                        ------------       ------------

Mortgage-backed securities

  Securities held to maturity, market value of $24,353,521 (Note 3) .............         13,000,632         24,108,839

  Securities available, for sale, cost basis $122,302 ...........................          4,730,152            120,462
                                                                                        ------------       ------------

    Total mortgage-backed securities ............................................         17,730,784         24,229,301
                                                                                        ------------       ------------
Loans receivable, net of loss reserves $1,661,841
  (Notes 4,9, and 12) ...........................................................         82,600,674         83,482,205

Loans receivable, held for sale, cost basis of $3,286,917 .......................          1,680,416          3,286,917

Accrued interest receivable, net of allowance for estimated
  uncollectible interest of $70,533 (Note 5) ....................................            724,407            768,907

Real estate acquired in settlement of loans .....................................                 --             51,335

Federal Home Loan Bank capital stock, at cost (Note 9) ..........................          4,071,200          3,850,400

Premises and equipment, net (Note 6) ............................................          2,709,989          2,709,897

Income tax receivable (Note 10) .................................................             17,010            132,685

Other assets ....................................................................              5,670            121,409
                                                                                        ------------       ------------

      Total assets ..............................................................       $122,046,436       $123,934,532
                                                                                        ============       ============

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
            Consolidated Statement of Financial Condition, Continued



                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                                     June 30,         September 30,
                                                                                       1996               1995
                                                                                       ----               ----
Liabilities                                                                        (Unaudited)
  Deposits (Note 7) ........................................................       $108,431,875       $108,989,820
  Other borrowings (Note 8) ................................................             26,718             28,838
  Federal Home Loan Bank advances (Note 9) .................................                 --          2,360,000
  Advance payments by borrowers for taxes and insurance ....................            651,633          1,133,222
  Deferred income taxes (Note 10) ..........................................            712,976            553,300
  Other liabilities ........................................................            826,711            689,151
                                                                                   ------------       ------------
     Total liabilities .....................................................        110,649,973        113,754,331
                                                                                   ------------       ------------
Stockholders' equity
  $21 noncumulative convertible-preferred stock, $10 par value,
   50,000 shares authorized, 38,000 shares issued and outstanding
   liquidation preference $798,000 (Note 1b) ...............................                 --            380,000
  Common stock, $10 par value, 500,000 shares authorized, 101,000 shares
   issued and outstanding (Notes 1b and 13) ................................          1,390,000          1,010,000
  Additional paid-in capital ...............................................          1,285,720          1,285,720
  Retained earnings-substantially restricted (Notes 1b, 11, and 13) ........          8,720,743          7,504,481
                                                                                   ------------       ------------

     Total stockholders' equity ............................................         11,396,463         10,180,201
Commitments and contingencies (Note 12) ....................................                 --                 --
                                                                                   ------------       ------------
      Total assets .........................................................       $122,046,436       $123,934,532
                                                                                   ============       ============




          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                      Consolidated Statements of Operations


                                                              For the nine months ended               For the years ended
                                                                      June 30,                           September 30,
                                                                      --------                           -------------
                                                               1996              1995               1995                1994
                                                               ----              ----               ----                ----
                                                            (Unaudited)       (Unaudited)
Interest and dividend income:
  Interest and fees on loans receivable .............       $6,708,651        $5,374,270        $  7,699,953        $ 6,453,375
  Interest on mortgage-backed securities ............        1,027,756         1,252,290           1,666,110          1,245,783
  Interest and dividends on investment securities ...          258,241           167,973             234,732            333,111
  Other interest income .............................          251,322           363,469             401,691            639,906
                                                            ----------        ----------        ------------        -----------
    Total interest and dividend income ..............        8,245,970         7,158,002          10,002,486          8,672,175
                                                            ----------        ----------        ------------        -----------
Interest expense:
  Interest on deposits (Note 7) .....................        4,193,223         3,676,745           5,073,349          4,770,575
  Interest on Federal Home Loan Bank advances .......            3,828            27,900              31,754            119,056
  Interest on other borrowings ......................            2,067             4,360               5,251              6,797
                                                            ----------        ----------        ------------        -----------
    Total interest expense ..........................        4,199,118         3,709,005           5,110,354          4,896,428
                                                            ----------        ----------        ------------        -----------
  Net interest income before provision
    for loan losses .................................        4,046,852         3,448,997           4,892,132          3,775,747
Provision for loan losses (Note 4) ..................               --                --                  --                 --
                                                            ----------        ----------        ------------        -----------
  Net interest income after provision
    for loan losses .................................        4,046,852         3,448,997           4,892,132          3,775,747
                                                            ----------        ----------        ------------        -----------
Other income:
  Loan servicing fees ...............................          192,270           193,573             259,752            236,650
  Gain on sale of loans receivable ..................          267,548           113,779             163,866            180,560
  Other income ......................................          314,308           487,347             493,506            685,313
                                                            ----------        ----------        ------------        -----------
    Net other income ................................          774,126           794,699             917,124          1,102,523
                                                            ----------        ----------        ------------        -----------
General and administrative expenses:
  Salaries and employee benefits ....................        1,674,186         1,710,412           2,381,489          1,908,706
  Office occupancy ..................................          374,722           301,801             383,953            358,155
  Advertising .......................................           53,578            58,952              76,667             72,254
  Federal insurance premiums ........................          186,674           184,281             245,196            270,162
  Gain on sale of real estate acquired in
    settlement of loans .............................               --            (8,098)             (8,098)           (43,781)
  Data processing ...................................          147,841           134,664             179,193            156,594
  Real estate holding costs, net ....................            2,422            19,226              21,016            100,008
  Other general and administrative expenses .........          516,636           688,165             786,300            753,886
                                                            ----------        ----------        ------------        -----------
    Total general and administrative expenses .......        2,956,059         3,089,403           4,065,716          3,575,984
                                                            ----------        ----------        ------------        -----------
Income before income tax expense ....................        1,864,919         1,154,293           1,743,540          1,302,286
Income tax expense (Note 10) ........................         (555,140)         (434,606)           (373,772)          (167,349)
                                                            ----------        ----------        ------------        -----------
    Net income ......................................       $1,309,779        $  719,687        $  1,369,768        $ 1,134,937
                                                            ==========        ==========        ============        ===========
Earnings per share information:
  Earnings per common share .........................       $     9.42        $     7.13        $      13.65        $     11.35
                                                            ==========        ==========        ============        ===========



          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                 Consolidated Statements of Stockholders' Equity


                                                                                        Additional                         Total
                                                          Preferred        Common        Paid-in         Retained      Stockholders'
                                                            Stock          Stock         Capital         Earnings          Equity
                                                            -----          -----         -------         --------          ------
Balances, September 30, 1993 ........................     $ 380,000      $1,000,000     $1,274,720      $5,246,911      $ 7,901,631

  Dividends paid on preferred stock .................            --              --             --         (69,940)         (69,940)
  Dividends paid on common stock ....................            --              --             --         (60,000)         (60,000)
  Market adjustment on mortgage backed securities
    held for sale ...................................            --              --             --            (541)            (541)
  Net income ........................................            --              --             --       1,134,937        1,134,937
                                                          ---------      ----------     ----------      ----------      -----------


Balances, September 30, 1994 ........................       380,000       1,000,000      1,274,720       6,251,367        8,906,087

  Issuance of common stock ..........................            --          10,000         11,000              --           21,000
  Dividends paid on preferred stock .................            --              --             --         (55,860)         (55,860)
  Dividends paid on common stock ....................            --              --             --         (60,000)         (60,000)
  Market adjustment on mortgage-backed securities
    held for sale ...................................            --              --             --            (794)            (794)
  Net income ........................................            --              --             --       1,369,768        1,639,768
                                                          ---------      ----------     ----------      ----------      -----------


Balances, September 30, 1995 ........................       380,000       1,010,000      1,285,720       7,504,481       10,180,201

  Conversion of preferred stock (unaudited) .........      (380,000)        380,000             --              --               --
  Dividends paid on preferred stock (unaudited) .....            --              --             --         (14,080)         (14,080)
  Dividends paid on common stock (unaudited) ........            --              --             --         (80,800)         (80,800)
  Market adjustment on mortgage backed securities
    held for sale (unaudited) .......................            --              --             --           1,363            1,363
  Net income (unaudited) ............................            --              --             --       1,309,779        1,309,779
                                                          ---------      ----------     ----------      ----------      -----------


Balance, June 30, 1996 (unaudited) ..................            --      $1,390,000     $1,285,720      $8,720,743      $11,396,463
                                                          =========      ==========     ==========      ==========      ===========




          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                      Consolidated Statements of Cash Flows


                                                                      For the Nine Months Ended          For the Years Ended
                                                                               June 30,                     September 30,
                                                                    -----------------------------    ----------------------------
                                                                        1996             1995            1995            1994
                                                                    ------------     ------------    ------------    ------------
                                                                     (Unaudited)      (Unaudited)
Cash flows from operating activities
  Net income ....................................................   $  1,309,779     $    719,687    $  1,369,768    $  1,134,937
  Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
    Depreciation and amortization ...............................        166,532          177,110         198,143         247,449
    Provision for loan losses ...................................           --               --              --              --
    Provision for losses on real estate acquired in settlement of
      loans and real estate held for investment .................           --               --            18,502            --
    Increase (decrease) in deferred loan fees ...................       (160,799)        (291,898)       (448,251)       (357,767)
    Federal Home Loan Bank stock dividend .......................       (220,800)        (167,800)       (234,500)       (306,800)
    Gain on sale of premises and equipment ......................           --               --            (3,882)           --
    Gain on sale of loans receivable ............................       (267,548)        (113,779)       (163,866)       (180,560)
    Origination of loans held for sale ..........................    (18,125,926)      (7,105,294)    (22,846,221)    (18,356,236)
    Proceeds from sale of loans held for sale ...................     19,609,917        7,012,582      20,144,890      21,172,072
    Deferred income taxes .......................................        159,676             --          (114,600)        207,900
    Gain on the sale of real estate acquired in settlement
      of loans ..................................................           --             (8,320)         (5,946)        (43,781)
    (Increase) Decrease in accrued interest receivable ..........         44,500         (172,176)       (314,115)         76,784
    Decrease (Increase) in income tax receivable ................        115,675           96,884          (6,301)       (126,384)
    Decrease (Increase) in other assets .........................        115,739         (259,005)        181,806         221,433
    Increase (Decrease) in other liabilities ....................        137,620          336,837        (293,553)     (1,069,012)
    Market value increase (decrease) investment
      available for sale ........................................         17,938             --              --              --
                                                                    ------------     ------------    ------------    ------------

      Net cash (used in) provided by operating activities .......      2,866,427          224,828      (2,518,126)      2,620,035
                                                                    ------------     ------------    ------------    ------------

Cash flows from investing activities
  Decrease in real estate held for investment ...................           --            (11,735)         39,600         119,202
  Purchase of investment securities .............................           --               --              --        (1,032,500)
  Maturities of investment securities ...........................           --               --              --         2,020,000
  Purchase of mortgage-backed securities ........................           --               --              --       (14,269,817)
  Repayment of principal on mortgage-backed securities ..........      5,533,512        3,498,336       5,427,776       5,411,986
  Purchase of mortgage-backed securities held for sale ..........        590,925             --              --          (126,699)
  Repayment of principal on mortgage-backed securities
    held for sale ...............................................        982,296            2,187           1,711           3,191
  Loans originated ..............................................    (55,646,028)     (34,110,217)    (55,321,167)    (27,103,943)
  Repayment of loans receivable .................................     56,530,427       24,557,859      40,329,092      32,241,875
  Proceeds from the sale of real estate acquired in
    settlement of loans .........................................         51,335          204,447         345,571         209,811
  Purchase of premises and equipment ............................       (166,624)      (1,142,269)     (1,431,143)       (153,980)
  Proceeds from sale of premises and equipment ..................           --               --            13,447            --
                                                                    ------------     ------------    ------------    ------------

    Net cash (used in) provided by investing activities .........   $  7,875,843     $ (7,001,392)   $(10,595,113)   $ (2,680,874)
                                                                    ------------     ------------    ------------    ------------

          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                      Consolidated Statements of Cash Flows


                                                                        For the Nine Months Ended          For the Years Ended
                                                                                June 30,                      September 30,
                                                                      ----------------------------    ----------------------------
                                                                          1996            1995            1995            1994
                                                                      ------------    ------------    ------------    ------------
                                                                       (Unaudited)        (Unaudited)
Cash flows from financing activities
  Dividends on stock ..............................................   $   (135,806)   $   (101,934)   $   (115,860)   $   (115,860)
  Proceeds from sale of common and preferred stock ................           --            21,000          21,000            --
  Increase (decrease) in deposits .................................       (557,945)        (11,727)      2,224,531      (5,843,218)
  Decrease in other borrowings ....................................         (2,120)        (70,003)        (70,673)        (83,251)
  Repayments of Federal Home Loan Bank advances ...................     (2,360,000)     (1,000,000)     (1,000,000)     (2,000,000)
  Proceeds from Federal Home Loan Bank advances ...................           --              --         2,360,000            --
  Increase (decrease) in advance payments by
    borrowers for taxes and insurance .............................       (481,589)       (202,246)         90,831        (159,427)
                                                                      ------------    ------------    ------------    ------------

    Net cash (used in) provided by financing activities ...........     (3,357,460)     (1,364,910)      3,509,829      (8,201,756)
                                                                      ------------    ------------    ------------    ------------

  Increase (decrease) in cash and cash equivalents ................      7,204,810      (8,141,474)     (9,603,410)     (8,262,595)

  Cash and cash equivalents, beginning of period ..................      5,301,476      14,904,886      14,904,886      23,167,481
                                                                      ------------    ------------    ------------    ------------

  Cash and cash equivalents, end of period ........................   $ 12,506,286    $  6,763,412    $  5,301,476    $ 14,904,886
                                                                      ============    ============    ============    ============

Supplemental disclosures of cash flow information

  Cash paid during the year for interest, net of
    amount credited to deposit accounts ...........................   $    370,495    $    348,811    $     43,118    $    585,513
                                                                      ============    ============    ============    ============
  Cash paid for income taxes ......................................   $    387,500    $    108,116    $    484,173    $    292,186
                                                                      ============    ============    ============    ============
  Cash received from income tax refund ............................   $    115,675            --              --      $    190,304
                                                                      ============    ============    ============    ============

Supplemental schedule of noncash investing and financing activities

  Interest credited to deposit accounts,
    net of interest paid in cash ..................................   $  3,828,257    $  3,361,243    $  5,087,046    $  4,350,752
                                                                      ============    ============    ============    ============
  Real estate acquired in settlement of loans .....................           --              --      $     51,335    $    207,418
                                                                      ============    ============    ============    ============
  Loans originated in connection with sale of real
    estate acquired in settlement of loans ........................           --              --              --      $    385,397
                                                                      ============    ============    ============    ============
  Transfer of real estate acquired in settlement of
    loans to premises and equipment ...............................   $       --      $       --      $    387,000    $       --
                                                                      ============    ============    ============    ============

          See accompanying notes to consolidated financial statements.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                               September 30, 1995

(1)      Organization

The consolidated financial statements include the accounts of Utah Federal Savings Bank (the Bank) and its wholly owned subsidiary, 2425 Service Corporation (a service corporation incorporated in the state of Utah). All significant intercompany transactions and accounts have been eliminated.

         (A)     Business

         The Bank provides a full range of banking and other financial services to its corporate, individual and institutional customers. The Bank is subject to competition from other financial institutions, the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

         (B)     Conversion to Stock Form of Ownership

         On September 23, 1992, the Bank converted from a Federally Chartered Mutual Association to a Federally Chartered Stock Association through the issuance of 38,000 shares of preferred stock and 100,000 shares of common stock for $2,898,000 in gross proceeds. Costs associated with the conversion that totaled $243,280 were deducted from gross proceeds. The preferred stock bears noncumulative annual dividends of seven percent per share. However, no dividends may be paid on the common stock or common stock shares redeemed or retired unless full dividends on the preferred stock for the then current fiscal year have been paid or set aside. The preferred stock is convertible to shares of common stock at the stockholder's option any time after two years from the date of issuance. Each share of preferred stock is convertible into one share of common stock, but if a full dividend is not paid during any year prior to conversion of the preferred stock, the amount of common stock to be received upon stock conversion will be increased to reflect the amount of the unpaid dividends. In the event of the complete liquidation or dissolution of the Bank, the preferred stockholders are entitled to any accrued dividends for the then current fiscal year and a liquidation preference of $21 per share, after payment or provision for payment of (i) all debts and liabilities of the Bank (including all savings deposits and accrued interest thereon), (ii) any accrued dividends and (iii) any interests in the liquidation account.

         At the time of the conversion, the Bank established a liquidation account by restricting a portion of net worth for the benefit of eligible account holders who maintain their deposit accounts after conversion. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account after payment of all creditors, but before a liquidation distribution with respect to the preferred and common stock. The liquidation account balance was approximately $1,446,000, at September 30, 1995. This account will be proportionately reduced for any subsequent reduction in the eligible holders' deposit accounts.

(2)      Summary of Significant Accounting Policies

This summary of significant accounting policies of Utah Federal Savings Bank is presented to assist in understanding the Bank's financial statements. The financial statements and notes are representations of the Bank's management, which is responsible for their integrity and objectivity. These accounting principles conform to generally accepted accounting principles and have been consistently applied in the preparation of these financial statements.

         (A)     Use of Estimates

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

         financial condition, and of revenues, and expenses for the years reported. Accordingly, future results could be impacted by differences in such estimates.

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in settlement of loans, and the valuation of real estate held for investment. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

         Management believes that the allowances for losses on loans, real estate acquired in settlement of loans, and real estate held for investment are adequate. While management uses available information to recognize losses on loans, real estate acquired in settlement of loans, and real estate held for investment, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans, real estate acquired in settlement of loans, and real estate held for investment. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

         (B)     Investments and Mortgage-Backed Securities

         Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy. Such securities may be sold in response to changes in interest rates, and prepayment risk and other factors related to interest rate changes.

         Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These unrealized gains and losses are credited or charged to shareholders' equity, whereas realized gains and losses flow through the Bank's yearly operations.

         (C)     Allowance for Estimated Losses on Loans

         The allowance for estimated losses on loans is increased by charges to income and decreased by charge offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may effect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions. Interest is accrued as earned unless management doubts the collectibility of the loan or the unpaid interest or when a loan is contractually 90 days or more past due, at which time the uncollected interest is charged off or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. Subsequent collection of delinquent interest is reflected in income in the period of recovery.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995


         (D)     Loans Held for Sale

         Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

         (E)     Gains and Losses from the Sale of Loans

         The Bank sells whole loans and participations in mortgage loans, without recourse, to institutional and private investors. Gains and losses resulting from the sales of loans are determined on the specific-identification method and reflect the extent that the sales proceeds exceed or are less than the Bank's investment in the loans (which includes the unpaid principal balance of the loans adjusted for unearned discounts, premiums, and deferred fees at the time of sale). In some cases, the Bank sells loans and continues to service such loans for the investor. In these cases, the Bank recognizes a gain or loss on the loan sale measured by the present value of the difference between the yield on the loans and the yield to be paid to the buyer, reduced by the normal servicing fees, over the estimated remaining lives of those loans using market prepayment, default, and discount rate assumptions. The resulting deferred discount or premium is amortized as an addition to or deduction from income using the level-yield method, adjusted for actual prepayments. The Bank periodically reviews the remaining net premium to ensure that it does not exceed the present value of the estimated excess servicing fees. In the event that actual prepayments exceed the assumptions used in determining the gain or loss, the deferred net premium is adjusted to reflect current prepayment projections by a charge to earnings.

         (F)     Real Estate Acquired in the Settlement of Loans

         Real estate acquired in the settlement of loans is recorded at the lower of cost or fair value at the date of acquisition. Subsequent valuations are performed by management and any excess carrying value over estimated net realizable value is charged to operations. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

         (G)     Premises and Equipment

         Premises and equipment are stated at cost. Depreciation and amortization is generally computed on a straight-line method over the estimated useful lives of 40 years for buildings, 20 years for leasehold improvements, and 3 to 7 years for furniture and equipment.

         (H)     Income Taxes

         The Bank has adopted Statement of Financial Accounting Standards No.
         109. Under the asset and liability method of FASB 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

         (I)     Cash and Cash Equivalents

         Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks, including certificates of deposit. For purposes of the consolidated statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities of six months or less to be cash equivalents.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

         (J)     Loan Origination and Commitment Fees and Related Costs

         Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in income according to FASB 91. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

         (K)     Earnings Per Share

         Earnings per share have been computed on the basis of the weighted average number of shares outstanding in 1995 and 1994.

         (L)     Reclassifications

         Certain reclassifications have been made to the prior financial statements in order for them to conform with the current year presentation.

         (M)     Escrowed Cash

         The amount of escrowed cash held by the bank as a fiduciary or agent was $1,287,956 as of September 30, 1995.

(3)      Mortgage-Backed Securities

At September 30, 1995, the mortgage-backed securities portfolio was comprised of securities classified as available for sale and held to maturity, in conjunction with the early adoption of FASB 115, resulting in mortgage-backed securities available for sale being carried at market value and mortgage-backed securities held to maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts. FASB 115 does not allow retroactive restatement and, therefore, the investment securities portfolio at September 30, 1995 was carried at cost, adjusted for amortization of premiums and accretions of discounts. There was no adjustment of the carrying value of mortgage-backed securities required by the early adoption of FASB 115.

The carrying values, gross unrealized gains and losses, and estimated market values of mortgage-backed securities held to maturity as of September 30, 1995 are as follows:

                                                                               1995
                                                   ----------------------------------------------------------
                                                                       Gross           Gross       Estimated
                                                    Carrying         Unrealized     Unrealized      Market
                                                      Value            Gains          Losses         Value
                                                   -----------      -----------     ----------    -----------
Government National Mortgage
  Association certificates ..................      $   492,408      $    32,327      $  --        $   524,735
Federal National Mortgage Association
  adjustable rate certificates ..............       15,772,118          114,782         --         15,886,900
Federal Home Loan Mortgage Corporation
  adjustable certificates ...................        7,073,683           70,672         --          7,144,355
Small Business Administration
  adjustable certificates ...................          770,630           26,901         --            797,531
                                                   -----------      -----------     ----------    -----------

    Total ...................................      $24,108,839      $   244,682      $  --        $24,353,521
                                                   ===========      ===========     ==========    ===========

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

The carrying values, gross unrealized gains and losses, and estimated market valued of mortgage-backed securities available for sale at September 30, 1995 are as follows:

                                                                        Gross          Gross         Estimated
                                                   Carrying           Unrealized    Unrealized        Market
                                                     Value              Gains         Losses           Value
                                                   ---------          ----------    ----------       ---------
Federal National Mortgage Association
  adjustable rate certificates  . . . . . . .      $  67,811           $   --       $  1,238         $ 66,573
Federal Home Loan Mortgage Corporation
  adjustable securities . . . . . . . . . . .         54,491               --            602           53,889
                                                   ---------           -------      --------         --------

    Total . . . . . . . . . . . . . . . . . .      $ 122,302           $   --       $  1,840         $120,462
                                                   =========           =======      ========         ========


(4)      Loans Receivable

Loans receivable consist of the following:

                                                                                        September 30, 1995
                                                                                        ------------------
  Loans secured by real estate:
    One-to-four family residential loans  . . . . . . . . . . . . . . . . . . . . . . .    $73,194,974
    Other conventional loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,800,038
    Commercial real estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8,190,243
    FHA and VA loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,052,519
    Land acquisition and development loans  . . . . . . . . . . . . . . . . . . . . . .      3,353,000
                                                                                           -----------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     97,590,774

  Loans collateralized by savings deposits  . . . . . . . . . . . . . . . . . . . . . .        896,374
  Consumer, home improvements, and other loans  . . . . . . . . . . . . . . . . . . . .      1,141,371
                                                                                           -----------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     99,628,519

  Less:
    Undisbursed portion of construction loans . . . . . . . . . . . . . . . . . . . . .     13,711,268
    Net deferred loan fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        773,205
    Allowance for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,661,841
                                                                                           -----------

    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $83,482,205
                                                                                           ===========

Loans are made in the normal course of business to various officers and directors of the Bank. The terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions and do not involve more than a normal risk of collectibility. Activity during fiscal year ended September 30, 1995 included new loans of $1,630,000, repayment of $58,000 with an ending balance of $1,840,000.

The activity in the allowances for losses on loans receivable, real estate acquired in settlement of loans, and real estate held for investment is summarized as follows:

                                                                                              1995
                                                                                              ----
Allowance for losses on:
  Loans receivable:
    Beginning balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1,677,086
    Provisions for losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --
    Charge offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (23,045)
    Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         7,800
                                                                                           ----------

      Ending balance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $1,661,841
                                                                                           ==========

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

  Real estate acquired in settlement of loans:
    Beginning balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 300,772
    Provisions for losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18,502
    Charge offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (319,274)
    Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --
                                                                                            ---------

      Ending balance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      --
                                                                                            =========

Loans on nonaccrual status were approximately $152,000 at September 30, 1995. At the original contract rates, additional interest income of approximately $6,500 and $4,000 for the year ended September 30, 1995, would have been recognized had these loans performed as originally agreed. Renegotiated loans for which interest has been reduced was insignificant.

The balance of loan participations sold without recourse and loans serviced for others, not included in the accompanying consolidated statements of financial condition, was $58,189,109 at September 30, 1995.

(5)      Accrued Interest Receivable

Accrued interest receivable is as follows:

                                                                                              1995
                                                                                              ----
Loans receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $576,257
Investment securities and interest-bearing deposits in
  other banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13,187
Mortgage-backed securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      179,463
                                                                                            --------

  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $768,907
                                                                                            ========

(6)      Premises and Equipment

Premises and equipment and related accumulated depreciation and amortization are as follows:

                                                                                       September 30, 1995
                                                                                       ------------------
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  1,231,899
Buildings and leasehold improvements  . . . . . . . . . . . . . . . . . . . . . . .          1,347,053
Furniture and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,623,169
Accumulated depreciation and amortization . . . . . . . . . . . . . . . . . . . . .         (1,492,224)
                                                                                          ------------

  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  2,709,897
                                                                                          ============

(7)      Deposits

Deposits account balances at September 30, 1995 is summarized as follows:

                                                                                            1995
                                                                             --------------------------------
                                                                             Weighted Average
                                                                               Interest Rate   Carrying Value
                                                                             ----------------  --------------
         NOW accounts . . . . . . . . . . . . . . . . . . . . . . . . .           2.20%         $ 9,548,903
         Passbook accounts  . . . . . . . . . . . . . . . . . . . . . .           2.98%           9,444,109
         Money market accounts  . . . . . . . . . . . . . . . . . . . .           3.90%           7,756,462
                                                                                                -----------

                                                                                                 26,749,474
                                                                                                -----------

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

         Certificates:
           3 to 6 month maturities  . . . . . . . . . . . . . . . . . .           5.90%        10,445,664
           7 to 24 month maturities . . . . . . . . . . . . . . . . . .           6.09%        38,358,993
           Over 24 month maturities . . . . . . . . . . . . . . . . . .           6.20%        33,435,689
                                                                                             ============

             Total certificates . . . . . . . . . . . . . . . . . . . .                        82,240,346
                                                                                             ============

             Total  . . . . . . . . . . . . . . . . . . . . . . . . . .                      $108,989,820
                                                                                             ============

At September 30, 1995, scheduled maturities of certificates of deposit are as follows:

                                  Year Ending September 30,
                         ---------------------------------------------
                            1996             1997             1998            After 1988          Total
                         -----------      -----------       ----------       ----------        -----------
4.0% to 4.99% . .        $11,110,207       $1,715,062       $   12,133       $  537,226        $13,374,628
5.0% to 5.99% . .         24,440,380          848,130        1,458,012        1,121,540         27,868,062
6.0% to 6.99% . .         19,903,356        8,422,256        2,891,748        7,599,292         38,816,652
7.0% to 7.99% . .          2,162,630               --           12,083            6,291          2,181,004
                         -----------      -----------       ----------       ----------        -----------
                         $57,616,573      $10,985,448       $4,373,976       $9,264,349        $82,240,346
                         ===========      ===========       ==========       ==========        ===========

Interest expense on deposits was as follows:

                                                                                        September 30, 1995
                                                                                        ------------------
  NOW accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  154,936
  Passbook accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        306,934
  Money market accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        269,782
  Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,341,697
                                                                                            ----------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $5,073,349
                                                                                            ==========

Jumbo CD's were $8,073,005 as of September 30, 1995.

(8)      Other Borrowings

The Bank's other borrowings consists of notes payable at September 30, 1995. The weighted average interest rates and maturity schedule for notes payable are as follows:

                                                                                            1995
                                                                             --------------------------------
                                                                             Weighted Average
                                                                               Interest Rate   Carrying Value
                                                                             ----------------  --------------
         Three to five years  . . . . . . . . . . . . . . . . . . . . .             --          $     --
         Five or more years . . . . . . . . . . . . . . . . . . . . . .          10.00%            28,838
                                                                                                ---------
                                                                                                $  28,838
                                                                                                =========

(9)      Federal Home Loan Bank Advances

Federal Home Loan Bank (FHLB) advances consist of the following:

                                                                                     September 30, 1995
                                                                             --------------------------------
                                                                             Weighted Average
                                                                               Interest Rate   Carrying Value
                                                                             ----------------  --------------
         Fiscal year of maturity
           1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6.925%           $2,360,000
                                                                                               ==========

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

The Bank is required to maintain pledged collateral, consisting of certain qualifying real estate loans, equal to at least 120% of the balance of advances outstanding. The stock of the FHLB is also pledged as collateral for the advances.

(10)     Income Taxes

Income tax benefit (expense) consists of the following:

                                                                                        September 30, 1995
                                                                                        ------------------
         Current:
           State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ (63,556)
           Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (424,816)
                                                                                            ---------
                                                                                             (488,372)
                                                                                            ---------
         Deferred:
           State  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,700
           Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        99,900
                                                                                            ---------
                                                                                              114,600
                                                                                            ---------
              Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $(373,772)
                                                                                            =========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1995 are as follows:

                                                                                              1995
                                                                                              ----
         Deferred tax assets:
           Deferred loan fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $309,400
           Book allowance for losses on loans and real estate
             owned in excess of tax allowance . . . . . . . . . . . . . . . . . . . . .        94,900
           Stock appreciation rights  . . . . . . . . . . . . . . . . . . . . . . . . .        30,400
                                                                                            ---------
               Total gross deferred tax assets  . . . . . . . . . . . . . . . . . . . .       434,700

           Less valuation allowance . . . . . . . . . . . . . . . . . . . . . . . . . .            --
                                                                                            ---------

               Net deferred tax assets  . . . . . . . . . . . . . . . . . . . . . . . .       434,700
                                                                                            ---------
         Deferred tax liabilities:

           Federal Home Loan Bank stock dividends . . . . . . . . . . . . . . . . . . .      (957,000)
           Tax depreciation in excess of book . . . . . . . . . . . . . . . . . . . . .       (31,000)
                                                                                            ---------
               Total deferred tax liabilities . . . . . . . . . . . . . . . . . . . . .      (988,000)
                                                                                            ---------

               Net deferred tax liability . . . . . . . . . . . . . . . . . . . . . . .     $(553,300)
                                                                                            =========


If certain conditions are met in determining taxable income, the Bank is allowed a special bad debt deduction for tax purposes based on a percentage of taxable income, or tax reserves are determined based on specified experience formulas. For financial statement purposes and its tax return, the Bank uses the most beneficial method for computing its bad debt deduction.

Retained earnings at September 30, 1995 includes approximately $1,418,000 for which no provision for federal income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

The Bank files consolidated income tax returns on a calendar-year basis.

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

(11)     Profit Sharing Plan and Stock Appreciation Rights

The Bank has an employee profit sharing plan for all employees who have completed at least 1,000 hours during one year service. Participants must contribute from 1/2 to 4 percent of their base compensation, limited to $60,000 of base compensation per participant per year, and the Bank is required to pay the lesser of 25 percent of profits before income taxes or 1.875 to 15 percent of all base compensation. The Bank made contributions of $123,996 for the year ended September 30, 1995.

The Bank has an agreement with two key officers, as of September 30, 1993, and with one key officer for the year ended September 30, 1994, for the granting of Stock Appreciation Rights (SAR). SARs permit each optionee to surrender an exercisable option for an amount equal to the stock share amount reduced by forty-nine dollars (the stock share amount is defined as the amounts reflected in the shareholders' equity accounts, as of the end of the preceding Stock Option Plan year, divided by the total number of shares of preferred and common stock). Each employee was granted 1,000 shares effective December 31, 1993, one employee is granted 1,000 shares for each successive December 31, 1993, and thereafter through December 31, 2003. Upon exercising the options, the shares are placed into a voting trust, to be voted by the trustee (a major shareholder). As of September 30, 1995, there were 2,000 SARs or options outstanding.

(12)     Commitments and Contingencies

The Bank leases office space and equipment under operating lease agreements that require approximate future minimum annual payments as follows:

                    Years ended September 30:
                    -------------------------
                                1996                                         $      61,179
                                1997                                                55,217
                                1998                                                50,145
                                1999                                                 5,828
                                                                             -------------
                                Total                                        $     172,369
                                                                             =============

Rent expenses for the years ended September 30, 1995 and 1994 amounted to $101,575 and $85,108, respectively.

The Bank had primarily fixed-rate loan commitments outstanding of approximately $4,142,247 at September 30, 1995, excluding undisbursed portions of construction loans in process. Commitments, which are disbursed subject to certain limitations, extend over time with the majority disbursed within a one-month period. The range of interest rates on the commitments were from 5.875 to 12.25 percent at September 30, 1995. The Bank had undisbursed balances on lines of credit of approximately $648,599 at September 30, 1995. In addition, the Bank has an outstanding letter of credit for approximately $2,354,000 at September 30, 1995. Loans receivable and mortgage-backed securities pledged in connection with this outstanding letter of credit was approximately $4,846,795 at September 30, 1995. The Bank has commitments to sell loans of $2,036,466 at September 30, 1995.

(13)     Regulatory Capital

Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) includes minimum capital requirements for savings institutions, provisions for changes in the federal regulatory structure for institutions including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing related assets in order to qualify as a savings institution.

The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of adjusted total assets, a minimum of 3 percent core capital ratio, and a 8.0 percent risk-based capital ratio at September 30,

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued
                               September 30, 1995

1995. Included in regulatory capital is $803,982 and $72,000 at September 30, 1995, which consists of real estate acquired in settlement of foreclosed assets held for five years or more and that portion of land loans and non-residential construction loans in excess of 80% loan to value ratio. This amount is required to be deducted from regulatory Risk-Based Capital starting with ten percent on July 1, 1990, and increasing periodically to 100 percent on July 1, 1994.

The Bank's capital as defined by FIRREA was as follows (in thousands)
(unaudited):


                                                                                  September 30, 1995
                                                                          --------------------------------
                                                                            Amount                 Percent
                                                                          -----------              -------
Tangible capital  . . . . . . . . . . . . . . . . . . . . . . . . . .     $    10,128               8.17%
Tangible capital requirement  . . . . . . . . . . . . . . . . . . . .           1,859               1.50%
                                                                          -----------              -----
     Excess over requirement  . . . . . . . . . . . . . . . . . . . .     $     8,269               6.67%
                                                                          ===========              =====

Core capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    10,128               8.17%
Core capital requirement  . . . . . . . . . . . . . . . . . . . . . .           3,718               3.00%
                                                                          -----------              -----
     Excess over requirement  . . . . . . . . . . . . . . . . . . . .     $     6,410               5.17%
                                                                          ===========              =====

Risk-based capital  . . . . . . . . . . . . . . . . . . . . . . . . .     $    10,975              16.35%
Risk-based capital requirement  . . . . . . . . . . . . . . . . . . .           5,370               8.00%
                                                                          -----------              -----
     Excess over requirement  . . . . . . . . . . . . . . . . . . . .     $     5,605               8.35%
                                                                          ===========              =====


The Bank is in compliance with all regulatory capital requirements at September 30, 1995.

(14)     Subsequent Event

On February 21, 1996, the Board of Directors approved a share for share conversion of all outstanding shares of preferred stock to common stock. See also note 1(b)

                                   Schedule 1

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                 Consolidating Statement of Financial Condition
                               September 30, 1995

                                                                     2425
                                                Utah Federal        Service                        Consolidated
                                                Savings Bank      Corporation     Eliminations        Assets
                                                ------------      -----------     ------------        ------
Assets

  Cash and amounts due from depository
    institutions ............................   $   1,965,409   $     185,139    $    (197,432)   $   1,953,116
  Interest-bearing deposits in other banks,
    including certificates of deposit .......       3,039,435         308,925             --          3,348,360
  Mortgage-backed securities ................      24,108,839            --               --         24,108,839
  Mortgage-backed securities held for sale ..         120,462            --               --            120,462
  Loans receivable ..........................      83,457,808          31,889           (7,492)      83,482,205
  Loans receivable held for sale ............       3,286,917            --               --          3,286,917
  Accrued interest receivable ...............         768,907            --               --            768,907
  Real estate acquired in settlement of loans          51,335            --               --             51,335
  Federal Home Loan Bank capital stock ......       3,850,400            --               --          3,850,400
  Premises and equipment ....................       2,693,127          16,770             --          2,709,897
  Income tax receivable .....................         132,685            --               --            132,685
  Other assets ..............................         112,106           9,303             --            121,409
  Investment in service corp ................         525,423            --           (525,423)            --
                                                -------------   -------------    -------------    -------------

    Total Assets ............................   $ 124,112,853   $     552,026    $    (730,347)   $ 123,934,532
                                                =============   =============    =============    =============
Liabilities and Stockholders' Equity

  Deposits ..................................   $ 109,187,252            --      $    (197,432)   $ 108,989,820
  Other borrowings ..........................          28,838   $       7,492           (7,492)          28,838
  Federal Home Loan Bank advances ...........       2,360,000            --               --          2,360,000
  Advance payments by borrowers for taxes
    and insurance ...........................       1,133,222            --               --          1,133,222
  Deferred income taxes .....................         553,300            --               --            553,300
  Other liabilities .........................         670,040          19,111             --            689,151
                                                -------------   -------------    -------------    -------------

    Total liabilities .......................     113,932,652          26,603         (204,924)     113,754,331
                                                -------------   -------------    -------------    -------------
  Stockholders' equity:
    Preferred stock .........................         380,000            --               --            380,000
    Common stock ............................       1,010,000         492,000         (492,000)       1,010,000
    Additional paid-in capital ..............       1,285,720            --               --          1,285,720
    Retained earnings .......................       7,504,481          33,423          (33,423)       7,504,481
                                                -------------   -------------    -------------    -------------

    Total stockholders' equity ..............      10,180,201         525,423         (525,423)      10,180,201
                                                -------------   -------------    -------------    -------------

                                                $ 124,112,853   $     552,026    $    (730,347)   $ 123,934,532
                                                =============   =============    =============    =============



          See accompanying notes to consolidated financial statements.

                                   Schedule 2

                    UTAH FEDERAL SAVINGS BANK AND SUBSIDIARY
                     Consolidating Statements of Operations
                          Year Ended September 30, 1995

                                                                     2425
                                                  Utah Federal     Service                     Consolidated
                                                  Savings Bank   Corporation   Eliminations       Assets
                                                  ------------   -----------   ------------    ------------
Interest and dividend income:
  Interest and fees on loans receivable .......   $ 7,697,361    $     2,592           --      $ 7,699,953
  Interest on mortgage-backed securities ......     1,666,110           --             --        1,666,110
  Interest and dividends on
    investment securities .....................       234,732           --             --          234,732
  Other interest income .......................       379,509         22,603           (421)       401,691
                                                  -----------    -----------    -----------    -----------
    Total interest and dividend income ........     9,977,712         25,195           (421)    10,002,486
                                                  -----------    -----------    -----------    -----------
Interest expense:
  Interest on deposits ........................     5,073,770           --             (421)     5,073,349
  Interest on Federal Home Loan Bank
    advances ..................................        31,754           --             --           31,754
  Interest on other borrowings ................         4,724            527           --            5,251
                                                  -----------    -----------    -----------    -----------
    Total interest expense ....................     5,110,248            527           (421)     5,110,354
                                                  -----------    -----------    -----------    -----------
      Net interest income before provisions for
        loan losses ...........................     4,867,464         24,668           --        4,892,132

Provision for loan losses .....................          --             --             --             --
                                                  -----------    -----------    -----------    -----------

      Net interest income after provision for
        loan losses ...........................     4,867,464         24,668           --        4,892,132
                                                  -----------    -----------    -----------    -----------
Other income:
  Loan servicing fees .........................       259,752           --             --          259,752
  Gain on sale of loans .......................       163,866           --             --          163,866
  Income on service corp ......................         4,955           --           (4,955)          --
  Other income ................................       469,876        224,846       (201,216)       493,506
                                                  -----------    -----------    -----------    -----------

    Net other income ..........................   $   898,449    $   224,846    $  (206,171)   $   917,124
                                                  -----------    -----------    -----------    -----------

General and administrative:
  Salaries and employee .......................   $ 2,295,201    $    86,288    $      --      $ 2,381,489
  Office occupancy ............................       379,341          4,612           --          383,953
  Advertising .................................        76,667           --             --           76,667
  Federal insurance premiums ..................       245,196           --             --          245,196
  Loss on sale of real estate acquired in
    settlement of loans .......................        (8,098)          --             --           (8,098)
  Data processing .............................       179,193           --             --          179,193
  Real estate holding costs, net ..............        21,016           --             --           21,016
  Other general and administrative expenses ...       837,600        149,916       (201,216)       786,300
                                                  -----------    -----------    -----------    -----------
    Total general and administrative expenses .     4,026,116        240,816       (201,216)     4,065,716
                                                  -----------    -----------    -----------    -----------

    Income (loss) before income
      tax (expense) benefit ...................     1,739,797          8,698         (4,955)     1,743,540

Income tax expense ............................      (370,029)        (3,743)          --         (373,772)
                                                  -----------    -----------    -----------    -----------

    Net income ................................   $ 1,369,768    $     4,955    $    (4,955)   $ 1,369,768
                                                  ===========    ===========    ===========    ===========



          See accompanying notes to consolidated financial statements.

                                   APPENDIX F

      INFORMATION CONCERNING THE KEYSTONE TRANSACTION AND KEYSTONE HOLDINGS


THE KEYSTONE TRANSACTION

         THE KEYSTONE TRANSACTION.............................................................................      F-3
                  General.....................................................................................      F-3
                  Reasons for the Keystone Transaction; Recommendation of the Washington Mutual Board.........      F-4
                  Registration Rights and Resales of Washington Mutual Common Stock...........................      F-6
                  Conditions to the Keystone Transaction......................................................      F-7
                  The Litigation Escrow.......................................................................      F-9

         MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE
                  TRANSACTION.................................................................................     F-11
                  General.....................................................................................     F-11
                  Board of Directors..........................................................................     F-11
                  Operations After the Keystone Transaction...................................................     F-11

         COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS..........................................     F-14
                  Pro Forma Combined Consolidated Statement of Financial Position.............................     F-15
                  Notes to Pro Forma Combined Consolidated Statement of Financial Position....................     F-16
                  Pro Forma Combined Consolidated Statements of Income........................................     F-18
                  Notes to Pro Forma Combined Consolidated Statements of Income...............................     F-20

         PROPOSED AMENDMENT TO WASHINGTON MUTUAL ARTICLES OF INCORPORATION -
                  INCREASE IN AUTHORIZED SHARES...............................................................     F-22

KEYSTONE HOLDINGS

         BUSINESS OF KEYSTONE HOLDINGS........................................................................     F-23
                  Lending Activities..........................................................................     F-24
                  Investing Activities........................................................................     F-29
                  Funding Activities..........................................................................     F-30
                  Asset Liability Management..................................................................     F-32
                  Taxation....................................................................................     F-32
                  Properties..................................................................................     F-32
                  Legal Proceedings...........................................................................     F-32
                  Management..................................................................................     F-33
                  Keystone Holdings Common Stock; Dividends...................................................     F-35

         KEYSTONE HOLDINGS....................................................................................     F-36
                  General.....................................................................................     F-36
                  The 1988 Acquisition........................................................................     F-37
                  The Warrants................................................................................     F-39

         REGULATION AND SUPERVISION...........................................................................     F-39

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                  OF OPERATIONS OF KEYSTONE HOLDINGS..........................................................     F-40
                  Summary Financial Information for Keystone Holdings.........................................     F-41
                  Financial Condition.........................................................................     F-41
                  Originations................................................................................     F-42
                  Credit Quality..............................................................................     F-43

                  Deposits and Other Borrowings...............................................................     F-48
                  Results of Operations.......................................................................     F-49
                  Capital Regulations and Requirements........................................................     F-58
                  Asset/Liability Management..................................................................     F-59
                  Liquidity and Capital Resources.............................................................     F-60

         CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS...............................................     F-62
                  Independent Auditors' Report................................................................     F-63
                  Consolidated Balance Sheets as of December 31, 1995 and 1994................................     F-64
                  Consolidated Statements of Earnings for the Years Ended December 31, 1995, 1994 and 1993....     F-65
                  Consolidated Statements of Stockholder's Equity for the Years Ended December 31, 1995, 1994
                         and 1993.............................................................................     F-66
                  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and
                         1993.................................................................................     F-67
                  Notes to Consolidated Financial Statements..................................................     F-69

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
KEYSTONE HOLDINGS AS OF JUNE 30, 1996.........................................................................    F-110
                  Condensed Consolidated Balance Sheets.......................................................    F-111
                  Condensed Consolidated Statements of Earnings...............................................    F-112
                  Condensed Consolidated Statements of Stockholder's Equity...................................    F-113
                  Condensed Consolidated Statements of Cash Flows.............................................    F-114
                  Notes to Condensed Consolidated Financial Statements........................................    F-116

                            THE KEYSTONE TRANSACTION

         The following is a discussion of certain matters related to the Keystone Transaction and Keystone Holdings. The following information, insofar as it relates to matters contained in the Keystone Merger Agreement, the Warrant Exchange Agreement and the Registration Rights Agreement, is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus and the documents, including the agreements noted above, incorporated herein by reference.

         UTAH FEDERAL SHAREHOLDERS ARE URGED TO READ THIS APPENDIX F AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THEIR ENTIRETY.

GENERAL

         On July 22, 1996, Washington Mutual publicly announced it had entered into several agreements with Keystone Holdings, Inc. ("Keystone Holdings") and the Federal Deposit Insurance Corporation (the "FDIC"), as manager of the Federal Savings and Loan Insurance Corporation ("FSLIC") Resolution Fund (the "FRF") (the FDIC in its capacity as manager of the FRF is referred to herein as the "FDIC-Manager"), pursuant to which, among other things, Washington Mutual would merge with Keystone Holdings and the direct and indirect subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB"), would become wholly-owned subsidiaries of Washington Mutual (the "Keystone Transaction"). In connection with the Keystone Transaction, Washington Mutual intends to call a special meeting of its shareholders (the "Washington Mutual Special Meeting") at which the holders of Washington Mutual common stock, no par value per share ("Washington Mutual Common Stock"), will be asked to vote to approve the Keystone Transaction. Consummation of the Keystone Transaction requires the implementation of the following agreements and the completion of the following actions:

         Washington Mutual has entered into that certain Agreement for Merger, which includes the form of Plan of Merger contained therein, dated as of July 21, 1996 (the "Keystone Merger Agreement"), among Washington Mutual, Keystone Holdings Partners, L.P., the sole shareholder of Keystone Holdings ("KHP"), Keystone Holdings, New American Holdings, Inc. ("New Holdings'), New American Capital, Inc. ("New Capital"), N.A. Capital Holdings, Inc. ("NACH Inc."), and ASB (Keystone Holdings, New Holdings, New Capital, NACH Inc. and ASB are collectively referred to in this Proxy Statement as the "Keystone Entities"), pursuant to which Keystone Holdings will merge with and into Washington Mutual (the "Keystone Merger") and, as a result, the direct and indirect subsidiaries of Keystone Holdings, including ASB, will become subsidiaries of Washington Mutual.

         The parties to the Keystone Merger Agreement, together with the FDIC, as manager of the FRF and certain affiliates of Keystone Holdings and KHP have also entered into that certain Warrant Exchange Agreement dated as of July 21, 1996 (the "Warrant Exchange Agreement"). Pursuant to the Warrant Exchange Agreement the FDIC-Manager has agreed to exchange certain warrants (the "Warrants") representing the right to purchase shares of NACH Inc., a subsidiary of Keystone Holdings and the parent corporation of ASB, for shares of Washington Mutual Common Stock (the "Warrant Exchange").

         In the Keystone Transaction, Washington Mutual will issue 47,883,333 shares of Washington Mutual Common Stock as follows: 25,883,333 shares to KHP (the "Keystone Initial Shares") for immediate distribution to its general and limited partners (the "Investors"); 14,000,000 shares to the FRF (the "FRF Initial Shares"); and 8,000,000 shares (the "Litigation Escrow Shares") to an escrow for the benefit of the Investors and the FRF (the "Litigation Escrow"). The Keystone Initial Shares and the FRF Initial Shares are referred to collectively as the "Initial Shares." If, prior to the consummation of the Keystone Transaction, the Washington Mutual Common Stock undergoes a stock split, stock dividend, recapitalization or similar transaction, the number of shares to be issued in the Keystone Transaction will be adjusted accordingly. All references in this Proxy Statement/Prospectus to any number of shares of Washington Mutual Common Stock to be issued in the Keystone Transaction refer to such number as so adjusted. After the Keystone Transaction and assuming all of the Litigation Escrow Shares are released, the Investors will own approximately 31,100,000 shares of Washington Mutual Common Stock, or approximately 25.9% of the Washington Mutual Common Stock then outstanding (based on the number of shares outstanding on the record date for the Washington Mutual Special Meeting plus the Initial Shares and Litigation

Escrow Shares). In addition, to the extent that the FDIC-Manager does not sell the FRF Initial Shares as soon as practicable after the Effective Date pursuant to the Registration Rights Agreement, the FRF will own approximately 14.0% of the Washington Mutual Common Stock then outstanding (based on the number of shares outstanding on the record date for the Washington Mutual Special Meeting plus the Initial Shares and Litigation Escrow Shares).

         The last reported sales price of a share of Washington Mutual Common Stock on The Nasdaq Stock Market on October 24, 1996 was $39.44. Based on such sales price, the value of the Keystone Initial Shares and the FRF Initial Shares would be approximately $1,020,774,000 and $552,125,000, respectively, and the value of the Litigation Escrow Shares would be $315,500,000. The actual sales price of a share of Washington Mutual Common Stock as of the effective date of the Keystone Transaction and the value of the shares to be issued may vary materially from such amounts.

         Washington Mutual, KHP and the FDIC-Manager will enter into an escrow agreement (the "Escrow Agreement") pursuant to which the Litigation Escrow Shares (or a portion thereof) will be released, 64.9% to the Investors and 35.1% to the FRF, or their respective assigns, to the extent that Washington Mutual receives net cash proceeds from certain litigation that Keystone Holdings and certain of its affiliates are pursuing against the United States, which litigation is being assumed by Washington Mutual in the Keystone Transaction (the "Case").

         In addition, Washington Mutual, KHP and the FDIC-Manager have entered into that certain Registration Rights Agreement, dated as of July 21, 1996 (the "Registration Rights Agreement"), which provides that Washington Mutual will be required, if the Keystone Transaction closes, to use its best efforts to register for resale to the public under the Securities Act of 1933, as amended (the "Securities Act"), shares of Washington Mutual Common Stock issued in the Keystone Transaction. Pursuant to the Registration Rights Agreement, Washington Mutual has agreed to file and use its best efforts to cause to become effective with the Securities and Exchange Commission (the "SEC") as soon as practicable after the effective date of the Keystone Transaction on a date mutually acceptable to Washington Mutual and the participants in such underwriting a registration statement for an underwritten public offering of between 7,500,000 and 20,000,000 shares of Washington Mutual Common Stock issued in the Keystone Transaction (the "Initial Underwriting"). It is currently expected that the FDIC-Manager will sell the FRF Initial Shares in the Initial Underwriting, although there are no assurances that the FDIC-Manager will sell all or any of such shares. Pursuant to the Registration Rights Agreement, the Investors and the FRF will also receive additional registration rights as described in "-- Registration Rights and Resales of Washington Mutual Common Stock."

         As a further condition to the consummation of the Keystone Transaction, at the Washington Mutual Special Meeting the holders of Washington Mutual Common Stock will be asked to vote separately and as a group with the holders of each of the Washington Mutual 9.12% Noncumulative Perpetual Preferred Stock, Series C (the "Series C Preferred"), $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D (the "Series D Preferred"), and 7.60% Noncumulative Perpetual Preferred Stock, Series E (the "Series E Preferred") (collectively, the "Preferred Stock") to consider and vote on a proposal to approve an amendment to Washington Mutual's Restated Articles of Incorporation (the "Articles") to increase the number of authorized shares of Washington Mutual Common Stock from 100,000,000 shares to 350,000,000 shares. The implementation of the Keystone Transaction is conditioned on the approval of the amendment to the Articles.

         CONSUMMATION OF THE KEYSTONE TRANSACTION IS SUBJECT TO THE SATISFACTION OF A NUMBER OF CONDITIONS, INCLUDING APPROVAL BY THE SHAREHOLDERS OF WASHINGTON MUTUAL OF THE KEYSTONE TRANSACTION AND THE AMENDMENT TO THE ARTICLES. THERE CAN BE NO ASSURANCE THAT THE KEYSTONE TRANSACTION WILL BE CONSUMMATED.

REASONS FOR THE KEYSTONE TRANSACTION; RECOMMENDATION OF THE WASHINGTON MUTUAL BOARD

         The Washington Mutual Board of Directors (the "Washington Mutual Board") believes that Keystone Holdings and ASB are a unique strategic fit with Washington Mutual, which will allow Washington Mutual to expand into California with a financially strong institution that has similar business strategies, strong management and complementary product capabilities.

         In 1995, the Washington Mutual Board revised its 5-year strategic plan. The strategies enumerated in the strategic plan include strengthening Washington Mutual's consumer banking franchise throughout the West; diversifying its business mix by deploying capital to higher growth business lines, such as commercial banking; decreasing Washington Mutual's sensitivity to movements in interest rates; improving margins of its core businesses; operating more efficiently; and maintaining strong asset quality.

         The Washington Mutual Board believes that the Keystone Transaction satisfies elements of this strategic plan. In particular, the following benefits were identified by the Washington Mutual Board:

         - Strengthens Consumer Banking Franchise in West. The Keystone Transaction will give Washington Mutual immediate access to the consumer banking market in California. ASB has a state-wide presence in California, with over 200 branches and loan offices concentrated in the Los Angeles and San Francisco areas. The Keystone Transaction will add more than 500,000 new households to Washington Mutual's customer base.

         - Decreases Washington Mutual's Sensitivity to Interest Rate Changes. ASB's loan and investment portfolios consist primarily of ARMs and variable rate mortgage-backed securities. This will complement Washington Mutual's portfolios, which contain a much higher percentage of fixed rate mortgages, and will accelerate Washington Mutual's efforts to reduce the sensitivity of its results of operations to changes in prevailing interest rates.

         - Expense Savings. The consolidation of certain head office functions and back office operations is expected to achieve annual savings of operating costs projected by management at $25 million and $50 million (pre-tax) in 1997 and 1998, respectively.

         The benefits described above are forward-looking statements and actual results may vary materially from such projections. See "PROXY
STATEMENT/PROSPECTUS -- THE MERGER -- Risk Factors Related to the Keystone Transaction and Keystone Holdings," for factors that may cause such variances.

         The Washington Mutual Board considered certain potentially negative factors in its deliberations regarding the Keystone Transaction, such as the risk that economic conditions in California where ASB has the bulk of its real estate assets could deteriorate, the fact that following the Keystone Transaction a significant amount of Washington Mutual Common Stock would be held by a single shareholder or group of shareholders, the level of competition the Company would face in California, the effect on the Company's capital of a special SAIF assessment and the Company's potential inability following the Keystone Transaction to refinance certain outstanding debt and preferred equity of subsidiaries of Keystone Holdings. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION -- Operations After the Keystone Transaction." The Washington Mutual Board determined, however, that the benefits of the Keystone Transaction discussed above outweighed the potential negative factors.

         In reaching its conclusion, the Washington Mutual Board considered information provided at its February 20, 1996, June 18, 1996 and July 19, 1996 board meetings, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and prospects of ASB and information concerning the two companies on a combined basis; (ii) the structure of the Keystone Transaction, including the accounting treatment of the Keystone Transaction and the fact that Washington Mutual's shareholders would retain approximately 66% of the common equity of the combined company; (iii) the terms of the Keystone Merger Agreement, Warrant Exchange Agreement, Registration Rights Agreement, Escrow Agreement, and other documents to be executed in the Keystone Transaction; (iv) the state of the California economy; (v) the presentation and recommendation made by the management of Washington Mutual;
(vi) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the banking and financial services industries; (vii) the possibility of achieving significant cost savings, operating efficiencies and synergies as a result of the Keystone Transaction; (viii) the fairness opinions of CS First Boston Corporation ("CS First Boston") as financial advisor to the Washington Mutual Board as to the fairness from a financial point of view of the consideration paid by Washington Mutual (the "CS First Boston Opinions"); (ix) the terms of other recent comparable combinations of savings and loan holding companies; and (x) the effect of the Keystone Transaction on the depositors, employees, customers and communities served by each company.

         In reaching its decision to approve the Keystone Transaction and recommend the Keystone Transaction to the shareholders of Washington Mutual, the Washington Mutual Board did not assign any relative or specific weights to the various factors considered and individual directors may have given differing weights to different factors.

REGISTRATION RIGHTS AND RESALES OF WASHINGTON MUTUAL COMMON STOCK

         GENERAL. At the effective time of the Keystone Transaction, the shares of Washington Mutual Common Stock to be issued to KHP and the FRF in connection with the Keystone Transaction will not have been registered under the Securities Act. All such shares will be issued pursuant to an exemption from the registration provisions of the Securities Act and will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Washington Mutual Common Stock received in the Keystone Transaction will be transferable only pursuant to an effective registration or a valid exemption from registration under the Securities Act. Pursuant to the Registration Rights Agreement, Washington Mutual has agreed to provide certain registration rights to the Investors and the FRF, and their permitted assigns and transferees, as holders of the Washington Mutual Common Stock issued in the Keystone Transaction, as described below:

         Registration Rights. Washington Mutual has agreed to file with the SEC and use its best efforts to cause to become effective as soon as practicable after the effective date of the Keystone Transaction on a date mutually acceptable to Washington Mutual and the participants in such underwriting, a registration statement with respect to the Initial Underwriting of not less than 7,500,000 and not more than 20,000,000 of the 39,883,333 shares of Washington Mutual Common Stock issued to KHP and the FRF on such effective date (the "Initial Shares"). Washington Mutual currently expects that all of the FRF Initial Shares (14,000,000 shares of Washington Mutual Common Stock) will be registered and sold in the Initial Underwriting, although there is no assurance that the FDIC-Manager will sell any or all of such shares.

         Washington Mutual has also agreed to file with the SEC and use its best efforts to cause to become effective as soon as practicable after nine months from the effective date of the Keystone Transaction a shelf registration statement ("Shelf Registration Statement") for sale from time to time to the public of all the Initial Shares not previously sold in the Initial Underwriting, together with any other securities issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the Initial Shares ("Registrable Shares"). Shares may be sold under the Shelf Registration Statement only in brokers transactions pursuant to Rule 144(f) promulgated under the Securities Act or in an underwritten offering pursuant to the demand and piggyback underwriting rights described below. Washington Mutual will use its best efforts to keep the Shelf Registration Statement continuously effective for three years after the initial effective date of the Shelf Registration Statement.

         Washington Mutual has also agreed to file with the SEC a shelf registration statement (the "Litigation Shelf") for sale from time to time to the public of the Litigation Escrow Shares. Washington Mutual will use its best efforts to have such registration statement become effective as soon as practicable after the first date any Litigation Escrow Shares are distributed from the Litigation Escrow and keep such Litigation Shelf continuously effective until the later of (i) the date three years after the initial effective date of the Litigation Shelf and (ii) the date one year after the last distribution of Litigation Escrow Shares from the Litigation Escrow. Shares may be sold under the Litigation Shelf only in brokers' transactions pursuant to Rule 144(f) promulgated under the Securities Act.

         Pursuant to the Registration Rights Agreement, the holders of the Initial Shares may require Washington Mutual an aggregate of four times during the three-year period following the effectiveness of the Shelf Registration Statement to facilitate an underwritten public offering of the Initial Shares then owned by them. In addition, if Washington Mutual proposes to register any shares of Washington Mutual Common Stock for sale under the Securities Act through the three-year anniversary of the effectiveness of the Shelf Registration Statement for its own account (other than in connection with an acquisition by Washington Mutual, the redemption or conversion of


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outstanding convertible securities, or an employee equity plan), the holders of the Initial Shares will be entitled to notice of the registration and to include their shares in such offering.

         AFFILIATE LETTERS. Pursuant to the Keystone Merger Agreement, Keystone Holdings is required to deliver from each party who may be deemed to be an "affiliate" of Keystone Holdings (collectively, the "Keystone Affiliates") for the purposes of SEC Accounting Series Release No. 130, as amended by Release No. 135 ("ASR 135"), to Washington Mutual a letter agreement ("Keystone Affiliate Letter"), pursuant to which, among other things, each Keystone Affiliate agrees, with certain limited exceptions, not to sell or otherwise dispose of any interest in KHP or Washington Mutual Common Stock during the period commencing 30 days preceding the effective date of the Keystone Transaction until such time as consolidated financial results covering at least 30 days of post-transaction combined operations of Washington Mutual and Keystone Holdings have been published. While not required to be subject to written agreements, Washington Mutual affiliates are subject to the same restrictions as to sales of Washington Mutual Common Stock. In order to assure that the Keystone Merger will be treated as a pooling of interests, Washington Mutual will have the right to place a restrictive legend on all shares of Washington Mutual Common Stock to be received by a Keystone Affiliate so as to preclude the transfer of such shares in violation of the Keystone Affiliate Letters. The Keystone Affiliate Letters and restrictive legends are intended to preserve treatment of the Keystone Merger as a pooling-of-interests for accounting purposes.

CONDITIONS TO THE KEYSTONE TRANSACTION

         The respective obligations of Washington Mutual, Keystone Holdings and the FDIC-Manager to consummate the Keystone Transaction are subject to numerous conditions described in further detail below, including those related to: (i) the approval by Washington Mutual shareholders of the Keystone Transaction and the amendment to the Articles; (ii) the receipt of all applicable regulatory approvals and confirmations; (iii) the divestiture of the stock of an indirect subsidiary of Keystone Holdings; and (iv) the renegotiation of certain agreements between Keystone Holdings and the FRF. There can be no assurance that such conditions will be satisfied or that the Keystone Transaction will be consummated.

         REGULATORY APPROVALS. The Keystone Transaction is subject to the approval of the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act. The Community Reinvestment Act of 1978 ("CRA") also requires that the OTS, in deciding whether to approve the Keystone Transaction, assess the record of performance of ASB and the bank subsidiaries of Washington Mutual in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. Each of ASB, WMB and WMBfsb currently has "outstanding" CRA ratings from its primary regulator.

         Washington Mutual has submitted an application seeking OTS approval of the Keystone Transaction. There can be no assurance that the OTS will approve the Keystone Transaction, and if the Keystone Transaction is approved, there can be no assurance as to the date of such approval or as to what conditions, if any, may be imposed in such approval. As of the date of this Proxy Statement/Prospectus, three community groups have filed protests with the OTS with regard to the Keystone Transaction. The OTS will consider these protests in connection with consideration of the Company's application as a whole. The Company believes that the protests are without merit and has responded to the OTS to that effect. Washington Mutual's obligation to consummate the Keystone Transaction is conditioned upon receipt of all required regulatory approvals and consents, without any term or condition that (i) has not normally been imposed in transactions of this type and would have a material adverse effect on Keystone Holdings or Washington Mutual or (ii) would require Washington Mutual's bank subsidiaries to raise additional capital (other than to increase either WMB's or WMBfsb's leverage capital or core capital to a level no higher than five percent). In addition, the U.S. Department of Justice must examine whether there are significant anti-competitive effects of the Keystone Transaction. There can be no assurance that the U.S. Department of Justice or the Attorney General of the state of California will not challenge the Keystone Merger or, if challenged, what the result of such a challenge would be.

         Mr. Bass has filed a notice of change of control with the OTS. The parties' obligations to consummate the Keystone Transaction are conditioned on the receipt of the non-objection of the OTS to such notice. There can be no assurance that such non-objection will be forthcoming, and if received, there can be no assurance as to the date of such non-objection or what conditions may be imposed.

         The obligation of Washington Mutual to consummate the Keystone Transaction is also subject to the satisfaction of the following conditions: (i) Washington Mutual's receipt (x) from the OTS of confirmation that upon consummation of the Keystone Transaction, Washington Mutual will not be deemed to control Family Savings Bank (a minority-owned financial institution of which Keystone Holdings owns 14.7% of the outstanding common stock and all the outstanding preferred stock) and (y) from the FDIC of either confirmation that Washington Mutual will not be deemed to control Family Savings Bank or a waiver for Washington Mutual's subsidiaries of certain "cross guaranty" liability with respect to Family Savings Bank; and (ii) the resolution of any material outstanding differences between KHP and the Keystone Entities, on one hand, and the FDIC-Manager, on the other hand, without material liability attaching to the Keystone Entities. There can be no assurance that these conditions will be satisfied.

         Washington Mutual is not aware of any other governmental approvals that are required for consummation of the Keystone Transaction except as described above. Should any other approval or action be required, it is presently contemplated that such approval would be sought. There can be no assurance whether or when any such approval, if required, could be obtained.

         FRF MATTERS. Keystone Holdings commenced operations as an indirect holding company for ASB to effect the December 1988 acquisition (the "1988 Acquisition") of certain assets and liabilities of the failed savings and loan association subsidiary of Financial Corporation of America (the "Failed Institution"). In connection with the 1988 Acquisition, the Keystone Entities and the FRF entered into a number of agreements (the "FRF Agreements"). Pursuant to the Warrant Exchange Agreement, at the effective time of the Keystone Transaction, certain of the FRF Agreements (or portions thereof) relating to the Warrants will be terminated. Additionally, pursuant to the Keystone Merger Agreement, KHP and the Keystone Entities have agreed to use their best efforts to: (i) obtain consents necessary so that the FRF Agreements can be assumed by a subsidiary of Washington Mutual; (ii) resolve, without material liability to Washington Mutual or the Keystone Entities, any material outstanding differences between KHP and the Keystone Entities, on the one hand, and the FDIC-Manager, on the other hand, relating to the FRF Agreements; and (iii) facilitate a renegotiation of the FRF Agreements to simplify the remaining effective provisions thereof. Washington Mutual anticipates that at the effective time of the Keystone Transaction, assuming the renegotiation of the FRF Agreements, the only material continuing obligations under the FRF Agreements will be (i) the obligation of the FDIC-Manager to indemnify Washington Mutual in certain circumstances and (ii) the obligation of Washington Mutual to share certain tax savings with the FDIC-Manager. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION - Operations After the Keystone Transaction."

         In addition, the 1988 Acquisition utilized a "good bank/bad bank" structure in which New West Federal Savings and Loan Association ("New West") was structured to be the "bad bank" that acquired substantially all of the underperforming loans and certain other assets from the Failed Association while ASB acquired substantially all of the performing loans. Pursuant to the FRF Agreements, New West indemnified ASB and one of its affiliates from liability arising out of certain management responsibilities for New West. As conditions of the consummation of the Keystone Transaction, (i) the stock of New West, together with any obligations and liabilities in connection with the ownership, business or operation of New West, will be transferred by Keystone Holdings to, or assumed by, an entity not being acquired by Washington Mutual and (ii) the indemnities provided by New West to ASB and one of its affiliates will be provided by the FRF. The divestiture of New West must be effected without any substantial cost to any Keystone Entity.

         In addition, the FDIC Office of Inspector General has commenced a compliance audit (the "Audit") with regard to certain of the FRF Agreements. The completion of the Audit without liability to New West and ASB exceeding $500,000 is a condition to consummation of the Keystone Transaction. To the extent that the Audit is completed prior to the effective date of the Keystone Transaction, the FDIC-Manager and KHP and the Keystone Entities have agreed to use their good faith efforts to resolve any dispute that may arise with respect to the items or periods covered by the Audit and to enter into a release in which the parties will agree that, subject to certain exceptions, all entries on the schedules of activities will be deemed approved at all levels of audit review and for all purposes.

         OTHER CONDITIONS. The obligations of Keystone Holdings, Washington Mutual and the FDIC-Manager to consummate the Keystone Transaction are subject to, among other things, the satisfaction of the following conditions, of which, as of the date of this Proxy Statement/Prospectus, substantially all remain to be satisfied: (i) the approval of the Keystone Transaction and the amendment to the Articles by the requisite vote of the shareholders of Washington Mutual;
(ii) the receipt of all applicable regulatory and governmental approvals and consents and the expiration of all statutory and regulatory waiting periods;
(iii) the absence of any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Keystone Merger; (iv) the receipt of an opinion of counsel to Washington Mutual, dated as of the effective date of the Keystone Transaction to the effect that the Keystone Merger will qualify as a "reorganization" as defined by the Code;
(v) the compliance with applicable pre-merger notification provisions of Section 7A of the Clayton Act and the absence of pending or threatened proceedings under any applicable antitrust law of the state of California; (vi) the divestiture of the shares of stock in New West to an entity other than a Keystone Entity; (vii) the concurrent consummation of the Warrant Exchange and the Keystone Merger and receipt by the Keystone Entities of certain consents relating to and modifications of the surviving FRF Agreements; (viii) the receipt of a letter from Deloitte & Touche LLP stating that the Keystone Transaction qualifies for pooling of interests accounting treatment; (ix) the execution and delivery of an Escrow Agreement by the parties thereto; and (x) the continued accuracy of the representations and warranties of and the performance of the covenants and agreements by each party to each of the Keystone Merger Agreement and the Warrant Exchange Agreement except where the failure of such representations and warranties to be accurate or the failure to perform such covenants or agreements would not have a material adverse effect on such party.

THE LITIGATION ESCROW

         The following discussion contains a summary of all material terms and conditions of the Keystone Merger Agreement, Warrant Exchange Agreement and Escrow Agreement relating to the Litigation Escrow and is qualified in its entirety by the full text of the Keystone Merger Agreement, Warrant Exchange Agreement and Escrow Agreement which are incorporated by reference herein.

         GENERAL. As described elsewhere herein, the Litigation Escrow Shares will be held by a mutually agreed upon escrow agent (the "Escrow Agent") in the Litigation Escrow pursuant to the terms of the Escrow Agreement. Initially, KHP and the FRF will be the holders of contingent rights to up to 64.9% and 35.1%, respectively, of the Litigation Escrow Shares. Immediately after the effective time of the Keystone Transaction, KHP intends to distribute its contingent right in the Litigation Escrow Shares to the Investors.

         The Litigation Escrow Shares will be registered in the name of the Escrow Agent who will hold such shares together with any dividends, distributions or any additional or substitute securities with respect to such shares, as well as any interest or earnings on such dividends, distributions or additional or substitute securities (collectively, the "Escrow Fund"). The Escrow Agent will hold the Escrow Fund until the earlier of the date that is the sixth anniversary of the effective date of the Keystone Transaction or until the entire Escrow Fund has been released from the Litigation Escrow (the "Escrow Expiration Date"). In general, the Escrow Expiration Date will be automatically extended to 10 years from the effective date of the Keystone Transaction if, prior to the sixth anniversary of the effective date of the Keystone Transaction, there has been any judgment or final settlement in the Case granted or entered in favor of Washington Mutual or any of its subsidiaries. The Escrow Expiration Date may be extended further if Case Proceeds are paid in installments. In the event that Washington Mutual receives any Case Proceeds on or before the Escrow Expiration Date, the Escrow Agent will make distributions of all or a portion of the Escrow Fund to the holders of contingent rights to the Escrow Fund. The number of Litigation Escrow Shares to be distributed will be computed as (a) the amount of Case Proceeds received less (b) the aggregate of (i) taxes owed on the Case Proceeds to be calculated based on a formula in the Keystone Merger Agreement, (ii) fees, costs and expenses paid or accrued by Washington Mutual in connection with the Case or pursuant to the Escrow Agreement, (iii) 200 percent of the allocated time costs of Washington Mutual employees for time reasonably devoted to the Case, and (iv) all amounts paid by any Keystone Entity prosecuting the Case in excess of $10,000,000, (c) divided by the Average Price. The "Average Price" means the arithmetic average of the closing prices of the Washington Mutual Common Stock on The Nasdaq Stock Market for the 10 trading days immediately preceding the third trading day before the effective date of the Keystone Transaction. The Escrow Agent may make more than one distribution out of the Escrow Fund if Case Proceeds are received in two or more installments. In general, if no Case Proceeds have been received, beginning on the last day of the full calendar month immediately following the sixth anniversary of the effective date of the Keystone Transaction and on the last day of every succeeding month, the Escrow Agent will return to Washington Mutual for cancellation a number of shares equal to 1.25% of the number of Litigation Escrow Shares, together with any dividends and distributions received on such shares and any interest or earnings on such dividends. At the Escrow Expiration Date, any remaining Litigation Escrow Shares, together with any amounts in the Escrow Fund, will be returned to Washington Mutual.

         The ultimate outcome of the Case is uncertain, and their can be no assurance that any recovery in the Case will result in Case Proceeds that exceed the value of the Litigation Escrow Shares plus costs and expenses. Generally, Washington Mutual will not benefit financially from the Case unless Case Proceeds exceed such an amount and, in negotiating the Keystone Transaction, Washington Mutual ascribed no value to the possibility that the Case Proceeds would exceed such amount. As a result, it is uncertain what, if any, impact recovery in the Case will have on the financial position of Washington Mutual.

         THE CASE. On December 28, 1992, ASB, KHP, Keystone Holdings and other related parties (the "Plaintiffs") filed the Case in the U.S. Court of Federal Claims. In the Case, Plaintiffs allege that they entered into a contract with the FSLIC and the FHLBB, agencies of the United States government, whereby the Plaintiffs acquired the capital stock of ASB and New West and undertook other liabilities and responsibilities for the benefit of the FSLIC and the FHLBB, in return for which the FSLIC and the FHLBB agreed, among other things, that ASB would be authorized to operate with a lower level of capital than the applicable regulations would otherwise have required. Plaintiffs further allege that the United States government's abrogation of this agreement constituted a breach of contract, damaging the Plaintiffs. The contract promises which Plaintiffs allege are similar to those asserted in Winstar Corp. v. United States, Statesman Savings Holding Corp. v. United States and Glendale Federal Bank, FSB v. United States (the "Winstar Cases"). On July 1, 1996, the United States Supreme Court affirmed two lower courts' decisions holding that the government was liable for breach of contract in the Winstar Cases. The Winstar Cases have been remanded to the Court of Federal Claims for further proceedings, including a determination of damages. There can be no assurance that the United States government will not assert additional defenses or counterclaims on remand. The Court of Federal Claims has also initiated procedures for resolving the merits of other related cases, including the Case. The Plaintiffs have asserted claims for damages in an unspecified amount. The government has not yet answered the complaint in the Case. As a consequence of the Keystone Transaction, Washington Mutual will succeed by operation of law to all of the rights of the Keystone Entities in the Case and KHP has contractually agreed to remit to Washington Mutual proceeds received from the Case. Based on the Winstar Cases, as of the date of this Proxy Statement/Prospectus, no record has been established which would indicate what, if any, damages the Plaintiffs are entitled to recover in the Case, and Plaintiffs are unable to assess the likelihood of their success in the Case.

         RIGHTS IN THE LITIGATION ESCROW SHARES. Each holder of contingent rights to receive Litigation Escrow Shares will have the absolute right to have its pro rata portion of such shares at the time of the applicable record date (and any additional or substitute securities with respect thereto) voted on all matters with respect to which the vote of the holders of such securities is required or solicited, in accordance with such holder's written instructions to the Escrow Agent. The Escrow Agent does not have discretionary authority to vote any of the Litigation Escrow Shares for which it does not receive written voting instructions from the holder of contingent rights to such shares.

         The Litigation Escrow Shares will be validly issued shares of Washington Mutual Common Stock and will not be registered under the Securities Act, nor will the contingent right to receive the Litigation Escrow Shares be registered as a separate security. The holders of the contingent rights to the Escrow Fund may transfer any or all such rights upon delivery to Washington Mutual of (i) an opinion of counsel that such transfer is exempt from the registration requirements of the Securities Act and similar requirements under all applicable state securities laws and (ii) a written instrument executed by the proposed transferee agreeing to be bound by all applicable provisions of the Escrow Agreement.

      MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE
                                   TRANSACTION

GENERAL

         The Keystone Transaction provides for the merger of Keystone Holdings with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings will cease upon completion of the Keystone Transaction and, ASB will become a wholly-owned subsidiary of Washington Mutual. The Articles and Bylaws of Washington Mutual will be the Articles of Incorporation and Bylaws of the surviving entity after the completion of the Keystone Transaction.

BOARD OF DIRECTORS

         The names of the continuing directors of Washington Mutual at the Effective Time and information regarding such persons are set forth in Washington Mutual's Proxy Statement for its 1996 Annual Meeting, which is incorporated herein by reference. See "PROXY STATEMENT/PROSPECTUS -- INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PROXY STATEMENT/PROSPECTUS -- AVAILABLE INFORMATION."

         After completion of the Keystone Transaction, two representatives mutually agreeable to Mr. Bass and Washington Mutual will be appointed to fill then-vacant seats in two different classes of the Washington Mutual Board. Pursuant to the Keystone Merger Agreement, after the effective date the Washington Mutual Board will, in connection with each annual shareholders meeting at which either of such representatives' term as a director ends, nominate the one mutually-agreeable representative if Mr. Bass and certain of his affiliates beneficially own, as of the record date for such meeting, a number of shares of Washington Mutual Common Stock greater than the sum of (i)
8.5 million, plus (ii) 21.3 percent of the Litigation Escrow Shares that have been released as of such date (the "2 Director Total"); however, if as of each such record date, the number of shares of Washington Mutual Common Stock beneficially owned by Mr. Bass and certain of his affiliates is fewer than the 2 Director Total, but greater than the sum of (a) 5.0 million, plus (b) 21.3 percent of the Litigation Escrow Shares that have been released as of such date (the "1 Director Total"), the Washington Mutual Board will not re-nominate such director and the term of such director will expire and the remaining representative will continue on the Washington Mutual Board. The remaining director will be renominated if Mr. Bass and certain of his affiliates beneficially own, as of the record date for the meeting at which such director's term as a director ends, a number of shares greater than the 1 Director Total. The Washington Mutual Board has no obligation to re-nominate any representative if Mr. Bass and such affiliates do not maintain beneficial ownership of the 1 Director Total or at least 5% of Washington Mutual's outstanding Washington Mutual Common Stock on the record date for such meeting.

         As of the date of this Proxy Statement/Prospectus, Washington Mutual and Mr. Bass have not selected the representatives to serve as Washington Mutual directors.

OPERATIONS AFTER THE KEYSTONE TRANSACTION.

         GENERAL. Washington Mutual intends to continue operating ASB under the "American Savings Bank" name in California. ASB will become a separate first tier subsidiary of Washington Mutual. While final operating plans are not complete, Washington Mutual currently intends to introduce its consumer banking products and approaches throughout ASB's branch system and to expand ASB's loan origination capabilities.

         CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS. Washington Mutual intends to consolidate certain corporate functions and computer and back office operations within six months after the effective date of the Keystone Transaction. Washington Mutual expects to achieve annual operating cost savings through such consolidations of approximately $25 million and $50 million (pre-tax) in 1997 and 1998, respectively. There can be no assurance that such cost savings will be realized or that they will be realized in the time periods expected.

         KEYSTONE TRANSACTION EXPENSE AND ADDITION TO LOAN LOSS RESERVE. Keystone Transaction expenses of approximately $118.5 million (pre-tax) are expected to be recorded by Washington Mutual at the effective time of the Keystone Transaction. This charge includes the creation of reserves of $46 million for severance and management payments, $15 million for prepayment premiums on certain Keystone Entity debt which Washington Mutual intends to refinance as soon as possible after the effective date of the Keystone Transaction and $24.5 million for investment banking and other professional fees. These Washington Mutual transaction-related charges are subject to change as further information becomes available.

         Washington Mutual intends to provide an additional $125 million in loan loss provisions as a charge to earnings at the effective date of the Keystone Transaction. This additional loan loss provision is being provided principally because a number of Washington Mutual credit administration and asset management philosophies and procedures differ from those of ASB. These differences consist principally of the following: (1) Washington Mutual is more proactive than ASB in dealing with emerging credit problems and tends to prefer judicial foreclosure actions to induce borrowers to correct defaults, whereas ASB tends to prefer workouts in lieu of a more aggressive foreclosure stance; and (2) ASB has considered the risk characteristics of its portfolio of multi-family loans of less than $1 million to be similar to its single family residential portfolio. Washington Mutual on the other hand considers the risk characteristics of that portfolio to be more closely aligned with its commercial income property portfolio, which tends to have a higher loan loss provision than the single-family residential portfolio. Washington Mutual intends to conform ASB's asset management practices, administration, philosophies and procedures to its own, or in some instances to revise ASB's current asset management strategies to conform to strategies being developed by Washington Mutual. The plan of realization of troubled loans differs between the companies and therefore results in different levels of loss reserves. The additional loan loss provision is to a lesser degree being provided because Washington Mutual believes that while there has been an increase in the price of houses in certain California markets, a decline in collateral values for some portions of the California real estate market has occurred in 1996.

         NEW FEDERAL LAW. On September 30, 1996, President Clinton signed legislation intended to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums, among other things. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to 6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amounting to 1.3 cents per $100 per year.

         Washington Mutual's special assessment will result in an estimated pre-tax charge of about $35.7 million, which will be taken in the quarter ended September 30, 1996. ASB's special assessment will result in an estimated pre-tax charge of $88.5 million. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $10 million, and ASB estimates that the reduction in the regular assessment on its SAIF deposits should result in annual savings of approximately $21.2 million.

         The Federal legislation that was enacted on September 30, 1996, also amended the provision that prescribes the investments that WMB and WMBfsb must hold in order to be a "qualified thrift lender" ("QTL"). Washington Mutual would become subject to certain statutory restrictions on activities and investments, would be required to register with the Board of Governors of the Federal Reserve System (the "FRB") and would be subject to the FRB's bank holding company regulations, including capital requirements, if WMB or WMBfsb were to fail to be a QTL. For example, bank holding companies are not generally permitted to underwrite life insurance. Federal law prior to September 30, 1996, prescribed that at least 65% of a specified asset base of a QTL generally must consist of certain assets related to domestic residential real estate, including residential mortgage loans and mortgage securities. As amended, Federal law allows an institution to qualify as a QTL either (a) by having at least 65% of a specified asset base invested in loans to small businesses, credit card loans, educational loans or certain assets related to domestic residential real estate, including residential mortgage loans and mortgage securities; or (b) by having at least 60% of total assets invested in cash, United States government and government agency debt or equity securities, certain state or local debt securities, education loans, certificates of deposit, fixed assets, or loans secured by deposits, by real property used for residential, educational, church, welfare or health purposes, or by real property in certain urban renewal areas. Failure to remain a QTL also would impose conditions on WMB's ability to obtain advances from the FHLB, and would restrict WMBfsb's ability, among other things, to branch, to pay dividends and to obtain such advances. WMB and WMBfsb are currently in compliance with QTL standards.

         MANAGEMENT OF ASB AFTER THE KEYSTONE TRANSACTION. Following the Keystone Transaction, Washington Mutual will retain a majority of ASB's current management team in the management of ASB. As previously announced, Mario Antoci, the Chairman and Chief Executive Officer of ASB, will retire upon the closing of the Keystone Transaction. Mr. Antoci will consult with Washington Mutual on CRA and community development issues after consummation of the Keystone Transaction. Robert T. Barnum, President, Chief Operating Officer and a director of ASB, will continue after the Keystone Transaction as President of ASB and a significant number of ASB's current executive officers will remain in the management of ASB. It is currently anticipated that the consolidations planned by Washington Mutual will not have a material effect on overall ASB employment. In addition, the current management team of Washington Mutual will remain in place following the Keystone Transaction, with the addition of Mr. Barnum as Executive Vice President.

         REDEMPTION OF KEYSTONE ENTITIES PREFERRED STOCK AND REPAYMENT OF DEBT. New Capital has three series of debt securities outstanding. These debt securities consist of (i) $169 million in current outstanding principal amount of Series B 9.60% Notes due in 1999, (ii) $175 million in current outstanding principal amount of Series C Floating Rate Notes due in 2002 and (iii) $20.5 million in current outstanding principal amount of Subordinated Notes due in 1998. The Series B Notes and Subordinated Notes bear interest at 1.375 and 2.875 percent, respectively, over the three-month London Interbank Offer Rate (LIBOR) reset on a quarterly basis. New Capital also has outstanding $80 million of Cumulative Redeemable Preferred Stock. Washington Mutual intends to redeem the New Capital preferred stock and repay the New Capital debt as soon as possible after the effective time of the Keystone Transaction. By redeeming such equity and repaying such debt, Washington Mutual's management believes it can significantly reduce the cost of such borrowings. There can be no assurance that the cost of such borrowings will be reduced significantly, or at all, in connection with such refinancing. See "PROXY STATEMENT/PROSPECTUS -- THE MERGER -- Risk Factors Related to the Keystone Transaction and Keystone Holdings."

         Many of the benefits described above are forward-looking statements and actual results may vary materially from such projections.

         CERTAIN FEDERAL INCOME TAX MATTERS.

                  Net Operating Loss Carryforward Deductions. Due to Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), most of the value of the net operating loss carryforward deductions described in the Consolidated Financial Statements of Keystone Holdings will be eliminated due to the Keystone Transaction. Accordingly, the future tax savings attributable to such net operating loss carryforward deductions will be greatly reduced. Further, the actual savings due to such reduced net operating loss carryforward deductions will be even further reduced due to a provision in the FRF Agreements generally requiring that approximately 75% of the federal tax savings resulting from such net operating loss carry forwards be paid to the FRF. See "BUSINESS OF KEYSTONE HOLDINGS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KEYSTONE HOLDINGS," and "CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS."

                  Tax Bad Debt Reserve Recapture. The recently enacted "Small Business Job Protection Act of 1996" (the "Job Protection Act") requires that qualified thrift institutions, such as Washington Mutual and ASB, generally recapture for federal income tax purposes that portion of the balance of their tax bad debt reserves that exceeds the December 31, 1987 balance, with certain adjustments. Such recaptured amounts are to be generally taken into ordinary income ratably over a six year period beginning in 1996, or as late as 1998 if certain conditions are met. Accordingly Washington Mutual will have to pay, with respect to current Washington Mutual entities, an additional approximate $4.2 million (based upon current federal income tax rates) in federal income taxes each year of the six-year period due to the Job Protection Act. The Keystone Merger Agreement requires that Keystone Holdings file amended federal income tax returns with the IRS for 1992 and 1993 in order to reduce the tax bad debt reserve recapture amount that ASB would otherwise incur due to the Job Protection Act.

                  The Job Protection Act also repeals the reserve method of accounting for tax bad debt deductions and, thus, requires thrifts to calculate the tax bad debt deduction based on actual current loan losses.

                  Tax Settlement Agreement. The Tax Settlement Agreement, which is a condition to closing the Keystone Transaction, resolved certain disputes that arose between the Keystone Entities and the FDIC-Manager regarding interpretations of provisions in the FRF Agreements pertaining to the general requirement that approximately 75% of the federal income tax savings attributable to New West be paid to the FRF. The Tax Settlement Agreement also requires Keystone Holdings to pay $10.5 million to the FRF if the Keystone Transaction closes, in addition to any other undisputed amounts owed. See "Note 3 -- Transaction-Related Expenses in the Notes to the Pro Forma Combined Consolidated Statements of Income."


           COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

         Subject to the terms and conditions of the Keystone Merger Agreement, on the effective date of the Keystone Transaction, Keystone Holdings will merge with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Keystone Holdings will cease upon the effectiveness of the Keystone Merger and the direct and indirect subsidiaries of Keystone Holdings, including ASB, will become subsidiaries of Washington Mutual. Additionally, the FDIC has agreed to effect the Warrant Exchange. Upon the effective date of the Keystone Transaction, Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings, including ASB. In connection with the Keystone Transaction, Washington Mutual will issue 47,883,333 shares of Washington Mutual Common Stock as follows: 25,883,333 shares to KHP; 14,000,000 shares to the FRF; and 8,000,000 shares to an escrow for the benefit of the Investors and the FRF.

         The following pro forma combined unaudited consolidated statement of financial position as of June 30, 1996 and the pro forma combined unaudited consolidated statements of income for the three years ended December 31, 1995 and the six months ended June 30, 1996 are based upon the supplemental and historical consolidated financial statements of Washington Mutual as previously filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference in this Proxy Statement/Prospectus, as restated for the Western Merger, and of Keystone Holdings as set forth in the "Consolidated Financial Statement of Keystone Holdings" included herein and should be read in conjunction with those consolidated financial statements and related notes. The financial data for Utah Federal and United Western Financial Group, pending acquisition by Washington Mutual, have not been included because they are not material to Washington Mutual. These combined unaudited pro forma condensed financial statements are not necessarily indicative of the operating results that would have been achieved had the Keystone Transaction been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results. These combined unaudited pro forma condensed financial statements give effect to the Keystone Transaction by combining the results of operations of Washington Mutual and Keystone Holdings using the "pooling of interests" method of accounting.

         PRO FORMA COMBINED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                   (UNAUDITED)

                                                                                     June 30, 1996
                                                     ------------------------------------------------------------------------------


                                                                                               Pro Forma                 Pro Forma
                                                                                             Adjustments(1)              Including
                                                     Washington     Keystone      ----------------------------------     Keystone
                                                       Mutual       Holdings        Debit       Credit        Ref.       Holdings
                                                    -----------    -----------    ---------    ---------    --------   ------------
                                                                   (dollars in thousands, except per share amounts)
ASSETS
  Cash and cash equivalents .....................   $   303,851    $   144,062    $            $ (46,000)   1(e)(iii)
                                                                                                 (15,000)   1(e)(iii)
                                                                                                 (10,500)   1(e)(iii)
                                                                                                 (47,000)   1(e)(iii)  $    329,413
  Trading account securities ....................         3,715           --                                                  3,715
  Available-for-sale securities .................     7,221,172      3,844,439                                           11,065,611
  Held-to-maturity securities ...................       180,658      2,876,527                                            3,057,185
  Loans .........................................    13,800,209     12,854,633                  (125,000)   1(e)(iv)     26,529,842
  Real estate owned .............................        27,072         84,036                                              111,108
  Bank premises and equipment ...................       222,830        231,455                                              454,285
  Goodwill and other intangible assets ..........       147,251           --                                                147,251
  Other assets ..................................       416,714        445,554                                              862,268
                                                    -------------------------------------------------------------------------------
    Total assets ................................   $22,323,472    $20,480,706    $    --      $(243,500)              $ 42,560,678
                                                    ===============================================================================
LIABILITIES
  Deposits:
    Checking, savings and money market
      accounts ..................................   $ 5,610,889    $ 3,855,659    $            $  97,089    1(a)       $  9,563,637
    Time certificates ...........................     5,415,830      8,873,307                                           14,289,137
                                                    -------------------------------------------------------------------------------
      Total deposits ............................    11,026,719     12,728,966         --         97,089                 23,852,774
  Annuities .....................................       866,349           --                                                866,349
  Federal funds purchased .......................       770,000           --                                                770,000
  Securities sold under agreements to repurchase      4,645,682      3,987,359                                            8,633,041
  Advances from Federal Home Loan Banks .........     2,962,205      2,013,439                                            4,975,644
  Other borrowings ..............................       224,314        493,734                                              718,048
  Other liabilities .............................       181,130        399,831      (97,089)                1(a)
                                                                                    (86,200)                1(e)(ii)
                                                                                                  50,000    1(e)(v)         447,672
                                                    -------------------------------------------------------------------------------
    TOTAL LIABILITIES ...........................    20,676,399     19,623,329     (183,289)     147,089                 40,263,528

Minority interest ...............................          --          306,979     (167,000)                1(b)
                                                                                    (59,979)                1(c)             80,000

STOCKHOLDERS' EQUITY
  Preferred stock ...............................          --             --                                                   --
  Common stock ..................................          --                1           (1)                1(d)               --
  Capital surplus ...............................       728,914         30,419                   167,000    1(b)
                                                                                                       1    1(d)            926,334
  Valuation reserve for available-for-sale
    securities ..................................       (21,267)        (1,411)                                             (22,678)
Retained earnings ...............................       939,426        521,389                    59,979    1(c)
                                                                                   (207,300)                1(e)(i)       1,313,494
                                                    -------------------------------------------------------------------------------
    Total stockholders' equity ..................     1,647,073        550,398     (207,300)     226,980                  2,217,150
                                                    -------------------------------------------------------------------------------
    Total liabilities and stockholders' equity ..   $22,323,472    $20,480,706    $(617,569)   $ 374,069               $ 42,560,678
                                                    ===============================================================================
Book value per common share (2) .................   $     19.73           --           --                              $      17.88
Number of fully diluted common shares
  outstanding (2) ...............................    77,505,610           --           --                               117,388,943

    NOTES TO PRO FORMA COMBINED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(1) Statement of Financial Position. The pro forma adjustments reflected in the unaudited pro forma combined statement of financial position of Washington Mutual including Keystone Holdings as of June 30, 1996 give effect to the following adjustments:

         a. Deposits have been increased by $97.1 million to reflect a reclassification of certain escrow accounts classified as other liabilities in Keystone Holdings' statement of financial position.

                        (dollars in thousands)
                        -----------------------------------------------
                        Dr Other liabilities.....   $97,089
                          Cr Deposits............               $97,089


         b. The minority interest and stockholders' equity of Keystone Holdings have been adjusted by $167.0 million to reflect the issuance of 14,000,000 shares of Washington Mutual Common Stock in the Warrant Exchange. Due to the Warrant Exchange, the warrant holder is no longer shown as minority interest in that Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings. See "THE KEYSTONE TRANSACTION."

                        (dollars in thousands)
                        -----------------------------------------------
                        Dr Minority interest.....   $167,000
                          Cr Capital surplus.....              $167,000


         c. The minority interest and stockholders' equity of Keystone Holdings have been adjusted by $60.0 million to give effect to the earnings attributable to the warrant holder. Due to the Warrant Exchange, the warrant holder is no longer shown as minority interest in that Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings. See "THE KEYSTONE TRANSACTION."

                        (dollars in thousands)
                        -----------------------------------------------
                        Dr Minority interest.....   $59,979
                          Cr Retained earnings...               $59,979


         d. The minority interest and stockholders' equity of Keystone Holdings have been adjusted to give effect to the exchange of 1,048 shares of Keystone Holdings common stock, par value $1.00 per share for 25,883,333 shares of Washington Mutual Common Stock.

                        (dollars in thousands)
                        -----------------------------------------------
                        Dr Common stock..........   $ 1
                          Cr Capital surplus.....                   $ 1


         e. Keystone Transaction-related Expenses. Nonrecurring Keystone Transaction-related expenses anticipated to be recorded are included in the Pro Forma Including Keystone Holdings statement of financial position as of June 30, 1996. Nonrecurring Keystone Transaction-related expenses expected to be recorded by Washington Mutual are summarized in the following table (dollars in thousands):

                            Additional loan loss reserves (a).....................   $ 125,000
                            Severance and management payments.....................      46,000
                            Holding company debt call premiums....................      15,000
                            FRF tax settlement....................................      10,500
                            Other charges.........................................      47,000
                                                                                     ---------
                              Total charges.......................................     243,500
                            Tax benefit...........................................     (86,200)
                            Negative adjustment to ASB's deferred tax asset.......      50,000
                                                                                     ---------
                              Net charges.........................................   $ 207,300
                                                                                     =========

                  ---------------
                  (a) See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL AFTER THE KEYSTONE TRANSACTION -- Operations After the Keystone Transaction -- Keystone Transaction Expenses and Addition to Loan Loss Reserve" for a discussion of the differences in philosophy between Washington Mutual and ASB regarding provisions for loan loss and reasons for the increase in the loan loss provision.


         (dollars in thousands)
         -----------------------------------------------------------------------------------
         (i) Dr Retained earnings - net charges ..................       $207,300
         (ii) Dr Other liabilities - tax benefit .................         86,200
           (iii) Cr Cash - Severance & management premiums .......                    46,000
           (iii) Cr Cash - Holding company debt call premiums ....                    15,000
           (iii) Cr Cash - FRF tax settlement ....................                    10,500
           (iii) Cr Cash - Other charges .........................                    47,000
           (iv) Cr Loans - Additional loan loss reserves .........                   125,000
           (v) Cr Other liabilities - Negative adjustment to ASB's
             deferred tax asset ..................................                    50,000


(2) Per Share Data. Washington Mutual's book value per common share of $19.73 and pro forma combined book value per common share of $17.88 as of June 30, 1996 were calculated using the following information:

                                                                           Pro forma including
                                                      Washington Mutual     Keystone Holdings
                                                      -----------------    -------------------
Stockholders' equity ............................       $   1,647,073        $   2,217,150
Noncumulative Perpetual Series C Preferred Stock              (68,813)             (68,813)
Noncumulative Perpetual Series E Preferred Stock              (49,250)             (49,250)
                                                           ----------             --------
Total stockholders' equity attributable to common
  shares ........................................       $   1,529,010        $   2,099,087
                                                           ==========           ==========
Number of fully diluted common shares outstanding          77,505,610          117,388,943


         Washington Mutual will issue 8,000,000 shares of Washington Mutual Common Stock to the Litigation Escrow. The shares will be released, 64.9% to the Investors and 35.1% to the FRF, to the extent that Washington Mutual receives net cash proceeds from certain litigation that Keystone Holdings and its affiliates are pursuing against the United States, which litigation is being assumed by Washington Mutual in the Keystone Transaction. The ultimate outcome of the Case is uncertain and there can be no assurance that there will be any recovery. Washington Mutual will use the treasury stock method to determine the effect of the 8,000,000 shares upon the Company's financial statements. As of the Effective Date, there is no potential dilutive effect of the 8,000,000 shares of Washington Mutual Common Stock. Stockholders' equity, book value per share and primary and fully diluted earnings per share have therefore not been adjusted for the issuance of the Litigation Escrow Shares.

              PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                                  Year Ended December 31, 1995
                                                           -------------------------------------------------------------------------

                                                                                                  Pro Forma              Pro Forma
                                                                                                Adjustments(2)           Including
                                                            Washington    Keystone              --------------           Keystone
                                                              Mutual      Holdings       Debit      Credit    Ref.      Holdings(3)
                                                           -----------   ----------    --------    -------    ----    --------------
                                                                       (dollars in thousands, except per share amounts)
INTEREST INCOME
  Loans ................................................   $ 1,094,538   $  967,263    $           $                  $   2,061,801
  New West note ........................................          --         58,841                                          58,841
  Available-for-sale securities ........................       294,286      114,777                                         409,063
  Held-to-maturity securities ..........................       185,388      196,245                                         381,633
  Cash equivalents .....................................         4,748         --                                             4,748
                                                           -------------------------------------------------------------------------
    Total interest income ..............................     1,578,960    1,337,126                                       2,916,086
INTEREST EXPENSE
  Deposits .............................................       498,503      636,315                                       1,134,818
  Borrowings ...........................................       462,221      326,397                                         788,618
                                                           -------------------------------------------------------------------------
    Total interest expense .............................       960,724      962,712                                       1,923,436
                                                           -------------------------------------------------------------------------
    Net interest income ................................       618,236      374,414                                         992,650
Provision for loan losses ..............................        11,150       63,837                                          74,987
                                                           -------------------------------------------------------------------------
    Net interest income after provision for loan losses        607,086      310,577                                         917,663
Other income ...........................................       117,874       72,433                 18,032    2(a)          208,339
Other expense ..........................................       417,655      264,827      18,032               2(a)          700,514
                                                           -------------------------------------------------------------------------
    Income before income taxes .........................       307,305      118,183     (18,032)    18,032                  425,488
Income taxes ...........................................       107,504       12,289                                         119,793
                                                           -------------------------------------------------------------------------
Net income from continuing operations ..................       199,801      105,894     (18,032)    18,032                  305,695
Extraordinary items, net of federal income tax effect ..          --           --                                               --
Cumulative effect of change in tax accounting method ...          --           --                                               --
Minority interest in earnings related to Warrants ......          --        (14,592)       --       14,592    2(b)              --
Dividends paid to minority interest ....................          --         (6,500)     (9,293)      --      2(b)          (15,793)
                                                           -------------------------------------------------------------------------
Minority interest in earnings of consolidated
  subsidiaries .........................................          --        (21,092)     (9,293)    14,592    2(b)          (15,793)
                                                           -------------------------------------------------------------------------
NET INCOME .............................................   $   199,801   $   84,802    $(27,325)   $32,624            $     289,902
                                                           =========================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK ................   $   181,217   $   84,802    $(27,325)   $32,624            $     271,318
                                                           =========================================================================
Net income from continuing operations per
  common share (1):
  Primary ..............................................       $2.59           --                                          $2.47
  Fully diluted ........................................        2.51           --                                           2.42
Net income per common share (1):
  Primary ..............................................       $2.59           --                                          $2.47
  Fully diluted ........................................        2.51           --                                           2.42
Average number of common shares outstanding (2):
  Primary ..............................................    70,061,144         --                                       109,944,477
  Fully diluted ........................................    75,480,391         --                                       115,363,724


                                                                             Six Months Ended June 30, 1996
                                                           ------------------------------------------------------------------------
                                                                                                  Pro Forma              Pro Forma
                                                                                                Adjustments(2)           Including
                                                            Washington    Keystone              --------------           Keystone
                                                              Mutual      Holdings       Debit      Credit    Ref.      Holdings(3)
                                                           -----------   ----------    --------    -------    ----    --------------
                                                                       (dollars in thousands, except per share amounts)
INTEREST INCOME
  Loans ................................................   $   563,495   $  448,397    $          $                   $   1,011,892
  New West note ........................................          --           --                                              --
  Available-for-sale securities ........................       262,662      153,352                                         416,014
  Held-to-maturity securities ..........................         6,606      104,971                                         111,577
  Cash equivalents .....................................         1,408         --                                             1,408
                                                           ------------------------------------------------------------------------
    Total interest income ..............................       834,171      706,720                                       1,540,891
INTEREST EXPENSE
  Deposits .............................................       239,374      298,357                                         537,731
  Borrowings ...........................................       245,658      170,739                                         416,397
                                                           ------------------------------------------------------------------------
    Total interest expense .............................       485,032      469,096                                         954,128
                                                           ------------------------------------------------------------------------
    Net interest income ................................       349,139      237,624                                         586,763
Provision for loan losses ..............................         5,825       35,180                                          41,005
                                                           ------------------------------------------------------------------------
    Net interest income after provision for loan losses        343,314      202,444                                         545,758
Other income ...........................................        73,514       34,624                  7,496    2(a)          115,634
Other expense ..........................................       224,779      134,870       7,496               2(a)          367,145
                                                           ------------------------------------------------------------------------
    Income before income taxes .........................       192,049      102,198      (7,496)     7,496                  294,247
Income taxes ...........................................        71,161       27,685                                          98,846
                                                           ------------------------------------------------------------------------
Net income from continuing operations ..................       120,888       74,513      (7,496)     7,496                  195,401
Extraordinary items, net of federal income tax effect ..          --           --                                              --
Cumulative effect of change in tax accounting method ...          --           --                                              --
Minority interest in earnings related to Warrants ......          --        (13,918)        --      13,918    2(b)             --
Dividends paid to minority interest ....................          --         (6,978)        --        --      2(b)           (6,978)
                                                           ------------------------------------------------------------------------
Minority interest in earnings of consolidated
  subsidiaries .........................................          --        (20,896)        --      13,918    2(b)           (6,978)
                                                           ------------------------------------------------------------------------
NET INCOME .............................................   $   120,888   $   53,617    $ (7,496)   $21,414            $     188,423
                                                           ========================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK ................   $   111,678   $   53,617    $ (7,496)   $21,414            $     179,213
                                                           ========================================================================
Net income from continuing operations per
  common share (1):
  Primary ..............................................      $1.55            --                                          $1.60
  Fully diluted ........................................       1.50            --                                           1.56
Net income per common share (1):
  Primary ..............................................      $1.55            --                                          $1.60
  Fully diluted ........................................       1.50            --                                           1.56
Average number of common shares outstanding (2):
  Primary ..............................................    71,982,173         --                                       111,865,506
  Fully diluted ........................................    77,401,033         --                                       117,284,366

                                                                                   For Years Ended December 31,
                                                          --------------------------------------------------------------------------
                                                                                              1993
                                                          --------------------------------------------------------------------------
                                                                                                  Pro Forma              Pro Forma
                                                                                                Adjustments(2)           Including
                                                           Washington     Keystone              --------------           Keystone
                                                             Mutual       Holdings       Debit      Credit    Ref.      Holdings(3)
                                                          -----------    ----------    --------    -------    ----    --------------
                                                                            (dollars in thousands, except per share amounts)
INTEREST INCOME
  Loans .............................................     $    822,874   $  756,606    $          $                   $   1,579,480
  New West note .....................................             --        241,014                                         241,014
  Available-for-sale securities .....................            1,371       53,006                                          54,377
  Held-to-maturity securities .......................          253,945       66,643                                         320,588
  Cash equivalents ..................................            3,119         --                                             3,119
                                                          -------------------------------------------------------------------------
    Total interest income ...........................        1,081,309    1,117,269                                       2,198,578
INTEREST EXPENSE
  Deposits ..........................................          354,743      513,435                                         868,178
  Borrowings ........................................          166,007      177,711                                         343,718
                                                          -------------------------------------------------------------------------
    Total interest expense ..........................          520,750      691,146                                       1,211,896
                                                          -------------------------------------------------------------------------
    Net interest income .............................          560,559      426,123                                         986,682
Provision for loan losses ...........................           35,225      123,503                                         158,728
                                                          -------------------------------------------------------------------------
    Net interest income after provision for loan
      losses ........................................          525,334      302,620                                         827,954
Other income ........................................          152,575       81,050                12,951     2(a)          246,576
Other expense .......................................          394,874      279,694      12,951               2(a)          687,519
                                                          -------------------------------------------------------------------------
    Income before income taxes ......................          283,035      103,976     (12,951)   12,951                   387,011
Income taxes ........................................           98,864       11,245                                         110,109
                                                          -------------------------------------------------------------------------
Net income from continuing operations ...............          184,171       92,731     (12,951)   12,951                   276,902
Extraordinary items, net of federal income tax effect           (8,953)        --                                            (8,953)
Cumulative effect of change in tax accounting method            13,365         --                                            13,365
Minority interest in earnings relating to Warrants ..             --         (9,600)                9,600     2(b)             --
Dividends paid to minority interest .................             --           (874)    (13,117)              2(b)          (13,991)
                                                          -------------------------------------------------------------------------
Minority interest in earnings of consolidated
  subsidiaries ......................................             --        (10,474)    (13,117)    9,600     2(b)          (13,991)
                                                          -------------------------------------------------------------------------
NET INCOME ..........................................     $    188,583   $   82,257    $(26,068)   $22,551            $     267,323
                                                          =========================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK .............     $    175,025   $   82,257    $(26,068)   $22,551            $     253,765
                                                          =========================================================================
Net income from continuing operations per common
  share (1):
  Primary ...........................................         $2.63            --                                          $2.38
  Fully diluted .....................................          2.51            --                                           2.32
Net income per common share (1):
  Primary ...........................................         $2.70            --                                          $2.42
  Fully diluted .....................................          2.57            --                                           2.36
Average number of common shares outstanding (2):
  Primary ...........................................       64,808,073         --                                       104,691,406
  Fully diluted .....................................       70,870,441         --                                       110,753,774


                                                                                   For Years Ended December 31,
                                                          --------------------------------------------------------------------------
                                                                                              1994
                                                          --------------------------------------------------------------------------
                                                                                                  Pro Forma              Pro Forma
                                                                                                Adjustments(2)           Including
                                                           Washington     Keystone              --------------           Keystone
                                                             Mutual       Holdings       Debit      Credit    Ref.      Holdings(3)
                                                          -----------    ----------    --------    -------    ----    --------------
                                                                            (dollars in thousands, except per share amounts)
INTEREST INCOME
  Loans .............................................     $   949,777    $  709,041    $           $                  $   1,658,818
  New West note .....................................            --         141,039                                         141,039
  Available-for-sale securities .....................         151,561        84,148                                         235,709
  Held-to-maturity securities .......................         156,043       102,635                                         258,678
  Cash equivalents ..................................           1,169          --                                             1,169
                                                          -------------------------------------------------------------------------
    Total interest income ...........................       1,258,550     1,036,863                                       2,295,413
INTEREST EXPENSE
  Deposits ..........................................         370,872       481,794                                         852,666
  Borrowings ........................................         280,999       201,693                                         482,692
                                                          -------------------------------------------------------------------------
    Total interest expense ..........................         651,871       683,487                                       1,335,358
                                                          -------------------------------------------------------------------------
    Net interest income .............................         606,679       353,376                                         960,055
Provision for loan losses ...........................          20,400       101,609                                         122,009
                                                          -------------------------------------------------------------------------
    Net interest income after provision for loan
      losses ........................................         586,279       251,767                                         838,046
Other income ........................................         118,502        88,902                 13,390    2(a)          220,794
Other expense .......................................         415,300       266,827      13,390               2(a)          695,517
                                                          -------------------------------------------------------------------------
    Income before income taxes ......................         289,481        73,842     (13,390)    13,390                  363,323
Income taxes ........................................         108,159           897                                         109,056
                                                          -------------------------------------------------------------------------
Net income from continuing operations ...............         181,322        72,945     (13,390)    13,390                  254,267
Extraordinary items, net of federal income tax effect            --            --                                              --
Cumulative effect of change in tax accounting method             --            --                                              --
Minority interest in earnings relating to Warrants ..            --         (21,746)                21,746    2(b)             --
Dividends paid to minority interest .................            --            (875)    (13,117)              2(b)          (13,992)
                                                          -------------------------------------------------------------------------
Minority interest in earnings of consolidated
  subsidiaries ......................................            --         (22,621)    (13,117)    21,746    2(b)          (13,992)
                                                          -------------------------------------------------------------------------
NET INCOME ..........................................     $   181,322    $   50,324    $(26,507)   $35,136            $     240,275
                                                          =========================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK .............     $   162,738    $   50,324    $(26,507)   $35,136            $     221,691
                                                          =========================================================================
Net income from continuing operations per common
  share (1):
  Primary ...........................................        $2.45             --                                          $2.09
  Fully diluted .....................................         2.38             --                                           2.06
Net income per common share (1):
  Primary ...........................................        $2.45             --                                          $2.09
  Fully diluted .....................................         2.38             --                                           2.06
Average number of common shares outstanding (2):
  Primary ...........................................      66,361,794          --                                       106,245,127
  Fully diluted .....................................      71,781,041          --                                       111,664,374

          NOTES TO PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME


(1) Per Share Data. Fully diluted net income from continuing operations per common share and fully diluted net income per common share as of the six months ended June 30, 1996 and the three years ended December 31, 1995 were calculated using the following information:



                                                                    Six Months                  Year ended December 31,
                                                                       Ended        -----------------------------------------------
                                                                   June 30, 1996          1995            1994             1993
                                                                   --------------   ---------------  --------------   -------------
WASHINGTON MUTUAL
Net income .....................................................   $     120,888    $     199,801    $     181,322    $     188,583
Preferred stock dividends:
  Noncumulative Perpetual, Series C ............................          (3,138)          (6,384)          (6,384)          (5,628)
  Noncumulative Perpetual, Series E ............................          (1,872)          (3,800)          (3,800)            (538)
                                                                   ----------------------------------------------------------------
Net income available to fully diluted common stock .............         115,878          189,617          171,138          182,417
  Less:
    Extraordinary items, net of federal income tax effect ......              --               --               --           (8,953)
    Cumulative effect of change in tax accounting method .......              --               --               --           13,365
                                                                   ----------------------------------------------------------------
Net income from continuing operations available to fully diluted
  common stock .................................................   $     115,878    $     189,617    $     171,138    $     178,005
                                                                   ================================================================
Average common shares outstanding:
  Primary ......................................................      71,982,173       70,061,144       66,361,794       64,808,073
  Noncumulative Convertible Perpetual Preferred Stock,
    Series A ...................................................              --               --               --          643,121
  Noncumulative Convertible Perpetual Preferred Stock,
    Series D ...................................................       5,418,860        5,419,247        5,419,247        5,419,247
                                                                   ----------------------------------------------------------------
  Fully diluted ................................................      77,401,033       75,480,391       71,781,041       70,870,441
                                                                   ================================================================
PRO FORMA INCLUDING KEYSTONE HOLDINGS
Net income .....................................................   $     188,423    $     289,902    $     240,275    $     267,323
Preferred stock dividends:
  Noncumulative Perpetual, Series C ............................          (3,138)          (6,384)          (6,384)          (5,628)
  Noncumulative Perpetual, Series E ............................          (1,872)          (3,800)          (3,800)            (538)
                                                                   ----------------------------------------------------------------
Net income available to fully diluted common stock .............         183,413          279,718          230,091          261,157
  Less:
    Extraordinary items, net of federal income tax effect ......              --               --               --           (8,953)
    Cumulative effect of change in tax accounting method .......              --               --               --           13,365
                                                                   ----------------------------------------------------------------
Net income from continuing operations available to fully diluted
  common stock .................................................   $     183,413    $     279,718    $     230,091    $     256,745
                                                                   ----------------------------------------------------------------
Average common shares outstanding:
  Primary ......................................................     111,865,506      109,944,477      106,245,127      104,691,406
  Noncumulative Convertible Perpetual Preferred Stock,
    Series A ...................................................              --               --               --          643,121
  Noncumulative Convertible Perpetual Preferred Stock,
    Series D ...................................................       5,418,860        5,419,247        5,419,247        5,419,247
                                                                   ----------------------------------------------------------------
  Fully diluted ................................................     117,284,366      115,363,724      111,664,374      110,753,774
                                                                   ================================================================


(2) Statements of Income. The pro forma adjustments reflected in the unaudited Pro Forma Including Keystone Holdings statements of income for the three years ended December 31, 1995 and six months ended June 30, 1996 give effect to the following adjustments:

         a. Real estate owned expenses included in the other income category in the Consolidated Statements of Keystone Holdings' have been reclassed to other expense.

         b. New Capital's $80.0 million cumulative redeemable preferred stock was issued to three investment partnerships, two of whom share substantially common ownership with KHP, the holder of the Keystone Holdings common stock. The two investment partnerships received $75.0 million of the $80.0 million of the preferred stock issued. Due to the substantially common ownership, the $75.0 million of preferred stock was previously presented in Keystone Holdings' Consolidated Financial Statements as "Additional Paid-in Capital." The remaining $5.0 million of preferred stock, owned by an unrelated investment partnership, has been presented as a minority interest. Effective August 1, 1995, the three investment partnerships sold all of the preferred stock to an unrelated party. Due to that sale, all of the preferred stock is presented as minority interest in Keystone Holdings' Consolidated Financial Statements as of December 31, 1995.

                  On the effective date of the Keystone Transaction, the two investment partnerships holding $75.0 million of the preferred stock during 1993, 1994 and the first seven months of 1995 would cease to have substantially common ownership with KHP. As a result of the Transaction, the persons creating the common ownership will no longer have controlling interest in the pooled company. Therefore, dividends paid on the full $80.0 million would be considered to be dividends paid to minority interest.

                  Holders of the preferred stock are entitled to receive cumulative dividends from the date of issue equal to 17.25% per annum. The dividends are payable quarterly and unpaid dividends will be compounded quarterly on each dividend payment date. Accrued and unpaid dividends on the preferred stock amounted to $1.8 million at both December 31, 1995 and 1994.

                  In addition, on the effective date of the Keystone Transaction, the amount of earnings attributable to the warrant holder during 1993, 1994, 1995 and the six months ended June 30, 1996 no longer needs to be shown as minority interest in that on such date Washington Mutual will directly or indirectly wholly-own all of the subsidiaries of Keystone Holdings. See "THE KEYSTONE TRANSACTION."

(3) Keystone Transaction-related Expenses. Nonrecurring Keystone Transaction-related expenses anticipated to be recorded are not included in the unaudited pro forma combined statements of income of Washington Mutual including Keystone Holdings for the six months ended June 30, 1996. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION -- Operations After the Keystone Transaction -- Keystone Transaction Expense and Addition to Loan Loss Reserve." Nonrecurring Keystone Transaction-related expenses expected to be recorded by Washington Mutual are summarized in the following table (dollars in thousands):

         Additional loan loss reserves (a)...................    $ 125,000
         Severance and management payments...................       46,000
         Holding company debt call premiums..................       15,000
         FRF tax settlement..................................       10,500
         Other charges.......................................       47,000
                                                                   -------
           Total charges.....................................      243,500
         Tax benefit.........................................     (86,200)
         Negative adjustment to ASB's deferred tax asset.....       50,000
                                                                   -------
           Net charges.......................................   $  207,300
                                                                ==========


(a) See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL AFTER THE KEYSTONE TRANSACTION -- Operations After the Keystone Transaction -- Keystone Transaction Expenses and Addition to Loan Loss Reserve" for a discussion of the differences in philosophy between Washington Mutual and ASB regarding provisions for loan loss and reasons for the increase in the loan loss provision.

       PROPOSED AMENDMENT TO WASHINGTON MUTUAL ARTICLES OF INCORPORATION -
                          INCREASE IN AUTHORIZED SHARES

         It is a condition to Washington Mutual's obligation to consummate the Keystone Transaction that Washington Mutual's Shareholders approve an amendment to the Articles to increase the authorized shares of Washington Mutual Common Stock from 100,000,000 to 350,000,000. This proposal is not conditioned on the consummation of the Keystone Transaction, and, if approved by Washington Mutual's Shareholders, it is the present intent of the Washington Mutual Board to implement this proposal even if the Keystone Transaction is not consummated.

         The primary reason for the proposed increase in the number of authorized shares is to make sufficient shares available for issuance in connection with the Keystone Transaction and to provide additional available shares for use in future transactions. As of October 24, 1996, Washington Mutual had a total of 72,307,510 shares issued and outstanding and an aggregate of 4,612,918 shares reserved for issuance upon the exercise of outstanding stock options and upon the issuance of additional stock options under Washington Mutual's 1994 Stock Option Plan. As of that date, Washington Mutual had also set aside 5,418,876 unissued shares of Washington Mutual Common Stock for issuance upon conversion of the Series D Preferred. In addition, in connection with the Keystone Transaction, Washington Mutual will issue 47,883,333 additional shares of Washington Mutual Common Stock. Consequently, 17,232,124 shares of Washington Mutual Common Stock are authorized, unissued and not reserved for issuance.

         Assuming shareholder approval of the Keystone Transaction and the proposed amendment to the Articles to increase the number of authorized shares of Washington Mutual Common Stock, Washington Mutual will issue 47,883,333 shares of the additionally authorized Washington Mutual Common Stock in connection with the Keystone Transaction, 8,000,000 shares of which will be delivered to the Escrow Agent pursuant to the Escrow Agreement.

         The Washington Mutual Board believes that having additional shares of Washington Mutual Common Stock authorized and available for issuance at the Washington Mutual Board's discretion is in the best interest of Washington Mutual and its shareholders and would provide several long-term advantages to Washington Mutual and its shareholders. Washington Mutual would have greater flexibility in considering future actions involving the issuance of stock and in determining Washington Mutual's proper capitalization, such as through stock dividends or splits and other employee and shareholder distributions. Additional authorized shares could also be used to raise cash through sales of stock to public and private investors. The Washington Mutual Board also would have greater flexibility to authorize Washington Mutual to pursue additional acquisitions that involve the issuance of stock and that Washington Mutual believes provide the potential for growth and profit.

         In certain circumstances, an increase in the authorized shares of Washington Mutual Common Stock could be used to enhance the Washington Mutual Board's bargaining capability on behalf of Washington Mutual's shareholders in a takeover situation and could render more difficult or discourage a merger, tender offer or proxy contest. Similarly, an increase in the authorized shares of Washington Mutual Common Stock could have an anti-takeover effect in that such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of Washington Mutual. Washington Mutual is not aware of any present efforts to gain control of Washington Mutual or to organize a proxy contest. If such proposal was presented, management would make a recommendation based upon the best interests of Washington Mutual's shareholders.

         In the event the proposal to increase the number of authorized shares of Washington Mutual Common Stock is approved, further shareholder approval of the issuance of the 250,000,000 additional shares of Washington Mutual Common Stock will not be sought prior to such issuance unless such issuances relate to a merger, consolidation or other transaction that otherwise requires shareholder approval. Upon issuance, such shares will have the same rights as the outstanding shares of Washington Mutual Common Stock. Holders of Washington Mutual Common Stock have no preemptive rights.

         Other than the 47,883,333 shares to be issued pursuant to the Keystone Transaction and except as otherwise described in this Proxy Statement, Washington Mutual has no present plans to issue additional shares of Washington Mutual Common Stock. The proposed increase in the number of authorized shares will not change the number of shares currently outstanding or the rights of the holders of such stock.

                          BUSINESS OF KEYSTONE HOLDINGS

         The following discussion regarding Keystone Holdings, Inc. and its principal subsidiary, American Savings Bank F.A., should be read in conjunction with the Consolidated Financial Statements of Keystone Holdings, Inc. and Subsidiaries and the notes thereto, and the Condensed Consolidated Financial Statements of Keystone Holdings, Inc. and Subsidiaries and the notes thereto, which are included in this Appendix F.

         Keystone Holdings is a holding company, substantially all of whose business activities are conducted through it principal operating subsidiary, ASB, a California-based federally chartered savings bank. All of Keystone Holdings' lending activities are conducted through ASB. Keystone Holdings, together with its consolidated subsidiaries, including ASB, is referred to herein as "Keystone Holdings." Keystone Holdings had consolidated assets of $20.5 billion, deposits of $12.7 billion and stockholder's equity of $550.4 million at June 30, 1996. For the six months ended June 30, 1996 and 1995, Keystone Holdings recorded net interest income of $237.6 million and $165.7 million, respectively, and net earnings of $53.6 million and $25.5 million, respectively. ASB had assets of $20.4 billion, deposits of $12.7 billion and stockholder's equity of $1.2 billion at June 30, 1996.

         ASB is one of the largest originators of single-family adjustable-rate mortgages ("ARMs") in California. Single-family ARM originations for the six-month period ended June 30, 1996 and for the year ended December 31, 1995 were $1.3 billion and $2.8 billion, respectively. For the six months ended June 30, 1996 and 1995, ASB recorded net interest income of $251.8 million and $181.8 million, respectively, and net earnings of $93.6 million and $62.5 million, respectively. At June 30, 1996, ASB's capital levels qualified it as "well-capitalized," the highest of the five categories under applicable regulatory definitions. See "KEYSTONE HOLDINGS -- General."

         ASB's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF"). It is a member of, and borrower from, the Federal Home Loan Bank (the "FHLB") of San Francisco and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS").

         The principal business of ASB consists of attracting funds in the form of retail deposits through its branches and through borrowings, and investing those funds in single-family mortgage loans. ASB also originates a smaller volume of multi-family residential loans (the majority of which are secured by properties with 36 or fewer units) and loans secured by mobile home parks, which are classified as commercial mortgage loans. ASB also has a limited portfolio of other commercial mortgage loans, which were acquired from ASB's predecessor institution. In addition, ASB owns subsidiary service corporations that engage in securities and insurance brokerage. ASB's distribution network at June 30, 1996 consisted of 158 branches and 62 loan origination offices, all located in California except for a loan origination office located in Phoenix, Arizona. ASB expects to open three additional loan origination offices, one each in Las Vegas, Nevada and Denver and Boulder, Colorado prior to year end 1996. The California branches and loan origination offices are concentrated in the Los Angeles and San Francisco metropolitan areas. A majority of ASB's loan origination offices are located in close proximity to ASB's branch offices.

         ASB's principal loan products are single-family residential ARMs that reprice monthly to a predetermined margin over the Weighted Average Cost of Funds Index for the Eleventh District Savings Institutions ("COFI"). ASB manages interest rate risk by seeking to closely match the duration and repricing periods of its assets and liabilities. By concentrating its loan origination activities on COFI ARMs with monthly interest rate adjustments, ASB generates interest-earning assets while managing interest rate risk. ASB also offers fixed-rate and Treasury-indexed ARM loans. ASB sells substantially all of its fixed-rate and non-COFI ARM originations immediately after funding.

         At June 30, 1996, ASB's capital exceeded all currently applicable regulatory capital requirements and the requirements for being a well-capitalized institution, as indicated in the table below:

                                                                                  Minimum        Well-Capitalized
         Ratio                                                Actual            Requirement         Requirement
         -----                                                ------            -----------         -----------
   Tangible capital to adjusted total assets...........          5.41%                1.50%              n/a
   Core capital to adjusted total assets...............          5.42                 3.00(1)             5.00
   Core capital to risk-weighted assets................          9.26                 4.00(2)             6.00
   Total risk-based capital to risk-weighted assets....         10.74                 8.00               10.00

   ----------------
    (1) Under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), an institution is subject to regulatory sanctions if its core capital ratio is less than 4.00%.
    (2) Adequately capitalized standard under the prompt corrective standards of FDICIA.

         Keystone Holdings and ASB were formed to effect the December 1988 acquisition (the "1988 Acquisition") of certain assets and liabilities of the failed savings and loan association subsidiary (the "Failed Association") of Financial Corporation of America. The 1988 Acquisition utilized a "good bank/bad bank" structure, with ASB, the "good bank," acquiring substantially all of the Failed Association's performing loans and fixed assets. New West, the "bad bank," was formed to acquire the Failed Association's underperforming and certain other assets, with a view towards their liquidation. New West is a wholly-owned subsidiary of New Holdings, which is a wholly-owned subsidiary of Keystone Holdings. Although Keystone Holdings beneficially owns the stock of New West through New Holdings, it does not have a financial interest in New West because of certain contractual agreements with, and indemnifications by, the FDIC as manager of the FSLIC Resolution Fund (the "FRF"). Any loss incurred by New West during its liquidation is the financial responsibility of the FRF. In addition, substantially all decisions made by New West's management must be approved by the FDIC prior to execution. New West has not recorded any earnings or losses since its inception. Therefore, New West is not included in the Consolidated Financial Statements of Keystone Holdings. Steps are currently being taken to effect the divestiture of New West and it is a condition to closing of the Keystone Transaction that the stock of New West, together with any obligations and liabilities related to New West, be transferred to or assumed by an entity not being acquired by Washington Mutual as a result of the Keystone Transaction. See "THE KEYSTONE TRANSACTION -- Conditions to the Keystone Transaction."

         The operations of ASB are significantly influenced by general economic conditions, the related monetary, fiscal and regulatory policies of the federal government and by the policies of the OTS, the FDIC, and the FHLB of San Francisco. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market interest rates. Similarly, loan origination volume and the level of prepayments on receivables are affected by market interest rates on loans, as well as additional factors that affect the supply of and demand for housing and the availability of funds.

LENDING ACTIVITIES

         Keystone Holdings, through ASB, originates receivables using three primary distribution channels: residential loan centers, income-property loan centers, and a state-wide network of independent residential mortgage brokers. Both residential and income-property loan centers are staffed with commissioned employees of ASB. In recent years, ASB has strengthened its relationships with wholesale independent mortgage brokers by offering a competitive product line that has allowed brokers to broaden their customer base. Loan production agents are not involved in the appraisal or underwriting functions. The value of property pledged as collateral for a mortgage loan is determined by an appraiser who generally is an employee of ASB. In areas where ASB does not have appraisal staff, appraisers approved by ASB's Board of Directors are used. All appraisers used by ASB meet applicable regulatory requirements. Salaried underwriters or loan officers of ASB must approve loans on residential properties (single and multi-family) according to lending guidelines established by ASB's Board of Directors. Loan production from the independent residential mortgage brokers is subject to the same underwriting standards as loan production from ASB's loan centers.

         Keystone Holdings' receivable portfolio consists principally of loans secured by single-family real estate. The following table summarizes the composition of Keystone Holdings' receivable portfolio on the dates indicated:

                                           June 30,                             December 31,
                                   ------------------------- -----------------------------------------------------
                                             1996                       1995                       1994
                                                 Percentage                 Percentage                 Percentage
                                      Amount      of Total      Amount       of Total       Amount      of Total
                                   ------------ ------------ -------------  -----------  ------------  -----------
                                                                (dollars in thousands)
Real estate receivables:
  Single-family
    Adjustable....................  $10,769,464      83.13%    $ 9,235,248      81.79%    $ 9,539,309      74.32%
    Fixed.........................      268,832       2.08         208,841       1.85         162,861       1.27
  Multi-family
    Adjustable....................    1,422,469      10.98       1,342,563      11.89       2,529,120      19.70
    Fixed.........................       55,772       0.43          56,462       0.50          66,414       0.52
  Commercial, industrial and
    land (1)......................      352,246       2.72         359,537       3.18         441,980       3.44
  Equity loans (1)(2).............       44,332       0.34          46,122       0.41          49,643       0.39
  Construction....................           --         --              --         --              --         --
                                   --------------   ------   -------------     ------    ------------      -----
    Total real estate receivables.   12,913,115      99.68      11,248,773      99.62      12,789,327      99.64
Other receivables:
  Deposit certificates............       21,121       0.16          21,582       0.19          24,472       0.19
  Credit card.....................        2,809       0.02           3,003       0.03           2,897       0.02
  Other...........................       17,398       0.14          18,156       0.16          19,071       0.15
                                   -------------   -------   -------------    -------    ------------    -------
    Total other receivables.......       41,328       0.32          42,741       0.38          46,440       0.36
                                   -------------   -------   -------------    -------    ------------    -------
      Total gross receivables.....  $12,954,443     100.00%    $11,291,514     100.00%    $12,835,767     100.00%
                                    ===========     ======     ===========     ======     ===========     ======



                                                                       December 31,
                                     -------------------------------------------------------------------------------
                                                1993                       1992                      1991
                                                    Percentage                 Percentage                Percentage
                                        Amount       of Total      Amount       of Total      Amount      of Total
                                     ------------- ------------ ------------- ------------ ------------ ------------
                                                                  (dollars in thousands)
Real estate receivables:
  Single-family
    Adjustable....................      $6,796,988      67.65%     $7,012,321      70.77%    $5,905,566      67.83%
    Fixed.........................         304,837       3.03         341,713       3.45        624,132       7.17
  Multi-family
    Adjustable....................       2,171,648      21.61       1,707,545      17.23      1,252,144      14.38
    Fixed.........................          82,834       0.82          95,841       0.97         84,868       0.97
  Commercial, industrial and
    land (1)......................         426,908       4.25         456,230       4.60        519,869       5.97
  Equity loans (1)(2).............          58,302       0.58          71,743       0.72         89,736       1.03
  Construction....................           2,991       0.04           2,991       0.03          2,991       0.03
                                          --------     ------        --------    -------      ---------    -------
    Total real estate receivables.       9,844,508      97.98       9,688,384      97.77      8,479,306      97.38
Other receivables:
  Deposit certificates............          31,024       0.31          39,693       0.40         53,699       0.62
  Credit card.....................         151,871       1.51         158,476       1.60        149,428       1.72
  Other...........................          20,129       0.20          22,561       0.23         24,076       0.28
                                      ------------    -------    ------------    -------   ------------    -------
    Total other receivables.......         203,024       2.02         220,730       2.23        227,203       2.62
                                      ------------    -------    ------------    -------   ------------    -------
      Total gross receivables.....     $10,047,532     100.00%    $ 9,909,114     100.00%   $ 8,706,509     100.00%
                                       ===========     ======     ===========     ======    ===========     ======

----------------
(1)      Predominantly adjustable-rate receivables.
(2)      All equity loans are secured by residential real estate.

         Keystone Holdings' mortgage portfolio is almost exclusively within California. The following table summarizes the real estate receivable portfolio by certain geographic areas on the dates indicated:

                                                June 30,                                    December 31,
                                     ------------------------------ ------------------------------------------------------------
                                                  1996                           1995                           1994
                                     ------------------------------ ------------------------------  ----------------------------
                                                       Percentage                     Percentage                     Percentage
                                         Amount         of Total        Amount         of Total         Amount        of Total
                                     --------------    -----------     -----------    -----------      ----------    -----------
                                                                        (dollars in thousands)

Los Angeles County..................     $3,930,640         30.44%     $ 3,494,217         31.06%      $ 4,028,411        31.50%
San Francisco Bay Area..............      4,156,423         32.19        3,537,474         31.45         3,680,469        28.78
Orange County.......................      1,438,278         11.14        1,285,570         11.43         1,256,836         9.83
Other California Counties...........      3,292,603         25.50        2,867,455         25.49         3,492,578        27.31
Other States........................         95,171          0.73           64,057          0.57           331,033         2.58
                                      -------------       -------    -------------        ------      ------------       ------
  Total Real Estate Receivables.....    $12,913,115        100.00%     $11,248,773        100.00%      $12,789,327       100.00%
                                        ===========        ======      ===========        ======       ===========       ======

         Single-Family Mortgages. A substantial portion of ASB's lending activity consists of the origination and acquisition of loans secured by single-family residences. Approximately 70% of the single-family mortgage loans originated by ASB during the six months ended June 30, 1996 were secured by owner-occupied properties and had loan-to-value ratios of less than 80% based on appraisals at the time of origination. The remaining 30% consisted of owner and non-owner occupied single-family originations, with the majority being owned-occupied loans with loan-to-value ratios between 80 percent and 90 percent.

         ASB offers an array of mortgage products with varying maturities and repricing characteristics. Primary products include COFI ARMs that adjust monthly with maturities up to a maximum of 40 years, mortgages that have a fixed initial rate for up to five years and then reprice monthly until maturity, and fixed-rate 15, 20 and 30 year mortgages. ASB's 30 and 40 year mortgages have historically remained outstanding for substantially shorter periods than the loan term due to borrower prepayments and refinancings. See Note 5, "Receivables," in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information regarding the contractual loan repayment schedule of the receivable portfolio.

         The June 30, 1996 gross receivable balance consisted of over 97% ARMs and less than 3% fixed-rate receivables. The majority of the ARMs adjust monthly to a predetermined margin over COFI.

         The monthly payments on substantially all of ASB's ARMs adjust annually with the adjustment limited to 7.5% per year (except at the end of each five-year interval during the life of the loan, when the payment may be adjusted by more than 7.5% to assure that the loan will amortize over the remaining term) thereby protecting borrowers from unlimited payment increases. These protections for borrowers can result in monthly payments that are greater or less than the amount necessary to amortize the mortgage by its maturity at the interest rate in effect for any particular month. In the event that a monthly payment is not sufficient to pay the interest accruing on a mortgage, the shortage is added to the principal balance. This is referred to as negative amortization. An increase in interest rates tends to increase the outstanding loan principal arising from negative amortization. The portion of outstanding loan principal resulting from negative amortization was $22.0 million, $13.3 million and $2.9 million at June 30, 1996 and December 31, 1995 and 1994, respectively.

         ASB requires title insurance on all liens on real property securing loans and also requires that fire and casualty insurance be maintained on properties in an amount at least equal to the total of ASB's loans plus all prior liens on the property or the replacement cost of the property, whichever is less.

         Under federal regulations, a real estate loan may not exceed the appraised value of the property at the time of origination. In addition, savings associations are required by regulation to adopt written policies that establish appropriate limits and standards for real estate loans and to consider certain regulatory guidelines in establishing these policies. These guidelines specify that savings associations should not originate any commercial, multi-family or nonowner-occupied 1-to-4 family mortgage loan with an initial loan-to-value ratio in excess of 85%. The guidelines further provide that savings associations should not originate any owner-occupied 1-to-4 family mortgage loan with a loan-to-value ratio that equals or exceeds 90% at origination, unless such loan is protected by an appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral. These real estate lending guidelines recognize that it may be appropriate for a savings association to originate mortgage loans with loan-to-value ratios exceeding these specified levels, provided that the aggregate amount of all loans in excess of these limits does not exceed a specified level of such association's total capital and such loans are identified in the association's records and reported at least quarterly to its board of directors. ASB's real estate lending policies and real estate loans comply with these requirements.

         Multi-Family and Commercial Mortgages. The risks associated with multi-family and commercial lending are typically greater than those associated with residential single-family mortgage lending. The former typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, payments on loans secured by such properties are usually dependent on the cash flows generated from the related real estate project and therefore may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy. During the first six months of 1996 and 1995, multi-family originations represented approximately 5.2% and 6.4%, respectively, of total loan originations (by principal balance).

         The commercial loans originated by ASB during the first six months of 1996 and 1995 were restricted to loans secured by mobile home parks and refinances of existing loans. Commercial originations represented approximately
0.3 percent and 0.2 percent of total loan originations (by principal balance) during the six months ending June 30, 1996 and 1995, respectively.

         The following table summarizes the balance of multi-family, commercial and industrial receivables by collateral type on the dates indicated:

                                            June 30,                                     December 31,
                                  -----------------------------  ------------------------------------------------------------
                                              1996                            1995                           1994
                                  -----------------------------  ------------------------------ -----------------------------
                                                   Percentage                     Percentage                      Percentage
                                      Amount        of Total         Amount        of Total         Amount         of Total
                                  --------------   ------------  --------------   -------------    -----------    -----------
                                                                     (dollars in thousands)

Multi-family....................      $1,478,241        80.76%       $1,399,025         79.56%      $2,595,534         85.45%
Office buildings (1)............         131,517         7.18           137,441          7.82          206,135          6.79
Retail stores...................          73,145         3.99            75,446          4.29           95,293          3.14
Manufacturing/wholesale
  warehouses....................          36,359         1.99            39,396          2.24           44,018          1.45
Mobile home parks...............         104,861         5.73           101,712          5.78           86,799          2.86
Other (2).......................           6,364         0.35             5,542          0.31            9,735          0.31
                                    ------------      -------      ------------       -------     ------------       -------
    Total.......................      $1,830,487       100.00%       $1,758,562        100.00%      $3,037,514        100.00%
                                      ==========       ======        ==========        ======       ==========        ======

----------------
(1) $0.6 million, $2.8 million and $46.8 million of these receivables were covered by government credit support at June 30, 1996 and at December 31, 1995 and 1994, respectively.
(2) Includes land receivables of $190,000, $90,000 and $51,000 at June 30 1996, December 31, 1995 and December 31, 1994, respectively.

         Under applicable regulations, a savings association may invest in commercial real estate loans up to 400.0% of its total risk-based capital. ASB was in compliance with this limitation at June 30, 1996. The amount of multi-family lending and single-family lending is not limited by federal regulation.

         Consumer Receivables. ASB has originated various types of consumer loans generally consisting of unsecured lines of credit and loans that are secured by personal property. These loans historically have been provided as a service to existing customers and have not represented a significant portion of ASB's business. In the first quarter of 1994, ASB sold the majority of its credit card portfolio for a gain of approximately $25.0 million.

         Receivables Held-for-Sale. ASB had designated $42.1 million of receivables as held-for-sale at June 30, 1996. The held-for-sale portfolio at June 30, 1996 primarily consisted of single-family fixed-rate receivables. The buyers of receivables sold by ASB are primarily the Federal National Mortgage Association (the "FNMA") and, to a lesser extent, the Federal Home Loan Mortgage Corporation (the "FHLMC").

         At the time of sale, Keystone Holdings retains the servicing for substantially all of the loans it sells and, in turn, receives servicing fees. Servicing activities include collecting and remitting loan payments, inspecting the properties and ensuring that insurance and tax payments are made on behalf of the borrowers. At June 30, 1996 and at December 31, 1995, Keystone Holdings serviced $15.7 billion and $16.2 billion of receivables for investors, respectively. Although most receivables are sold servicing retained, Keystone Holdings has sold certain receivables servicing released.

         ASB hedges certain of its mortgage commitments in an effort to manage its exposure to movements in interest rates. Depending on the level of the commitments hedged and actual movements in interest rates, ASB may incur gains or losses upon disposition of these assets in the secondary market. The results of these activities are included in "Other Income and Expense" in the Consolidated Statements of Earnings. See "CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS."

         Receivables Held-to-Maturity. Receivables not designated by management as held-for-sale are classified as held-to-maturity with the intent of holding these receivables to maturity. At June 30, 1996, ASB's held-to-maturity receivables consisted primarily of single-family ARMs and, to a lesser extent, multi-family, commercial and consumer loans.

         Mortgage-Backed Securities. Total net mortgage-backed securities decreased to $6.3 billion at June 30, 1996 from $7.0 billion at December 31, 1995. Substantially all mortgage-backed securities held by Keystone Holdings are collateralized by mortgages originated and securitized by ASB for purposes of diversifying credit risk, increasing liquidity and creating collateral for borrowings.

         Delinquent Receivables and Non-Performing Assets. When a borrower fails to make a scheduled payment, the related receivable is classified as delinquent. If the delinquency is not cured (through receipt of payments due or, in certain instances, through formal modifications or restructurings), ASB sends a notice of intent to foreclose on approximately the 35th day of delinquency, records a notice of default and commences foreclosure proceedings on the 65th day of delinquency.

         The procedural steps necessary for foreclosure vary from state to state, but generally if the loan is not reinstated within a certain period specified by statute, the property securing the loan can be acquired by the lender. In most cases, a lender is not permitted under California law to obtain a deficiency judgment against the borrower if the property is insufficient to cover the balance owed on the loan. While deficiency judgments are available in several of the other states in which ASB has loans, it generally relies on the underlying real property to satisfy foreclosed loans.

         Interest is not recognized on receivables that are 90 days or more contractually delinquent or where collection is less than probable ("nonaccrual receivables"). Interest income is subsequently recognized on these receivables only to the extent that payments are received.

         Classification of Assets. Savings associations are required to review and classify receivables and other assets according to risk on a regular basis. An association generally classifies an asset, or a portion thereof, as "substandard" if it has a well-defined weakness and is characterized by the distinct possibility that the association will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have the weaknesses inherent in those classified substandard, with the added characteristic that collection or liquidation in full on the basis of currently existing facts is highly questionable and improbable. Those assets that are classified as "loss" have been considered to be uncollectible. Any portion of an asset that is classified as loss must have either a specific valuation allowance equal to 100.0% of the balance classified as loss or be charged off. In addition, an asset that does not currently warrant classification as substandard but that demonstrates weaknesses or deficiencies deserving close attention is required to be designated as "special mention." ASB monitors the level of assets within each category and utilizes this information as one of the factors in determining the appropriate level of credit allowances.

         Allowance for Credit Losses. ASB establishes general loss allowances on the outstanding portfolio and, where appropriate, specific loss allowances on individual receivables. Specific loss allowances are provided when an impairment of value which is deemed other than temporary is identified on an individual receivable. Factors management considers when assessing the adequacy of the allowance for credit losses include, but are not limited to, the nature and value of the underlying collateral, the loan delinquency status, historical and projected loss experience on foreclosed properties and the level and trend of classified assets. As management utilizes information currently available to make such an assessment, the allowance for credit losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors. Additionally, various regulatory agencies, as an integral part of their regular examination process, review the allowance for estimated losses. These agencies may require additions to the allowance based on their judgments of information available to them at the time of their examination. See Note 6, "Allowance for Credit Losses," in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information on the allowance for credit losses.

         INVESTING ACTIVITIES

         OTS Applicable regulations require that ASB maintain a balance of assets that are invested in certain eligible liquid investments. ASB maintains a portfolio of investment securities in order to meet liquidity requirements and to fulfill short-term cash needs. ASB's investment portfolio is managed to emphasize liquidity, to preserve capital and to minimize credit risk. The following tables summarize Keystone Holdings' investment securities classified as available-for-sale on the dates indicated (in thousands):

                                                    June 30, 1996
                                 -------------------------------------------------
                                                        Gross
                                                      Unrealized
                                 Amortized    ----------------------       Fair
                                   Cost        Gain          Loss          Value
                                -----------   -------      ---------      --------
U.S. government and agency
  obligations ............      $123,418      $    --      $ (1,613)      $121,805
Corporate debt obligations            --      $    --            --             --
                                --------      -------      --------       --------
    Total ................      $123,418      $    --      $ (1,613)      $121,805
                                ========      =======      ========       ========


                                                                                                        December 31,
                                                             1995                                            1994
                                          -------------------------------------------   -------------------------------------------
                                                             Gross                                        Gross
                                          Amortized        Unrealized         Fair      Amortized       Unrealized           Fair
                                            Cost        Gain         Loss     Value        Cost      Gain         Loss       Value
                                          ---------    --------    ------    --------   ---------    ------    --------     -------
U.S. Government and agency
  obligations .........................    $164,972    $    407    $   --    $165,379    $ 90,021    $   --    $ (2,447)    $ 87,574
Corporate debt obligations ............          --          --        --          --      50,000        --      (1,625)      48,375
                                           --------    --------    ------    --------    --------    ------    --------     --------
  Total ...............................    $164,972    $    407    $   --    $165,379    $140,021    $   --    $ (4,072)    $135,949
                                           ========    ========    ======    ========    ========    ======    ========     ========



                                                          1993
                                      --------------------------------------------
                                                           Gross
                                      Amortized          Unrealized          Fair
                                        Cost        Gain           Loss      Value
                                      ---------     -----          -----     -----
U.S. Government and agency
  obligations..................        $  --        $  --          $  --     $ --
Corporate debt obligations.....           --           --             --       --
                                       -----        -----          -----      ---
  Total........................        $  --        $  --          $  --     $ --
                                       =====        =====          =====     ====



         The following tables summarize Keystone Holdings' investment securities classified as held-to-maturity on the dates indicated (in thousands):

                                                    June 30, 1996
                                 -------------------------------------------------
                                                        Gross
                                                      Unrealized
                                 Amortized    ----------------------       Fair
                                   Cost        Gain          Loss          Value
                                -----------   -------      ---------      --------
U.S. government and agency
  obligations..................   $  6,008      $  2         $ --         $  6,010
Corporate debt obligations.....    100,087        --          (8)          100,079
                                  --------     -----         ----         --------
    Total......................   $106,095      $  2         $(8)         $106,089
                                  ========      ====         ====         ========

                                                                                                    December 31,
                                                           1995                                         1994
                                        ----------------------------------------   ------------------------------------------
                                                          Gross                                       Gross
                                        Amortized       Unrealized       Fair      Amortized       Unrealized          Fair
                                          Cost       Gain      Loss      Value        Cost       Gain      Loss        Value
                                        ---------   ------    ------    --------   ---------    ------    -------     -------
U.S. government and agency
  Obligations ......................    $ 19,693    $   --    $  --     $ 19,693    $ 23,847    $   --    $   --      $23,847
Corporate debt obligations .........      97,035        --       (7)      97,028      63,167         1       (13)      63,155
                                        --------    ------    -------   --------    --------    ------    ------      -------
  Total ............................    $116,728    $   --    $  (7)    $116,721    $ 87,014    $    1    $  (13)     $87,002
                                        ========    ======    =======   ========    ========    ======    ======      =======

                                                           1993
                                      ----------------------------------------------
                                                           Gross
                                      Amortized          Unrealized           Fair
                                        Cost         Gain          Loss       Value
                                      ---------      -----         -----     -------
U.S. government and agency
  obligations..................        $18,790       $  --         $  --     $18,790
Corporate debt obligations.....         73,638           1           (12)     73,627
                                       -------        ----         -----     -------
  Total........................        $92,428        $  1         $ (12)    $92,417
                                       =======        ====         =====     =======

         Keystone Holdings limits its investment in commercial paper and in debentures to investments rated at least A1/P1 and AAA, respectively. Consequently, management considers the credit risk associated with these types of investments to be minimal. Keystone Holdings minimizes the market risk associated with these types of investments by limiting the maturities of commercial paper and fixed-rate debentures to 90 days and five years, respectively.

         At June 30, 1996, Keystone Holdings had commercial paper totalling $71.2 million issued by Ford Motor Company, representing 12.9% of Keystone Holdings' stockholder's equity at that date. The market value of the Ford Motor Company commercial paper approximated its carrying value on June 30, 1996.

         See Note 3, "Investment Securities," in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information.

FUNDING ACTIVITIES

         Deposit accounts traditionally have been an important source of funds for ASB's lending activities. In addition to deposits, ASB obtains funds from loan repayments, sales of receivables and mortgage-backed securities, wholesale borrowings, FHLB advances, reverse repurchase agreements and other borrowings. Scheduled loan payments are a relatively stable source of funds, while loan prepayments and deposit levels are significantly influenced by prevailing interest rates and money market conditions.

         Deposits. ASB's deposits are generated primarily from its sales force located in the 158 retail branch offices throughout California. Deposits declined slightly at June 30, 1996 from December 31, 1995. In order to attract both short and long-term deposits from the general public, ASB offers a variety of products including passbook accounts, NOW accounts, various money market and savings accounts and certificates of deposit.

         The following table summarizes the deposit account balances outstanding on the dates indicated:


                                                     June 30,                        December 31,
                                         -----------------------------     -----------------------------
                                             1996             1995             1994             1993
                                         ------------     ------------     ------------     ------------
                                                                          (in thousands)
Demand and savings deposits:
  Money market demand ...............    $  1,324,613     $  1,425,243     $  1,585,308     $  1,945,614
  Passbook ..........................       2,027,509        1,878,761        1,063,064          758,431
  Money market savings ..............         375,724          415,886          564,298          693,242
  Super passbook ....................         143,251          173,826          400,525          607,550
  Other .............................             108              237              383           10,297
                                         ------------     ------------     ------------     ------------
    Total demand and savings deposits       3,871,205        3,893,953        3,613,578        4,015,134
                                         ------------     ------------     ------------     ------------
Time deposits:
  Fixed Rate ........................       8,873,365        9,126,012        9,217,044        9,353,918
  Other .............................              40              247              365            2,867
                                         ------------     ------------     ------------     ------------
    Total time deposits .............       8,873,405        9,126,259        9,217,409        9,356,785
                                         ------------     ------------     ------------     ------------
Unearned premium ....................              --               --              313            2,198
Deferred hedging costs ..............         (15,644)         (15,183)         (15,811)          (6,477)
                                         ------------     ------------     ------------     ------------
      Total .........................    $ 12,728,966     $ 13,005,029     $ 12,815,489     $ 13,367,640
                                         ============     ============     ============     ============

         Time deposit accounts with balances of $100,000 or greater aggregated $1.7 billion and $1.8 billion at June 30, 1996 and December 31, 1995, respectively. At June 30, 1996, time deposit accounts with balances of $100,000 or greater mature as follows: $557.8 million within three months, $458.0 million in three to six months, $551.0 million in six to twelve months, and $180.3 million thereafter. At December 31, 1995, time deposit accounts with balances of $100,000 or greater matured as follows: $1.4 billion within three months, $177.2 million in three to six months, $102.0 million in six to twelve months, and $98.9 million thereafter.

         The following table summarizes average deposit balances by category for the periods indicated (dollars in thousands):


                                                         Six-Month Period
                                                          Ended June 30,
                                      ------------------------------------------------------
                                                1996                         1995
                                        Average                      Average
                                       Balance(1)        Rate       Balance(1)        Rate
                                      -----------       -------    -----------       -------
Money market demand accounts......       $894,591         0.81%       $909,584         1.01%
Savings accounts....................    2,940,489         3.36%      3,027,627         3.54%
Time deposit accounts...............    8,925,101         5.47%      9,374,031         5.41%
                                      -----------       ------     -----------       ------
         Total deposits.............  $12,760,181         4.65%    $13,311,242         4.68%
                                      ===========       ======     ===========       ======

-----------------
(1)  Average balances calculated on a monthly basis.

                                                                  Year Ended December 31,
                                     -----------------------------------------------------------------------------------
                                                1995                         1994                         1993
                                     --------------------------- ---------------------------- --------------------------
                                        Average                      Average                     Average
                                        Balance(1)       Rate        Balance(1)       Rate       Balance(1)        Rate
                                     ------------       -------  -------------       ------    -----------        ------
Money market demand accounts........     $909,383         0.91%       $963,857         1.03%      $983,330          1.29%
Savings accounts....................    3,087,775         3.84%      2,864,716         2.26%     3,308,896          2.41%
Time deposit accounts...............    9,327,026         5.46%      9,242,465         4.41%     9,488,159          4.44%
                                      -----------       ------     -----------       ------    -----------        ------
         Total deposits.............  $13,324,184         4.78%    $13,071,038         3.69%   $13,780,385          3.73%
                                      ===========       ======     ===========       ======    ===========        ======

-----------------
(1)  Average balances calculated on a monthly basis.

         For additional information on deposits see Note 12, "Deposits," in the Notes to the Consolidated Financial Statements of Keystone Holdings.

         FHLB Advances and Other Borrowings. In addition to deposits, ASB utilizes borrowings from the FHLB of San Francisco as a source of funds, pledging as security its shares of FHLB of San Francisco stock and certain receivables and mortgage-backed securities. At June 30, 1996, FHLB of San Francisco advances are secured by ASB's investment in FHLB stock of $180.3 million and receivables and mortgage-backed securities with aggregate principal balances of $1.8 billion and $91.4 million, respectively. The maximum amount of credit that the FHLB of San Francisco will advance for purposes other than meeting withdrawals varies from time to time in accordance with changes in policy of the FHLB of San Francisco.

         In order to meet cash flow requirements and fund receivables, ASB also enters into reverse repurchase and dollar roll agreements, consisting of sales of securities with a concurrent commitment to repurchase the same or similar securities at a predetermined price at a future date. ASB generally borrows 97% of the fair value of the collateral from broker-dealers and 100% of the fair value of the collateral from the FHLB. In these transactions, ASB sells securities to broker-dealers and the FHLB of San Francisco with a concurrent commitment to repurchase securities from the broker-dealer and the FHLB of San Francisco at a specified price on a specified future date, typically one to 90 days after the date of the initial purchase. However, ASB has entered into transactions as long as five years based on the economic benefit derived from these transactions. Reverse repurchase agreements are subject to certain risks, including the risk that the broker-dealer will fail to perform its obligations. ASB attempts to reduce such risks by, among other things, entering into such agreements only with well-capitalized broker-dealers who are primary dealers in government securities, reviewing on a regular basis the financial status of such broker-dealers, limiting the maximum amount of agreements permitted to be outstanding at any time with any single broker-dealer and requiring the return of securities if the market value of the purchased securities rises above levels specified in such agreements. Although ASB believes that these procedures reduce the risks of reverse repurchase agreements, there is no assurance that it would be able to obtain the purchased securities in the event that a broker-dealer fails to perform its obligations under a reverse repurchase agreement.

         The following table summarizes information concerning Keystone Holdings' borrowings outstanding on the dates indicated:

                                                   June 30,                            December 31,
                                              ------------------ ------------------------------------------------------
                                                     1996               1995               1994               1993
                                              ------------------ ------------------ ------------------ ----------------
                                                                        (dollars in thousands)

FHLB advances...............................        $2,013,439         $1,004,337        $   391,366         $1,537,663
Reverse repurchase agreements...............         3,987,359          4,016,441          3,982,659          1,034,595
Federal funds purchased.....................                --                 --             50,000                 --
Payable to affiliates.......................            25,000                 --                 --             10,000
Other borrowed money........................           493,734            371,079            309,653            308,721
                                                   -----------        -----------        -----------         ----------
    Total...................................        $6,519,532         $5,391,857         $4,733,678         $2,890,979
                                                    ==========         ==========         ==========         ==========
Total borrowings as a percentage of:
  Deposits..................................           51.22%            41.46%              36.94%             21.63%
  Total assets..............................           31.83%            27.36%              25.72%             16.79%


See Note 13, "Federal Home Loan Bank Advances," Note 14, "Reverse Repurchase Agreements," and Note 15, "Other Borrowed Money" in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information, including the contractual maturity of outstanding borrowings.

ASSET LIABILITY MANAGEMENT

         Keystone Holdings controls the sensitivity of its net interest income to fluctuations in interest rates by closely matching the maturities and interest rates of its interest-earning assets and interest-bearing liabilities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KEYSTONE HOLDINGS -- Asset/Liability Management."

TAXATION

         For federal income tax purposes, Keystone Holdings reports its income and expenses using the accrual method of accounting and uses the calendar year as its tax year. Except for interest expense rules pertaining to certain tax exempt income applicable to banks and the recently repealed bad debt reserve deduction, the Keystone Entities are subject to federal income tax, under existing provisions of the Internal Revenue Code of 1986, as amended (the "Code") in generally the same manner as other corporations. As a result of the 1988 Acquisition, however, Keystone Holdings and certain subsidiaries, in exchange for the ability to utilize certain net operating loss carryforwards generated by the Failed Association, agreed to share certain federal income tax benefits with the FRF. See "KEYSTONE HOLDINGS STRUCTURE -- The 1988 Acquisition -- Tax Related Agreements." Recently enacted legislation requires thrifts to calculate tax bad debt deductions based on actual current loan losses. Such legislation also requires ASB to recapture as ordinary income its post-1987 tax bad debt reserves over a six-year period. Such post-1987 reserves have been provided for in calculating the deferred tax asset set forth in the Consolidated Financial Statements of Keystone Holdings attached as Appendix B. However, the useable value of the net operating loss carryforward deductions involved in the deferred tax asset calculations will be severely reduced due to the Keystone Transaction.

PROPERTIES

         ASB owns its principal office building in Stockton, California, 96 of its 158 branch offices and 13 of its 51 other facilities. ASB leases 62 branches and 38 other facilities for periods through 2061. ASB also leased its executive offices in Irvine, California during 1994. Effective January 1995, ASB acquired the Irvine Plaza Buildings in Irvine, California, which house ASB's executive offices as well as various other departments.

LEGAL PROCEEDINGS

         Keystone Holdings and its subsidiaries are defendants in various legal actions that arise out of the normal course of business. In the opinion of management, the probable liability resulting from these suits, individually or in the aggregate, is unlikely to have a material effect on Keystone Holdings.

         As part of the administration and oversight of the agreements between Keystone Holdings and the FRF, among others, related to the 1988 Acquisition (the "FRF Agreements"), the FDIC has a variety of review and audit rights, including the right to review and audit computations of payments in lieu of taxes. Keystone Holdings and its affiliates have entered into settlement agreements (the "Settlement Agreements") with the FDIC for all periods through June 30, 1994, pursuant to which Keystone Holdings and certain of its affiliated parties and the FDIC have mutually settled and released all claims in consideration of certain nominal payments. Keystone Holdings has received no notice of any issues involving more than nominal amounts arising after June 30, 1994. The FDIC Office of Inspector General has commenced an audit of certain transactions and payments under the FRF Agreements occurring during the period beginning July 1, 1994 and ending June 30, 1996. See "THE KEYSTONE TRANSACTION."

MANAGEMENT

         The following table sets forth the names, ages and titles of the directors and executive officers of Keystone Holdings as of October 1, 1996:

      Name                Age    Title
      ----                ---    -----
David Bonderman           53     Director and President
Bernard J. Carl           48     Director
James G. Coulter          36     Director
Ray L. Pinson             39     Senior Vice President, Secretary and Treasurer



         The following table sets forth the names, ages and titles of the directors and executive officers of ASB as of October 1, 1996:

      Name                Age    Title
      ----                ---    -----
Mario J. Antoci           62     Chairman of the Board and Chief Executive Officer
Robert T. Barnum          50     Director, President and Chief Operating Officer
David Bonderman           53     Director
Bernard J. Carl           48     Director
James G. Coulter          36     Director
J. Taylor Crandall        42     Director
Robert B. Henske          35     Director, Executive Vice President and Chief Financial Officer
John D. Broderick         54     Executive Vice President and Director of Retail Banking
Craig S. Davis            45     Executive Vice President and Director of Mortgage Origination
John R. Donohue           53     Executive Vice President and Director of Lending Portfolio Management
Jimmy D. Holland          48     Executive Vice President, General Counsel and Secretary
Mary P. Locatelli         46     Executive Vice President and Director of Audit and Compliance Officer


         Mario J. Antoci. Mario J. Antoci has more than 30 years of financial services experience. He has served ASB as Chairman and Chief Executive Officer since 1988. Prior to his employment with ASB, Mr. Antoci was President and Chief Operating Officer of Home Savings of America, the nation's largest savings and loan association, and its parent company, H.F. Ahmanson and Co., for four years. He was a member of Home Savings' Board of Directors from 1982 to 1988. Mr. Antoci will resign as Chairman and Chief Executive Officer of ASB effective as of the closing of the Keystone Transaction. See "MANAGEMENT AND OPERATIONS FOLLOWING THE KEYSTONE TRANSACTION -- Operations Following the Keystone Transaction."

         Robert T. Barnum. Robert T. Barnum has served ASB as President and Chief Operating Officer since 1992. He joined ASB in 1989 as a Director, Executive Vice President and Chief Financial Officer. Previously, Mr. Barnum was Chief Financial Officer for First Nationwide Corp. of San Francisco, California and Executive

Vice President and Chief Financial Officer for the Krupp Companies, a Boston-based builder-syndicator and savings and loan holding company. Currently, he serves as a director for National Re Holdings Corp., a reinsurance holding company in Stanford, Connecticut and Harborside Healthcare Corp. of Boston, Massachusetts. See "MANAGEMENT AND OPERATIONS FOLLOWING THE KEYSTONE TRANSACTION -- Operations Following the Keystone Transaction."

         David Bonderman. David Bonderman has been a Director of each of Keystone Holdings and ASB since 1989. Mr. Bonderman is a Principal of Texas Pacific Group, an investment entity. From 1983 until 1992, Mr. Bonderman was Chief Operating Officer of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a company owned by Robert M. Bass and principally engaged in investment activities. KH Group Management, Inc., a corporation of which Mr. Bonderman is the sole director and president, is the managing general partner of Keystone Partners. He is a director of National Re Holdings Corp., a reinsurance holding company, Bell & Howell Company, Inc., an information handling, storage and retrieval company, Carr Realty Co., a real estate investment trust, and is Chairman of the Board of Continental Airlines, Inc.

         John D. Broderick. John D. Broderick joined ASB as Executive Vice President and Director of Retail Banking in January 1996. In this capacity, he oversees the strategic direction and operation of ASB's branch network and retail operations. Previously, Mr. Broderick was Chairman and Chief Executive Officer of San Francisco, California-based ITT Residential Capital Corporation. He also has served as an Executive Vice President of First New Hampshire Bank and Crocker National Bank.

         Bernard J. Carl. Bernard J. Carl has been a director of each of Keystone Holdings and ASB since 1988. Mr. Carl is the Managing General Partner of Castine Partners, an investment partnership associated with Keystone, Inc. In this capacity, Mr. Carl had lead responsibility for the 1988 acquisition of ASB, negotiation of the Settlement Agreements, and the 1993 acquisition of the Brazos Partners, L.P. portfolio. Before joining Castine, Mr. Carl was in charge of product development for the mortgage, real estate and financial institutions group at Salomon Brothers Inc; a partner in the law firm of Williams & Connolly; an appointee to the President's Commission on Housing; chief policy official of the U.S. Department of Housing and Urban Development (HUD); and law clerk to U.S. Supreme Court Justice Thurgood Marshall.

         James G. Coulter. James G. Coulter has been a Director of each of Keystone Holdings and ASB since 1992. Mr. Coulter is a Managing Partner of Texas Pacific Group. From 1986 until 1992, Mr. Coulter was a Vice President of Keystone, Inc. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners. Prior to joining Keystone, Inc., Mr. Coulter was an analyst for Lehman Brothers Kuhn Loeb, Inc. Mr. Coulter is a director of America West Airlines, Inc., Virgin Cinemas Ltd., Allied Waste Industries, Inc., Beringer Wine Estates and Paradyne, Inc.

         J. Taylor Crandall. J. Taylor Crandall has been a Director of ASB since December 1988. He has been Chief Financial Officer and Vice President of Keystone, Inc. and President of Acadia MGP, Inc., a general partner of Acadia Partners, L.P., an investment partnership. In addition, since August 1989, Mr. Crandall has been a Vice President of National Re Holdings Corp., and he served as Treasurer of that company until June 1990 and has been one of its directors since November 1989. From July 1976 to October 1986, Mr. Crandall was employed by The First National Bank of Boston, where he was Vice President-Corporate Lending at the time of his departure. Mr. Crandall is also a director of Bell & Howell Company, Inc. and Specialty Foods Acquisition Corporation.

         Craig S. Davis. Craig S. Davis has served ASB as Executive Vice President and Director of Mortgage Origination since 1993. In this capacity, he directs the strategic operation of ASB's residential and wholesale lending operations. Mr. Davis joined ASB in 1989 to establish ASB Financial Services, Inc., a subsidiary offering investments and insurance products, and served as President of that subsidiary until his appointment to head Mortgage Origination. Prior to joining ASB, Mr. Davis helped co-found and direct Home Savings of America's broker-dealer operations, Griffin Financial Services.

         John R. Donohue. John R. Donohue has served ASB as Executive Vice President and Director of Lending Portfolio Management since 1993. In this capacity, he oversees ASB's credit and lending operations. Mr. Donohue came to ASB after 16 years at Oakland-based World Savings, where he most recently served as Group Senior Vice President, Loan Underwriting and Human Resources.

         Robert B. Henske. Robert B. Henske joined ASB as Executive Vice President and Chief Financial Officer in January 1996. In this capacity, he oversees all aspects of ASB's financial operations. Previously, Mr. Henske was Vice President of Boston, Massachusetts-based Bain & Company. He also has served as Vice President of First Manhattan Consulting Group.

         Jimmy D. Holland. Jimmy D. Holland has served ASB as Executive Vice President and General Counsel since 1991 and as Corporate Secretary since July 1992. From 1990 to 1991, Mr. Holland was General Counsel of American Real Estate Group, Inc. and New West. Mr. Holland also specialized in finance and corporate matters in private practice during six years as a director of Kelly, Hart & Hallman, P.C., a Fort Worth, Texas law firm. During this period, he participated in the representation of Keystone Holdings in the 1988 Acquisition.

         Mary Locatelli. Mary Locatelli has served ASB as Executive Vice President and Director of Audit and ASB's Compliance Officer since 1992. Ms. Locatelli joined ASB in 1990 as First Vice President, Audit and Compliance Officer. Previously, she was a Partner at Ernst & Young.

         Ray L. Pinson. Ray L. Pinson has been Senior Vice President, Secretary and Treasurer of Keystone Holdings since 1993. Since July 1990, Mr. Pinson has been an analyst with Bass Enterprises Production Co. under contract to act as a full-time consultant to ASB's holding companies, including Keystone Holdings. From September 1988 until July 1990, Mr. Pinson was employed as a consultant to Ferguson and Company, a consulting firm active in the savings association industry. Mr. Pinson is a certified public accountant.

KEYSTONE HOLDINGS COMMON STOCK; DIVIDENDS

         The authorized capital stock of Keystone Holdings consists of 100,000 shares of Keystone Holdings Common Stock. As of the date of this Proxy Statement, there were 1,048.4483 shares of Keystone Holdings Common Stock issued and outstanding. All of the issued and outstanding shares of Keystone Holdings Common Stock are held by Keystone Holdings Partners L.P. There is no established trading market for Keystone Holdings Common Stock and the shares of Keystone Holdings Common Stock do not trade.

         At June 30, 1996, ASB was a "well capitalized" institution as defined by the OTS and was a "Tier 1" institution for purposes of OTS dividend regulations. Under OTS regulations, ASB may make capital distributions during a calendar year up to the greater of: (i) 100% of net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year, or (ii) 75% of net income over the most recent four-quarter period. ASB's available dividend capacity under these regulations was $134.7 million at June 30, 1996 and $126.3 million at December 31, 1995.

         It is the intent of the management of Keystone Holdings to operate ASB as a "well-capitalized" institution. Therefore, ASB's dividend policy incorporates OTS dividend requirements, planned balance sheet growth, and certain earnings contingencies, such as an anticipated one-time SAIF assessment.

         Keystone Holdings' dividends have been dependent on dividend payments made by its subsidiary, New Holdings, whose dividends have been dependent on dividend payments made by New Capital. The amount of dividends paid are in accordance with the provisions of certain debt covenants, called restricted payments, applicable to New Capital and the timing of the dividend payments is determined by the timing of certain cash flows arising from certain tax sharing payments that are made in accordance with an intercompany tax sharing agreement. Keystone Holdings paid dividends of $76.3 million, $29.0 million, $32.5 million, and $5.6 million in 1992, 1993, 1994, and 1995, respectively. The 1995 dividend was lower than prior years due to the increase in capital at ASB in anticipation of a one-time SAIF assessment and the timing of the 1995 tax sharing payments. Keystone Holdings has declared dividends totalling $60.0 million in 1996 and does not intend to declare further dividends in 1996.

                                KEYSTONE HOLDINGS

GENERAL

         Keystone Holdings commenced operations in December 1988 as an indirect holding company for ASB. NACH Inc. owns all of the outstanding common stock of ASB. NACH Inc. is owned by New Capital whose common stock is owned by New Holdings, a subsidiary of Keystone Holdings. The Keystone Group is comprised of Keystone Holdings and its direct and indirect subsidiaries. The holding company structure of the Keystone Group and related companies is shown on the following diagram.


                      -------------------------------------

                                Keystone Holdings

                      -------------------------------------


--------------------- -------------------------------------

       New West                    New Holdings

--------------------- -------------------------------------


                      -------------------------------------

                                   New Capital

                      -------------------------------------


                      -------------------------------------                -----------------
                                    NACH, Inc.                 Warrants            FRF
                      -------------------------------------  ------------  -----------------


                      -------------------------------------
                                      ASB
                      -------------------------------------

         Substantially all of Keystone Holdings consolidated assets consist of the consolidated assets of ASB, and at June 30, 1996, 97.8% of Keystone Holdings' consolidated liabilities consisted of ASB's consolidated liabilities. Substantially all of Keystone Holdings' remaining consolidated liabilities consisted of indebtedness issued by New Capital. Thus, substantially all of the earnings of Keystone Holdings consist of its equity in the earnings of ASB, less the interest costs on an aggregate of $364.5 million principal amount of debt of New Capital. Keystone Holdings' equity in the earnings of ASB is further reduced by the minority interest represented by the warrants held by the FRF (see "KEYSTONE HOLDINGS STRUCTURE -- The Warrants"), as well as by $80.0 million in outstanding preferred stock issued by New Capital. Keystone Holdings reported earnings before taxes of $102.2 million and $34.8 million for the six months ended June 30, 1996 and 1995, respectively. Net earnings were $53.6 million and $25.5 million for the same periods. American reported consolidated net earnings of $93.6 million and $62.5 million for the six months ended June 30, 1996 and 1995, respectively.

The following schedule reconciles the differences between ASB's consolidated net earnings and Keystone Holdings' consolidated net earnings for the first six months of 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 (in millions of dollars):

                                                       Six Months Ended                      Year Ended
                                                           June 30,                         December 31,
                                                  --------------------------  -------------------------------------
                                                      1996          1995          1995          1994          1993
                                                  ------------- ------------  ------------  ------------  ---------
ASB's consolidated net earnings..................      $93.6        $62.5        $148.5          $109.2      $114.6
Minority interest attributable to the Warrants...      (13.9)       (14.3)        (14.6)          (21.8)       (9.6)
Intermediate holdings companies' separate
  income and expenses:
     Gain on sale of asset management rights.....        --           --            --              --         23.0
     Interest expense............................      (15.0)       (16.2)        (32.6)          (26.7)      (26.1)
     Amortization of the Warrant value...........       (3.1)        (3.2)         (6.2)           (6.8)       (8.0)
     Loss on early extinguishment of debt........        --          (2.1)         (2.1)            --          --
     General and administrative expenses.........       (0.2)        (0.3)         (0.7)           (0.9)       (8.6)
                                                      -------      -------       -------         -------     -------
                                                        61.4         26.4          92.3            53.0        85.3
Minority interest attributable to intermediate
  holding company preferred......................       (7.0)        (0.5)         (6.5)           (0.8)       (0.8)
Separate net loss of Keystone Holdings...........       (0.8)        (0.4)         (1.0)           (1.9)       (2.2)
                                                      -------      -------       -------         -------     -------
Keystone Holdings consolidated net earnings......      $53.6        $25.5         $84.8           $50.3       $82.3
                                                       =====        =====         =====           =====       =====


THE 1988 ACQUISITION

General

         ASB was formed to effect the 1988 Acquisition of certain assets and liabilities of the Failed Association. The 1988 Acquisition had a "good bank/bad bank" structure, with ASB, the "good bank," acquiring substantially all of the Failed Association's performing loans, fixed assets and deposit liabilities. ASB's sister association, New West, the "bad bank," was formed to acquire the Failed Association's other assets (including non-performing loans) and liabilities, with a view towards their liquidation. As a result of the 1988 Acquisition, ASB received a note (the "New West Note") from New West with an initial outstanding principal amount of $7.8 billion (representing the difference between the amount of deposits and other liabilities assumed and the value of the assets acquired by ASB at the time of the 1988 Acquisition). The then outstanding balance on the New West Note was prepaid in full on October 24, 1995. In the 1988 Acquisition, the Failed Association's assets and liabilities acquired or assumed by ASB were marked to market.

         At the time of the 1988 Acquisition, the FSLIC, with the approval of the Federal Home Loan Bank Board (the "FHLBB"), entered into the FRF Agreements with Keystone Holdings and its affiliates. Among other things, these arrangements provided Keystone Holdings and its affiliates with protection against certain credit risks associated with the assets acquired from the Failed Association and provided for the availability and allocation of tax benefits arising from the assets and operations of New West and loss carryovers inherited from the Failed Association. As a result of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), certain assets and liabilities of the FSLIC, including those arising from the 1988 Acquisition, have been assigned to and assumed by the FRF, a special fund managed by the FDIC.

         In April 1993, Keystone Holdings and certain of its affiliates entered into the Settlement Agreement with the FDIC to settle certain existing disputes between the parties relating to their respective rights and obligations under the various agreements entered into in connection with the Acquisition. In June 1993, Keystone Holdings and its affiliates entered into a transaction (the "Restructuring") with the FDIC and the Resolution Trust Corporation (the "RTC"), which served to modify a number of the credit support and other arrangements that had been put in place at the time of the 1988 Acquisition. The terms of the 1988 Acquisition arrangements described below are those in effect after the 1993 settlement agreement and the Restructuring unless otherwise indicated.

         Prior to consummation of the Keystone Transaction, it is anticipated that these arrangements will be renegotiated, with a view to the simplification and elimination of their most complex aspects. It is not anticipated that any material assistance from the United States government will continue after consummation of the Keystone Transaction. However, the obligation to share certain tax benefits with the FRF will continue. See "THE KEYSTONE TRANSACTION."

         In connection with the 1988 Acquisition, Keystone Holdings and its subsidiaries entered into a variety of agreements relating to credit loss protection and other matters. Many of the provisions of these agreements have been modified or eliminated as a result of events following the 1988 Acquisition, including the Restructuring. The following are the principal remaining agreements.

Credit Loss Protection and Other FRF Assistance

         ASB receives direct FRF assistance on certain of ASB's assets. The assets receiving this assistance consist of (i) certain identified loans and REO properties that have become more than 61 days delinquent since the 1988 Acquisition, (ii) any loans which ASB is required to repurchase or to provide a substitute loan for as a result of one or more participation interests therein sold by the Failed Association and (iii) any loan or REO acquired by ASB in the 1988 Acquisition that is or becomes affected by certain environmental conditions. The direct assistance provided by the FRF with respect to these assets consists of the payment by the FDIC to ASB of (i) monthly yield maintenance that provides an annual rate of 175 basis points over COFI, (ii) capital loss protection upon sale or other disposition (generally, the difference between the net proceeds from disposition and the then current carrying value of the assets), and (iii) reimbursement of all out-of-pocket costs and expenses relating to the holding, operation and resolution of the assets (collectively, the "Direct FRF Assistance").

         The FRF has agreed to indemnify, among others, Keystone Holdings, ASB, New Capital and New West against all liabilities, subject to certain exceptions, relating to the Failed Association existing prior to the effective date of the 1988 Acquisition and legal challenges relating to the 1988 Acquisition. Pursuant to these provisions, the FDIC assumed defense of a statutory notice of deficiency resulting from an audit by the Internal Revenue Service of Financial Corporation of America's consolidated tax returns for the years 1982, 1983 and 1984. See Note 23, "Commitments and Contingencies," in the Notes to the Consolidated Financial Statements of Keystone Holdings. In addition, with respect to loans or REO that qualify for Direct FRF Assistance. Keystone Holdings and its subsidiaries will also receive indemnification from the FDIC with respect to liabilities incurred in connection with third-party claims relating to the ownership or management by ASB thereof (other than claims resulting from ASB's gross negligence or willful misconduct). These indemnifications are expected to terminate at the end of 1998, except that certain environmental indemnities will continue for longer periods.

Tax-Related Agreements

         In connection with the 1988 Acquisition, the Internal Revenue Service entered into a closing agreement (the "Closing Agreement") with respect to the federal income tax consequences of the 1988 Acquisition and certain aspects of the taxation of the affiliated group of which Keystone Holdings is the common parent (the "Keystone Group"). The Closing Agreement contains provisions that were intended to ensure that losses expected to be generated by New West would be available to offset income of ASB for federal income tax purposes. To accomplish this, the Closing Agreement provides, among other things, that: (a) the 1988 Acquisition was a tax-free reorganization, (b) the tax attributes of the Failed Association, including NOLs and tax loan loss reserves, carried over to ASB, (c) as long as ASB qualifies as a domestic building and loan association and New West is its nominee, any assistance received or accrued from the FRF would be excluded from gross income, and (d) as long as certain conditions (the "nominee conditions") existed, New West would be a nominee for ASB with the result that all of New West's income, deductions, gains and losses would be treated as ASB's income, deductions, gains and losses. In connection with the Restructuring, the Keystone Group received a closing agreement from the Internal Revenue Service to the effect that the Closing Agreement remains in effect.

         The California Franchise Tax Board issued an opinion letter with provisions substantially similar to the Closing Agreement; thus, New West's losses similarly should be available to offset ASB's income for California franchise tax purposes. No additional rulings or opinion letters were sought from the California Franchise Tax

Board in connection with the Restructuring; however, management believes that the Keystone Group may continue to rely on its earlier opinion letters. In 1993, California enacted legislation reducing the NOL carryover period to 10 years from 15 years for losses incurred prior to 1994 related to assets acquired in a tax-free reorganization such as that used in the 1988 Acquisition.

         Even if New West's losses offset ASB's income for federal income and California franchise tax purposes, the Keystone Group may still have alternative minimum tax liability. Federal legislation enacted in 1993 retroactively disallowed certain losses and bad debt deductions relating to assets acquired in a federally assisted transaction. This legislation reduced Keystone Holdings' federal net operating loss carryover by approximately $455 million. The federal loss carryovers available to Keystone Holdings as of December 31, 1995, based on tax returns as filed total approximately $3.9 billion; such net operating loss carryovers are principally attributable to New West. The deductibility of these loss carryovers will be significantly limited under Section 382 of the Code for periods after the closing of the Keystone Transaction.

         On October 24, 1995, when the New West Note was prepaid in full, New West and ASB ceased to meet the nominee conditions. Accordingly, the tax benefits generated by any future losses of New West may not offset ASB's taxable income, although the benefit of utilizing existing significant tax loss carryovers will continue.

         The FRF Agreements are designed, in part, to provide that over time, 75% of most of the federal tax savings and 19.5% of most of the California tax savings (in each case computed in accordance with specific provisions contained in the FRF Agreements) attributable to the Keystone Group's utilization of any current losses or tax loss carryovers of New West are paid by Keystone Holdings to New West for the benefit of the FRF. The provision for such payments is reflected in Keystone Holdings' financial statements as "Payments in Lieu of Taxes." These payments have historically been funded primarily through an intercompany tax sharing agreement between Keystone Holdings and its subsidiaries. In connection with the negotiation of the Merger Agreement, Keystone Holdings, certain of its subsidiaries and the FDIC entered into a tax settlement agreement dated July 21, 1996 which clarifies the treatment under these agreements of certain items relating to bad debts. See "MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE KEYSTONE TRANSACTION -- Operations After The Keystone Transaction."

THE WARRANTS

         In connection with the 1988 Acquisition, the FSLIC received the Warrants entitling the holder thereof to purchase, for a nominal price, shares of Class B Common Stock of NACH Inc. that represent (after certain dividend preferences) an interest of approximately 30% in NACH Inc. The FRF became the holder of the Warrants as a result of the enactment of FIRREA. The Warrants will be exchanged for shares of Common Stock in connection with the consummation of the Keystone Transaction. See "THE KEYSTONE TRANSACTION."


                           REGULATION AND SUPERVISION

         Keystone Holdings and ASB are subject to extensive supervision and regulation by various federal regulators, including the OTS and the FDIC. Keystone Holdings and ASB are regulated in the same manner as Washington Mutual and its wholly-owned federally chartered savings bank, Washington Mutual Bank fsb, respectively. For a discussion of such regulation and supervision, see Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference. See "PROXY STATEMENT/PROSPECTUS -- INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PROXY STATEMENT/PROSPECTUS -- AVAILABLE INFORMATION."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                         OPERATIONS OF KEYSTONE HOLDINGS

         The following discussion of the financial condition and results of operations of Keystone Holdings should be read in conjunction with the Consolidated Financial Statements of Keystone Holdings, Inc. and Subsidiaries and the Condensed Consolidated Financial Statements of Keystone Holdings, Inc. and Subsidiaries, including the notes thereto, appearing elsewhere in this Proxy Statement.

         Keystone Holdings is an indirect holding company for ASB. At June 30, 1996, substantially all of Keystone Holdings' consolidated assets consist of the consolidated assets of ASB; 97.8 percent of Keystone Holdings' consolidated liabilities consisted of ASB's consolidated liabilities. Substantially all of Keystone Holdings' remaining consolidated liabilities consisted of indebtedness issued by New Capital. Thus, substantially all of the earnings of Keystone Holdings consist of its equity in the earnings of ASB, less the interest costs on the principal amount of New Capital debt. Keystone Holdings' equity in the earnings of ASB is further reduced by the minority interest represented by the Warrants held by the FRF, as well as by $80.0 million of outstanding preferred stock issued by New Capital. Keystone Holdings reported earnings before taxes of $102.2 million and $34.8 million for the six months ended June 30, 1996 and 1995, respectively. Net earnings were $53.6 million and $25.5 million for the same periods. ASB reported consolidated net earnings of $93.6 million and $62.5 million for the six months ended June 30, 1996 and 1995, respectively. See "KEYSTONE HOLDINGS STRUCTURE -- General."

         On September 30, 1996, President Clinton signed legislation intended to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums, among other things. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to
6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amount to 1.3 cents per $100 per year.

         Keystone Holdings' special assessment will result in an estimated pretax charge of about $88.1 million. Even though the one-time charge, to be taken in the quarter ended September 30, 1996, will have a severe negative impact on the results of operations for that quarter, management believes the legislation to be in the best interests of Keystone Holdings. Based on current levels of deposits, Keystone Holdings estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual pretax savings of approximately $21.2 million. Neither the one-time charge, nor the annual savings thereafter should have a material impact on Keystone Holdings' financial position, capital level or liquidity.

SUMMARY FINANCIAL INFORMATION FOR KEYSTONE HOLDINGS

                                            For the Six-Month

                                          Period Ended June 30,                      For the Year Ended December 31,
                                       --------------------------  ----------------------------------------------------------------
                                         1996          1995          1995         1994          1993          1992         1991
                                     -----------   -----------   -----------   -----------   -----------   -----------  -----------
Operating Data:                                                                (in thousands)
Total interest income .............. $   706,720   $   636,301   $ 1,337,126   $ 1,036,863   $ 1,117,269   $ 1,357,076  $ 1,629,827
Total interest expense .............     469,096       470,602       962,712       683,487       691,146       845,613    1,125,609
                                     -----------   -----------   -----------   -----------   -----------   -----------  -----------
Net interest income ................     237,624       165,699       374,414       353,376       426,123       511,463      504,218
Provision for credit losses ........      35,180        34,533        63,837       101,609       123,503       143,650       63,400
                                     -----------   -----------   -----------   -----------   -----------   -----------  -----------
Net interest income after provision
  for credit losses ................     202,444       131,166       310,577       251,767       302,620       367,813      440,818
Other income .......................      42,120        48,224        90,465       102,292        94,001        76,617       75,724
General and administrative expenses     (134,870)     (136,130)     (264,827)     (266,827)     (279,694)     (298,599)    (312,218)
Net expense of foreclosed properties      (7,496)       (8,467)      (18,032)      (13,390)      (12,951)      (10,065)      (1,235)
                                     -----------   -----------   -----------   -----------   -----------   -----------  -----------
Earnings before taxes ..............     102,198        34,793       118,183        73,842       103,976       135,766      203,089
Federal and state income taxes and
  payments in lieu of taxes ........      27,685        (5,439)       12,289           897        11,245        31,983       85,221
                                     -----------   -----------   -----------   -----------   -----------   -----------  -----------
Earnings from operations ...........      74,513        40,232       105,894        72,945        92,731       103,783      117,868
Cumulative effect of change in
  accounting principle .............          --            --            --            --            --        60,045           --
Minority interest in earnings of
  consolidated subsidiaries ........      20,896        14,708        21,092        22,621        10,474           883          874
                                     -----------   -----------   -----------   -----------   -----------   -----------  -----------
Net earnings ....................... $    53,617   $    25,524   $    84,802   $    50,324   $    82,257   $   162,945  $   116,994
                                     ===========   ===========   ===========   ===========   ===========   ===========  ===========
Common dividends declared .......... $    60,000   $     5,500   $     5,587   $    22,500   $    18,000   $    97,300  $    49,000


FINANCIAL CONDITION

         At June 30, 1996, December 31, 1995 and December 31, 1994, Keystone Holdings' total consolidated assets were $20.5 billion, $19.7 billion and $18.4 billion, respectively. Consolidated stockholder's equity was $550.4 million at June 30, 1996, representing a $118.2 million or 17.7 percent decrease from the balance at December 31, 1995. The decrease from December 31, 1995 to June 30, 1996 was largely attributable to the change in unrealized holding gains (losses) on available-for-sale securities of $111.8 million, which have been recorded at fair value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Total dividends declared on common stock during the six months ended June 30, 1996 were $60.0 million. Stockholder's equity at December 31, 1995 increased $134.4 million or 25.2 percent from the balance at December 31, 1994. The increase from December 31, 1994 to December 31, 1995 was primarily due to a change in unrealized holding gains (losses) on available-for-sale securities of $139.5 million, which were recorded at fair value in accordance with SFAS 115. See "KEYSTONE HOLDINGS STRUCTURE -- General."

         The components of the $118.2 million decrease in stockholder's equity for the six months ended June 30, 1996 are shown in the following table:

                                                                                  Amount
                                                                       ---------------------------
                                                                          (dollars in millions)
         Net earnings................................................         $  53.6
         Common stock dividends......................................           (60.0)
         Unrealized loss on available-for-sale securities............          (111.8)
                                                                                -----
           Decrease in stockholder's equity..........................        $ (118.2)
                                                                               ======


         Total net receivables and mortgage-backed securities increased to $19.2 billion at June 30, 1996 from $18.1 billion at December 31, 1995 and $15.7 billion at December 31, 1994. The balance of foreclosed properties, net declined to $84.0 million at June 30, 1996 from $100.0 million at December 31, 1995 and $118.6 million at December 31, 1994.

         Total deposits were $12.7 billion, $13.0 billion and $12.8 billion at June 30, 1996, December 31, 1995 and December 31, 1994, respectively. In addition to deposits, Keystone Holdings utilizes several other funding sources, including reverse repurchase agreements, brokered deposits and FHLB advances.

         At June 30, 1996, December 31, 1995 and December 31, 1994, the outstanding balance of receivables sold or securitized with recourse ("recourse obligations") was $4.6 billion, $4.8 billion and $1.2 billion, respectively. Keystone Holdings has provided for probable and estimated losses on these receivables through charges to earnings.

ORIGINATIONS

         The following table presents real estate receivables originated and acquired for the periods indicated:

                                                      Six-Month Period Ended June 30,
                                         -----------------------------------------------------------
                                                    1996                           1995
                                         ----------------------------    ---------------------------
                                                        Percentage of                  Percentage of
                                           Amount           Total         Amount           Total
                                         -----------    -------------    ----------    -------------
                                                          (dollars in thousands)
Single-Family:
   Monthly ARMs .................        $1,303,018         45.66%        $1,644,639         77.90%
   Other ARMs ...................            26,043          0.91            146,241          6.93
   Fixed ........................           634,233         22.23            151,758          7.19
   Fixed five year-one month ARMs           729,386         25.56             23,659          1.12
                                         ----------        ------         ----------        ------
                                          2,692,680         94.36          1,966,297         93.14
Multi-family:
   Monthly ARMs .................           137,082          4.80            128,784          6.10
   Fixed ........................             6,498          0.23              5,603          0.27
   Fixed five year-one month ARMs             5,323          0.19                710          0.03
                                         ----------        ------         ----------        ------
                                            148,903          5.22            135,097          6.40
Equity loans ....................             4,445          0.16              4,565          0.22
Commercial ......................             7,558          0.26              5,049          0.24
                                         ----------        ------         ----------        ------
     Total receivables originated
       and acquired .............        $2,853,586        100.00%        $2,111,008        100.00%
                                         ==========        ======         ==========        ======


                                                                          Year Ended December 31,
                                           ---------------------------------------------------------------------------------
                                                    1995                           1994                           1993
                                           ------------------------     --------------------------   -----------------------
                                                         Percentage                     Percentage                Percentage
                                             Amount       of Total        Amount         of Total      Amount      of Total
                                           ----------    ----------     ----------      ----------   ----------   ----------
                                                                          (dollars in thousands)
Single-family:
   Monthly ARMs .....................      $2,606,592       54.66%      $3,801,693       79.03%      $2,223,679       57.37%
   Other ARMs .......................         185,940        3.90          176,902        3.68           56,457        1.46
   Fixed ............................         782,032       16.40          231,332        4.81          925,852       23.89
   Fixed five year-one month ARMs ...         906,545       19.00            9,739        0.20           39,360        1.02
                                           ----------      ------       ----------      ------       ----------      ------
                                            4,481,109       93.96        4,219,666       87.72        3,245,348       83.74
Multi-Family:
   Monthly ARMs .....................         245,698        5.15          516,800       10.74          565,587       14.59
   Fixed ............................           6,103        0.13            7,561        0.16              975        0.03
   Fixed five year-one month ARMs ...           6,306        0.13            9,787        0.20           46,113        1.19
                                           ----------      ------       ----------      ------       ----------      ------
                                              258,107        5.41          534,148       11.10          612,675       15.81
Equity loans ........................           9,515        0.20            7,291        0.15            2,158        0.05
Commercial ..........................          20,388        0.43           49,314        1.03           15,549        0.40
                                           ----------      ------       ----------      ------       ----------      ------
     Total receivables originated and
       acquired .....................      $4,769,119      100.00%      $4,810,419      100.00%      $3,875,730      100.00%
                                           ==========      ======       ==========      ======       ==========      ======

         Interest rates offered on fixed-rate receivables declined during the six months ended June 30, 1996 compared to the same period in 1995. As a result, the origination volume of fixed-rate products increased while the volume of adjustable-rate products decreased during the first six months of 1996 when compared to the same period in 1995. In addition, the origination volume of fixed-rate products increased while the volume of adjustable-rate products stabilized during 1995 when compared to 1994 due to the significant increase in short-term interest rates in the later part of 1994 and early 1995. Originations of single-family loans where the loan rate is fixed for five years and then converts to a monthly adjustable-rate loan increased during 1995 and the first half of 1996 when compared to 1994 and 1993 as pricing for this product became more competitive. However, in 1996 the pricing for this product has been changed to make it less attractive to customers.

         The percentage of multi-family receivables originated to total receivables originated and acquired declined to 5.2 percent from 6.4 percent for the six months ended June 30, 1996 and 1995, respectively, and declined to 5.4 percent for the year ended December 31, 1995 from 11.1 percent and 15.8 percent for the years ended December 31, 1994 and 1993, respectively. Keystone Holdings' primary focus continues to be single-family lending, representing 94.4 percent of total 1996 originations.

         The following table summarizes Keystone Holdings' refinancing volume as a percentage of its total originated receivables (divided between refinancings of loans originated by ASB and refinancings of loans originated by other lending institutions) for the periods indicated:

                                               Six-Month Period
                                                 Ended June 30,           Year Ended December 31,
                                              ------------------      ------------------------------
                                               1996        1995        1995        1994       1993
                                              ------      ------      ------      ------     -------
Refinance volume/originated receivables:
  ASB ..................................       8.72%       3.42%       5.81%       7.97%      20.34%
  Other lending institutions ...........      38.57       31.57       37.53       38.55       46.30
                                              -----       -----       -----       -----       -----
    Total ..............................      47.29%      34.99%      43.34%      46.52%      66.64%
                                              =====       =====       =====       =====       =====

         Low interest rates during 1993 generated an unusually large increase in refinancing volume. As a result of higher interest rates during the latter part of 1994 and in 1995, the volume of refinancing declined. Management does not expect that the extremely high levels of refinancings experienced during 1993 will occur in the future.

         Keystone Holdings' receivables are originated through three primary distribution channels: residential loan centers, income-property loan centers, and a state-wide network of independent residential mortgage brokers. Both residential and income-property loan centers are staffed with commissioned employees of ASB. The following table displays the percentage distribution between the channels as a percentage of total originations for the periods indicated:

                                                              Six-Month Period
                                                                Ended June 30,               Year Ended December 31,
                                                             -------------------        --------------------------------
                                                              1996         1995          1995         1994         1993
                                                             ------       ------        ------       ------       ------
Residential loan centers................................      50.8%        51.7%         52.8%        56.8%        78.3%
Income-property loan centers............................       5.6          6.7           5.9         12.3         16.3
Mortgage brokers........................................      43.6         41.6          41.3         30.9          5.4
                                                             -----        -----         -----        -----        -----
  Total.................................................     100.0%       100.0%        100.0%       100.0%       100.0%
                                                             =====        =====         =====        =====        =====


         The mortgage broker channel is an important element of Keystone Holdings' California residential lending strategy. Keystone Holdings has strengthened its relationships with wholesale brokers by offering a competitive product line that allows brokers to broaden their customer base. As a result, originations through the wholesale channel increased significantly beginning in 1994. Loan production from the wholesale channel is subjected to the same underwriting standards as loan production from loan centers.

CREDIT QUALITY

         Provision for Losses and Allowance for Credit Losses. The provision for losses is based upon Keystone Holdings management's estimate of the amount necessary to maintain the allowance for credit losses at an adequate level. Keystone Holdings determines the level of its allowance for credit losses by assessing numerous factors, including the nature and value of the underlying collateral, the loan's delinquency status, historical and projected loss experience and the level and trends of non-performing assets (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KEYSTONE HOLDINGS -- Credit Quality -- Non-Performing Assets"), receivable modifications and classified assets.

         The following table summarizes an allocation of the allowance for credit losses by product type and the percentage of receivables and recourse obligations in each category to total receivables and recourse obligations on the dates indicated:

                               June 30,
                                 1996                     1995                      1994
                       ------------------------ ------------------------  ------------------------
                        Allowance        %        Allowance       %        Allowance        %
                       -----------  ----------- ------------ -----------  -----------  -----------
                                                (dollars in thousands)
Single-family.........    $ 43,883      62.93%     $46,079       58.82%     $ 54,768       69.65%
Multi-family and
  commercial..........      26,231      17.50       27,358       18.85        39,829       21.65
Recourse obligations..      18,862      19.26       17,441       21.97        16,701        8.24
Consumer..............       1,045       0.31        1,078        0.36         1,192        0.46
                          --------     ------     --------      ------     ---------      ------
  Total...............    $ 90,021     100.00%     $91,956      100.00%     $112,490      100.00%
                          ========     ======      =======      ======      ========      ======



                             December 31,
                                 1993                      1992                     1991
                       ------------------------  ------------------------ -----------------------
                         Allowance       %        Allowance        %        Allowance       %
                       ------------ -----------  ----------- ------------ ------------ ----------
                                               (dollars in thousands)
Single-family.........     $ 73,087     60.13%     $ 81,528       66.93%      $49,989      66.93%
Multi-family and
  commercial..........       30,570     23.49        22,796       20.16        13,977      20.16
Recourse obligations..       12,075     14.44         7,110       11.30         4,360      11.30
Consumer..............       10,015      1.94        10,103        1.61         6,195       1.61
                            -------    ------        ------      ------         -----     ------
  Total...............     $125,747    100.00%     $121,537      100.00%      $74,521     100.00%
                           ========    ======      ========      ======       =======     ======



         The following table summarizes an allocation of the provision for losses by product type for the periods indicated:

                                Six-Month Period Ended June 30,                       Year Ended December 31,
                       ------------------------------------------------- -------------------------------------------------
                                 1996                     1995                     1995                     1994
                       ------------------------ ------------------------ ------------------------ ------------------------
                                    Percentage               Percentage               Percentage               Percentage
                         Amount      of Total     Amount      of Total     Amount      of Total     Amount      of Total
                       ----------- ------------ ----------- ------------ ----------- ------------ ----------- ------------
                                                                (dollars in thousands)
Single-family.........     $19,759      56.17%     $25,670       74.34%      $34,413      53.91%     $ 48,074      47.31%
Multi-family and
  commercial..........      10,594      30.11        9,905       28.68        16,889      26.46        28,939      28.48
Consumer..............         943       2.68          798        2.31         1,418       2.22         2,361       2.32
Earthquake (1)........          --       --             --        --              --       --          12,500      12.31
Recourse obligations..       3,884      11.04      (1,840)       (5.33)       11,117      17.41         9,735       9.58
                          --------     ------    --------      -------       -------     ------     ---------    -------
    Total.............     $35,180     100.00%     $34,533      100.00%      $63,837     100.00%     $101,609     100.00%
                           =======     ======      =======      ======       =======     ======      ========     ======



                                                  Year Ended December 31,
                          -------------------------------------------------------------------------
                                    1993                     1992                   1991 (2)
                          ------------------------ ------------------------  ----------------------
                                       Percentage               Percentage               Percentage
                            Amount      of Total     Amount      of Total      Amount     of Total
                          -----------  ----------- -----------  -----------  ----------  ---------

Single-family.........        $81,635      66.10%     $119,669      83.30%
Multi-family and
  commercial..........         20,909      16.93         6,423       4.47
Consumer..............         13,883      11.24        15,176      10.56
Earthquake (1)........             --       --              --       --
Recourse obligations..          7,076       5.73         2,382       1.67
                             --------    -------     ---------    -------
    Total.............       $123,503     100.00%     $143,650     100.00%     $63,400      100.00%
                             ========     ======      ========     ======      =======      ======

----------------

(1) The provision for losses for the year ended December 31, 1994 included $12.5 million related to losses resulting from the Northridge, California earthquake in January 1994.

(2)      Detail not available for periods prior to 1992.

         The following summarizes the activity in the allowance for credit losses for the periods indicated (dollars in thousands):

                                              Six-Month Period
                                               Ended June 30,
                                         --------------------------
                                            1996             1995
                                         ---------        ---------
Beginning Balance...................       $91,956         $112,490
Provision for Credit Losses.........        35,180           34,533
Charge-Offs:
  Single-Family.....................      (26,420)         (28,587)
  Multi-Family......................      (10,364)         (10,594)
  Commercial........................       (2,276)          (2,580)
  Other.............................         (926)            (829)
                                         --------         --------
                                          (39,986)         (42,590)
Earthquake..........................         (166)          (2,157)
                                         --------         --------
   Total Charge-Offs................      (40,152)         (44,747)
Recoveries:
  Single-Family.....................         1,951            1,258
  Multi-Family......................           888              998
  Commercial........................           198               --
                                         ---------      -----------
   Total Recoveries.................         3,037            2,256
                                          --------        ---------
  Ending Balance....................       $90,021         $104,532
                                           =======         ========
Net Charge-offs/Average
  Receivables and Recourse
  Obligations.......................        0.22%            0.30%


                                                                    Year Ended December 31,
                                     ----------------------------------------------------------------------------------
                                           1995             1994              1993             1992             1991
                                     ----------------  ---------------  ---------------- ----------------  ------------

Beginning Balance...................      $112,490         $125,747          $121,537         $ 74,521          $38,577
Provision for Credit Losses.........        63,837          101,609           123,503          143,650           63,400
Charge-Offs:
  Single-Family.....................      (55,933)         (88,033)          (92,187)         (76,674)         (13,695)
  Multi-Family......................      (22,784)         (17,374)          (10,127)          (3,144)          (1,333)
  Commercial........................       (5,362)          (1,963)           (3,008)          (1,222)            (983)
  Other.............................       (1,510)          (5,084)          (13,971)         (15,594)         (11,445)
                                        ---------        ----------         ---------         --------         -------
                                          (85,589)        (112,454)         (119,293)         (96,634)         (27,456)
Earthquake..........................       (3,743)          (5,145)                --               --               --
                                        ---------        ---------         ----------       ----------       ----------
   Total Charge-Offs................      (89,332)        (117,599)         (119,293)         (96,634)         (27,456)
Recoveries:
  Single-Family.....................         2,222            2,505                --               --               --
  Multi-Family......................         1,563              220                --               --               --
  Commercial........................         1,176                8                --               --               --
                                          --------      -----------       -----------      -----------       ----------
   Total Recoveries.................         4,961            2,733                --               --               --
                                          --------        ---------       -----------      -----------       ----------
  Ending Balance....................       $91,956         $112,490          $125,747         $121,537          $74,521
                                           =======         ========          ========         ========          =======
Net Charge-Offs/Average
  Receivables and Recourse
  Obligations.......................       0.52%             0.92%            1.02%            0.93%             0.29%



         The total provision for losses increased to $35.2 million during the first six months of 1996 from $34.5 million for the same period in 1995. The increase is primarily due to a $0.7 million increase in the provision for multi-family and commercial loans and a $5.7 million increase in the provision for recourse obligations, which were partially offset by a $5.9 million decrease in the provision for single-family loans, during the six months ended June 30, 1996 as compared to the same period in 1995. The negative $1.8 million provision for recourse obligations during the six months ended June 30, 1995 resulted from a change in the methodology used to accrue for losses that management believes resulted in a better estimate of probable losses under the recourse obligations.

         Single-family charge-offs declined to $26.4 million from $28.6 million for the six months ended June 30, 1996 and 1995, respectively. Multi-family and commercial charge-offs decreased slightly to $12.6 million from $13.2 million for the six months ended June 30, 1996 and 1995, respectively. The decline in charge-offs reflects an overall decline in delinquencies. Total receivable and recourse obligation delinquencies declined to 1.36 percent of the total gross receivable and recourse obligation portfolios at June 30, 1996 from 1.68 percent at June 30, 1995.

         The provision for losses declined to $63.8 million from $101.6 million and $123.5 million for the years ended December 31, 1995, 1994 and 1993, respectively. The decrease in the provision reflects a continuing decline in receivable and recourse obligation delinquencies. Declines in single-family delinquencies resulted in reduced single-family charge-offs and declines in the overall allowance for credit losses related to the single-family portfolio. Single-family charge-offs declined to $55.9 million from $88.0 million and $92.2 million for the years ended December 31, 1995, 1994 and 1993, respectively. Multi-family and commercial charge-offs increased to $28.1 million from $19.3 million and $13.1 million for the years ending December 31, 1995, 1994 and 1993, respectively. Although charge-offs increased in the multi-family and commercial portfolio, total multi-family and commercial delinquencies as a percentage of the total multi-family and commercial portfolio declined to 0.24 percent at December 31, 1995 from 0.74 percent at December 31, 1994. In addition, the 1994 provision for losses included $12.5 million related to losses resulting from the Northridge, California earthquake in January 1994.

         During 1991, California's general economic indicators, including employment, consumer confidence and real estate prices, began to deteriorate. These trends continued through 1992 and 1993. In response to these trends, Keystone Holdings increased its allowance for credit losses through the provision for credit losses, and tightened underwriting standards. Keystone Holdings provided $123.5 million for credit losses during the year ended December 31, 1993, compared with $143.7 million provided in 1992 and $63.4 million provided during 1991. The decrease from 1992 to 1993 reflects an improvement in delinquencies. Management believes that the stricter underwriting standards initiated in the latter part of 1991 and 1992 contributed to the overall decline in delinquencies during 1993, despite the recessionary conditions that existed in California. The delinquency experience of Keystone Holdings' 1993 and 1992 originations has been significantly less than those originated prior to 1992. Management believes that the high rate of delinquencies in prior years' originations can be attributed to a limited documentation program offered by Keystone Holdings during 1989 and 1990 as well as the general decline in housing prices that resulted in the deterioration of many borrowers' equity.

         Impaired Loans. In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to impaired loans, as defined, should be determined. In October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting for Creditors for Impairment of a Loan--Income Recognition Disclosures" ("SFAS 118") as an amendment to SFAS 114. SFAS 118 eliminates the income recognition provisions included in SFAS 114 thereby permitting the use of existing methods for recognizing interest income on impaired loans. Keystone Holdings adopted the provisions of SFAS 114 and SFAS 118 effective January 1, 1995.

         SFAS 114 does not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment. Management collectively reviews all single-family loans, all consumer loans, and multi-family and commercial loans with outstanding principal balances under $1.0 million for impairment.

         Management considers a loan to be impaired when, based upon current information and events, it believes it is probable that Keystone Holdings will be unable to collect all amounts due according to the contractual terms of the loan agreement. Keystone Holdings' impaired loans disclosed under the requirements of SFAS 114 include nonaccrual loans (excluding those collectively reviewed for impairment), debt restructurings, and multi-family and commercial loans less than 90 days delinquent in which management believes that the borrower may be experiencing financial difficulty based on indicators such as low debt coverage ratios or high loan-to-value ratios. Keystone Holdings bases the measurement of loan impairment on the fair value of the loan's underlying collateral in accordance with SFAS 114. The amount by which the recorded investment of the loan exceeds the measure of the impaired loan's value is included in the allowance for credit losses through a charge to the provision for credit losses. At the time of in-substance foreclosure or troubled debt restructuring, the shortfall, if any, between the recorded investment of a loan and the measure of impairment is charged-off.

         The recorded investment in loans considered to be impaired under SFAS 114 was $86.8 million and $69.4 million at June 30, 1996 and December 31, 1995, respectively. Included in the amount at June 30, 1996 is $37.9 million of impaired loans for which the related allowance for credit losses is $7.4 million and $48.9 million of impaired loans that do not have an allowance for credit losses. Included in the impaired loans amount at December 31, 1995 is $24.7 million of impaired loans for which the related allowance for credit losses is $5.7 million and $44.7 million of impaired loans that do not have an allowance for credit losses. The average recorded investment in impaired loans at June 30, 1996 and December 31, 1995 was $77.7 million and $69.0 million for the six months ended June 30, 1996 and for the year ended December 31, 1995, respectively. Interest income of $2.1 million, $1.1 million and $4.7 million was recognized on impaired loans during the period of impairment for the six months ended June 30, 1996, 1995 and for the year ended December 31, 1995, respectively.

         The aggregate investment in troubled debt restructurings ("TDRs") modified prior to January 1, 1995 that were not impaired based on the terms specified by the TDR agreements with borrowers was $5.7 million at June 30, 1996 and $10.6 million, $22.6 million, $36.4 million, $7.9 million and $0.7 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively. The foregone interest on these restructured receivables did not have a significant impact on Keystone Holdings' earnings for the six months ended June 30, 1996 or 1995 or the years ended December 31, 1995, 1994, 1993, 1992 or 1991. Interest income on TDRs was $0.2 million and $0.4 million for the six months ended June 30, 1996 and 1995, respectively, and $0.8 million and $1.8 million for the years ended December 31, 1995 and 1994, respectively. At June 30, 1996 and December 31, 1995, Keystone Holdings had no commitments to lend additional funds to borrowers whose loans were classified as TDRs.

         Interest income is accrued and credited to income as it is earned. Accrued interest on nonaccrual receivables (i.e., receivables that are 90 days or more contractually delinquent) is not recognized as income. Interest income is subsequently recognized on nonaccrual receivables only to the extent that payments are received. Payments received on nonaccrual receivables are recorded as a reduction of principal or as interest income depending on management's assessment of the ultimate collectibility of the loan principal. Nonaccrual loans at June 30, 1996 and at December 31, 1995, 1994, 1993, 1992 and 1991 had
interest due but not recognized of approximately $6.9 million, $7.1 million, $8.8 million, $12.7 million, $16.6 million and $14.7 million, respectively.

         Non-Performing Assets. Non-performing assets consisted of the following at the dates indicated (dollars in thousands):

                                                                                    December 31,
                                               June 30,    ------------------------------------------------------------
                                                 1996         1995         1994         1993         1992        1991
                                              --------     --------     --------     --------     --------     --------
Nonaccrual receivables (1)..................  $135,968     $144,095     $219,266     $259,002     $283,452     $245,453
Foreclosed properties (2)...................   84,036      100,037      118,645      150,868      144,535       49,500
                                              --------     --------     --------     --------     --------     --------
  Total non-performing assets...............  $220,004     $244,132     $337,911     $409,870     $427,987     $294,953
                                              ========     ========     ========     ========     ========     ========

Percentage of total assets..................   1.07%          1.24%        1.84%        2.38%        2.48%        1.73%

------------------
(1)      Nonaccrual receivables include recourse obligations
(2)      Net of allowance for losses on foreclosed properties.

         Nonaccrual receivables declined to $136.0 million at June 30, 1996 from $144.1 at December 31, 1995 and $219.3 million at December 31, 1994. Net foreclosed properties decreased to $84.0 million at June 30, 1996 from $100.0 million at December 31, 1995 and $118.6 million at December 31, 1994. Total non-performing assets declined to $220.0 million at June 30, 1996 from $244.1 million and $337.9 million at December 31, 1995 and 1994, respectively.

         The following table presents certain portfolio information by selected regions in California and all other states as of June 30, 1996:

                                                                      June 30, 1996
                              ----------------------------------------------------------------------------------------------------
                                                                                   Non-Performing Assets
                                                          ------------------------------------------------------------------------
                                 Gross Receivables              Nonaccrual
                                   and Recourse               Receivables and            Foreclosed
                                    Obligations            Recourse Obligations        Properties, Net              Total
                              ----------------------      ---------------------     ----------------------    --------------------
                                                                      (dollars in thousands)
Los Angeles County.........     $5,355,751    30.52%        $66,829      49.15%      $35,088        41.75%    $101,917      46.32%
San Francisco Bay area.....      5,415,568     30.86         20,923       15.39       14,496         17.25      35,419       16.10
Orange County..............      1,877,261     10.70         15,626       11.49        7,201          8.57      22,827       10.38
Other California counties..      4,775,948     27.21         31,873       23.44       27,176         32.34      59,049       26.84
Other states...............        104,291      0.59            717        0.53           75          0.09         792        0.36
Non-mortgage receivables...         20,206      0.12             --          --           --            --          --          --
                               -----------   -------       --------     -------     --------      --------   ---------     -------
  Total....................    $17,549,025   100.00%       $135,968     100.00%      $84,036       100.00%    $220,004     100.00%
                               ===========   ======        ========     ======       =======       ======     ========     ======


         Foreclosed Properties. The following table summarizes activity in the foreclosed property portfolio for the periods indicated:

                                              Six-Months Ended                         Year Ended
                                                  June 30,                            December 31,
                                       ------------------------------ -------------------------------------------
                                            1996            1995           1995            1994           1993
                                       --------------  -------------- --------------  -------------- ------------
                                                          (dollars in thousands)
Beginning balance....................      $100,037        $118,645       $118,645        $150,868       $144,535
Acquisition cost.....................        87,479         103,676        185,250         230,605        228,654
Allowances...........................       (3,237)         (5,066)       (10,523)        (15,391)       (19,589)
Sales................................     (100,243)        (97,091)      (193,335)       (247,437)      (202,732)
                                          --------         -------       --------        --------       ---------
Ending net balance...................       $84,036        $120,164       $100,037        $118,645       $150,868
                                            =======        ========       ========        ========       ========

         Foreclosed properties are recorded at fair value, less estimated costs to sell, as determined by independent appraisals. The following table summarizes the number of properties in the foreclosed property portfolio for the periods indicated:

                                Six-Months                            Year Ended
                               Ended June 30,                         December 31,
                     ------------------------------ -------------------------------------------
                          1996            1995           1995            1994           1993
                     --------------  -------------- --------------  -------------- ------------
Beginning amount           581             628            628            772            556
  Foreclosures .           523             527            972          1,124          1,084
  Sales ........          (511)           (480)        (1,019)        (1,268)          (868)
                        ------          ------         ------         ------         ------
Ending amount ..           593             675            581            628            772
                        ======          ======         ======         ======         ======

         Typically, foreclosed properties are sold by Keystone Holdings within six to eight months subsequent to foreclosure. The timely disposal of foreclosed properties continues to be a priority of management.

DEPOSITS AND OTHER BORROWINGS

         Total deposits were $12.7 billion, $13.0 billion and $12.8 billion at June 30, 1996, December 31, 1995 and December 31, 1994, respectively. Management anticipates maintaining its current deposit market share among the institutions that are members of the FHLB of San Francisco.

         On February 8, 1996, ASB completed the private placement of $100.0 million of Subordinated Notes (the "Notes"). The Notes bear an interest rate of
6.625 percent per annum. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, beginning on August 15, 1996.

         The Notes mature on February 15, 2006. However, the Notes are redeemable in whole, or in part, at the option of ASB at any time prior to that date. The redemption price is equal to the greater of (i) 100 percent of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis at a yield comparable to that on a treasury security with a term equal to the then remaining term of the Notes, plus 15 basis points, plus in each case accrued interest to the date of redemption.

         The payment of the principal and interest on the Notes is subordinated to the prior payment in full of all Senior Indebtedness. Senior Indebtedness, in general, includes the principal and interest on (a) all claims against ASB having the same priority as savings account holders of ASB or any higher priority, (b) all indebtedness of ASB, other than the Notes, which is given in connection with the acquisition of any businesses, properties or assets of any kind and (c) obligations of ASB as lessee under capitalized leases. At June 30, 1996, Senior Indebtedness totaled approximately $18.8 billion, including $12.7 billion in deposits.

         The proceeds of the Notes were used to pay general corporate expenses, to repay certain borrowings and to fund loan originations. The Notes qualify to be included in regulatory capital.

         The Notes do not restrict ASB from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation. In addition, the Notes do not require ASB to maintain any financial ratios or certain levels of regulatory capital or liquidity.

         Keystone Holdings utilizes several other funding sources including reverse repurchase agreements, brokered deposits and FHLB advances. FHLB advances increased to $2.0 billion at June 30, 1996 from $1.0 billion and $391.4 million at December 31, 1995 and 1994, respectively. New Capital, a wholly-owned subsidiary of Keystone Holdings, has issued debt securities with outstanding principal balances totalling $364.5 million at June 30, 1996. New Capital's $175.0 million Series C Floating Rate Notes due April 12, 2000 ("Series C Notes") bear interest at the three-month London Interbank Offering Rate ("LIBOR") plus 1.375%, while its $20.5 million floating rate subordinated notes due in 1998 ("Subordinated Notes") bear interest at three-month LIBOR plus 2.875%. The Series C Notes and Subordinated Notes reprice and require interest payments quarterly. New Capital's $169.0 million Series B Notes due 1999 ("Series B Notes") bear interest at a fixed rate of 9.60 percent until maturity. Interest payments on the Series B Notes are made semi-annually.

         In June 1996, ASB was approved to participate in the FHLB's Guaranteed Spread Program (the "GSP Program"). Under the GSP Program, ASB was approved for a credit amount of up to $0.9 billion after paying a fee to the FHLB of San Francisco and pledging certain qualifying mortgages as collateral. Interest on advances is determined using LIBOR minus a fixed spread. Included in FHLB advances at June 30, 1996 are $0.9 billion related to the GSP Program.

RESULTS OF OPERATIONS

         Net Earnings. Keystone Holdings reported earnings before taxes of $102.2 million and $34.8 million for the six months ended June 30, 1996 and 1995, respectively. Net earnings were $53.6 million and $25.5 million for the same periods.

         Keystone Holdings reported earnings before taxes of $118.2 million, $73.8 million and $104.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. Net earnings were $84.8 million, $50.3 million and $82.3 million for the same periods.

         Net Interest Income. Net interest income increased to $237.6 million for the six months ended June 30, 1996 from $165.7 million for the same period in 1995. The increase in net interest income resulted from an increase of 66 basis points in the interest rate spread to 2.40 percent from 1.74 percent for the six month periods ended June 30, 1996 and 1995, respectively. In addition, net interest income for the six months ended June 30, 1996 was positively affected by COFI lag when compared to the same period in 1995. A majority of ASB's interest-earning assets reprice at a spread above COFI. There is an inherent timing difference between the repricing of assets and liabilities that could impact the interest rate spread if there are significant fluctuations in the interest rate environment. This timing difference, or lag, is a result of delays in the publication of COFI and the repricing terms of related assets. The impact of this timing difference will be favorable during a period of declining interest rates and unfavorable in a rising interest rate environment. Although the impact of this lag tends to balance out over the life of a loan, it can produce short-term volatility in an institution's net interest income during periods of interest rate movement. The COFI lag resulted in a favorable impact to net interest income of approximately $11.6 million for the six months ended June 30, 1996 compared with an unfavorable impact to net interest income of $38.5 million for the six months ended June 30, 1995.

         Net interest income increased to $374.4 million for the year ended December 31, 1995 from $353.4 million for the year ended December 31, 1994. The interest rate spread was 1.95 percent and 2.04 percent for the years ended December 31, 1995 and 1994, respectively. COFI lag resulted in an unfavorable impact to net interest income of approximately $38.8 million and $23.8 million in 1995 and 1994, respectively.

         Keystone Holdings' net interest income decreased to $353.4 million for the year ended December 31, 1994 compared to $426.1 million for the year ended December 31, 1993. The decrease in net interest income resulted from a decrease of 43 basis points in the interest rate spread to 2.04 percent from 2.47 percent for the years ended December 31, 1994 and 1993, respectively. In addition, net interest income in 1994 when compared to 1993 was negatively impacted by COFI lag. The COFI lag resulted in an unfavorable impact to net interest income of $23.8 million in 1994 contrasted with a favorable impact to net interest income of $32.7 million in 1993.

         The following tables summarize average yields earned and rates paid for the periods indicated and the resulting volume and rate variances:


                                                                   Average Yields Earned and Rates Paid
                                                  -----------------------------------------------------------------
                                                                         Six Months Ended June 30,
                                                  -----------------------------------------------------------------

                                                                            1996                           1995
                                                  ---------------------------------------------------     ---------
                                                    Average                                               Average
                                                    Balance(1)         Interest            Yield/Rate     Balance(1)
                                                  ------------         --------            ----------     ---------
                                                                       (dollars in thousands)
Interest-earning assets:
  Receivables(2).............................     $ 11,890,990         $445,479                 7.49%    $13,109,784
  Mortgage-backed securities.................        6,500,155          242,465                 7.46       3,332,138
  Consumer loans.............................           41,718            2,918                13.99          44,923
  New West Note..............................               --               --                   --       1,348,383
  Investment securities......................          355,209           11,319                 6.37         446,118
  FHLB stock.................................          175,227            4,539                 5.18         145,979
                                                  ------------         --------                -----     -----------
    Total interest-earning assets............     $ 18,963,299         $706,720                 7.45%    $18,427,325
                                                  ============         ========                =====     ===========
Interest-bearing liabilities:
  Deposits...................................     $ 12,800,352         $298,357                 4.66%    $13,287,497
  FHLB advances..............................          739,654           21,252                 5.75         410,700
  Other borrowings...........................        5,053,253          149,487                 5.92       4,492,032
                                                  ------------         --------                -----     -----------
    Total interest-bearing liabilities.......     $ 18,593,259         $469,096                 5.05%    $18,190,229
                                                  ============         ========                =====     ===========
Excess of average interest-earning assets
  over average interest-bearing liabilities..     $    370,040                                           $   237,096
Net interest income..........................                          $237,624
Interest rate spread.........................                                                   2.40%
Net interest margin..........................                                                   2.51%
Change in net interest income................


                                                                                        Rate Volume Analysis
                                                                              ------------------------------------------
                                                                                         Six Months Ended
                                                                              ------------------------------------------
                                                                                      June 30, 1996 Versus 1995
                                                                                    Favorable (Unfavorable) Change
                                                           1995                           Due to Changes in:
                                                  -----------------------     ------------------------------------------

                                                  Interest     Yield/Rate      Volume           Rate             Total
                                                  --------     ----------     ---------        --------        ---------
                                                                          (dollars in thousands)
Interest-earning assets:
  Receivables(2).............................     $460,003           7.02%    $ (74,358)       $ 59,834        $ (14,524)
  Mortgage-backed securities.................      112,497           6.75       104,147          25,821          129,968
  Consumer loans.............................        3,091          13.76          (274)            101             (173)
  New West Note..............................       43,699           6.48            --         (43,699)         (43,699)
  Investment securities......................       13,813           6.19        (3,279)            785           (2,494)
  FHLB stock.................................        3,198           4.38            63           1,278            1,341
                                                  --------          -----     ---------        --------        ---------
    Total interest-earning assets............     $636,301           6.91%    $  26,299        $ 44,120        $  70,419
                                                  ========          =====     =========        ========        =========
Interest-bearing liabilities:
  Deposits...................................     $308,414           4.64%    $  12,642        $ (2,585)       $  10,057
  FHLB advances..............................       13,120           6.39       (11,007)          2,875           (8,132)
  Other borrowings...........................      149,068           6.64       (34,666)         34,247             (419)
                                                  --------          -----     ---------        --------        ---------
    Total interest-bearing liabilities.......     $470,602           5.17%    $ (33,031)       $ 34,537        $   1,506
                                                  ========          =====     =========        ========        =========
Excess of average interest-earning assets
  over average interest-bearing liabilities
Net interest income..........................     $165,699
Interest rate spread.........................                        1.74%
Net interest margin..........................                        1.80%
Change in net interest income................                                 $  (6,732)       $ 78,657        $  71,925


-------------------

(1)  Average balances are calculated on a daily basis.

(2) Nonaccruing loans are included in the daily average receivables outstanding.

                                                                      Average Yields Earned and Rates Paid
                                              -----------------------------------------------------------------------------------
                                                                             Year Ended December 31,
                                              -----------------------------------------------------------------------------------

                                                                   1995                                           1994
                                              -----------------------------------------------       -----------------------------
                                                Average                                Yield/          Average
                                               Balance(1)         Interest              Rate         Balance(1)        Interest
                                              ---------          ----------            ------       -----------        ----------
                                                                             (dollars in thousands)
Interest-earning assets:
  Receivables(2) ......................       $14,084,471        $  961,002              6.82%       $10,671,463       $  697,086
  Mortgage-backed securities ..........         2,842,714           272,320              9.58          2,988,864          167,073
  Consumer loans ......................            44,773             6,261             13.98             79,603           11,955
  New West Note .......................           890,800            58,841              6.61          2,513,753          141,039
  Investment securities ...............           487,341            31,006              6.36            298,726           13,603
  FHLB stock ..........................           152,209             7,696              5.06            118,558            6,107
                                              -----------        ----------             -----        -----------       ----------
    Total interest-earning assets .....       $18,502,308        $1,337,126              7.23%       $16,670,967       $1,036,863
                                              ===========        ==========             =====        ===========       ==========
Interest-bearing liabilities:
  Deposits ............................       $13,249,964        $  636,315              4.80%       $13,053,566       $  481,794
  FHLB advances .......................           492,611            30,858              6.26          1,044,018           69,096
  Other borrowings ....................         4,483,800           295,539              6.59          2,260,826          132,597
                                              -----------        ----------             -----        -----------       ----------
    Total interest-bearing liabilities        $18,226,375        $  962,712              5.28%       $16,358,410       $  683,487
                                              ===========        ==========             =====        ===========       ==========
Excess of average interest-earning
  assets over average interest-bearing
  liabilities .........................       $   275,933                                             $  312,557
Net interest income ...................                          $  374,414                                            $  353,376
Interest rate spread...................                                                  1.95%
Net interest margin....................                                                  2.02%
Change in net interest income .........


                                                                            Rate Volume Analysis
                                                                  -------------------------------------------
                                                                         Year Ended December 31,
                                                                            1995 Versus 1994
                                                                       Favorable (Unfavorable) Change
                                                    1994                    Due to Changes in:
                                                   -------        ------------------------------------------
                                                    Yield/
                                                     Rate          Volume          Rate             Total
                                                    -----       ---------        ---------        ---------
                                                                      (dollars in thousands)
Interest-earning assets:
  Receivables(2) ......................             6.53%       $ 231,661        $  32,255        $ 263,916
  Mortgage-backed securities ..........             5.59           (8,543)         113,790          105,247
  Consumer loans ......................            15.02           (4,920)            (774)          (5,694)
  New West Note .......................             5.61         (103,725)          21,527          (82,198)
  Investment securities ...............             4.55           10,683            6,720           17,403
  FHLB stock ..........................             5.15            1,703             (114)           1,589
                                              ----------        ---------        ---------        ---------
    Total interest-earning assets .....             6.22%       $ 126,859        $ 173,404        $ 300,263
                                              ==========        =========        =========        =========
Interest-bearing liabilities:
  Deposits ............................             3.69%       $  (7,353)       $(147,168)       $(154,521)
  FHLB advances .......................             6.62           34,721            3,517           38,238
  Other borrowings ....................             5.86         (144,716)         (18,226)        (162,942)
                                              ----------        ---------        ---------        ---------
    Total interest-bearing liabilities              4.18%       $(117,348)       $(161,877)       $(279,225)
                                              ==========        =========        =========        =========
Excess of average interest-earning
  assets over average interest-bearing
  liabilities .........................
Net interest income ...................
Interest rate spread...................             2.04%
Net interest margin....................             2.12%
Change in net interest income .........                          $  9,511        $  11,527        $  21,038

----------------

(1)  Average balances are calculated on a daily basis.

(2) Nonaccruing loans are included in the daily average receivables outstanding.

                                                                      Average Yields Earned and Rates Paid
                                                -------------------------------------------------------------------------------
                                                                             Year Ended December 31,
                                                -------------------------------------------------------------------------------

                                                                 1994                                            1993
                                                ---------------------------------------------   --------------------------------
                                                 Average                             Yield/          Average
                                                Balance(1)         Interest           Rate          Balance(1)         Interest
                                                ---------        --------------   -----------       ---------          --------
                                                                             (dollars in thousands)
Interest-earning assets:
  Receivables(2) ......................       $ 10,671,463         $   697,086         6.53%        $10,101,371       $  725,687
  Mortgage-backed securities ..........          2,988,864             167,073         5.59           1,860,407          106,764
  Consumer loans ......................             79,603              11,955        15.02             208,614           30,919
  New West Note .......................          2,513,753             141,039         5.61           4,061,221          241,014
  Investment securities ...............            298,726              13,603         4.55             273,148            9,315
  FHLB stock ..........................            118,558               6,107         5.15             103,136            3,570
                                              ------------         -----------        -----         -----------       ----------
    Total interest-earning assets .....       $ 16,670,967         $ 1,036,863         6.22%        $16,607,897       $1,117,269
                                              ============         ===========        =====         ===========       ==========
Interest-bearing liabilities:
  Deposits ............................       $ 13,053,566         $   481,794         3.69%        $13,718,142       $  513,435
  FHLB advances .......................          1,044,018              69,096         6.62           1,578,904          128,741
  Other borrowings ....................          2,260,826             132,597         5.86             935,282           48,970
                                              ------------         -----------        -----         -----------       ----------
    Total interest-bearing liabilities        $ 16,358,410         $   683,487         4.18%        $16,232,328       $  691,146
                                              ============         ===========        =====         ===========       ==========
Excess of average interest-earning
  assets over average interest-bearing
  liabilities .........................       $    312,557                                          $   375,569
Net interest income ...................                            $   353,376                                        $  426,123
Interest rate spread...................                                                2.04%
Net interest margin....................                                                2.12%
Change in net interest income .........


                                                                     Rate Volume Analysis
                                                            --------------------------------------
                                                                    Year Ended December 31,
                                                                       1994 Versus 1993
                                                               Favorable (Unfavorable) Change
                                               1993                 Due to Changes in:
                                              -----         --------------------------------------
                                              Yield/
                                               Rate         Volume           Rate            Total
                                              ------        ------           ----            -----
                                                                 (dollars in thousands)
Interest-earning assets:
  Receivables(2) ......................        7.18%       $ 39,531        $(68,132)       $(28,601)
  Mortgage-backed securities ..........        5.74          63,148          (2,839)         60,309
  Consumer loans ......................       14.82         (19,370)            406         (18,964)
  New West Note .......................        5.93         (87,451)        (12,524)        (99,975)
  Investment securities ...............        3.41             936           3,352           4,288
  FHLB stock ..........................        3.46             595           1,942           2,537
                                              -----        --------        --------        --------
    Total interest-earning assets .....        6.73%       $ (2,611)       $(77,795)       $(80,406)
                                              =====        ========        ========        ========
Interest-bearing liabilities:
  Deposits ............................        3.74%       $ 24,605        $  7,036        $ 31,641
  FHLB advances .......................        8.15          38,335          21,310          59,645
  Other borrowings ....................        5.24         (77,091)         (6,536)        (83,627)
                                              -----        --------        --------        --------
    Total interest-bearing liabilities         4.26%       $(14,151)       $ 21,810        $  7,659
                                              =====        ========        ========        ========
Excess of average interest-earning
  assets over average interest-bearing
  liabilities .........................
Net interest income ...................
Interest rate spread...................       2.47%
Net interest margin....................       2.57%
Change in net interest income .........                    $(16,762)       $(55,985)       $(72,747)

----------------

(1)  Average balances are calculated on a daily basis.

(2) Nonaccruing loans are included in the daily average receivables outstanding.

         Other Income and Expense. Other income and expense consisted of the following items for the periods indicated:

                                                   Six Month Ended
                                                       June 30,                        Year Ended December 31,
                                               ------------------------        ----------------------------------------
                                                 1996           1995             1995           1994            1993
                                               --------        --------        --------        --------        --------
                                                                         (in thousands)

Gain (loss) on sale of receivables, net        $  2,965        $    777        $     34        $ (2,295)       $  9,776
Gain on disposition of credit card
  receivables, net .....................             --              --              --          24,981              --
Gain on sale of mortgage servicing
  rights ...............................             --              --              --          20,396              --
Savings, commission and receivable fee
  income ...............................         29,549          21,763          50,227          44,913          49,622
Gain (loss) on asset sales, net ........           (324)            890           2,534             207          23,994
Net expense of foreclosed properties ...         (7,496)         (8,467)        (18,032)        (13,390)        (12,951)
Net servicing income ...................          9,391           8,275          18,696          14,038           7,229
Loss on sale of covered assets .........             --            (667)        (37,399)             --              --
Effect of FDIC assistance on covered
  assets ...............................             --          16,741          55,630              --              --
Other, net .............................            539             445             743              52           3,380
                                               --------        --------        --------        --------        --------
  Total ................................       $ 34,624        $ 39,757        $ 72,433        $ 88,902        $ 81,050
                                               ========        ========        ========        ========        ========


         Other income and expense for the six months ended June 30, 1996 was $34.6 million compared to $39.8 million for the same period in 1995. Included in the previous period's amount is a $16.7 million gain of FDIC assistance. This assistance related to the sale of certain single-family loans serviced by other institutions that had an outstanding principal balance of $200.5 million at the time of sale. These loans (covered assets) were acquired by ASB in the 1988 Acquisition and, as a part of the terms of the 1988 Acquisition, the FRF was contractually obligated to ASB to make up any deficiencies in the timely payment of principal and interest on these covered assets. As a result of a restructuring of certain FRF Agreements, direct payments by the FRF to ASB with respect to such deficiencies were to be terminated by a mark-to-market process to be conducted when the New West Note became fully repaid (or, if sooner, when a covered asset subject to the assistance was sold) pursuant to an agreed upon mark-to-market methodology. Thus, included in the $16.7 million assistance was compensation from the FRF relating to the value implicit in the remaining duration (at the time of the mark) of the original FRF guarantee. The decrease in FDIC assistance was partially offset by an increase in savings fee, commission, receivable fee and net servicing income assistance during the six month period ended June 30, 1996 compared to the same period in 1995.

         Other income and expense decreased to $72.4 million from $88.9 million for the years ended December 31, 1995 and 1994, respectively, due to a $25.0 million decrease in gains on the sale of the credit card portfolio, a $20.4 million decline in gains on the sale of mortgage servicing rights, and a $37.4 million increase in loss on sale of covered assets, which were partially offset by a $55.6 million increase in FDIC assistance.

         Other income and expense increased to $88.9 million from $81.1 million for the years ended December 31, 1994 and 1993, respectively. The decrease was due to a $25.0 million gain on the 1994 sale of the credit card portfolio and a $20.4 million gain on the sale of mortgage servicing rights related to the sale of $1.9 billion of Keystone Holdings' servicing portfolio, which were partially offset by $23.8 million and $12.1 million declines in gains on asset sales and sales of receivables, respectively.

         As shown in the previous table, net gain (loss) on other asset sales consisted of the following for the periods indicated:

                                   Six Months
                                  Ended June 30,              Year Ended December 31,
                                 -----------------        -----------------------------
                                 1996         1995        1995       1994          1993
                                 ----         ----        ----       ----          ----
                                                         (in thousands)
Mortgage-backed securities       $(402)       $580       $1,127       $ 33       $  1,433
Asset management rights ..          --          --           --         --         23,000
Other ....................          78         310        1,407        174           (439)
                                 -----        ----       ------       ----       --------
  Total ..................       $(324)       $890       $2,534       $207       $ 23,994
                                 =====        ====       ======       ====       ========


         In 1993, Keystone Holdings recognized a $23.0 million gain on the sale of certain rights related to the management of New West assets.

         In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"), an amendment to Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities" ("SFAS 65"). In September 1995, Keystone Holdings adopted early application of SFAS 122. SFAS 122 requires an institution that purchases or originates mortgage loans and subsequently sells or securities those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Capitalized mortgage servicing rights should be stratified based upon one or more of the predominant risk characteristics of the underlying loans such as loan type, size, note rate, date of origination, term and/or geographic location.

         Keystone Holdings elected to retroactively implement SFAS 122 as of January 1, 1995. Keystone Holdings capitalized $4.4 million and $7.8 million in originated loan servicing rights during the first six months of 1996 and the year ended December 31, 1995, respectively, that resulted from the origination and sale of receivables with servicing retained. At June 30, 1996 and December 31, 1995, Keystone Holdings established an impairment valuation allowance of $0.4 million and $0.9 million, respectively, based upon an evaluation performed on the entire servicing rights portfolio.

         In order to determine the fair value of the servicing rights, management uses market prices under comparable servicing sale contracts, when available, or alternatively, uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed-rate mortgages with similar coupons and prepayment reports for comparable ARM loans. In addition, management uses market comparables for estimates of the cost of servicing per loan, float value, an inflation rate, ancillary income per loan and default rates.

         Keystone Holdings amortizes the servicing rights in proportion to and over the period of estimated future net servicing income.

         For the purpose of measuring impairment, management stratified the capitalized mortgage servicing rights using the following risk characteristics: fixed-rate loans by coupon (less than 8%, 8%-10%, 10%-12% and greater than 12%); and adjustable-rate loans by index (COFI, Treasury, LIBOR, etc.). Impairment is measured utilizing fair value.

         Purchased loan servicing, originated loan servicing and excess servicing fees, net of amortization and the valuation allowance were as follows for the periods indicated:

                                      Purchased Loan      Originated Loan        Excess          Total Mortgage
                                      Servicing, Net      Servicing, Net     Servicing, Net     Servicing Rights
                                      --------------      ---------------    --------------     ----------------
                                                                 (dollars in thousands)
Balance at December 31, 1995            $ 66,884             $ 6,509             $ 17,508             $ 90,901
  Additions ................               5,170               4,356                  685               10,211
  Amortization .............              (8,053)               (615)              (2,026)             (10,694)
  Valuation allowance ......                  --                (392)                  --                 (392)
                                        --------             -------             --------             --------
Balance at June 30, 1996 ...            $ 64,001             $ 9,858             $ 16,167             $ 90,026
                                        ========             =======             ========             ========


         Net servicing income consisted of the following for the periods indicated:

                                             Six Months Ended
                                                 June 30,                         Year Ended December 31,
                                           ---------------------           -------------------------------------
                                           1996             1995           1995            1994             1993
                                           ----             ----           ----            ----             ----
                                                                      (dollars in thousands)
Servicing Income .................       $ 20,085        $ 16,193        $ 37,521        $ 29,270        $ 30,032
Amortization of mortgage servicing
  rights .........................        (10,694)         (7,918)        (18,825)        (15,232)        (22,803)
                                         --------        --------        --------        --------        --------
Net servicing income .............       $  9,391        $  8,275        $ 18,696        $ 14,038        $  7,229
                                         ========        ========        ========        ========        ========



         Net servicing income increased to $18.7 million from $14.0 million and $7.2 million for the years ended December 31, 1995 and 1994 and 1993, respectively. The increase from 1994 to 1995 is due to the average outstanding balance of the loans serviced by ASB for other institutions increasing to $16.2 billion for the year ended December 31, 1995 from $11.4 billion for the year ended December 31, 1994. The increase in net servicing income from $7.2 million in 1993 to $14.0 million in 1994 was largely due to a decrease in amortization of mortgage servicing rights attributable to a gradual decline in prepayments of mortgage receivables in 1994 compared to 1993.

         Miscellaneous other income and expense consisted of the following items for the periods indicated:

                                         Six Months Ended
                                             June 30,                  Year Ended December 31,
                                 ------------------------------        -----------------------
                                 1996         1995         1995          1994           1993
                                 ----         ----         ----          ----           ----
                                                     (dollars in thousands)
Credit card fees ........       $ 255        $ 135        $   532        $ 1,095        $ 4,574
Loss on sales of branches        (217)         (98)          (832)        (1,410)          (955)
Provision on other assets          --           --             --             --         (1,000)
Other ...................         501          408          1,043            367            761
                                -----        -----        -------        -------        -------
  Total .................       $ 539        $ 445        $   743        $    52        $ 3,380
                                =====        =====        =======        =======        =======


         Credit card fees decreased in 1995 and 1994 as compared to 1993 due to the sale of a majority of the credit card portfolio in the first quarter of 1994.

         General and Administrative Expenses. General and administrative expenses were $134.9 million for the six-month period ended June 30, 1996 compared to $136.1 million for the same period in 1995. General and administrative expenses as a percentage of total average assets on an annualized basis were 1.36% and 1.42% for the six months ending June 30, 1996 and 1995, respectively. Total general and administrative expenses declined to $264.8 million for the year ended December 31, 1995 compared to $266.8 million for the year ended December 31, 1994 and $279.7 million for the year ended December 31, 1993. General and administrative expenses as a percentage of total average assets were 1.37%, 1.54% and 1.62% for the years ended December 31, 1995, 1994 and 1993, respectively. These trends reflect management's continuing focus on decreasing general and administrative expenses through the automation of processes and the streamlining of operations where appropriate.

         Provision for Federal and State Income Taxes. The provision for federal and state taxes on income was $3.5 million and $1.0 million for the six-month periods ended June 30, 1996 and 1995, respectively. The provision consisted of alternative minimum tax for these periods.

         The provision for federal and state taxes on income was $4.4 million for the year ended December 31, 1995 compared to a provision of $1.7 million for the year ended December 31, 1994 and a benefit of $2.8 million for the year ended December 31, 1993. These provisions reflect effective tax rates of 3.7%, 2.3% and (2.7%) for the years ended December 31, 1995, 1994 and 1993, respectively. The effective tax rates for 1995 and 1994 reflect the utilization of current tax losses of ASB's nominee and the increase in the tax loan loss base year reserve amounts coupled with changes in the deferred tax asset valuation allowance. The 1993 effective tax rate reflects the utilization of current tax losses of ASB's nominee, the benefit on the deferred tax asset of the tax rate change in the 1993 Revenue Reconciliation Act, a reduction in the deferred tax asset for provisions in the same legislation that significantly reduced, retroactively to March 4, 1991, losses attributable to ASB's nominee, New West, and changes to the deferred tax asset valuation allowance.

         Provision (Benefit) for Payments in Lieu of Taxes. Keystone Holdings recorded a provision for payments in lieu of taxes of $24.2 million for the six months ended June 30, 1996 compared to a benefit for payments in lieu of taxes of $6.5 million for the six months ended June 30, 1995. The provision for payments in lieu of taxes for the six months ended June 30, 1996 as compared to the benefit for the six months ended June 30, 1995 is the result of an increase in earnings before taxes and a decrease in allowable tax bad debt deductions in excess of book credit loss provisions. Keystone Holdings' earnings before taxes for the six months ended June 30, 1996 were $102.2 million compared to $34.8 million for the same period in 1995. See Note 18, "Payments in Lieu of Taxes," in the Notes to the Consolidated Financial Statements.

         The provision for payments in lieu of taxes was $7.9 million for the year ended December 31, 1995 compared with a benefit for payments in lieu of taxes of $0.8 million and a provision of $14.1 million for the years ended December 31, 1994 and 1993, respectively. The increase in the provision for payments in lieu of taxes in 1995 over 1994 and the decrease in 1994 over 1993 were largely attributable to increased or decreased earnings before taxes. Earnings before taxes for the years ended December 31, 1995, 1994 and 1993 were $118.2 million, 73.8 million and $104.0 million, respectively.

         Accounting for Income Taxes. In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to carryovers and differences between the amount recorded in the financial statements for existing assets and liabilities and their respective tax bases. Effective January 1, 1992, Keystone Holdings adopted SFAS 109.

         At January 1, 1992, Keystone Holdings recognized a deferred tax asset relating to NOL carryforwards of $4.3 billion and net deductible temporary differences of $370.0 million. The deferred tax asset was reduced by a valuation allowance to arrive at the net amount that is more likely than not to be realized from such carryforwards and temporary differences.

         In adopting SFAS 109, Keystone Holdings recorded the cumulative effect of a change in accounting principle of $60.0 million which was presented separately in its Consolidated Statement of Earnings for the year ended December 31, 1992. Prior years' financial statements were not restated. Under the provisions of SFAS 109, Keystone Holdings recorded a deferred tax benefit of $2.8 million and $22.0 million for 1993 and 1992, respectively. The Consolidated Balance Sheets include deferred tax assets of $112.6 million at June 30, 1996 and December 31, 1995 and 1994.

         Keystone Holdings had earnings before taxes of $102.2 million and $34.8 million for the six months ended June 30, 1996 and 1995, respectively, and $118.2 million, $73.8 million, and $104.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. However, for the latter three periods, Keystone Holdings had taxable losses due to the operations of New West, a non-consolidated subsidiary of New Holdings that was a nominee of ASB for tax purposes. For the six months ended June 30, 1996, NOL carryovers from the 1988

Acquisition were used to eliminate Keystone Holdings' taxable income. As of December 31, 1995, Keystone Holdings had NOL carryovers available to offset future taxable income of $3.9 billion. Virtually all of these carryovers are attributable to the operations of New West with the balance representing carryovers available to Keystone Holdings from the Acquisition. Since all of the loss carryovers belong to Keystone Holdings for tax purposes, they are considered in the computation of the deferred tax asset. The net deferred tax asset has been reduced to the extent Keystone Holdings will share these loss carryover benefits with the FRF.

         In order to fully realize the net deferred tax asset at December 31, 1995, Keystone Holdings will need to begin to generate future taxable income of approximately $672.1 million prior to the expiration of its NOLs, which expire in 2004. Based on its history of prior operating earnings and expectations for the future, management believes it is more likely than not that Keystone Holdings will realize the recorded benefit of $112.6 million through use of net operating loss carryovers existing at December 31, 1995.

CAPITAL REGULATIONS AND REQUIREMENTS

         Statutes and OTS regulations applicable to savings associations, including ASB, require the maintenance of tangible capital, as defined, in an amount not less than 1.5% of adjusted total assets; core capital, as defined, in an amount not less than 3.0% of adjusted total assets; and risk-based capital, as defined, in an amount not less than 8.0% of adjusted risk-weighted assets.

         The following table presents ASB's actual regulatory capital compared to the minimum required regulatory capital at June 30, 1996:

                                                                   Capital            Assets           % of Assets
                                                                   -------            ------           -----------
                                                                                (dollars in thousands)
TANGIBLE CAPITAL REQUIREMENT:
GAAP capital/assets ......................................       $ 1,180,436        $ 20,367,147
Add: Unrealized loss on available-for-sale securities ....             1,411               1,411
     Reclass ACH settlement from deposits to other assets                 --              22,141
     Reclass deferred debt issue costs to other assets ...                --               1,249
Less:Deferred income taxes(1) ............................           (78,596)            (78,596)
     Core deposit intangible .............................            (2,025)             (2,025)
     Investment in nonincludable subsidiary ..............            (2,401)               (970)
                                                                 -----------        ------------
Actual tangible capital/assets ...........................         1,098,825        $ 20,310,357          5.41%
                                                                                    ============
Required tangible capital ................................          (304,655)                             1.50
                                                                 -----------                             -----
Excess tangible capital ..................................       $   794,170                              3.91%
                                                                 ===========                             =====

CORE CAPITAL REQUIREMENT:
Tangible capital/assets ..................................       $ 1,098,825        $ 20,310,357
Add:Core deposit intangible ..............................             2,025               2,025
                                                                 -----------        ------------
Actual core capital/assets ...............................         1,100,850        $ 20,312,382          5.42%
                                                                                    ============
Required core capital(2) .................................          (609,371)                             3.00
                                                                 -----------                             -----
Excess core capital ......................................       $   491,479                              2.42%
                                                                 ===========                             =====

RISK-BASED CAPITAL REQUIREMENT:
Core capital .............................................       $ 1,100,850
  On-balance sheet risk-weighted assets ..................                --        $ 11,826,300
  Off-balance sheet risk-weighted assets .................                --              61,272
                                                                 -----------        ------------
Core capital/risk-weighted assets ........................         1,100,850        $ 11,887,572
Add: Allowable general credit loss reserve ...............            76,334                  --
     Qualifying subordinated notes, net ..................            99,825                  --
     Reclass deferred debt issue costs to other assets ...                --               1,249
                                                                 -----------        ------------
Actual risk-based capital/assets .........................         1,277,009        $ 11,888,821         10.74%
                                                                                    ============
Required risk-based capital ..............................          (951,106)                             8.00
                                                                 -----------                             -----
Excess risk-based capital ................................       $   325,903                              2.74%
                                                                 ===========                             =====

--------------------

(1) $34.0 million of total deferred income tax qualifies for inclusion in regulatory capital at June 30, 1996. This balance represents the estimated amount of the deferred tax asset that can be realized in the twelve-month period following the reporting period based upon ASB's projected earnings for the same period.

(2) Under the prompt corrective action standards of the Federal Deposit Insurance Corporation Improvement Act, an institution is subject to regulatory sanctions if its core capital is less than 4.00%.


ASSET/LIABILITY MANAGEMENT

         Keystone Holdings controls the sensitivity of its net interest income to fluctuations in interest rates by closely matching the maturities and interest rates of its interest-earning assets and interest-bearing liabilities.

         The movement of interest rates on assets or liabilities, whether at maturity or through interest rate adjustment provisions, is referred to as "repricing." In order to match the interest rates of its assets and liabilities, Keystone Holdings originates ARMs which reprice monthly at a spread over COFI. COFI reflects the weighted average cost of funds for savings associations in the FHLB's Eleventh District. Additionally, a majority of the mortgage-backed securities portfolio represent adjustable rate assets indexed to COFI. Keystone Holdings' primary asset/liability management objective is to maximize the long-term spread between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Keystone Holdings has focused on managing its cost of funds to provide rate and repricing characteristics similar to COFI.

         The lifetime interest rate caps which Keystone Holdings offers to its COFI ARM borrowers introduce an element of interest rate risk to Keystone Holdings. In periods of high interest rates, it is possible for Keystone Holdings' cost of funds to exceed the rate on the lifetime interest rate caps offered to customers. When determined appropriate by management, Keystone Holdings hedges this risk by purchasing COFI- and LIBOR-based interest rate caps and collars.

         Other various financial instruments utilized by Keystone Holdings' management to reduce or eliminate interest rate risk include options, swaps and forward sales. See Note 21, "Interest Rate Risk Management," in the Notes to the Consolidated Financial Statements for additional information.

         Maturity and Interest Rate Sensitivity Analysis. A conventional measure of interest rate sensitivity for thrift institutions is to divide the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets - "one-year gap." At June 30, 1996, Keystone Holdings' one-year gap was a positive 2.20 percent compared with a positive 4.82 percent at the end of 1995. Keystone Holdings slightly positive one-year gap is a reflection of its ability to originate and maintain adjustable-rate receivables. By holding in its portfolio primarily adjustable-rate receivables and MBS, Keystone Holdings is able to help control its sensitivity to movements in interest rates. The following maturity and interest rate sensitivity analysis summarizes the asset and liability balances of Keystone Holdings at June 30, 1996, on the basis of rate adjustments due to occur within selected time intervals. The repricing periods and amounts in the table assume the contractual amortization and estimated prepayments of receivables and MBS.

                                                                    At June 30, 1996
                                   ----------------------------------------------------------------------------------------------
                                                                                       Repricing Periods(1)
                                                                -----------------------------------------------------------------
                                                 Weighted
                                                  Average        0-3               4-12            1-5          5-10      Over 10
                                   Balance(2)      Yield        Months            Months          Years         Years      Years
                                   ----------    --------       ------            ------          -----         -----      ------
                                                            (dollars in millions)
Interest-earning assets:
  Investments ...............       $   408        5.93%       $    286         $    --         $   122         $ --        $ --
  Receivables ...............        12,954        7.49          11,188             294           1,277           97          98
  MBS .......................         6,355        7.35           6,306               4              15           11          19
                                    -------        ----        --------         -------         -------         ----        ----
    Total interest-earning
      assets ................        19,717        7.41          17,780             298           1,414          108         117
                                    -------        ----        --------         -------         -------         ----        ----
Interest-bearing liabilities:
  Deposits ..................        12,729        4.69           6,467           5,296             966           --          --
  Borrowings ................         6,495        5.87           5,741             118             523          100          13
                                    -------        ----        --------         -------         -------         ----        ----
    Total interest-bearing
      liabilities ...........        19,224        5.06          12,208           5,414           1,489          100          13
                                    -------        ----        --------         -------         -------         ----        ----
Maturity gap ................       $   493                    $  5,572         ($5,116)        ($   75)        $  8        $104
                                    =======        ====        ========         =======         =======         ====        ====
Cumulative maturity gap .....       $ 5,572                                     $   456         $   381         $389        $493
                                                               ========         =======         =======         ====        ====
Gap as a percentage of
  total assets ..............                      2.38%          27.18%           2.20%           1.84%        1.88%       2.38%

----------------

(1) The impact of hedging is reflected in the individual asset or liability lines.

(2) Balances in this table are presented gross of discounts, premiums and allowances for credit losses.

(3) Investments and borrowings are assumed to reprice at the earlier of their interest rate reset date or their contractual maturity.

(4) Deposits are assumed to reprice at the earlier of their interest rate reset date or their contractual maturity, except for deposits with no stated maturity, which are assumed to reprice in month O.

         Consistent with Keystone Holdings' strategy to maintain the majority of its portfolio in monthly adjustable rate receivables and MBS, the repricing table indicates that at June 30, 1996 Keystone Holdings' assets are scheduled to reprice sooner than its liabilities. Given this strategy, Keystone Holdings' earnings would be expected to decline with falling interest rates and to increase with rising interest rates. However, Keystone Holdings' earnings are also affected by the lag inherent in COFI, the index on which the majority of Keystone Holdings' adjustable rate receivables and MBS interest rates are based. This lag results from the two month delay in reporting COFI because of the time required to gather the data needed to compute the index. Consequently, the current COFI used to price adjustable rate receivables and MBS actually reflects the cost of funds at a two month prior level. As a result, the COFI lag causes adjustable rate receivables and MBS to initially reprice more slowly than liabilities when the interest rate environment changes, enhancing earnings when rates fall and lessening income when rates rise. In addition to the COFI reporting lag, other characteristics of adjustable rate receivables and MBS impact earnings. These characteristics include introductory (or "teaser") rates, the interest rate adjustment frequencies, interest rate caps or limits on interest rate changes, and interest rate floors.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity. Keystone Holdings has declared dividends on its common stock of $60.0 million and $5.5 million for the six months ended June 30, 1996 and 1995, respectively, and $5.6 million and $32.5 million for the years ended December 31, 1995 and 1994, respectively. In 1993, Keystone Holdings retired a note for $21.0 million which had been given to its shareholder in payment of a dividend in 1992. In addition Keystone Holdings paid an $8.0 million cash dividend in 1993. At the end of 1993 a $10.0 million dividend had been declared but unpaid.

         New Capital is subject to the restrictions and limitations provided for in the note purchase agreements related to the Series B Notes and the Subordinated Notes and the Indenture covering the Series C Notes. See Note 20, "Stockholder's Equity," in the Notes to the Consolidated Financial Statements of Keystone Holdings for additional information on the restrictions under debt covenants. Based on the most restrictive of New Capital's debt covenants, at June 30, 1996, New Capital would have been permitted to make up to $28.6 million in dividend or other restricted payments.

         Federal regulations require that ASB maintain for each calendar month an average daily balance of liquid assets at least equal to 5.0% of the prior month's average daily balance of net withdrawable deposits plus borrowings due within one year. At June 30, 1996, ASB's liquid assets consisted of currency, cash in banks, short-term investments in federal funds and bankers acceptances. Also included were mortgage-backed securities with maturities of five years or less. ASB's liquidity ratio was 6.76%, 5.29% and 5.04% at June 30, 1996, December 31, 1995 and December 31, 1994, respectively.

         At December 31, 1995, approximately 88 percent of time certificates are scheduled to mature within one year. In the event that a higher than anticipated number of these certificates do not renew, liquidity will be maintained utilizing other funding sources such as FHLB advances, reverse repurchase agreements and brokered deposits.

         Keystone Holdings' cash and cash equivalents decreased to $144.1 million at June 30, 1996 from $385.6 million at December 31, 1995. The decrease is primarily due to receivable originations of $2.3 billion and purchases of held-to-maturity securities of $1.7 billion during the six months ended June 30, 1996. The decrease in cash and cash equivalents was partially offset by a net increase in FHLB advances of $1.0 billion, and principal payments of held-to-maturity securities and receivables of $1.8 billion and $507.7 million, respectively, during the six months ended June 30, 1996.

         Cash and cash equivalents increased to $385.6 million at December 31, 1995 from $215.3 million at December 31, 1994. The increase primarily results from payments received on the New West Note of $1.7 billion during the year ended December 31, 1995. In addition, proceeds from the sale of receivables increased $1.1 billion, principal payments on receivables increased $744.4 million and net FHLB advances increased $613.0 million during the year ended December 31, 1995. The increase in cash and cash equivalents was partially offset by receivable originations of $3.9 billion during the year ended December 31, 1995.

         Capital Resources. ASB's major sources of funds are generated from the collection of loan principal and interest payments, deposits, FHLB advances, repurchase agreements and other borrowings. In addition, ASB receives funds through the sale of receivables, mortgage-backed securities and other assets. ASB uses these funds primarily to originate receivables and pay dividends.

             CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE HOLDINGS
                     AS OF DECEMBER 31, 1995, 1994 AND 1993

                          Independent Auditors' Report

The Board of Directors
Keystone Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                     KPMG PEAT MARWICK LLP



Los Angeles, California
January 26, 1996, except as to Note 27
to the consolidated financial statements, which is as of February 8, 1996

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
          Consolidated Balance Sheets as of December 31, 1995 and 1994

                (Dollars in Thousands, except Per Share Amounts)

                                                                                              1995                          1994
                                                                                         ------------------            -----------
ASSETS:
Cash and Cash Equivalents                                                              $    385,561                   $   215,253
Investment Securities (fair value of $116,721 and $87,002)                                  116,728                        87,014
Receivable from Affiliates                                                                    1,357                         1,282
Receivables, net                                                                         11,101,010                    12,638,520
Mortgage-Backed Securities, net (fair value of $2,959,608 and $1,698,338)                 2,890,765                     1,706,122
Assets Available-for-Sale:
  Investment Securities                                                                     165,379                       135,949
  Mortgage-Backed Securities, net                                                         4,061,282                     1,321,425
Assets Held-for-Sale:
  Receivables (fair value of $75,614 and $5,070)                                             74,021                         5,070
New West Note                                                                                     -                     1,515,040
Federal Home Loan Bank Stock                                                                159,949                       122,987
Interest Receivable                                                                         111,284                        77,223
Premises and Equipment, net                                                                 233,687                       194,112
Foreclosed Properties, net                                                                  100,037                       118,645
Mortgage Servicing Rights, net                                                               90,901                        61,039
Deferred Tax Asset, net                                                                     112,596                       112,596
Other Assets                                                                                 99,099                        90,126
                                                                                        -----------                   -----------
  TOTAL ASSETS                                                                          $19,703,656                   $18,402,403
                                                                                        ===========                   ===========

LIABILITIES:
Deposits                                                                                $13,005,029                   $12,815,489
Federal Home Loan Bank Advances                                                           1,004,337                       391,366
Reverse Repurchase Agreements                                                             4,016,441                     3,982,659
Other Borrowed Money                                                                        371,079                       359,653
Interest Payable                                                                             63,114                        42,562
Remittances Due Banks                                                                        54,525                        77,183
Remittances Due on Loans Serviced for Others                                                136,312                        80,131
Accounts Payable and Accrued Expenses                                                        91,199                        82,782
                                                                                        -----------                   -----------
  TOTAL LIABILITIES                                                                      18,742,036                    17,831,825
                                                                                        -----------                   -----------

MINORITY INTEREST                                                                           293,061                       203,454
LESS OFFSET-NEW WEST NOTE                                                                        --                     (167,000)
                                                                                        -----------                   -----------
  NET MINORITY INTEREST                                                                     293,061                        36,454

STOCKHOLDER'S EQUITY:
Common Stock (par value $1.00 per share); Shares Authorized 100,000;
  Shares Issued and Outstanding 1,048                                                             1                             1
Additional Paid-in Capital                                                                   30,419                       105,419
Unrealized Gain (Loss) on Available-for-Sale Securities                                     110,367                      (29,161)
Retained Earnings - Substantially Restricted                                                527,772                       457,865
                                                                                        -----------                   -----------
  TOTAL STOCKHOLDER'S EQUITY                                                                668,559                       534,124
                                                                                        -----------                   -----------
  TOTAL LIABILITIES, MINORITY INTEREST AND
    STOCKHOLDER'S EQUITY                                                                $19,703,656                   $18,402,403
                                                                                        ===========                   ===========


          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
            Consolidated Statements of Earnings for the Years Ended
                        December 31, 1995, 1994 and 1993
                             (Dollars in Thousands)

                                                                     1995             1994                1993
                                                                 -----------        -----------        -----------
INTEREST INCOME:
Receivables                                                      $   967,263        $   709,041        $   756,606
Mortgage-Backed Securities                                           272,320            167,073            106,764
New West Note                                                         58,841            141,039            241,014
Investment Securities                                                 38,702             19,710             12,885
                                                                 -----------        -----------        -----------
  Total Interest Income                                            1,337,126          1,036,863          1,117,269
                                                                 -----------        -----------        -----------

INTEREST EXPENSE:
Deposits                                                             636,315            481,794            513,435
FHLB Advances                                                         30,858             69,096            128,741
Reverse Repurchase Agreements                                        261,217            103,828             20,239
Other Borrowings                                                      34,322             28,769             28,731
                                                                 -----------        -----------        -----------
  Total Interest Expense                                             962,712            683,487            691,146
                                                                 -----------        -----------        -----------

  NET INTEREST INCOME                                                374,414            353,376            426,123
Provision for Credit Losses                                           63,837            101,609            123,503
                                                                 -----------        -----------        -----------
  NET INTEREST INCOME AFTER PROVISION FOR
  CREDIT LOSSES                                                      310,577            251,767            302,620

OTHER INCOME AND EXPENSE:
Gain From Disposition of Credit Card Receivables, net                     --             24,981                 --
Gain (Loss) on Sale of Receivables, net                                   34             (2,295)             9,776
Gain on Sale of Servicing Rights                                          --             20,396                 --
Savings Fee Income                                                    21,526             16,781             17,555
Commissions Income                                                    16,890             15,150             18,238
Receivable Fee Income                                                 11,811             12,982             13,829
Gain on Asset Sales, net                                               2,534                207             23,994
Net Expense of Foreclosed Properties                                 (18,032)           (13,390)           (12,951)
Net Servicing Income                                                  18,696             14,038              7,229
Loss on Sale of Covered Assets                                       (37,399)                --                 --
Effect of FDIC Assistance on Covered Assets                           55,630                 --                 --
Other Income and Expense                                                 743                 52              3,380
                                                                 -----------        -----------        -----------
  Total Other Income and Expense                                      72,433             88,902             81,050
                                                                 -----------        -----------        -----------
  EARNINGS BEFORE GENERAL AND ADMINISTRATIVE
  EXPENSES AND TAXES                                                 383,010            340,669            383,670

GENERAL AND ADMINISTRATIVE EXPENSES:
Salaries and Fringe Benefits                                         146,292            151,797            160,837
Occupancy                                                             38,391             34,801             46,313
Regulatory Premiums and Assessments                                   33,367             32,483             32,019
Data Processing                                                       27,119             25,777             26,754
Advertising and Promotion                                             12,424             11,628             11,677
Deferred Origination Expenses                                        (34,718)           (38,931)           (35,067)
Reimbursements from Affiliates                                          (573)            (1,144)           (17,407)
Other Operating Expenses                                              42,525             50,416             54,568
                                                                 -----------        -----------        -----------
  Total General and Administrative Expenses                          264,827            266,827            279,694
                                                                 -----------        -----------        -----------

  EARNINGS BEFORE TAXES                                              118,183             73,842            103,976
Provision (Benefit) for Federal and State Income Taxes                 4,402              1,721             (2,830)
Provision (Benefit) for Payments in Lieu of Taxes                      7,887               (824)            14,075
                                                                 -----------        -----------        -----------
  EARNINGS FROM OPERATIONS                                           105,894             72,945             92,731
Minority Interest in Earnings of Consolidated Subsidiaries           (21,092)           (22,621)           (10,474)
                                                                 -----------        -----------        -----------
  NET EARNINGS                                                   $    84,802        $    50,324        $    82,257
                                                                 ===========        ===========        ===========

          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
       Consolidated Statements of Stockholder's Equity for the Years Ended
                        December 31, 1995, 1994 and 1993

                             (Dollars in Thousands)



                                                                Unrealized
                                                                Gain (Loss)
                                                                    on            Retained
                                                Additional      Available-        Earnings -        Total
                                     Common      Paid-in         for-Sale       Substantially    Stockholder's
                                     Stock       Capital        Securities       Restricted         Equity
                                     ------     ----------      -----------     -------------   --------------

BALANCE AT DECEMBER 31, 1992           $1       $ 105,419        $      --        $ 392,018        $ 497,438
   Net Earnings                         -              --               --           82,257           82,257
   Dividends on Common Stock            -              --               --          (18,000)         (18,000)
   Other Capital Distributions          -              --               --          (13,117)         (13,117)
   Unrealized Gain on Available-
      for-Sale Securities               -              --           29,657               --           29,657
                                       --       ---------        ---------        ---------        ---------

BALANCE AT DECEMBER 31, 1993            1         105,419           29,657          443,158          578,235
   Net Earnings                         -              --               --           50,324           50,324
   Dividends on Common Stock            -              --               --          (22,500)         (22,500)
   Other Capital Distributions          -              --               --          (13,117)         (13,117)
   Unrealized Loss on Available-
      for-Sale Securities               -              --          (58,818)              --          (58,818)
                                       --       ---------        ---------        ---------        ---------

BALANCE AT DECEMBER 31, 1994           $1       $ 105,419          (29,161)         457,865          534,124
  Net Earnings                          -              --               --           84,802           84,802
  Dividends on Common Stock             -              --               --           (5,587)          (5,587)
  Other Capital Distributions           -              --               --           (9,308)          (9,308)
  Other Capital Reductions              -         (75,000)              --               --          (75,000)
  Unrealized Gain on Available-
    for-Sale Securities                 -              --          139,528               --          139,528
                                       --       ---------        ---------        ---------        ---------

BALANCE AT DECEMBER 31, 1995           $1       $  30,419        $ 110,367        $ 527,772        $ 668,559
                                       ==       =========        =========        =========        =========


          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
               Consolidated Statements of Cash Flows for the Years
                     Ended December 31, 1995, 1994 and 1993

                             (Dollars in Thousands)



                                                                               1995              1994              1993
                                                                           -----------        -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET EARNINGS                                                               $    84,802        $    50,324        $    82,257
Adjustments to Reconcile Net Earnings to Net Cash Provided
By Operating Activities:
    Provisions for Credit Losses                                                63,837            101,609            123,503
    Depreciation and Amortization                                               27,049             21,961             53,197
    Net Gain from Disposition of Credit Card Receivables                            --            (24,981)                --
    Net Gain on Sale of Servicing Rights                                            --            (20,396)                --
    Net Loss (Gain) on Asset Sales                                              (2,568)             2,088            (33,770)
    Loss on Sale of Covered Assets                                              37,399                 --                 --
    Effect of FDIC Assistance on Covered Assets                                (55,630)                --                 --
    Federal Home Loan Bank Stock Dividend                                       (7,188)            (5,355)            (2,772)
    Interest Payable, Net Change                                                20,552             10,398             20,074
    Remittances Due, Net Change                                                 33,523            (78,759)            33,550
    Originated Receivables, Held-for-Sale                                     (782,583)          (223,220)          (920,151)
    Proceeds from Sale of Real Estate Receivables, Held-for-Sale             1,093,754            724,324            818,966
    Purchase of Investment Securities, Held-for-Trading                       (128,510)           (66,211)                --
    Proceeds from Sales of Investment Securities, Held-for-Trading             128,609             66,324                 --
    Decrease (Increase) in Interest Receivable                                 (34,061)           (14,551)             3,543
    Increase (Decrease) in Federal and State Taxes                               1,307               (295)            (2,830)
    Increase (Decrease) in Payable to FSLIC Resolution Fund                      8,210            (15,133)           (41,396)
    Other, Net                                                                  (2,601)           (12,652)            57,250
                                                                           -----------        -----------        -----------
     Total Adjustments                                                         401,099            465,151            109,164
                                                                           -----------        -----------        -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                      485,901            515,475            191,421
                                                                           -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of Available-for-Sale Securities                                  (619,918)          (355,975)          (334,306)
  Principal Payments and Maturities of Available-for-Sale Securities           446,303            188,405            142,116
  Proceeds from Sales of Available-for-Sale Securities                         453,874            164,587            262,132
  Purchases of Held-to-Maturity Securities                                    (609,221)        (1,147,607)          (271,216)
  Principal Payments and Maturities of Held-to-Maturity Securities             704,581            889,979            514,708
  Originated Real Estate Receivables                                        (3,939,384)        (4,491,645)        (2,955,578)
  Principal Payments on Real Estate Receivables                                744,400            840,432          1,014,252
  Consumer Receivables Originated or Collected, Net Change                       3,698             16,023              3,735
  Federal Home Loan Bank Stock Purchases                                       (29,774)           (11,102)           (14,068)
  New West Note, Payments Received                                           1,682,040          1,569,018          1,569,018
  Proceeds from Sale of Premises and Equipment                                   4,871              2,211              8,130
  Purchase of Premises and Equipment                                           (65,169)           (19,988)           (17,610)
  Foreclosed Properties, Net Sales Proceeds                                    125,889            168,141            151,513
  Cash Proceeds from Disposition of Credit Card Receivables                         --            166,315                 --
  Purchased Mortgage Servicing Rights                                          (38,270)           (37,605)                --
  Other, Net                                                                    (7,224)            38,818             (3,948)
                                                                           -----------        -----------        -----------
    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                     (1,143,304)        (2,019,993)            68,878
                                                                           -----------        -----------        -----------

          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (continued)
              for the Years Ended December 31, 1995, 1994 and 1993

                             (Dollars in Thousands)


                                                                  1995               1994               1993
                                                              -----------        -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deposit Activity, Net                                           189,540           (552,151)          (618,033)
  Proceeds from Federal Home Loan Bank Advances                 1,093,732          2,505,794          3,170,361
  Payments for Federal Home Loan Bank Advances                   (480,761)        (3,652,271)        (3,219,518)
  Proceeds from Long-Term Reverse Repurchase Agreements           597,557          1,103,000                 --
  Payments for Long-Term Reverse Repurchase Agreements           (475,127)                --                 --
  Short-Term Reverse Repurchase Agreements, Net Change            (88,648)         1,845,064            534,842
  Federal Funds Purchased, Net Change                             (50,000)            50,000                 --
  Proceeds from Issuance of Series C Notes                        175,000                 --                 --
  Proceeds from Issuance of Subordinated Notes                         --                 --             19,988
  Repayment of Series A Notes                                    (111,000)                --                 --
  Retirement of Subordinated Debentures                                --                 --            (20,000)
  Decrease in Payable to Affiliate                                     --                 --            (21,000)
  Common Stock Dividends Paid                                      (5,587)           (32,500)            (8,000)
  Other Capital Distributions                                      (9,308)           (13,117)           (13,117)
  Other, Net                                                       (7,687)             4,704            (36,833)
                                                              -----------        -----------        -----------
    NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES           827,711          1,258,523           (211,310)
                                                              -----------        -----------        -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              170,308           (245,995)            48,989
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    215,253            461,248            412,259
                                                              -----------        -----------        -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $   385,561        $   215,253        $   461,248
                                                              ===========        ===========        ===========


                      DISCLOSURES OF CASH FLOW INFORMATION


                                                                           1995             1994              1993
                                                                           ----             ----              ----

  Interest Paid on Deposits                                              $  628,618       $ 481,834        $  513,196
  Interest Paid on Borrowings                                               310,510         188,619           155,009

Non-Cash Investing Activities:
  Loans Exchanged for Mortgage-Backed Securities                          4,214,911           8,697         1,557,485
  Foreclosed Properties Acquired in Settlement of Loans                     231,838         318,726           316,369
  Loans Originated to Facilitate the Sale of Foreclosed Properties           65,693          92,415            47,832

Non-Cash Financing Activities:
  Deposits Exchanged in Branch Swaps                                             --              --           152,382
  Additional Paid-in Capital Transferred to Minority Interest
    Upon Sale of Preferred Stock to Unrelated Party                          75,000              --                --
  Dividends Declared and Payable in Different Years:
    Common Stock Dividends                                                       --         (10,000)           10,000


          See Accompanying Notes to Consolidated Financial Statements.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

Keystone Holdings, Inc. ("Keystone Holdings") commenced operations in December 1988 as an indirect holding company for American Savings Bank, F.A. ("ASB") and for American Real Estate Group, Inc. ("AREG"). ASB is a Federally chartered savings bank. AREG formerly managed certain real estate related assets of New West Federal Savings and Loan ("New West") and is now inactive as a result of a restructuring transaction in 1993. N.A. Capital Holdings, Inc. ("NACH Inc.") owns all of the outstanding common stock of ASB and AREG. NACH Inc. is owned by New American Capital, Inc. ("New Capital") whose common stock is owned by New American Holdings, Inc. ("New Holdings"), a subsidiary of Keystone Holdings. Keystone Holdings and its direct and indirect subsidiaries are collectively referred to as the "Keystone Group."

Keystone Holdings, through New Holdings owns the common stock of New West. Although Keystone Holdings holds the ownership interest in New West, Keystone Holdings does not have a financial interest in New West because of certain contractual provisions and indemnifications, described here and in Note 8. Any loss incurred by New West during its liquidation is the financial responsibility of the FSLIC Resolution Fund. Keystone Holdings does not record any equity in the earnings or losses of New West and substantially all decisions made by New West's management must be approved by the FDIC prior to execution. Therefore, the accounts of New West are not included in Keystone Holdings' consolidated financial statements. New West was considered a nominee corporation of ASB for state and federal tax purposes until October 24, 1995. (See Notes 17 and 18).

Basis of Presentation

The Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported balances of certain assets and liabilities as of the balance sheet date and revenues and expenses for the period then ended. In those cases where amounts reported in the Consolidated Financial Statements are significantly influenced by such estimates and assumptions, actual results could differ from those reported. Certain amounts in the prior years Consolidated Financial Statements have been reclassified to conform with the current year presentation.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Keystone Holdings and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.


Cash and Cash Equivalents

Cash and cash equivalents include cash, federal funds sold and repurchase agreements with original maturities of 90 days or less.

Investment and Mortgage-Backed Securities

Investments in debt and equity securities that management has both the intent and ability to hold until maturity are carried at cost, adjusted for amortization of premium and accretion of discount, ("amortized cost") using the interest method over the term of the security.

Securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities. In addition, mortgage loans that are held-for-sale and were subsequently securitized in conjunction with mortgage banking activities are classified as trading securities. Trading securities are carried at fair value, with unrealized holding gains and losses included in earnings. Keystone Holdings had no securities classified as trading securities at December 31, 1995 and 1994.

Securities not classified as either held-to-maturity or as trading securities are classified as available-for-sale and carried at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholder's equity until realized. Securities are classified into one of the three categories at

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

acquisition. Any transfer between categories of investments are accounted for at fair value. Keystone Holdings recognized unrealized holding gains of $139.5 million for the year ended December 31, 1995 and unrealized holding losses of $58.8 million for the year ended December 31, 1994 on its available-for-sale portfolio.

Any declines in the recorded value of investment and mortgage-backed securities that are determined to be other than temporary are charged to current earnings. Dividend and interest income, including amortization of premium and accretion of discount, for all three categories of securities are included in earnings when earned using the interest method. The cost of investments and mortgage-backed securities sold is determined by the specific identification method.

Receivables

Receivables, other than those that are identified as held-for-sale, are recorded in the balance sheets at amortized cost. Receivables held-for-sale are those originated or purchased with the intent to be sold in the foreseeable future. These receivables, net of their related hedge gains and losses, are recorded at the lower of amortized cost or fair value.

Interest income is accrued and credited to earnings as it is earned. Accrued interest on receivables that are 90 days or more contractually delinquent is not recognized as income ("nonaccrual receivables"). Interest income is subsequently recognized on nonaccrual receivables only to the extent that payments are received. Payments received on nonaccrual receivables are recorded as a reduction of principal or as interest income depending on management's assessment of the ultimate collectibility of the loan principal. Keystone Holdings ceases amortization of deferred net fees or costs and accretion of discounts on nonaccrual receivables. Nonaccrual receivables are returned to accrual status at the time the delinquent receivable balance is paid current. Restructured receivables have been permanently modified by Keystone Holdings and include partial forgiveness of principal, interest and an extension of the receivable's maturity. Keystone Holdings accounts for these receivables in accordance with Statement of Financial Accounting Standards No. 15 ("SFAS 15"), "Accounting by Debtors and Creditors for Troubled Debt Restructurings" and Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan", as amended by Statement of Financial Accounting Standards No. 118 ("SFAS 118"), "Accounting for Creditors for Impairment of a Loan - Income Recognition Disclosures."

Certain direct loan origination fees and costs are deferred and amortized as an adjustment to yield over the estimated life of the related loans using the interest method. Fees and direct costs associated with commitments expected to be exercised are treated in the same manner. Indirect loan origination costs are expensed as incurred.

Keystone Holdings holds certain receivables that have been securitized into mortgage-backed securities with full recourse. The allowance for credit losses on mortgage-backed securities represents management's estimate of the credit losses Keystone Holdings will incur.

Allowance for Credit Losses

The allowance for credit losses is maintained at an amount management believes adequate to absorb probable losses on the existing portfolio. Management continuously assesses the adequacy of the allowance and periodically makes adjustments through charges to earnings in order to maintain the allowance at an appropriate level. Factors considered when making such an assessment include, but are not limited to, the nature and value of the underlying collateral, the loan delinquency status, historical and projected loss experience on sales of foreclosed properties and the levels and trends of non-performing assets, loan modifications and classified assets.

As management utilizes information currently available to make such an assessment, the allowance for credit losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors. Additionally, various regulatory agencies, as an integral part of their regular examination process, review Keystone Holdings' allowance for credit losses on a periodic basis. These agencies may require Keystone Holdings to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Premises and Equipment

Premises and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Estimated lives are generally 31.5 years for buildings, three to five years for furniture and equipment, three to five years for computer hardware and three years for computer software. Leasehold improvements are depreciated using the straight-line method over the remaining lease terms or the lives of the improvements, whichever is less. Costs related to maintenance and repairs are expensed as incurred, whereas costs that increase either the estimated useful life or value of the property are capitalized.

Foreclosed Properties

Real estate acquired in settlement of loans or through deed-in-lieu of foreclosure is recorded at fair value less estimated selling costs, as supported by independent appraisals. Once acquired, the recorded value of the property is periodically reviewed and may subsequently be adjusted downward with a charge to earnings, as appropriate.

Purchased and Originated Servicing

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS 122"), "Accounting for Mortgage Servicing Rights," an amendment to Statement of Financial Accounting Standards No. 65 ("SFAS 65"), "Accounting for Certain Mortgage Banking Activities." In September 1995, Keystone Holdings adopted early application of SFAS 122 and elected to implement SFAS 122 as of January 1, 1995 which resulted in the recognition of $5.9 million in originated mortgage servicing rights. As SFAS 122 prohibits retroactive application in prior years, Keystone Holdings' financial statement reporting for 1994 and prior is in accordance with the original SFAS 65.

Purchased servicing represents the cost of acquiring the right to service mortgage loans. Originated servicing rights are recorded when mortgage loans are originated and subsequently sold or securitized with the servicing rights retained. The total cost of the mortgage loans is allocated to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The cost relating to purchased and originated servicing is capitalized and amortized in proportion to, and over the period of, estimated future net servicing income.

Keystone Holdings assesses impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. For the purpose of measuring impairment, Keystone Holdings stratified the capitalized mortgage servicing rights using the following risk characteristics: fixed-rate loans by coupon (less than 8%, 8%-10%, 10%- 12% and greater than 12%); and adjustable-rate loans by index (Weighted Average Cost of Funds Index for the Eleventh District Savings Institutions ("COFI"), Treasury, London Interbank Offering Rate ("LIBOR"), etc.).
Impairment is measured utilizing fair value.

In order to determine the fair value of the servicing rights, Keystone Holdings uses market prices under comparable servicing sales contracts, when available, or alternatively, it uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed-rate mortgages with similar coupons and prepayment reports for comparable ARMs. In addition, Keystone Holdings uses market comparables for estimates of the cost of servicing per loan, an inflation rate, ancillary income per loan and default rates. Amounts capitalized are recorded at cost, net of accumulated amortization and valuation allowance.

Capitalized Excess Servicing

To the extent that servicing fees on a mortgage loan exceed a "normal" servicing fee, the gain or loss on sale is adjusted to provide for the recognition of the excess servicing fee over the estimated lives of the loans. The amount of the adjustment approximates the amount that investors were willing to pay for the excess servicing fees at the time of the loan sale. The adjustment results in an asset that is realized through receipt of the excess service fee over the lives of the loans.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Keystone Holdings uses a valuation model to calculate the present value of future excess servicing. Prepayment speeds are determined from market projections for fixed-rate mortgages with similar coupons and vintage. Discount rates are maintained at the market rate that existed at the time the excess servicing was originally calculated.

Intangible Amortization

The assumption of deposits through acquisition has resulted in the recognition of an intangible asset ("core deposit intangible"). The core deposit intangible is included in "Other Assets" in the Consolidated Balance Sheets and is amortized over the estimated life of the core deposits. The balance of Keystone Holdings' core deposit intangible was $3.3 million and $7.1 million at December 31, 1995 and 1994, respectively.

Debt Issuance Costs

Expenses incurred in connection with the issuance of certain outstanding debt of Keystone Holdings are deferred and amortized, using the interest method. The amortization of deferred issuance costs is included as an adjustment of the debt service cost over the term of the related debt. The unamortized balance of these debt issuance costs is included in "Other Assets" in the Consolidated Financial Statements.

Organization Costs

Expenses incurred in connection with the organization of Keystone Holdings were deferred and amortized over five years using the straight-line method. These organization costs were fully amortized as of December 31, 1993.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement recorded amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Keystone Holdings and its subsidiaries file a consolidated federal income tax return. For California franchise tax purposes, ASB joins in the filing of a combined return with its subsidiaries and with AREG.

The Tax Sharing Agreement entered into by Keystone Holdings and its subsidiaries (the "Tax Sharing Agreement") requires the subsidiaries to compute their tax sharing payments as if they were filing a separate return. Such agreement further requires NACH Inc. to compute its tax sharing payment as if it were filing a separate consolidated return with its subsidiaries (including ASB), with certain significant adjustments. The principal adjustments are (a) the income, expenses, gains and losses of New West, a nominee of ASB for income and franchise tax purposes through October 23, 1995, are excluded, (b) loan fees are recognized on a straight-line basis over seven years, adjusted for sales of such loans, rather than as received, and (c) for the years ending on or before December 31, 1994, the market-to-market adjustment attributable to the real estate loan portfolio acquired from the failed ASB Savings and Loan Association is accreted into income ratably over seven years, adjusted for sales of the acquired loans.

Securities and Loans Sold Under Agreements to Repurchase

Keystone Holdings enters into sales of securities and loans under agreements to repurchase the same or similar securities or loans ("reverse repurchase agreements" and "dollar roll agreements"). Reverse repurchase and dollar roll agreements are accounted for as financing arrangements, with the obligation to repurchase securities or loans sold reflected as a liability in the Consolidated Balance Sheets. The dollar amount of securities and loans underlying the agreements remains in the respective asset accounts.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Interest Rate Risk Management Instruments

Interest rate risk management instruments include interest rate exchange agreements ("swaps"), interest rate protection agreements ("caps"), forward sales of financial instruments, and financial futures and options contracts. Premiums, discounts and fees associated with caps and swaps are accreted into income or amortized to expense using the interest method. A gain or loss upon the termination of a hedge is amortized over the remaining life of the hedged asset or liability. Any gains and losses from forward sales and financial futures which meet deferral accounting criteria are either deferred and amortized using the interest method over the lives of the related positions or recognized in current earnings if the related assets are sold. Net unamortized gains or losses are included in the recorded value of the related asset or liability being hedged.


NOTE 2: CASH AND CASH EQUIVALENTS

The following table summarizes the outstanding balance of cash and cash equivalents at December 31, (dollars in thousands):


                           1995          1994
                           ----          ----

Cash                     $385,561       $145,369
Federal Funds Sold             --         69,884
                         --------       --------

Total                    $385,561       $215,253
                         ========       ========


The cash balances noted above include restricted cash of $9.2 million and $4.8 million at December 31, 1995 and 1994, respectively. The restrictions primarily relate to remittances received on certain receivables serviced for others.

Keystone Holdings did not have any repurchase agreements outstanding at any month end in 1995. The maximum balance of repurchase agreements outstanding at any month end during 1994 was $125.0 million. The average balances outstanding during 1995 and 1994 were $0.5 million and $13.9 million, respectively. The weighted average interest rates for 1995 and 1994 were 5.95 percent and 3.37 percent. All of the securities underlying the repurchase agreements remain under Keystone Holdings' custody and control.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 3: INVESTMENT SECURITIES

The following tables summarize the amortized cost, fair value and gross unrealized holding gains and losses on investment securities, all of which management has the ability and intent to hold until maturity, at December 31, (dollars in thousands):


                                                                        1995
                                                ---------------------------------------------------------
                                                                                                 Weighted
                                                Amortized      Gross Unrealized        Fair       Average
                                                              -----------------
                                                  Cost        Gains      Losses        Value       Yield
                                                ---------     -----      ------        -----     --------
Investment securities:
  U.S. government and agency obligations:
    Due within one year.....................    $ 19,693       $--        $ --        $ 19,693       5.24%
  Corporate debt obligations:
    Due within one year.....................      96,935        --          (2)         96,933       5.72
    Due after one but within five years.....          50        --          (2)             48       5.50
    After five but within 10 years..........          50        --          (3)             47       5.50
                                                --------       ---        ----        --------       ----
                                                  97,035        --          (7)         97,028       5.72
                                                --------       ---        ----        --------       ----
      Total.................................    $116,728       $--        $ (7)       $116,721       5.64%
                                                ========       ===        ====        ========       ====



                                                                            1994
                                               --------------------------------------------------------------
                                                                                                     Weighted
                                               Amortized     Gross       Unrealized        Fair       Average
                                                             ----------------------
                                                 Cost        Gains         Losses          Value       Yield
                                               ---------     -----         ------          -----       -----
Investment securities:
  U.S. government and agency obligations:
    Due within one year.....................    $23,847       $ --        $     --        $23,847       4.94%
  Corporate debt obligations:
    Due within one year.....................     63,067          1              (7)        63,061       5.67
    Due after one but within five years.....         --         --              --             --         --
    After five but within 10 years..........        100         --              (6)            94       5.50
                                                -------       ----        --------        -------       ----
                                                 63,167          1             (13)        63,155       5.67
                                                -------       ----        --------        -------       ----
      Total.................................    $87,014       $  1        $    (13)       $87,002       5.47%
                                                =======       ====        ========        =======       ====


The following tables summarize the amortized cost, fair value and gross unrealized holding gains and losses on investment securities, all of which management has determined to be available-for-sale, at December 31, (dollars in thousands):


                                                                          1995
                                               -----------------------------------------------------------
                                                                                                  Weighted
                                               Amortized       Gross Unrealized         Fair       Average
                                                              ------------------
                                                 Cost         Gains       Losses        Value       Yield
                                               ---------      -----       ------        -----       ------
Investment securities:
  U.S. government and agency obligations:
    Due after one but within five years.....    $164,972       $407       $  --       $165,379       6.56%
                                                --------       ----       -----       --------       ----
      Total.................................    $164,972       $407       $  --       $165,379       6.56%
                                                ========       ====       =====       ========       ====

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


                                                                                  1994
                                               -----------------------------------------------------------------
                                                                                                        Weighted
                                               Amortized         Gross Unrealized          Fair          Average
                                                                -----------------
                                                 Cost           Gains      Losses          Value          Yield
                                               ---------        -----      ------          -----         -------
Investment securities:
  U.S. government and agency obligations:
    Due after one but within five years .       $ 90,021       $  --       $(2,447)       $ 87,574       5.66%
  Corporate debt obligations:
    Due after one but within five years .         50,000          --        (1,625)         48,375       5.70
                                                --------       -----       -------        --------       ----
      Total .............................       $140,021       $  --       $(4,072)       $135,949       5.68%
                                                ========       =====       =======        ========       ====



No investment securities were classified as trading securities at December 31, 1995 and 1994. At December 31, 1995 and 1994, investment securities of $21.9 million and $15.8 million, respectively, were pledged as collateral to secure certain borrowings.

The following table presents certain information on sales of Keystone Holdings' investment securities portfolio for the years ended December 31, (in thousands):


                                                         1995                  1994                 1993
                                                       --------              -------               -------

Proceeds From Sales                                    $294,123              $88,328               $39,992
Gross Realized Gains                                      1,431                  183                    41
Gross Realized Losses                                        14                   64                    --



The proceeds from sales of securities in 1995 and 1994, identified above, were the result of sales of debentures. The proceeds from sales of securities in 1993 were the result of the sale of a U.S. Treasury security and a corporate security. All of these securities were classified as available-for-sale or held-for-trading.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 4: MORTGAGE-BACKED SECURITIES

The following table presents held-to-maturity and available-for-sale mortgage-backed securities at December 31, (dollars in thousands):


                                                        1995                                           1994
                           -----------------------------------------------------------------        ----------
                            Amortized               Gross Unrealized                 Fair           Amortized
                                                 -----------------------
                               Cost              Gains            Losses             Value             Cost
                            ----------           -----            ------             -----           ---------

HELD-TO-MATURITY:
HLMC ...............       $        --        $       --       $        --        $       --       $  591,960
FNMA (1) ...........         2,908,206            51,402                --         2,959,608          689,142
Private Label ......                --                --                --                --          333,691
Resolution Trust
  Corporation ......                --                --                --                --          108,030
                                                                                  ----------       ----------
                             2,908,206        $   51,402       $        --         2,959,608        1,722,823
                                                                                                   ==========
Allowance for Credit
  Losses ...........           (17,441)                                                   --           (16,701)
                           -----------                                            ----------           -------

  TOTAL ............       $ 2,890,765                                            $2,959,608       $ 1,706,122
                           ===========                                            ==========       ===========

AVAILABLE-FOR-SALE:
FHLMC ..............       $   598,307        $   16,900       $      (364)       $  614,843       $  150,020
FNMA (2) ...........         2,872,005            97,699              (926)        2,968,778        1,191,602
Resolution Trust
  Corporation ......           125,301                18            (1,387)          123,932            4,892
Private Labels .....           355,709             1,240            (3,220)          353,729               --
                                              ----------       -----------        ----------       ----------
  TOTAL ............       $ 3,951,322        $  115,857       $    (5,897)       $4,061,282       $1,346,514
                           ===========        ==========       ===========        ==========       ==========


                                                1994
                             ----------------------------------------
                                 Gross Unrealized               Fair
                             --------------------
                             Gains            Losses            Value
                             -----            ------            -----

HELD-TO-MATURITY:
FHLMC ..............       $     --        $    (6,932)       $  585,028
FNMA (1) ...........            602             (5,572)          684,172
Private Label ......             --            (10,007)          323,684
Resolution Trust
  Corporation ......             --             (2,576)          105,454
                           --------        -----------        ----------
                           $    602        $   (25,087)        1,698,338
                           ========        ===========        ==========
Allowance for Credit
  Losses ...........                                                  --
                                                              ----------
  TOTAL ............                                          $1,698,338
                                                              ==========

AVAILABLE-FOR-SALE:
FHLMC ..............       $     31        $    (4,376)       $  145,675
FNMA (2) ...........         19,020            (39,542)        1,171,080
Resolution Trust
  Corporation ......             --               (222)            4,670
Private Labels .....             --                 --                --
                           --------        -----------        ----------
  TOTAL ............       $ 19,051        $   (44,140)       $1,321,425
                           ========        ===========        ==========


------------------

(1) Included $2.9 billion of recourse obligations in 1995. There were no recourse obligations in 1994.

(2) Included $1.8 billion and $1.0 billion of recourse obligations in 1995 and 1994, respectively. The $1.4 billion FNMA REMIC executed in December 1995 is included in the $1.8 billion. Approximately $1.2 billion of the REMIC is collateralized by multi-family loans, and represent Keystone Holdings only multi-family recourse amounts.


At December 31, 1995 and 1994, respectively, mortgage-backed securities of $4.2 billion and $1.9 billion were pledged as collateral to secure certain reverse repurchase agreements.

At December 31, 1995 and 1994, Keystone Holdings did not have any mortgage-backed securities classified as trading securities.

The following table presents certain information on sales of Keystone Holdings' available-for-sale portfolio for the years ended December 31, (dollars in thousands):

                              1995          1994           1993
                            --------       -------       --------


Proceeds From Sales         $159,751       $76,259       $222,140
Gross Realized Gains           1,184           252          1,359
Gross Realized Losses             18            --              2


In November 1995, the FASB issued its Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", that permitted enterprises to reassess the appropriateness of the classifications of all securities held upon initial adoption of the Special Report, provided that such reassessment and any resulting reclassification was completed no later than December 31, 1995. As a result, Keystone Holdings reclassified $1.4 billion of mortgage-backed securities from its held-to-maturity portfolio to the available-for-sale portfolio during November 1995. The unrealized gain on these securities at the time of the reclassification was $24.8 million. There were no subsequent sales of these reclassified securities in 1995.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 5: RECEIVABLES

The following table summarizes receivables at December 31, (dollars in thousands):

                                                                   1995                 1994
                                                               ------------         ------------
REAL ESTATE RECEIVABLES:
Single-Family
  Adjustable ...........................................       $  9,235,248         $  9,539,309
  Fixed ................................................            208,841              162,861
Multi-Family
  Adjustable ...........................................          1,342,563            2,529,120
  Fixed ................................................             56,462               66,414
Commercial, Industrial and Land ........................            359,537              441,980
Equity(1) ..............................................             46,122               49,643
                                                               ------------         ------------

TOTAL REAL ESTATE RECEIVABLES ..........................         11,248,773           12,789,327

OTHER RECEIVABLES:
Deposit Certificates ...................................             21,582               24,472
Credit Card ............................................              3,003                2,897
Other ..................................................             18,156               19,071
                                                               ------------         ------------
  TOTAL OTHER RECEIVABLES ..............................             42,741               46,440
                                                               ------------         ------------

  TOTAL GROSS RECEIVABLES ..............................         11,291,514           12,835,767

Unearned Discount, net .................................            (41,492)             (69,532)
Unamortized Deferred Fees, net .........................               (476)             (26,856)
Allowance for Credit Losses ............................            (74,515)             (95,789)
                                                               ------------         ------------
  RECEIVABLES OWNED, NET ...............................       $ 11,175,031         $ 12,643,590
                                                               ============         ============

Weighted Average Yield on Receivables for the Year Ended               7.60%                6.64%
                                                               ============         ============

---------------
(1) All equity loans are secured by residential real estate.

Total net receivables serviced was $27.4 billion, $24.0 billion and $18.7 billion at December 31, 1995, 1994 and 1993, respectively.

Collateralized borrowings issued by Keystone Holdings, including FHLB advances, are secured by receivables of $2.4 billion, mortgage-backed securities of $3.0 billion and FHLB stock of $159.9 million at December 31, 1995.

Included in the above table are receivables held-for-sale of $74.0 million and $5.1 million at December 31, 1995 and 1994, respectively.

Keystone Holdings primarily lends to customers located throughout California. The following table summarizes the

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Company's real estate receivable portfolio by certain geographic areas at December 31, 1995 (dollars in thousands):

                                                                      San
                                     Los                            Francisco          Other          Other
                                   Angeles          Orange          Bay Area         California       States          Total
                                 ----------       ----------       ----------        ----------       -------      -----------
Single-Family                    $2,759,775       $1,145,718       $3,178,947        $2,323,659       $35,990      $ 9,444,089
Multi-Family                        559,749          110,935          299,488           402,995        25,858        1,399,025
Commercial, Industrial and
Land                                136,076           28,448           55,578           137,231         2,204          359,537
Equity                               38,617              469            3,461             3,570             5           46,122
                                 ----------       ----------       ----------        ----------       -------      -----------
  TOTAL                          $3,494,217       $1,285,570       $3,537,474        $2,867,455       $64,057      $11,248,773
                                 ==========       ==========       ==========        ==========       =======      ===========
  PERCENT                             31.06%           11.43%           31.45%            25.49%         0.57%          100.00%
                                      ======           =====            =====             =====          ====           ======



No other geographic areas within California or other states constituted more than ten percent of total receivables at December 31, 1995.

The following table presents the contractual maturity of gross real estate receivables at December 31, 1995 (dollars in thousands):

                                                                        1999-          2001-           2006 &
                              1996          1997          1998          2000           2005             After             Total
                             -------       -------       -------       -------       --------       -----------       -----------
SINGLE-FAMILY
  Adjustable                 $   167       $    --       $    68       $    --       $  1,463       $ 9,233,550       $ 9,235,248
  Fixed                        1,638         1,101           271           951         19,068           185,812           208,841
MULTI-FAMILY
  Adjustable                   4,067         1,267         3,073        13,735         74,963         1,245,458         1,342,563
  Fixed                        1,480        15,334        10,106         2,641          9,690            17,211            56,462
COMMERCIAL, INDUSTRIAL,
 LAND
  Adjustable                   2,716        32,713        12,742        10,350        110,760           104,154           273,435
  Fixed                       12,236        19,322        10,424         1,245         38,613             4,262            86,102
EQUITY
  Adjustable                      --            --            --            --             14            43,985            43,999
  Fixed                            3            27         1,788            55             71               179             2,123
                                           -------       -------       -------       --------       -----------       -----------
    TOTAL                    $22,307       $69,764       $38,472       $28,977       $254,642       $10,834,611       $11,248,773
                             =======       =======       =======       =======       ========       ===========       ===========



Based upon historical experience, a substantial amount of receivables will be paid prior to contractual maturity. As a result, this table is not to be regarded as a forecast of future cash collections.

The following table summarizes the aggregate outstanding balance of nonaccrual receivables and loans sold or securitized with recourse ("recourse obligations") at December 31, (dollars in thousands):

                                                                1995            1994
                                                               --------        --------

NONACCRUAL RECEIVABLES AND RECOURSE OBLIGATIONS(1)(2)
  Single-Family                                                $118,480        $143,360
  Multi-Family and Commercial                                    23,979          74,423
  Equity                                                          1,636           1,483
                                                               --------        --------
   TOTAL                                                       $144,095        $219,266
                                                               ========        ========
Percentage of Total Receivables and Recourse Obligations           0.90%           1.56%

--------

(1) At December 31, 1995 and 1994, nonaccrual receivables include nonaccrual restructured receivables of $6.5 million and $3.9 million, respectively.

(2) At December 31, 1994, nonaccrual receivables serviced by others were entitled to certain FDIC assistance and, therefore, were excluded from the amounts shown above.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Keystone Holdings did not have any receivables or recourse obligations more than 90 days past due and still accruing interest at December 31, 1995 and 1994, except for consumer credit card loans which are placed on nonaccrual status when such loans become 120 days past due.

In May 1993, the FASB issued SFAS 114. SFAS 114 addresses the accounting by creditors for impairment of certain loans by specifying how allowances for credit losses related to impaired loans should be determined. A loan is defined as being impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement (including both principal and interest payments) will not be received. SFAS 114 applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms.

In October 1994, the FASB issued SFAS 118 as an amendment to SFAS 114. SFAS 118 eliminates the income recognition provisions included in SFAS 114 thereby permitting creditors to use existing methods of recognizing interest income on impaired loans. Keystone Holdings adopted the provisions of SFAS 114 as amended by SFAS 118, effective January 1, 1995.

SFAS 114 does not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment. Keystone Holdings collectively reviews all single family loans, all consumer loans and multi-family and commercial loans with outstanding principal balances under $1.0 million for impairment. Keystone Holdings considers a loan to be impaired when, based upon current information and events, it believes it is probable that Keystone Holdings will be unable to collect all amounts due according to the contractual terms of the loan agreement. Keystone Holdings' impaired loans disclosed under the requirements of SFAS 114 include nonaccrual loans (excluding those collectively reviewed for impairment), debt restructurings, and multifamily and commercial loans less than 90 days delinquent in which management believes that the borrower may be experiencing financial difficulty based on indicators such as low debt coverage ratios or high loan-to-value ratios ("other impaired loans"). Keystone Holdings bases the measurement of loan impairment on the fair value of the loan's underlying collateral. If the recorded investment of a loan exceeds the measure of impairment, Keystone Holdings recognizes the impairment by creating a valuation allowance (or adjusting an existing valuation allowance on the loan) with a corresponding charge to the provision for credit losses. At the time of in-substance foreclosure or troubled debt restructuring, including foreclosure, the shortfall, if any, between the recorded investment of a loan and the measure of impairment is charged off.

Impaired loans and the related specific loan loss allowance at December 31, 1995 were as follows (dollars in thousands):

                                    Recorded       Allowance       Net
                                   Investment     for Losses   Investment
                                   ----------     ----------   ----------

Nonaccrual Loans:
   With specific allowances          $ 1,128       $   158       $   970
   Without specific allowances         3,417            --         3,417
                                     -------       -------       -------
                                       4,545           158         4,387
                                     -------       -------       -------

Restructured Loans:
   With specific allowances           13,471         2,756        10,715
   Without specific allowances        34,879            --        34,879
                                     -------       -------       -------
                                      48,350         2,756        45,594
                                     -------       -------       -------

Other Impaired Loans:
   With specific allowances           10,065         2,804         7,261
   Without specific allowances         6,419            --         6,419
                                     -------       -------       -------
                                      16,484         2,804        13,680
                                     -------       -------       -------
      TOTAL IMPAIRED LOANS           $69,379       $ 5,718       $63,661
                                     =======       =======       =======

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


The average net recorded investment in impaired loans for the year ended December 31, 1995 was $69.0 million. Interest income of $4.7 million was recognized on impaired loans during the period of impairment.

Interest income is accrued and credited to earnings as it is earned. Accrued interest on nonaccrual receivables (i.e., receivables that are 90 days or more contractually delinquent) is not recognized as income. Interest income is subsequently recognized on nonaccrual receivables only to the extent that payments are received. Payments received on nonaccrual receivables are recorded as a reduction of principal or as interest income depending on management's assessment of the ultimate collectibility of the loan principal. At December 31, 1995 nonaccrual loans had interest due but not recognized of approximately $7.1 million.

The aggregate investment in troubled debt restructurings ("TDRs") modified prior to January 1, 1995 that are not impaired based on the terms specified by the TDR agreements with borrowers was $10.6 million at December 31, 1995. The foregone interest on these restructured receivables did not have a significant impact on Keystone Holdings' earnings for the year ended December 31, 1995. Interest income on TDRs for the year ended December 31, 1995 was $0.8 million. At December 31, 1995, Keystone Holdings had no commitments to lend additional funds to borrowers whose loans were classified as TDRs.

The following table reconciles total nonaccrual loans to total impaired loans at December 31, (dollars in thousands):

                                                          1995
                                                          ----
     Total Nonaccrual Loans                             $144,095
        Homogenous Nonaccrual Loans                     (139,550)
        Accruing Restructured Loans                       48,350
        Other Impaired Loans                              16,484
                                                        --------
           Total Impaired Loans                         $ 69,379


NOTE 6:  ALLOWANCE FOR CREDIT LOSSES

The following summarizes the activity in the allowance for credit losses related to loan receivables and mortgage-backed securities ("MBS") for the year ended December 31, (dollars in thousands):

                                               1995              1994              1993
                                          ---------         ---------         ---------
January 1, ........................       $ 112,490         $ 125,747         $ 121,537
Provision for Credit Losses .......          63,837           101,609           123,503
Charge-Offs:
  Single-Family ...................         (55,933)          (88,033)          (92,187)
  Multi-Family ....................         (22,784)          (17,374)          (10,127)
  Commercial ......................          (5,362)           (1,963)           (3,008)
  Consumer ........................          (1,510)           (5,084)          (13,971)
                                          ---------         ---------         ---------
                                            (85,589)         (112,454)         (119,293)
  Earthquake ......................          (3,743)           (5,145)               --
                                          ---------         ---------         ---------
    Total Charge-offs .............         (89,332)         (117,599)         (119,293)
Recoveries:
  Single-Family ...................           2,222             2,505                --
  Multi-Family ....................           1,563               220                --
  Commercial ......................           1,176                 8                --
                                          ---------         ---------         ---------
    Total Recoveries ..............           4,961             2,733                --
                                          ---------         ---------         ---------
December 31, ......................       $  91,956         $ 112,490         $ 125,747
                                          =========         =========         =========

Net Charge-Offs/Average Receivables
  and Recourse Obligations ........            0.52%             0.92%             1.02%

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 7:  INTEREST RECEIVABLE

Interest receivable is comprised of the following at December 31, (dollars in thousands):

                                                                 1995             1994
                                                               --------         --------

        Receivables                                            $ 60,779          $58,972
        Mortgage-Backed Securities                               48,380           16,971
        Investment Securities                                     2,125            1,280
                                                               --------          -------

          TOTAL                                                $111,284          $77,223
                                                               ========          =======

NOTE 8:  NEW WEST NOTE

On December 28, 1988 (the "Effective Date"), substantially all assets and liabilities of the failed savings and loan subsidiary (the "Failed Association") of Financial Corporation of America ("FCA"), were transferred to ASB (the "Acquisition") and New West. As part of the transaction, ASB received a promissory note from New West for the balance of the net assets transferred to New West ("New West Note").

As of the Effective Date, Keystone Holdings and other related entities also entered into an assistance agreement (the "Assistance Agreement") with the Federal Savings and Loan Insurance Corporation (the "FSLIC"). Under the terms of the Assistance Agreement, the FRF is required to indemnify ASB for specified losses that may be incurred on, or in connection with, certain of the acquired assets.

The FDIC has always caused New West to prepay the New West Note to the maximum extent permitted by its terms. If the maximum prepayments under its terms were to have continued, the balance of the New West Note would have been reduced to approximately $113.0 million in November 1995 and fully repaid in February 1996. However, in October 1995, Keystone Holdings agreed with the FDIC to allow prepayment of the remaining balance of the New West Note. ASB received the remaining principal balance of $505.3 million, plus interest on October 24, 1995. ASB utilized the proceeds received to pay down certain short-term borrowings and to originate new receivables.

The following is a summary of the New West Note activity for the years indicated (dollars in thousands):

                                              New West          Warrant           Net of
                                               Note             Offset           Warrant

BALANCE AT DECEMBER 31, 1992 ........       $ 4,767,144        $ 167,000        $ 4,600,144
  Receivables Transferred to New West            52,932               --             52,932
  Optional Prepayments ..............        (1,569,018)              --         (1,569,018)
                                            -----------        ---------        -----------
BALANCE AT DECEMBER 31, 1993 ........         3,251,058          167,000          3,084,058
  Optional Prepayments ..............        (1,569,018)              --         (1,569,018)
                                            -----------        ---------        -----------
BALANCE AT DECEMBER 31, 1994 ........         1,682,040          167,000          1,515,040
  Optional Prepayments ..............        (1,682,040)        (167,000)        (1,515,040)
                                            -----------        ---------        -----------
BALANCE AT DECEMBER 31, 1995 ........       $        --        $      --        $        --
                                            ===========        =========        ===========


The balance of the New West Note reported in Keystone Holdings' financial statements prior to December 31, 1995 has been reduced by the $167.0 million value ascribed to the Warrants. Consensus No. 88-19 of the Emerging Issues Task Force of the Financial Accounting Standards Board requires that capital arising from instruments issued to the FSLIC be offset against amounts receivable from the FSLIC which in this case included the New West Note, as its repayment was supported by FRF assistance to New West.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE 9:  PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, (dollars in thousands):

                                                   1995             1994
                                                ---------        ---------

Buildings and Leasehold Improvements            $ 268,712        $ 218,666
Furniture and Equipment                            99,617           94,460
Land                                               41,463           35,339
Construction in Progress                            8,080            9,047
Accumulated Depreciation and Amortization        (184,185)        (163,400)
                                                ---------        ---------
  TOTAL                                         $ 233,687        $ 194,112
                                                =========        =========



In January 1995, a wholly-owned service corporation of ASB purchased from a related limited partnership the Irvine Plaza building structures and adjoining land currently utilized for ASB's executive offices and various departments. The total cash purchase price paid for the property was $45.2 million.


NOTE 10:  FORECLOSED PROPERTIES

The following summarizes the outstanding balance of foreclosed properties at December 31, (dollars in thousands):

                                     1995             1994
                                  ---------        ---------

Single-Family                     $  69,448        $  91,824
Multi-Family                         29,404           28,423
Commercial and Industrial             4,922               28
                                  ---------        ---------
                                    103,774          120,275
Allowance for Market Losses
  Subsequent to Foreclosure          (3,737)          (1,630)
                                  ---------        ---------
  TOTAL                           $ 100,037        $ 118,645
                                  =========        =========


A summary of the activity in the allowance for market losses subsequent to foreclosure for the years shown follows (dollars in thousands):

                                      1995            1994            1993
                                    --------        --------        --------

BALANCE AT JANUARY 1,               $  1,630        $  7,855        $  4,786
  Provision for Market Losses         10,523          15,391          19,589
  Write-downs                         (8,416)        (21,616)        (16,520)
                                    --------        --------        --------
BALANCE AT DECEMBER 31,             $  3,737        $  1,630        $  7,855
                                    ========        ========        ========



NOTE 11:  MORTGAGE SERVICING RIGHTS

In May 1995, the FASB issued SFAS 122, an amendment to SFAS 65. In September 1995, Keystone Holdings adopted early application of SFAS 122. SFAS 122 requires a company that purchases or originates mortgage loans and subsequently sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Companies are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. Capitalized mortgage servicing rights should be stratified based upon

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

one or more of the predominant risk characteristics of the underlying loans such as loan type, size, note rate, date of origination, term and/or geographic location.

Keystone Holdings elected to implement SFAS 122 effective January 1, 1995. As a result, throughout 1995 Keystone Holdings capitalized $7.8 million in originated loan servicing rights that resulted from the origination and sale of receivables with servicing retained. At December 31, 1995, Keystone Holdings established an impairment valuation allowance of $0.9 million based upon an evaluation performed on the entire servicing rights portfolio. Keystone Holdings' financial statement reporting for 1994 and prior was in accordance with the original SFAS 65.

The following table summarizes the activity in purchased loan servicing, originated loan servicing and excess servicing fees, net of amortization and the valuation allowance for the periods indicated (dollars in thousands):

                                                 Purchased Loan      Originated Loan            Excess           Total Mortgage
                                                 Servicing, Net      Servicing, Net         Servicing, Net      Servicing Rights
                                                 --------------      ---------------        --------------      ----------------

BALANCE AT JANUARY 1, 1993                          $  9,205              $    --              $ 59,345              $ 68,550
  Present Value Gain on 1993 Sales                        --                   --                 5,448                 5,448
  Amortization                                        (3,046)                  --               (19,757)              (22,803)
                                                    --------              -------              --------              --------
BALANCE AT DECEMBER 31, 1993                           6,159                   --                45,036                51,195
  Sale of Servicing                                       --                   --               (13,087)              (13,087)
  Purchased Servicing                                 37,605                   --                    --                37,605
  Present Value Gain on 1994 Loan Sales                   --                   --                   558                   558
  Amortization                                        (2,448)                  --               (12,784)              (15,232)
                                                    --------              -------              --------              --------
BALANCE AT DECEMBER 31, 1994                          41,316                   --                19,723                61,039
  Purchased/Originated Servicing                      38,270                7,757                    --                46,027
  Present Value Gain on 1995 Loan Sales                   --                   --                 3,542                 3,542
  Amortization                                       (12,702)                (366)               (5,757)              (18,825)
  Impairment Valuation Allowance                          --                 (882)                   --                  (882)
                                                    --------              -------              --------              --------
BALANCE AT DECEMBER 31, 1995                        $ 66,884              $ 6,509              $ 17,508              $ 90,901
                                                    ========              =======              ========              ========


NOTE 12:  DEPOSITS

Deposits and related weighted average interest rates consisted of the following at December 31, (dollars in thousands):

                                                           1995                                1994
                                                  --------------------------      ---------------------------
                                                                    Weighted                         Weighted
                                                                    Average                          Average
                                                     Amount           Rate          Amount             Rate
                                                  ------------      --------      -----------        --------
DEMAND AND SAVINGS DEPOSITS
  Money Market Demand                             $  1,425,243        1.50%       $ 1,585,308            1.84 %
  Passbook                                           1,878,761        3.90          1,063,064            2.77
  Money Market Savings                                 415,886        2.51            564,298            2.58
  Super Passbook                                       173,826        3.02            400,525            2.77
  Other                                                    237          --                383              --
                                                  ------------                    -----------
    TOTAL DEMAND AND SAVINGS DEPOSITS                3,893,953        2.83          3,613,578            2.33
                                                  ------------                    -----------

TIME CERTIFICATES
  Fixed                                              9,126,012        5.64          9,217,044            4.83
  Other                                                    247        2.79                365            2.94
                                                  ------------                    -----------
    TOTAL TIME CERTIFICATES                          9,126,259        5.64          9,217,409            4.83
                                                  ------------                    -----------

  Unearned Premium                                          --                            313
  Deferred Hedging Costs                               (15,183)                       (15,811)
                                                  ------------                    -----------

TOTAL                                             $ 13,005,029        4.81%       $12,815,489            4.13 %
                                                  ============                    ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


The following table presents the maturity characteristics of time certificates within each interest rate range at December 31, 1995 (dollars in thousands):

                                                         Maturing in
                     -----------------------------------------------------------------------------------
                        1996          1997        1998         1999        2000     Thereafter     Total
                     ----------     --------     --------     -------     -------   ----------   -------
Interest Rate
         0%-3.9%     $   55,130     $  1,079     $     --     $    --     $ 1,068     $   --     $   57,277
       4.0%-4.9%      1,202,412       62,729          427          93           5         --      1,265,666
       5.0%-5.9%      4,952,907      356,129       97,417      18,239      27,983      4,081      5,456,756
       6.0%-6.9%      1,235,642      345,122       58,663      43,053      52,327        214      1,735,021
    7.0% or more        549,565       39,959        6,960       3,173      11,415        467        611,539
                     ----------     --------     --------     -------     -------     ------     ----------
    TOTAL            $7,995,656     $805,018     $163,467     $64,558     $92,798     $4,762     $9,126,259
                     ==========     ========     ========     =======     =======     ======     ==========


Fixed time certificates with balances of $100,000 or greater are $1.76 billion at December 31, 1995.

At December 31, 1995 and 1994, respectively, receivables with total unpaid principal balances of $344,000 and $383,000 were pledged as collateral for certain public agency deposits.

The following summarizes interest expense on deposits by type of account for the years ended December 31, (dollars in thousands):

                           1995           1994           1993
                         --------       --------       --------

Savings Deposits         $598,403       $447,506       $468,000
Demand Deposits            24,112         29,502         40,486
Wholesale Deposits          6,000          1,365          2,447
Other                       7,800          3,421          2,502
                         --------       --------       --------
   TOTAL                 $636,315       $481,794       $513,435
                         ========       ========       ========



NOTE 13:  FEDERAL HOME LOAN BANK ADVANCES

At December 31, 1995, FHLB advances are secured by Keystone Holdings' investment in FHLB capital stock of $159.9 million and receivables and mortgage-backed securities with aggregate principal balances of $893.1 million and $96.1 million, respectively. At December 31, 1994, FHLB stock of $123.0 million and receivables with aggregate principal balances of $391.4 million secured FHLB advances.

As a member of the FHLB of San Francisco, ASB must maintain FHLB capital stock equal to the greater of: (a) 1.0 percent of its net residential mortgages, (b)
5.0 percent of outstanding FHLB advances and letters of credit from the FHLB or
(c) 0.3 percent of unconsolidated assets. At December 31, 1995 and 1994, ASB was in compliance with this requirement.

The following summarizes the FHLB advances outstanding and their related weighted average interest rates at December 31, (dollars in thousands):

                            1995                        1994
                 -------------------------     ----------------------
                                  Weighted                   Weighted
                                  Average                     Average
                  Amount            Rate        Amount          Rate
                 ----------       --------     --------       -------
Fixed            $  824,337         6.27%      $211,366         6.31%
Adjustable          180,000         5.81        180,000         6.17
                 ----------                    --------
   TOTAL         $1,004,337         6.19%      $391,366         6.25%
                 ==========                    ========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


FHLB advances outstanding at December 31, 1995 will mature as follows (dollars in thousands):

                                                                       Maturing in
                 ------------------------------------------------------------------------------------------------
                   1996          1997          1998          1999          2000       Thereafter          Total
                 --------       -------       -------       -------       -------       --------       ----------

Fixed            $648,876       $10,000       $58,642       $50,000       $50,000       $  6,819       $  824,337
Adjustable             --            --        30,000            --            --        150,000          180,000
                 --------       -------       -------       -------       -------       --------       ----------
    TOTAL        $648,876       $10,000       $88,642       $50,000       $50,000       $156,819       $1,004,337
                 ========       =======       =======       =======       =======       ========       ==========



The following table presents certain information on FHLB advances for the years ending December 31, (dollar in thousands):

                                               1995              1994              1993
                                            ----------        ----------        ----------

Maximum Month-End Outstanding Balance       $1,004,337        $1,562,919        $1,638,561
Average Balance Outstanding                    492,284         1,044,018         1,578,904
Weighted Average Rate                             6.64%             6.62%             8.15%



NOTE 14:  REVERSE REPURCHASE AGREEMENTS

Keystone Holdings enters into reverse repurchase agreements with major brokerage firms that are primary dealers in government securities. Mortgage-backed securities underlying certain of the agreements are delivered to the dealers that arrange the transactions. The dealers may loan these securities to other parties in the normal course of their operations. The following table presents information regarding reverse repurchase agreements at December 31, (dollars in thousands):

                                 Repurchase               Recorded(1)                       Fair                   Maturity
Underlying Collateral             Liability                  Value                          Value                    Date
---------------------     ------------------------    ------------------------    ------------------------    ------------------
                             1995          1994          1995          1994          1995          1994       1995       1994
                          ----------    ----------    ----------    ----------    ----------    ----------    -------    -------

FHLMC Securities          $  113,171    $  531,034    $  113,774    $  573,558    $  119,162    $  553,600    2/1/96     3/20/95
FNMA Securities            2,695,270     1,490,688     2,711,622     1,563,680     2,730,927     1,513,599    1/26/96    3/20/95
Pledged Receivables(2)     1,208,000     1,960,937     1,226,853     2,106,704     1,230,630     2,084,559    5/22/97    6/15/99
                          ----------    ----------    ----------    ----------    ----------    ----------
   TOTAL                  $4,016,441    $3,982,659    $4,052,249    $4,243,942    $4,080,719    $4,151,758
                          ==========    ==========    ==========    ==========    ==========    ==========


------------------

(1)  Recorded value includes accrued interest at December 31.

(2) In July 1994, ASB pledged certain single-family adjustable rate loans as collateral for reverse repurchase agreements with the Federal Home Loan Bank.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Reverse repurchase agreements outstanding with individual brokers in excess of ten percent of Keystone Holdings' stockholder's equity at December 31, 1995 are as follows (dollars in thousands):

                             Weighted                                        Collateral
                              Average        Recorded          Recorded        Market
Purchasing Party             Maturity        Value(1)          Value(1)         Value
----------------             --------        --------          --------       ---------
DLJ                           29 days       $  172,220       $  176,433       $  179,059
CS First Boston               33 days          366,168          376,221          325,228
Federal Home Loan Bank       508 days        1,226,853        1,206,500        1,230,630
FNMA                          12 days          334,118          342,511          343,666
Goldman Sachs                 32 days          672,917          674,362          677,774
Nomura Securities             25 days          330,640          341,574          344,715
Prudential Securities         17 days          266,880          270,036          273,920
Paine Webber                  37 days          122,191          126,497          126,355
Salomon Brothers              32 days          325,496          333,555          335,158
UBS Securities                16 days          120,993          125,681          125,052
Smith Barney                  32 days          113,774          118,275          119,162

---------------

(1) Recorded value includes accrued interest at December 31, 1995.


The following table presents certain information on reverse repurchase agreements for the years shown (dollars in thousands):

                                                1995              1994              1993
                                            ----------        ----------        ----------

Maximum Month-End Outstanding Balance       $4,258,600        $3,982,659        $1,101,457
Average Balance Outstanding                  4,109,917         2,025,036           628,885
Weighted Average Rate                             6.09%             4.68%             3.17%



NOTE 15:  OTHER BORROWED MONEY

Other borrowed money consisted of the following at December 31, (dollars in thousands):

                                                        1995            1994
                                                      --------        --------

Series A Floating Rate Notes due 1997                 $     --        $111,000
Series B 9.60% Notes due 1999                          169,000         169,000
Series C Floating Rate Notes due 2000                  175,000              --
Federal Funds Purchased                                     --          50,000
Subordinated Notes Due 1998                             20,500          20,500
Dollar Roll Agreements                                   5,915           8,478
Capitalized Leases                                         560             562
Mortgage Notes Payable Secured by Premises                 104             113
                                                      --------        --------
  TOTAL                                               $371,079        $359,653
                                                      ========        ========

Weighted average interest rate at end of period           8.41%           7.83%
                                                      ========        ========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Other borrowed money matures as follows (dollars in thousands):

        Year Ending December 31,                                Amount

                1996                                           $  5,927
                1997                                                 13
                1998                                            105,013
                1999                                             84,514
                2000                                            175,015
                Thereafter                                          597
                                                               --------
                   TOTAL                                       $371,079
                                                               ========

The following table presents certain information on other borrowed money for the years ending December 31, (dollars in thousands):

                                              1995            1994            1993
                                            --------        --------        --------

Maximum Month-End Outstanding Balance       $380,277        $367,795        $309,050
Average Balance Outstanding                  368,477         319,500         301,461
Weighted Average Rate                           8.54%           8.06%           8.47%



On January 14, 1992, New Capital completed its private placement of Series A Floating Rate Notes due 1997 ("Series A Notes") of $111.0 million and Series B
9.60 percent Notes due 1999 ("Series B Notes") of $169.0 million. Interest on the Series A Notes accrued at three-month LIBOR plus 2.25 percent and repriced quarterly. The Series B Notes accrue interest at 9.60 percent over their entire term. A note purchase agreement (the "Note Purchase Agreement") was executed by New Capital in connection with the private placement of the Series A and Series B Notes.

On October 12, 1993, in accordance with a subordinated note purchase agreement (the "Subordinated Note Agreement"), New Capital issued $20.5 million of subordinated notes at a discounted price of 97.5 percent of the principal amount. The subordinated notes accrue interest at a rate equal to three-month LIBOR plus 2.875 percent. The rate on the subordinated notes wa 8.81 percent at December 31, 1995. Interest is paid quarterly and the subordinated notes mature on October 12, 1998.

The Note Purchase Agreement and the Subordinated Note Agreement contain certain limitations regarding the payment of cash dividends on common or preferred stock, the reacquisition or issuance of common or preferred stock, additional borrowings and payments thereon and certain other transactions. New Capital is in compliance with all such limitations.

On March 23, 1995, New Capital completed the private placement of $175.0 million of its Series C Floating Rate Notes due April 12, 2000 (the "Series C Notes"). The net proceeds from the issuance of the Series C Notes were used to redeem the $111.0 million Series A Notes and to fund a $60.0 million capital contribution from NACH Inc. to ASB. Interest on the Series C Notes accrues at a rate equal to three-month LIBOR plus 1.375%, reset on a quarterly basis. Interest payments are made quarterly on January 12, April 12, July 12 and October 12 of each year.

The indenture related to the Series C Notes contains certain covenants that, among other things, require the maintenance of regulatory capital at ASB and limit the following: (i) funded indebtedness, (ii) subsidiary funded indebtedness, (iii) upstream payments, (iv) subsidiary dividends, (v) liens,
(vi) mergers and consolidations, (vii) issuance of subsidiary capital stock,
(viii) transactions with affiliates and (ix) lines of business. New Capital is in compliance with all such covenants and restrictions.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

A redemption notice was provided to holders of the Series A Notes as required by the Note Purchase Agreement and the redemption was completed on April 12, 1995. As of March 30, 1995, New Capital irrevocably placed sufficient funds in trust with its paying agent to satisfy the required principal and interest necessary to redeem the Series A Notes on their redemption date. As a result, New Capital recorded the payment of those funds as an in-substance defeasance of the Series A Notes. The early retirement of the Series A Notes required Keystone Holdings to write off certain related unamortized debt issuance costs and to mark certain interest rate cap agreements to market as of March 30, 1995, resulting in a pre-tax loss on early retirement of debt approximating $2.1 million. The loss has been included in general and administrative expenses in the accompanying Consolidated Statements of Earnings.


NOTE 16:  EMPLOYEE BENEFIT AND COMPENSATION PLANS

 Pension Plan

Effective January 1, 1989, ASB established a defined benefit pension plan (the "Plan") covering substantially all of its employees. The benefits are based on each employee's years of service after January 1, 1989, up to a maximum of 30 years and each employee's compensation during the last five years of participation. All service since the date of hire with either ASB or the Failed Association is counted for vesting purposes. ASB's funding policy is to ensure that the Plan meets the minimum funding requirement set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Plan assets include cash equivalents and mutual funds.

Effective December 31, 1993, the Plan was amended to freeze benefit accruals for all participants. This event resulted in a curtailment under Statement of Financial Accounting Standards No. 88 ("SFAS 88"), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." ASB realized a nominal gain as a result of the curtailment.

The Plan was terminated effective June 30, 1995. At the termination date, all participants' accrued benefits became fully vested. The net assets of the Plan were allocated as prescribed by the ERISA and the Pension Benefit Guaranty Corporation (the "PBGC") and their related regulations. All participants received full benefits. The termination resulted in a settlement under SFAS 88. ASB recognized a gain of $1.7 million as a result of the settlement. The majority of the projected benefit obligation was settled in 1995. At December 31, 1995, the Plan had $1.8 million in remaining assets. Ultimate distribution of these assets is pending IRS approval.

The following table sets forth the Plan's funded status and amounts recorded in Keystone Holdings' Consolidated Balance Sheet at December 31, 1994 (dollars in thousands):

                                                                                       1994
                                                                                       ----
        ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATION
           Vested Accumulated Benefits                                               $ 5,307
           Non-Vested Accumulated Benefits                                             1,316
                                                                                     -------
          TOTAL ACCUMULATED BENEFITS                                                 $ 6,623
                                                                                     =======

           Projected Benefit Obligation for Service Rendered to Date                 $ 6,623
           Plan Assets at Fair Value                                                   8,035
                                                                                     -------
           Projected Benefit Obligation (Less than) in Excess of Plan Assets          (1,412)
           Unrecognized Net Gain                                                       3,317
                                                                                     -------
        PENSION LIABILITY                                                            $ 1,905
                                                                                     =======

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Assumptions used in determining the actuarial present value of the projected benefit obligation at December 31, 1994 follows:

                                                                                        1994
                                                                                        ----

        Rate of Return on Plan Assets                                                   8.50%
        Discount Rate                                                                   8.50%
        Rate of Increase in Future Compensation                                         5.00%

Net pension (income) cost includes the following components for the years shown below (dollars in thousands):

                                                       1995         1994           1993
                                                       ----         ----           ----

Service Cost (benefits earned during the period)       $  --        $  --        $ 3,162
Interest Cost on Projected Benefit Obligation            594          688            803
Actual Return on Plan Assets                            (896)         152           (840)
Net Amortization and Deferral                             78         (896)           233
                                                       -----        -----        -------

NET PERIODIC PENSION (INCOME) COST                     $(224)       $ (56)       $ 3,358
                                                       =====        =====        =======


 Savings Plan

ASB has established a savings plan for its employees that allows participants to make contributions by salary deduction equal to 14.0 percent or less of their salaries, pursuant to Section 401(k) of the Internal Revenue Code. All regular employees of ASB, other than collective bargaining and temporary employees are immediately eligible to participate in the Plan. ASB matches an employee's contributions up to a maximum 4.0 percent of the employee's salary. Employee contributions vest immediately; ASB's partial matching contributions vest over five years. ASB's contributions to the savings plan in 1995, 1994 and 1993 were $4.2 million, $4.4 million and $3.1 million, respectively.

 Supplemental Executive Retirement Plan

ASB implemented a Supplemental Executive Retirement Plan ("SERP") in 1990. The SERP is a non-qualified, noncontributory, defined benefit plan where benefits are paid to certain officers using a target percentage which is based upon the number of years of service with ASB. This percentage is applied to the participant's average annual earnings for the highest three out of the final ten years of employment. These benefits are reduced to the extent a participant receives benefits from the defined benefit pension plan. The expense for the SERP was $1.6 million, $1.9 million and $1.2 million in 1995, 1994 and 1993, respectively.

 Phantom Share Plan

In 1990, ASB implemented the Phantom Share Plan (the "PSP") for the benefit of certain of its officers. The PSP provides a long-term financial performance incentive to its participants. Participants in the PSP are granted phantom shares (units of value), the value of which is determined similar to that of actual equity securities. The PSP calls for the immediate exercisability and cashing out in the event of a change of control of Keystone Holdings or any of its subsidiaries. In the case of an initial public offering, the phantom shares are converted into stock options. ASB did not record any costs for the PSP in 1995 and 1994.

 Executive Short-Term Incentive Plan

ASB has established a Short-Term Incentive Plan ("STI") for the benefit of certain of its executives. The STI provides a short-term incentive to its participants based upon the achievement of both overall company and individual performance goals. The expense for the STI was $3.2 million, $2.2 million and $3.0 million in 1995, 1994 and 1993, respectively.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE 17:  FEDERAL AND STATE INCOME TAXES

The Tax Sharing Agreement between Keystone Holdings and its subsidiaries is generally patterned after provisions in the Internal Revenue Code and requires Keystone Holdings' subsidiaries to make quarterly payments of their estimated tax liabilities and tax sharing dividends based on analyzing income, as adjusted. The excess of the amounts paid to Keystone Holdings under the Tax Sharing Agreement over the sum of (a) the current portion of the provision for income taxes and (b) the provision for payments in lieu of taxes (see Note 18, "Payments in Lieu of Taxes") is recorded as a tax sharing dividend.

Keystone Holdings' taxable income (loss) and earnings before taxes for the years ended December 31, follows (dollars in millions):

                             1995          1994           1993
                            -------       -------        -------

Taxable Income (Loss)       $   128.5     $   (31.0)     $  (944.6)
Earnings Before Taxes           118.2          73.8          104.0



Pursuant to the terms of the closing agreement entered into with the Internal Revenue Service in connection with the Acquisition, New West was treated as a nominee of ASB until the balance of the New West Note fell below $250.0 million (the "Unwind Date," which occurred on October 24, 1995). Accordingly, beginning on the Unwind Date, New West was treated as a separate entity for federal income and California franchise tax purposes and is no longer a nominee of ASB. Tax benefits that may be generated by any future losses of New West will not reduce the taxes of ASB; however, there is no effect on the benefits of utilizing the existing significant tax loss carryovers.

Current and deferred income taxes are allocated among the members of the Keystone Group as if each company were filing a separate tax return. In ASB's case, this computation considers the losses generated by ASB's nominee, New West, prior to the Unwind Date.

As of December 31, 1995, Keystone Holdings' net deferred tax asset was $112.6 million. In order to fully realize the net deferred tax asset, Keystone Holdings will need to generate future taxable income of approximately $672.1 million prior to the expiration of its tax net operating losses, which begin to expire in 2004. Based on Keystone Holdings' history of prior operating earnings and expectations for the future, management believes it is more likely than not that Keystone Holdings will realize the recorded benefit of $112.6 million through use of net operating loss carryovers existing at December 31, 1995.

In determining the possible future realization of deferred tax assets attributable to net operating loss carryovers, GAAP requires that future taxable income from the following sources be taken into account: (a) the reversal of taxable temporary differences, (b) future operations exclusive of reversing temporary differences and (c) tax-planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire. Keystone Holdings' management has taken these sources of future taxable income into account in determining the amount of the net deferred tax asset.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Income taxes (benefit) attributable to income from continuing operations for the years shown are set forth below (dollars in thousands):

                                                          1995            1994             1993
                                                        --------        --------        ---------
CURRENT
  Federal                                               $  3,471        $    766        $      --
  State                                                      931             955               --
                                                        --------        --------        ---------
    CURRENT INCOME TAXES                                   4,402           1,721               --
DEFERRED
  Federal                                                    784         (42,840)         (55,492)
  State                                                    6,330          (5,401)          39,286
                                                        --------        --------        ---------
                                                           7,114         (48,241)         (16,206)
Change in Net Deferred Tax Asset Before Valuation
  Allowance due to Change in Tax Laws and Rate                --              --          121,034
Change in Valuation Allowance                             (7,114)         48,241         (107,658)
                                                        --------        --------        ---------
    DEFERRED INCOME TAXES (BENEFIT)                           --              --           (2,830)
                                                        --------        --------        ---------
    TOTAL INCOME TAXES (BENEFIT)                        $  4,402        $  1,721        $  (2,830)
                                                        ========        ========        =========


Keystone Holdings' effective tax rate differs from the statutory federal tax rate as set forth below for the years shown (dollars in thousands):

                                                             1995                      1994                     1993
                                                     --------------------     --------------------     -------------------
                                                      Balance      Rate        Balance       Rate        Balance      Rate
                                                      -------      ----        -------       ----        -------      ----
STATUTORY FEDERAL INCOME TAX
  PROVISION AND RATE                                 $ 41,364       35.0%     $ 25,845       35.0%     $  36,392       35.0%
INCREASE (DECREASE) DUE TO:
  Utilization of Current Tax
   Losses of Nominee, New West                        (17,482)     (14.8)      (55,100)     (74.6)       (90,136)     (86.7)
  Change in Net Deferred Tax Asset
   Before Valuation Allowance due
   to Change in Tax Laws and Rate                          --         --            --         --        121,034      116.4
  State Franchise Tax net of Federal Tax Benefit        3,899        3.3        (2,890)      (3.9)        39,286       37.8
  Increase in Base Year Reserve Amount                (16,318)     (13.8)      (11,605)     (15.7)            --         --
  Change in Valuation Allowance                        (7,114)      (6.0)       48,241       65.3       (107,658)     (103.5)
  Other, net                                               53         --        (2,770)      (3.8)        (1,748)      (1.7)
                                                     --------      -----      --------      -----      ---------      -----
EFFECTIVE INCOME TAX PROVISION AND RATE              $  4,402        3.7%     $  1,721        2.3%     $  (2,830)      (2.7)%
                                                     ========      =====      ========      =====      =========      =====

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of deferred income taxes at December 31, are presented below (dollars in thousands):

                                                       1995             1994
                                                    -----------      -----------

COMPONENTS OF THE DEFERRED TAX ASSET
  Purchase Accounting                               $    29,025      $    40,319
  Net Operating Loss Carryforwards                    1,632,230        1,690,939
  Provision for Losses on Loans and Real Estate          44,764           67,829
  Other                                                  40,057           33,941
                                                    -----------      -----------
    Total                                             1,746,076        1,833,028
VALUATION ALLOWANCE                                  (1,150,206)      (1,157,320)
                                                    -----------      -----------
DEFERRED TAX ASSET, NET OF VALUATION ALLOWANCE          595,870          675,708
                                                    -----------      -----------
COMPONENTS OF DEFERRED TAX LIABILITY
  Tax Bad Debt Reserve                                 (449,137)        (526,706)
  Purchase Accounting                                    (3,648)          (4,500)
  Other                                                 (30,489)         (31,906)
                                                    -----------      -----------
    DEFERRED TAX LIABILITY                             (483,274)        (563,112)
                                                    -----------      -----------
DEFERRED TAX ASSET, NET                             $   112,596      $   112,596
                                                    ===========      ===========


The valuation allowances of $1.2 billion at December 31, 1995 and 1994, include $130.6 million and $270.2 million, respectively, related to payments in lieu of taxes that will arise from the realization of the net deferred tax asset. These valuation allowances represent the excess of the gross deferred tax asset over the sum of the taxes and the payments in lieu of taxes related to projected future taxable income, reversing taxable temporary differences and tax planning strategies. The decline in the valuation allowance of $7.1 million during the year ended December 31, 1995 was primarily attributable to a greater than anticipated utilization of the beginning balance of the deferred tax asset. The increase in the valuation allowance of $48.2 million during the year ended December 31, 1994 reflects management's estimate of the benefit Keystone would ultimately receive from the utilization of losses from the operations of ASB's nominee, New West. While the Revenue Reconciliation Act of 1993 increased the federal tax rate, it also significantly reduced, retroactively to March 4, 1991, losses and deductions attributable to ASB's nominee, New West. This resulted in a reduction in the deferred tax asset with a corresponding change in the related valuation allowance for the year ended December 31, 1993.

The enactment in 1993 of certain federal tax legislation had the effect of retroactively disallowing certain losses and bad debt deductions arising from assets of New West. As a result, Keystone Holdings reduced its gross deferred tax asset and the related valuation allowance by $155.0 million.

Also during 1993, California enacted legislation reducing the net operating loss carryforward period from 15 years to ten years for losses incurred prior to 1994 relating to assets acquired in a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(G). This change had a negligible impact on the valuation allowance.

At December 31, 1995, Keystone Holdings has the following federal income tax net operating loss carryforwards which expire under current law during the years indicated (dollars in thousands):

                                                                Amount
                                                                ------

                2004                                         $1,641,595
                2005                                            784,196
                2006                                            701,008
                2007                                            105,825
                2008                                            625,887
                2009                                             37,460
                                                             ----------
                  TOTAL                                      $3,895,971
                                                             ==========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Keystone Holdings also has alternative minimum tax credit carryovers of approximately $4.2 million as of December 31, 1995 which are available to reduce future regular federal income taxes.

Savings institutions are permitted a special bad debt deduction computed under the percentage of taxable income method or the experience method, whichever is more beneficial. The percentage of taxable income method is approximately 8.0 percent of taxable income, subject to certain limitations. Under the experience method, a savings institution's bad debt deduction is computed based on actual loan loss experience. Due to the significant tax net operating losses generated by ASB's tax nominee, New West, prior to the Unwind Date, coupled with the actual loan loss experience of New West deemed attributable to ASB for tax purposes under the agreements executed in connection with the Acquisition, bad debt deductions of ASB are computed using the experience method.

A deferred tax liability is not required to be recognized for the amount of the tax bad debt reserve arising in years beginning before 1988 (the "base year reserve amount") unless it becomes apparent that it will reverse in the foreseeable future. At December 31, 1995 the base year reserve amount was approximately $225.6 million. The Consolidated Financial Statements do not include a tax liability of $24.4 million related to the base year reserve amount as these reserves are not expected to reverse until indefinite future periods or may never reverse. Circumstances that would require an accrual of all or a portion of this unrecorded tax liability include the failure to meet the tax definition of a savings institution or a reduction in qualifying loan levels.

The 1988, 1989 and 1990 tax returns of Keystone Holdings have been examined by the Internal Revenue Service.


NOTE 18:  PAYMENTS IN LIEU OF TAXES

The Assistance Agreement generally provides that 75.0 percent of most of the federal tax savings and approximately 19.5 percent of most of the California tax savings (as computed in accordance with the Assistance Agreement) attributable to ASB's utilization of any current tax losses or tax loss carryovers of New West are to be paid by Keystone Holdings for the benefit of the FRF. The Assistance Agreement sets forth certain special adjustments to federal taxable income to arrive at "FSLIC taxable income." The principal adjustments effectively permit ASB (a) to recognize loan fees ratably over seven years adjusted for loan dispositions, (b) to treat the income and expenses of NACH Inc. and New Capital as income and expenses of ASB, and (c) for years ending on or before December 31, 1994, to recognize approximately 36.0 percent of the amortization of the market-to-market adjustment attributable to the acquired loan portfolio.

At December 31, the provision (benefit) for payments in lieu of taxes consisted of the following (dollars in thousands):

                                                       1995      1994         1993
                                                      ------     -----      -------
PROVISION (BENEFIT) FOR PAYMENTS IN LIEU OF TAXES
  State                                               $3,450     $(137)     $   327
  Federal                                              4,437      (687)      13,748
                                                      ------     -----      -------

    TOTAL                                             $7,887     $(824)     $14,075
                                                      ======     =====      =======



NOTE 19:  MINORITY INTEREST

New Capital's $80.0 million cumulative redeemable preferred stock ("Preferred Stock") was issued to three investment partnerships, two of whom share substantially common ownership with KHP (the holder of Keystone Holdings' common stock). The two investment partnerships received $75.0 million of the $80.0 million of Preferred Stock issued. Due to substantially common ownership, the $75.0 million of Preferred Stock was previously presented in Keystone Holdings' Consolidated Financial Statements as "Additional Paid-In Capital". The

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

remaining $5.0 million of Preferred Stock, owned by an unrelated investment partnership, has been presented as a minority interest.

Effective August 1, 1995, the three investment partnerships sold all of the Preferred Stock to an unrelated party. Due to that sale, all of the Preferred Stock is presented as a minority interest in Keystone Holdings' Consolidated Financial Statements as of December 31, 1995.

"Other Capital Distributions" in the Consolidated Statement of Stockholder's Equity represents dividends on the Preferred Stock paid (prior to August 1, 1995) to the two investment partnerships that share substantially common ownership with Keystone Holdings Partners, L.P. "Other Capital Reductions" in the Consolidated Statement of Stockholder's Equity represents the $75.0 million reduction in Keystone Holdings' consolidated stockholder's equity due to the sale of the Preferred Stock by the investment partnerships.

On the Effective Date, the FSLIC received the Warrants entitling the holder thereof to purchase, for a nominal price, 3,000 shares of NACH Inc. Class B Common Stock, subject to certain adjustments, at any time after the earlier of December 28, 1998 or a decision by NACH Inc. to file a registration statement under the Securities Act of 1933 in respect of a secondary public offering of its securities. The Warrants expire by their terms on December 28, 1999, but may be extended to December 28, 2003 in certain circumstances. Holders of the Warrants will also have certain rights upon liquidation of NACH Inc., or any of its subsidiaries. The Warrants were valued as of the Effective Date by an Independent Financial Advisor, based on certain assumptions, and have been recorded at their ascribed value of $167.0 million on the books of NACH Inc..

Prior to the repayment of the New West Note in October 1995, the $167.0 million value ascribed to the Warrants was offset against the balance of the New West Note pursuant to guidance provided by Consensus No. 88-19 of the Emerging Issues Task Force of the Financial Accounting Standards Board. Subsequent to the repayment of the New West Note, the $167.0 million Warrant value is included in the balance of Minority Interest on the Consolidated Balance Sheets of Keystone Holdings.

The holder of the Warrants issued by NACH Inc. is entitled to receive 30 percent of common dividends from NACH Inc. after satisfaction of the exclusive right of the common stock to receive the first $500.0 million in common dividends. Tax sharing dividends are not subject to the $500.0 million preference. In addition, the common stock is entitled to receive a 1.4 percent preferential return.

In June 1993, the cumulative net earnings of NACH Inc. net of tax sharing dividends and the 1.4 percent preferential return amount exceeded $500.0 million. Keystone Holdings records only 70.0 percent of such amounts earned in excess of the $500.0 million preference as equity in earnings of subsidiaries. The amount of earnings attributable to the Warrant holder are shown in the Consolidated Financial Statements as minority interest in earnings of consolidated subsidiaries.


NOTE 20:  STOCKHOLDER'S EQUITY

Dividend Restrictions and Capital Levels

ASB's primary regulator is the Office of Thrift Supervision ("OTS"). OTS regulations impose limitations upon all "capital distributions" by savings associations, including cash dividends, payments to repurchase or otherwise acquire an institution's shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital of savings associations. All dividends paid by ASB have complied with these limitations.

Savings institutions are categorized into one of three tiers by the OTS based upon each institution's compliance with capital requirements and level of OTS supervisory concern. Tier 1 savings institutions have capital, both before and after a proposed distribution, greater than or equal to the fully phased-in capital requirement applicable on December 31, 1995, and have not been notified of being in need of more than normal supervision. These institutions may make capital distributions, after thirty days prior notice to the OTS Director, during a calendar year

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

up to the higher of 100.0 percent of net earnings to date during such year plus an amount equal to 50.0 percent of capital in excess of the fully phased-in capital requirement as of the beginning of the year or 75.0 percent of its net earnings for the most recent four quarters. ASB is a Tier 1 institution. Tier 2 savings institutions have capital, both before and after a proposed distribution, greater than or equal to the minimum capital required or would otherwise be a Tier 1 institution except for notification of supervisory concerns. These institutions may make capital distributions, after notice to the OTS Director, during a calendar year between 75.0 percent and 25.0 percent of net earnings to date depending upon how close the institution is to meeting its fully phased-in capital requirement. Tier 1 and Tier 2 institutions can make additional distributions after OTS approval. Tier 3 institutions do not meet their capital requirements and cannot make capital distributions without prior OTS approval.

OTS regulations also prohibit savings institutions from making any capital distribution or paying any management fees to any person controlling the institution if after the distribution or payment the institution's capital would be less than any of the following requirements: (a) a risk-based capital ratio of 8.0 percent, (b) a core capital to risk-adjusted assets ratio of 4.0 percent, (c) a core capital to adjusted total assets ratio of 4.0 percent, and
(d) any specific capital level for any capital measure in any written agency capital directive to which the institution is subject. ASB's capital has exceeded these standards throughout the periods covered by the Consolidated Financial Statements.

In addition, pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), ASB is required to meet certain minimum regulatory tangible, core and risk-based capital requirements. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") further expanded the capital requirements promulgated by FIRREA. At December 31, 1995 and 1994, ASB met all current and fully-phased in capital requirements.

New Capital is subject to the restrictions and limitations provided for in the Note Purchase Agreement, the Subordinated Note Agreement and the Series C Note Indenture. See Note 15, "Other Borrowed Money." Under the terms of the Note Purchase Agreement and the Subordinated Note Agreement, New Capital cannot pay dividends on its preferred stock or common stock unless its consolidated net worth exceeds $375.0 million. As long as New Capital's consolidated net worth exceeds $375.0 million, it can make restricted payments if the cumulative restricted payments do not exceed the sum of (i) $30.0 million, (ii) the proceeds from certain capital contributions and (iii) 50.0 percent of the cumulative adjusted net earnings (as defined in the agreements) of New Capital. The percentage limitation applied to cumulative adjusted net earnings is increased to 65.0 percent as long as New Capital's consolidated net worth after the proposed restricted payments exceeds $475.0 million. As of December 31, 1995, New Capital's consolidated net worth was $653.4 million and the 65.0 percent limitation was in effect. Under the terms of the Series C Note Indenture, New Capital may pay dividends and make other capital distributions ("Upstream Payments") to the extent that it has the capacity to incur an additional dollar of funded indebtedness (as defined in the Series C Indenture) after the proposed Upstream Payment. Based on the most restrictive of New Capital's debt covenants, as of December 31, 1995, New Capital would have been permitted to make up to $55.8 million in dividend or other restricted payments.


NOTE 21:  INTEREST RATE RISK MANAGEMENT

General

Keystone Holdings enters into interest rate risk management transactions that involve, to varying degrees, elements of credit and interest-rate risk. Exposure to credit risk generally arises from the nonperformance of counterparties or their inability to meet contractual terms. Keystone Holdings' policy is to enter into interest-rate risk management agreements only with large commercial banks, the FHLB and primary dealers. The collateral supporting the financial instruments are typically liquid assets such as mortgage-backed securities and loans. Keystone Holdings further manages its credit risk through the underwriting of investments and the establishment of credit approvals, credit limits and the ongoing monitoring of the counterparties. Interest rate and market risks arising from these transactions are managed through the use of established transaction size limitations, a specific approval process for each transaction and ongoing monitoring of risk positions. Keystone Holdings does not enter into speculative positions.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Interest Rate Exchange Agreements

Keystone Holdings utilizes swaps to limit interest-rate risk or modify terms of certain interest-sensitive assets and liabilities. At December 31, 1995 and 1994, Keystone Holdings held $1.5 billion and $1.9 billion, respectively, in swap positions. The following is a summary of the open swap positions, which are generally based on one, three and six-month LIBOR (dollars in millions):

                                                                                                        Term to Maturity
                             Notional      Fair                          Weighted Average Rate              In Years
                                                                         ---------------------         ---------------------
                              Amount       Value         Commences       Receive         Pay           Original    Remaining
                             --------      -----         ---------       -------        ------         --------    ---------
December 31, 1995
Floating Payment              $100         $13.3            1990          8.95%          6.01%           10.0         4.3
Floating Payment               225           3.6            1991          8.05           6.04             5.0         0.6
Fixed Payment                  135          (4.6)           1992          5.90           6.87             5.0         1.3
Fixed Payment                  782         (33.9)           1993          5.99           7.34             4.6         2.1
Fixed Payment                  255          (0.7)           1994          6.05           5.84             2.4         0.5
Fixed Payment                   20          (0.2)           1995          5.93           6.54             1.9         1.5



                             Notional      Fair                          Weighted Average Rate              In Years
                                                                         ---------------------         ---------------------
                              Amount       Value         Commences       Receive         Pay           Original    Remaining
                             --------      -----         ---------       -------        ------         --------    ---------
December 31, 1994
Floating Payment              $100         $ 4.0            1990          9.03%          5.79%           10.1          5.4
Floating Payment               225           0.4            1991          8.05           5.68             5.0          1.6
Floating Payment               250          (2.9)           1993          4.00           6.15             1.5          0.3
Fixed Payment                  168           4.0            1992          6.00           6.84             4.9          2.2
Fixed Payment                  946           8.9            1993          5.77           7.52             4.5          3.0
Fixed Payment                  195           5.6            1994          5.71           5.90             2.6          1.6


Interest Rate Protection Agreements

Interest rate protection agreements entitle the purchaser, in exchange for the payment of a premium, to receive variable interest payments if the index exceeds an agreed upon interest rate ("cap rate"). Keystone Holdings' cap positions are indexed based upon one or three-month LIBOR or one-month COFI. Shown below are the interest rate protection agreements held by Keystone Holdings at the dates indicated (dollars in millions):

                                                                                                    December 31,
                                                                                           -------------------------------
                                                                                           1995                       1994
                                                                                           ----                       ----

Notional Amount                                                                           $ 7,224                   $ 1,885
Unamortized Premium                                                                       $    18                   $    17
Estimated Market Value                                                                    $  (0.6)                  $    21
Weighted Average Maturity                                                                 1.9 yrs                   4.6 yrs
Weighted Average Original Term                                                            2.2 yrs                   5.9 yrs
Weighted Average Cap Rate                                                                   7.69%                     8.46%
One-Month LIBOR at December 31,                                                             5.69%                     5.94%
Three-Month LIBOR at December 31,                                                           5.63%                     6.44%
One-Month COFI at December 31,                                                              5.12%                     4.19%



For the years ended December 31, 1995 and 1994, the index did not exceed the cap rates and Keystone Holdings did not receive any payments under these agreements.

To further manage interest rate risk, Keystone Holdings entered into interest rate collar agreements (caps and floors) during 1995 which are effective January 1996. The collars have a notional amount of $5.0 billion, a three-month LIBOR index and a weighted average maturity of one year.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Forward Sales

Keystone Holdings uses forward sales of financial instruments to lock in prices on similar types and coupons of financial instruments and thereby limit market risk until these financial instruments are sold. See Note 23, "Commitments and Contingencies - Loan Commitments."

The following table summarizes the open positions at the dates indicated (dollars in millions):

                                     December 31,
                                  -------------------
                                  1995           1994
                                  ----           ----
MORTGAGE POOL SECURITIES
  Notional Amount               $    97       $      7
  Deferred Loss                 $    (1)      $     --
  Weighted Average Maturity     25 days        33 days
  Weighted Average Coupon          6.61%          8.40%


Financial Futures and Options

Financial futures and options contracts may be used to limit risk from declining interest rates or to protect against rising interest rates; however, during 1995 and 1994 Keystone Holdings did not purchase any futures or option contracts.


NOTE 22:  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of the Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

The estimated fair values of Keystone Holdings' financial instruments at December 31, are as follows (dollars in thousands):

                                                                    1995                                  1994
                                                         ----------------------------          ----------------------------
                                                         Recorded            Fair              Recorded            Fair
                                                          Amount             Value              Amount             Value
                                                         ---------           -----             --------            ------
FINANCIAL ASSETS:
Cash, Cash Equivalents and Other Investments           $   827,617       $    827,610        $   561,215       $    561,203
New West Note                                                   --                 --          1,515,040          1,667,405
Mortgage-Backed Securities                               6,952,047          7,020,890          3,027,547          3,019,763
Receivables from Affiliates                                  1,357              1,357              1,282              1,282
Receivables, Net of Allowance for Credit Losses         11,175,031         11,517,125         12,643,590         12,255,376
Excess Servicing Fees Receivable                            17,508             22,963             19,723             20,727

FINANCIAL LIABILITIES:
Deposits                                                13,005,029         13,136,945         12,815,489         12,764,187
Federal Home Loan Bank Advances                          1,004,337          1,018,398            391,366            389,399
Reverse Repurchase Agreements                            4,016,441          4,017,245          3,982,659          3,982,649
Other Borrowings                                           371,079            382,498            359,653            357,416

OFF-BALANCE SHEET NET UNREALIZED GAINS (LOSSES):
Interest Rate Protection and Exchange Agreements                --            (22,965)                --             40,341
Outstanding Loan Commitments Written                            --                 50                 --                (14)
Commitments to Sell or Purchase Mortgage Loans                  --               (931)                --                 (7)


Cash, Cash Equivalents and Other Investments

The fair values of cash and cash equivalents, federal funds sold, and investment in FHLB stock approximate the recorded values reported in the balance sheets. The fair values of investment securities and repurchase agreements are based on quoted market prices.

New West Note

In January 1995, the Federal Deposit Insurance Corporation ("FDIC") offered to pay down the remaining principal balance of the New West Note at par. Therefore, the fair value of the New West Note at December 31, 1994 represented the at par offer by the FDIC as it was the best indication of the current fair value. Keystone Holdings agreed with the FDIC in October 1995 to allow prepayment of the remaining balance of the New West Note. On October 24, 1995, ASB received the remaining principal balance of the New West Note of $505.3 million, plus interest. See Note 8, "New West Note".

Mortgage-backed Securities

The fair value of mortgage-backed securities is based on quoted market prices, yield spreads or dealer quotations from secondary market sources, adjusted for excess mortgage servicing rights for mortgage-backed securities issued before January 1, 1995 and originated mortgage servicing rights for mortgage-backed securities issued on or after January 1, 1995 on wholesale loans that were obtained from secondary market sources.


Loans Receivable

For purposes of calculating the fair value of loans receivable, loans were segregated by type, such as residential mortgages, income property loans, consumer and other receivables. Each loan category was further segregated between those with fixed interest rates and those with adjustable interest rates. ARMs are grouped based upon index, repricing terms and other relevant terms.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

For all mortgage loans, fair value is estimated using discounted cash flow analyses. Discount rates are based on secondary market quotations for similar loan types adjusted for differences in credit and servicing characteristics. For adjustable-rate mortgages in particular, a multiple scenario analysis is used to measure the impact interest rate caps have on fair value.

 Excess Servicing Fees Receivable

The fair value of excess servicing fees receivable is estimated using projected cash flows, adjusted for the effects of anticipated prepayments, using a market discount rate.

 Deposits

The fair values of passbook accounts, demand deposits, and certain money market deposits are assumed to be the recorded amounts at the reporting date. The fair value of term accounts is based on projected contractual cash flows discounted at rates currently offered for deposits of similar maturities. Core deposit intangibles are not included.

 Federal Home Loan Bank Advances and Other Borrowings

The fair values of fixed and adjustable rate FHLB advances are estimated by discounting contractual cash flows using discount rates that reflect current FHLB borrowing rates for similar advances.

Other borrowings include securities and loans sold under agreements to repurchase, Series A, B and C Notes, subordinated notes and mortgages payable secured by premises. The fair value of other borrowings is calculated based on a discounted cash flow analysis. The cash flows are discounted using approximated maturity matched rates for comparable instruments.

 Off-Balance Sheet Financial Instruments

Off-balance sheet items include interest rate caps, collars, corridors and swaps used for hedging purposes. Swap values are determined using dealer quotations, when available, or a discounted cash flow calculation whereby existing positions are discounted using rates that reflect current spreads on swaps with similar terms. Fair value of caps, collars and corridors are calculated using a multiple scenario analysis when dealer quotations are not available. The fair values represent the estimated amounts that Keystone Holdings would receive or pay to terminate the existing agreements at the reporting date. Other off-balance sheet financial instruments include outstanding loan commitments written, recourse obligations on receivables sold, and commitments to sell or purchase mortgage loans. The fair values of these instruments are determined using current estimated replacement costs.


NOTE 23:  COMMITMENTS AND CONTINGENCIES

 Lease Commitments

ASB conducts a major portion of its operations through leased facilities, primarily branch offices. These leases are primarily operating leases and contain options to renew at current market rates. Most leases contain escalation clauses based upon operating costs or the consumer price index. Management believes that in the normal course of business a majority of the leases will be renewed or replaced by other leases. At December 31, 1995, minimum commitments under noncancelable leases are set forth below (dollars in thousands):

                                          Contractual Maturity
              ---------------------------------------------------------------------------------
                1996         1997          1998          1999           2000        Thereafter         Total
              -------       ------       -------       -------       --------       -----------       -------

BALANCE       $ 9,524       $9,007       $ 7,815       $ 6,701       $  5,673       $    25,419       $64,139
              =======       ======       =======       =======       ========       ===========       =======

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

Also, see discussion relating to purchase of Irvine Plaza buildings and land at
Note 9 "Premises and Equipment." Total rent expense was $13.1 million, $18.8 million and $18.5 million for the years ending December 31, 1995, 1994 and 1993, respectively.

 Loan Commitments

At December 31, Keystone Holdings has the following commitments outstanding (dollars in thousands):

                                                          1995           1994
                                                         --------       --------

Commitments to Originate Adjustable Receivables          $258,079       $529,064
Commitments to Originate Fixed Receivables                102,046          1,306
Commitments to Sell Receivables                           126,501          6,683
Commitments to Purchase Mortgage-Backed Securities             --          9,234


In December 1992, ASB issued a $5.7 million irrevocable letter of credit (expiring no later than December 17, 2002). This letter of credit serves to ensure the timely payment of principal and interest on a loan made by the City of Modesto, California. This loan is secured by a first trust deed on an apartment complex in Modesto. At December 31, 1995, this letter of credit had not been drawn upon. As part of the reimbursement agreement supporting the letter of credit, ASB obtained a $5.7 million standby letter of credit from the FHLB.

 Litigation

Keystone Holdings is a defendant in various legal actions that arise out of the normal course of business. In the opinion of management, the probable liability resulting from these suits, individually or in the aggregate, is unlikely to have a material effect on Keystone Holdings.

ASB has been named as a party in a variety of actions arising out of the development of a 48-unit residential condominium project located in Long Beach, California. The Failed Association had foreclosed on a loan secured by the project in 1984 and completed construction. All 48 units in the project were then sold, most with financing supplied by the Failed Association; one of these loans was later refinanced by ASB. The loans issued by the Failed Association, to the extent still outstanding, are now owned directly by the FDIC. The claims in the actions include allegations of design and construction defects, as a result of the alleged location of the project on a solid waste landfill, and claims for relief under the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. Although the claimed damages are substantial, ASB has received indemnification from the FDIC for claims other than those relating to the loan refinanced by ASB. ASB settled that claim in 1995 by a release of the loan for a discounted payoff.

As part of the administration and oversight of the Assistance Agreement, the FDIC has a variety of review and audit rights, including the right to review and audit computations of payments in lieu of taxes. At the present time, Keystone Holdings and its affiliated parties are completing a settlement with the FDIC for all periods through June 30, 1994. Under the terms of a proposed settlement, Keystone Holdings and its affiliated parties and the FDIC will mutually settle and release all claims in consideration of certain nominal payments. Keystone Holdings has received no notice of any issues arising after June 30, 1994.

 Acquisition Structure

In the ordinary course of business, a variety of interpretive differences have arisen between ASB and its affiliated entities on the one hand and the government agencies responsible for administering the agreements entered into in connection with the Acquisition (principally the FDIC) (the "Acquisition Agreements") on the other. These differences (some of which involved amounts material to ASB) have been addressed both through negotiation and through arbitration without a material impact on ASB. Management expects that the administration of the Acquisition Agreements will continue to raise issues as to which ASB and its affiliates, may have views different from those of the FDIC. The prepayment of the balance of the New West Note, which occurred on October 24,

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

1995, will implicate various provisions of the Acquisition Agreements that have not previously been the subject of interpretation by the parties. Management does not believe that any disputes that may continue to arise relating to the Acquisition Agreements will have a material adverse effect on ASB.


NOTE 24:  SIGNIFICANT EVENT

 Restructuring

On June 30, 1993, ASB, AREG, certain of ASB's holding companies and New West entered into a transaction (the "Restructuring") with the FDIC as manager of the FRF and the RTC, pursuant to which New West transferred most of its real estate-related assets (the "Transferred Assets") to a new partnership, Brazos Partners, L.P. ("Brazos Partners"). Also, as a result of the Restructuring, AREG's agreement to manage the real estate assets of New West was terminated and ASB modified and restated its management agreement (the "Restated Management Agreement") with New West to cover management of all assets and liabilities retained by New West (respectively, the "Retained Assets" and "Retained Liabilities").

Pursuant to the Restated Management Agreement, ASB is responsible for all post-June 30, 1993 management functions associated with the remaining operations of New West. The Restated Management Agreement provides identical indemnifications and virtually the same management standards, exculpations, covenants and level of FDIC oversight, as contained in ASB's prior management agreement.

At the closing of the Restructuring, NACH Inc. received a non-recourse, subordinated note (the "Investor Note") in the aggregate principal amount of $20.0 million, along with $3.0 million in cash from certain entities that are investors in Brazos Partners (the "Investor Entities"). These were delivered to NACH Inc. in exchange for the transfer to the Investor Entities of certain rights related to the existing management agreements distributed by ASB to NACH Inc. immediately prior thereto. As a result of this transaction, NACH Inc. recorded a gain of $23.0 million in 1993.

Payments on the Investor Note were made out of 18.1 percent of all non-liquidating distributions to the Investor Entities and, after payment of $72.4 million of senior indebtedness owed to the FDIC, out of 100.0 percent of liquidating distributions. The note accrued interest at 12.0 percent per annum and was secured by a second priority lien on the respective interests of the Investor Entities in Brazos Partners. NACH Inc. had agreed that all payments of principal and interest received with respect to the Investor Note would be contributed by NACH Inc. to the capital of ASB. The Investor Note due to NACH Inc. was completely repaid in 1994.

With respect to loans or real estate owned ("REO") that qualify for Modified FRF Assistance and certain categories of loans serviced by others ("LSBOs") that would have previously qualified to be "put" to New West, ASB and its holding companies will also receive indemnification from the FDIC with respect to liabilities incurred in connection with third-party claims relating to the ownership or management by ASB thereof (other than claims resulting from ASB's gross negligence or willful misconduct). These indemnification rights end upon termination of the Assistance Agreement (expected to be December 28, 1998), except that certain environmental indemnities will continue for longer periods.

After the Restructuring, certain assistance and indemnification payments by the FDIC to ASB will accrue interest at 175 basis points above the COFI from the date ASB records the amount until paid at the end of each quarter.

In connection with the Restructuring, the Keystone Group received a closing agreement from the Internal Revenue Service concluding that the closing agreement received in 1988 remains in effect. Therefore, losses generated by New West may continue to offset income of ASB for federal income tax purposes, and the Keystone Group will continue to benefit from a reduction of its federal income tax. No additional rulings or opinion letters were sought from the California Franchise Tax Board; however, management believes that the Keystone Group may continue to rely on its earlier opinion letters so that New West's losses will continue to offset income of ASB for California franchise tax purposes.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Provisions of the 1988 Assistance Agreement that impose restrictions on the uses of the tax sharing payments made to Keystone Holdings by its subsidiaries were modified to allow those payments to be contributed as capital to ASB under certain circumstances (including Keystone Holdings' passing a $300.0 million minimum net worth test). Certain procedures were established, including, among others, a procedure whereby funds would be advanced by New Capital to NACH Inc. as a loan and NACH Inc. would then in turn contribute the proceeds of the loan to ASB. By this procedure, the dividend preference contained in the Class A Common Stock of NACH Inc. held by New Capital will not be affected. On June 30, 1993, $12.0 million was contributed from Keystone Holdings to New Holdings to New Capital and lent to NACH Inc. NACH Inc. then contributed the $12.0 million to ASB pursuant to this modification. Amounts contributed to ASB out of tax sharing payments are required to be returned to Keystone Holdings as needed to fund payments in lieu of taxes for the benefit of the FRF. As of December 31, 1994, the $12.0 million formerly contributed to ASB had been returned to Keystone Holdings.


NOTE 25:  RELATED PARTY TRANSACTIONS

 Irvine Plaza

In January 1995, a wholly-owned service corporation of ASB purchased from a related limited partnership the Irvine Plaza building structures and adjoining land currently utilized for ASB's executive offices and various departments. The total cash purchase price paid for the property was $45.2 million.

 Consulting Payments

Keystone Holdings has consulting agreements with affiliates calling for annual payments to be made to the affiliates in return for executive services rendered to Keystone Holdings. During 1995, 1994 and 1993 payments of $0.8 million,$0.7 million and $1.5 million, respectively were made.

 Advances to Affiliates

From time to time Keystone Holdings makes interest bearing advances to affiliates. At December 31, 1995 and 1994 Keystone Holdings had advances to affiliates of $1.4 million and $1.3 million, respectively.


NOTE 26:  ACCOUNTING STANDARDS ISSUED

 Statement of Financial Accounting Standards No. 121

In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If an impairment analysis is necessary, the following should be performed: (a) estimate the future cash flows expected to result from the use of the asset and its eventual disposition (b) if the sum of the expected future cash flows (undiscounted and without interest rate charges) is less than the carrying amount of the asset, an impairment loss is recognized (c) the measurement of an impairment loss should be based on the fair value of the asset. This statement does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets.

This statement is effective for fiscal years beginning after December 15, 1995. The provisions of SFAS 121 will be implemented January 1, 1996. The impact on Keystone Holdings is not expected to be material.

Statement of Position 94-6

In December 1994, the ASB Institute of Certified Public Accountants issued Statement of Position ("SOP") 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 supplements disclosure requirements for

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

risks and uncertainties existing as of the date of the financial statements in the following areas: (a) nature of operations, (b) use of estimates in the preparation of financial statements, (c) certain significant estimates and (d) current vulnerability due to certain concentrations.

SOP 94-6 is effective for financial statements issued for fiscal years ending after December 15, 1995, and for financial statements for interim periods in fiscal years subsequent to the year for which this SOP is to be the first applied. SOP 94-6 did not have an impact on Keystone Holdings' operations or financial position.

 Statement of Financial Accounting Standards No. 123

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 establishes a fair value based method of accounting for stock based compensation plans. SFAS 123 encourages, but does not require, adopting the fair value based method. SFAS 123 will not have an impact on Keystone Holdings' operations or financial position.


NOTE 27:  SUBSEQUENT EVENT

On February 8, 1996, ASB completed the private placement of $100.0 million of Subordinated Notes (the "Notes"). The Notes bear interest at a rate of 6.625 percent per annum. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, beginning on August 15, 1996.

The Notes mature on February 15, 2006. However, the Notes are redeemable in whole, or in part, at the option of ASB at all time prior to that date. The redemption price is equal to the greater of (i) 100 percent of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semiannual basis at the Treasury Yield plus 15 basis points, plus in each case accrued interest to the date of redemption.

The payment of the principal and interest on the Notes is subordinated to the prior payment in full of all Senior Indebtedness. Senior Indebtedness, in general, includes the principal and interest on (a) all claims against ASB having the same priority as savings account holders of ASB or any higher priority, (b) all indebtedness of ASB, other than the Notes, which is given in connection with the acquisition of any businesses, properties or assets of any kind and (c) obligations of ASB as lessee under capitalized leases. At December 31, 1995, Senior Indebtedness of ASB totaled approximately $18.0 billion, including $13.0 billion in deposits.

The proceeds of the private placement were used to pay general corporate expenses, to repay certain borrowings and to fund loan originations. The Notes qualify to be included in regulatory capital.

The Notes do not restrict ASB from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation. In addition, the Notes do not require ASB to maintain any financial ratios or certain levels of regulatory capital or liquidity.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE 28:  PARENT COMPANY FINANCIAL INFORMATION

Following are the Condensed Financial Statements of Keystone Holdings, Inc. (parent company only) (dollars in thousands):

CONDENSED BALANCE SHEETS:

                                                                         December 31,
                                                                     --------------------
                                                                     1995            1994
                                                                     ----            ----
ASSETS:
   Cash and cash equivalents                                     $     59       $      34
   Held-to-maturity investment securities (fair
     value $70,731 and $3,027)                                     70,731           3,027
   Investment in subsidiaries                                     590,003         526,586
   Receivable from affiliates                                      18,304           5,000
   Other assets                                                  $  1,296       $   1,016
                                                                 --------       ---------
     TOTAL ASSETS                                                $680,393       $ 535,663
                                                                 ========       =========
LIABILITIES:
   Accounts payable and accrued expenses                         $ 11,834       $   1,539
STOCKHOLDER'S EQUITY:
   Common stock                                                         1               1
   Additional paid-in capital                                      30,419         105,419
   Unrealized gain (loss) on available-for-sale securities        110,367         (29,161)
   Retained earnings                                              527,772         457,865
                                                                 --------       ---------

   TOTAL STOCKHOLDER'S EQUITY                                     668,559         534,124
                                                                 --------       ---------
   TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                    $680,393       $ 535,663
                                                                 ========       =========



CONDENSED STATEMENTS OF EARNINGS:

                                                             For the Year Ended
                                                                December 31,
                                                   ----------------------------------------
                                                     1995            1994            1993
                                                   --------        --------        --------
Interest income                                    $    640        $    480        $  1,782
Interest expense                                         --              --             299
                                                   --------        --------        --------
Net interest expense                                    640             480           1,483
Other expenses                                        1,606           2,398           3,072
                                                   --------        --------        --------
Loss before equity in earnings of subsidiary           (966)         (1,918)         (1,589)
Provision for payments in lieu of taxes                  --              --            (428)
Equity in earnings of subsidiary                     85,768          52,242          84,274
                                                   --------        --------        --------
   NET EARNINGS                                    $ 84,802        $ 50,324        $ 82,257
                                                   ========        ========        ========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 28:  PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS:

                                                                             For the Year Ended
                                                                                December 31,
                                                                 -------------------------------------------
                                                                      1995             1994             1993
                                                                 ---------        ---------        ---------

Net earnings                                                     $  84,802        $  50,324        $  82,257
Adjustments to reconcile net earnings to net cash
     provided by (used in) operating activities:
   Equity in earnings of subsidiary                                (85,768)         (52,242)         (84,274)
   Increase (decrease) in FSLIC Resolution Fund
     share of Keystone Group tax benefits
     payable to New West                                             8,210          (15,133)         (41,396)
   (Increase) decrease in receivable from subsidiaries
     for Keystone Group tax benefits
     payable to New West                                            (6,845)           5,731           (6,121)
   Other, net                                                        1,806             (203)              17
                                                                 ---------        ---------        ---------
     Total adjustments                                             (82,597)         (61,847)        (131,774)
                                                                 ---------        ---------        ---------
Net cash provided by (used in) operating activities                  2,205          (11,523)         (49,517)
                                                                 ---------        ---------        ---------

Cash flows from investing activities:
   Contributions to subsidiary                                     (13,392)         (20,677)         (72,860)
   Purchase of held-to-maturity securities                        (120,518)        (150,462)        (680,950)
   Tax sharing dividends received                                   77,173           21,594           49,526
   Common stock dividends received                                   7,500           39,500           34,000
   Proceeds from maturities of held-to-maturity securities          52,814          155,118          749,598
   Other, net                                                          (75)          (1,111)            (535)
                                                                 ---------        ---------        ---------
Net cash provided by investing activities                            3,502           43,962           78,779
                                                                 ---------        ---------        ---------

Cash flows from financing activities:
   Common stock dividends paid                                      (5,587)         (32,500)          (8,000)
                                                                                                   ---------
   Decrease in notes payable to affiliates                              --               --          (21,000)
   Other, net                                                          (95)               1             (409)
                                                                 ---------        ---------        ---------
Net cash used in financing activities                               (5,682)         (32,499)         (29,409)
                                                                 ---------        ---------        ---------

Net increase (decrease) in cash and cash equivalents                    25              (60)            (147)
Cash and cash equivalents at beginning of year                          34               94              241
                                                                 ---------        ---------        ---------
Cash and cash equivalents at end of year                         $      59        $      34        $      94
                                                                 =========        =========        =========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 29:  SIGNIFICANT SUBSIDIARY FINANCIAL INFORMATION

Following is the condensed financial information for Keystone Holdings' significant subsidiary, ASB (dollars in thousands):

                                                                                         1995               1994
                                                                                     -----------       ------------
ASSETS:
Cash and Cash Equivalents                                                            $   385,203       $    215,049
Investment Securities (fair value of $38,311 and $76,676)                                 38,318             76,688
Receivables, net                                                                      11,101,010         12,638,520
Mortgage-Backed Securities, net (fair value of $2,959,608 and $1,698,338)              2,890,765          1,706,122
Assets Available-for-Sale:
   Investment Securities                                                                 165,379            135,949
   Mortgage-Backed Securities, net                                                     4,061,282          1,321,425
Assets Held-for-Sale:
   Receivables (fair value of $75,614 and $5,070)                                         74,021              5,070
New West Note                                                                                 --          1,682,040
Federal Home Loan Bank Stock                                                             159,949            122,987
Interest Receivable                                                                      110,977             77,191
Premises and Equipment, net                                                              227,282            181,467
Foreclosed Properties, net                                                               100,037            118,645
Mortgage Servicing Rights, net                                                            90,901             61,039
Deferred Tax Asset, net                                                                  112,596            112,596
Other Assets                                                                              90,223             82,003
                                                                                     -----------       ------------
   TOTAL ASSETS                                                                      $19,607,943       $ 18,536,791
                                                                                     ===========       ============

LIABILITIES:
Deposits                                                                             $13,005,029       $ 12,815,489
Federal Home Loan Bank Advances                                                        1,004,337            391,366
Reverse Repurchase Agreements                                                          4,016,441          3,982,659
Payable to Affiliate                                                                      16,001              2,867
Federal Funds Purchased                                                                       --             50,000
Other Borrowed Money                                                                       6,579              9,153
Interest Payable                                                                          52,212             32,677
Remittances Due Banks                                                                     54,525             77,183
Remittances Due on Loans Serviced for Others                                             136,312             80,131
Accounts Payable and Accrued Expenses                                                     77,557             81,203
                                                                                     -----------       ------------
   TOTAL LIABILITIES                                                                  18,368,993         17,522,728
                                                                                     -----------       ------------

STOCKHOLDERS' EQUITY:
Participating Preferred Stock Series A (par value $0.01 per share, liquidation preference $0.10 per share); Shares Authorized 10,000;
   Shares Issued 3,503                                                                        --                 --
Common Stock (par value $1.00 per share); Shares Authorized 1,000,000;
   Shares Issued and Outstanding 97,000                                                       97                 97
Additional Paid-in Capital                                                               446,488            386,488
Unrealized Gain (Loss) on Available-for-Sale Securities                                  110,367            (29,161)
Retained Earnings - Substantially Restricted                                             681,998            656,639
                                                                                     -----------       ------------
   TOTAL STOCKHOLDERS' EQUITY                                                          1,238,950          1,014,063
                                                                                     -----------       ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $19,607,943       $ 18,536,791
                                                                                     ===========       ============

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 29:  SIGNIFICANT SUBSIDIARY FINANCIAL INFORMATION (CONTINUED)

                                                                    1995               1994               1993
                                                                -----------        -----------        -----------
INTEREST INCOME:
   Receivables                                                  $   967,168        $   708,369        $   755,409
   Mortgage-Backed Securities                                       272,320            167,073            106,764
   New West Note                                                     58,841            141,039            241,014
   Investment Securities                                             37,846             18,745             10,346
                                                                -----------        -----------        -----------
     Total Interest Income                                        1,336,175          1,035,226          1,113,533
                                                                -----------        -----------        -----------

INTEREST EXPENSE:
   Deposits                                                         636,315            481,794            513,435
   FHLB Advances                                                     30,858             69,096            128,741
   Reverse Repurchase Agreements                                    261,217            103,828             20,239
   Other Borrowings                                                   1,378                956                412
                                                                -----------        -----------        -----------
     Total Interest Expense                                         929,768            655,674            662,827
                                                                -----------        -----------        -----------

     NET INTEREST INCOME                                            406,407            379,552            450,706

   Provision for Credit Losses                                       63,837            101,609            123,503
                                                                -----------        -----------        -----------
     NET INTEREST INCOME AFTER PROVISION FOR
     CREDIT LOSSES                                                  342,570            277,943            327,203

OTHER INCOME AND EXPENSE:
   Gain From Disposition of Credit Card Receivables, net                 --             24,981                 --
   Gain on Sale of Servicing Rights                                      --             20,396                 --
   Gain (Loss) on Sale of Receivables, net                               34             (2,295)             9,776
   Savings Fee Income                                                21,526             16,781             17,555
   Commissions Income                                                16,890             15,150             17,590
   Receivable Fee Income                                             11,811             12,982             13,829
   Gain on Other Asset Sales, net                                     2,534                207              1,474
   Net Expense of Foreclosed Properties                             (18,032)           (13,390)           (12,951)
   Net Servicing Income                                              18,696             14,038              7,229
   Loss on Sale of Covered Assets                                   (37,399)                --                 --
   Effect of FDIC Assistance on Covered Assets                       55,630                 --                 --
   Other Income and Expense                                             743                 45              3,138
                                                                -----------        -----------        -----------
     Total Other Income and Expense                                  72,433             88,895             57,640
                                                                -----------        -----------        -----------
     EARNINGS BEFORE GENERAL AND
     ADMINISTRATIVE EXPENSES AND TAXES                              415,003            366,838            384,843

GENERAL AND ADMINISTRATIVE EXPENSES:
   Salaries and Fringe Benefits                                     146,292            151,797            149,770
   Occupancy                                                         32,151             34,801             40,568
   Regulatory Premiums and Assessments                               33,367             32,483             32,019
   Data Processing                                                   27,119             25,777             26,693
   Advertising and Promotion                                         12,424             11,628             11,677
   Deferred Origination Expenses                                    (34,718)           (38,931)           (35,067)
   Reimbursements from Affiliates                                      (573)            (1,144)            (6,601)
   Other Operating Expenses                                          38,130             40,325             39,584
                                                                -----------        -----------        -----------
     Total General and Administrative Expenses                      254,192            256,736            258,643
                                                                -----------        -----------        -----------

     EARNINGS BEFORE TAXES                                          160,811            110,102            126,200
   Provision (Benefit) for Federal and State Income Taxes             4,402              1,722             (2,830)
   Provision (Benefit) for Payments in Lieu of Taxes                  7,887               (824)            14,397
                                                                -----------        -----------        -----------
     NET EARNINGS                                               $   148,522        $   109,204        $   114,633
                                                                ===========        ===========        ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 29:  SIGNIFICANT SUBSIDIARY FINANCIAL INFORMATION (CONTINUED)

                                                                               1995               1994               1993
                                                                            -----------        -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings                                                                $   148,522        $   109,204        $   114,633
Adjustments to Reconcile Net Earnings to Net Cash Provided by
 Operating Activities:
   Provision for Credit Losses                                                   63,837            101,609            123,503
   Depreciation and Amortization                                                 16,447             12,502             38,951
   Net Gain on Disposition of Credit Card Receivables                                --            (24,981)                --
   Net Gain on Sale of Servicing Rights                                              --            (20,396)                --
   Net Loss (Gain) on Asset Sales                                                (2,568)             2,088            (11,250)
   Loss on Sale of Covered Assets                                                37,399                 --                 --
   Effect of FDIC Assistance on Covered Assets                                  (55,630)                --                 --
   Federal Home Loan Bank Stock Dividend                                         (7,188)            (5,355)            (2,772)
   Interest Payable, Net Change                                                  19,535              9,731             20,609
   Remittances Due, Net Change                                                   33,523            (78,759)            33,550
   Increase (Decrease) in Accounts Payable and Accrued Expenses                  (3,646)             4,463            (13,644)
   Originated Receivables, Held-for-Sale                                       (782,583)          (223,220)          (920,151)
   Proceeds from Sale of Receivables, Held-for-Sale                           1,093,754            724,324            818,966
   Purchase of Investment Securities, Held-for-Trading                         (128,510)           (66,211)                --
   Proceeds from Sale of Investment Securities, Held-for-Trading                128,609             66,324                 --
   Decrease (Increase) in Interest Receivable                                   (33,786)           (14,569)             3,433
   Other, Net                                                                    (9,263)           (39,009)            59,442
                                                                            -----------        -----------        -----------
     Total Adjustments                                                          369,930            448,541            150,637
                                                                            -----------        -----------        -----------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                                  518,452            557,745            265,270
                                                                            -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of Available-for-Sale Securities                                  (619,918)          (355,975)          (334,306)
   Principal Payments and Maturities of Available-for-Sale Securities           446,303            188,405            142,116
   Proceeds from Sales of Available-for-Sale Securities                         453,874            164,587            262,132
   Purchases of Held-to-Maturity Securities                                    (443,322)          (824,013)           (13,137)
   Principal Payments and Maturities of Held-to-Maturity Securities             606,767            532,304            199,951
   Originated Real Estate Receivables                                        (3,939,384)        (4,491,645)        (2,955,578)
   Principal Payments on Real Estate Receivables                                744,400            840,432          1,014,252
   Consumer Receivables Originated or Collected, Net Change                       3,698             16,023              3,735
   Federal Home Loan Bank Stock Purchases                                       (29,774)           (11,102)           (14,068)
   New West Note, Net Payments Received                                       1,682,040          1,569,018          1,569,018
   Proceeds from Sale of Premises and Equipment                                   4,871              2,211              8,130
   Purchase of Premises and Equipment                                           (65,169)           (19,988)           (17,438)
   Foreclosed Properties, Net Sales Proceeds                                    125,889            168,141            151,513
   Purchased Mortgage Servicing Rights                                          (38,270)           (37,605)                --
   Cash Proceeds from Disposition of Credit Card Receivables                         --            166,315                 --
   Other, Net                                                                    (7,149)            21,369             (3,928)
                                                                            -----------        -----------        -----------
     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                     (1,075,144)        (2,071,523)            12,392
                                                                            -----------        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Deposit Activity, Net                                                        189,540           (552,151)          (618,033)
   Proceeds from Federal Home Loan Bank Advances                              1,093,732          2,505,794          3,170,361
   Payments for Federal Home Loan Bank Advances                                (480,761)        (3,652,271)        (3,219,518)
   Proceeds from Long-Term Reverse Repurchase Agreements                        597,557          1,103,000                 --
   Payments for Long-Term Reverse Repurchase Agreements                        (475,127)                --                 --
   Short-Term Reverse Repurchase Agreements, Net Change                         (88,648)         1,845,064            534,842
   Federal Funds Purchased, Net Change                                          (50,000)            50,000                 --
   Tax Sharing Dividends Paid                                                   (77,173)           (22,050)           (49,793)
   Common Stock Dividends Paid                                                  (39,700)           (29,500)           (25,000)
   Capital Contributions from Parent                                             60,000             19,167             14,642
   Other, Net                                                                    (2,574)               932            (31,754)
                                                                            -----------        -----------        -----------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                        726,846          1,267,985           (224,253)
                                                                            -----------        -----------        -----------
   NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         170,154           (245,793)            53,409
   CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               215,049            460,842            407,433
                                                                            -----------        -----------        -----------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $   385,203        $   215,049        $   460,842
                                                                            ===========        ===========        ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 29:  SIGNIFICANT SUBSIDIARY FINANCIAL INFORMATION (CONTINUED)


                      DISCLOSURES OF CASH FLOW INFORMATION

                                                                            1995           1994              1993
                                                                         ----------       --------       -----------

  Interest Paid on Deposits                                              $  628,618       $481,834       $   513,196
  Interest Paid on Borrowings                                               280,763        164,109           129,022

Non-Cash Investing Activities:
  Loans Exchanged for Mortgage-Backed Securities                          4,214,911          8,697         1,557,485
  Foreclosed Properties Acquired in Settlement of Loans                     231,720        318,726           316,369
  Loans Originated to Facilitate the Sale of Foreclosed Properties           65,693         92,415            47,832

Non-Cash Financing Activities:
  Deposits Exchanged in Branch Swaps                                             --             --           152,382

Dividends Declared and Payable in Different Years:
  Tax Sharing Dividends                                                       9,206          2,916            (7,987)

            UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
                      KEYSTONE HOLDINGS AS OF JUNE 30, 1996

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets

                             (Dollars in Thousands)
                                   (Unaudited)



                                                                                   June 30,          December 31,
                                                                                     1996               1995
                                                                                ------------        -----------

ASSETS:
Cash and Cash Equivalents                                                       $    144,062        $   385,561
Investment Securities (fair value of $106,089 and $116,721)                          106,095            116,728
Receivables, net                                                                  12,812,492         11,101,010
Mortgage-Backed Securities, net (fair value of $2,820,495 and $2,959,608)          2,770,432          2,890,765
Assets Available-for-Sale:
   Investment Securities                                                             121,805            165,379
   Mortgage-Backed Securities, net                                                 3,542,364          4,061,282
Assets Held-for-Sale:
   Receivables (fair value of $42,433 and $75,614)                                    42,141             74,021
Federal Home Loan Bank Stock                                                         180,270            159,949
Interest Receivable                                                                  115,745            111,284
Premises and Equipment, net                                                          231,455            233,687
Foreclosed Properties, net                                                            84,036            100,037
Mortgage Servicing Rights, net                                                        90,026             90,901
Deferred Tax Asset, net                                                              112,596            112,596
Receivable from Affiliate                                                              2,582              1,357
Other Assets                                                                         124,605             99,099
                                                                                ------------        -----------
   TOTAL ASSETS                                                                 $ 20,480,706        $19,703,656
                                                                                ============        ===========

LIABILITIES:
Deposits                                                                        $ 12,728,966         13,005,029
Federal Home Loan Bank Advances                                                    2,013,439          1,004,337
Reverse Repurchase Agreements                                                      3,987,359          4,016,441
Other Borrowings                                                                     493,734            371,079
Interest Payable                                                                      80,666             63,114
Remittances Due Banks                                                                 46,092             54,525
Remittances Due on Loans Serviced for Others                                          97,089            136,312
Dividend Payable                                                                      25,000                 --
Accounts Payable and Accrued Expenses                                                150,984             91,199
                                                                                ------------        -----------
   TOTAL LIABILITIES                                                              19,623,329         18,742,036
                                                                                ------------        -----------

MINORITY INTEREST                                                                    306,979            293,061

STOCKHOLDER'S EQUITY:
Common Stock                                                                               1                  1
Additional Paid-in Capital                                                            30,419             30,419
Unrealized Gain (Loss) on Available-for-Sale Securities                               (1,411)           110,367
Retained Earnings - Substantially Restricted                                         521,389            527,772
                                                                                ------------        -----------
   TOTAL STOCKHOLDER'S EQUITY                                                        550,398            668,559
                                                                                ------------        -----------
   TOTAL LIABILITIES, MINORITY INTEREST AND
      STOCKHOLDER'S EQUITY                                                      $ 20,480,706        $19,703,656
                                                                                ============        ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                  Condensed Consolidated Statements of Earnings

                             (Dollars in Thousands)
                                   (Unaudited)


                                                                    Six Months Ended                   Three Months Ended
                                                                         June 30,                           June 30,
                                                                 --------------------------        --------------------------
                                                                    1996             1995             1996             1995
                                                                 ---------        ---------        ---------        ---------

INTEREST INCOME:
Receivables                                                      $ 448,397        $ 463,094        $ 230,568        $ 235,908
Mortgage-Backed Securities                                         242,465          112,497          117,954           66,249
New West Note                                                           --           43,699               --           19,432
Investment Securities                                               15,858           17,011            8,986            8,976
                                                                 ---------        ---------        ---------        ---------
   Total Interest Income                                           706,720          636,301          357,508          330,565
                                                                 ---------        ---------        ---------        ---------

INTEREST EXPENSE:
Deposits                                                           298,357          308,414          147,227          160,913
Federal Home Loan Bank Advances                                     21,252           13,120           11,636            6,304
Reverse Repurchase Agreements                                      130,393          132,055           67,150           66,940
Other Borrowings                                                    19,094           17,013            9,792            8,588
                                                                 ---------        ---------        ---------        ---------
   Total Interest Expense                                          469,096          470,602          235,805          242,745
                                                                 ---------        ---------        ---------        ---------

NET INTEREST INCOME                                                237,624          165,699          121,703           87,820

Provision for Credit Losses                                         35,180           34,533           17,203           15,600
                                                                 ---------        ---------        ---------        ---------

NET INTEREST INCOME AFTER PROVISION FOR
CREDIT LOSSES                                                      202,444          131,166          104,500           72,220
                                                                 ---------        ---------        ---------        ---------

OTHER INCOME AND EXPENSE:
Gain (Loss) on Sale of Receivables, net                              2,965              777            1,332          (10,742)
Savings Fee Income                                                  11,627            9,018            5,879            4,629
Commission Income                                                   10,241            7,703            5,163            4,324
Receivable Fee Income                                                7,681            5,042            4,309            2,849
Gain (Loss) on Other Asset Sales, net                                 (324)             890               45              734
Net Expense of Foreclosed Properties                                (7,496)          (8,467)          (3,772)          (4,936)
Net Servicing Income                                                 9,391            8,275            4,698            4,149
Loss on Sale of Covered Assets                                          --             (667)              --             (453)
Effect of FDIC Assistance on Covered Assets                             --           16,741               --           14,226
Other, net                                                             539              445              360             (420)
                                                                 ---------        ---------        ---------        ---------
   Total Other Income and Expense                                   34,624           39,757           18,014           14,360
                                                                 ---------        ---------        ---------        ---------

EARNINGS BEFORE GENERAL AND
ADMINISTRATIVE EXPENSES AND TAXES                                  237,068          170,923          122,514           86,580

General and Administrative Expenses                                134,870          136,130           67,592           68,165
                                                                 ---------        ---------        ---------        ---------

EARNINGS BEFORE TAXES                                              102,198           34,793           54,922           18,415

Provisions for Federal and State Income Taxes                        3,469            1,037            1,803              684
Provision (Benefit) for Payments in Lieu of Taxes                   24,216           (6,476)          11,411              (42)
                                                                 ---------        ---------        ---------        ---------

EARNINGS FROM OPERATIONS                                            74,513           40,232           41,708           17,773

Minority Interest in Earnings of Consolidated Subsidiaries         (20,896)         (14,708)         (11,516)          (5,488)
                                                                 ---------        ---------        ---------        ---------

NET EARNINGS                                                     $  53,617        $  25,524        $  30,192        $  12,285
                                                                 =========        =========        =========        =========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Stockholder's Equity

                             (Dollars in Thousands)
                                   (Unaudited)



                                                           Unrealized
                                                          Gain (Loss) on      Retained
                                             Additional     Available-        Earnings -         Total
                                   Common      Paid-in       for-Sale       Substantially     Stockholder's
                                   Stock       Capital      Securities       Restricted         Equity
                                   ------    ----------   ---------------   -------------     -------------

Balance at December 31, 1995          $1       $30,419       $ 110,367        $ 527,772        $ 668,559

  Net Earnings                         -            --              --           53,617           53,617

  Dividends on Common Stock            -            --              --          (60,000)         (60,000)

  Unrealized Loss on
  Available-for-Sale Securities        -            --        (111,778)              --         (111,778)
                                      --       -------       ---------        ---------        ---------

Balance at June 30, 1996              $1       $30,419       $  (1,411)       $ 521,389        $ 550,398
                                      ==       =======       =========        =========        =========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Cash Flows

                             (Dollars in Thousands)
                                   (Unaudited)

                                                                                    Six Months Ended
                                                                                        June 30,
                                                                             ------------------------------
                                                                                1996               1995
                                                                             -----------        -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings                                                                 $    53,617        $    25,524
Adjustments to Reconcile Net Earnings to Net Cash
 Provided by Operating Activities
   Provision for Losses                                                           35,180             34,533
   Depreciation and Amortization                                                  19,439             13,141
   Net Gain on Asset Sales                                                        (2,641)            (1,667)
   Loss on Sale of Covered Assets                                                     --                667
   Effect of FDIC Assistance on Covered Assets                                        --            (16,741)
   Federal Home Loan Bank Stock Dividend                                          (4,394)            (3,249)
   Interest Payable, Net Change                                                   17,552             31,725
   Remittances Due, Net Change                                                   (47,656)            25,587
   Originated Receivables, Held-for-Sale                                        (538,310)          (152,312)
   Proceeds from Sale of Receivables, Held-for-Sale                              561,428            284,200
   Purchase of Mortgage-Backed Securities, Held-for-Trading                       (5,326)                --
   Proceeds from Sales of Mortgage-Backed Securities, Held-for-Trading             5,331                 --
   Purchase of Investment Securities, Held-for-Trading                                --            (29,827)
   Proceeds from Sales of Investment Securities, Held-for-Trading                     --             29,888
   Increase in Interest Receivable                                                (4,461)           (27,780)
   Increase (Decrease) in Federal and State Taxes                                 (1,301)               108
   Increase (Decrease) in Payable to FSLIC Resolution Fund                        24,090             (6,267)
   Other, Net                                                                     27,109              7,329
                                                                             -----------        -----------
     Total Adjustments                                                            86,040            189,335
                                                                             -----------        -----------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                                   139,657            214,859
                                                                             -----------        -----------



CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Available-for-Sale Securities                                      (113,223)          (290,604)
Principal Payments and Maturities of Available-for-Sale Securities               270,047            175,908
Proceeds from Sales of Available-for-Sale Securities                             283,638            136,679
Purchases of Held-to-Maturity Securities                                      (1,662,880)          (322,595)
Principal Payments and Maturities of Held-to-Maturity Securities               1,800,566            357,261
Originated Real Estate Receivables                                            (2,280,377)        (1,944,071)
Principal Payments on Real Estate Receivables                                    507,667            270,835
Consumer Receivables Originated or Collected, Net Change                           1,413              1,469
Federal Home Loan Bank Stock Purchases                                           (15,927)           (29,774)
New West Note, Payments Received                                                      --            784,508
Proceeds from Sale of Premises and Equipment                                       1,178              1,990
Purchase of Premises and Equipment                                               (10,623)           (56,228)
Foreclosed Properties, Net Sales Proceeds                                         59,384             79,069
Purchased Mortgage Servicing Rights                                               (5,170)           (19,783)
Other, Net                                                                        (2,080)             3,007
                                                                             -----------        -----------
   NET CASH USED IN INVESTING ACTIVITIES                                      (1,166,387)          (852,329)
                                                                             ===========        ===========

CASH FLOWS FROM FINANCING ACTIVITIES:
Deposit Activity, net                                                           (276,063)           487,811
Proceeds from Federal Home Loan Bank Advances                                  2,130,844            103,292
Payments for Federal Home Loan Bank Advances                                  (1,121,742)          (110,350)
Proceeds from Issuance of Series C Notes                                              --            175,000
Repayment of Series A Notes                                                           --           (111,000)
Proceeds from Issuance of Subordinated Notes                                      99,172                 --
Proceeds from Long-Term Reverse Repurchase Agreements                            574,081            394,885
Payments for Long-Term Reverse Repurchase Agreements                            (202,672)                --
Short-Term Reverse Repurchase Agreements, Net Change                            (400,491)          (198,621)
Federal Funds Purchased, Net Change                                               30,000            (50,000)
Common Stock Dividends Paid                                                      (35,000)            (5,500)
Preferred Stock Dividends Paid                                                    (6,977)            (6,938)
Other, Net                                                                        (5,921)            (6,385)
                                                                             -----------        -----------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                                     785,231            672,194
                                                                             -----------        -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (241,499)            34,724
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 385,561            215,253
                                                                             -----------        -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $   144,062        $   249,977
                                                                             ===========        ===========

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Cash Flows (continued)

                             (Dollars in Thousands)
                                   (Unaudited)

                      Disclosures of Cash Flow Information



                                                                            Six Months Ended
                                                                                June 30,
                                                                          -----------------------
                                                                           1996           1995
                                                                          --------       --------

Interest Paid on Deposits                                                 $281,943       $282,895
Interest Paid on Borrowings                                                168,584        154,977

Non-Cash Investing Activities:
   Loans Exchanged for Mortgage-Backed Securities                               --            918
   Foreclosed Properties Acquired in Settlement of Loans                   107,334        137,682
   Loans Originated to Facilitate the Sale of Foreclosed Properties         40,533         16,627

Dividends Declared and Payable in Different Periods:
   Common Dividends                                                         25,000             --

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- GENERAL

Keystone Holdings commenced operations in December 1988 as an indirect holding company for ASB, a Federally chartered savings bank. NACH Inc. owns all of the outstanding common stock of ASB. NACH Inc. is owned by New Capital whose common stock is owned by New Capital a subsidiary of Keystone Holdings. Keystone Holdings and its direct and indirect subsidiaries are collectively referred to as the "Keystone Group."

Keystone Holdings, through New Holdings owns the common stock of New West. Although Keystone Holdings holds the ownership interest in New West, Keystone Holdings does not have a financial interest in New West because of certain contractual provisions and indemnifications. Any loss incurred by New West during its liquidation is the financial responsibility of the FSLIC Resolution Fund. Keystone Holdings does not record any equity in the earnings or losses of New West and substantially all decisions made by New West's management must be approved by the FDIC prior to execution. Therefore, the accounts of New West are not included in Keystone Holdings' consolidated financial statements. New West was considered a nominee corporation of ASB for state and federal income tax purposes until October 24, 1995.

The Condensed Consolidated Financial Statements included herein have been prepared by Keystone Holdings and are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the periods covered have been made. Certain information and note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although Keystone Holdings believes that the disclosures are adequate to make the information presented not misleading.

It is suggested that these Condensed Consolidated Financial Statements be read in conjunction with the audited December 31, 1995 Consolidated Financial Statements and the notes thereto. The Condensed Consolidated Financial Statements have been prepared on a basis substantially consistent with that of the audited consolidated financial statements referred to above. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported balances of certain assets and liabilities as of the balance sheet dates and the revenues and expenses for the periods then ended. In those cases where amounts reported in the Condensed Consolidated Financial Statements are significantly influenced by such estimates and assumptions, actual results could differ from those reported. Certain amounts in the prior periods' financial statements have been reclassified to conform with the current period presentation. The results for the periods covered hereby are not necessarily indicative of the operating results for a full year.

The Condensed Consolidated Financial Statements include the accounts of Keystone Holdings and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.


NOTE 2 -- SUBORDINATED NOTES

On February 8, 1996, ASB completed the private placement of $100.0 million of Subordinated Notes (the "Notes"). The Notes bear an interest rate of 6.625 percent per annum. Interest on the Notes is payable semi-annually in arrears on each February 15 and August 15, beginning on August 15, 1996.

The Notes mature on February 15, 2006. However, the Notes are redeemable in whole, or in part, at the option of ASB at any time prior to that date. The redemption price is equal to the greater of (i) 100 percent of the principal and interest discounted to the date of redemption on a semi-annual basis at the Treasury Yield plus 15 basis points, plus in each case accrued interest to the date of redemption.

The payment of the principal and interest on the Notes is subordinated to the prior payment in full of all Senior Indebtedness. Senior Indebtedness, in general, includes the principal and interest on (a) all claims against ASB having the same priority as savings account holders of ASB or any higher priority, (b) all indebtedness of ASB, other than the Notes, which is given in connection with the acquisition of any businesses, properties or assets of any kind and (c) obligations of ASB as lessee under capitalized leases.

                    KEYSTONE HOLDINGS, INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

The proceeds of the private placement were used to pay general corporate expenses, to repay certain borrowings and to fund loan originations. The Notes qualify to be included in regulatory capital.

The Notes do not restrict ASB from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation. In addition, the Notes do not require ASB to maintain any financial ratios or certain levels of regulatory capital or liquidity.

NOTE 3 -- RECENT ACCOUNTING PRONOUNCEMENT

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This statement specifies when financial assets and liabilities are to be removed from an entity's financial statements, specifies the accounting for servicing assets and liabilities, and the accounting for assets that can be contractually prepaid in such a way that the holder would not recover substantially all of its recorded investment.

Under SFAS 125, an entity recognizes only assets it controls and liabilities it has incurred, derecognizes assets only when control has been surrendered, and derecognizes liabilities only when they have been extinguished. SFAS 125 requires that the selling entity continue to carry retained interests, including servicing assets, in assets it has derecognized. Such retained interests are based on their relative fair values at the date of transfer. Transfers not meeting the criteria for sale recognition are accounted for as a secured borrowing with pledge of collateral. Under SFAS 125, certain collateralized borrowings may result in asset derecognition when the assets provided as collateral may be derecognized based on whether the secured party takes control over the collateral and whether the secured party is: (1) permitted to repledge or sell the collateral; and (2) the debtor does not have the right to redeem the collateral on short notice. Extinguishments of liabilities are recognized only when the debtor pays the creditor and is relieved of its obligation for the liability or when the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor.

SFAS 125 requires an entity to recognize its obligation to service financial assets, that are retained in a transfer of assets, in the form of a servicing asset or liability. The servicing asset or liability is to be amortized in proportion to and over the period of net servicing income or loss. Servicing assets and liabilities are to be assessed for impairment based on their fair value.

SFAS 125 modifies the accounting for interest-only strips or retained interests in securitizations, such as capitalized servicing fees receivable, that can contractually be prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment, to require their classification as available for sale or as trading securities. Interest-only strips and retained interests are to be recorded at fair value. Changes in fair value are included in stockholder's equity as unrealized holding gains or losses, net of the related tax effect.

SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is required to be applied prospectively. Keystone Holdings does not anticipate a material impact on transactions covered by SFAS 125.

NOTE 4 -- SUBSEQUENT EVENT

On September 30, 1996, President Clinton signed legislation intended to recapitalize the Savings Association Insurance Fund ("SAIF") and to reduce the gap between SAIF premiums and the Bank Insurance Fund ("BIF") premiums, among other things. The legislation provides for a special one-time assessment on SAIF-insured deposits that were held as of March 31, 1995, including certain deposits acquired after that date. The assessment will bring the SAIF's reserve ratio to the legally required level of $1.25 for every $100 in insured deposits. Beginning in January 1997, deposits insured through the SAIF at most institutions probably will be subject to regular FDIC assessments amounting to
6.4 cents per $100 per year, while deposits insured through the BIF at most institutions probably will be subject to regular FDIC assessments amounting to
1.3 cents per $100 per year.

Keystone Holdings' special assessment will result in an estimated pre-tax charge of $88.5 million in the quarter ended September 30, 1996.

                                      PROXY

                            UTAH FEDERAL SAVINGS BANK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints John E. Clay and Ernest J. Miller, and each of them, as proxies, with full power of substitution, with authority to represent and vote, as designated below, all shares of common stock of Utah Federal Savings Bank held of record by the undersigned on October 28, 1996 at the Special Meeting of Shareholders to be held at the corporate offices of Utah Federal Savings Bank located at 2279 Washington Blvd., Ogden, Utah, on
November 26, 1996, at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the Notice of Special Meeting and Joint Proxy Statement and Prospectus dated November 13, 1996.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

        The Board of Directors recommends a vote "FOR" the following proposals:

Please mark boxes /X/ or /X/ in blue or black ink.

1. Proposal to approve the Agreement for Merger dated as of February 29, 1996, and as amended September 10, 1996, among Washington Mutual, Inc., Washington Mutual Bank fsb and Utah Federal Savings Bank, pursuant to which, among other things, (i) Utah Federal Savings Bank will merge with and into Washington Mutual Bank fsb, and (ii) all of the outstanding shares of Utah Federal common stock held by each holder thereof immediately before the effective time of the merger will be converted into the right to receive $107.04 paid in newly issued shares of common stock, no par value per share, of Washington Mutual, Inc., subject to adjustment.

               /_/  FOR      /_/  AGAINST       /_/  ABSTAIN

                                    Date:         _______________________, 1996

                                    Signed:       _____________________________
                                                  _____________________________

                                    (Please sign exactly as your name appears on the proxy. When shares are held jointly, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)


    Please Mark, Sign, Date and Return the Proxy Promptly Using the Enclosed
                                    Envelope.